FINANCIAL ASSET SECURITIES CORP.,
Depositor

OPTION ONE MORTGAGE CORPORATION,
Servicer

and

WELLS FARGO BANK, N.A.,
Trustee

POOLING AND SERVICING AGREEMENT

Dated as of July 1, 2007

___________________________

Soundview Home Loan Trust 2007-OPT2

Asset-Backed Certificates, Series 2007-OPT2

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
SECTION 1.01	Defined Terms.
SECTION 1.02	Accounting.
SECTION 1.03	Allocation of Certain Interest Shortfalls.
SECTION 1.04	Rights of the NIMS Insurer.
ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
SECTION 2.01	Conveyance of Mortgage Loans.
SECTION 2.02	Acceptance by Trustee.
SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Originator or the Seller.
SECTION 2.04	[Reserved].
SECTION 2.05	Representations, Warranties and Covenants of the Servicer.
SECTION 2.06	Representations and Warranties of the Depositor.
SECTION 2.07	Issuance of Certificates.
SECTION 2.08	Authorization to Enter into Basis Risk Cap Agreement, Interest Rate Cap Agreement and Interest Rate Swap Agreement.
SECTION 2.09	Acceptance of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5 and REMIC 6 by the Trustee; Conveyance of REMIC 1 Regular Interests, Class C Interest and Class P Interest; Issuance of Certificates.
ARTICLE III

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS
SECTION 3.01	Servicer to Act as Servicer.
SECTION 3.02	Sub-Servicing Agreements Between Servicer and Sub-Servicers.
SECTION 3.03	Successor Sub-Servicers.
SECTION 3.04	Liability of the Servicer.
SECTION 3.05	No Contractual Relationship Between Sub-Servicers and the NIMS Insurer, the Trustee or Certificateholders.
SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Trustee.
SECTION 3.07	Collection of Certain Mortgage Loan Payments.
SECTION 3.08	Sub-Servicing Accounts.
SECTION 3.09	Collection of Taxes, Assessments and Similar Items; Escrow Accounts.
SECTION 3.10	Collection Account and Distribution Account.
SECTION 3.11	Withdrawals from the Collection Account and Distribution Account.
SECTION 3.12	Investment of Funds in the Collection Account and the Distribution Account.
SECTION 3.13	[Reserved].
SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.
SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.
SECTION 3.16	Realization Upon Defaulted Mortgage Loans.
SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.
SECTION 3.18	Servicing Compensation.
SECTION 3.19	Reports to the Trustee; Collection Account Statements.
SECTION 3.20	Statement of Compliance.
SECTION 3.21	Assessments of Compliance and Attestation Reports.
SECTION 3.22	Access to Certain Documentation; Filing of Reports by Trustee.
SECTION 3.23	Title, Management and Disposition of REO Property.
SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 3.25	[Reserved].
SECTION 3.26	Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.
SECTION 3.27	Solicitations.
SECTION 3.28	[Reserved].
SECTION 3.29	Advance Facility.
ARTICLE IV

FLOW OF FUNDS
SECTION 4.01	Distributions.
SECTION 4.02	[Reserved].
SECTION 4.03	Statements.
SECTION 4.04	Remittance Reports; Advances.
SECTION 4.05	Commission Reporting.
SECTION 4.06	Net WAC Rate Carryover Reserve Account.
SECTION 4.07	Distributions on the REMIC Regular Interests.
SECTION 4.08	Allocation of Realized Losses.
SECTION 4.09	Swap Account.
SECTION 4.10	Tax Treatment of Swap Payments and Swap Termination Payments.
SECTION 4.11	Cap Account.
SECTION 4.12	Collateral Accounts
SECTION 4.13	Rights and Obligations Under the Basis Risk Cap Agreement, the Interest Rate Cap Agreement and the Interest Rate Swap Agreement.
ARTICLE V

THE CERTIFICATES
SECTION 5.01	The Certificates.
SECTION 5.02	Registration of Transfer and Exchange of Certificates.
SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
SECTION 5.04	Persons Deemed Owners.
SECTION 5.05	Appointment of Paying Agent.
ARTICLE VI

THE SERVICER AND THE DEPOSITOR
SECTION 6.01	Liability of the Servicer and the Depositor.
SECTION 6.02	Merger or Consolidation of, or Assumption of the Obligations of, the Servicer or the Depositor.
SECTION 6.03	Limitation on Liability of the Servicer and Others.
SECTION 6.04	Servicer Not to Resign.
SECTION 6.05	Delegation of Duties.
SECTION 6.06	[Reserved].
SECTION 6.07	Inspection.
ARTICLE VII

DEFAULT
SECTION 7.01	Servicer Events of Termination.
SECTION 7.02	Trustee to Act; Appointment of Successor.
SECTION 7.03	Waiver of Defaults.
SECTION 7.04	Notification to Certificateholders.
SECTION 7.05	Survivability of Servicer Liabilities.
ARTICLE VIII

THE TRUSTEE
SECTION 8.01	Duties of Trustee.
SECTION 8.02	Certain Matters Affecting the Trustee.
SECTION 8.03	Trustee Not Liable for Certificates or Mortgage Loans.
SECTION 8.04	Trustee May Own Certificates.
SECTION 8.05	Trustee Compensation, Custodial Fee and Expenses.
SECTION 8.06	Eligibility Requirements for Trustee.
SECTION 8.07	Resignation or Removal of Trustee.
SECTION 8.08	Successor Trustee.
SECTION 8.09	Merger or Consolidation of Trustee.
SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.
SECTION 8.11	Limitation of Liability.
SECTION 8.12	Trustee May Enforce Claims Without Possession of Certificates.
SECTION 8.13	Suits for Enforcement.
SECTION 8.14	Waiver of Bond Requirement.
SECTION 8.15	Waiver of Inventory, Accounting and Appraisal Requirement.
ARTICLE IX

REMIC ADMINISTRATION
SECTION 9.01	REMIC Administration.
SECTION 9.02	Prohibited Transactions and Activities.
SECTION 9.03	Indemnification with Respect to Certain Taxes and Loss of REMIC Status.
ARTICLE X

TERMINATION
SECTION 10.01	Termination.
SECTION 10.02	Additional Termination Requirements.
ARTICLE XI

MISCELLANEOUS PROVISIONS
SECTION 11.01	Amendment.
SECTION 11.02	Recordation of Agreement; Counterparts.
SECTION 11.03	Limitation on Rights of Certificateholders.
SECTION 11.04	Governing Law; Jurisdiction.
SECTION 11.05	Notices.
SECTION 11.06	Severability of Provisions.
SECTION 11.07	Article and Section References.
SECTION 11.08	Notice to the Rating Agencies and the NIMS Insurer.
SECTION 11.09	Further Assurances.
SECTION 11.10	Third Party Rights.
SECTION 11.11	Benefits of Agreement.
SECTION 11.12	Acts of Certificateholders.
SECTION 11.13	Intention of the Parties and Interpretation.

Exhibits:
Exhibit A-1	Form of Class I-A-1 Certificates
Exhibit A-2	Form of Class II-A-1 Certificates
Exhibit A-3	Form of Class II-A-2 Certificates
Exhibit A-4	Form of Class II-A-3 Certificates
Exhibit A-5	Form of Class II-A-4 Certificates
Exhibit A-6	Form of Class M-1 Certificates
Exhibit A-7	Form of Class M-2 Certificates
Exhibit A-8	Form of Class M-3 Certificates
Exhibit A-9	Form of Class M-4 Certificates
Exhibit A-10	Form of Class M-5 Certificates
Exhibit A-11	Form of Class M-6 Certificates
Exhibit A-12	Form of Class M-7 Certificates
Exhibit A-13	Form of Class M-8 Certificates
Exhibit A-14	Form of Class M-9 Certificates
Exhibit A-15	Form of Class M-10 Certificates
Exhibit A-16	Form of Class C Certificates
Exhibit A-17	Form of Class P Certificates
Exhibit A-18	Form of Class L Certificates
Exhibit A-19	Form of Class R Certificates
Exhibit A-20	Form of Class R-X Certificates
Exhibit B	[Reserved]
Exhibit C	Form of Assignment Agreement
Exhibit D	Mortgage Loan Schedule
Exhibit E	Request for Release
Exhibit F-1	Form of Trustee’s Initial Certification
Exhibit F-2	Form of Trustee’s Final Certification
Exhibit F-3	Form of Receipt of Mortgage Note
Exhibit G	Form of Cap Allocation Agreement
Exhibit H	Form of Lost Note Affidavit
Exhibit I	Form of Limited Power of Attorney
Exhibit J	Form of Investment Letter
Exhibit K	Form of Transfer Affidavit for Residual Certificates
Exhibit L	Form of Transferor Certificate
Exhibit M	Form of ERISA Representation Letter
Exhibit N-1	Form of Certification to be Provided by the Depositor with Form 10 K
Exhibit N-2	Form of Certification to be Provided to the Depositor by the Trustee
Exhibit N-3	Form of Certification to be Provided to the Depositor by the Servicer
Exhibit O	Form of Interest Rate Cap Agreement
Exhibit P	Form of Basis Risk Cap Agreement
Exhibit Q	Form of Interest Rate Swap Agreement
Exhibit R	Servicing Criteria
Exhibit S	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Schedule I	Prepayment Charge Schedule

This Pooling and Servicing Agreement is dated as of July 1, 2007 (the “Agreement”), among FINANCIAL ASSET SECURITIES CORP., as depositor (the “Depositor”), OPTION ONE MORTGAGE CORPORATION, as servicer (the “Servicer”) and WELLS FARGO BANK, N.A., as trustee (the “Trustee”).

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund created hereunder. The Certificates will consist of twenty classes of certificates, designated as (i) the Class I-A-1 Certificates, (ii) the Class II-A-1 Certificates, (iii) the Class II-A-2 Certificates, (iv) Class II-A-3 Certificates, (v) the Class II-A-4 Certificates, (vi) the Class M-1 Certificates (vii) the Class M-2 Certificates, (vii) the Class M-3 Certificates, (ix) the Class M-4 Certificates, (x) the Class M-5 Certificates, (xi) the Class M-6 Certificates, (xii) the Class M-7 Certificates, (xiii) the Class M-8 Certificates, (xiv) the Class M-9 Certificates, (xv) the Class M-10 Certificates, (xvi) the Class C Certificates, (xvii) the Class P Certificates, (xviii) the Class L Certificates, (xix) the Class R Certificates and (xx) the Class R-X Certificates.

REMIC 1

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (exclusive of the Net WAC Rate Carryover Reserve Account, the Swap Account, any Servicer Prepayment Charge Payment Amounts, the Supplemental Interest Trust, the Cap Trust, the Interest Rate Cap Agreement, the Cap Account, the Cap Allocation Agreement, the Interest Rate Swap Agreement and the Basis Risk Cap Agreement) as a REMIC for federal income tax purposes, and such segregated pool of assets shall be designated as “REMIC 1.”  The Class R-1 Interest shall represent the sole class of “residual interests” in REMIC 1 for purposes of the REMIC Provisions (as defined herein).  The following table irrevocably sets forth the designation, the Uncertificated REMIC 1 Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC 1 Regular Interests (as defined herein).  None of the REMIC 1 Regular Interests shall be certificated.
Designation	Uncertificated REMIC 1 Pass-Through Rate	Initial Uncertificated Principal Balance	Latest Possible Maturity Date(1)
I	Variable(2)	$19,384,106.76	July 25, 2037
I-1-A	Variable(2)	$6,557,468.75	July 25, 2037
I-1-B	Variable(2)	$6,557,468.75	July 25, 2037
I-2-A	Variable(2)	$7,253,362.50	July 25, 2037
I-2-B	Variable(2)	$7,253,362.50	July 25, 2037
I-3-A	Variable(2)	$7,904,693.75	July 25, 2037
I-3-B	Variable(2)	$7,904,693.75	July 25, 2037
I-4-A	Variable(2)	$8,494,473.75	July 25, 2037
I-4-B	Variable(2)	$8,494,473.75	July 25, 2037
I-5-A	Variable(2)	$8,722,982.50	July 25, 2037
I-5-B	Variable(2)	$8,722,982.50	July 25, 2037
I-6-A	Variable(2)	$8,403,283.75	July 25, 2037
I-6-B	Variable(2)	$8,403,283.75	July 25, 2037
I-7-A	Variable(2)	$8,095,431.25	July 25, 2037
I-7-B	Variable(2)	$8,095,431.25	July 25, 2037
I-8-A	Variable(2)	$7,798,982.50	July 25, 2037
I-8-B	Variable(2)	$7,798,982.50	July 25, 2037
I-9-A	Variable(2)	$7,513,512.50	July 25, 2037
I-9-B	Variable(2)	$7,513,512.50	July 25, 2037
I-10-A	Variable(2)	$7,238,608.75	July 25, 2037
I-10-B	Variable(2)	$7,238,608.75	July 25, 2037
I-11-A	Variable(2)	$6,973,878.75	July 25, 2037
I-11-B	Variable(2)	$6,973,878.75	July 25, 2037
I-12-A	Variable(2)	$6,723,572.50	July 25, 2037
I-12-B	Variable(2)	$6,723,572.50	July 25, 2037
I-13-A	Variable(2)	$6,585,537.50	July 25, 2037
I-13-B	Variable(2)	$6,585,537.50	July 25, 2037
I-14-A	Variable(2)	$7,155,693.75	July 25, 2037
I-14-B	Variable(2)	$7,155,693.75	July 25, 2037
I-15-A	Variable(2)	$7,670,536.25	July 25, 2037
I-15-B	Variable(2)	$7,670,536.25	July 25, 2037
I-16-A	Variable(2)	$24,687,383.75	July 25, 2037
I-16-B	Variable(2)	$24,687,383.75	July 25, 2037
I-17-A	Variable(2)	$38,433,310.00	July 25, 2037
I-17-B	Variable(2)	$38,433,310.00	July 25, 2037
I-18-A	Variable(2)	$7,056,627.50	July 25, 2037
I-18-B	Variable(2)	$7,056,627.50	July 25, 2037
I-19-A	Variable(2)	$6,307,856.25	July 25, 2037
I-19-B	Variable(2)	$6,307,856.25	July 25, 2037
I-20-A	Variable(2)	$4,860,090.00	July 25, 2037
I-20-B	Variable(2)	$4,860,090.00	July 25, 2037
I-21-A	Variable(2)	$2,923,642.50	July 25, 2037
I-21-B	Variable(2)	$2,923,642.50	July 25, 2037
I-22-A	Variable(2)	$2,806,013.75	July 25, 2037
I-22-B	Variable(2)	$2,806,013.75	July 25, 2037
I-23-A	Variable(2)	$2,692,933.75	July 25, 2037
I-23-B	Variable(2)	$2,692,933.75	July 25, 2037
I-24-A	Variable(2)	$2,597,712.50	July 25, 2037
I-24-B	Variable(2)	$2,597,712.50	July 25, 2037
I-25-A	Variable(2)	$2,480,571.25	July 25, 2037
I-25-B	Variable(2)	$2,480,571.25	July 25, 2037
I-26-A	Variable(2)	$2,423,417.50	July 25, 2037
I-26-B	Variable(2)	$2,423,417.50	July 25, 2037
I-27-A	Variable(2)	$2,350,566.25	July 25, 2037
I-27-B	Variable(2)	$2,350,566.25	July 25, 2037
I-28-A	Variable(2)	$2,508,573.75	July 25, 2037
I-28-B	Variable(2)	$2,508,573.75	July 25, 2037
I-29-A	Variable(2)	$2,684,417.50	July 25, 2037
I-29-B	Variable(2)	$2,684,417.50	July 25, 2037
I-30-A	Variable(2)	$1,978,863.75	July 25, 2037
I-30-B	Variable(2)	$1,978,863.75	July 25, 2037
I-31-A	Variable(2)	$1,901,186.25	July 25, 2037
I-31-B	Variable(2)	$1,901,186.25	July 25, 2037
I-32-A	Variable(2)	$1,826,721.25	July 25, 2037
I-32-B	Variable(2)	$1,826,721.25	July 25, 2037
I-33-A	Variable(2)	$1,755,327.50	July 25, 2037
I-33-B	Variable(2)	$1,755,327.50	July 25, 2037
I-34-A	Variable(2)	$1,686,877.50	July 25, 2037
I-34-B	Variable(2)	$1,686,877.50	July 25, 2037
I-35-A	Variable(2)	$1,621,236.25	July 25, 2037
I-35-B	Variable(2)	$1,621,236.25	July 25, 2037
I-36-A	Variable(2)	$1,558,266.25	July 25, 2037
I-36-B	Variable(2)	$1,558,266.25	July 25, 2037
I-37-A	Variable(2)	$1,497,910.00	July 25, 2037
I-37-B	Variable(2)	$1,497,910.00	July 25, 2037
I-38-A	Variable(2)	$1,440,020.00	July 25, 2037
I-38-B	Variable(2)	$1,440,020.00	July 25, 2037
I-39-A	Variable(2)	$1,384,495.00	July 25, 2037
I-39-B	Variable(2)	$1,384,495.00	July 25, 2037
I-40-A	Variable(2)	$1,331,230.00	July 25, 2037
I-40-B	Variable(2)	$1,331,230.00	July 25, 2037
I-41-A	Variable(2)	$1,280,130.00	July 25, 2037
I-41-B	Variable(2)	$1,280,130.00	July 25, 2037
I-42-A	Variable(2)	$1,231,102.50	July 25, 2037
I-42-B	Variable(2)	$1,231,102.50	July 25, 2037
I-43-A	Variable(2)	$1,184,062.50	July 25, 2037
I-43-B	Variable(2)	$1,184,062.50	July 25, 2037
I-44-A	Variable(2)	$1,138,925.00	July 25, 2037
I-44-B	Variable(2)	$1,138,925.00	July 25, 2037
I-45-A	Variable(2)	$1,095,606.25	July 25, 2037
I-45-B	Variable(2)	$1,095,606.25	July 25, 2037
I-46-A	Variable(2)	$1,054,033.75	July 25, 2037
I-46-B	Variable(2)	$1,054,033.75	July 25, 2037
I-47-A	Variable(2)	$1,014,128.75	July 25, 2037
I-47-B	Variable(2)	$1,014,128.75	July 25, 2037
I-48-A	Variable(2)	$975,823.75	July 25, 2037
I-48-B	Variable(2)	$975,823.75	July 25, 2037
I-49-A	Variable(2)	$939,051.25	July 25, 2037
I-49-B	Variable(2)	$939,051.25	July 25, 2037
I-50-A	Variable(2)	$903,898.75	July 25, 2037
I-50-B	Variable(2)	$903,898.75	July 25, 2037
I-51-A	Variable(2)	$869,992.50	July 25, 2037
I-51-B	Variable(2)	$869,992.50	July 25, 2037
I-52-A	Variable(2)	$984,020.00	July 25, 2037
I-52-B	Variable(2)	$984,020.00	July 25, 2037
I-53-A	Variable(2)	$1,169,007.50	July 25, 2037
I-53-B	Variable(2)	$1,169,007.50	July 25, 2037
I-54-A	Variable(2)	$752,202.50	July 25, 2037
I-54-B	Variable(2)	$752,202.50	July 25, 2037
I-55-A	Variable(2)	$724,487.50	July 25, 2037
I-55-B	Variable(2)	$724,487.50	July 25, 2037
I-56-A	Variable(2)	$697,857.50	July 25, 2037
I-56-B	Variable(2)	$697,857.50	July 25, 2037
I-57-A	Variable(2)	$672,265.00	July 25, 2037
I-57-B	Variable(2)	$672,265.00	July 25, 2037
I-58-A	Variable(2)	$647,668.75	July 25, 2037
I-58-B	Variable(2)	$647,668.75	July 25, 2037
I-59-A	Variable(2)	$624,021.25	July 25, 2037
I-59-B	Variable(2)	$624,021.25	July 25, 2037
I-60-A	Variable(2)	$601,275.00	July 25, 2037
I-60-B	Variable(2)	$601,275.00	July 25, 2037
I-61-A	Variable(2)	$579,431.25	July 25, 2037
I-61-B	Variable(2)	$579,431.25	July 25, 2037
I-62-A	Variable(2)	$558,430.00	July 25, 2037
I-62-B	Variable(2)	$558,430.00	July 25, 2037
I-63-A	Variable(2)	$538,236.25	July 25, 2037
I-63-B	Variable(2)	$538,236.25	July 25, 2037
I-64-A	Variable(2)	$518,817.50	July 25, 2037
I-64-B	Variable(2)	$518,817.50	July 25, 2037
I-65-A	Variable(2)	$500,143.75	July 25, 2037
I-65-B	Variable(2)	$500,143.75	July 25, 2037
I-66-A	Variable(2)	$14,206,067.50	July 25, 2037
I-66-B	Variable(2)	$14,206,067.50	July 25, 2037
P	Variable(2)	$100.00	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	Calculated in accordance with the definition of “Uncertificated REMIC 1 Pass-Through Rate” herein.

REMIC 2

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC 1 Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets shall be designated as “REMIC 2.”  The Class R-2 Interest shall evidence the sole class of “residual interests” in REMIC 2 for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Uncertificated REMIC 2 Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC 2 Regular Interests (as defined herein).  None of the REMIC 2 Regular Interests shall be certificated.

Designation	Uncertificated REMIC 2 Pass-Through Rate	Initial Uncertificated Principal Balance	Latest Possible Maturity Date(1)
LTAA	Variable(2)	$550,838,416.42	July 25, 2037
LTIA1	Variable(2)	$2,709,820.00	July 25, 2037
LTIIA1	Variable(2)	$748,480.00	July 25, 2037
LTIIA2	Variable(2)	$408,930.00	July 25, 2037
LTIIA3	Variable(2)	$396,330.00	July 25, 2037
LTIIA4	Variable(2)	$129,100.00	July 25, 2037
LTM1	Variable(2)	$210,780.00	July 25, 2037
LTM2	Variable(2)	$185,490.00	July 25, 2037
LTM3	Variable(2)	$109,610.00	July 25, 2037
LTM4	Variable(2)	$103,980.00	July 25, 2037
LTM5	Variable(2)	$95,550.00	July 25, 2037
LTM6	Variable(2)	$92,740.00	July 25, 2037
LTM7	Variable(2)	$87,120.00	July 25, 2037
LTM8	Variable(2)	$70,260.00	July 25, 2037
LTM9	Variable(2)	$53,400.00	July 25, 2037
LTM10	Variable(2)	$59,020.00	July 25, 2037
LTZZ	Variable(2)	$5,780,990.34	July 25, 2037
LTP	Variable(2)	$100.00	July 25, 2037
LTIO	Variable(2)	$(3)	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	Calculated in accordance with the definition of “Uncertificated REMIC 2 Pass-Through Rate” herein.
(3)	REMIC 2 Regular Interest LTIO will not have an Uncertificated Principal Balance, but will accrue interest on its Uncertificated Notional Amount.

REMIC 3

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC 2 Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets shall be designated as “REMIC 3.”  The Class R-3 Interest shall evidence the sole class of “residual interests” in REMIC 3 for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, the Pass-Through Rate, the Original Class Certificate Principal Balance for each Class of Certificates comprising the interests representing “regular interests” in REMIC 3.  For purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each Class of Certificates that represents one or more of the “regular interests” in REMIC 3 created hereunder:

Designation	Original Class Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class I-A-1	$270,982,000.00	Variable(2)	July 25, 2037
Class II-A-1	$74,848,000.00	Variable(2)	July 25, 2037
Class II-A-2	$40,893,000.00	Variable(2)	July 25, 2037
Class II-A-3	$39,633,000.00	Variable(2)	July 25, 2037
Class II-A-4	$12,910,000.00	Variable(2)	July 25, 2037
Class M-1	$21,078,000.00	Variable(2)	July 25, 2037
Class M-2	$18,549,000.00	Variable(2)	July 25, 2037
Class M-3	$10,961,000.00	Variable(2)	July 25, 2037
Class M-4	$10,398,000.00	Variable(2)	July 25, 2037
Class M-5	$9,555,000.00	Variable(2)	July 25, 2037
Class M-6	$9,274,000.00	Variable(2)	July 25, 2037
Class M-7	$8,712,000.00	Variable(2)	July 25, 2037
Class M-8	$7,026,000.00	Variable(2)	July 25, 2037
Class M-9	$5,340,000.00	Variable(2)	July 25, 2037
Class M-10	$5,902,000.00	Variable(2)	July 25, 2037
Class C Interest	$16,019,016.76	Variable(3)	July 25, 2037
Class P Interest	$100.00	N/A(4)	July 25, 2037
Class IO Interest	(5)	(6)	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)
The Class C Interest will accrue interest at its variable Pass-Through Rate on the Notional Amount of the Class C Interest outstanding from time to time which shall equal the aggregate of the Uncertificated Principal Balance of the REMIC 2 Regular Interests (other than REMIC 2 Regular Interest LTP and REMIC 2 Regular Interest LTIO).  The Class C Interest will not accrue interest on its Certificate Principal Balance.

(4)	The Class P Interest will not accrue interest.
(5)
For federal income tax purposes, the Class IO Interest will not have a Certificate Principal Balance, but will have a notional amount equal to the Uncertificated Notional Amount of REMIC 2 Regular Interest LTIO.

(6)	For federal income tax purposes, the Class IO Interest will not have a Pass-Through Rate, but will be entitled to 100% of the amounts distributed on REMIC 2 Regular Interest LTIO.

REMIC 4

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class C Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 4.”  The Class R-4 Interest represents the sole class of “residual interests” in REMIC 4 for purposes of the REMIC Provisions.

The following table sets forth (or describes) the designation, Pass-Through Rate , the Original Class Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates that represents a “regular interest” in REMIC 4 created hereunder:

Designation	Original Class Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class C	$16,019,016.76	Variable(2)	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	The Class C Certificates will receive 100% of amounts received in respect of the Class C Interest.

REMIC 5

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 5.”  The Class R-5 Interest represents the sole class of “residual interests” in REMIC 5 for purposes of the REMIC Provisions.

The following table sets forth (or describes) the designation, Pass-Through Rate, the Original Class Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates that represents a “regular interest” in REMIC 5 created hereunder:

Designation	Original Class Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class P	$ 100.00	Variable(2)	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	The Class P Certificates will receive 100% of amounts received in respect of the Class P Interest.

REMIC 6

As provided herein, the Trustee shall make an election to treat the segregated pool of assets consisting of the Class IO Interest as a REMIC for federal income tax purposes, and such segregated pool of assets shall be designated as “REMIC 6.”  The Class R-6 Interest represents the sole class of “residual interests” in REMIC 6 for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, the Pass-Through Rate, the Original Class Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated REMIC 6 Regular Interest, which will be uncertificated.

Class Designation	Original Class Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
SWAP IO	N/A	Variable(2)	July 25, 2037
________________
(1)	For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations.
(2)	REMIC 6 Regular Interest SWAP IO shall receive 100% of amounts received in respect of the Class IO Interest.

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms.

Whenever used in this Agreement or in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.  Unless otherwise specified, all calculations in respect of interest on the Floating Rate Certificates shall be made on the basis of the actual number of days elapsed and a 360-day year and all calculations in respect of interest on the Class C Certificates and all other calculations of interest described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.  The Class P Certificates, the Class L Certificates and the Residual Certificates are not entitled to distributions in respect of interest and, accordingly, will not accrue interest.

“1933 Act”:  The Securities Act of 1933, as amended.

“Accrual Period”: With respect to the Floating Rate Certificates and each Distribution Date, the period commencing on the preceding Distribution Date (or in the case of the first such Accrual Period, commencing on the Closing Date) and ending on the day preceding such Distribution Date.  With respect to the Class C Certificates and each Distribution Date, the calendar month prior to the month of such Distribution Date.

“Additional Form 10-D Disclosure”: The meaning set forth in Section 4.05(a)(i).

“Additional Form 10-K Disclosure”: The meaning set forth in Section 4.05(b)(i)

“Adjustable-Rate Mortgage Loan”:  A first lien Mortgage Loan which provides at any period during the life of such loan for the adjustment of the Mortgage Rate payable in respect thereto.  The Adjustable-Rate Mortgage Loans are identified as such on the Mortgage Loan Schedule.

“Adjusted Net Maximum Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the applicable Maximum Mortgage Rate for such Mortgage Loan (or the Mortgage Rate in the case of any Fixed-Rate Mortgage Loan) as of the first day of the month preceding the month in which the related Distribution Date occurs minus the Servicing Fee Rate.

“Adjusted Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the applicable Mortgage Rate for such Mortgage Loan as of the first day of the month preceding the month in which the related Distribution Date occurs minus the Servicing Fee Rate.

“Adjustment Date”: With respect to each Adjustable-Rate Mortgage Loan, each adjustment date, on which the Mortgage Rate of such Mortgage Loan changes pursuant to the related Mortgage Note.  The first Adjustment Date following the Cut-off Date as to each Adjustable-Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

“Advance”: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Distribution Date pursuant to Section 4.04.

“Advance Facility”:  As defined in Section 3.29 hereof.

“Advance Facility Trustee”:  As defined in Section 3.29 hereof.

“Advancing Person”:  As defined in Section 3.29 hereof.

“Advance Reimbursement Amounts”:  As defined in Section 3.29 hereof.

“Adverse REMIC Event”: As defined in Section 9.01(f) hereof.

“Affiliate”: With respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to any Distribution Date and any Class of Mezzanine Certificates, the sum of (i) any Realized Losses allocated to such Class of Certificates on such Distribution Date and (ii) the amount of any Allocated Realized Loss Amounts for such Class of Certificates remaining undistributed from the previous Distribution Date minus any Subsequent Recoveries applied to that Allocated Realized Loss Amount.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect or record the sale of the Mortgage.

“Assignment Agreement”:  The Assignment and Recognition Agreement, dated the Closing Date, among the Seller, the Originator and the Depositor, pursuant to which certain of the Seller’s rights under the Master Agreement were assigned to the Depositor, substantially in the form attached hereto as Exhibit C.

“Attestation Report”: As defined in Section 3.21.

“Available Funds”:  With respect to any Distribution Date, an amount equal to the excess of (i) the sum of (a) the aggregate of the related Monthly Payments received on the Mortgage Loans on or prior to the related Determination Date, (b) Net Liquidation Proceeds, Insurance Proceeds, Subsequent Recoveries, Principal Prepayments, proceeds from repurchases of and substitutions for such Mortgage Loans and other unscheduled recoveries of principal and interest in respect of the Mortgage Loans received during the related Prepayment Period, (c) the aggregate of any amounts received in respect of a related REO Property withdrawn from any REO Account and deposited in the Collection Account for such Distribution Date, (d) the aggregate of any amounts deposited in the Collection Account by the Servicer in respect of related Prepayment Interest Shortfalls for such Distribution Date, (e) the aggregate of any Advances made by the Servicer for such Distribution Date in respect of the Mortgage Loans, (f) the aggregate of any related advances made by the Trustee in respect of the Mortgage Loans for such Distribution Date pursuant to Section 7.02 and (g) the amount of any Prepayment Charges collected by the Servicer in connection with the full or partial prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amount over (ii) the sum of (a) amounts reimbursable or payable to the Servicer pursuant to Section 3.11(a), the Trustee pursuant to Section 3.11(b) or the Swap Provider, (b) amounts deposited in the Collection Account or the Distribution Account pursuant to clauses (a) through (g) above, as the case may be, in error, (c) the amount of any Prepayment Charges collected by the Servicer in connection with the full or partial prepayment of any of the Mortgage Loans and any Servicer Prepayment Charge Payment Amount, (d) any indemnification payments or expense reimbursements made by the Trust Fund pursuant to Section 6.03 or Section 8.05 and (e) any Net Swap Payment or Swap Termination Payment owed to the Swap Provider (other than any Swap Termination Payment owed to the Swap Provider resulting from a Swap Provider Trigger Event).

“Balloon Mortgage Loan”:  A Mortgage Loan that provides for the payment of the unamortized Stated Principal Balance of such Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding monthly payment.

“Balloon Payment”:  A payment of the unamortized Stated Principal Balance of a Mortgage Loan in a single payment at the maturity of such Mortgage Loan that is substantially greater than the preceding Monthly Payment.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Base Rate”: For any Distribution Date and the Floating Rate Certificates, the sum of (i) LIBOR plus (ii) the related Certificate Margin.

“Basis Risk Cap Agreement”: The basis risk cap agreement, dated the Closing Date, between the Basis Risk Cap Provider and the Trustee, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit P.

“Basis Risk Cap Amount”: The Basis Risk Cap Amount for any Class of the Floating Rate Certificates is equal to (i) the aggregate amount received by the Trust from the Basis Risk Cap Agreement multiplied by (ii) a fraction equal to (a) the Certificate Principal Balance of such Class immediately prior to the applicable Distribution Date divided by (b) the aggregate Certificate Principal Balance of the Floating Rate Certificates immediately prior to the applicable Distribution Date.

“Basis Risk Cap Collateral Account”:  As defined in Section 4.12.

“Basis Risk Cap Credit Support Annex”: The credit support annex, dated the Closing Date, between the Trustee and the Basis Risk Cap Provider, which is annexed to and forms part of the Basis Risk Cap Agreement.

“Basis Risk Cap Provider”:  The cap provider under the Basis Risk Cap Agreement.  Initially, the Basis Risk Cap Provider shall be The Bank of New York.

“Book-Entry Certificates”:  Any of the Certificates that shall be registered in the name of the Depository or its nominee, the ownership of which is reflected on the books of the Depository or on the books of a Person maintaining an account with the Depository (directly, as a “Depository Participant”, or indirectly, as an indirect participant in accordance with the rules of the Depository and as described in Section 5.02 hereof).  On the Closing Date, the Floating Rate Certificates shall be Book-Entry Certificates.

“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking or savings institutions in the State of Delaware, the State of Florida, the State of New York, the State of Texas, the State of California, the Commonwealth of Pennsylvania, or in the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law or executive order to be closed.

“Cap Account”:  The account or accounts created and maintained pursuant to Section 4.11.  The Cap Account must be an Eligible Account.

“Cap Allocation Agreement”:  The Cap Allocation Agreement, dated as of the Closing Date among the Trustee, the Cap Trustee and the Seller, a form of which is attached hereto as Exhibit G.

“Cap Trust”:  As defined in the Cap Allocation Agreement.

“Cap Trustee”:  Wells Fargo Bank, N.A., a national banking association, not in its individual capacity but solely in its capacity as Cap Trustee, and any successor thereto.

“Certificate”:  Any Regular Certificate or Residual Certificate.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or non-U.S. Person shall not be a Holder of a Residual Certificate for any purpose hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or the Servicer or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 11.01. The Trustee and the NIMS Insurer may conclusively rely upon a certificate of the Depositor or the Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the NIMS Insurer shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Margin”:  With respect to each Class of Floating Rate Certificates and for purposes of the Marker Rate and the Maximum Uncertificated Accrued Interest Deferral Amount, the specified REMIC 2 Regular Interest, as follows:

Class	REMIC 2 Regular Interest	Certificate Margin
		(1) (%)	(2) (%)
I-A-1	LTIA1	0.170%	0.340%
II-A-1	LTIIA1	0.070%	0.140%
II-A-2	LTIIA2	0.130%	0.260%
II-A-3	LTIIA3	0.180%	0.360%
II-A-4	LTIIA4	0.250%	0.500%
M-1	LTM1	0.260%	0.390%
M-2	LTM2	0.270%	0.405%
M-3	LTM3	0.280%	0.420%
M-4	LTM4	0.370%	0.555%
M-5	LTM5	0.430%	0.645%
M-6	LTM6	0.680%	1.020%
M-7	LTM7	1.550%	2.325%
M-8	LTM8	2.000%	3.000%
M-9	LTM9	2.500%	3.750%
M-10	LTM10	2.500%	3.750%
__________
(1)	For the Accrual Period for each Distribution Date on or prior to the Optional Termination Date.
(2)	For each other Accrual Period.

“Certificate Owner”: With respect to each Book-Entry Certificate, any beneficial owner thereof.

“Certificate Principal Balance”: With respect to any Class of Regular Certificates (other than the Class C Certificates) immediately prior to any Distribution Date, will be equal to the Initial Certificate Principal Balance thereof plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 4.01, reduced by the sum of all amounts actually distributed in respect of principal of such Class and, in the case of a Mezzanine Certificate, Realized Losses allocated thereto on all prior Distribution Dates. With respect to the Class C Certificates as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC 3 Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates then outstanding.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.02 hereof.

“Certification Parties”: As defined in Section 4.05.

“Certifying Person”: As defined in Section 4.05.

“Class”: Collectively, Certificates which have the same priority of payment and bear the same class designation and the form of which is identical except for variation in the Percentage Interest evidenced thereby.

“Class A Certificates”: Any one of the Class I-A-1 Certificates, Class II-A-1 Certificates, Class II-A-2 Certificates, Class II-A-3 Certificates or Class II-A-4 Certificates.

“Class C Certificates”: Any one of the Class C Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-17, representing (i) a Regular Interest in REMIC 4, (ii) the obligation to pay Net WAC Rate Carryover Amounts and Swap Termination Payments and (iii) the right to receive the Class IO Distribution Amount.

“Class C Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class C Certificates, evidencing a REMIC Regular Interest in REMIC 3.

“Class I-A-1 Certificate”: Any one of the Class I-A-1 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-1, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

 “Class II-A-1 Certificate”: Any one of the Class II-A-1 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-2, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class II-A-2 Certificate”: Any one of the Class II-A-2 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-3, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class II-A-3 Certificate”: Any one of the Class II-A-3 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-4, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class II-A-4 Certificate”: Any one of the Class II-A-4 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-5, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class L Certificate”: Any one of the Class L Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-18.

“Class M-1 Certificate”: Any one of the Class M-1 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-6, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-1 Principal Distribution Amount: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 63.80% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-2 Certificate”: Any one of the Class M-2 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-7, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-2 Principal Distribution Amount: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 70.40% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-3 Certificate”: Any one of the Class M-3 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-8, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-3 Principal Distribution Amount: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 74.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-4 Certificate”: Any one of the Class M-4 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-9, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-4 Principal Distribution Amount”: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 78.00% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-5 Certificate”: Any one of the Class M-5 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-10, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-5 Principal Distribution Amount”: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 81.40% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-6 Certificate”: Any one of the Class M-6 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-11, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-6 Principal Distribution Amount”: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 84.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-7 Certificate”: Any one of the Class M-7 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-12, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-7 Principal Distribution Amount”: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 87.80% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-8 Certificate”: Any one of the Class M-8 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-13, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-8 Principal Distribution Amount”: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date) and (ix) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 90.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-9 Certificate”: Any one of the Class M-9 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-14, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-9 Principal Distribution Amount”: The excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date) and (x) the Certificate Principal Balance of the Class M-9 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 92.20% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class M-10 Certificate”: Any one of the Class M-10 Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-15, representing (i) a Regular Interest in REMIC 3, (ii) the right to receive the Net WAC Rate Carryover Amount and (iii) the obligation to pay the Class IO Distribution Amount.

“Class M-10 Principal Distribution Amount: The excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date), (x) the Certificate Principal Balance of the Class M-9 Certificates (after taking into account the distribution of the Class M-9 Principal Distribution Amount on such Distribution Date) and (xi) the Certificate Principal Balance of the Class M-10 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 94.30% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the Overcollateralization Floor.

“Class P Certificate”: Any one of the Class P Certificates executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-17, representing a Regular Interest in REMIC 5.

“Class P Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC 3 for purposes of the REMIC Provisions.

“Class R Certificate”: The Class R Certificate executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-19 and evidencing the ownership of the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest.

“Class R-1 Interest”:  The uncertificated Residual Interest in REMIC 1.

“Class R-2 Interest”:  The uncertificated Residual Interest in REMIC 2.

“Class R-3 Interest”:  The uncertificated Residual Interest in REMIC 3.

“Class R-4 Interest”:  The uncertificated Residual Interest in REMIC 4.

“Class R-5 Interest”:  The uncertificated Residual Interest in REMIC 5.

“Class R-6 Interest”:  The uncertificated Residual Interest in REMIC 6.

“Class R-X Certificate”: The Class R-X Certificate executed by the Trustee, and authenticated and delivered by the Certificate Registrar, substantially in the form annexed hereto as Exhibit A-20 and evidencing the ownership of the Class R-4 Interest, the Class R-5 Interest and the Class R-6 Interest.

“Close of Business”: As used herein, with respect to any Business Day, 5:00 p.m. (New York time).

“Closing Date”: July 10, 2007.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Collection Account”: The account or accounts created and maintained by the Servicer pursuant to Section 3.10(a), which shall be titled “Option One Mortgage Corporation, as Servicer for Wells Fargo Bank, N.A., as Trustee, in trust for registered Holders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2,” which must be an Eligible Account.

“Compensating Interest”:  As defined in Section 3.24 hereof.

“Corporate Trust Office”:  The principal corporate trust office of the Trustee at which at any particular time its corporate trust business in connection with this Agreement shall be administered, which office at the date of the execution of this instrument is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Corporate Trust Services - Soundview Home Loan Series 2007-OPT2, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, the Servicer and the Originator.

“Corresponding Certificate”: With respect to each REMIC 2 Regular Interest set forth below, the corresponding Regular Certificate set forth in the table below:

REMIC 2 Regular Interest	Regular Certificate
LTIA1	Class I-A-1
LTIIA1	Class II-A-1
LTIIA2	Class II-A-2
LTIIA3	Class II-A-3
LTIIA4	Class II-A-4
LTM1	Class M-1
LTM2	Class M-2
LTM3	Class M-3
LTM4	Class M-4
LTM5	Class M-5
LTM6	Class M-6
LTM7	Class M-7
LTM8	Class M-8
LTM9	Class M-9
LTM10	Class M-10
LTP	Class P

“Credit Enhancement Percentage”:  For any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class C Certificates, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans, calculated prior to taking into account payments of principal on the Mortgage Loans and distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to the Holders of the Certificates then entitled to distributions of principal on such Distribution Date.

“Cumulative Loss Percentage”:  With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the preceding calendar month and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Custodian”: Wells Fargo Bank, N.A., as custodian of the Mortgage Files, or any successor thereto.

“Cut-off Date”: With respect to each Mortgage Loan, July 1, 2007.  With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution.

“Cut-off Date Principal Balance”:  With respect to any Mortgage Loan, the unpaid Stated Principal Balance thereof as of the Cut-off Date of such Mortgage Loan (or as of the applicable date of substitution with respect to a Qualified Substitute Mortgage Loan), after giving effect to scheduled payments due on or before the Cut-off Date, whether or not received.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding Stated Principal Balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”:  As defined in Section 5.02(c) hereof.

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by one or more Qualified Substitute Mortgage Loans.

“Delinquency Servicer Termination Trigger”: A Delinquency Servicer Termination Trigger will have occurred with respect to the Certificates on a Distribution Date if the Three Month Rolling Delinquency Percentage for the Mortgage Loans exceeds 25.00%.

“Delinquency Percentage”:  For any Distribution Date, the percentage obtained by dividing (x) the aggregate Stated Principal Balance of Mortgage Loans Delinquent 60 days or more (including Mortgage Loans that are REO Properties, in foreclosure or in bankruptcy and that are also Delinquent 60 days or more) by (y) the aggregate Stated Principal Balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, except in the case of liquidated Mortgage Loans, which shall be as of the last day of the related Prepayment Period.

“Delinquent”: With respect to any Mortgage Loan and related Monthly Payment, the Monthly Payment due on a Due Date which is not made by the Close of Business on the next scheduled Due Date for such Mortgage Loan. For example, a Mortgage Loan is 60 or more days Delinquent if the Monthly Payment due on a Due Date is not made by the Close of Business on the second scheduled Due Date after such Due Date.

“Depositor”: Financial Asset Securities Corp., a Delaware corporation, or any successor in interest.

“Depository”: The initial Depository shall be The Depository Trust Company, whose nominee is Cede & Co., or any other organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The Depository shall initially be the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York.

“Depository Institution”: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has, or is a subsidiary of a holding company that has, an outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated in the highest rating category (P-1 by Moody’s and A-1 by S&P) by the Rating Agencies (or a comparable rating if S&P and Moody’s are not the Rating Agencies).

“Depository Participant”: A broker, dealer, bank or other financial institution or other person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by any REMIC other than through an Independent Contractor; provided, however, that the Trustee (or the Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disqualified Organization”: A “disqualified organization” under Section 860E of the Code, which as of the Closing Date is any of: (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (iii) any organization described in Section 1381(a)(2)(C) of the Code or (iv) an “electing large partnership” within the meaning of Section 775 of the Code. A corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof, if all of its activities are subject to tax and, a majority of its board of directors is not selected by a governmental unit. The term “United States”, “state” and “international organizations” shall have the meanings set forth in Section 7701 of the Code.

“Distribution Account”: The trust account or accounts created and maintained by the Trustee pursuant to Section 3.10(b) which shall be titled “Distribution Account, Wells Fargo Bank, N.A., as Trustee, in trust for the registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2” and which must be an Eligible Account.

“Distribution Date”: The 25th day of any calendar month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in August 2007.

“Due Date”: With respect to each Mortgage Loan and any Distribution Date, the first day of the calendar month in which such Distribution Date occurs on which the Monthly Payment for such Mortgage Loan was due (or, in the case of any Mortgage Loan under the terms of which the Monthly Payment for such Mortgage Loan was due on a day other than the first day of the calendar month in which such Distribution Date occurs, the day during the related Due Period on which such Monthly Payment was due), exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the month preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

“Eligible Account”:  Any of (i) an account or accounts maintained with a Depository Institution; provided, that following a downgrade, withdrawal, or suspension of any such Depository Institution’s rating below A-2 by S&P, such account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (iii) an account otherwise acceptable to each Rating Agency without reduction or withdrawal of their then current ratings of the Certificates as evidenced by a letter from each Rating Agency to the Trustee.  Eligible Accounts may bear interest.  Notwithstanding Section 11.01, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account”: The account or accounts created and maintained pursuant to Section 3.09.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

“Estimated Swap Termination Payment”:  As defined in the Interest Rate Swap Agreement.

“Excess Overcollateralized Amount”: With respect to the Floating Rate Certificates and any Distribution Date, the excess, if any, of the sum of (i) the Overcollateralized Amount for such Distribution Date, assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date and (ii) any amounts received under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement for such purpose over (iii) the Overcollateralization Target Amount for such Distribution Date.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extra Principal Distribution Amount”: With respect to any Distribution Date, the lesser of (x) the Monthly Interest Distributable Amount distributable on the Class C Certificates on such Distribution Date as reduced by Realized Losses allocated thereto with respect to such Distribution Date pursuant to Section 4.08 and (y) the Overcollateralization Deficiency Amount for such Distribution Date.

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Originator, the Seller or the Servicer pursuant to or as contemplated by Section 2.03, Section 3.16(c) or Section 10.01), a determination made by the Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

“Fixed-Rate Mortgage Loan”:  A first lien Mortgage Loan which provides for a fixed Mortgage Rate payable with respect thereto.  The Fixed-Rate Mortgage Loans are identified as such on the Mortgage Loan Schedule.

“Fixed Swap Payment”: With respect to any Distribution Date, an amount equal to the related amount set forth in the Interest Rate Swap Agreement.

“Floating Rate Certificates”: The Class A Certificates and the Mezzanine Certificates.

“Floating Swap Payment”:  With respect to any Distribution Date, an amount equal to the product of (i) Swap LIBOR, (ii) the related Notional Amount (as defined in the Interest Rate Swap Agreement), (iii) 250 and (iv) a fraction, the numerator of which is the actual number of days elapsed from and including the previous Floating Rate Payer Period End Date (as defined in the Interest Rate Swap Agreement) to but excluding the current Floating Rate Payer Period End Date (or, for the first Distribution Date, the actual number of days elapsed from the Closing Date to but excluding the first Floating Rate Payer Period End Date), and the denominator of which is 360.

“Form 8-K Disclosure Information”: The meaning set forth in 4.05(c)(i)

“Formula Rate”:  For any Distribution Date and any Class of the Floating Rate Certificates, the lesser of (i) the Base Rate and (ii) the Maximum Cap Rate.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Gross Margin”: With respect to each Adjustable-Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Mortgage Loan.

“Group I Allocation Percentage”:  With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (i) the Group I Principal Remittance Amount for such Distribution Date, and the denominator of which is (ii) the Principal Remittance Amount for such Distribution Date.

“Group I Basic Principal Distribution Amount”: With respect to any Distribution Date, the excess of (i) the Group I Principal Remittance Amount for such Distribution Date over (ii)(a) the Overcollateralization Release Amount, if any, for such Distribution Date multiplied by (b) the Group I Allocation Percentage.

“Group I Certificates”:  The Class I-A-1 Certificates.

“Group I Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group I Mortgage Loans.

“Group I Mortgage Loan”: A Mortgage Loan assigned to Loan Group I with a Stated Principal Balance at origination that conforms to Fannie Mae and Freddie Mac loan limits.  The aggregate Stated Principal Balance of the Group I Mortgage Loans as of the Cut-off Date is equal to $346,745,441.41.

“Group I Principal Distribution Amount”: With respect to any Distribution Date, that portion of the Available Funds equal to the sum of (i) the Group I Basic Principal Distribution Amount for such Distribution Date and (ii)(a) the Extra Principal Distribution Amount for such Distribution Date multiplied by (b) the Group I Allocation Percentage.

“Group I Principal Remittance Amount”: With respect to any Distribution Date, that portion of Available Funds equal to the sum of (i) each scheduled payment of principal collected or advanced on the Group I Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of all full Principal Prepayments of the Group I Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related partial Principal Prepayments, Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during the related Prepayment Period with respect to the Group I Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group I Mortgage Loan, deposited to the Collection Account during the related Prepayment Period, (v) the principal portion of any related Substitution Adjustments deposited in the Collection Account during the related Prepayment Period with respect to the Group I Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 10.01, that portion of the Termination Price, in respect of principal on the Group I Mortgage Loans.

“Group I Senior Principal Distribution Amount”:  The excess of (x) the Certificate Principal Balance of the Group I Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 56.30% and (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the related Overcollateralization Floor.

“Group II Allocation Percentage”:  With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (i) the Group II Principal Remittance Amount for such Distribution Date, and the denominator of which is (ii) the Principal Remittance Amount for such Distribution Date.

“Group II Basic Principal Distribution Amount”:  With respect to any Distribution Date, the excess of (i) the Group II Principal Remittance Amount for such Distribution Date over (ii)(a) the Overcollateralization Release Amount, if any, for such Distribution Date multiplied by (b) the Group II Allocation Percentage.

“Group II Certificates”:  The Class II-A-1 Certificates, Class II-A-2 Certificates, Class II-A-3 Certificates and Class II-A-4 Certificates.

“Group II Interest Remittance Amount”: With respect to any Distribution Date, that portion of the Available Funds for such Distribution Date attributable to interest received or advanced with respect to the Group II Mortgage Loans.

“Group II Mortgage Loan”: A Mortgage Loan assigned to Loan Group II with a Stated Principal Balance at origination that may or may not conform to Fannie Mae and Freddie Mac loan limits.  The aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date is equal to $215,334,675.34.

“Group II Principal Distribution Amount”: With respect to any Distribution Date, that portion of the Available Funds equal to the sum of (i) the Group II Basic Principal Distribution Amount for such Distribution Date and (ii)(a) the Extra Principal Distribution Amount for such Distribution Date multiplied by (b) the Group II Allocation Percentage.

“Group II Principal Remittance Amount”: With respect to any Distribution Date, that portion of Available Funds equal to the sum of (i) each scheduled payment of principal collected or advanced on the Group II Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of all full Principal Prepayments of the Group II Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related partial Principal Prepayments, Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during the related Prepayment Period with respect to the Group II Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group II Mortgage Loan, deposited to the Collection Account during the related Prepayment Period, (v) the principal portion of any related Substitution Adjustments deposited in the Collection Account during the related Prepayment Period with respect to the Group II Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 10.01, that portion of the Termination Price, in respect of principal on the Group II Mortgage Loans.

“Group II Senior Principal Distribution Amount”: The excess of (x) the aggregate Certificate Principal Balance of the Group II Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 56.30% and (ii) the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus the related Overcollateralization Floor.

“Highest Priority”:  As of any date of determination, the Class of Mezzanine Certificates then outstanding with a Certificate Principal Balance greater than zero, with the highest priority for payments pursuant to Section 4.01, in the following order of decreasing priority: Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates.

“Indenture”:  An indenture relating to the issuance of notes secured by the Class C Certificates, the Class P Certificates and/or the Class R Certificates (or any portion thereof) which may or may not be guaranteed by the NIMS Insurer.

“Independent”: When used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor or the Servicer and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Depositor or the Servicer or any Affiliate thereof, and (c) is not connected with the Depositor or the Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor or the Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor or the Servicer or any Affiliate thereof, as the case may be.

“Independent Contractor”: Either (i) any Person (other than the Servicer) that would be an “independent contractor” with respect to any of the REMICs created hereunder within the meaning of Section 856(d)(3) of the Code if such REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as each such REMIC does not receive or derive any income from such Person and provided that the relationship between such Person and such REMIC is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including the Servicer) if the Trustee has received an Opinion of Counsel to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Index”: With respect to each Adjustable-Rate Mortgage Loan and with respect to each related Adjustment Date, the index as specified in the related Mortgage Note.

“Initial Certificate Principal Balance”: With respect to any Regular Certificate, the amount designated “Initial Certificate Principal Balance” on the face thereof.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan to the extent such proceeds are received by the Servicer and are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Interest Determination Date”: With respect to the Floating Rate Certificates and each Accrual Period, the second LIBOR Business Day preceding the commencement of such Accrual Period.

“Interest Rate Cap Agreement”:  The interest rate cap agreement, dated the Closing Date between the Cap Trustee on behalf of the Cap Trust and the Interest Rate Cap Provider, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit O.

“Interest Rate Cap Collateral Account”:  As defined in Section 4.12.

“Interest Rate Cap Credit Support Annex”: The credit support annex, dated the Closing Date, between the Cap Trustee on behalf of the Cap Trust and the Interest Rate Cap Provider, which is annexed to and forms part of the Interest Rate Cap Agreement.

“Interest Rate Cap Provider”:  The cap provider under the Interest Rate Cap Agreement.  Initially, the Interest Rate Cap Provider shall be The Bank of New York.

“Interest Rate Swap Agreement”: The interest rate swap agreement, dated the Closing Date, between the Supplemental Interest Trust Trustee and the Swap Provider, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit Q.

“Late Collections”: With respect to any Mortgage Loan, all amounts received by the Servicer subsequent to the Determination Date immediately following any related Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent on a contractual basis for such Due Period and not previously recovered.

“Latest Possible Maturity Date”: As to each Class of Certificates, the date set forth as such in the Prospectus Supplement.

“LIBOR”: With respect to each Accrual Period, the rate determined by the Trustee on the related Interest Determination Date on the basis of the London interbank offered rate for one-month United States dollar deposits, as such rate appears on the Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such Interest Determination Date will be determined on the basis of the offered rates of the Reference Banks for one-month United States dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. On such Interest Determination Date, LIBOR for the related Accrual Period will be established by the Trustee as follows:

(i)  If on such Interest Determination Date two or more Reference Banks provide such offered quotations, LIBOR for the related Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16 of 1%); and

(ii)  If on such Interest Determination Date fewer than two Reference Banks provide such offered quotations, LIBOR for the related Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate.

“LIBOR Business Day”: Any day on which banks in London, England and The City of New York are open and conducting transactions in foreign currency and exchange.

“Liquidated Mortgage Loan”: As to any Distribution Date, any Mortgage Loan in respect of which the Servicer has determined, in accordance with the servicing procedures specified herein, as of the end of the related Prepayment Period, that all Liquidation Proceeds which it expects to recover with respect to the liquidation of the Mortgage Loan or disposition of the related REO Property have been recovered.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full, (ii) a Final Recovery Determination is made as to such Mortgage Loan or (iii) such Mortgage Loan is removed from the Trust Fund by reason of its being purchased, sold or replaced pursuant to or as contemplated by Section 2.03, Section 3.16(c) or Section 10.01. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property or (ii) such REO Property is removed from the Trust Fund by reason of its being sold or purchased pursuant to Section 3.23 or Section 10.01.

“Liquidation Proceeds”: The amount (other than amounts received in respect of the rental of any REO Property prior to REO Disposition) received by the Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan by means of a trustee’s sale, foreclosure sale or otherwise or (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.16(c), Section 3.23 or Section 10.01.

“Loan-to-Value Ratio”: As of any date and as to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the Stated Principal Balance of the Mortgage Loan and the denominator of which is the Value of the related Mortgaged Property.

“Loan Group”: Either Loan Group I or Loan Group II, as the context requires.

“Loan Group I”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group I.

“Loan Group II”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group II.

“Losses”:  As defined in Section 9.03.

“Lost Note Affidavit”: With respect to any Mortgage Loan as to which the original Mortgage Note has been permanently lost, misplaced or destroyed and has not been replaced, an affidavit from the Originator certifying that the original Mortgage Note has been lost, misplaced or destroyed (together with a copy of the related Mortgage Note) and indemnifying the Trust against any loss, cost or liability resulting from the failure to deliver the original Mortgage Note in the form of Exhibit H hereto.

“Majority Certificateholders”: The Holders of Certificates evidencing at least 51% of the Voting Rights.

“Marker Rate”:  With respect to the Class C Interest and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC 2 Pass-Through Rates for each REMIC 2 Regular Interest (other than REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTIO and REMIC 2 Regular Interest LTP), with the rate on each such REMIC 2 Regular Interest (other than REMIC 2 Regular Interest LTZZ) subject to a cap equal to the Pass-Through Rate for the Corresponding Certificate for the purpose of this calculation; and with the rate on REMIC 2 Regular Interest LTZZ subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, calculations of the Uncertificated REMIC 2 Pass-Through Rate and the related caps with respect to each such REMIC 2 Regular Interest (other than REMIC 2 Regular Interest LTZZ) shall be multiplied by a fraction, the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 30.

“Master Agreement”: The Amended and Restated Master Mortgage Loan Purchase and Servicing Agreement, dated March 1, 2005, as amended and restated on April 1, 2007, among the Originator, certain affiliates of the Originator and the Seller.

“Maximum Cap Rate”:  With respect to any Distribution Date and any Class of the Floating Rate Certificates, a per annum rate (which rate shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period) equal to the weighted average of the Adjusted Net Maximum Mortgage Rates of the Mortgage Loans (weighted based on the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period or, in the case of the first Distribution Date, the Cut-off Date, adjusted, except in the case of the first Distribution Date, to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day of the related Due Period) minus (x) the Swap Expense Fee Rate plus (y) an amount, expressed as a per annum rate, equal to the product of (i) the Net Swap Payment made by the Swap Provider divided by the aggregate Principal Balance of the Mortgage Loans and (ii) 12.

“Maximum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

“Maximum Uncertificated Accrued Interest Deferral Amount”:  With respect to any Distribution Date, the excess of (a) accrued interest at the Uncertificated REMIC 2 Pass-Through Rate applicable to REMIC 2 Regular Interest LTZZ for such Distribution Date on a balance equal to the Uncertificated Principal Balance of REMIC 2 Regular Interest LTZZ minus the REMIC 2 Overcollateralization Amount, in each case for such Distribution Date, over (b) the sum of the Uncertificated Accrued Interest on REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTM10, with the rate on each such REMIC 2 Regular Interest subject to a cap equal to the Pass-Through Rate for the related Corresponding Certificate for the purpose of this calculation; provided, however, that for this purpose, calculations of the Uncertificated REMIC 2 Pass-Through Rate and the related caps with respect to each such REMIC 2 Regular Interest (other than REMIC 2 Regular Interest LTZZ) shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Accrual Period and the denominator of which is 30.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System”: The system of recording transfers of Mortgages electronically maintained by MERS.

“Mezzanine Certificate”: Any Class M-1 Certificate, Class M-2 Certificate, Class M-3 Certificate, Class M-4 Certificate, Class M-5 Certificate, Class M-6 Certificate, Class M-7 Certificate, Class M-8 Certificate, Class M-9 Certificate or Class M-10 Certificate.

“Minimum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

“Monthly Interest Distributable Amount”: With respect to any Class of Floating Rate Certificates and the Class C Certificates and any Distribution Date, the amount of interest accrued during the related Accrual Period at the related Pass-Through Rate on the Certificate Principal Balance (or Notional Amount in the case of the Class C Certificates) of such Class immediately prior to such Distribution Date, in each case, reduced by any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls (allocated to such Certificate based on its respective entitlements to interest irrespective of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date).

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan, (ii) any modifications to a Mortgage Loan pursuant to Section 3.07 and (iii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act; (b) without giving effect to any extension granted or agreed to by the Servicer pursuant to Section 3.07; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

“Moody’s”: Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.03(d) as from time to time held as a part of the Trust Fund, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC 1 on such date, separately identifying the Group I Mortgage Loans and the Group II Mortgage Loans, attached hereto as Exhibit D. The Mortgage Loan Schedule shall be prepared by the Depositor and shall set forth the following information with respect to each Mortgage Loan, as applicable:

(i)  the Mortgage Loan identifying number;

(ii)  [reserved];

(iii)  the state and zip code of the Mortgaged Property;

(iv)  a code indicating whether the Mortgaged Property was represented by the borrower, at the time of origination, as being owner-occupied;

(v)  the type of Residential Dwelling constituting the Mortgaged Property;

(vi)  the original months to maturity;

(vii)  the stated remaining months to maturity from the Cut-off Date based on the original amortization schedule;

(viii)  the Loan-to-Value Ratio at origination;

(ix)  the Mortgage Rate in effect immediately following the Cut-off Date;

(x)  the date on which the first Monthly Payment was due on the Mortgage Loan;

(xi)  the stated maturity date;

(xii)  the amount of the Monthly Payment at origination;

(xiii)  the amount of the Monthly Payment due on the first Due Date after the Cut- off Date;

(xiv)  the last Due Date on which a Monthly Payment was actually applied to the unpaid Stated Principal Balance;

(xv)  the original principal amount of the Mortgage Loan;

(xvi)  the Stated Principal Balance of the Mortgage Loan as of the Close of Business on the Cut-off Date;

(xvii)  a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

(xviii)  the Mortgage Rate at origination;

(xix)  a code indicating the documentation program (i.e., full documentation, limited income verification, no income verification, alternative income verification);

(xx)  the risk grade;

(xxi)  the Value of the Mortgaged Property;

(xxii)  the sale price of the Mortgaged Property, if applicable;

(xxiii)  the actual unpaid principal balance of the Mortgage Loan as of the Cut-off Date;

(xxiv)  the type and term of the related Prepayment Charge;

(xxv)  with respect to any Adjustable-Rate Mortgage Loan, the rounding code, the Minimum Mortgage Rate, the Maximum Mortgage Rate, the Gross Margin, the next Adjustment Date and the Periodic Rate Cap;

(xxvi)  the program code;

(xxvii)  the Loan Group; and

(xxviii)  the lien priority.

The Mortgage Loan Schedule shall set forth the following information, with respect to the Mortgage Loans in the aggregate and for each Loan Group as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current Principal Balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans and (4) the weighted average remaining term to maturity of the Mortgage Loans. The Mortgage Loan Schedule shall be amended from time to time by the Servicer in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, Cut-off Date shall refer to the Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.  On the Closing Date, the Depositor will deliver to the Servicer, as of the Cut-off Date, an electronic copy of the Mortgage Loan Schedule.

“Mortgage Note”: The original executed note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Pool”: The pool of Mortgage Loans, identified on Exhibit D from time to time, and any REO Properties acquired in respect thereof.

“Mortgage Rate”: With respect to each Fixed-Rate Mortgage Loan, the rate set forth in the related Mortgage Note.  With respect to each Adjustable-Rate Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate (A) as of any date of determination until the first Adjustment Date following the Cut-off Date shall be the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (B) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date, to equal the sum, rounded to the next highest or nearest 0.125% (as provided in the Mortgage Note), of the Index, determined as set forth in the related Mortgage Note, plus the related Gross Margin subject to the limitations set forth in the related Mortgage Note. With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple estate in a parcel of real property improved by a Residential Dwelling.

“Mortgagor”:  The obligor on a Mortgage Note.

“Net Liquidation Proceeds”: With respect to any Liquidated Mortgage Loan or any other disposition of related Mortgaged Property (including REO Property) the related Liquidation Proceeds and Insurance Proceeds net of Advances, Servicing Advances, Servicing Fees and any other accrued and unpaid servicing fees or ancillary income received and retained in connection with the liquidation of such Mortgage Loan or Mortgaged Property.

“Net Monthly Excess Cashflow”: With respect to each Distribution Date, the sum of (a) any Overcollateralization Release Amount for such Distribution Date and (b) the excess of (x) Available Funds for such Distribution Date over (y) the sum for such Distribution Date of (A) the Monthly Interest Distributable Amounts for the Floating Rate Certificates, (B) the Unpaid Interest Shortfall Amounts for the Class A Certificates and (C) the Principal Remittance Amount.

“Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property), as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the Servicing Fee Rate.

“Net Prepayment Interest Shortfall”: With respect to any Distribution Date, the excess, if any, of any Prepayment Interest Shortfalls for such date over the related Compensating Interest.

“Net Swap Payment”: In the case of payments made by the Trust, the excess, if any, of (x) the Fixed Swap Payment over (y) the Floating Swap Payment and in the case of payments made by the Swap Provider, the excess, if any, of (x) the Floating Swap Payment over (y) the Fixed Swap Payment. In each case, the Net Swap Payment shall not be less than zero.

“Net WAC Rate”:  With respect to any Distribution Date and any Class of Floating Rate Certificates, a per annum rate (which rate, in the case of the Floating Rate Certificates, shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period) equal to the weighted average of the Adjusted Net Mortgage Rates of the Mortgage Loans (weighted based on the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period or, in the case of the first Distribution Date, the Cut-off Date, adjusted, except in the case of the first Distribution Date, to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day of the related Due Period) minus the Swap Expense Fee Rate.  For federal income tax purposes, the equivalent of the foregoing shall be expressed as a per annum rate (which rate, in the case of the Floating Rate Certificates, shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Accrual Period) equal to the weighted average of the Uncertificated REMIC 2 Pass-Through Rates on each REMIC 2 Regular Interest (other than REMIC 2 Regular Interest LTIO), weighted on the basis of the Uncertificated Principal Balance of each such REMIC 2 Regular Interest.

“Net WAC Rate Carryover Amount”: With respect to any Class of Floating Rate Certificates and any Distribution Date, the sum of (A) the positive excess of (i) the amount of interest accrued on such Class of Certificates on such Distribution Date calculated at the related Formula Rate over (ii) the amount of interest accrued on such Class of Certificates at the Net WAC Rate for such Distribution Date and (B) the Net WAC Rate Carryover Amount for the previous Distribution Date not previously paid, together with interest thereon at a rate equal to the related Formula Rate for the most recently ended Accrual Period.

“Net WAC Rate Carryover Reserve Account”: The account established and maintained pursuant to Section 4.08.

“New Lease”: Any lease of REO Property entered into on behalf of the Trust, including any lease renewed or extended on behalf of the Trust if the Trust has the right to renegotiate the terms of such lease.

“NIMS Insurer”:  Any insurer that is guaranteeing certain payments under notes secured by collateral which includes all or a portion of the Class C Certificates, the Class P Certificates and/or the Residual Certificates.

“Nonrecoverable Advance”: Any Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not be ultimately recoverable from Late Collections, Insurance Proceeds, Liquidation Proceeds or condemnation proceeds on such Mortgage Loan or REO Property as provided herein.

“Notional Amount”: Immediately prior to any Distribution Date with respect to the Class C Interest, the aggregate Uncertificated Principal Balance of the REMIC 2 Regular Interests (other than REMIC 2 Regular Interest LTP).

“Offered Certificates”:  The Floating Rate Certificates (other than the Class M-10 Certificates) offered to the public pursuant to the Prospectus Supplement.

“Officers’ Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), or by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Servicer, the Originator, the Seller or the Depositor, as applicable.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be a salaried counsel for the Depositor, the Seller or the Servicer, acceptable to the Trustee, except that any opinion of counsel relating to (a) the qualification of any REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Optional Termination Date”: The first Distribution Date on which the Terminator may opt to terminate the Trust Fund pursuant to Section 10.01.

“Original Class Certificate Principal Balance”: With respect to the Floating Rate Certificates, the Class C Certificates, the Class C Interest, the Class IO Interest, REMIC 6 Regular Interest SWAP IO, the Class P Certificates and the Class P Interest, the corresponding amounts set forth opposite such Class above in the Preliminary Statement.

“Originator”: Option One Mortgage Corporation, or its successor in interest.

“Overcollateralization Deficiency Amount”:  With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal distribution on such Distribution Date).

“Overcollateralization Floor”: With respect to the Group I Certificates, $1,733,727.21.  With respect to the Group II Certificates, $1,076,673.38. With respect to the Mezzanine Certificates and for the purpose of calculating the Overcollateralization Target Amount, $2,810,400.58.

“Overcollateralization Release Amount”: With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the Excess Overcollateralized Amount.

“Overcollateralization Target Amount”:  With respect to any Distribution Date (x) prior to the Stepdown Date, an amount equal to 2.85% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans, (y) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (A) 5.70% of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the Overcollateralization Floor and (z) on or after the Stepdown Date if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.  Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Floating Rate Certificates to zero, the Overcollateralization Target Amount shall be zero.

“Overcollateralized Amount”: For any Distribution Date, the amount equal to (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) minus (ii) the aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates as of such Distribution Date after giving effect to distributions to be made on such Distribution Date.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Pass-Through Rate”: With respect to the Floating Rate Certificates and any Distribution Date, the lesser of (a) the related Formula Rate and (b) the Net WAC Rate for such Distribution Date.

With respect to the Class C Interest and any Distribution Date, a per annum rate equal to the percentage equivalent of a fraction, the numerator of which is (x) the sum of (i) 100% of the interest on REMIC 2 Regular Interest LTP and (ii) interest on the Uncertificated Balance of each REMIC 2 Regular Interest listed in clause (y) at a rate equal to the related Uncertificated REMIC 2 Pass-Through Rate minus the Marker Rate and the denominator of which is (y) the aggregate Uncertificated Principal Balance of REMIC 2 Regular Interests LTAA, LTIA1, LTIIA1, LTIIA2, LTIIA3, LTIIA4, LTM1, LTM2, LTM3, LTM4, LTM5, LTM6, LTM7, LTM8, LTM9, LTM10 and LTZZ.

With respect to the Class C Certificates, 100% of the interest distributable to the Class C Interest, expressed as a per annum rate.

The Class IO Interest shall not have a Pass-Through Rate, but interest for such Regular Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to REMIC 2 Regular Interest LTIO.

The REMIC 6 Regular Interest SWAP IO Interest shall not have a Pass-Through Rate, but interest for such Regular Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to the Class IO Interest for such Distribution Date.

The Class P Certificates, Class L Certificates, Class R Certificates and Class R-X Certificates will not accrue interest and therefore will not have a Pass-Through Rate.

“Paying Agent”:  Any paying agent appointed pursuant to Section 5.05.

“Percentage Interest”: With respect to any Certificate (other than the Class L Certificate and a Residual Certificate), a fraction, expressed as a percentage, the numerator of which is the Initial Certificate Principal Balance represented by such Certificate and the denominator of which is the Original Class Certificate Principal Balance of the related Class. With respect to the Class L Certificate and a Residual Certificate, the portion of the Class evidenced thereby, expressed as a percentage, as stated on the face of such Certificate; provided, however, that the sum of all such percentages for each such Class totals 100%.

“Periodic Rate Cap”: With respect to each Adjustable-Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued or managed by the Depositor, the Servicer, the NIMS Insurer, the Trustee or any of their respective Affiliates or for which an Affiliate of the NIMS Insurer or Trustee serves as an advisor:

(xxix)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(xxx)  (A) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating in one of the two highest available ratings of Moody’s and the highest available rating category of Fitch and S&P and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short- term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of S&P if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(xxxi)  repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated F-1+ or higher by Fitch, P-1 by Moody’s and rated A-1+ or higher by S&P, provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred by the Trustee in exchange for such collateral and (C) be delivered to the Trustee or, if the Trustee is supplying the collateral, an agent for the Trustee, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(xxxii)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by S&P (and if rated by any other Rating Agency, also by such other Rating Agency) in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(xxxiii)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by S&P (and if rated by any other Rating Agency, also by such other Rating Agency) in its highest short-term unsecured debt rating available at the time of such investment;

(xxxiv)  units of money market funds, including those money market funds managed or advised by the Trustee or its Affiliates, that have been rated “AAA” by Fitch (if rated by Fitch), “Aaa” by Moody’s and “AAAm” or “AAAm-G” by S&P; and

(xxxv)  if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

provided, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any transferee of a Residual Certificate other than a Disqualified Organization or a non-U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Pool Balance”: As of any date of determination, the aggregate Stated Principal Balance of the Mortgage Loans in both Loan Groups as of such date.

“Prepayment Assumption”:  As defined in the Prospectus Supplement.

“Prepayment Charge”: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial Principal Prepayment of such Mortgage Loan in accordance with the terms thereof (other than any Servicer Prepayment Charge Payment Amount).

“Prepayment Charge Schedule”: As of any date, the list of Prepayment Charges on the Mortgage Loans included in the Trust Fund on such date, attached hereto as Schedule I (including the prepayment charge summary attached thereto). The Prepayment Charge Schedule shall set forth the following information with respect to each Prepayment Charge:

(xxxvi)  the Mortgage Loan identifying number;

(xxxvii)  a code indicating the type of Prepayment Charge;

(xxxviii)  the state of origination of the related Mortgage Loan;

(xxxix)  the date on which the first monthly payment was due on the related Mortgage Loan;

(xl)  the term of the related Prepayment Charge; and

(xli)  the Stated Principal Balance of the related Mortgage Loan as of the Cut-off Date.

The Prepayment Charge Schedule shall be amended from time to time by the Servicer in accordance with the provisions of this Agreement and a copy of such amended Prepayment Charge Schedule shall be furnished by the Servicer to the NIMS Insurer.

“Prepayment Interest Excess”:  With respect to any Distribution Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day and the 15th day of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring from the first day of the related Prepayment Period through the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to one-month’s interest at the applicable Net Mortgage Rate less any payments made by the Mortgagor.

“Prepayment Period”: With respect to any Distribution Date, the period commencing on the 16th day of the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, from July 1, 2007) and ending on the 15th day of the calendar month in which such Distribution Date occurs.

“Principal Balance”: As to any Mortgage Loan other than a Liquidated Mortgage Loan, and any day, the related Cut-off Date Principal Balance, minus all collections credited against the Cut-off Date Principal Balance of any such Mortgage Loan. For purposes of this definition, a Liquidated Mortgage Loan shall be deemed to have a Principal Balance equal to the Principal Balance of the related Mortgage Loan as of the final recovery of related Liquidation Proceeds and a Principal Balance of zero thereafter. As to any REO Property and any day, the Principal Balance of the related Mortgage Loan immediately prior to such Mortgage Loan becoming REO Property minus any REO Principal Amortization received with respect thereto on or prior to such day.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Remittance Amount”:  With respect to any Distribution Date, the sum of the Group I Principal Remittance Amount and the Group II Principal Remittance Amount.

“Prospectus Supplement”: That certain Prospectus Supplement dated June 18, 2007 relating to the public offering of the Floating Rate Certificates (other than the Class M-10 Certificates).

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased by the Seller or the Servicer pursuant to or as contemplated by Section 2.03, Section 3.16(c) or  Section 10.01, and as confirmed by an Officers’ Certificate from the party purchasing the Mortgage Loan to the Trustee, an amount equal to the sum of (i) 100% of the Stated Principal Balance thereof as of the date of purchase (or such other price as provided in Section 10.01), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Stated Principal Balance at the applicable Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an Advance by the Servicer, which payment or Advance had as of the date of purchase been distributed pursuant to Section 4.01, through the end of the calendar month in which the purchase is to be effected, and (y) an REO Property, the sum of (1) accrued interest on such Stated Principal Balance at the applicable Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an advance by the Servicer through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, plus (2) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such purchase is to be effected, net of the total of all net rental income, Insurance Proceeds, Liquidation Proceeds and Advances that as of the date of purchase had been distributed as or to cover REO Imputed Interest pursuant to Section 4.04, (iii) any unreimbursed Servicing Advances and Advances and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property, (iv) any amounts previously withdrawn from the Collection Account in respect of such Mortgage Loan or REO Property pursuant to Section 3.23 and (v) in the case of a Mortgage Loan required to be purchased pursuant to Section 2.03, expenses reasonably incurred or to be incurred by the Servicer, the NIMS Insurer or the Trustee in respect of the breach or defect giving rise to the purchase obligation including any costs and damages incurred by the Trust Fund in connection with any violation by such loan of any predatory or abusive lending law.  With respect to the Originator and any Mortgage Loan or REO Property to be purchased pursuant to or as contemplated by Section 2.03 or 10.01, and as confirmed by a certificate of an Officers’ Certificate of the Originator to the Trustee, an amount equal to the amount set forth pursuant to the terms of the Master Agreement

“Qualified Insurer”: Any insurance company acceptable to Fannie Mae.

“Qualified Substitute Mortgage Loan”:  With respect to the Seller, a mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding Stated Principal Balance (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate Stated Principal Balance), after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of, and not more than 5% less than, the outstanding Stated Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) if the Qualified Substitute Mortgage Loan is an Adjustable-Rate Mortgage Loan, have a Maximum Mortgage Rate not less than the Maximum Mortgage Rate on the Deleted Mortgage Loan, (iv) if the Qualified Substitute Mortgage Loan is an Adjustable-Rate Mortgage Loan, have a Minimum Mortgage Rate not less than the Minimum Mortgage Rate of the Deleted Mortgage Loan, (v) if the Qualified Substitute Mortgage Loan is an Adjustable-Rate Mortgage Loan, have a Gross Margin equal to or greater than the Gross Margin of the Deleted Mortgage Loan, (vi) if the Qualified Substitute Mortgage Loan is an Adjustable-Rate Mortgage Loan, have a next Adjustment Date not more than two months later than the next Adjustment Date on the Deleted Mortgage Loan, (vii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (viii) be current as of the date of substitution, (ix) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, (x) have a risk grading determined by the Originator at least equal to the risk grading assigned on the Deleted Mortgage Loan, (xi) have been underwritten or reunderwritten by the Originator in accordance with the same underwriting criteria and guidelines as the Deleted Mortgage Loan, (xii) be a first lien mortgage loan if the Deleted Mortgage Loan is a first lien mortgage loan and (xiii) conform to each representation and warranty set forth in Section 7.02 of the Master Agreement or assigned to the Depositor pursuant to the Assignment Agreement applicable to the Deleted Mortgage Loan.  In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate Stated Principal Balance, the Mortgage Rates described in clause (ii) hereof shall be satisfied for each such mortgage loan, the risk gradings described in clause (x) hereof shall be satisfied as to each such mortgage loan, the terms described in clause (vii) hereof shall be determined on the basis of weighted average remaining term to maturity (provided that no such mortgage loan may have a remaining term to maturity longer than the Deleted Mortgage Loan), the Loan-to-Value Ratios described in clause (ix) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (xii) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.  With respect to the Originator, a mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of the Master Agreement which must, on the date of such substitution conform to the terms set forth in the Master Agreement.

“Rating Agency or Rating Agencies”: Moody’s and S&P or their successors. If such agencies or their successors are no longer in existence, “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, notice of which designation shall be given to the Trustee and Servicer.

“Realized Loss”: With respect to any Liquidated Mortgage Loan, the amount of loss realized equal to the portion of the Stated Principal Balance remaining unpaid after application of all Net Liquidation Proceeds in respect of such Mortgage Loan.  If the Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to principal distributions on any Distribution Date.

“Record Date”: With respect to (i) the Floating Rate Certificates, the Close of Business on the Business Day immediately preceding the related Distribution Date; provided, however, that following the date on which Definitive Certificates for any of the Floating Rate Certificates are available pursuant to Section 5.02, the Record Date for such Certificates that are Definitive Certificates shall be the last Business Day of the calendar month preceding the month in which the related Distribution Date occurs and (ii) the Class P Certificates, the Class L Certificates, the Class C Certificates and the Residual Certificates, the close of business on the last Business Day of the calendar month preceding the month in which the related Distribution Date occurs.

“Reference Banks”: Those banks (i) with an established place of business in London, England, (ii) not controlling, under the control of or under common control with the Originator or the Servicer or any Affiliate thereof and (iii) which have been designated as such by the Trustee after consultation with the Depositor; provided, however, that if fewer than two of such banks provide a LIBOR rate, then any leading banks selected by the Trustee after consultation with the Depositor which are engaged in transactions in United States dollar deposits in the international Eurocurrency market.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any of the Floating Rate Certificates, Class L Certificates, Class C Certificates or Class P Certificates.

“Reimbursement amount”:  As defined in Section 3.29.

“Relief Act”: The Servicemembers Civil Relief Act or any state law providing for similar relief.

“Relief Act Interest Shortfall”: With respect to any Distribution Date, for any Mortgage Loan with respect to which there has been a reduction in the amount of interest collectible thereon for the most recently ended Due Period as a result of the application of the Relief Act or any similar state or local laws, the amount by which (i) interest collectible on such Mortgage Loan during such Due Period is less than (ii) one month’s interest on the Stated Principal Balance of such Mortgage Loan at the Mortgage Rate for such Mortgage Loan before giving effect to the application of the Relief Act or such state or local laws.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC 1”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof, (ii) any REO Property, together with all collections thereon and proceeds thereof, (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof, (iv) the Depositor’s rights under the Assignment Agreement (including any security interest created thereby) and (v) the Collection Account, the Distribution Account (subject to the last sentence of this definition) and any REO Account and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto.  Notwithstanding the foregoing, however, a REMIC election will not be made with respect to the Net WAC Rate Carryover Reserve Account, the Basis Risk Cap Agreement, the Interest Rate Cap Agreement, the Cap Account, the Cap Allocation Agreement, the Cap Trust, any Servicer Prepayment Charge Payment Amounts, the Swap Account, the Supplemental Interest Trust or the Interest Rate Swap Agreement.

“REMIC 1 Regular Interests”:  Any of the separate non-certificated beneficial ownership interests in REMIC 1 issued hereunder and designated as a “regular interest” in REMIC 1. Each REMIC 1 Regular Interest shall accrue interest at the related Uncertificated REMIC 1 Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

“REMIC 2”: The segregated pool of assets consisting of all of the REMIC 1 Regular Interests and conveyed in trust to the Trustee, for the benefit of REMIC 3, as holder of the REMIC 2 Regular Interests, and the Class R Certificateholders, as Holders of the Class R-2 Interest, pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC 2 Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and related REO Properties then outstanding and (ii) the Uncertificated REMIC 2 Pass-Through Rate for REMIC 2 Regular Interest LTAA minus the Marker Rate, divided by (b) 12.

“REMIC 2 Overcollateralization Amount”: With respect to any date of determination, (i) 1.00% of the aggregate Uncertificated Principal Balance of the REMIC 2 Regular Interests (other than REMIC 2 Regular Interest LTP), minus (ii) the aggregate Uncertificated Principal Balance of REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTM10 in each case as of such date of determination.

“REMIC 2 Overcollateralization Target Amount”: 1.00% of the Overcollateralization Target Amount.

“REMIC 2 Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and related REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate Uncertificated Principal Balance of REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTM10, and the denominator of which is the aggregate Uncertificated Principal Balance of REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9, REMIC 2 Regular Interest LTM10 and REMIC 2 Regular Interest LTZZ.

“REMIC 2 Regular Interests”: One of the separate non-certificated beneficial ownership interests in REMIC 2 issued hereunder and designated as a Regular Interest in REMIC 2. Each REMIC 2 Regular Interest shall accrue interest at the related Uncertificated REMIC 2 Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal (other than REMIC 2 Regular Interest LTIO), subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.  The following is a list of each of the REMIC 2 Regular Interests:  REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9, REMIC 2 Regular Interest LTM10, REMIC 2 Regular Interest LTZZ, REMIC 2 Regular Interest LTP and REMIC 2 Regular Interest LTIO.

“REMIC 3”: The segregated pool of assets consisting of all of the REMIC 2 Regular Interests conveyed in trust to the Trustee, for the benefit of the Holders of the Regular Certificates (other than the Class C Certificates and Class P Certificates), the Class C Interest, the Class P Interest, the Class IO Interest and the Class R Certificates (in respect of the Class R-3 Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC 3 Regular Interest”:  The Class C Interest, Class P Interest, Class IO Interest and any “regular interest” in REMIC 3 the ownership of which is represented by a Floating Rate Certificate.

“REMIC 4”: The segregated pool of assets consisting of the Class C Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Class C Certificates and the Class R-X Certificates (in respect of the Class R-4 Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC 5”: The segregated pool of assets consisting of the Class P Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-5 Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC 6”: The segregated pool of assets consisting of the SWAP IO Interest conveyed in trust to the Trustee, for the benefit of the Holders of the REMIC 6 Regular Interest Class IO and the Class R-X Certificates (in respect of the Class R-6 Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interests”:  The REMIC 1 Regular Interests, the REMIC 2 Regular Interests, the Class C Interest, the Class P Interest and the Class IO Interest.

“Remittance Report”: A report prepared by the Servicer and delivered to the Trustee and the NIMS Insurer pursuant to Section 4.04.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: The account or accounts maintained by the Servicer in respect of an REO Property pursuant to Section 3.23.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of the Trust Fund.

“REO Imputed Interest”: As to any REO Property, for any calendar month during which such REO Property was at any time part of the Trust Fund, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan if appropriate) as of the Close of Business on the Distribution Date in such calendar month.

“REO Principal Amortization”: With respect to any REO Property, for any calendar month, the excess, if any, of (a) the aggregate of all amounts received in respect of such REO Property during such calendar month, whether in the form of rental income, sale proceeds (including, without limitation, that portion of the Termination Price paid in connection with a purchase of all of the Mortgage Loans and REO Properties pursuant to Section 10.01 that is allocable to such REO Property) or otherwise, net of any portion of such amounts (i) payable pursuant to Section 3.23 in respect of the proper operation, management and maintenance of such REO Property or (ii) payable or reimbursable to the Servicer pursuant to Section 3.23 for unpaid Servicing Fees in respect of the related Mortgage Loan and unreimbursed Servicing Advances and Advances in respect of such REO Property or the related Mortgage Loan, over (b) the REO Imputed Interest in respect of such REO Property for such calendar month.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of the Trust Fund through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.23.

“Reportable Event”: The meaning set forth in Section 4.05(c)(i).

“Request for Release”: A release signed by a Servicing Officer, in the form of Exhibit E attached hereto.

“Reserve Interest Rate”: With respect to any Interest Determination Date, the rate per annum that the Trustee determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/16 of 1%) of the one-month United States dollar lending rates which banks in The City of New York selected by the Depositor are quoting on the relevant Interest Determination Date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Trustee can determine no such arithmetic mean, in the case of any Interest Determination Date after the initial Interest Determination Date, the lowest one-month United States dollar lending rate which such New York banks selected by the Depositor are quoting on such Interest Determination Date to leading European banks.

“Residential Dwelling”: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a manufactured home, or (v) a detached one-family dwelling in a planned unit development, none of which is a co-operative or mobile home.

“Residual Certificate”:  The Class R Certificates and the Class R-X Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trustee, any director, any vice president, any assistant vice president, the Secretary, any assistant secretary, the Treasurer, any assistant treasurer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

“Sarbanes Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: A written certification signed by an officer of the Depositor that complies with (i) the Sarbanes-Oxley Act of 2002, as amended from time to time, and (ii) Exchange Act Rules 13a-14(d) and 15d-14(d), as in effect from time to time; provided that if, after the Closing Date (a) the Sarbanes-Oxley Act of 2002 is amended, (b) the Rules referred to in clause (ii) are modified or superseded by any subsequent statement, rule or regulation of the Commission or any statement of a division thereof, or (c) any future releases, rules and regulations are published by the Securities and Exchange Commission from time to time pursuant to the Sarbanes-Oxley Act of 2002, which in any such case affects the form or substance of the required certification and results in the required certification being, in the reasonable judgment of the Depositor, materially more onerous than the form of the required certification as of the Closing Date, the Sarbanes-Oxley Certification shall be as agreed to by the Depositor and the Seller following a negotiation in good faith to determine how to comply with any such new requirements.

“SEC”:  Securities and Exchange Commission.

“Seller”: Greenwich Capital Financial Products, Inc., a Delaware corporation, in its capacity as Seller under the Assignment Agreement.

“Senior Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the Group I Senior Principal Distribution Amount and (ii) the Group II Senior Principal Distribution Amount.

“Servicer”: Option One Mortgage Corporation, or any successor servicer appointed as herein provided, in its capacity as Servicer hereunder.

 “Servicer Event of Termination”: One or more of the events described in Section 7.01.

“Servicer Prepayment Charge Payment Amount”: The amounts payable by the Servicer in respect of any waived Prepayment Charges pursuant to Section 2.05 or Section 3.01.

“Servicer Remittance Date”: With respect to any Distribution Date, two Business Days prior to such Distribution Date.

“Servicing Advance Reimbursement Amount”:  As defined in Section 3.29.

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) obtaining broker price opinions, (v) locating missing Mortgage Loan documents and (vi) compliance with the obligations under Sections 3.01, 3.09, 3.14, 3.16, and 3.23.  Servicing Advances also include any reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the related Mortgagor or otherwise payable under this Agreement.  The Servicer shall not be required to make any Servicing Advance that would be a Nonrecoverable Advance.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”:  With respect to each Mortgage Loan and for any Due Period, an amount equal to one month’s interest (or in the event of any payment of interest which accompanies a Principal Prepayment in full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the related Servicing Fee Rate on the same principal amount on which interest on such Mortgage Loan accrues for such calendar month. A portion of such Servicing Fee may be retained by any Sub-Servicer as its servicing compensation.

“Servicing Fee Rate”: 0.30% per annum for the first 10 Due Periods; 0.40% per annum for Due Periods 11 through 30; and 0.65% per annum for Due Period 31 and thereafter.

“Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Servicer to the Trustee and the Depositor on the Closing Date, as such list may from time to time be amended.

“Servicing Rights Pledgee”:  One or more lenders, selected by the Servicer, to which the Servicer may pledge and assign all of its right, title and interest in, to and under this Agreement.

“Servicing Standard”:  As defined in Section 3.01.

“Servicing Transfer Costs”: Shall mean all reasonable costs and expenses incurred by the Trustee in connection with the transfer of servicing from a predecessor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee (or any successor servicer appointed pursuant to Section 7.02) to service the Mortgage Loans properly and effectively.

“Startup Day”: As defined in Section 9.01(b) hereof.

“Stated Principal Balance”: With respect to any Mortgage Loan: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date as shown in the Mortgage Loan Schedule, minus the sum of (i) the principal portion of each Monthly Payment due on a Due Date subsequent to the Cut-off Date to the extent received from the Mortgagor or advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination, (ii) all Principal Prepayments received after the Cut-off Date to the extent distributed pursuant to Section 4.01 on or before such date of determination, (iii) all Liquidation Proceeds and Insurance Proceeds to the extent distributed pursuant to Section 4.01 on or before such date of determination, and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation made during or prior to the Due Period for the most recent Distribution Date coinciding with or preceding such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, zero. With respect to any REO Property: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, an amount (not less than zero) equal to the Stated Principal Balance of the related Mortgage Loan as of the date on which such REO Property was acquired on behalf of the Trust Fund, minus the aggregate amount of REO Principal Amortization in respect of such REO Property for all previously ended calendar months, to the extent distributed pursuant to Section 4.01 on or before such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, zero.

“Stepdown Date”: The earlier to occur of (i) the Distribution Date following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (x) the Distribution Date occurring in August 2010 and (y) the first Distribution Date on which the Credit Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans but prior to distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount to the Certificates then entitled to distributions of principal on such Distribution Date) is equal to or greater than 43.70%.

“Sub-Servicer”: Any Person with which the Servicer has entered into a Sub- Servicing Agreement and which meets the qualifications of a Sub-Servicer pursuant to Section 3.02.

“Sub-Servicing Account”: An account established by a Sub-Servicer which meets the requirements set forth in Section 3.08 and is otherwise acceptable to the Servicer.

“Sub-Servicing Agreement”: The written contract between the Servicer and a Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02.

“Subsequent Recoveries”: As of any Distribution Date, amounts received by the Servicer (net of any related expenses permitted to be reimbursed pursuant to Section 3.11) specifically related to a Mortgage Loan that was the subject of a liquidation or an REO Disposition prior to the related Prepayment Period that resulted in a Realized Loss.

“Substitution Adjustment”:  As defined in Section 2.03(d) hereof.

“Supplemental Interest Trust”:  As defined in Section 4.09(a).

“Supplemental Interest Trust Trustee”: Wells Fargo Bank, N.A., a national banking association, not in its individual capacity but solely in its capacity as Supplemental Interest Trust Trustee, and any successor thereto.

“Swap Account”: The account or accounts created and maintained pursuant to Section 4.09.  The Swap Account must be an Eligible Account.

“Swap Credit Support Annex”: The credit support annex, dated the Closing Date, between the Supplemental Interest Trust Trustee and the Interest Rate Swap Provider, which is annexed to and forms part of the Interest Rate Swap Agreement.

“Swap Expense Fee Rate”:  With respect to any Distribution Date, an amount, expressed as a per annum rate, equal to the sum of (a) the product of (i) the Net Swap Payment made to the Swap Provider divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (or, in the case of the first Distribution Date, the Cut-off Date, adjusted, except in the case of the first Distribution Date, to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day of the related Due Period) and (ii) 12 and (b) the product of (i) any Swap Termination Payment (other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) made to the Swap Provider divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (or, in the case of the first Distribution Date, the Cut-off Date, adjusted, except in the case of the first Distribution Date, to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day of the related Due Period) and (ii) 12.

“Swap Interest Shortfall Amount”: Any shortfall of interest with respect to any Class of Certificates resulting from the application of the Net WAC Rate due to a discrepancy between the Uncertificated Notional Amount of REMIC 6 Regular Interest SWAP IO and the scheduled notional amount pursuant to the Interest Rate Swap Agreement.

“Swap LIBOR”: A per annum rate equal to the floating rate payable by the Swap Provider under the Swap Agreement.

“Swap Provider”:  The swap provider under the Interest Rate Swap Agreement.  Initially, the Swap Provider shall be The Bank of New York.

“Swap Provider Trigger Event”: A Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

“Swap Termination Payment”: The payment due to either party under the Interest Rate Swap Agreement upon the early termination of the Interest Rate Swap Agreement.

“Tax Matters Person”: The tax matters person appointed pursuant to Section 9.01(e) hereof.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of the REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Trustee on behalf of each REMIC, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Termination Price”:  As defined in Section 10.01(a) hereof.

“Terminator”:  As defined in Section 10.01(a) hereof.

“Three Month Rolling Delinquency Percentage”:  With respect to the Mortgage Loans and any Distribution Date, the average for the three most recent calendar months of the fraction, expressed as a percentage, the numerator of which is (x) the sum (without duplication) of the aggregate of the Stated Principal Balances of all Mortgage Loans that are (i) 60 or more days Delinquent, (ii) in bankruptcy and 60 or more days Delinquent, (iii) in foreclosure and 60 or more days Delinquent or (iv) REO Properties, and the denominator of which is (y) the sum of the Stated Principal Balances of the Mortgage Loans, in the case of both (x) and (y), as of the Close of Business on the last Business Day of each of the three most recent calendar months.

“Trigger Event”: A Trigger Event is in effect with respect to any Distribution Date on or after the Stepdown Date if:

(xlii)  the Delinquency Percentage exceeds 36.60% of the Credit Enhancement Percentage; or

(xliii)  the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off Date through the last day of the related Due Period) divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date (the “Realized Loss Percentage”) exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In	Percentage
August 2009 through July 2010	1.60% for the first month, plus an additional 1/12th of 2.05% for each month thereafter.
August 2010 through July 2011	3.65% for the first month, plus an additional 1/12th of 2.10% for each month thereafter.
August 2011 through July 2012	5.75% for the first month, plus an additional 1/12th of 1.70% for each month thereafter.
August 2012 through July 2013	7.45% for the first month, plus an additional 1/12th of 0.95% for each month thereafter.
August 2013 through July 2014	8.40% for the first month, plus an additional 1/12th of 0.10% for each month thereafter.
August 2014 and thereafter	8.50%.

“Trust”:  Soundview Home Loan Trust 2007-OPT2, the trust created hereunder.

“Trust Fund”:  All of the assets of the Trust, which is the trust created hereunder consisting of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5, REMIC 6, any Servicer Prepayment Charge Payment Amounts, the Net WAC Rate Carryover Reserve Account, the Swap Account, the Supplemental Interest Trust, the Interest Rate Swap Agreement, the Basis Risk Cap Agreement, the Interest Rate Cap Agreement, the Cap Allocation Agreement, the Cap Account and the Cap Trust.

“Trustee”: Wells Fargo Bank, N.A., a national banking association, or any successor trustee appointed as herein provided.

“Trustee Compensation”:  The Trustee Compensation shall be all income earned on amounts on deposit in the Distribution Account.

 “Uncertificated Accrued Interest”: With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated REMIC Pass-Through Rate on the Uncertificated Principal Balance of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Net Prepayment Interest Shortfalls, Relief Act Interest Shortfalls (allocated to such REMIC Regular Interests based on their respective entitlements to interest irrespective of any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date).

“Uncertificated Notional Amount”:  With respect to REMIC 2 Regular Interest LTIO and each Distribution Date listed below, the aggregate Uncertificated Principal Balance of the REMIC 1 Regular Interests ending with the designation “A” listed below:

Distribution Date	REMIC 1 Regular Interests
1st through 7th	I-1-A through I-66-A
8	I-2-A through I-66-A
9	I-3-A through I-66-A
10	I-4-A through I-66-A
11	I-5-A through I-66-A
12	I-6-A through I-66-A
13	I-7-A through I-66-A
14	I-8-A through I-66-A
15	I-9-A through I-66-A
16	I-10-A through I-66-A
17	I-11-A through I-66-A
18	I-12-A through I-66-A
19	I-13-A through I-66-A
20	I-14-A through I-66-A
21	I-15-A through I-66-A
22	I-16-A through I-66-A
23	I-17-A through I-66-A
24	I-18-A through I-66-A
25	I-19-A through I-66-A
26	I-20-A through I-66-A
27	I-21-A through I-66-A
28	I-22-A through I-66-A
29	I-23-A through I-66-A
30	I-24-A through I-66-A
31	I-25-A through I-66-A
32	I-26-A through I-66-A
33	I-27-A through I-66-A
34	I-28-A through I-66-A
35	I-29-A through I-66-A
36	I-30-A through I-66-A
37	I-31-A through I-66-A
38	I-32-A through I-66-A
39	I-33-A through I-66-A
40	I-34-A through I-66-A
41	I-35-A through I-66-A
42	I-36-A through I-66-A
43	I-37-A through I-66-A
44	I-38-A through I-66-A
45	I-39-A through I-66-A
46	I-40-A through I-66-A
47	I-41-A through I-66-A
48	I-42-A through I-66-A
49	I-43-A through I-66-A
50	I-44-A through I-66-A
51	I-45-A through I-66-A
52	I-46-A through I-66-A
53	I-47-A through I-66-A
54	I-48-A through I-66-A
55	I-49-A through I-66-A
56	I-50-A through I-66-A
57	I-51-A through I-66-A
58	I-52-A through I-66-A
59	I-53-A through I-66-A
60	I-54-A through I-66-A
61	I-55-A through I-66-A
62	I-56-A through I-66-A
63	I-57-A through I-66-A
64	I-58-A through I-66-A
65	I-59-A through I-66-A
66	I-60-A through I-66-A
67	I-61-A through I-66-A
68	I-62-A through I-66-A
69	I-63-A through I-66-A
70	I-64-A through I-66-A
71	I-65-A and I-66-A
72	I-66-A
73 and thereafter	$0.00

With respect to REMIC 2 Regular Interest LTIO and any Distribution Date, an amount equal to the Uncertificated Notional Amount of REMIC 1 Regular Interest LTIO. With respect to the Class IO Interest and any Distribution Date, an amount equal to the Uncertificated Notional Amount of REMIC 2 Regular Interest LTIO.

“Uncertificated Principal Balance”:  With respect to each REMIC Regular Interest, the amount of such REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Principal Balance. On each Distribution Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 4.08 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 4.08, and the Uncertificated Principal Balance of REMIC 2 Regular Interest LTZZ shall be increased by interest deferrals as provided in Section 4.08.  With respect to the Class C Interest as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC 2 Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates then outstanding. The Uncertificated Principal Balance of each REMIC Regular Interest that has an Uncertificated Principal Balance shall never be less than zero.

“Uncertificated REMIC Pass-Through Rate”:  The Uncertificated REMIC 1 Pass-Through Rate or the Uncertificated REMIC 2 Pass-Through Rate, as applicable.

“Uncertificated REMIC 1 Pass-Through Rate”:  With respect to REMIC 1 Regular Interest I, a per annum rate equal to the weighted average Net Mortgage Rate of the Mortgage Loans.  With respect to each REMIC 1 Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average Net Mortgage Rate of the Mortgage Loans multiplied by 2, subject to a maximum rate of 11.00%.  With respect to each REMIC 1 Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average Net Mortgage Rate of the Mortgage Loans over (ii) 11.00% and (y) 0.00%.

“Uncertificated REMIC 2 Pass-Through Rate”:  With respect to REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9, REMIC 2 Regular Interest LTM10 and REMIC 2 Regular Interest LTP, a per annum rate (but not less than zero) equal to the weighted average of (v) with respect to REMIC 1 Regular Interest I and REMIC 1 Regular Interest P, the Uncertificated REMIC 1 Pass-Through Rates for such REMIC 1 Regular Interests for each such Distribution Date, (w) with respect to REMIC 1 Regular Interests ending with the designation “B”, the weighted average of the Uncertificated REMIC 1 Pass-Through Rates for such REMIC 1 Regular Interests, weighted on the basis of the Uncertificated Principal Balance of such REMIC 1 Regular Interests for each such Distribution Date and (x) with respect to REMIC 1 Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC 1 Regular Interest listed below, weighted on the basis of the Uncertificated Principal Balance of each such REMIC 1 Regular Interest for each such Distribution Date:

Distribution Date	REMIC 1 Regular Interest	Rate
1 - 6	I-1-A through I-66-A	Uncertificated REMIC 1 Pass-Through Rate
7	I-1-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
8	I-2-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A	Uncertificated REMIC 1 Pass-Through Rate
9	I-3-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A and I-2-A	Uncertificated REMIC 1 Pass-Through Rate
10	I-4-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-3-A	Uncertificated REMIC 1 Pass-Through Rate
11	I-5-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-4-A	Uncertificated REMIC 1 Pass-Through Rate
12	I-6-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-5-A	Uncertificated REMIC 1 Pass-Through Rate
13	I-7-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-6-A	Uncertificated REMIC 1 Pass-Through Rate
14	I-8-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-7-A	Uncertificated REMIC 1 Pass-Through Rate
15	I-9-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-8-A	Uncertificated REMIC 1 Pass-Through Rate
16	I-10-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-9-A	Uncertificated REMIC 1 Pass-Through Rate
17	I-11-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-10-A	Uncertificated REMIC 1 Pass-Through Rate
18	I-12-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-11-A	Uncertificated REMIC 1 Pass-Through Rate
19	I-13-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-12-A	Uncertificated REMIC 1 Pass-Through Rate
20	I-14-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-13-A	Uncertificated REMIC 1 Pass-Through Rate
21	I-15-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-14-A	Uncertificated REMIC 1 Pass-Through Rate
22	I-16-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-15-A	Uncertificated REMIC 1 Pass-Through Rate
23	I-17-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-16-A	Uncertificated REMIC 1 Pass-Through Rate
24	I-18-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-17-A	Uncertificated REMIC 1 Pass-Through Rate
25	I-19-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-18-A	Uncertificated REMIC 1 Pass-Through Rate
26	I-20-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-19-A	Uncertificated REMIC 1 Pass-Through Rate
27	I-21-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-20-A	Uncertificated REMIC 1 Pass-Through Rate
28	I-22-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-21-A	Uncertificated REMIC 1 Pass-Through Rate
29	I-23-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-22-A	Uncertificated REMIC 1 Pass-Through Rate
30	I-24-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-23-A	Uncertificated REMIC 1 Pass-Through Rate
31	I-25-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-24-A	Uncertificated REMIC 1 Pass-Through Rate
32	I-26-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-25-A	Uncertificated REMIC 1 Pass-Through Rate
33	I-27-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-26-A	Uncertificated REMIC 1 Pass-Through Rate
34	I-28-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-27-A	Uncertificated REMIC 1 Pass-Through Rate
35	I-29-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-28-A	Uncertificated REMIC 1 Pass-Through Rate
36	I-30-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-29-A	Uncertificated REMIC 1 Pass-Through Rate
37	I-31-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-30-A	Uncertificated REMIC 1 Pass-Through Rate
38	I-32-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-31-A	Uncertificated REMIC 1 Pass-Through Rate
39	I-33-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-32-A	Uncertificated REMIC 1 Pass-Through Rate
40	I-34-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-33-A	Uncertificated REMIC 1 Pass-Through Rate
41	I-35-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-34-A	Uncertificated REMIC 1 Pass-Through Rate
42	I-36-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-35-A	Uncertificated REMIC 1 Pass-Through Rate
43	I-37-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-36-A	Uncertificated REMIC 1 Pass-Through Rate
44	I-38-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-37-A	Uncertificated REMIC 1 Pass-Through Rate
45	I-39-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-38-A	Uncertificated REMIC 1 Pass-Through Rate
46	I-40-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-39-A	Uncertificated REMIC 1 Pass-Through Rate
47	I-41-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-40-A	Uncertificated REMIC 1 Pass-Through Rate
48	I-42-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-41-A	Uncertificated REMIC 1 Pass-Through Rate
49	I-43-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-42-A	Uncertificated REMIC 1 Pass-Through Rate
50	I-44-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-43-A	Uncertificated REMIC 1 Pass-Through Rate
51	I-45-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-44-A	Uncertificated REMIC 1 Pass-Through Rate
52	I-46-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-45-A	Uncertificated REMIC 1 Pass-Through Rate
53	I-47-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-46-A	Uncertificated REMIC 1 Pass-Through Rate
54	I-48-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-47-A	Uncertificated REMIC 1 Pass-Through Rate
55	I-49-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-48-A	Uncertificated REMIC 1 Pass-Through Rate
56	I-50-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-49-A	Uncertificated REMIC 1 Pass-Through Rate
57	I-51-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-50-A	Uncertificated REMIC 1 Pass-Through Rate
58	I-52-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-51-A	Uncertificated REMIC 1 Pass-Through Rate
59	I-53-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-52-A	Uncertificated REMIC 1 Pass-Through Rate
60	I-54-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-53-A	Uncertificated REMIC 1 Pass-Through Rate
61	I-55-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-54-A	Uncertificated REMIC 1 Pass-Through Rate
62	I-56-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-55-A	Uncertificated REMIC 1 Pass-Through Rate
63	I-57-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-56-A	Uncertificated REMIC 1 Pass-Through Rate
64	I-58-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-57-A	Uncertificated REMIC 1 Pass-Through Rate
65	I-59-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-58-A	Uncertificated REMIC 1 Pass-Through Rate
66	I-60-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-59-A	Uncertificated REMIC 1 Pass-Through Rate
67	I-61-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-60-A	Uncertificated REMIC 1 Pass-Through Rate
68	I-62-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-61-A	Uncertificated REMIC 1 Pass-Through Rate
69	I-63-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-62-A	Uncertificated REMIC 1 Pass-Through Rate
70	I-64-A through I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-63-A	Uncertificated REMIC 1 Pass-Through Rate
71	I-65-A and I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-64-A	Uncertificated REMIC 1 Pass-Through Rate
72	I-66-A	2 multiplied by Swap LIBOR, subject to a maximum rate of Uncertificated REMIC 1 Pass-Through Rate
	I-1-A through I-65-A	Uncertificated REMIC 1 Pass-Through Rate
thereafter	I-1-A through I-66-A	Uncertificated REMIC 1 Pass-Through Rate

With respect to REMIC 2 Regular Interest LTIO and (a) the first Distribution Date through the 6th Distribution Date, the excess of (i) the weighted average of the Uncertificated REMIC 1 Pass-Through Rates for REMIC 1 Regular Interests ending with the designation “A” over (ii) the weighted average of the Uncertificated REMIC 1 Pass-Through Rates for REMIC 1 Regular Interests ending with the designation “A” and (b) the 7th Distribution Date through the 72nd Distribution Date, the excess of (i) the weighted average of the Uncertificated REMIC 1 Pass-Through Rates for REMIC 1 Regular Interests ending with the designation “A”, over (ii) 2 multiplied by Swap LIBOR and (c) thereafter, 0.00%.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.14.

“United States Person” or “U.S. Person”: A citizen or resident of the United States, a corporation, partnership (or other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia (except in the case of a partnership, to the extent provided in Treasury Regulations) provided that, for purposes solely of the restrictions on the transfer of Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons, or an estate the income of which from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. The term “United States” shall have the meaning set forth in Section 7701 of the Code or successor provisions.

“Unpaid Interest Shortfall Amount”: With respect to any Class of the Floating Rate Certificates and (i) the first Distribution Date, zero, and (ii) any Distribution Date after the first Distribution Date, the amount, if any, by which (a) the sum of (1) the Monthly Interest Distributable Amount for such Class for the immediately preceding Distribution Date and (2) the outstanding Unpaid Interest Shortfall Amount, if any, for such Class for such preceding Distribution Date exceeds (b) the aggregate amount distributed on such Class in respect of interest pursuant to clause (a) of this definition on such preceding Distribution Date, plus interest on the amount of interest due but not distributed on the Certificates of such Class on such preceding Distribution Date, to the extent permitted by law, at the Pass-Through Rate for such Class for the related Accrual Period.

“Value”: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac and (ii) if applicable, the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times the Floating Rate Certificates and the Class C Certificates shall have 98% of the Voting Rights (allocated among the Holders of the Floating Rate Certificates and the Class C Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates), the Class P Certificates shall have 1% of the Voting Rights and the Residual Certificates shall have 1% of the Voting Rights. The Voting Rights allocated to any Class of Certificates (other than the Class P Certificates and the Residual Certificates) shall be allocated among all Holders of each such Class in proportion to the outstanding Certificate Principal Balance of such Certificates, and the Voting Rights allocated to the Class P Certificates and the Residual Certificates shall be allocated among all Holders of each such Class in proportion to such Holders’ respective Percentage Interest; provided, however that when none of the Regular Certificates are outstanding, 100% of the Voting Rights shall be allocated among Holders of the Residual Certificates in accordance with such Holders’ respective Percentage Interests in the Certificates of such Class.  The Class L Certificates shall have no Voting Rights.

SECTION 1.02	Accounting.

Unless otherwise specified herein, for the purpose of any definition or calculation, whenever amounts are required to be netted, subtracted or added or any distributions are taken into account such definition or calculation and any related definitions or calculations shall be determined without duplication of such functions.

SECTION 1.03	Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of the Monthly Interest Distributable Amount for the Floating Rate Certificates and the Class C Certificates for any Distribution Date, (1) the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, among the Class C Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable Pass-Through Rate on the Notional Amount of each such Certificate and, thereafter, among the Floating Rate Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance of each such Certificate and (2) the aggregate amount of any Realized Losses and Net WAC Rate Carryover Amounts shall be allocated among the Class C Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable Pass-Through Rate on the Notional Amount of each such Certificate.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC 1 Regular Interests for any Distribution Date the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans shall be allocated first, to REMIC 1 Regular Interest I and to the REMIC 1 Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 1 Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC 1 Regular Interest, and then, to REMIC 1 Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 1 Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC 1 Regular Interest.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC 2 Regular Interests for any Distribution Date, the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9, REMIC 2 Regular Interest LTM10 and REMIC 2 Regular Interest LTZZ pro rata based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 2 Pass-Through Rate on the respective Uncertificated Principal Balance of each such REMIC 2 Regular Interest. For the purpose of calculating the amount of Uncertificated Accrued Interest for the Class C Interest for any Distribution Date, the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls allocated to the Class C Certificates shall be allocated to the Class C Interest.

SECTION 1.04	Rights of the NIMS Insurer.

Each of the rights of the NIMS Insurer set forth in this Agreement shall exist so long as (i) the NIMS Insurer has undertaken to guarantee certain payments of notes issued pursuant to an Indenture and (ii) any series of notes issued pursuant to one or more Indentures remain outstanding or the NIMS Insurer is owed amounts in respect of its guarantee of payment on such notes; provided, however, the NIMS Insurer shall not have any rights hereunder (except pursuant to Section 11.01 in the case of clause (ii) below) so long as (i) the NIMS Insurer has not undertaken to guarantee certain payments of notes issued pursuant to the Indenture or (ii) any default has occurred and is continuing under the insurance policy issued by the NIMS Insurer with respect to such notes.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01	Conveyance of Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to (i) each Mortgage Loan identified on the Mortgage Loan Schedule, including the related Cut-off Date Principal Balance, all interest accruing thereon on and after the Cut-off Date and all collections in respect of interest and principal due after the Cut-off Date; (ii) property which secured each such Mortgage Loan and which has been acquired by foreclosure or deed in lieu of foreclosure; (iii) its interest in any insurance policies in respect of the Mortgage Loans; (iv) the rights of the Depositor under the Master Agreement (as assigned to the Depositor pursuant to the terms of the Assignment Agreement), (v) the right to receive any amounts payable under the Basis Risk Cap Agreement and the Interest Rate Swap Agreement, (vi) payments made to the Cap Trustee by the Interest Rate Cap Provider and the Cap Account, (vii) all other assets included or to be included in the Trust Fund and (viii) all proceeds of any of the foregoing.  Such assignment includes all interest and principal due and collected by the Depositor or the Servicer after the Cut-off Date with respect to the Mortgage Loans.

In connection with such transfer and assignment, the Depositor, does hereby deliver to, and deposit with the Custodian on behalf of the Trustee, the following documents or instruments with respect to each Mortgage Loan so transferred and assigned (with respect to each Mortgage Loan, a “Mortgage File”):

(i)  the original Mortgage Note, endorsed either (A) in blank or (B) in the following form: “Pay to the order of Wells Fargo Bank, N.A., as Trustee, without recourse” or with respect to any lost Mortgage Note, an original Lost Note Affidavit stating that the original mortgage note was lost, misplaced or destroyed, together with a copy of the related mortgage note; provided, however, that such substitutions of Lost Note Affidavits for original Mortgage Notes may occur only with respect to Mortgage Loans, the aggregate Cut-off Date Principal Balance of which is less than or equal to 1.00% of the Pool Balance as of the Cut-off Date;

(ii)  the original Mortgage, with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon or, if such Mortgage or power of attorney has been submitted for recording but has not been returned from the applicable public recording office, has been lost or is not otherwise available, a copy of such Mortgage or power of attorney, as the case may be, certified to be a true and complete copy of the original submitted for recording;

(iii)  an original Assignment, in form and substance acceptable for recording. The Mortgage shall be assigned either (A) in blank or (B) to “Wells Fargo Bank, N.A., as Trustee, without recourse”;

(iv)  an original of any intervening assignment of Mortgage showing a complete chain of assignments;

(v)  the original or a certified copy of lender’s title insurance policy; and

(vi)  the original or copies of each assumption, modification, written assurance or substitution agreement, if any.

The Depositor herewith also delivers to the Trustee an executed copy of the Assignment Agreement and the Master Agreement.

The Trustee agrees to execute and deliver (or cause the Custodian to execute and deliver) to the Depositor on or prior to the Closing Date an acknowledgment of receipt of the original Mortgage Note (with any exceptions noted), substantially in the form attached as Exhibit F-3 hereto.

If any of the documents referred to in Section 2.01(ii), (iii) or (iv) above has as of the Closing Date been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon (1) delivery to the Custodian on behalf of the Trustee no later than the Closing Date, of a copy of each such document certified by the Originator in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by the Originator, delivery to the Custodian on behalf of the Trustee, promptly upon receipt thereof of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the original.  If the original lender’s title insurance policy, or a certified copy thereof, was not delivered pursuant to Section 2.01(v) above, the Depositor shall deliver or cause to be delivered to the Custodian on behalf of the Trustee, the original or a copy of a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, with the original or a certified copy thereof to be delivered to the Custodian on behalf of the Trustee, promptly upon receipt thereof. The Servicer or the Depositor shall deliver or cause to be delivered to the Custodian on behalf of the Trustee promptly upon receipt thereof any other documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

Upon discovery or receipt of notice of any materially defective document in, or that a document is missing from, a Mortgage File, the Trustee shall enforce the obligations of the Originator under the Master Agreement to cure such defect or deliver such missing document to the Trustee or the Custodian within 90 days.  If the Originator does not cure such defect or deliver such missing document within such time period, the Trustee shall use commercially reasonable efforts to enforce the obligations of the Originator to either repurchase or substitute for such Mortgage Loan in accordance with Section 2.03 and the Depositor hereby agrees to direct and assist the Trustee in enforcing any obligations of the Originator to repurchase or substitute for a Mortgage Loan which has breached a representation or warranty under the Master Agreement.  In connection with the foregoing, it is understood that the Custodian on behalf of the Trustee shall have no duty to discover any such defects except in the course of performing its review of the Mortgage Files to the extent set forth herein.

The Trustee shall enforce the obligations of the Originator under the Master Agreement to cause the Assignments which were delivered in blank to be completed and to record all Assignments referred to in Section 2.01(iii) hereof and, to the extent necessary, in Section 2.01(iv) hereof. The Trustee shall enforce the obligations of the Originator under the Master Agreement to deliver such assignments for recording within 180 days of the Closing Date.  In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Trustee shall enforce the obligations of the Originator under the Master Agreement to promptly have a substitute Assignment prepared or have such defect cured, as the case may be, and thereafter cause each such Assignment to be duly recorded.

Notwithstanding the foregoing, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments shall not be required to be submitted for recording (except with respect to any Mortgage Loan located in Maryland or Kentucky) unless the Trustee (or the Custodian on behalf of the Trustee) and the Depositor receive notice that such failure to record would result in a withdrawal or a downgrading by any Rating Agency of the rating on any Class of Certificates; provided, however, each Assignment, shall be submitted for recording in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of:  (i) reasonable direction by the Holders of Certificates entitled to at least 25% of the Voting Rights, (ii) the occurrence of a Servicer Event of Termination, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Originator, (iv) the occurrence of a servicing transfer as described in Section 7.02 hereof, (v) upon receipt of notice from the Servicer, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage, (vi) upon receipt of notice from the Servicer, any Mortgage Loan that is 90 days or more Delinquent and such recordation would be necessary to facilitate conversion of the Mortgaged Property in accordance with Section 3.16 and (vii) reasonable direction by the NIMS Insurer.  In the event of (i) through (vii) set forth in the immediately preceding sentence, the Trustee shall enforce the obligations of the Originator to deliver such Assignments for recording as provided above, promptly and in any event within 30 days following receipt of notice by the Originator. Notwithstanding the foregoing, if the Originator fails to pay the cost of recording the Assignments, such expense will be paid by the Trustee and the Trustee shall be reimbursed for such expenses by the Trust.

The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution; provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 365 days of its submission for recordation. In the event that the Servicer cannot provide a copy of such document certified by the public recording office within such 365 day period, the Servicer shall deliver to the Custodian, within such 365 day period, an Officers’ Certificate of the Servicer which shall (A) identify the recorded document, (B) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (C) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, if known and (D) specify the date the applicable recorded document is expected to be delivered to the Custodian, and, upon receipt of a copy of such document certified by the public recording office, the Servicer shall immediately deliver such document to the Custodian. In the event the appropriate public recording office will not certify as to the accuracy of such document, the Servicer shall deliver a copy of such document certified by an officer of the Servicer to be a true and complete copy of the original to the Custodian.

The parties hereto understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a “high-cost home loan” as defined by the Homeownership and Equity Protection Act of 1994 or any other applicable predatory or abusive lending laws.

SECTION 2.02	Acceptance by Trustee.

Subject to the provisions of Section 2.01 and subject to the review described below and any exceptions noted on the exception report described in the next paragraph below, the Trustee acknowledges receipt by it (or the Custodian on its behalf) of the documents referred to in Section 2.01 above and all other assets included in the definition of “Trust Fund” and declares that it (or the Custodian on its behalf) holds and will hold such documents and the other documents delivered to it constituting a Mortgage File, and that it holds or will hold all such assets and such other assets included in the definition of “Trust Fund” in trust for the exclusive use and benefit of all present and future Certificateholders.

The Trustee agrees that it (or a Custodian will agree on its behalf) shall, for the benefit of the Certificateholders, review, or that it or a Custodian on its behalf has reviewed pursuant to Section 2.01 each Mortgage File on or prior to the Closing Date, with respect to each Mortgage Loan (or, with respect to any document delivered after the Startup Day, within 45 days of receipt and with respect to any Qualified Substitute Mortgage Loan, within 45 days after the assignment thereof).  The Trustee further agrees that it or a Custodian on its behalf shall, for the benefit of the Certificateholders, certify to the Depositor and the Servicer (with a copy to the NIMS Insurer) in substantially the form attached hereto as Exhibit F-1, within 45 days after the Closing Date, with respect to each Mortgage Loan (or, with respect to any document delivered after the Startup Day, within 45 days of receipt and with respect to any Qualified Substitute Mortgage, within 45 days after the assignment thereof) that, as to each Mortgage Loan listed in the respective Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in the exception report annexed thereto as not being covered by such certification), (i) all documents required to be delivered to it (or the Custodian on its behalf) pursuant to Section 2.01 of this Agreement are in its possession, (ii) such documents have been reviewed by it (or the Custodian on its behalf) and have not been mutilated, damaged or torn and appear on their face to relate to such Mortgage Loan and (iii) based on its examination and only as to the foregoing, the information set forth in the Mortgage Loan Schedule that corresponds to items (1) and (3) of the Mortgage Loan Schedule accurately reflects information set forth in the Mortgage File. It is herein acknowledged that, in conducting such review, the Trustee (or the Custodian, as applicable) is under no duty or obligation to inspect, review or examine any such documents, instruments, certificates or other papers to determine that they are genuine, legally enforceable, valid or binding or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

Prior to the first anniversary date of this Agreement the Trustee (or the Custodian on its behalf) shall deliver to the Depositor and the Servicer, with a copy to the NIMS Insurer a final certification in the form annexed hereto as Exhibit F-2, with any applicable exceptions noted thereon.

If in the process of reviewing the Mortgage Files and making or preparing, as the case may be, the certifications referred to above, the Trustee (or the Custodian, as applicable) finds any document or documents constituting a part of a Mortgage File to be missing or not to conform with respect to any characteristics which are within the scope of the Trustee’s (or the Custodian’s, as applicable) review as provided herein, at the conclusion of its review, the Trustee shall so notify the Originator, the Depositor, the NIMS Insurer and the Servicer. In addition, upon the discovery by the Depositor, the NIMS Insurer or the Servicer (or upon receipt by the Trustee of written notification of such breach) of a breach of any of the representations and warranties made by the Originator in the Master Agreement or the Seller in the Assignment Agreement in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the related Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the NIMS Insurer and the other parties to this Agreement.

Notwithstanding anything to the contrary in this Agreement, in no event shall the Trustee be liable to any party hereto or to any third party for the performance of any custody-related functions, including without limitation with respect to which the Custodian shall fail to take action on behalf of the Trustee or failure by the Custodian to perform any custody related functions in the event the Custodian shall fail to satisfy all the related requirements under this Agreement.

The Depositor and the Trustee intend that the assignment and transfer herein contemplated constitute a sale of the Mortgage Loans, the related Mortgage Notes and the related documents, conveying good title thereto free and clear of any liens and encumbrances, from the Depositor to the Trustee in trust for the benefit of the Certificateholders and that such property not be part of the Depositor’s estate or property of the Depositor in the event of any insolvency by the Depositor. In the event that such conveyance is deemed to be, or to be made as security for, a loan, the parties intend that the Depositor shall be deemed to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the related Mortgage Notes and the related documents, and that this Agreement shall constitute a security agreement under applicable law.

SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Originator or the Seller.

(a)  Upon discovery or receipt of written notice from the Trustee of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Originator or the Seller, as applicable, of any representation, warranty or covenant under the Master Agreement or the Assignment Agreement, as applicable, in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the Trustee shall request that the Originator deliver such missing document or that the Originator or the Seller cure such defect or breach within 90 days from the date the Originator or the Seller was notified of such missing document, defect or breach, and if the Originator or the Seller does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce (in the manner set forth in Section 2.01) the Originator’s obligation under the Master Agreement or the Assignment Agreement or the Seller’s obligation under the Assignment Agreement and notify the Originator or the Seller, as applicable, of its obligation to repurchase such Mortgage Loan from the Trust Fund at the Purchase Price on or prior to the Determination Date following the expiration of such 90 day period (subject to Section 2.03(e)). The Purchase Price for the repurchased Mortgage Loan shall be remitted to the Servicer for deposit in the Collection Account, and the Trustee, upon receipt of written certification from the Servicer of such deposit, shall release (or cause the Custodian to release) to the Originator or the Seller, as applicable, the related Mortgage File  and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Originator or the Seller, as applicable, shall furnish to it and as shall be necessary to vest in the Originator or Seller, as applicable, any Mortgage Loan released pursuant hereto and the Trustee shall have no further responsibility with regard to such Mortgage File (it being understood that the Trustee shall have no responsibility for determining the sufficiency of such assignment for its intended purpose). In lieu of repurchasing any such Mortgage Loan as provided above, the Originator or the Seller, as applicable, may cause such Mortgage Loan to be removed from the Trust Fund (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d); provided, however, the Seller may not substitute for any Mortgage Loan which breaches a representation or warranty regarding abusive or predatory lending laws. It is understood and agreed that the obligation of the Originator or the Seller, as applicable, to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall constitute the sole remedy against the Originator or the Seller, as applicable, respecting such omission, defect or breach available to the Trustee on behalf of the Certificateholders.  In order to facilitate the discovery of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Originator of any representation, warranty or covenant under the Master Agreement in respect of any Mortgage Loan which materially adversely affects the value of that Mortgage Loan or the interest therein of the Certificateholders, the Depositor shall have the right to request from the Originator, on behalf of the Trust Fund, a copy of the Mortgage File (including any documents related thereto, such as payment histories, collection screens and payoff amounts) from the Originator, or if any portion or copy of such Mortgage File is being held by the Servicer or the Custodian, from the Servicer or the Custodian, as applicable and the Originator, the Servicer or the Custodian, as applicable, are hereby authorized to deliver such file to the Depositor.  In addition, within 5 Business Days after request by the Depositor therefor, the Trustee, in its capacity as Custodian, shall provide a copy of any Mortgage File in its possession to the Depositor.  The Depositor shall pay any costs and expenses of the Custodian incurred in connection with the provision or examination of any such Mortgage File requested pursuant to the preceding sentence.

(b)  Within 90 days of the earlier of discovery by the Depositor or receipt of notice by the Depositor of the breach of any representation, warranty or covenant of the Depositor set forth in Section 2.06, which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the Depositor shall cure such breach in all material respects.

(c)  Within 90 days of the earlier of discovery by the Servicer or receipt of notice by the Servicer of the breach of any representation, warranty or covenant of the Servicer set forth in Section 2.05 which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the Servicer shall cure such breach in all material respects.

(d)  Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the last Business Day that is within two years after the Closing Date. As to any Deleted Mortgage Loan for which the Originator or the Seller, as applicable, substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Originator or the Seller, as applicable, delivering to the Trustee (or the Custodian on behalf of the Trustee), for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage and the Assignment to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Adjustment (as described below), if any, in connection with such substitution. The Trustee shall acknowledge (or cause the Custodian to acknowledge) receipt for such Qualified Substitute Mortgage Loan or Loans and, within 45 days thereafter, shall review such documents as specified in Section 2.02 and deliver to the Depositor and the Servicer (with a copy to the NIMS Insurer), with respect to such Qualified Substitute Mortgage Loan or Loans, a certification substantially in the form attached hereto as Exhibit F-1, with any applicable exceptions noted thereon. Within one year of the date of substitution, the Trustee shall deliver (or cause the Custodian to deliver) to the Depositor and the Servicer (with a copy to the NIMS Insurer) a certification substantially in the form of Exhibit F-2 hereto with respect to such Qualified Substitute Mortgage Loan or Loans, with any applicable exceptions noted thereon. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of the Trust Fund and will be retained by the Originator or the Seller, as applicable. For the month of substitution, distributions to Certificateholders will reflect the collections and recoveries in respect of such Deleted Mortgage Loan in the Due Period preceding the month of substitution and the Originator or the Seller, as applicable, shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan.  The Depositor shall give or cause to be given written notice to the Trustee and the NIMS Insurer, who shall forward such notice to the Certificateholders, that such substitution has taken place, shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee and the Custodian and the NIMS Insurer.   Upon such substitution by the Originator or the Seller, as applicable, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Mortgage Pool and shall be subject in all respects to the terms of this Agreement and the Assignment Agreement, including all applicable representations and warranties thereof included in the Assignment Agreement as of the date of substitution.

For any month in which the Originator or the Seller, as applicable, substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (the “Substitution Adjustment”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate, as to each such Qualified Substitute Mortgage Loan, of the Stated Principal Balance thereof as of the date of substitution, together with one month’s interest on such Stated Principal Balance at the applicable Mortgage Rate. On the date of such substitution, the Originator or the Seller, as applicable, will deliver or cause to be delivered to the Servicer for deposit in the Collection Account an amount equal to the Substitution Adjustment, if any, and the Trustee, upon receipt of the related Qualified Substitute Mortgage Loan or Loans and certification by the Servicer of such deposit, shall release (or cause the Custodian to release) to the Originator or the Seller, as applicable, the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Originator or the Seller, as applicable, shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

In addition, pursuant to the terms of the Assignment Agreement, the Originator or the Seller, as applicable, shall obtain at its own expense and deliver to the Trustee and the NIMS Insurer an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on the Trust Fund, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(I) of the Code or on “contributions after the startup date” under Section 860G(d)(I) of the Code or (b) any REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding. If such Opinion of Counsel can not be delivered, then such substitution may only be effected at such time as the required Opinion of Counsel can be given.

(e)  Upon discovery by the Depositor, the Servicer, the NIMS Insurer or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties hereto. In connection therewith, the Originator or the Depositor, as the case may be, shall repurchase or, subject to the limitations set forth in Section 2.03(d), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Such repurchase or substitution shall be made (i) by the Originator if the affected Mortgage Loan’s status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Originator under the Master Agreement or (ii) the Depositor, if the affected Mortgage Loan’s status as a non-qualified mortgage is a breach of any representation or warranty of the Depositor set forth in Section 2.06, or if its status as a non-qualified mortgage is a breach of no representation or warranty. Any such repurchase or substitution shall be made in the same manner as set forth in Section 2.03(a) or 2.03(d), if made by the Originator, or Section 2.03(b), if made by the Depositor. The Trustee (or the Custodian on behalf of the Trustee) shall reconvey to the Depositor or the Originator, as the case may be, the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty.

(f)  Upon discovery or receipt of written notice of a breach by the Seller of any representation, warranty or covenant made by the Seller under the Assignment Agreement in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, and if either (i) such Mortgage Loan is not in breach of any representation, warranty or covenant of the Originator or (ii) the Originator has failed to remedy such representation, warranty or covenant with respect to such Mortgage Loan, then the Trustee shall enforce the obligation of the Seller to remedy such breach, to the extent provided in the Assignment Agreement, in the manner and within the time periods set forth in the Assignment Agreement.

SECTION 2.04	[Reserved].

SECTION 2.05	Representations, Warranties and Covenants of the Servicer.

The Servicer hereby represents, warrants and covenants to the Trustee, for the benefit of each of the Trustee and the Certificateholders, and to the Depositor, that as of the Closing Date or as of such date specifically provided herein:

(i)  The Servicer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located (or is otherwise exempt under applicable law from such qualification) if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer or to ensure the enforceability or validity of each Mortgage Loan; the Servicer has the power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) and all documents and instruments contemplated hereby which are executed and delivered by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all documents and instruments contemplated hereby which are executed and delivered by the Servicer, assuming due authorization, execution and delivery by the other parties hereto, evidences the valid, binding and enforceable obligation of the Servicer, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and all requisite corporate action has been taken by the Servicer to make this Agreement and all documents and instruments contemplated hereby which are executed and delivered by the Servicer valid and binding upon the Servicer in accordance with its terms;

(ii)  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer and will not result in the material breach of any term or provision of the charter or by-laws of the Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(iii)  The execution and delivery of this Agreement by the Servicer and the performance and compliance with its obligations and covenants hereunder do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained;

(iv)  [Reserved];

(v)  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vi)  There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against the Servicer that, either individually or in the aggregate, which would reasonably be expected to (A) result in any change in the business, operations, financial condition, properties or assets of the Servicer that might prohibit or materially and adversely affect the performance by such Servicer of its obligations under, or the validity or enforceability of, this Agreement, or (B) result in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or (C) draw into question the validity or enforceability of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or (D) impair materially the ability of the Servicer to perform under the terms of this Agreement;

(vii)  Neither this Agreement nor any information, certificate of an officer, statement furnished in writing or report delivered to the Trustee by the Servicer in connection with the transactions contemplated hereby contains any untrue statement of a material fact;

(viii)  The Servicer will not waive any Prepayment Charge unless it is waived in accordance with the standard set forth in Section 3.01; and

(ix)  The Servicer has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the Mortgage Files to the Trustee (or the Custodian on behalf of the Trustee) and shall inure to the benefit of the Trustee, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the NIMS Insurer, the Servicer or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan, Prepayment Charge or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Servicer, the NIMS Insurer and the Trustee. Notwithstanding the foregoing, within 90 days of the earlier of discovery by the Servicer or receipt of notice by the Servicer of the breach of the representation or covenant of the Servicer set forth in Section 2.05(viii) above which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Servicer must pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account.  The foregoing shall not, however, limit any remedies available to the Certificateholders, the Depositor or the Trustee on behalf of the Certificateholders, pursuant to the Master Agreement respecting a breach of the representations, warranties and covenants of the Originator.

SECTION 2.06	Representations and Warranties of the Depositor.

The Depositor represents and warrants to the Trust, the Servicer and the Trustee on behalf of the Certificateholders as follows:

(i)  This agreement constitutes a legal, valid and binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity);

(ii)   Immediately prior to the sale and assignment by the Depositor to the Trustee on behalf of the Trust of each Mortgage Loan, the Depositor had good and marketable title to each Mortgage Loan (insofar as such title was conveyed to it by the Seller) subject to no prior lien, claim, participation interest, mortgage, security interest, pledge, charge or other encumbrance or other interest of any nature;

(iii)  As of the Closing Date, the Depositor has transferred all right, title and interest in the Mortgage Loans to the Trustee on behalf of the Trust;

(iv)  The Depositor has not transferred the Mortgage Loans to the Trustee on behalf of the Trust with any intent to hinder, delay or defraud any of its creditors;

(v)  The Depositor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, with full corporate power and authority to own its assets and conduct its business as presently being conducted;

(vi)  The Depositor is not in violation of its articles of incorporation or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Depositor is a party or by which it or its properties may be bound, which default might result in any material adverse changes in the financial condition, earnings, affairs or business of the Depositor or which might materially and adversely affect the properties or assets, taken as a whole, of the Depositor;

(vii)  The execution, delivery and performance of this Agreement by the Depositor, and the consummation of the transactions contemplated thereby, do not and will not result in a material breach or violation of any of the terms or provisions of, or, to the knowledge of the Depositor, constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Depositor is a party or by which the Depositor is bound or to which any of the property or assets of the Depositor is subject, nor will such actions result in any violation of the provisions of the articles of incorporation or by-laws of the Depositor or, to the best of the Depositor’s knowledge without independent investigation, any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Depositor or any of its properties or assets (except for such conflicts, breaches, violations and defaults as would not have a material adverse effect on the ability of the Depositor to perform its obligations under this Agreement);

(viii)  To the best of the Depositor’s knowledge without any independent investigation, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body of the United States or any other jurisdiction is required for the issuance of the Certificates, or the consummation by the Depositor of the other transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as (a) may be required under State securities or Blue Sky laws, (b) have been previously obtained or (c) the failure of which to obtain would not have a material adverse effect on the performance by the Depositor of its obligations under, or the validity or enforceability of, this Agreement;

(ix)  There are no actions, proceedings or investigations pending before or, to the Depositor’s knowledge, threatened by any court, administrative agency or other tribunal to which the Depositor is a party or of which any of its properties is the subject: (a) which if determined adversely to the Depositor would have a material adverse effect on the business, results of operations or financial condition of the Depositor; (b) asserting the invalidity of this Agreement or the Certificates; (c) seeking to prevent the issuance of the Certificates or the consummation by the Depositor of any of the transactions contemplated by this Agreement, as the case may be; or (d) which might materially and adversely affect the performance by the Depositor of its obligations under, or the validity or enforceability of, this Agreement; and

(x)  The beneficial owner of the payments made under the Interest Rate Swap Agreement, the Interest Rate Cap Agreement or the Basis Risk Cap Agreement is either (i) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations, or (ii) a “non-U.S. branch of a foreign person” as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”) for United States federal income tax purposes, and it is a “foreign person” as that term is used in section 1.6041-4(a)(4) of the Regulations for United States federal income tax purposes.   The Depositor understands that both the Trust and the Trustee are relying on this information in connection with the execution of the Interest Rate Swap Agreement, the Interest Rate Cap Agreement and the Basis Risk Cap Agreement.

SECTION 2.07	Issuance of Certificates.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to it (or the Custodian on behalf of the Trustee) of the Mortgage Files, subject to any exceptions noted by the Custodian in its exception report delivered pursuant to Section 2.02, together with the assignment to it of all other assets included in the Trust Fund, receipt of which is hereby acknowledged. Concurrently with such assignment and delivery and in exchange therefor, the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered to or upon the order of the Depositor, the Certificates in authorized denominations. The interests evidenced by the Certificates constitute the entire beneficial ownership interest in the Trust Fund.

SECTION 2.08	Authorization to Enter into Basis Risk Cap Agreement, Interest Rate Cap Agreement and Interest Rate Swap Agreement.

(a)  The Trustee is hereby directed to execute and deliver the Basis Risk Cap Agreement on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Trustee on behalf of Party B (as defined therein) and not in its individual capacity.  The Servicer, the Depositor and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that (i) the Trustee shall execute and deliver the Basis Risk Cap Agreement on behalf of Party B (as defined therein) and (ii) the Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Trustee on behalf of Party B as defined therein) and not in its individual capacity.

(b)  The Trustee, not in its individual capacity but solely in its separate capacity as Cap Trustee, is hereby directed to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made by the Cap Trustee, as described herein.  The Cap Trustee is hereby directed to execute and deliver the Cap Allocation Agreement and the Interest Rate Cap Agreement on behalf of Party B (as defined in the Interest Rate Cap Agreement) and to exercise the rights, perform the obligations, and make the representations of Party B, solely in its capacity as Cap Trustee on behalf of Party B (as defined in the Interest Rate Cap Agreement) and not in its individual capacity.  The Servicer, the Depositor and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that (i) the Cap Trustee shall execute and deliver the Cap Allocation Agreement and the Interest Rate Cap Agreement on behalf of Party B (as defined in the Interest Rate Cap Agreement), (ii) the Cap Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Cap Trustee on behalf of Party B (as defined in the Interest Rate Cap Agreement) and not in its individual capacity and (iii) the Trustee on the Cap Trustee’s behalf shall also be entitled to exercise the rights and obligated to perform the obligations of Party B under the Interest Rate Cap Agreement.  Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall apply to the Trustee’s execution (as Cap Trustee) of the Interest Rate Cap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

(c)  The Trustee, not in its individual capacity but solely in its separate capacity as Supplemental Interest Trust Trustee, is hereby directed to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made by the Supplemental Interest Trust Trustee, as described herein. The Supplemental Interest Trust Trustee is hereby directed to execute and deliver the Interest Rate Swap Agreement on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and not in its individual capacity.  The Servicer, the Depositor and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that (i) the Supplemental Interest Trust Trustee shall execute and deliver the Interest Rate Swap Agreement on behalf of Party B (as defined therein), (ii) the Supplemental Interest Trust Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, not in its individual capacity but, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and (iii) the Trustee on the Supplemental Interest Trust Trustee’s behalf shall also be entitled to exercise the rights and obligated to perform the obligations of Party B under the Interest Rate Swap Agreement.  Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall apply to the Trustee’s execution (as Supplemental Interest Trust Trustee) of the Interest Rate Swap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

SECTION 2.09	Acceptance of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5 and REMIC 6 by the Trustee; Conveyance of REMIC 1 Regular Interests, Class C Interest and Class P Interest; Issuance of Certificates.

(a)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the assets described in the definition of REMIC 1 for the benefit of the holders of the REMIC 1 Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-1 Interest). The Trustee acknowledges receipt of the assets described in the definition of REMIC 1 and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC 1 Regular Interests and the Class R Certificates (in respect of the Class R-1 Interest). The interests evidenced by the Class R-1 Interest, together with the REMIC 1 Regular Interests, constitute the entire beneficial ownership interest in REMIC 1.

(b)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC 1 Regular Interests for the benefit of the holders of the REMIC 2 Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-2 Interest). The Trustee acknowledges receipt of the REMIC 1 Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC 2 Regular Interests and the Class R Certificates (in respect of the Class R-2 Interest). The interests evidenced by the Class R-2 Interest, together with the REMIC 2 Regular Interests, constitute the entire beneficial ownership interest in REMIC 2.

(c)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC 2 Regular Interests (which are uncertificated) for the benefit of the Holders of the Regular Certificates (other than the Class C Certificates or the Class P Certificates), the Class C Interest, the Class P Interest, the Class IO Interest and the Class R Certificates (in respect of the Class R-3 Interest). The Trustee acknowledges receipt of the REMIC 4 Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Regular Certificates (other than the Class C Certificates or Class P Certificates), the Class C Interest, the Class P Interest, the Class IO Interest and the Class R Certificates (in respect of the Class R-4 Interest). The interests evidenced by the Class R-3 Interest, together with the Regular Certificates (other than the Class C Certificates or Class P Certificates), the Class C Interest, the Class P Interest and the Class IO Interest, constitute the entire beneficial ownership interest in REMIC 3.

(d)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class C Interest (which is uncertificated) for the benefit of the Holders of the Class C Certificates and the Class R-X Certificates (in respect of the Class R-4 Interest). The Trustee acknowledges receipt of the Class C Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class C Certificates and the Class R-X Certificates (in respect of the Class R-4 Interest). The interests evidenced by the Class R-4 Interest, together with the Class C Certificates, constitute the entire beneficial ownership interest in REMIC 4.

(e)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class P Interest (which is uncertificated) for the benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-5 Interest). The Trustee acknowledges receipt of the Class P Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-5 Interest). The interests evidenced by the Class R-5 Interest, together with the Class P Certificates, constitute the entire beneficial ownership interest in REMIC 5.

(f)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class IO Interest (which is uncertificated) for the benefit of the Holders of the REMIC 6 Regular Interest SWAP IO and the Class R-X Certificates (in respect of the Class R-6 Interest). The Trustee acknowledges receipt of the Class IO Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC 6 Regular Interest SWAP IO and the Class R-X Certificates (in respect of the Class R-6 Interest). The interests evidenced by the Class R-6 Interest, together with the REMIC 6 Regular Interest SWAP IO, constitute the entire beneficial ownership interest in REMIC 6.

(g)  Concurrently with (i) the assignment and delivery to the Trustee of REMIC 1 and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (a) hereof, (ii) the assignment and delivery to the Trustee of REMIC 2 (including the Residual Interest therein represented by the Class R-2 Interest) and the acceptance by the Trustee thereof, pursuant to subsection (b) hereof, (iii) the assignment and delivery to the Trustee of REMIC 3 (including the Residual Interest therein represented by the Class R-3 Interest) and the acceptance by the Trustee thereof, pursuant to subsection (c) hereof, (iv) the assignment and delivery to the Trustee of REMIC 4 (including the Residual Interest therein represented by the Class R-4 Interest) and the acceptance by the Trustee thereof, pursuant to subsection (c) hereof, (v) the assignment and delivery to the Trustee of REMIC 5 (including the Residual Interest therein represented by the Class R-5 Interest) and the acceptance by the Trustee thereof, pursuant to subsection (d) hereof and (vi) the assignment and delivery to the Trustee of REMIC 6 (including the Residual Interest therein represented by the Class R-6 Interest) and the acceptance by the Trustee thereof, pursuant to subsection (e) hereof, the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered to or upon the order of the Depositor, (A) the Class R Certificates in authorized denominations evidencing the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest and (B) the Class R-X Certificates in authorized denominations evidencing the Class R-4 Interest, the Class R-5 Interest and the Class R-6 Interest.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

SECTION 3.01	Servicer to Act as Servicer.

The Servicer shall service and administer the Mortgage Loans on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders (as determined by the Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that the Servicer, any Sub-Servicer or any Affiliate of the Servicer or any Sub-Servicer may have with the related Mortgagor;

(ii)  the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

(iii)  the Servicer’s obligation to make Advances or Servicing Advances; or

(iv)  the Servicer’s or any Sub-Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction (the “Servicing Standard”).

To the extent consistent with the foregoing, the Servicer (a) shall seek the timely and complete recovery of principal and interest on the Mortgage Notes and (b) shall waive (or permit a Sub-Servicer to waive) a Prepayment Charge only under the following circumstances: (i) such waiver is standard and customary in servicing similar Mortgage Loans and, (ii) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, (iii) the collection of such Prepayment Charge would be in violation of applicable laws or (iv) the Servicer has not received information and documentation sufficient to confirm the existence or amount of such Prepayment Charge.  If a Prepayment Charge is waived as permitted by meeting the standard described in clauses (iii) or (iv) above, then the Trustee shall make commercially reasonable efforts to attempt to enforce the obligations of the Originator under the Master Agreement to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates and the Depositor hereby agrees to assist and direct the Trustee in enforcing any obligations of the Originator to pay the amount of such waived Prepayment Charge under the Master Agreement.  If the Originator fails to pay the amount of such waived Prepayment Charge in accordance with its obligations under the Master Agreement, the Trustee and the Depositor shall consult on further actions to be taken against the Originator.  The Servicer hereby acknowledges that for the purposes of clause (iii) above, the law applicable to the enforcement of Prepayment Charges is the law applicable to the originator of the related Mortgage Loan.  In the event the Servicer determines that (i) the foregoing acknowledgement is no longer accurate and (ii) applicable state law would prevent it from fully enforcing any Prepayment Charge, the Servicer shall (i) provide notice to the Depositor at least 30 days prior to waiving any such Prepayment Charge and (ii) provide a written opinion of counsel from a nationally recognized law firm experienced in regulatory matters concluding that fully enforcing such Prepayment Charge would violate applicable law.

To the extent consistent with the foregoing, the Servicer shall also seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Sub-Servicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.  Without limiting the generality of the foregoing, the Servicer, in the name of the Trust Fund, is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with the Servicing Standard, to execute and deliver, on behalf of the Certificateholders and the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and Certificateholders.  The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby.  The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy.  Subject to Section 3.17, within five (5) days of the Closing Date, the Trustee shall execute and furnish to the Servicer and any Sub-Servicer any special or limited powers of attorney and other documents necessary or appropriate to enable the Servicer or any Sub-Servicer to carry out their servicing and administrative duties hereunder; provided, such limited powers of attorney or other documents shall be prepared by the Servicer and submitted to the Trustee for execution.  The Trustee shall not be liable for the actions by the Servicer or any Sub-Servicers under such powers of attorney.

Subject to Section 3.09 hereof, in accordance with the standards of the preceding paragraph, the Servicer, on escrowed accounts, shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09, and further as provided in Section 3.11. Any cost incurred by the Servicer or by Sub-Servicers in effecting the payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.04) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the Stated Principal Balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (unless, in any such case, as provided in Section 3.07, the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (B) cause any REMIC created hereunder to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

The Servicer shall also undertake to defend, with respect to a claim against the Trustee or the Trust, any claims against the Trust, the Trustee or itself by a Mortgagor which relate to or affect the servicing of any Mortgage Loan.  This shall not be construed as an assumption of liability in such matters.  The Trustee shall notify the Servicer of any such claim as soon as practicable after receiving notice of such claim.  The Servicer shall not be liable for any delay in responding to any claim of which it has not received timely notice.  The Trustee shall cooperate with the Servicer in all aspects of the defense of such claims, including the timely delivery of all relevant litigation files and other related information.  In the event the Servicer acts on behalf of the Trustee, the Trust or itself in any such litigation, the Trust shall pay all costs and expenses (including attorneys’ fees, court costs, settlements and judgments) associated with the defense and management of such claim; provided, however, that the Servicer shall not be indemnified for any such cost or expense relating to claims against the Servicer and incurred by reason of its willful misfeasance, bad faith or negligence in the performance of its duties hereunder.

The Servicer further is hereby authorized and empowered in its own name or in the name of the Subservicer, when the Servicer or the Subservicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable expenses incurred in connection with the actions described in the preceding sentence or as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS® System, shall be reimbursable by the Trust Fund to such Servicer.

SECTION 3.02	Sub-Servicing Agreements Between Servicer and Sub-Servicers.

(a)  The Servicer may enter into Sub-Servicing Agreements with Sub-Servicers, which may be Affiliates of the Servicer, for the servicing and administration of the Mortgage Loans; provided, however, (i) such sub-servicing arrangement and the terms of the related Sub-Servicing Agreement must provide for the servicing of the Mortgage Loans in a manner consistent with the servicing arrangement contemplated hereunder and (ii) the NIMS Insurer shall have consented to such sub-servicing agreement.  The Trustee is hereby authorized to acknowledge, at the request of the Servicer, any Sub-Servicing Agreement.  No such acknowledgment shall be deemed to imply that the Trustee has consented to any such Sub-Servicing Agreement, has passed upon whether such Sub-Servicing Agreement meets the requirements applicable to Sub-Servicing Agreements set forth in this Agreement or has passed upon whether such Sub-Servicing Agreement is otherwise permitted under this Agreement.  The Servicer may, in connection with its duties as Servicer hereunder, enter into transactions with any of its Affiliates relating to the Mortgage Loans; provided, that (i) such transaction is in the ordinary course of business of the Servicer, and (ii) the terms of such transaction are no less favorable to the Servicer than it would obtain in a comparable arm’s-length transaction with a person that is not an Affiliate of the Servicer.

Each Sub-Servicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Sub-Servicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. The terms of any Sub-Servicing Agreement will not be inconsistent with any of the provisions of this Agreement. Any variation in any Sub-Servicing Agreements from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Sub-Servicing Accounts or the timing and amount of remittances by the Sub-Servicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the NIMS Insurer and the Trustee copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer’s execution and delivery of such instruments.

(b)  As part of its servicing activities hereunder, the Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

SECTION 3.03	Successor Sub-Servicers.

The Servicer, with the consent of the NIMS Insurer, shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Sub-Servicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Sub-Servicer, all servicing obligations of such Sub-Servicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Sub-Servicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02.

Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by the Servicer or the Trustee (if the Trustee is acting as Servicer) without fee, in accordance with the terms of this Agreement, in the event that the Servicer (or the Trustee, if such party is then acting as Servicer) shall, for any reason, no longer be the Servicer (including termination due to a Servicer Event of Termination).

SECTION 3.04	Liability of the Servicer.

Notwithstanding any Sub-Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Sub-Servicer or reference to actions taken through a Sub-Servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Sub-Servicer for indemnification of the Servicer by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

SECTION 3.05	No Contractual Relationship Between Sub-Servicers and the NIMS Insurer, the Trustee or Certificateholders.

Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Sub-Servicer in its capacity as such shall be deemed to be between the Sub-Servicer and the Servicer alone, and the NIMS Insurer, the Trustee or Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Sub-Servicer, irrespective of whether the Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees.

SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Trustee.

In the event the Servicer shall for any reason no longer be the servicer (including by reason of the occurrence of a Servicer Event of Termination), the Trustee, in addition to its duties under Section 7.02, shall thereupon assume all of the rights and obligations of the Servicer under each Sub-Servicing Agreement that the Servicer may have entered into, unless the Trustee elects to terminate any Sub-Servicing Agreement in accordance with its terms as provided in Section 3.03. Upon such assumption, the Trustee (or the successor servicer appointed pursuant to Section 7.02) shall be deemed, subject to Section 3.03, to have assumed all of the departing Servicer’s interest therein and to have replaced the departing Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that (i) the departing Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement that arose before it ceased to be the Servicer and (ii) neither the Trustee nor any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

The Servicer at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreements to the assuming party. All Servicing Transfer Costs shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Servicer is the Trustee or it defaults in its obligation to pay such costs, such costs shall be paid by the successor Servicer or the Trustee (in which case the successor Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the Trust).

SECTION 3.07	Collection of Certain Mortgage Loan Payments.

The Servicer shall make reasonable efforts, in accordance with the Servicing Standard, to collect all payments called for under the terms and provisions of the Mortgage Loans and the provisions of any applicable insurance policies provided to the Servicer.  Consistent with the foregoing, the Servicer may in its discretion (i) waive any late payment charge or, if applicable, any penalty interest or any provisions of any Mortgage Loan requiring the related Mortgagor to submit to mandatory arbitration with respect to disputes arising thereunder, or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided, however, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely Advances on such Mortgage Loan during such extension pursuant to Section 4.04 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangement. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 3.01, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as “forbearance”), provided, however, that the NIMS Insurer’s prior written consent shall be required for any modification, waiver or amendment if the aggregate number of outstanding Mortgage Loans which have been modified, waived or amended exceeds 5% of the number of Mortgage Loans as of the Cut-off Date.  The Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the standards of Section 3.01 shall be reflected in writing in the Mortgage File.

SECTION 3.08	Sub-Servicing Accounts.

In those cases where a Sub-Servicer is servicing a Mortgage Loan pursuant to a Sub- Servicing Agreement, the Sub-Servicer will be required to establish and maintain one or more accounts (collectively, the “Sub-Servicing Account”). The Sub-Servicing Account shall be an Eligible Account and shall comply with all requirements of this Agreement relating to the Collection Account. The Sub-Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Sub-Servicer’s receipt thereof, all proceeds of Mortgage Loans received by the Sub-Servicer less its servicing compensation to the extent permitted by the Sub-Servicing Agreement, and shall thereafter deposit such amounts in the Sub-Servicing Account, in no event more than two Business Days after the receipt of such amounts. The Sub-Servicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Sub-Servicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Sub-Servicer receives such payments.

SECTION 3.09	Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

To the extent required by the related Mortgage Note, the Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the “Escrow Accounts”), into which all Escrow Payments shall be deposited and retained.  Escrow Accounts shall be Eligible Accounts. The Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities, all Escrow Payments collected on account of the Mortgage Loans and shall deposit in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items in a manner and at a time that assures that the lien priority of the Mortgage is not jeopardized (or, with respect to the payment of taxes, in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien); (ii) reimburse the Servicer (or a Sub-Servicer to the extent provided in the related Sub-Servicing Agreement) out of related collections for any Servicing Advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.14 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; or (v) clear and terminate the Escrow Account at the termination of the Servicer’s obligations and responsibilities in respect of the Mortgage Loans under this Agreement in accordance with Article X. In the event the Servicer shall deposit in a Escrow Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Escrow Account, any provision herein to the contrary notwithstanding. The Servicer will be responsible for the administration of the Escrow Accounts and will be obligated to make Servicing Advances to such accounts when and as necessary to avoid the lapse of insurance coverage on the Mortgaged Property, or which the Servicer knows, or in the exercise of the required standard of care of the Servicer hereunder should know, is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien. If any such payment has not been made and the Servicer receives notice of a tax lien with respect to the Mortgage being imposed, the Servicer will, within 10 Business Days of receipt of such notice, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property. As part of its servicing duties, the Servicer or any Sub-Servicers shall pay to the Mortgagors interest on funds in the Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. The Servicer may pay to itself any excess interest on funds in the Escrow Accounts, to the extent such action is in conformity with the Servicing Standard, is permitted by law and such amounts are not required to be paid to Mortgagors or used for any of the other purposes set forth above.

SECTION 3.10	Collection Account and Distribution Account.

(a)  On behalf of the Trust Fund, the Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (such account or accounts, the “Collection Account”), held in trust for the benefit of the Trustee and the Certificateholders. On behalf of the Trust Fund, the Servicer shall deposit or cause to be deposited in the Collection Account, in no event more than two Business Days after the Servicer’s receipt thereof, in no event more than two Business Days after the deposit of such funds in the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the Mortgage Loans due on or before the Cut-off Date) or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)  all payments on account of principal, including Principal Prepayments (but not Prepayment Charges), on the Mortgage Loans;

(ii)  all payments on account of interest (net of the Servicing Fee) on each Mortgage Loan;

(iii)  all Insurance Proceeds, Net Liquidation Proceeds, Subsequent Recoveries and condemnation proceeds (other than proceeds collected in respect of any particular REO Property and amounts paid in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 10.01);

(iv)  any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)  any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.14(a) in respect of any blanket policy deductibles;

(vi)  all proceeds of any Mortgage Loan repurchased or purchased in accordance with Section 2.03, Section 3.16(c) or Section 10.01;

(vii)  all amounts required to be deposited in connection with Substitution Adjustments pursuant to Section 2.03; and

(viii)  all Prepayment Charges collected by the Servicer and any Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Servicing Fees, late payment charges, assumption fees, insufficient funds charges and ancillary income (other than Prepayment Charges) need not be deposited by the Servicer in the Collection Account and may be retained by the Servicer as additional compensation. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(b)  On behalf of the Trust Fund, the Trustee shall establish and maintain one or more segregated, non-interest bearing trust accounts (such account or accounts, the “Distribution Account”), held in trust for the benefit of the Trustee and the Certificateholders. On behalf of the Trust Fund, the Servicer shall deliver to the Trustee in immediately available funds for deposit in the Distribution Account on or before 1:00 p.m. New York time on the Servicer Remittance Date, that portion of the Available Funds (calculated without regard to the references in the definition thereof to amounts that may be withdrawn from the Distribution Account) for the related Distribution Date then on deposit in the Collection Account, the amount of all Prepayment Charges collected during the applicable Prepayment Period by the Servicer and Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans then on deposit in the Collection Account, the amount of any funds reimbursable to an Advancing Person pursuant to Section 3.29 (unless such amounts are to be remitted in another manner as specified in the documentation establishing the related Advance Facility).

If, by 1:00 p.m. New York time, on the Servicer Remittance Date, the Servicer fails to remit to the Trustee for deposit into the Distribution Account any amounts required to be so remitted by the Servicer pursuant to this Agreement, the Servicer shall pay to the Trustee, for its own account, interest on such amounts at the prime rate for such date (as set forth in the Wall Street Journal) for the period commencing on the Servicer Remittance Date through the Business Day on which such failure is remedied.

(c)  Funds in the Collection Account and the Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give written notice to the NIMS Insurer and the Trustee of the location of the Collection Account maintained by it when established and prior to any change thereof. The Trustee shall give notice to the NIMS Insurer, the Servicer and the Depositor of the location of the Distribution Account when established and prior to any change thereof.

(d)  Funds held in the Collection Account at any time may be delivered by the Servicer to the Trustee for deposit in an account (which may be the Distribution Account and must satisfy the standards for the Distribution Account as set forth in the definition thereof) and for all purposes of this Agreement shall be deemed to be a part of the Collection Account; provided, however, that the Trustee shall have the sole authority to withdraw any funds held pursuant to this subsection (d). In the event the Servicer shall deliver to the Trustee for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request that the Trustee withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In addition, the Servicer, with respect to items (i) through (iv) below, shall deliver to the Trustee from time to time for deposit, and the Trustee, with respect to items (i) through (iv) below, shall so deposit, in the Distribution Account:

(i)  any Advances, as required pursuant to Section 4.04;

(ii)  any amounts required to be deposited pursuant to Section 3.23(d) or (f) in connection with any REO Property;

(iii)  any amounts to be paid by the Servicer in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 10.01;

(iv)  any Compensating Interest to be deposited pursuant to Section 3.24 in connection with any Prepayment Interest Shortfall;

(v)  any amounts required to be paid to the Trustee pursuant to the Agreement, including, but not limited to Section 3.06 and Section 7.02; and

(vi)  any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

SECTION 3.11	Withdrawals from the Collection Account and Distribution Account.

(a)  The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.04:

(i)  to remit to the Trustee for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.10(b) or permitted to be so remitted pursuant to the first sentence of Section 3.10(d);

(ii)  subject to Section 3.16(d), to reimburse the Servicer for (a) any unreimbursed Advances to the extent of amounts received which represent Late Collections (net of the related Servicing Fees), Liquidation Proceeds and Insurance Proceeds on Mortgage Loans or REO Properties with respect to which such Advances were made in accordance with the provisions of Section 4.04; or (b) without limiting any right of withdrawal set forth in clause (vi) below, any unreimbursed Advances that, upon a Final Recovery Determination with respect to such Mortgage Loan, are Nonrecoverable Advances, but only to the extent that Late Collections (net of the related Servicing Fees), Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer for such unreimbursed Advances; or (c) subject to 4.04(b), any unreimbursed Advances to the extent of funds held in the Collection Account for future distribution that were not included in Available Funds for the preceding Distribution Date;

(iii)  subject to Section 3.16(d), to pay the Servicer or any Sub-Servicer (a) any unpaid Servicing Fees, (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan or REO Property, and (c) without limiting any right of withdrawal set forth in clause (vi) below, any Servicing Advances made with respect to a Mortgage Loan that, upon a Final Recovery Determination with respect to such Mortgage Loan are Nonrecoverable Advances, but only to the extent that Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer or any Sub-Servicer for Servicing Advances;

(iv)  to pay to the Servicer as additional servicing compensation (in addition to the Servicing Fee) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

(v)  to pay itself, the NIMS Insurer or the Originator, as applicable, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to Section 2.03 or Section 3.16(c) all amounts received thereon subsequent to the date of purchase or substitution, as the case may be and any enforcement expenses reasonably incurred in respect of such breach or defect, including any expenses arising out of the enforcement of such purchase obligations;

(vi)  to reimburse the Servicer for any Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable Advance in accordance with the provisions of Section 4.04;

(vii)  to pay, or to reimburse the Servicer for Servicing Advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.16(b);

(viii)  to reimburse the Servicer for expenses incurred by or reimbursable to the Servicer pursuant to Section 6.03;

(ix)  to pay itself any Prepayment Interest Excess;

(x)  to clear and terminate the Collection Account pursuant to Section 10.01; and

(xi)  to withdraw any amount deposited in the Collection Account and not required to be deposited therein.

The foregoing requirements for withdrawal from the Collection Account shall be exclusive.  In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (iv), (v), (vi) and (vii) above. The Servicer shall provide written notification to the NIMS Insurer and the Trustee, on or prior to the next succeeding Servicer Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (vi) above; provided that an Officers’ Certificate in the form described under Section 4.04(d) shall suffice for such written notification to the Trustee in respect hereof.

(b)  The Trustee shall, from time to time, make withdrawals from the Distribution Account, for any of the following purposes, without priority:

(i)  to make distributions in accordance with Section 4.01;

(ii)  to pay to itself any Trustee Compensation;

(iii)  to pay any amounts in respect of taxes pursuant to Section 9.01(g);

(iv)  to clear and terminate the Distribution Account pursuant to Section 10.01;

(v)  to pay any amounts required to be paid to the Trustee pursuant to this Agreement, including but not limited to funds required to be paid pursuant to Section 3.06, Section 4.01, Section 7.02 and Section 8.05; and

(vi)  to pay to an Advancing Person reimbursements for Advances and/or Servicing Advances pursuant to Section 3.29.

SECTION 3.12	Investment of Funds in the Collection Account and the Distribution Account.

(a)  The Servicer may direct any depository institution maintaining the Collection Account and any REO Account to invest the funds on deposit in such accounts and the Trustee may invest the funds on deposit in the Distribution Account or hold such funds uninvested (each such account, for the purposes of this Section 3.12, an “Investment Account”).  All investments pursuant to this Section 3.12 shall be in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trustee is the obligor thereon or if such investment is managed or advised by a Person other than the Trustee or an Affiliate of the Trustee, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trustee is the obligor thereon or if such investment is managed or advised by the Trustee or any Affiliate. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such), or in the name of a nominee of the Trustee. The Trustee shall be entitled to sole possession (except with respect to investment direction of funds held in the Collection Account and any REO Account, and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee or its nominee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee shall:

(x)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)           demand payment of all amounts due thereunder promptly upon determination by a Responsible Officer of the Trustee that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)  All income and gain realized from the investment of funds deposited in the Collection Account and any REO Account held by or on behalf of the Servicer shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.11, Section 3.29 or Section 3.23, as applicable. The Servicer shall deposit in the Collection Account or any REO Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such Account immediately upon realization of such loss.

(c)  All income and gain realized from the investment of funds deposited in the Distribution Account shall be for the benefit of the Trustee. The Trustee shall deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such Account immediately upon realization of such loss.  Notwithstanding the foregoing, the Trustee may at its discretion, and without liability, hold the funds in the Distribution Account uninvested.

(d)  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 8.01 and Section 8.02(a)(v), upon the request of the NIMS Insurer or the Holders of Certificates representing more than 50% of the Voting Rights allocated to any Class of Certificates, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

SECTION 3.13	[Reserved].

SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(a)  The Servicer shall cause to be maintained for each Mortgage Loan hazard insurance with extended coverage on the Mortgaged Property in an amount which is at least equal to the lesser of (i) the current Principal Balance of such Mortgage Loan and (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy.  The Servicer shall also cause to be maintained hazard insurance with extended coverage on each REO Property in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding Principal Balance of the related Mortgage Loan at the time it became an REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.23, if received in respect of an REO Property. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.  It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid Principal Balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

In the event that the Servicer shall obtain and maintain a blanket policy insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.14, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by competent servicers, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Depositor, the Trustee and Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(b)  The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer’s obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Trustee and the NIMS Insurer, upon request, with copies of such insurance policies and fidelity bond.  The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days’ prior written notice to the Trustee and the NIMS Insurer. The Servicer shall also cause each Sub-Servicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if in its sole business judgment the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon.  The Servicer is also authorized, to the extent permitted under the related Mortgage Note, to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the current underwriting criteria of the Servicer for a mortgage loan similar to the related Mortgage Loan.  In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the Servicer in respect of an assumption, modification or substitution of liability agreement shall be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed by forwarding to the Trustee the executed original of such substitution, modification or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.15, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.16	Realization Upon Defaulted Mortgage Loans.

(a)  The Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07.  Title to any such property shall be taken in the name of the Trustee or its nominee, on behalf of the Certificateholders, subject to applicable law.  The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer as contemplated in Section 3.11(a) and Section 3.23. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(b)  Notwithstanding the foregoing provisions of this Section 3.16 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of the Trustee, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trustee, the Trust Fund or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(A)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(B)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

Notwithstanding the foregoing, if such environmental audit reveals, or if the Servicer has actual knowledge or notice, that such Mortgaged Property contains such wastes or substances, the Servicer shall not foreclose or accept a deed in lieu of foreclosure without the prior written consent of the NIMS Insurer.

The cost of the environmental audit report contemplated by this Section 3.16 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(vii), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund; provided that any amounts disbursed by the Servicer pursuant to this Section 3.16(b) shall constitute Servicing Advances, subject to Section 4.04(d). The cost of any such compliance, containment, clean-up or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(vii), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c)  The Servicer may, at its option, purchase a Mortgage Loan which has become 90 or more days delinquent or for which the Servicer has accepted a deed in lieu of foreclosure.  Prior to purchase pursuant to this Section 3.16(c), the Servicer shall be required to continue to make Advances pursuant to Section 4.04.  The Servicer shall not use any procedure in selecting Mortgage Loans to be repurchased which is materially adverse to the interests of the Certificateholders.  The Servicer shall purchase such delinquent Mortgage Loan at a price equal to the Purchase Price of such Mortgage Loan.  Any such purchase of a Mortgage Loan pursuant to this Section 3.16(c) shall be accomplished by deposit in the Collection Account of the amount of the Purchase Price.  Upon the satisfaction of the requirements set forth in Section 3.17(a), the Trustee shall immediately deliver the Mortgage File and any related documentation to the Servicer and will execute such documents provided to it as are necessary to convey the Mortgage Loan to the Servicer.

(d)  Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds, Liquidation Proceeds or condemnation proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to unpaid Servicing Fees; second, to reimburse the Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances pursuant to Section 3.11(a)(iii) and Advances pursuant to Section 3.11(a)(ii); third, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and fourth, as a recovery of principal of the Mortgage Loan. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Sub-Servicer pursuant to Section 3.11(a)(iii).

SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.

(a)  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer shall deliver to the Trustee, in written (with two executed copies) or electronic format, a Request for Release in the form of Exhibit E hereto (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall request delivery to it or its designee of the Mortgage File. Upon receipt of such certification and request, the Trustee shall release the related Mortgage File to the Servicer or its designee (which, shall be sent by overnight mail at the Servicer’s expense). Except as otherwise provided herein, no expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Trustee shall, upon any request made by or on behalf of the Servicer and delivery to the Trustee of two executed copies of a written Request for Release in the form of Exhibit E hereto signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File to the Servicer or its designee within three Business Days, which, shall be sent by overnight mail, at the expense of the Servicer or the related Mortgagor, and the Trustee (or the Custodian on behalf of the Trustee) shall, at the written direction of the Servicer, execute such documents provided to it by the Servicer as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Mortgage File to the Trustee (or the Custodian on behalf of the Trustee) when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered, or caused to be delivered, to the Trustee an additional Request for Release certifying as to such liquidation or action or proceedings. Upon the request of the Trustee (or the Custodian on behalf of the Trustee), the Servicer shall provide notice to the Trustee (or the Custodian on behalf of the Trustee) of the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a Request for Release, in written (with two executed copies) or electronic format (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer), from a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, such Mortgage Loan shall be released by the Trustee (or the Custodian on behalf of the Trustee) to the Servicer or its designee within three Business Days.

(c)  Upon written certification of a Servicing Officer, the Trustee (or the Custodian on behalf of the Trustee) shall execute and deliver to the Servicer or the Sub-Servicer, as the case may be, copies of any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee (or the Custodian on behalf of the Trustee) and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee (or the Custodian on behalf of the Trustee) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

SECTION 3.18	Servicing Compensation.

As compensation for its activities hereunder, the Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.24. In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds, Liquidation Proceeds or condemnation proceeds to the extent permitted by Section 3.11(a)(iii) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.23. Except as provided in Section 3.29, the right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Sub-Servicer pursuant to a Sub-Servicing Agreement entered into under Section 3.02.

Additional servicing compensation in the form of assumption fees, late payment charges, insufficient funds charges, ancillary income or otherwise (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account and pursuant to Section 3.23(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.12 and Section 3.24. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including premiums for the insurance required by Section 3.14, to the extent such premiums are not paid by the related Mortgagors or by a Sub-Servicer, and servicing compensation of each Sub-Servicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

The Servicer shall be entitled to any Prepayment Interest Excess, which it may withdraw from the Collection Account pursuant to Section 3.11(a)(ix).

SECTION 3.19	Reports to the Trustee; Collection Account Statements.

Not later than twenty days after each Distribution Date, the Servicer shall forward to the NIMS Insurer and, upon request, to the Trustee and the Depositor the most current available bank statement for the Collection Account.  Copies of such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon request at the expense of the requesting party, provided such statement is delivered by the Servicer to the Trustee.

SECTION 3.20	Statement of Compliance.

The Servicer will deliver to the Trustee not later than March 15th of each calendar year, commencing in 2008, an Officers’ Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation, in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.  The Servicer shall deliver a similar Annual Statement of Compliance by any Sub-Servicer to which the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans, to the Trustee as described above as and when required with respect to the Servicer.

If the Servicer cannot deliver the related Annual Statement of Compliance by March 15th of such year, the Depositor, may permit a cure period for the Servicer to deliver such Annual Statement of Compliance, but in no event later than March 25th of such year.

Any failure by the Servicer to deliver the Annual Statement of Compliance required under this Section 3.20, which Annual Statement of Compliance is required as part of a Form 10-K with respect to the Trust Fund, shall constitute a Servicer Event of Termination, and the Trustee may (at the direction of the Depositor) terminate the rights and obligations of the Servicer under this Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer (other than the Servicer’s rights to reimbursement of unreimbursed  Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided in this Agreement); provided that to the extent that any provision of this Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

The Servicer shall indemnify and hold harmless the Depositor and the Trustee and their respective officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based upon a breach of the Servicer's obligations under this Section 3.20.

SECTION 3.21	Assessments of Compliance and Attestation Reports.

The Servicer shall deliver to the Trustee on or before March 15th of each calendar year beginning in 2008, a report regarding the Servicer’s assessment of compliance (an “Assessment of Compliance”) with the applicable Servicing Criteria (as set forth in Exhibit R) during the preceding calendar year.  The Assessment of Compliance must contain the following:

(a)  A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b)  A statement by such officer that such officer used the Servicing Criteria, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the Servicer;

(c)  An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans; and

(d)  A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit R hereto which are indicated as applicable to the Servicer.

On or before March 15th of each calendar year beginning in 2008, the Servicer shall furnish to the Trustee a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause and any Sub-Servicer, and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Trustee and the Depositor an Assessment of Compliance and Attestation Report as and when provided above.

Such Assessment of Compliance, as to any Sub-Servicer, shall address each of the Servicing Criteria applicable to the Sub-Servicer.  Notwithstanding the foregoing, as to any subcontractor determined by the Servicer to be “participating in the servicing function,” an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

If the Servicer cannot deliver any Assessment of Compliance or Attestation Report by March 15th of such year, the Depositor, may permit a cure period for the Servicer to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 25th of such year.

Any failure by the Servicer (or any Sub-Servicer or subcontractor determined by the Servicer to be “participating in the servicing function”) to deliver any information, report, certification or accountants’ letter when and as required under this Section 3.21, which information, report, certification or accountants’ letter is required as part of a Form 10-K with respect to the Trust Fund, including (except as provided below) any failure by the Servicer to identify any subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, shall constitute a Servicer Event of Termination, and the Trustee may (at the direction of the Depositor) terminate the rights and obligations of the Servicer under this Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer (other than the Servicer’s rights to reimbursement of unreimbursed Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided in this Agreement); provided that to the extent that any provision of this Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

The Trustee shall also provide an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit R hereto which are indicated as applicable to the “trustee”.  Notwithstanding the foregoing, as to any trustee, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

Each of the Servicer and the Trustee shall indemnify and hold harmless the Depositor and the Trustee, as applicable and its officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based upon a breach of the Servicer’s or the Trustee’s obligations, as applicable, under this Section 3.21.

SECTION 3.22	Access to Certain Documentation; Filing of Reports by Trustee.

The Servicer shall provide to the Office of Thrift Supervision, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. In addition, access to the documentation regarding the Mortgage Loans will be provided to the Trustee, the NIMS Insurer and to any Person identified to the Servicer as a prospective transferee of a Certificate, upon reasonable request during normal business hours at the offices of the Servicer designated by it, at the expense of the Person requesting such access.

SECTION 3.23	Title, Management and Disposition of REO Property.

(a)  The deed or certificate of sale of any REO Property shall, subject to applicable laws, be taken in the name of the Trustee, or its nominee, in trust for the benefit of the Certificateholders. The Servicer, on behalf of REMIC 1, shall sell any REO Property as soon as practicable and in any event no later than the end of the third full taxable year after the taxable year in which such REMIC acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the three-year grace period would otherwise expire, an extension of such three-year period, unless the Servicer shall have delivered to the Trustee and the NIMS Insurer an Opinion of Counsel acceptable to the NIMS Insurer and addressed to the Trustee, the NIMS Insurer and the Depositor, to the effect that the holding by the REMIC of such REO Property subsequent to three years after its acquisition will not result in the imposition on the REMIC of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any of the REMICs created hereunder to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. The Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any of the REMICs created hereunder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b)  The Servicer shall separately account for all funds collected and received in connection with the operation of any REO Property and shall establish and maintain, or cause to be established and maintained, with respect to REO Properties an account held in trust for the Trustee for the benefit of the Certificateholders (the “REO Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Collection Account to serve as the REO Account, subject to separate ledgers for each REO Property. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(c)  The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period (subject to the requirement of prompt disposition set forth in Section 3.23(a)) as the Servicer deems to be in the best interests of Certificateholders. In connection therewith, the Servicer shall deposit, or cause to be deposited in the REO Account, in no event more than two Business Days after the Servicer’s receipt thereof, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)  all insurance premiums due and payable in respect of such REO Property;

(ii)  all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)  all costs and expenses necessary to maintain, operate and dispose of such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the REO Property and if in the Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Notwithstanding the foregoing, neither the Servicer nor the Trustee shall:

(A)  authorize the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(B)  authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(C)  authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(D)  authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Servicer has obtained an Opinion of Counsel, provided to the Trustee and the NIMS Insurer, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the REMIC, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(iv)  the terms and conditions of any such contract shall not be inconsistent herewith;

(v)  any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(vi)  none of the provisions of this Section 3.23(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(vii)  the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.  The Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether the Servicer’s compensation pursuant to Section 3.18 is sufficient to pay such fees; provided, however, that to the extent that any payments made by such Independent Contractor would constitute Servicing Advances if made by the Servicer, such amounts shall be reimbursable as Servicing Advances made by the Servicer.

(d)  In addition to the withdrawals permitted under Section 3.23(c), the Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself or any Sub-Servicer unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and Advances made in respect of such REO Property or the related Mortgage Loan. On the Servicer Remittance Date, the Servicer shall withdraw from each REO Account maintained by it and deposit into the Distribution Account in accordance with Section 3.10(d)(ii), for distribution on the related Distribution Date in accordance with Section 4.01, the income from the related REO Property received during the prior calendar month, net of any withdrawals made pursuant to Section 3.23(c) or this Section 3.23(d).

(e)  Subject to the time constraints set forth in Section 3.23(a), each REO Disposition shall be carried out by the Servicer in a manner, at such price and upon such terms and conditions as shall be normal and usual in the Servicing Standard.

(f)  The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Servicer or any Sub-Servicer as provided above, shall be deposited in the Distribution Account in accordance with Section 3.10(d)(ii) on the Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 4.01. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(g)  The Servicer shall file information returns with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements of the Code.

SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.

Not later than 1:00 p.m. New York time on each Servicer Remittance Date, the Servicer shall remit to the Distribution Account an amount (“Compensating Interest”) equal to the lesser of (A) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date and (B) its aggregate Servicing Fee received in the related Due Period and any Prepayment Interest Excess for the related Distribution Date. The Servicer shall not have the right to reimbursement for any amounts remitted to the Trustee in respect of Compensating Interest. Such amounts so remitted shall be included in the Available Funds and distributed therewith on the next Distribution Date.  The Servicer shall not be obligated to pay Compensating Interest with respect to Relief Act Interest Shortfalls.

SECTION 3.25	[Reserved].

SECTION 3.26	Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to the Mortgage Loans in the aggregate results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Stated Principal Balances that were made by the Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Servicer, upon discovery or receipt of notice thereof, immediately shall deposit in the Collection Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Depositor and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. Notwithstanding the foregoing, this Section 3.26 shall not limit the ability of the Servicer to seek recovery of any such amounts from the related Mortgagor under the terms of the related Mortgage Note, as permitted by law.

SECTION 3.27	Solicitations.

From and after the Closing Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents and Affiliates, or by any independent contractors or independent mortgage brokerage companies on the Servicer's behalf, to personally, by telephone, mail or electronic mail, solicit the Mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that the Servicer may solicit any Mortgagor for whom the Servicer has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, another mortgage company has pulled a credit report on the mortgagor or the mortgagor initiates a title search; provided further, it is understood and agreed that promotions undertaken by the Servicer or any of its Affiliates which (i) concern optional insurance products or other additional products or (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section, nor is the Servicer prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor.  Furthermore, the Servicer shall be permitted to include in its monthly statements to borrowers or otherwise, statements regarding the availability of the Servicer’s counseling services with respect to refinancing mortgage loans.

Notwithstanding the foregoing, with respect to any Fixed Rate Mortgage Loan, the Servicer may solicit the Mortgagor for the purpose of refinancing such Mortgage Loan, beginning 60 days prior to the later of (i) the expiration of the related Prepayment Charge term, if applicable and (ii) 24 months following origination of such Mortgage Loan and with respect to any Adjustable Rate Mortgage Loan, the Servicer may solicit the Mortgagor for the purpose of refinancing such Mortgage Loan, beginning 60 days prior to the later of (i) the expiration of the related Prepayment Charge term, if applicable and (ii) the expiration of any applicable fixed rate period.

SECTION 3.28	[Reserved].

SECTION 3.29	Advance Facility.

The Servicer, with the consent of the NIMS Insurer, is hereby authorized to enter into a financing or other facility (any such arrangement, an “Advance Facility”) under which (1) the Servicer sells, assigns or pledges to another Person (together with such Person’s successors and assigns, an “Advancing Person”) the Servicer’s rights under this Agreement to be reimbursed for any Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all Advances and/or Servicing Advances required to be made by the Servicer pursuant to this Agreement.  No consent of the Depositor, the Trustee, the Certificateholders or any other party (other than the NIMS Insurer consent) shall be required before the Servicer may enter into an Advance Facility.  The Servicer shall notify the NIMS Insurer and each other party to this Agreement prior to or promptly after entering into or terminating any Advance Facility.  Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund Advances and/or Servicing Advances on the Servicer’s behalf, the Servicer shall remain obligated pursuant to this Agreement to make Advances and Servicing Advances pursuant to and as required by this Agreement.  If the Servicer enters into an Advance Facility, and for so long as an Advancing Person remains entitled to receive reimbursement for any Advances including Nonrecoverable Advances (“Advance Reimbursement Amounts”) and/or Servicing Advances including Nonrecoverable Advances (“Servicing Advance Reimbursement Amounts” and together with Advance Reimbursement Amounts, “Reimbursement Amounts”) (in each case to the extent such type of Reimbursement Amount is included in the Advance Facility), as applicable, pursuant to this Agreement, then the Servicer shall identify such Reimbursement Amounts consistent with the reimbursement rights set forth in Section 3.11(a)(ii), (iii), (vi) and (vii) and remit such Reimbursement Amounts in accordance with Section 3.10(b) or otherwise in accordance with the documentation establishing the Advance Facility to such Advancing Person or to a trustee, agent or custodian (an “Advance Facility Trustee”) designated by such Advancing Person.  Notwithstanding the foregoing, if so required pursuant to the terms of the Advance Facility, the Servicer may direct, and if so directed the Trustee is hereby authorized to and shall pay to the Advance Facility Trustee the Reimbursement Amounts identified pursuant to the preceding sentence.  Notwithstanding anything to the contrary herein, in no event shall Advance Reimbursement Amounts or Servicing Advance Reimbursement Amounts be included in the Available Funds or distributed to Certificateholders.

If the terms of a facility proposed to be entered into with an Advancing Person by the Trust Fund would not materially and adversely affect the interests of any Certificateholder, then the NIMS Insurer shall not withhold its consent to the Trust Fund’s entering such facility.

Reimbursement Amounts shall consist solely of amounts in respect of Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer or the Advancing Person had made the related Advance(s) and/or Servicing Advance(s).  Notwithstanding the foregoing, except with respect to reimbursement of Nonrecoverable Advances as set forth in this Agreement, no Person shall be entitled to reimbursement from funds held in the Collection Account for future distribution to Certificateholders pursuant to this Agreement.  None of the Depositor or the Trustee shall have any duty or liability with respect to the calculation of any Reimbursement Amount, nor shall the Depositor or the Trustee have any responsibility to track or monitor the administration of the Advance Facility or the payment of Reimbursement Amounts to the related Advancing Person or Advance Facility Trustee.  The Servicer shall maintain and provide to any successor servicer and (upon request) the Trustee a detailed accounting on a loan by loan basis as to amounts advanced by, sold, pledged or assigned to, and reimbursed to any Advancing Person.  The successor servicer shall be entitled to rely on any such information provided by the predecessor servicer, and the successor servicer shall not be liable for any errors in such information.  Any successor Servicer shall reimburse the predecessor Servicer and itself for outstanding Advances and Servicing Advances, respectively, with respect to each Mortgage Loan on a first in, first out (“FIFO”) basis; provided that the successor Servicer has received prior written notice from the predecessor Servicer or the Advancing Person of reimbursement amounts owed to the predecessor Servicer.  Liquidation Proceeds with respect to a Mortgage Loan shall be applied to reimburse Advances outstanding with respect to that Mortgage Loan before being applied to reimburse Servicing Advances outstanding with respect to that Mortgage Loan.

An Advancing Person who receives an assignment or pledge of the rights to be reimbursed for Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding or purchase of Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a subservicer set forth in this Agreement.

Upon the direction of and at the expense of the Servicer, the Trustee agrees to execute such acknowledgments provided by the Servicer recognizing the interests of any Advance Facility Trustee in such Reimbursement Amounts as the Servicer may cause to be made subject to Advance Facilities pursuant to this Section 3.29.

The Servicer shall remain entitled to be reimbursed for all Advances and Servicing Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

The Servicer shall indemnify the Depositor, the Trustee, the NIMS Insurer, any successor servicer and the Trust Fund for any loss, liability or damage resulting from any claim by the related Advancing Person, except to the extent that such claim, loss, liability or damage resulted from or arose out of negligence, recklessness or willful misconduct or breach of its duties hereunder on the part of the Depositor, the Trustee, the NIMS Insurer or any successor servicer.

Any amendment to this Section 3.29 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.29, including amendments to add provisions relating to a successor servicer, may be entered into by the Trustee, the Depositor and the Servicer without the consent of any Certificateholder but with the consent of the NIMS Insurer, provided such amendment complies with Section 11.01 hereof.  All reasonable costs and expenses (including attorneys’ fees) of each party hereto of any such amendment shall be borne solely by the Servicer.  Prior to entering into an Advance Facility, the Servicer shall notify the Advancing Person in writing that:  (a) the Advances and/or Servicing Advances purchased, financed by and/or pledged to the Advancing Person are obligations owed to the Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances and/or Servicing Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any Advances and/or Servicing Advances financed by the Advancing Person and (b) the Trustee shall not have any responsibility to track or monitor the administration of the Advance Facility between the Servicer and the Advancing Person.

ARTICLE IV

FLOW OF FUNDS

SECTION 4.01	Distributions.

(a)  (I)   On each Distribution Date, the Trustee shall withdraw that portion of Available Funds for such Distribution Date consisting of the Group I Interest Remittance Amount for such Distribution Date, and make the following disbursements and transfers in the order of priority described below, in each case to the extent of the Group I Interest Remittance Amount remaining for such Distribution Date:

(i)  to the Holders of the Class I-A-1 Certificates, the Monthly Interest Distributable Amount and the Unpaid Interest Shortfall Amount, if any, for such Class; and

(ii)  concurrently, to the Holders of the Group II Certificates, on a pro rata basis based on the entitlement of each such Class, an amount equal to the excess, if any, of (x) the amount required to be distributed pursuant to Section 4.01(a)(II)(i) below for such Distribution Date over (y) the amount actually distributed pursuant to such clause from the Group II Interest Remittance Amount.

(II)           On each Distribution Date the Trustee shall withdraw from the Distribution Account that portion of Available Funds for such Distribution Date consisting of the Group II Interest Remittance Amount for such Distribution Date, and make the following disbursements and transfers in the order of priority described below, in each case to the extent of the Group II Interest Remittance Amount remaining for such Distribution Date.

(iii)  concurrently, to the Holders of the Group II Certificates, on a pro rata basis based on the entitlement of each such Class, the Monthly Interest Distributable Amount and the Unpaid Interest Shortfall Amount, if any, for each such Class; and

(iv)  to the Holders of the Class I-A-1 Certificates, an amount equal to the excess, if any, of (x) the amount required to be distributed pursuant to Section 4.01(a)(I)(i) above for such Distribution Date over (y) the amount actually distributed pursuant to such clause from the Group I Interest Remittance Amount.

(III)           On each Distribution Date, distributions to the extent of the sum of the Group I Interest Remittance Amount and the Group II Interest Remittance Amount remaining undistributed for such Distribution Date shall be distributed sequentially, to the Holders of the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates and the Class M-10 Certificates, in that order, in an amount equal to the Monthly Interest Distributable Amount for each such Class.

(b)  (I)           On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the Group I Principal Distribution Amount shall be made in the following amounts and order of priority:

(i)  to the Holders of the Class I-A-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and

(ii)  after taking into account the amount distributed to the Holders of the Group II Certificates pursuant to Section 4.01(b)(II)(i) below on such Distribution Date, to the Holders of the Group II Certificates (allocated among the Group II Certificates in the priority described below), until the Certificate Principal Balances thereof have been reduced to zero.

(II)           On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the Group II Principal Distribution Amount shall be made in the following amounts and order of priority:

(iii)  to the Holders of the Group II Certificates (allocated among Group II Certificates in the priority described below), until the Certificate Principal Balances thereof have been reduced to zero; and

(iv)  after taking into account the amount distributed to the Holders of the Class I-A-1 Certificates pursuant to Section 4.01(b)(I)(i) above on such Distribution Date, to the Holders of the Class I-A-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero.

(III)           On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount remaining undistributed for such Distribution Date shall be distributed sequentially, to the Holders of the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates and the Class M-10 Certificates, in that order, in each case, until the Certificate Principal Balance thereof has been reduced to zero.

(IV)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the Group I Principal Distribution Amount shall be made in the following amounts and order of priority:

(v)  to the Holders of the Class I-A-1 Certificates, the Group I Senior Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(vi)  to the Holders of the Group II Certificates (allocated among Group II Certificates in the priority described below), an amount equal to the excess, if any, of (x) the amount required to be distributed pursuant to Section 4.01(c)(V)(i) below for such Distribution Date over (y) the amount actually distributed pursuant to Section 4.01(c)(V)(i) below from the Group II Principal Distribution Amount on such Distribution Date.

(V)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the Group II Principal Distribution Amount shall be made in the following amounts and order of priority:

(vii)  to the Holders of the Group II Certificates (allocated among Group II Certificates in the priority described below), the Group II Senior Principal Distribution Amount until the Certificate Principal Balances thereof have been reduced to zero; and

(viii)  to the Holders of the Class I-A-1 Certificates, an amount equal to the excess, if any, of (x) the amount required to be distributed pursuant to Section 4.01(c)(IV)(i) above for such Distribution Date over (y) the amount actually distributed pursuant to Section 4.01(c)(IV)(i) above from the Group I Principal Distribution Amount on such Distribution Date.

(VI)           On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the sum of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount remaining undistributed for such Distribution Date shall be made in the following amounts and order of priority:

(ix)  to the Holders of the Class M-1 Certificates, the Class M-1 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(x)  to the Holders of the Class M-2 Certificates, the Class M-2 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xi)  to the Holders of the Class M-3 Certificates, the Class M-3 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xii)  to the Holders of the Class M-4 Certificates, the Class M-4 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xiii)  to the Holders of the Class M-5 Certificates, the Class M-5 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xiv)  to the Holders of the Class M-6 Certificates, the Class M-6 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xv)  to the Holders of the Class M-7 Certificates, the Class M-7 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xvi)  to the Holders of the Class M-8 Certificates, the Class M-8 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(xvii)  to the Holders of the Class M-9 Certificates, the Class M-9 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(xviii)  to the Holders of the Class M-10 Certificates, the Class M-10 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero.

With respect to the Group II Certificates, all principal distributions will be distributed sequentially, first, to the Holders of the Class II-A-1 Certificates, until the Certificate Principal Balance of the Class II-A-1 Certificates has been reduced to zero; second, to the Holders of the Class II-A-2 Certificates, until the Certificate Principal Balance of the Class II-A-2 Certificates has been reduced to zero; third, to the Holders of the Class II-A-3 Certificates, until the Certificate Principal Balance of the Class II-A-3 Certificates has been reduced to zero and fourth, to the Holders of the Class II-A-4 Certificates, until the Certificate Principal Balance of the Class II-A-4 Certificates has been reduced to zero; provided, however, on any Distribution Date on which the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class C Certificates has been reduced to zero, all principal distributions will be distributed concurrently, to the Holders of the Class A Certificates, on a pro rata basis based on the Certificate Principal Balance of each such Class.

(c)  On each Distribution Date, the Net Monthly Excess Cashflow shall be distributed as follows:

(i)  to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to any Extra Principal Distribution Amount, distributable to such Holders as part of the Group I Principal Distribution Amount and/or the Group II Principal Distribution Amount as described under Section 4.01(b) above;

(ii)  sequentially, to the Holders of the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, in each case, first, up to the Unpaid Interest Shortfall Amount for each such Class and second, up to the Allocated Realized Loss Amount, for each such Class;

(iii)  to the Net WAC Rate Carryover Reserve Account, the amount of any Net WAC Rate Carryover Amounts, after taking into account amounts, if any, received under the Basis Risk Cap Agreement;

(iv)  to the Supplemental Interest Trust Trustee for payment to the Swap Provider, any Swap Termination Payments resulting from a Swap Provider Trigger Event;

(v)  to the Holders of the Class C Certificates, (a) the Monthly Interest Distributable Amount for such Distribution Date and any Overcollateralization Release Amount for such Distribution Date and (b) on any Distribution Date on which the Certificate Principal Balances of the Class A and Mezzanine Certificates have been reduced to zero, any remaining amounts in reduction of the Certificate Principal Balance of the Class C Certificates, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)  if such Distribution Date follows the Prepayment Period during which occurs the latest date on which a Prepayment Charge may be required to be paid in respect of any Mortgage Loans, to the Holders of the Class P Certificates, in reduction of the Certificate Principal Balance thereof, until the Certificate Principal Balance thereof is reduced to zero; and

(vii)  any remaining amounts to the Holders of the Residual Certificates (in respect of the Class R-3 Interest).

(d)  On each Distribution Date, after making the distributions of the Available Funds as set forth above, the Trustee shall withdraw from the Net WAC Rate Carryover Reserve Account, to the extent of amounts remaining on deposit therein, the aggregate of any Net WAC Rate Carryover Amounts for such Distribution Date and distribute such amount in the following order of priority:

(i)  concurrently, to each Class of Class A Certificates, the related Basis Risk Cap Amount, from payments made under the Basis Risk Cap Agreement, in each case up to a maximum amount equal to the related Net WAC Rate Carryover Amount for such Distribution Date;

(ii)  sequentially, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates and the Class M-10 Certificates, in that order, the related Basis Risk Cap Amount, from payments made under the Basis Risk Cap Agreement, in each case up to a maximum amount equal to the related Net WAC Rate Carryover Amount for such Distribution Date;

(iii)  concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount remaining undistributed pursuant to clause (i) above, on a pro rata basis based on such respective remaining Net WAC Rate Carryover Amounts; and

(iv)  sequentially, to the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates and the Class M-10 Certificates, in that order, the related Net WAC Rate Carryover Amount remaining undistributed pursuant to clause (ii) above.

(e)  In accordance with the first sentence of Section 4.10(b), on or before each Distribution Date, Net Swap Payments (whether payable to the Swap Provider or to the Supplemental Interest Trust Trustee), any Swap Termination Payment owed to the Swap Provider not resulting from a Swap Provider Trigger Event pursuant to the Interest Rate Swap Agreement and any Swap Termination Payments owed to the Supplemental Interest Trust Trustee will be deposited by the Supplemental Interest Trust Trustee into the Swap Account.  On each Distribution Date, the Trustee shall withdraw from amounts on deposit in the Swap Account (other than amounts representing Swap Termination Payments received by the Supplemental Interest Trust Trustee or Net Swap Payments received by the Supplemental Interest Trust Trustee) prior to any distribution to any Certificates and pay as follows:

(i)  to the Swap Provider, any Net Swap Payment owed to the Swap Provider pursuant to the Interest Rate Swap Agreement for such Distribution Date;

(ii)  to the Swap Provider, any Swap Termination Payment owed to the Swap Provider not due to a Swap Provider Trigger Event pursuant to the Interest Rate Swap Agreement and to the extent not paid by the Trustee (in its capacity as Supplemental Interest Trust Trustee) from any upfront payment received pursuant to any replacement interest rate swap agreement;

(f)  On each Distribution Date, after making the distributions of the Available Funds, Net Monthly Excess Cashflow and amounts on deposit in the Net WAC Rate Carryover Reserve Account as set forth above, the Trustee shall distribute the amount on deposit in the Swap Account as follows:

(i)  concurrently, to each Class of Class A Certificates, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount remaining undistributed on such Distribution Date, on a pro rata basis based on such respective remaining Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount;

(ii)  sequentially, to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount, to the extent remaining undistributed on such Distribution Date;

(iii)  to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to any Extra Principal Distribution Amount, distributable to such Holders as part of the Group I Principal Distribution Amount and/or the Group II Principal Distribution Amount;

(iv)  sequentially to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed on such Distribution Date;

(v)  concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed on such Distribution Date, on a pro rata basis based on such respective Net WAC Rate Carryover Amounts remaining;

(vi)  sequentially, to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed on such Distribution Date; and

(vii)  any remaining amounts to the Holders of the Class C Certificates.

Notwithstanding any of the foregoing, the aggregate amount distributed under Section 4.01(f)(iii) above on such Distribution Date, when added to the cumulative amount distributed under Section 4.01(f)(iii) above on all prior Distribution Dates, will not be permitted to exceed the cumulative amount of Realized Losses incurred on the Mortgage Loans since the Cut-off Date through the last day of the Prepayment Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off date through the last day of the Prepayment Period).  Any amounts that would otherwise be distributable from the Supplemental Interest Trust on any Distribution Date under Section 4.01(f)(iii) above, but for the foregoing proviso, will be retained in the Supplemental Interest Trust and will be included in amounts available for distribution from the Supplemental Interest Trust on the next succeeding Distribution Date, subject to the foregoing proviso in the case of amounts to be distributed under Section 4.01(f) (iii) above.

(g)  On each Distribution Date, after making the distributions of the Available Funds, Net Monthly Excess Cashflow, amounts on deposit in the Net WAC Rate Carryover Reserve Account and amounts on deposit in the Swap Account as set forth above, the Trustee shall distribute the amount on deposit in the Cap Account as follows:

(i)  concurrently, to each Class of Class A Certificates, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount remaining undistributed, on a pro rata basis based on such respective remaining Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount;

(ii)  sequentially, to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount, to the extent remaining undistributed;

(iii)  to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to any Extra Principal Distribution Amount, without taking into account amounts, if any, received under the Interest Rate Swap Agreement, distributable to such Holders as part of the Group I Principal Distribution Amount and/or the Group II Principal Distribution Amount;

(iv)  sequentially to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed;

(v)  concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed after distributions are made from the Net WAC Rate Carryover Reserve Account, on a pro rata basis based on such respective Net WAC Rate Carryover Amounts remaining undistributed;

(vi)  sequentially, to the Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates and Class M-10 Certificates, in that order, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed; and

(vii)  any remaining amounts to the Seller or its designee, as set forth in the Cap Allocation Agreement.

(h)  On each Distribution Date, all amounts representing Prepayment Charges in respect of the Mortgage Loans received during the related Prepayment Period and any Servicer Prepayment Charge Payment Amounts paid by the Servicer during the related Prepayment Period will be withdrawn from the Distribution Account and distributed by the Trustee to the Holders of the Class P Certificates and shall not be available for distribution to the Holders of any other Class of Certificates. The payment of the foregoing amounts to the Holders of the Class P Certificates shall not reduce the Certificate Principal Balances thereof.

(i)  On each Distribution Date, all amounts in excess of the par value of the Mortgage Loans paid by the Originator in connection with a repurchase obligation received during the related Prepayment Period will be withdrawn from the Distribution Account and distributed by the Trustee to the Holders of the Class L Certificates and shall not be available for distribution to the Holders of any other Class of Certificates.

(j)  The Trustee shall make distributions in respect of a Distribution Date to each Certificateholder of record on the related Record Date (other than as provided in Section 10.01 respecting the final distribution), in the case of Certificateholders of the Regular Certificates, by check or money order mailed to such Certificateholder at the address appearing in the Certificate Register, or by wire transfer. Distributions among Certificateholders shall be made in proportion to the Percentage Interests evidenced by the Certificates held by such Certificateholders.

(k)  Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, which shall credit the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. All such credits and disbursements with respect to a Book-Entry Certificate are to be made by the Depository and the Depository Participants in accordance with the provisions of the Certificates. None of the Trustee, the Depositor or the Servicer shall have any responsibility therefor except as otherwise provided by applicable law.

On each Distribution Date, following the foregoing distributions, an amount equal to the amount of Subsequent Recoveries deposited into the Collection Account pursuant to Section 3.10 shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the Highest Priority up to the extent of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.08.  An amount equal to the amount of any remaining Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the next Highest Priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.08.  Holders of such Certificates will not be entitled to any distribution in respect of interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs.  Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(l)  It is the intention of all of the parties hereto that the Class C Certificates receive all principal and interest received by the Trust on the Mortgage Loans that is not otherwise distributable to any other Class of Regular Certificates or REMIC Regular Interests and that the Residual Certificates are to receive no principal and interest. If the Trustee determines that the Residual Certificates are entitled to any distributions, the Trustee, prior to any such distribution to any Residual Certificate, shall notify the Depositor of such impending distribution but shall make such distribution in accordance with the terms of this Agreement until this Agreement is amended as specified in the following sentence.  Upon such notification, the Depositor will request an amendment to the Pooling and Servicing Agreement to revise such mistake in the distribution provisions. The Residual Certificate Holders, by acceptance of their Certificates, and the Servicer(s), hereby agree to any such amendment and no further consent shall be necessary, notwithstanding anything to the contrary in Section 11.01 of this Pooling and Servicing Agreement; provided, however, that such amendment shall otherwise comply with Section 11.01 hereof.

SECTION 4.02	[Reserved].

SECTION 4.03	Statements.

(a)  On each Distribution Date, based, as applicable, on information provided to it by the Servicer, the Trustee shall prepare and make available to each Holder of the Regular Certificates, the NIMS Insurer, the Servicer, the Swap Provider and the Rating Agencies, a statement as to the distributions made on such Distribution Date:

(i)  the amount of the distribution made on such Distribution Date to the Holders of each Class of Regular Certificates, separately identified, allocable to principal and the amount of the distribution made to the Holders of the Class P Certificates allocable to Prepayment Charges and Servicer Prepayment Charge Payment Amounts;

(ii)  the amount of the distribution made on such Distribution Date to the Holders of each Class of Regular Certificates (other than the Class P Certificates) allocable to interest, separately identified;

(iii)  the Net Monthly Excess Cashflow, the Overcollateralized Amount, the Overcollateralization Release Amount, the Overcollateralization Deficiency Amount and the Overcollateralization Target Amount and the Credit Enhancement Percentage as of such Distribution Date and the Excess Overcollateralized Amount for the Mortgage Pool for such Distribution Date;

(iv)  the fees and expenses of the Trust Fund accrued and paid on such Distribution Date and to whom such fees and expenses were paid;

(v)  the aggregate amount of Advances for the related Due Period (including the general purpose of such Advances);

(vi)  the aggregate Principal Balance of the Mortgage Loans and any REO Properties as of the end of the related Due Period;

(vii)  the number, aggregate Stated Principal Balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Determination Date;

(viii)  the number and aggregate unpaid Stated Principal Balance of Mortgage Loans (not including a Liquidated Mortgage Loan as of the end of the Prepayment Period) that were (A) Delinquent (exclusive of Mortgage Loans in bankruptcy or foreclosure and REO Properties) using the OTS Method (as described below) (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days, (B) as to which foreclosure proceedings have been commenced and Delinquent (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days, (C) in bankruptcy and Delinquent (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days, in each case as of the Close of Business on the last day of the calendar month preceding such Distribution Date and (D) REO Properties, as well as the aggregate principal balance of Mortgage Loans that were liquidated and the net proceeds resulting therefrom;

(ix)  the total number and cumulative Stated Principal Balance of all REO Properties as of the Close of Business of the last day of the calendar month preceding the related Distribution Date;

(x)  the aggregate amount of Principal Prepayments made during the related Prepayment Period, separately indicating Principal Prepayments in full and Principal Prepayments in part;

(xi)  the Delinquency Percentage and the Realized Loss Percentage;

(xii)  the aggregate amount of Realized Losses incurred during the related Prepayment Period which will include the cumulative amount of Realized Losses and the aggregate amount of Subsequent Recoveries received during the related Prepayment Period;

(xiii)  the aggregate amount of extraordinary Trust Fund expenses withdrawn from the Collection Account or the Distribution Account for such Distribution Date;

(xiv)  the Certificate Principal Balance of each Class of Floating Rate Certificates and the Class C Certificates, before and after giving effect to the distributions, and allocations of Realized Losses, made on such Distribution Date;

(xv)  the Monthly Interest Distributable Amount in respect of each Class of Floating Rate Certificates and the Class C Certificates for such Distribution Date and the Unpaid Interest Shortfall Amount, if any, with respect to each Class of Floating Rate Certificates and the Class C Certificates for such Distribution Date;

(xvi)  the aggregate amount of any Prepayment Interest Shortfalls for such Distribution Date, to the extent not covered by payments by the Servicer pursuant to Section 3.24;

(xvii)  the Net WAC Rate Carryover Amount for each Class of Floating Rate Certificates, if any, for such Distribution Date and the amount remaining unpaid after reimbursements therefor on such Distribution Date;

(xviii)  whether the Stepdown Date or a Trigger Event has occurred;

(xix)  the total cashflows received and the general sources thereof (including amounts received from the Supplemental Interest Trust Trustee under the Interest Rate Swap Agreement and from the Cap Trustee under the Interest Rate Cap Agreement and under the Basis Risk Cap Agreement);

(xx)  the respective Pass-Through Rates applicable to each Class of Floating Rate Certificates and the Class C Certificates for such Distribution Date and the Pass-Through Rate applicable to each Class of Floating Rate Certificates for the immediately succeeding Distribution Date;

(xxi)  payments, if any, made under the Basis Risk Cap Agreement and the Interest Rate Cap Agreement and the amount distributed to the Floating Rate Certificates from such payments;

(xxii)  the amount of any Net Swap Payments or Swap Termination Payments paid to the Swap Provider; and

(xxiii)  the applicable Record Date, Accrual Period and any other applicable determination dates for calculating distributions for such Distribution Date.

The Trustee will make such statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders, the NIMS Insurer, the Swap Provider and the Rating Agencies via the Trustee’s internet website located at www.ctslink.com.  Assistance in using the website can be obtained by calling the Trustee’s customer service desk at 1-866-846-4526.  Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trustee shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes.  As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer.  The Trustee will not be liable for the dissemination of information in accordance with this Agreement.  The Trustee shall also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party thereto).

In the case of information furnished pursuant to subclauses (i) and (ii) above, the amounts shall be expressed in a separate section of the report as a dollar amount for each Class for each $1,000 original dollar amount as of the Cut-off Date.

For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Trustee from information provided by the Servicer and reported by the Trustee based on the OTS methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be Delinquent with respect to a Monthly Payment due on a Due Date if such Monthly Payment is not made by the close of business on the Mortgage Loan’s next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Monthly Payment if such Monthly Payment were not made by the close of business on the Mortgage Loan’s second succeeding Due Date (the “OTS Method”).  The Servicer hereby represents and warrants to the Depositor that this delinquency recognition policy is not less restrictive than any delinquency recognition policy established by the primary safety and soundness regulator, if any, of the Servicer.

(b)  Within a reasonable period of time after the end of each calendar year, the Trustee shall, upon written request, furnish to the NIMS Insurer and each Person who at any time during the calendar year was a Certificateholder of a Regular Certificate, if requested in writing by such Person, such information as is reasonably necessary to provide to such Person a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be prepared and furnished by the Trustee to Certificateholders pursuant to any requirements of the Code as are in force from time to time.

(c)  On each Distribution Date, the Trustee shall make available to the NIMS Insurer and the Residual Certificateholders a copy of the reports forwarded to the Regular Certificateholders in respect of such Distribution Date with such other information as the Trustee deems necessary or appropriate.

(d)  Within a reasonable period of time after the end of each calendar year, the Trustee shall deliver to the NIMS Insurer, upon request, and each Person who at any time during the calendar year was a Residual Certificateholder, if requested in writing by such Person, such information as is reasonably necessary to provide to such Person a statement containing the information provided pursuant to the previous paragraph aggregated for such calendar year or applicable portion thereof during which such Person was a Residual Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be prepared and furnished to Certificateholders by the Trustee pursuant to any requirements of the Code as from time to time in force.

(e)  On each Distribution Date, the Trustee shall make available an updated electronic loan-level data tape to Bloomberg Financial Markets, Inc., Loan Performance and Intex Solutions in a format acceptable to each of Bloomberg Financial Markets, Inc., Loan Performance and Intex Solutions, and shall supply such electronic loan-level data tape to each Certificateholder who requests such information.

SECTION 4.04	Remittance Reports; Advances.

(a)  By the third Business Day following each Determination Date, but in no event later than the earlier of (i) such date which would allow the indenture trustee to submit a claim to the NIMS Insurer under the Indenture so as to allow a timely payment by the NIMS Insurer under the insurance policy related to the notes insured by the NIMS Insurer and (ii) the 20th day of each month (or if such 20th day is not a Business Day, the preceding Business Day), the Servicer shall deliver to the Trustee and the NIMS Insurer, by telecopy or electronic mail (or by such other means as the Servicer and the Trustee may agree from time to time) a Remittance Report with respect to the related Distribution Date, which Remittance Reports the Trustee shall use in preparing the statement pursuant to Section 4.03.  No later than the 20th day of each month, the Servicer shall deliver or cause to be delivered to the Trustee in addition to the information provided on the Remittance Report, such other information reasonably available to it with respect to the Mortgage Loans as the Trustee may reasonably require to perform the calculations necessary to (i) make the distributions contemplated by Section 4.01, (ii) to prepare the statements to Certificateholders contemplated by Section 4.03 and (iii) to prepare the Form 10-D contemplated by Section 4.05. The Trustee shall not be responsible to recompute, recalculate or verify any information provided to it by the Servicer.

(b)  The amount of Advances to be made by the Servicer for any Distribution Date shall equal, subject to Section 4.04(d), the sum of (i) the aggregate amount of Monthly Payments (net of the related Servicing Fee), due during the related Due Period in respect of the Mortgage Loans, which Monthly Payments were delinquent on a contractual basis as of the Close of Business on the related Determination Date and (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Due Period and as to which REO Property an REO Disposition did not occur during the related Due Period, an amount equal to the excess, if any, of the REO Imputed Interest on such REO Property for the most recently ended calendar month, over the net income from such REO Property transferred to the Distribution Account pursuant to Section 3.23 for distribution on such Distribution Date. For purposes of the preceding sentence, the Monthly Payment on each Balloon Mortgage Loan with a delinquent Balloon Payment is equal to the assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such Balloon Mortgage Loan.

On or before 1:00 p.m. New York time on the Servicer Remittance Date, the Servicer shall remit in immediately available funds to the Trustee for deposit in the Distribution Account an amount equal to the aggregate amount of Advances, if any, to be made in respect of the Mortgage Loans and REO Properties for the related Distribution Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of Collection Account that amounts held for future distribution have been, as permitted by this Section 4.04, used by the Servicer in discharge of any such Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any amounts held for future distribution used by the Servicer to make an Advance as permitted in the preceding sentence or withdrawn by the Servicer as permitted in Section 3.11(a)(ii) in reimbursement for Advances previously made shall be appropriately reflected in the Servicer’s records and replaced by the Servicer by deposit in the Collection Account on or before any future Servicer Remittance Date to the extent that the Available Funds for the related Distribution Date (determined without regard to Advances to be made on the Servicer Remittance Date) shall be less than the total amount that would be distributed to the Classes of Certificateholders pursuant to Section 4.01 on such Distribution Date if such amounts held for future distributions had not been so used to make Advances. The Trustee will provide notice to the NIMS Insurer and the Servicer by telecopy by the Close of Business on any Servicer Remittance Date in the event that the amount remitted by the Servicer to the Trustee on such date is less than the Advances required to be made by the Servicer for the related Distribution Date, as set forth in the related Remittance Report.

(c)  The obligation of the Servicer to make such Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any Mortgage Loan, shall continue until the Mortgage Loan is paid in full or until all Liquidation Proceeds thereon have been recovered, or a Final Recovery Determination has been made thereon.

(d)  Notwithstanding anything herein to the contrary, no Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such Advance or Servicing Advance would, if made, constitute a Nonrecoverable Advance. The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed Advance or Servicing Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officers’ Certificate of the Servicer delivered to the NIMS Insurer, the Depositor and the Trustee.

SECTION 4.05	Commission Reporting.

The Trustee and the Servicer shall reasonably cooperate with the Depositor in connection with the Trust’s satisfying the reporting requirements under the Exchange Act.

(a)  Reports Filed on Form 10-D

(i)  Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust Fund any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related monthly statement for such Distribution Date. Any disclosure in addition to the monthly statement for such Distribution Date that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the responsible parties set forth on Exhibit S to the Trustee and Depositor and directed and approved by the Depositor pursuant to the following paragraph and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit S hereto, within 5 calendar days after the related Distribution Date, (i) the parties to this transaction shall be required to provide to the Trustee and the Depositor  to the extent known by a responsible officer thereof, in EDGAR-compatible form (which may be Word or Excel documents easily convertible to EDGAR format), or in such other form as otherwise agreed upon by the Trustee and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification (an “Additional Disclosure Notification”) and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure in Form 10-D pursuant to this paragraph.

(iii)  After preparing the Form 10-D, the Trustee shall, no later than 10 calendar days after the Distribution Date, forward electronically a copy of the Form 10-D to the Depositor. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (or the next succeeding Business Day), (i) the Depositor shall notify the Trustee in writing of any changes to or approval of such Form 10-D and (ii) an officer of the Depositor shall execute the Form 10-D and return an electronic or fax copy of such executed Form 10-D (with an original executed hard copy to follow by overnight mail). Upon receipt of the executed Form 10- D and in the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-D is in final form and the Trustee may proceed with the filing of Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in subsection (d)(ii) of this Section 4.05. Promptly (but no later than 1 Business Day) after filing with the SEC, the Trustee will make available on its internet website a final executed copy of each Form 10-D filed by the Trustee. Each party to this Agreement acknowledges that the performance by the Depositor and the Trustee of their respective duties under this Section 4.05(a) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.05(a). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, and for any erroneous, inaccurate or incomplete information or certification provided to the Trustee, not resulting from its own negligence, bad faith or willful misconduct.

(iv)  Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” At the date of the filing of each report on Form 10-D with respect to the Trust Fund, the Depositor shall be deemed to represent to the Trustee that, as of such date, the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Trustee shall be entitled to rely on such representations in preparing and/or filing any such report.

(b)  Reports Filed on Form 10-K.

(i)  On or prior to the 90th day after the end of each fiscal year of the Trust Fund in which a Form 10-K is required to be filed or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust Fund ends on December 31st of each year), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust Fund a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for the Servicer, (ii)(A) the annual reports on assessment of compliance with servicing criteria for any Sub-Servicer and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, engaged by such parties (with each of the Trustee and the Custodian, a “Reporting Servicer”) as described under Section 3.21 and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.21 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.21 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 3.21 and (B) if any registered public accounting firm attestation report described under Section 3.21 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a Sarbanes-Oxley Certification; provided, however, that the Trustee and the Depositor, at their discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the party responsible to the Depositor and Trustee and directed and approved by the Depositor pursuant to the following paragraph and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit S hereto, no later than March 15th of each year that the Trust Fund is subject to the Exchange Act reporting requirements, commencing in 2008, (i) the parties to this transaction shall be required to provide to the Trustee and the Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible form (which may be Word or Excel documents easily convertible to EDGAR format), or in such other form as otherwise agreed upon by the Trustee and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure in Form 10-K pursuant to this paragraph.

(iii)  After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor. Within three Business Days after receipt of such copy, but no later than March 25th, (i) the Depositor shall notify the Trustee in writing of any changes to or approval of such Form 10-K and (ii) the senior officer in charge of securitization of the Depositor shall execute the Form 10-K and return an electronic or fax copy of such executed Form 10-K (with an original executed hard copy to follow by overnight mail). Upon receipt of the executed Form 10-K and in the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-K is in final form and the Trustee may proceed with the filing of the Form 10-K. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in subsection (d)(ii) of this Section 4.05. Promptly (but no later than 1 Business Day) after filing with the SEC, the Trustee will make available on its internet website a final executed copy of each Form 10-K filed by the Trustee. The parties to this Agreement acknowledge that the performance by the Depositor and the Trustee of its duties under this Section 4.05(b) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties (and any Sub-Servicer and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) strictly observing all applicable deadlines in the performance of their duties under this Section 4.05(b), Section 3.20, Section 3.21. Neither the Servicer nor the Trustee shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, and for any erroneous, inaccurate or incomplete information or certification provided to the Trustee, not resulting from its own negligence, bad faith or willful misconduct.

(iv)  Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Trustee that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trustee in writing, no later than March 15th with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Trustee shall be entitled to rely on such representations in preparing and/or filing any such report.

(v)  Each Form 10-K shall include a Sarbanes-Oxley Certification, required to be included therewith pursuant to the Sarbanes-Oxley Act. The Trustee and the Servicer shall provide, and each such party shall cause any Sub-Servicer and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB engaged by it to provide, to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15th of each year in which the Trust Fund is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”) in the form of Exhibit N-3 hereto (or, in the case of the Trustee, the form attached hereto as Exhibit N-2) upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust Fund. In the event any such party or any Sub-Servicer and each subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB engaged by such party is terminated or resigns pursuant to the terms of this Agreement, or any applicable subservicing agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section with respect to the period of time it was subject to this Agreement or any applicable subservicing agreement, as the case may be.

(c)  Reports Filed on Form 8-K

(i)  Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust Fund a Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included in Form 8-K (“Form 8-K Disclosure Information”) shall be reported by the responsible parties to the Depositor and Trustee and directed and approved by the Depositor pursuant to the following paragraph and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

(ii)  As set forth on Exhibit S hereto, for so long as the Trust Fund is subject to the Exchange Act reporting requirements, no later than noon New York time on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties to this transaction shall be required to provide to the Trustee and the Depositor, in EDGAR-compatible form (which may be Word or Excel documents easily convertible to EDGAR format), or in such other form as otherwise agreed upon by the Trustee and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information. The Seller will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information in Form 8-K pursuant to this paragraph.

(iii)  After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor by noon New York City time on the 3rd Business Day after the occurrence of a Reportable Event. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, (i) the Depositor shall notify the Trustee in writing of any change to or approval of such Form 8-K and (ii) an officer of the Depositor shall execute the Form 8-K and return an electronic or fax copy of such executed Form 8-K (with an original executed hard copy to follow by overnight mail). Upon receipt of the executed Form 8-K and in the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 8-K is in final form and the Trustee may proceed with filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in subsection (d)(ii) of this Section 4.05. Promptly (but no later than 1 Business Day) after filing with the SEC, the Trustee will, make available on its internet website a final executed copy of each Form 8-K filed by the Trustee. The parties to this Agreement acknowledge that the performance by the Depositor and the Trustee of their respective duties under this Section 4.05(c) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.05(c). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(d)  Suspension of Reporting; Amendments; Late Filings

(i)  On or prior to January 30 of the first year in which the Trust Fund is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust Fund under the Exchange Act.

(ii)  In the event that the Trustee is unable to timely file with the SEC all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee will promptly notify the Depositor either via mail, e-mail or telephone. In the case of Form 10-D and 10-K, the parties to this Agreement will cooperate to prepare and file a Form 12b-25 and a 10-D/A and 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that that the Trustee has actual knowledge or has received notice that any previously filed Form 8-K, 10-D or 10-K needs to be amended in connection with any Additional Form 10-D Disclosure, any Additional Form 10-K Disclosure or any Additional Form 8-K Disclosure Information or any amendment to such disclosure (other than for the purpose of restating any monthly statement for such Distribution Date), the Trustee will electronically notify the Depositor and such other parties to the transaction as are affected by such amendment and such parties will cooperate to prepare any necessary 8-K/A, 10-D/A or 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-K or 10-D shall be signed by the senior officer in charge of securitization of the Depositor. The parties to this Agreement acknowledge that the performance by the Depositor and the Trustee of their respective duties under this Section 4.05(d) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon each such party performing its duties under this Section 4.05. The Trustee shall not have any liability for any loss, expense, damage, claim arising out of, or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10- D or 10-K, where such failure results from the Trustee’s inability or failure to obtain or receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, and for any erroneous, inaccurate or incomplete information or certification provided to the Trustee, not resulting from its own negligence, bad faith or willful misconduct.

(e)  Not later than March 15 of each year (beginning in 2008) (or, if such day is not a Business Day, the immediately preceding Business Day), the Trustee shall sign the Trustee Certification (in the form attached hereto as Exhibit N-2) for the benefit of the Depositor and its officers, directors and affiliates.

(f)  The Trustee agrees to indemnify the Depositor, its officers, directors, agents and employees for, and to hold them harmless against, any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses (except as otherwise provided herein with respect to expenses) (including reasonable legal fees and disbursements of counsel) incurred on their part (i) in connection with, arising out of, or relating to the Trustee’s failure to file a Form 10-D or Form 10-K in accordance with this Section 4.05 or any failure by the Trustee to deliver any information, report or certification, when and as required under Section 8.01, (ii) by reason of the Trustee’s willful misfeasance, reckless disregard, bad faith or negligence in the performance of such obligations pursuant to this Section 4.05 or (iii) any material misstatement or omission made in the Trustee Certification; provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), such indemnified Person shall have given the Trustee written notice thereof promptly after such indemnified Person shall have with respect to such claim or legal action knowledge thereof; provided, however, that such agreement by the Trustee to indemnify and hold harmless such Person shall not include or apply to any such losses, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses arising from, caused by or resulting from the actions or omissions of any Person other than the Trustee, including without limitation the negligence, willful misfeasance, bad faith or reckless disregard of duties or obligations under or pursuant to this Agreement or other applicable agreement by the Depositor or the Servicer, including without limitation any erroneous, inaccurate or incomplete information or certification provided to the Trustee by the Depositor or the Servicer in connection with, or any failure or delay on the part of the Depositor or the Servicer to provide any information or certification necessary to, the Trustee’s performance under this Section 4.05. If the indemnification provided for in this Section 4.05 is unavailable or insufficient to hold harmless such indemnified Persons, then the Trustee shall contribute to the amount paid or payable by such indemnified Persons as a result of the losses, claims, damages or liabilities of such indemnified Persons in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Trustee on the other. This indemnity shall survive the resignation or removal of the Trustee and the termination of this Agreement. Notwithstanding the foregoing, in no event shall the Trustee be liable for any consequential, indirect or punitive damages.

Any notice or notification required to be delivered by the Trustee to the Depositor pursuant to this Section 4.05 may be delivered via facsimile to (203) 618-2596 or telephonically by calling (203) 422-4284.

Upon any filing with the Securities and Exchange Commission, the Trustee shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

SECTION 4.06	Net WAC Rate Carryover Reserve Account.

No later than the Closing Date, the Trustee shall establish and maintain with itself a separate, segregated trust account titled, “Net WAC Rate Carryover Reserve Account, Wells Fargo Bank, N.A., as Trustee, in trust for registered Holders of Soundview Home Loan Trust 2007-OPT2 Asset-Backed Certificates, Series 2007-OPT2” All amounts deposited in the Net WAC Rate Carryover Reserve Account shall be distributed to the Holders of the Floating Rate Certificates in the manner set forth in Section 4.01(d).

On each Distribution Date as to which there is a Net WAC Rate Carryover Amount payable to the Floating Rate Certificates, the Trustee has been directed by the Class C Certificateholders to, and therefore will, deposit into the Net WAC Rate Carryover Reserve Account the amounts described in Section 4.01(c)(iii), rather than distributing such amounts to the Class C Certificateholders. On each such Distribution Date, the Trustee shall hold all such amounts for the benefit of the Holders of the Floating Rate Certificates, and will distribute such amounts to the Holders of the Floating Rate Certificates in the amounts and priorities set forth in Section 4.01(d).

On each Distribution Date, any amounts remaining in the Net WAC Rate Carryover Reserve Account (representing payments received by the Trustee under the Basis Risk Cap Agreement) after the payment of any Net WAC Rate Carryover Amounts on the Floating Rate Certificates for such Distribution Date, shall be payable to the Trustee as additional compensation.  For so long as any Floating Rate Certificates are beneficially owned by the Depositor or any of its Affiliates, the Depositor shall refund or cause such Affiliate to refund any amounts paid to it under the Basis Risk Cap Agreement to the Trustee who shall, pursuant to the terms of the Basis Risk Cap Agreement, return such amount to the counterparty thereunder.

It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be disregarded as an entity separate from the Holder of the Class C Certificates unless and until the date when either (a) there is more than one Class C Certificateholder or (b) any Class of Certificates in addition to the Class C Certificates is recharacterized as an equity interest in the Net WAC Rate Carryover Reserve Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be treated as a partnership; provided, that the Trustee shall not be required to prepare and file partnership tax returns in respect of such partnership unless it receives additional reasonable compensation (not to exceed $10,000 per year) for the preparation of such filings, written notification recognizing the creation of a partnership agreement or comparable documentation evidencing the partnership, if any.  All amounts deposited into the Net WAC Rate Carryover Reserve Account shall be treated as amounts distributed by REMIC 3 to the Holder of the Class C Interest and by REMIC 4 to the Holder of the Class C Certificates.  The Net WAC Rate Carryover Reserve Account will be an “outside reserve fund” within the meaning of Treasury regulation Section 1.860G-2(h).  Upon the termination of the Trust, or the payment in full of the Floating Rate Certificates, all amounts remaining on deposit in the Net WAC Rate Carryover Reserve Account will be released by the Trust and distributed to the Holders of the Class C Certificates or their designees.  The Net WAC Rate Carryover Reserve Account will be part of the Trust but not part of any REMIC and any payments to the Holders of the Floating Rate Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

By accepting a Class C Certificate, each Class C Certificateholder hereby agrees to direct the Trustee, and the Trustee hereby is directed, to deposit into the Net WAC Rate Carryover Reserve Account the amounts described above on each Distribution Date as to which there is any Net WAC Rate Carryover Amount rather than distributing such amounts to the Class C Certificateholders. By accepting a Class C Certificate, each Class C Certificateholder further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

Amounts on deposit in the Net WAC Rate Carryover Reserve Account shall remain uninvested.

For federal tax return and information reporting, the right of the Holders of the Floating Rate Certificates to receive payments from the Net WAC Rate Carryover Reserve Account in respect of any Net WAC Rate Carryover Amount may have more than a de minimis value.

SECTION 4.07	Distributions on the REMIC Regular Interests.

(a)  On each Distribution Date, the Trustee shall cause in the following order of priority, the following amounts which shall be deemed to be distributed by REMIC 1 to REMIC 2 on account of the REMIC 1 Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R Certificates (in respect of the Class R-1 Interest), as the case may be:

(i)  to Holders of each of REMIC 1 Regular Interest I and REMIC 1 Regular Interest I-1-A through I-66-B, on a pro rata basis, in an amount equal to (A) Uncertificated Accrued Interest for such REMIC 1 Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  to the extent of amounts remaining after the distributions made pursuant to clause (A) above, payments of principal shall be allocated as follows: first, to REMIC 1 Regular Interests I-1-A through I-66-B starting with the lowest numerical denomination until the Uncertificated Principal Balance of each such REMIC 1 Regular Interest is reduced to zero, provided that, for REMIC 1 Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC 1 Regular Interests, and second, to the extent of the Overcollateralization Release Amounts, to REMIC 1 Regular Interest I-66-B until the Uncertificated Principal Balance of such REMIC 1 Regular Interest is reduced to zero; and

(iii)  to the Holders of REMIC 1 Regular Interest P, (A) on each Distribution Date, 100% of the amount paid in respect of Prepayment Charges and (B) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause.

(b)  On each Distribution Date, the Trustee shall cause in the following order of priority, the following amounts which shall be deemed to be distributed by REMIC 1 to REMIC 2 on account of the REMIC 2 Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R Certificates (in respect of the Class R-2 Interest), as the case may be:

(i)  first, to the Holders of REMIC 2 Regular Interest LTIO, in an amount equal to (A) Uncertificated Accrued Interest for such REMIC 2 Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates;

(ii)  second, to the extent of Available Funds, to Holders of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9, REMIC 2 Regular Interest LTM10, REMIC 2 Regular Interest LTZZ and REMIC 2 Regular Interest LTP, on a pro rata basis, in an amount equal to (A) the Uncertificated Accrued Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Accrued Interest in respect of REMIC 2 Regular Interest LTZZ shall be reduced and deferred when the REMIC 2 Overcollateralization Amount is less than the REMIC 2 Overcollateralization Target Amount, by the lesser of (x) the amount of such difference and (y) the Maximum Uncertificated Accrued Interest Deferral Amount and such amount will be payable to the Holders of REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTM10, in the same proportion as the Overcollateralization Deficiency Amount is allocated to the Corresponding Certificates and the Uncertificated Principal Balance of the REMIC 2 Regular Interest LTZZ shall be increased by such amount; and

(iii)  third, to the Holders of REMIC 2 Regular Interests, in an amount equal to the remainder of the Available Funds for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(a)           98.00% of such remainder to the Holders of REMIC 2 Regular Interest LTAA and REMIC 2 Regular Interest LTP, until the Uncertificated Principal Balance of such Uncertificated REMIC 2 Regular Interest is reduced to zero; provided, however, that REMIC 2 Regular Interest LTP shall not be reduced until the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter, at which point such amount shall be distributed to REMIC 2 Regular Interest LTP, until $100 has been distributed pursuant to this clause;

(b)           2.00% of such remainder first, to the Holders of REMIC 2 Regular Interest LTIA1, REMIC 2 Regular Interest LTIIA1, REMIC 2 Regular Interest LTIIA2, REMIC 2 Regular Interest LTIIA3, REMIC 2 Regular Interest LTIIA4, REMIC 2 Regular Interest LTM1, REMIC 2 Regular Interest LTM2, REMIC 2 Regular Interest LTM3, REMIC 2 Regular Interest LTM4, REMIC 2 Regular Interest LTM5, REMIC 2 Regular Interest LTM6, REMIC 2 Regular Interest LTM7, REMIC 2 Regular Interest LTM8, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTM10, 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Principal Balances of such REMIC 2 Regular Interests are reduced to zero, and second, to the Holders of REMIC 2 Regular Interest LTZZ, until the Uncertificated Principal Balance of such REMIC 2 Regular Interest is reduced to zero; and

(c)           any remaining amount to the Holders of the Class R Certificates (in respect of the Class R-2 Interest).

(iv)  For purposes of calculating the amount of Principal Distributions for the REMIC 3 Regular Interests for any Distribution Date, the aggregate amount of Principal Distributions made in respect of the Mortgage Loans for any Distribution Date shall be allocated to the Class C Interest to the extent allocated to the Class C Certificates, and to the Class P Interest to the extent allocated to the Class P Certificates.

SECTION 4.08	Allocation of Realized Losses.

(a)  All Realized Losses on the Mortgage Loans allocated to any Regular Certificate shall be allocated by the Trustee on each Distribution Date as follows:  first, to Net Monthly Excess Cashflow; second, to Net Swap Payments received under the Interest Rate Swap Agreement; third, to amounts received under the Interest Rate Cap Agreement; fourth, to the Class C Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth, to the Class M-10 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class M-9 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-8 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-7 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; ninth, to the Class M-6 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; tenth, to the Class M-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eleventh, to the Class M-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; twelfth, to the Class M-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; thirteenth, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero and fourteenth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero.  All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of Realized Losses to a Mezzanine Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to a Class C Certificates shall be made first by reducing the amount otherwise payable in respect thereof pursuant to Section 4.01(c)(v). No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class A Certificates, the Class L Certificates or the Class P Certificates.

(b)  With respect to the REMIC 1 Regular Interests, all Realized Losses on the Mortgage Loans shall be allocated by the Trustee on each Distribution Date, first to REMIC 1 Regular Interest I until the Uncertificated Principal Balance has been reduced to zero, and second, to REMIC 1 Regular Interest I-1-A through REMIC 1 Regular Interest I-66-B, starting with the lowest numerical denomination until such REMIC 1 Regular Interest has been reduced to zero, provided that, for REMIC 1 Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC 1 Regular Interests.

(c)  With respect to the REMIC 2 Regular Interests, all Realized Losses on the Mortgage Loans shall be deemed to have been allocated in the specified percentages, as follows:  first, to Uncertificated Accrued Interest payable to the REMIC 2 Regular Interest LTAA and REMIC 2 Regular Interest LTZZ up to an aggregate amount equal to the REMIC 2 Interest Loss Allocation Amount, 98% and 2%, respectively; second, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA and REMIC 2 Regular Interest LTZZ up to an aggregate amount equal to the REMIC 2 Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM10 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM10 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM9 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM9 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM8 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM8 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM7 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM7 has been reduced to zero; seventh, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM6 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM6 has been reduced to zero; eighth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM5 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM5 has been reduced to zero; ninth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM4 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM4 has been reduced to zero; tenth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM3 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM3 has been reduced to zero; eleventh, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM2 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM2 has been reduced to zero; twelfth, to the Uncertificated Principal Balances of REMIC 2 Regular Interest LTAA, REMIC 2 Regular Interest LTM1 and REMIC 2 Regular Interest LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2 Regular Interest LTM1 has been reduced to zero.

(d)  With respect to the Class C Interest, all Realized Losses on the Mortgage Loans allocated to the Class C Certificates shall be allocated to the Class C Interest.

SECTION 4.09	Swap Account.

(a)  On the Closing Date, there is hereby established a separate trust (the “Supplemental Interest Trust”), into which the Depositor shall deposit the Interest Rate Swap Agreement.  The Supplemental Interest Trust shall be maintained by the Supplemental Interest Trust Trustee.  No later than the Closing Date, the Supplemental Interest Trust Trustee shall establish and maintain a separate, segregated trust account to be held in the Supplemental Interest Trust, titled, “Swap Account, Wells Fargo Bank, N.A., as Supplemental Interest Trust Trustee, in trust for the registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2.” Such account shall be an Eligible Account and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.  Amounts therein shall be held uninvested.

(b)  On each Distribution Date, prior to any distribution to any Certificate, the Supplemental Interest Trust Trustee shall deposit into the Swap Account the amount of any Net Swap Payment or Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event) owed to the Swap Provider (after taking into account any upfront payment received from the counterparty to a replacement interest rate swap agreement) from funds collected and received with respect to the Mortgage Loans prior to the determination of Available Funds for distribution in accordance with Section 4.01 hereof. For federal income tax purposes, any amounts paid to the Swap Provider on each Distribution Date shall first be deemed paid to the Swap Provider in respect of REMIC 6 Regular Interest SWAP IO to the extent of the amount distributable on REMIC 6 Regular Interest SWAP IO on such Distribution Date, and any remaining amount shall be deemed paid to the Swap Provider in respect of a Class IO Distribution Amount (as defined below).

(c)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be disregarded as an entity separate from the Holder of the Class C Certificates unless and until the date when either (a) there is more than one Class C Certificateholder or (b) any Class of Certificates in addition to the Class C Certificates is recharacterized as an equity interest in the Supplemental Interest Trust for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be treated as a partnership; provided, that the Trustee shall not be required to prepare and file partnership tax returns in respect of such partnership unless it receives additional reasonable compensation (not to exceed $10,000 per year) for the preparation of such filings, written notification recognizing the creation of a partnership agreement or comparable documentation evidencing the partnership, if any.  The Supplemental Interest Trust will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h).

(d)  To the extent that the Supplemental Interest Trust is determined to be a separate legal entity from the Supplemental Interest Trust Trustee, any obligation of the Supplemental Interest Trust Trustee under the Interest Rate Swap Agreement shall be deemed to be an obligation of the Supplemental Interest Trust.

(e)  The Trustee shall treat the Holders of Certificates (other than the Class P, Class C, Class R and Class R-X Certificates) as having entered into a notional principal contract with respect to the Holders of the Class C Certificates. Pursuant to each such notional principal contract, all Holders of Certificates (other than the Class P, Class C, Class R and Class R-X Certificates) shall be treated as having agreed to pay, on each Distribution Date, to the Holder of the Class C Certificates an aggregate amount equal to the excess, if any, of (i) the amount payable on such Distribution Date on the REMIC 4 Regular Interest corresponding to such Class of Certificates over (ii) the amount payable on such Class of Certificates on such Distribution Date (such excess, a “Class IO Distribution Amount”). A Class IO Distribution Amount payable from interest collections shall be allocated pro rata among such Certificates based on the excess of (a) the amount of interest otherwise payable to such Certificates over (ii) the amount of interest payable to such Certificates at a per annum rate equal to the Net WAC Rate, and a Class IO Distribution Amount payable from principal collections shall be allocated to the most subordinate Class of Certificates with an outstanding principal balance to the extent of such balance. In addition, pursuant to such notional principal contract, the Holder of the Class C Certificates shall be treated as having agreed to pay Net WAC Rate Carryover Amounts to the Holders of the Certificates (other than the Class C, Class P, Class R and Class R-X Certificates) in accordance with the terms of this Agreement. Any payments to the Certificates from amounts deemed received in respect of this notional principal contract shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1). However, any payment from the Certificates (other than the Class C, Class P, Class R and Class R-X Certificates) of a Class IO Distribution Amount shall be treated for tax purposes as having been received by the Holders of such Certificates in respect of their interests in REMIC 4 and as having been paid by such Holders to the Swap Administrator pursuant to the notional principal contract. Thus, each Certificate (other than the Class P, Class R and Class R-X Certificates) shall be treated as representing not only ownership of Regular Interests in REMIC 3, but also ownership of an interest in, and obligations with respect to, a notional principal contract.

SECTION 4.10	Tax Treatment of Swap Payments and Swap Termination Payments.

For federal income tax purposes, each holder of a Floating Rate Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from either the Net WAC Rate Carryover Reserve Account or the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account. For federal income tax purposes, the Trustee will account for payments to each Floating Rate Certificates as follows: each Floating Rate Certificate will be treated as receiving their entire payment from REMIC 3 (regardless of any Swap Termination Payment or obligation under the Interest Rate Swap Agreement) and subsequently paying their portion of any Swap Termination Payment in respect of each such Class’ obligation under the Interest Rate Swap Agreement. In the event that any such Class is resecuritized in a REMIC, the obligation under the Interest Rate Swap Agreement to pay any such Swap Termination Payment (or any shortfall in the Net Swap Payment), will be made by one or more of the REMIC Regular Interests issued by the resecuritization REMIC subsequent to such REMIC Regular Interest receiving its full payment from any such Floating Rate Certificate.

(a)  The REMIC regular interest corresponding to a Floating Rate Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Rate computed for this purpose by limiting the Base Calculation Amount of the Interest Rate Swap Agreement to the aggregate Stated Principal Balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions and taxable income on the REMIC regular interest corresponding to a Floating Rate Certificate may exceed the actual amount of distributions on such Certificate.

SECTION 4.11	Cap Account.

(a)  No later than the Closing Date, the Cap Trustee shall establish and maintain with itself, a separate, segregated trust account titled, “Cap Account, Wells Fargo Bank, N.A., as Cap Trustee, in trust for the registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2.” Such account shall be an Eligible Account and amounts therein shall be held uninvested.

(b)  On each Distribution Date, pursuant to the Cap Allocation Agreement, the Cap Trustee, prior to any distribution to any Certificate, shall deposit into the Cap Account amounts received pursuant to the Interest Rate Cap Agreement for distribution in accordance with Section 4.01(g) above.

(c)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Cap Account be disregarded as an entity separate from the Holder of the Class C Certificates unless and until the date when either (a) there is more than one Class C Certificateholder or (b) any Class of Certificates in addition to the Class C Certificates is recharacterized as an equity interest in the Cap Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Cap Account be treated as a partnership.  The Cap Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h).  Upon the termination of the Trust Fund, or the payment in full of the Floating Rate Certificates, all amounts remaining on deposit in the Cap Account shall be released by the Trust Fund and distributed to the Class C Certificateholders or their designees.  The Cap Account shall be part of the Trust Fund but not part of any Trust REMIC and any payments to the Holders of the Floating Rate Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

(d)  By accepting a Class C Certificate, each Class C Certificateholder hereby agrees to direct the Trustee, and the Trustee is hereby directed, to deposit into the Cap Account the amounts described above on each Distribution Date.

For federal income tax purposes, the right of the Floating Rate Certificates to receive payments from the Cap Account may have more than a de minimis value.

SECTION 4.12	Collateral Accounts

(a)  The Trustee is hereby directed to perform the obligations of the Custodian as defined under the Basis Risk Cap Credit Support Annex (the “Basis Risk Cap Custodian”).  On or before the Closing Date, the Basis Risk Cap Custodian shall establish a Basis Risk Cap Collateral Account.  The Basis Risk Cap Collateral Account shall be held in the name of the Basis Risk Cap Custodian in trust for the benefit of the Certificateholders.  The Basis Risk Cap Collateral Account must be an Eligible Account and shall be titled “Basis Risk Cap Collateral Account, Wells Fargo Bank, N.A., as Basis Risk Cap Custodian for registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2.”

The Basis Risk Cap Custodian shall credit to Basis Risk Cap Collateral Account all collateral (whether in the form of cash or securities) posted by the Basis Risk Cap Provider to secure the obligations of the Basis Risk Cap Provider in accordance with the terms of the Basis Risk Cap Agreement.  Except for investment earnings, the Basis Risk Cap Provider shall not have any legal, equitable or beneficial interest in the Basis Risk Cap Collateral Account other than in accordance with this Agreement, the Basis Risk Cap Agreement and applicable law.  The Basis Risk Cap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Basis Risk Cap Collateral Account in accordance with Basis Risk Cap Credit Support Annex.

Cash collateral posted by the Basis Risk Cap Provider in accordance with the Basis Risk Cap Credit Support Annex shall be invested at the direction of the Basis Risk Cap Provider in Permitted Investments in accordance with the requirements of the Basis Risk Cap Credit Support Annex.  All amounts earned on amounts on deposit in the Basis Risk Cap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Basis Risk Cap Provider.  If no investment direction is provided, such amounts shall remain uninvested.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Basis Risk Cap Agreement), with respect to the Basis Risk Cap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Basis Risk Cap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Basis Risk Cap Provider, and, in either such case, unless the Basis Risk Cap Provider has paid in full all of its Obligations (as defined in the Basis Risk Cap Credit Support Annex) that are then due, then any collateral posted by the Basis Risk Cap Provider in accordance with the Basis Risk Cap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Basis Risk Cap Agreement) in accordance with the Basis Risk Cap Credit Support Annex.  To the extent the Basis Risk Cap Custodian is required to return any of the Posted Collateral to the Basis Risk Cap Provider under the terms of the Basis Risk Cap Credit Support Annex, the Basis Risk Cap Custodian shall return such collateral in accordance with the terms of the Basis Risk Cap Credit Support Annex.

(b)  The Trustee (in its capacity as Cap Trustee) is hereby directed to perform the obligations of the Custodian as defined under the Interest Rate Cap Credit Support Annex (the “Interest Rate Cap Custodian”).  On or before the Closing Date, the Interest Rate Cap Custodian shall establish a Interest Rate Cap Collateral Account.  The Interest Rate Cap Collateral Account shall be held in the name of the Interest Rate Cap Custodian in trust for the benefit of the Certificateholders.  The Interest Rate Cap Collateral Account must be an Eligible Account and shall be titled “Interest Rate Cap Collateral Account, Wells Fargo Bank, N.A., as Interest Rate Cap Custodian for registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2.”

The Interest Rate Cap Custodian shall credit to Interest Rate Cap Collateral Account all collateral (whether in the form of cash or securities) posted by the Interest Rate Cap Provider to secure the obligations of the Interest Rate Cap Provider in accordance with the terms of the Interest Rate Cap Agreement.  Except for investment earnings, the Interest Rate Cap Provider shall not have any legal, equitable or beneficial interest in the Interest Rate Cap Collateral Account other than in accordance with this Agreement, the Interest Rate Cap Agreement and applicable law.  The Interest Rate Cap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Interest Rate Cap Collateral Account in accordance with Interest Rate Cap Credit Support Annex.

Cash collateral posted by the Interest Rate Cap Provider in accordance with the Interest Rate Cap Credit Support Annex shall be invested at the direction of the Interest Rate Cap Provider in Permitted Investments in accordance with the requirements of the Interest Rate Cap Credit Support Annex.  All amounts earned on amounts on deposit in the Interest Rate Cap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Interest Rate Cap Provider.  If no investment direction is provided, such amounts shall remain uninvested.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Interest Rate Cap Agreement), with respect to the Interest Rate Cap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Interest Rate Cap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Interest Rate Cap Provider, and, in either such case, unless the Interest Rate Cap Provider has paid in full all of its Obligations (as defined in the Interest Rate Cap Credit Support Annex) that are then due, then any collateral posted by the Interest Rate Cap Provider in accordance with the Interest Rate Cap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Interest Rate Cap Agreement) in accordance with the Interest Rate Cap Credit Support Annex.  To the extent the Interest Rate Cap Custodian is required to return any of the Posted Collateral to the Interest Rate Cap Provider under the terms of the Basis Risk Cap Credit Support Annex, the Interest Rate Cap Custodian shall return such collateral in accordance with the terms of the Interest Rate Cap Credit Support Annex.

(c)  The Trustee (in its capacity as Supplemental Interest Trust Trustee) is hereby directed to perform the obligations of the Custodian as defined under the Swap Credit Support Annex (the “Swap Custodian”).  On or before the Closing Date, the Swap Custodian shall establish a Swap Collateral Account.  The Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Certificateholders.  The Swap Collateral Account must be an Eligible Account and shall be titled “Swap Collateral Account, Wells Fargo Bank, N.A., as Swap Custodian for registered Certificateholders of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2.”

The Swap Custodian shall credit to Swap Collateral Account all collateral (whether in the form of cash or securities) posted by the Swap Provider to secure the obligations of the Swap Provider in accordance with the terms of the Interest Rate Swap Agreement.  Except for investment earnings, the Swap Provider shall not have any legal, equitable or beneficial interest in the Swap Collateral Account other than in accordance with this Agreement, the Interest Rate Swap Agreement and applicable law.  The Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral Account in accordance with Swap Credit Support Annex.

Cash collateral posted by the Swap Provider in accordance with the Swap Credit Support Annex shall be invested at the direction of the Swap Provider in Permitted Investments in accordance with the requirements of the Swap Credit Support Annex.  All amounts earned on amounts on deposit in the Swap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Swap Provider.  If no investment direction is provided, such amounts shall remain uninvested.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Interest Rate Swap Agreement), a with respect to the Interest Rate Swap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Interest Rate Swap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Interest Rate Swap Provider, and, in either such case, unless the Interest Rate Swap Provider has paid in full all of its Obligations (as defined in the Interest Rate Swap Credit Support Annex) that are then due, then any collateral posted by the Interest Rate Swap Provider in accordance with the Interest Rate Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Interest Rate Swap Agreement) in accordance with the Interest Rate Swap Credit Support Annex.  To the extent the Swap Custodian is required to return any of the Posted Collateral to the Swap Provider under the terms of the Swap Credit Support Annex, the Swap Custodian shall return such collateral in accordance with the terms of the Swap Credit Support Annex.

SECTION 4.13	Rights and Obligations Under the Basis Risk Cap Agreement, the Interest Rate Cap Agreement and the Interest Rate Swap Agreement.

(a)  In the event that the Basis Risk Cap Provider fails to perform any of its obligations under the Basis Risk Cap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that any Event of Default, Termination Event, or Additional Termination Event (each as defined in the Basis Risk Cap Agreement) occurs with respect to the Basis Risk Cap Agreement, the Trustee shall, promptly following actual notice of such failure, breach or event, notify the Depositor and send any notices and make any demands, on behalf of the Trust, required to enforce the rights of the Trust under the Basis Risk Cap Agreement.

In the event that the Basis Risk Cap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Basis Risk Cap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Basis Risk Cap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Basis Risk Cap Agreement, the Trustee shall, promptly following actual notice of the Basis Risk Cap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Trustee shall in no event be liable for any failure or delay in the performance by the Basis Risk Cap Provider or any Guarantor of its obligations hereunder or pursuant to the Basis Risk Cap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

Upon an early termination of the Basis Risk Cap Agreement other than in connection with the optional termination of the Trust, the Trustee, at the direction of the Depositor, will use reasonable efforts to appoint a successor basis risk cap provider to enter into a new basis risk cap agreement on terms substantially similar to the Basis Risk Cap Agreement, with a successor basis risk cap provider meeting all applicable eligibility requirements. If the Trustee receives a termination payment from the Basis Risk Cap Provider in connection with such early termination, the Trustee will apply such termination payment to any upfront payment required to appoint the successor basis risk cap provider.

If the Trustee is unable to appoint a successor basis risk cap provider within 30 days of the early termination, then the Trustee will deposit any termination payment received from the original Basis Risk Cap Provider into a separate, non-interest bearing reserve account and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account, an amount equal to the payment, if any, that would have been paid to the Trustee by the original Basis Risk Cap Provider calculated in accordance with the terms of the original Basis Risk Cap Agreement, and distribute such amount in accordance with the terms of  Section 4.01(d).

Upon an early termination of the Basis Risk Cap Agreement in connection with the optional termination of the Trust, if the Trustee receives a termination payment from the Basis Risk Cap Provider, such termination payment will be distributed in accordance with Section 4.01(d).

(b)  In the event that the Interest Rate Cap Provider fails to perform any of its obligations under the Interest Rate Cap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that any Event of Default, Termination Event, or Additional Termination Event (each as defined in the Interest Rate Cap Agreement) occurs with respect to the Interest Rate Cap Agreement, the Trustee (in its capacity as Cap Trustee) shall, promptly following actual notice of such failure, breach or event, notify the Depositor and send any notices and make any demands, on behalf of the Cap Trust, required to enforce the rights of the Cap Trust under the Interest Rate Cap Agreement.

In the event that the Interest Rate Cap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Interest Rate Cap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Interest Rate Cap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Interest Rate Cap Agreement, the Trustee (in its capacity as Cap Trustee) shall, promptly following actual notice of the Interest Rate Cap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Trustee (in its capacity as Cap Trustee) shall in no event be liable for any failure or delay in the performance by the Interest Rate Cap Provider or any Guarantor of its obligations hereunder or pursuant to the Interest Rate Cap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

Upon an early termination of the Interest Rate Cap Agreement other than in connection with the optional termination of the Trust, the Trustee (in its capacity as Cap Trustee), at the direction of the Depositor, will use reasonable efforts to appoint a successor interest rate cap provider to enter into a new interest rate cap agreement on terms substantially similar to the Interest Rate Cap Agreement, with a successor interest rate cap provider meeting all applicable eligibility requirements. If the Trustee (in its capacity as Cap Trustee) receives a termination payment from the Interest Rate Cap Provider in connection with such early termination, the Trustee (in its capacity as Cap Trustee) will apply such termination payment to any upfront payment required to appoint the successor interest rate cap provider.

If the Trustee (in its capacity as Cap Trustee) is unable to appoint a successor interest rate cap provider within 30 days of the early termination, then the Trustee (in its capacity as Cap Trustee) will deposit any termination payment received from the original Interest Rate Cap Provider into a separate, non-interest bearing reserve account and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account an amount equal to the payment, if any, that would have been paid to the Trustee (in its capacity as Cap Trustee) by the original Interest Rate Cap Provider calculated in accordance with the terms of the original Interest Rate Cap Agreement, and distribute such amount in accordance with the terms of  Section 4.01(g).

Upon an early termination of the Interest Rate Cap Agreement in connection with the optional termination of the Trust, if the Trustee (in its capacity as Cap Trustee) receives a termination payment from the Interest Rate Cap Provider, such termination payment will be distributed in accordance with Section 4.01(g).

(c)  In the event that the Swap Provider fails to perform any of its obligations under the Interest Rate Swap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that any Event of Default, Termination Event, or Additional Termination Event (each as defined in the Interest Rate Swap Agreement) occurs with respect to the Interest Rate Swap Agreement, the Trustee (in its capacity as Supplemental Interest Trust Trustee) shall, promptly following actual notice of such failure, breach or event, notify the Depositor and send any notices and make any demands, on behalf of the Supplemental Interest Trust, required to enforce the rights of the Supplemental Interest Trust under the Interest Rate Swap Agreement.

In the event that the Swap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Interest Rate Swap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Swap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Interest Rate Swap Agreement, the Trustee (in its capacity as Supplemental Interest Trust Trustee) shall, promptly following actual notice of the Swap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Trustee (in its capacity as Supplemental Interest Trust Trustee) shall in no event be liable for any failure or delay in the performance by the Swap Provider or any Guarantor of its obligations hereunder or pursuant to the Interest Rate Swap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

Upon an early termination of the Interest Rate Swap Agreement other than in connection with the optional termination of the Trust, the Trustee (in its capacity as Supplemental Interest Trust Trustee), at the direction of the Depositor, will use reasonable efforts to appoint a successor swap provider to enter into a new interest rate swap agreement on terms substantially similar to the Interest Rate Swap Agreement, with a successor swap provider meeting all applicable eligibility requirements. If the Trustee (in its capacity as Supplemental Interest Trust Trustee) receives a termination payment from the Swap Provider in connection with such early termination, the Trustee (in its capacity as Supplemental Interest Trust Trustee) will apply such termination payment to any upfront payment required to appoint the successor swap provider.  If the Trustee (in its capacity as Supplemental Interest Trust Trustee) is required to pay a termination payment to the Swap Provider in connection with such early termination, the Trustee (in its capacity as Supplemental Interest Trust Trustee) will apply any upfront payment received from the successor swap provider to pay such termination payment.

If the Trustee (in its capacity as Supplemental Interest Trust Trustee) is unable to appoint a successor swap provider within 30 days of the early termination, then the Trustee (in its capacity as Supplemental Interest Trust Trustee) will deposit any termination payment received from the original Swap Provider into a separate, non-interest bearing reserve account and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account an amount equal to the Net Swap Payment, if any, that would have been paid to the Trustee (in its capacity as Supplemental Interest Trust Trustee) by the original Swap Provider calculated in accordance with the terms of the original Interest Rate Swap Agreement, and distribute such amount in accordance with the terms of  Section 4.01(e).

Upon an early termination of the Interest Rate Swap Agreement in connection with the optional termination of the Trust, if the Trustee (in its capacity as Supplemental Interest Trust Trustee) receives a termination payment from the Swap Provider, such termination payment will be distributed in accordance with Section 4.01(e).

ARTICLE V

THE CERTIFICATES

SECTION 5.01	The Certificates.

Each of the Floating Rate Certificates, the Class L Certificates, the Class P Certificates, the Class C Certificates and the Residual Certificates shall be substantially in the forms annexed hereto as exhibits, and shall, on original issue, be executed, authenticated and delivered by the Trustee to or upon the order of the Depositor concurrently with the sale and assignment to the Trustee of the Trust Fund. The Floating Rate Certificates shall be initially evidenced by one or more Certificates representing a Percentage Interest with a minimum dollar denomination of $25,000 and integral dollar multiples of $1.00 in excess thereof, provided that such Certificates must be purchased in minimum total investments of $100,000 per class, except that one Certificate of each such Class of Certificates may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Certificate Principal Balance of such Class on the Closing Date. The Class P Certificates, the Class C Certificates, the Class L Certificates and the Residual Certificates are issuable in any Percentage Interests; provided, however, that the sum of all such percentages for each such Class totals 100% and no more than ten Certificates of each Class may be issued and outstanding at any one time.

The Certificates shall be executed on behalf of the Trust by manual or facsimile signature on behalf of the Trustee by a Responsible Officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trust, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless such Certificate shall have been manually authenticated by the Trustee substantially in the form provided for herein, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. Subject to Section 5.02(c), the Floating Rate Certificates shall be Book-Entry Certificates. The other Classes of Certificates shall not be Book-Entry Certificates.

SECTION 5.02	Registration of Transfer and Exchange of Certificates.

(a)  The Certificate Registrar shall cause to be kept at the Corporate Trust Office a Certificate Register in which, subject to such reasonable regulations as it may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee shall initially serve as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided.

Upon surrender for registration of transfer of any Certificate at any office or agency of the Certificate Registrar maintained for such purpose pursuant to the foregoing paragraph which office shall initially be the offices designated by the Trustee and, in the case of a Residual Certificate, upon satisfaction of the conditions set forth below, the Trustee on behalf of the Trust shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same aggregate Percentage Interest.

At the option of the Certificateholders, Certificates may be exchanged for other Certificates in authorized denominations and the same aggregate Percentage Interests, upon surrender of the Certificates to be exchanged at any such office or agency. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute on behalf of the Trust and authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall (if so required by the Trustee or the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer satisfactory to the Trustee and the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, (i) with respect to each Class R Certificate, the holder thereof may exchange, in the manner described above, such Class R Certificate for three separate certificates, each representing such holder’s respective Percentage Interest in the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest that was evidenced by the Class R Certificate being exchanged and (ii) with respect to each Class R-X Certificate, the holder thereof may exchange, in the manner described above, such Class R-X Certificate for three separate certificates, each representing such holder’s respective Percentage Interest in the Class R-4 Interest, the Class R-5 Interest and the Class R-6 Interest that was evidenced by the Class R-X Certificate being exchanged.

(b)  Except as provided in paragraph (c) below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of such Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Certificates; (iii) ownership and transfers of registration of such Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall for all purposes deal with the Depository as representative of the Certificate Owners of the Certificates for purposes of exercising the rights of Holders under this Agreement, and requests and directions for and votes of such representative shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; (vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and Persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners; and (vii) the direct participants of the Depository shall have no rights under this Agreement under or with respect to any of the Certificates held on their behalf by the Depository, and the Depository may be treated by the Trustee and its agents, employees, officers and directors as the absolute owner of the Certificates for all purposes whatsoever.

All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners that it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The parties hereto are hereby authorized to execute a Letter of Representations with the Depository or take such other action as may be necessary or desirable to register a Book-Entry Certificate to the Depository. In the event of any conflict between the terms of any such Letter of Representation and this Agreement, the terms of this Agreement shall control.

(c)  If (i)(x) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to discharge properly its responsibilities as Depository and (y) the Trustee or the Depositor is unable to locate a qualified successor or (ii) after the occurrence of a Servicer Event of Termination, the Certificate Owners of the Book-Entry Certificates representing Percentage Interests of such Classes aggregating not less than 51% advise the Trustee and Depository through the Financial Intermediaries and the Depository Participants in writing that the continuation of a book-entry system through the Depository to the exclusion of definitive, fully registered certificates (the “Definitive Certificates”) to Certificate Owners is no longer in the best interests of the Certificate Owners. Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Trustee shall, in the case of (i) and (ii) above, execute on behalf of the Trust and authenticate the Definitive Certificates. Neither the Depositor nor the Trustee shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates, the Trustee, the Certificate Registrar, the Servicer, any Paying Agent and the Depositor shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

(d)  No transfer, sale, pledge or other disposition of any Class M-10 Certificate, Class C Certificate, Class P Certificate, Class L Certificate or Residual Certificate (the “Private Certificates”) shall be made unless such disposition is exempt from the registration requirements of the 1933 Act, and any applicable state securities laws or is made in accordance with the 1933 Act and laws. In the event of any such transfer (other than in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Class R-X Certificates, the first transfer by an Affiliate of the Depositor or the first transfer by the initial transferee of an Affiliate of the Depositor, (ii) the transfer of any such Class C, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Private Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor), (x) unless such transfer is made in reliance upon Rule 144A (as evidenced by the investment letter delivered to the Trustee, in substantially the form attached hereto as Exhibit J) under the 1933 Act, the Trustee and the Depositor shall require a written Opinion of Counsel (which may be in-house counsel) acceptable to and in form and substance reasonably satisfactory to the Trustee and the Depositor that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall not be an expense of the Trustee or the Depositor or (y) the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached hereto as Exhibit L) and the transferee to execute an investment letter (in substantially the form attached hereto as Exhibit J) acceptable to and in form and substance reasonably satisfactory to the Depositor and the Trustee certifying to the Depositor and the Trustee the facts surrounding such transfer, which investment letter shall not be an expense of the Trustee or the Depositor. The Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Notwithstanding the foregoing, in the event of any such transfer of any Ownership Interest in any Private Certificate that is a Book-Entry Certificate, except with respect to the initial transfer of any such Ownership Interest by the Depositor, such transfer shall be required to be made in reliance upon Rule 144A under the 1933 Act, and the transferor will be deemed to have made each of the transferor representations and warranties set forth in Exhibit L hereto in respect of such interest as if it was evidenced by a Definitive Certificate and the transferee will be deemed to have made each of the transferee representations and warranties set forth in Exhibit J hereto in respect of such interest as if it was evidenced by a Definitive Certificate.  The Certificate Owner of any such Ownership Interest in any such Book-Entry Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Notwithstanding the foregoing, no certification or Opinion of Counsel described above in this Section 5.02(d) will be required in connection with the transfer, on the Closing Date, of any Residual Certificate by the Depositor to an “accredited investor” within the meaning of Rule 501 of the 1933 Act.

No transfer of any Class C Certificate shall be made unless the proposed transferee of such Class C Certificate (1) provides to the Trustee and the Swap Provider, the appropriate tax certification forms that would eliminate any withholding or deduction for taxes from amounts payable by the Swap Provider, pursuant to the Interest Rate Swap Agreement, to the Supplemental Interest Trust Trustee (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), together with any applicable attachments) and (2) agrees to update such form (a) upon expiration of any such form, (b) as required under then applicable U.S. Treasury regulations and (c) promptly upon learning that such form has become obsolete or incorrect, each as a condition to such transfer.  In addition, no transfer of any Class C Certificate shall be made if such transfer would cause the Supplemental Interest Trust to be beneficially owned by two or more persons for federal income tax purposes, or continue to be so treated, unless (i) each proposed transferee of such Class C Certificate complies with the foregoing conditions, (ii) the proposed majority holder of the Class C Certificates (or each holder, if there is or would be no majority holder) (A) provides, or causes to be provided, on behalf of the Supplemental Interest Trust, if applicable, the appropriate tax certification form that would be required from the Supplemental Interest Trust, as applicable, to eliminate any withholding or deduction for taxes from amounts payable by the Swap Provider, pursuant to the Interest Rate Swap Agreement, to the Supplemental Interest Trust Trustee (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), together with any applicable attachments) and (B) agrees to update such form (x) upon expiration of any such form, (y) as required under then applicable U.S. Treasury regulations and (z) promptly upon learning that such form has become obsolete or incorrect.  If, under applicable U.S. Treasury regulations, such tax certification form may only be signed by a trustee acting on behalf of the Supplemental Interest Trust, then the Supplemental Interest Trust Trustee, as applicable, shall sign such certification form if so requested by a holder of the Class C Certificates.

Upon receipt of any tax certification form pursuant to the preceding conditions from a proposed transferee of any Class C Certificate, the Trustee shall forward each tax certification form attributable to the Interest Rate Swap Agreement to the Swap Provider, upon request of the Swap Provider, solely to the extent the Swap Provider has not received such IRS Form directly from the Holder of the Class C Certificates.  Each Holder of a Class C Certificate by its purchase of such Certificate is deemed to consent to any such IRS Form being so forwarded.  Upon the request of the Swap Provider, the Trustee shall be required to forward any tax certification received by it to the Swap Provider at the last known address provided to it, and, subject to Section 8.01, shall not be liable for the receipt of such tax certification by the Swap Provider, nor any action taken or not taken by the Swap Provider with respect to such tax certification.  Any purported sales or transfers of any Class C Certificate to a transferee which does not comply with the requirements of the preceding paragraph shall be deemed null and void under this Agreement.  The Trustee shall have no duty to take any action to correct any misstatement or omission in any tax certification provided to it by the Holder of the Class C Certificates and forwarded to the Swap Provider.

No transfer of a Class C Certificate, Class P Certificate, Class L Certificate or Residual Certificate or any interest therein shall be made to any Plan, any Person acting, directly or indirectly, on behalf of any such Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA (“Plan Assets”), as certified by such transferee in the form of Exhibit M, unless the Trustee is provided with an Opinion of Counsel for the benefit of the Depositor, the Trustee and the Servicer and on which they may rely which establishes to the satisfaction of the Trustee that the purchase of such Certificates is permissible under applicable law, will not constitute or result in any prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicer, the Trustee or the Trust Fund to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, the Servicer, the Trustee or the Trust Fund. Neither a certification nor an Opinion of Counsel will be required in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor, (ii) the transfer of any such Class C Certificate, Class P Certificate, Class L Certificate or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Class C Certificate, Class P Certificate, Class L Certificate or Residual Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor (in which case, the Depositor or any Affiliate thereof shall have deemed to have represented that such Affiliate is not a Plan or a Person investing Plan Assets) and the Trustee shall be entitled to conclusively rely upon a representation (which, upon the request of the Trustee, shall be a written representation) from the Transferor of the status of such transferee as an affiliate of the Depositor.

For so long as the Supplemental Interest Trust or the Cap Trust is in existence, each beneficial owner of a Floating Rate Certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the Floating Rate Certificate, or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of Prohibited Transaction Exemption (“PTE”) 90-59, as amended by PTE 97-34, PTE 2000-58, PTE 2002-41 and PTE 2007-05 (the “Exemption”) and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust or the Cap Trust are eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 95-60 or, except in the case of a Class M-10 Certificate, 84-14, 91-38, 90-1 or 96-23.

Subsequent to the termination of the Supplemental Interest Trust and the Cap Trust, each Transferee of a Mezzanine Certificate will be deemed to have represented by virtue of its purchase or holding of such Certificate (or interest therein) that either (a) such Transferee is not a Plan or purchasing such Certificate with Plan Assets, (b) except for the Class M-10 Certificate, it has acquired and is holding such certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than "BBB-"(or its equivalent) by S&P, Fitch Ratings, Dominion Bond Rating Service Limited (known as DBRS Limited), Dominion Bond Rating Service, Inc. (known as DBRS, Inc.) or Moody's, and the certificate is so rated or (c) the following conditions are satisfied:  (i) such Transferee is an insurance company, (ii) the source of funds used to purchase or hold such Certificate (or interest therein) is an “insurance company general account” (as defined in PTCE 95-60), and (iii) the conditions set forth in Sections I and III of PTCE 95-60 have been satisfied.

If any Certificate or any interest therein is acquired or held in violation of the provisions of the three preceding paragraphs, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any such Certificate or interest therein was effected in violation of the provisions of the three preceding paragraphs shall indemnify and hold harmless the Depositor, the Servicer, the NIMS Insurer, the Trustee and the Trust from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably appointed the Depositor or its designee as its attorney-in-fact to negotiate the terms of any mandatory sale under clause (v) below and to execute all instruments of transfer and to do all other things necessary in connection with any such sale, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

(ii)  No Person shall acquire an Ownership Interest in a Residual Certificate unless such Ownership Interest is a pro rata undivided interest.

(iii)  In connection with any proposed transfer of any Ownership Interest in a Residual Certificate, the Trustee shall as a condition to registration of the transfer, require delivery to it, in form and substance satisfactory to it, of each of the following:

(A)  an affidavit in the form of Exhibit K hereto from the proposed transferee to the effect that such transferee is a Permitted Transferee and that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed transfer as a nominee, trustee or agent for any Person who is not a Permitted Transferee; and

(B)  a covenant of the proposed transferee to the effect that the proposed transferee agrees to be bound by and to abide by the transfer restrictions applicable to the Residual Certificates.

(iv)  Any attempted or purported transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section shall be absolutely null and void and shall vest no rights in the purported transferee. If any purported transferee shall, in violation of the provisions of this Section, become a Holder of a Residual Certificate, then the prior Holder of such Residual Certificate that is a Permitted Transferee shall, upon discovery that the registration of transfer of such Residual Certificate was not in fact permitted by this Section, be restored to all rights as Holder thereof retroactive to the date of registration of transfer of such Residual Certificate.  The Trustee shall be under no liability to any Person for any registration of transfer of a Residual Certificate that is in fact not permitted by this Section or for making any distributions due on such Residual Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Trustee received the documents specified in clause (iii).  The Trustee shall be entitled to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time such distributions were made all distributions made on such Residual Certificate. Any such distributions so recovered by the Trustee shall be distributed and delivered by the Trustee to the prior Holder of such Residual Certificate that is a Permitted Transferee.

(v)  If any Person other than a Permitted Transferee acquires any Ownership Interest in a Residual Certificate in violation of the restrictions in this Section, then the Trustee shall have the right but not the obligation, without notice to the Holder of such Residual Certificate or any other Person having an Ownership Interest therein, to notify the Depositor to arrange for the sale of such Residual Certificate. The proceeds of such sale, net of commissions (which may include commissions payable to the Depositor or its affiliates in connection with such sale), expenses and taxes due, if any, will be remitted by the Trustee to the previous Holder of such Residual Certificate that is a Permitted Transferee, except that in the event that the Trustee determines that the Holder of such Residual Certificate may be liable for any amount due under this Section or any other provisions of this Agreement, the Trustee may withhold a corresponding amount from such remittance as security for such claim. The terms and conditions of any sale under this clause (v) shall be determined in the sole discretion of the Trustee and it shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(vi)  If any Person other than a Permitted Transferee acquires any Ownership Interest in a Residual Certificate in violation of the restrictions in this Section, then the Trustee upon receipt of reasonable compensation will provide to the Internal Revenue Service, and to the persons specified in Sections 860E(e)(3) and (6) of the Code, information needed to compute the tax imposed under Section 860E(e)(5) of the Code on transfers of residual interests to disqualified organizations.

The foregoing provisions of this Section shall cease to apply to transfers occurring on or after the date on which there shall have been delivered to the Trustee and the NIMS Insurer, in form and substance satisfactory to the Trustee and the NIMS Insurer, (i) written notification from each Rating Agency that the removal of the restrictions on transfer set forth in this Section will not cause such Rating Agency to downgrade its rating of the Certificates and (ii) an Opinion of Counsel to the effect that such removal will not cause any REMIC created hereunder to fail to qualify as a REMIC.

(e)  No service charge shall be made for any registration of transfer or exchange of Certificates of any Class, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

All Certificates surrendered for registration of transfer or exchange shall be canceled by the Certificate Registrar and disposed of pursuant to its standard procedures.

SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Certificate Registrar or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee, the Depositor, the NIMS Insurer and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute on behalf of the Trust, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee or the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) in connection therewith. Any duplicate Certificate issued pursuant to this Section, shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 5.04	Persons Deemed Owners.

The Servicer, the Depositor, the Trustee, the NIMS Insurer, the Certificate Registrar, any Paying Agent and any agent of the Servicer, the Depositor, the Trustee, the NIMS Insurer, the Certificate Registrar or any Paying Agent may treat the Person, including a Depository, in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Servicer, the Trust, the Trustee nor any agent of any of them shall be affected by notice to the contrary.

SECTION 5.05	Appointment of Paying Agent.

(a)  The Paying Agent shall make distributions to Certificateholders from the Distribution Account pursuant to Section 4.01 and shall report the amounts of such distributions to the Trustee. The duties of the Paying Agent may include the obligation (i) to withdraw funds from the Collection Account pursuant to Section 3.11(a) and for the purpose of making the distributions referred to above and (ii) to distribute statements and provide information to Certificateholders as required hereunder. The Paying Agent hereunder shall at all times be an entity duly organized and validly existing under the laws of the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. The Paying Agent shall initially be the Trustee. The Trustee may appoint a successor to act as Paying Agent, which appointment shall be reasonably satisfactory to the Depositor and the NIMS Insurer.

(b)  The Trustee shall cause the Paying Agent (if other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee that such Paying Agent shall hold all sums, if any, held by it for payment to the Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums shall be paid to such Certificateholders and shall agree that it shall comply with all requirements of the Code regarding the withholding of payments in respect of Federal income taxes due from Certificate Owners and otherwise comply with the provisions of this Agreement applicable to it.

ARTICLE VI

THE SERVICER AND THE DEPOSITOR

SECTION 6.01	Liability of the Servicer and the Depositor.

The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Servicer herein. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Depositor.

SECTION 6.02	Merger or Consolidation of, or Assumption of the Obligations of, the Servicer or the Depositor.

Any entity into which the Servicer or the Depositor may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Servicer or the Depositor shall be a party, or any corporation succeeding to the business of the Servicer or the Depositor, shall be the successor of the Servicer or the Depositor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor Servicer shall satisfy all the requirements of Section 7.02 with respect to the qualifications of a successor Servicer.

SECTION 6.03	Limitation on Liability of the Servicer and Others.

Neither the Servicer nor the Depositor nor any of the directors or officers or employees or agents of the Servicer or the Depositor shall be under any liability to the Trust or the Certificateholders for any action taken or for refraining from the taking of any action by the Servicer or the Depositor in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer, the Depositor or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties of the Servicer or the Depositor, as the case may be, or by reason of its reckless disregard of its obligations and duties of the Servicer or the Depositor, as the case may be, hereunder.  The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Servicer and the Depositor, and any director or officer or employee or agent of the Servicer or the Depositor, shall be indemnified by the Trust and held harmless against (i) any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties hereunder or (ii) any breach of a representation or warranty by the Originator regarding the Mortgage Loans. The Servicer or the Depositor may undertake any such action which it may deem necessary or desirable in respect of this Agreement, and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust and the Depositor or the Servicer shall be entitled to be reimbursed therefor from the Collection Account as and to the extent provided in Section 3.11, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the Collection Account. The Servicer’s right to indemnity or reimbursement pursuant to this Section shall survive any resignation or termination of the Servicer pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination). This paragraph shall apply to the Servicer solely in its capacity as Servicer hereunder and in no other capacities.

SECTION 6.04	Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer or its subsidiaries or Affiliates at the date of this Agreement or (ii) upon satisfaction of the following conditions:  (a) the Servicer has proposed a successor servicer to the Trustee and the NIMS Insurer in writing and such proposed successor servicer is reasonably acceptable to the Trustee and the NIMS Insurer and (b) each Rating Agency shall have delivered a letter to the Trustee and the NIMS Insurer prior to the appointment of the successor servicer stating that the proposed appointment of such successor servicer as Servicer hereunder will not result in the reduction or withdrawal of the then current rating of the Certificates; provided, however, that no such resignation by the Servicer shall become effective until such successor servicer or, in the case of (i) above, the Trustee shall have assumed the Servicer’s responsibilities and obligations hereunder or the Trustee shall have designated, with the consent of the NIMS Insurer, a successor servicer in accordance with Section 7.02. Except as expressly provided herein, the Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Servicer hereunder. The foregoing prohibition on assignment shall not prohibit the Servicer from designating a Sub-Servicer as payee of any indemnification amount payable to the Servicer hereunder; provided, however, no Sub-Servicer shall be a third-party beneficiary hereunder and the parties hereto shall not be required to recognize any Subservicer as an indemnitee under this Agreement.

Notwithstanding anything to the contrary which may be set forth above, the Trustee and the Depositor hereby specifically (i) consent to the pledge and assignment by the Servicer of all the Servicer’s right, title and interest in, to and under this Agreement to the Servicing Rights Pledgee, for the benefit of certain lenders, and (ii) provided that no Servicer Event of Termination exists, agree that upon delivery to the Trustee by the Servicing Rights Pledgee of a letter signed by the Servicer whereunder the Servicer shall resign as Servicer under this Agreement, the Trustee shall appoint the Servicing Rights Pledgee or its designee as successor Servicer, provided that at the time of such appointment, the Servicing Rights Pledgee or such designee meets the requirements of a successor Servicer pursuant to Section 7.02(a) and agrees to be subject to the terms of this Agreement.  If, pursuant to any provision hereof, the duties of the Servicer are transferred to a successor, the entire amount of the Servicing Fee and other compensation payable to the Servicer pursuant hereto shall thereafter be payable to such successor.

SECTION 6.05	Delegation of Duties.

In the ordinary course of business, the Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with standards comparable to those set forth in Section 3.01. Such delegation shall not relieve the Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation within the meaning of Section 6.04. Except as provided in Section 3.02, no such delegation is permitted that results in the delegee subservicing any Mortgage Loans. The Servicer shall provide the Trustee and the NIMS Insurer with 60 days prior written notice prior to the delegation of any of its duties to any Person other than any of the Servicer’s Affiliates or their respective successors and assigns.

SECTION 6.06	[Reserved].

SECTION 6.07	Inspection.

The Servicer, in its capacity as Servicer, shall afford the Trustee and the NIMS Insurer, upon reasonable notice, during normal business hours, access to all records maintained by the Servicer in respect of its rights and obligations hereunder and access to officers of the Servicer responsible for such obligations.

ARTICLE VII

DEFAULT

SECTION 7.01	Servicer Events of Termination.

(a)  If any one of the following events (“Servicer Events of Termination”) shall occur and be continuing:

(i)  (A) The failure by the Servicer to make any Advance; or (B) any other failure by the Servicer to deposit in the Collection Account or the Distribution Account any deposit required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure shall have been given to the Servicer by the Trustee or to the Servicer and the Trustee by the NIMS Insurer or any Holders of a Regular Certificate evidencing at least 25% of the Voting Rights; or

(ii)  The failure by the Servicer to make any required Servicing Advance which failure continues unremedied for a period of 30 days, or the failure by the Servicer duly to observe or perform, in any material respect, any other covenants, obligations or agreements of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of 30 days (or if such failure or breach cannot be remedied within 30 days, then such remedy shall have been commenced within 30 days and diligently pursued thereafter; provided, however, that in no event shall such failure or breach be allowed to exist for a period of greater than 90 days), after the date (A) on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trustee or to the Trustee by the NIMS Insurer or any Holders of a Regular Certificate evidencing at least 25% of the Voting Rights or (B) of actual knowledge of such failure by a Servicing Officer of the Servicer; or

(iii)  The entry against the Servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, conservatorship, receivership, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or

(iv)  The Servicer shall voluntarily go into liquidation, consent to the appointment of a conservator or receiver or liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged, unbonded or unstayed for a period of 60 days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(v)  The failure by the Servicer to duly perform, within the required time period, its obligations under Section 3.20 or Section 3.21 of this Agreement; or

(vi)  A Delinquency Servicer Termination Trigger has occurred and is continuing;

(b)  then, and in each and every such case, so long as a Servicer Event of Termination shall not have been remedied within the applicable grace period, (x) with respect solely to clause (i)(A) above, if such Advance is not made by 5:00 P.M., New York time, on the Business Day immediately following the Servicer Remittance Date (provided the Trustee shall give the Servicer notice of such failure to advance by 5:00 P.M. New York time on the Servicer Remittance Date), the Trustee shall, at the direction of the NIMS Insurer, terminate all of the rights and obligations of the Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof and the Trustee, or a successor servicer appointed in accordance with Section 7.02, shall immediately make such Advance and assume, pursuant to Section 7.02, the duties of a successor Servicer and (y) in the case of (i)(B), (ii), (iii), (iv), (v) or (vi) above, the Trustee shall, at the direction of the Depositor, the NIMS Insurer or the Holders of each Class of Regular Certificates evidencing Percentage Interests aggregating not less than 51%, by notice then given in writing to the Servicer (and to the Trustee if given by the NIMS Insurer or the Holders of Certificates), terminate all of the rights and obligations of the Servicer as servicer under this Agreement. Any such notice to the Servicer shall also be given to each Rating Agency, the Depositor and the Servicer. On or after the receipt by the Servicer (and by the Trustee if such notice is given by the Holders) of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Certificates or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section; and, without limitation, and the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of each Mortgage Loan and related documents or otherwise. The Servicer agrees to cooperate with the Trustee (or the applicable successor Servicer) in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the delivery to the Trustee of all documents and records requested by it to enable it to assume the Servicer’s functions under this Agreement within ten Business Days subsequent to such notice, the transfer within one Business Day subsequent to such notice to the Trustee (or the applicable successor Servicer) for the administration by it of all cash amounts that shall at the time be held by the Servicer and to be deposited by it in the Collection Account, the Distribution Account, any REO Account or any Servicing Account or that have been deposited by the Servicer in such accounts or thereafter received by the Servicer with respect to the Mortgage Loans or any REO Property received by the Servicer. All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transferring the Mortgage Files to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer (or if the predecessor Servicer is the Trustee, the initial Servicer) upon presentation of reasonable documentation of such costs and expenses and to the extent not paid by the Servicer, by the Trust.

SECTION 7.02	Trustee to Act; Appointment of Successor.

(a)  From the time the Servicer (and the Trustee, if notice is sent by the Holders) receives a notice of termination pursuant to Section 7.01 or 6.04, the Trustee (or such other successor Servicer as is approved in accordance with this Agreement) shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof arising on and after its succession. Notwithstanding the foregoing, the parties hereto agree that the Trustee, in its capacity as successor Servicer, immediately will assume all of the obligations of the Servicer to make advances. Notwithstanding the foregoing, the Trustee, in its capacity as successor Servicer, shall not be responsible for the lack of information and/or documents that it cannot obtain through reasonable efforts. It is understood and agreed by the parties hereto that there will be a period of transition (not to exceed 90 days) before the transition of servicing obligations is fully effective.  As compensation therefor, the Trustee (or such other successor Servicer) shall be entitled to such compensation as the Servicer would have been entitled to hereunder if no such notice of termination had been given. Notwithstanding the above, (i) if the Trustee is unwilling to act as successor Servicer or (ii) if the Trustee is legally unable so to act, the Trustee shall appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than $50,000,000 as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided, that the appointment of any such successor Servicer shall be approved by the NIMS Insurer (such approval not to be unreasonably withheld), as evidenced by the prior written consent of the NIMS Insurer, and will not result in the qualification, reduction or withdrawal of the ratings assigned to the Certificates by the Rating Agencies as evidenced by a letter to such effect from the Rating Agencies. Pending appointment of a successor to the Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Servicer would otherwise have received pursuant to Section 3.18 (or such other compensation as the Trustee and such successor shall agree, not to exceed the Servicing Fee). The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen under this Agreement prior to its termination as Servicer to pay any deductible under an insurance policy pursuant to Section 3.14, to reimburse the Trustee pursuant to Section 3.06 or to indemnify the Trustee or the NIMS Insurer pursuant to Section 8.05(c)), nor shall any successor Servicer be liable for any acts or omissions of the predecessor Servicer or for any breach by such Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. All Servicing Transfer Costs shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Servicer or the Trustee (in which case the successor Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the Trust).

(b)  In the event of a Servicer Event of Termination, notwithstanding anything to the contrary above, the Trustee and the Depositor hereby agree that upon delivery to the Trustee by the Servicing Rights Pledgee of a letter signed by the Servicer within ten Business Days of when notification of such event shall have been provided to the Trustee, whereunder the Servicer shall resign as Servicer under this Agreement, the Servicing Rights Pledgee or its designee shall be appointed as successor Servicer (provided that at the time of such appointment the Servicing Rights Pledgee or such designee meets the requirements of a successor Servicer set forth above) and the Servicing Rights Pledgee agrees to be subject to the terms of this Agreement.

(c)  Any successor to the Servicer, including the Trustee, shall during the term of its service as servicer continue to service and administer the Mortgage Loans for the benefit of Certificateholders, and maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Servicer is so required pursuant to Section 3.14.

SECTION 7.03	Waiver of Defaults.

The Majority Certificateholders may, on behalf of all Certificateholders and with the consent of the NIMS Insurer, waive any events permitting removal of the Servicer as servicer pursuant to this Article VII, provided, however, that the Majority Certificateholders may not waive a default in making a required distribution on a Certificate without the consent of the Holder of such Certificate and the consent of the NIMS Insurer. Upon any waiver of a past default, such default shall cease to exist and any Servicer Event of Termination arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived. Notice of any such waiver shall be given by the Trustee to the Rating Agencies and the NIMS Insurer.

SECTION 7.04	Notification to Certificateholders.

(a)  Upon any termination or appointment of a successor to the Servicer pursuant to this Article VII or Section 6.04, the Trustee shall give prompt written notice thereof to the Certificateholders at their respective addresses appearing in the Certificate Register, the NIMS Insurer and each Rating Agency.

(b)  No later than 60 days after the occurrence of any event which constitutes or which, with notice or a lapse of time or both, would constitute a Servicer Event of Termination for five Business Days after a Responsible Officer of the Trustee becomes aware of the occurrence of such an event, the Trustee shall transmit by mail to all Certificateholders and to the NIMS Insurer notice of such occurrence unless such default or Servicer Event of Termination shall have been waived or cured.

SECTION 7.05	Survivability of Servicer Liabilities.

Notwithstanding anything herein to the contrary, upon termination of the Servicer hereunder, any liabilities of the Servicer which accrued prior to such termination shall survive such termination.

ARTICLE VIII

THE TRUSTEE

SECTION 8.01	Duties of Trustee.

The Trustee, prior to the occurrence of a Servicer Event of Termination and after the curing of all Servicer Events of Termination which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Event of Termination has occurred (which has not been cured) of which a Responsible Officer has knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement; provided, however, that the Trustee will not be responsible for the accuracy or content of any such resolutions, certificates, statements, opinions, reports, documents or other instruments. If any such instrument is found not to conform to the requirements of this Agreement in a material manner the Trustee shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s satisfaction, the Trustee will provide notice thereof to the Certificateholders and the NIMS Insurer.

No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)  prior to the occurrence of a Servicer Event of Termination, and after the curing of all such Servicer Events of Termination which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

(ii)  the Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)  the Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the NIMS Insurer or the Majority Certificateholders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising or omitting to exercise any trust or power conferred upon the Trustee, under this Agreement; and

(iv)  the Trustee shall not be charged with knowledge of any failure by the Servicer to comply with the obligations of the Servicer referred to in clauses (i) and (ii) of Section 7.01(a) or of the existence of any Servicer Event of Termination unless a Responsible Officer of the Trustee at the Corporate Trust Office obtains actual knowledge of such failure or the Trustee receives written notice of such failure from the Depositor, the Servicer, the NIMS Insurer or the Majority Certificateholders.

The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Agreement.

SECTION 8.02	Certain Matters Affecting the Trustee.

(a)  Except as otherwise provided in Section 8.01:

(i)  the Trustee may request and rely upon, and shall be protected in acting or refraining from acting upon, any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, and the manner of obtaining consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe;

(ii)  the Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)  the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Certificateholders or the NIMS Insurer, pursuant to the provisions of this Agreement, unless such Certificateholders or the NIMS Insurer, as applicable, shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(iv)  the Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  prior to the occurrence of a Servicer Event of Termination and after the curing of all Servicer Events of Termination which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or documents, unless requested in writing to do so by the NIMS Insurer or the Majority Certificateholder; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such cost, expense or liability as a condition to such proceeding. The reasonable expense of every such examination shall be paid by the Servicer or the NIMS Insurer (if requested by the NIMS Insurer) or, if paid by the Trustee, shall be reimbursed by the Servicer or the NIMS Insurer (if requested by the NIMS Insurer) upon demand and, if not reimbursed by the Servicer or the NIMS Insurer (if requested by the NIMS Insurer), shall be reimbursed by the Trust. Nothing in this clause (v) shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors;

(vi)  the Trustee shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Servicer until such time as the Trustee may be required to act as Servicer pursuant to Section 7.02 and thereupon only for the acts or omissions of the Trustee as successor Servicer;

(vii)  the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, custodians or nominees;

(viii)  the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

(ix)  the Trustee shall not be personally liable for any loss resulting from the investment of funds held in the Collection Account or the REO Account made at the direction of the Servicer pursuant to Section 3.12; and

(x)  the Trustee or its Affiliates are permitted to receive compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments.  Such compensation shall not be considered an amount that is reimbursable or payable pursuant to Section 3.11.

In order to comply with its duties under the U.S. Patriot Act, the Trustee shall obtain and verify certain information and documentation from the other parties hereto, including, but not limited to, such parties’ name, address and other identifying information.

SECTION 8.03	Trustee Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the authentication of the Trustee on the Certificates) shall be taken as the statements of the Depositor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates (other than the signature and authentication of the Trustee on the Certificates) or of any Mortgage Loan or related document other than with respect to the Trustee’s execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Servicer, or for the use or application of any funds paid to the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Servicer. The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation: the existence, condition and ownership of any Mortgaged Property; the existence and enforceability of any hazard insurance thereon (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trustee or of any intervening assignment; the completeness of any Mortgage Loan; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02); the compliance by the Depositor, the Originator or the Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or any loss resulting therefrom, it being understood that the Trustee shall remain responsible for any Trust property that it may hold in its individual capacity; the acts or omissions of any of the Servicer (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02), any Sub-Servicer or any Mortgagor; any action of the Servicer (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02), or any Sub- Servicer taken in the name of the Trustee; the failure of the Servicer or any Sub-Servicer to act or perform any duties required of it as agent of the Trustee hereunder; or any action by the Trustee taken at the instruction of the Servicer (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02); provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties under this Agreement, including, without limitation, the Trustee’s duty to review the Mortgage Files pursuant to Section 2.01. The Trustee shall have no responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer).

SECTION 8.04	Trustee May Own Certificates.

The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not Trustee and may transact any banking and trust business with the Originator, the Servicer, the Depositor or their Affiliates.

SECTION 8.05	Trustee Compensation, Custodial Fee and Expenses.

(a)  On each Distribution Date, prior to making any distributions to Certificateholders, the Trustee shall withdraw from the Distribution Account and pay to itself the Trustee Compensation payable on such Distribution Date consisting of all income earned on amounts on deposit in the Distribution Account. The Trustee shall be provided a copy of the separate fee schedule between the Depositor and the Custodian.  The Trustee shall withdraw from the Distribution Account on each Distribution Date and pay to the Custodian, the Custodial Fee prior to making any distributions to Certificateholders.

(b)  The Trustee, or any director, officer, employee or agent of the Trustee, shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense (not including expenses and disbursements incurred or made by the Trustee, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s performance in accordance with the provisions of this Agreement) incurred by the Trustee arising out of or in connection with the acceptance or administration of its obligations and duties under this Agreement, other than any loss, liability or expense (i) resulting from a breach of the Servicer’s obligations and duties under this Agreement for which the Trustee is indemnified under Section 8.05(b) or (ii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence of the Trustee in the performance of its duties hereunder or by reason of the Trustee’s reckless disregard of obligations and duties hereunder or as a result of a breach of the Trustee’s obligations under Article X hereof. Any amounts payable to the Trustee, or any director, officer, employee or agent of the Trustee, in respect of the indemnification provided by this Section 8.05, or pursuant to any other right of reimbursement from the Trust Fund that the Trustee, or any director, officer, employee or agent of the Trustee, may have hereunder in its capacity as such, may be withdrawn by the Trustee from the Distribution Account at any time.  The foregoing indemnity shall survive the resignation or removal of the Trustee.

(c)  The Servicer agrees to indemnify the Trustee, the NIMS Insurer, the Custodian or any director, officer, employee or agent of the Trustee, the NIMS Insurer or Custodian from, and hold it harmless against, any loss, liability or expense resulting from a breach of the Servicer’s obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the Trustee and the Servicer for actions prior to such resignation or removal. Any payment hereunder made by the Servicer to the Trustee shall be from the Servicer’s own funds, without reimbursement from the Trust Fund therefor.

SECTION 8.06	Eligibility Requirements for Trustee.

The Trustee hereunder shall at all times be an entity duly organized and validly existing under the laws of the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If such entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06, the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The principal office of the Trustee (other than the initial Trustee) shall be in a state with respect to which an Opinion of Counsel has been delivered to such Trustee and the NIMS Insurer at the time such Trustee is appointed Trustee to the effect that the Trust will not be a taxable entity under the laws of such state. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

SECTION 8.07	Resignation or Removal of Trustee.

The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the NIMS Insurer, the Depositor, the Servicer, the Swap Provider and each Rating Agency. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor Trustee acceptable to the NIMS Insurer by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor Trustee. If no successor Trustee shall have been so appointed and having accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the NIMS Insurer or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor, the Servicer or the NIMS Insurer may remove the Trustee. If the Depositor, the Servicer or the NIMS Insurer removes the Trustee under the authority of the immediately preceding sentence, the Depositor, with the consent of the NIMS Insurer, shall promptly appoint a successor Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee.

The Majority Certificateholders (or the NIMS Insurer upon the failure of the Trustee to perform its obligations hereunder) may at any time remove the Trustee by written instrument or instruments delivered to the Servicer, the Depositor, the Swap Provider and the Trustee; the Depositor shall thereupon use its best efforts to appoint a successor trustee acceptable to the NIMS Insurer in accordance with this Section.

Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 8.08.

SECTION 8.08	Successor Trustee.

Any successor Trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the NIMS Insurer, the Depositor, the Servicer, the Swap Provider and to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective, and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee. The Depositor, the Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

No successor Trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions of Section 8.06 and the appointment of such successor Trustee shall not result in a downgrading of the Regular Certificates by either Rating Agency, as evidenced by a letter from each Rating Agency.

Upon acceptance of appointment by a successor Trustee as provided in this Section 8.08, the successor Trustee shall mail notice of the appointment of a successor Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to each Rating Agency.

Any Person appointed as successor trustee pursuant to this Agreement shall also be required to serve as successor supplemental interest trust trustee under the Interest Rate Swap Agreement and as successor cap trustee under the Interest Rate Cap Agreement.

SECTION 8.09	Merger or Consolidation of Trustee.

Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be eligible under the provisions of Section 8.06 and 8.08, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or any Mortgaged Property may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the NIMS Insurer to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. Any such co-trustee or separate trustee shall be subject to the written approval of the Servicer and the NIMS Insurer. If the Servicer and the NIMS Insurer shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in the case a Servicer Event of Termination shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08. The Servicer shall be responsible for the fees of any co-trustee or separate trustee appointed hereunder.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)  all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)  no trustee hereunder shall be held personally liable by reason of any act or omission of any other trustee hereunder; and

(iii)  the Servicer and the Trustee, acting jointly and with the consent of the NIMS Insurer, may at any time accept the resignation of or remove any separate trustee or co-trustee except that following the occurrence of a Servicer Event of Termination, the Trustee acting alone may accept the resignation or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Depositor, the Servicer and the NIMS Insurer.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

SECTION 8.11	Limitation of Liability.

The Certificates are executed by the Trustee, not in its individual capacity but solely as Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust.

SECTION 8.12	Trustee May Enforce Claims Without Possession of Certificates.

(a)  All rights of action and claims under this Agreement or the Certificates may be prosecuted and enforced by the Trustee without the possession of any of the Certificates or the production thereof in any proceeding relating thereto, and such proceeding instituted by the Trustee shall be brought in its own name or in its capacity as Trustee for the benefit of all Holders of such Certificates, subject to the provisions of this Agreement. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursement and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Certificateholders in respect of which such judgment has been recovered.

(b)  The Trustee shall afford the Originator, the Depositor, the Servicer, the NIMS Insurer and each Certificateholder upon reasonable prior notice during normal business hours, access to all records maintained by the Trustee in respect of its duties hereunder and access to officers of the Trustee responsible for performing such duties. Upon request, the Trustee shall furnish the Depositor, the Servicer, the NIMS Insurer and any requesting Certificateholder with its most recent financial statements. The Trustee shall cooperate fully with the Originator, the Servicer, the NIM Insurer, the Depositor and such Certificateholder and shall make available to the Originator, the Servicer, the Depositor, the NIMS Insurer and such Certificateholder for review and copying such books, documents or records as may be requested with respect to the Trustee’s duties hereunder. The Originator, the Depositor, the Servicer and the Certificateholders shall not have any responsibility or liability for any action or failure to act by the Trustee and are not obligated to supervise the performance of the Trustee under this Agreement or otherwise.

SECTION 8.13	Suits for Enforcement.

In case a Servicer Event of Termination or other default by the Servicer or the Depositor hereunder shall occur and be continuing, the Trustee, shall, at the direction of the Majority Certificateholders or the NIMS Insurer, or may, proceed to protect and enforce its rights and the rights of the Certificateholders or the NIMS Insurer under this Agreement by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the execution of any power granted in this Agreement or for the enforcement of any other legal, equitable or other remedy, as the Trustee, being advised by counsel, and subject to the foregoing, shall deem most effectual to protect and enforce any of the rights of the Trustee, the NIMS Insurer and the Certificateholders.

SECTION 8.14	Waiver of Bond Requirement.

The Trustee shall be relieved of, and each Certificateholder hereby waives, any requirement of any jurisdiction in which the Trust, or any part thereof, may be located that the Trustee post a bond or other surety with any court, agency or body whatsoever.

SECTION 8.15	Waiver of Inventory, Accounting and Appraisal Requirement.

The Trustee shall be relieved of, and each Certificateholder hereby waives, any requirement of any jurisdiction in which the Trust, or any part thereof, may be located that the Trustee file any inventory, accounting or appraisal of the Trust with any court, agency or body at any time or in any manner whatsoever.

ARTICLE IX

REMIC ADMINISTRATION

SECTION 9.01	REMIC Administration.

(a)  REMIC elections as set forth in the Preliminary Statement shall be made by the Trustee on Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. The regular interests and residual interest in each REMIC shall be as designated in the Preliminary Statement.

(b)  The Closing Date is hereby designated as the “Startup Day” of each REMIC within the meaning of section 860G(a)(9) of the Code.

(c)  The Trustee shall pay any and all expenses relating to any tax audit of any REMIC (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to any Trust REMIC that involve the Internal Revenue Service or state tax authorities), including the expense of obtaining any tax related Opinion of Counsel.  The Trustee shall be entitled to reimbursement of expenses incurred pursuant to this Section 9.01(c) to the extent provided in Section 8.05.

(d)  The Trustee shall prepare, sign and file, all of the REMICs’ federal and state tax and information returns (including Form 8811) as the direct representative each REMIC created hereunder. The expenses of preparing and filing such returns shall be borne by the Trustee.

(e)  The Holder of the Class R Certificate at any time holding the largest Percentage Interest thereof shall be the “tax matters person” as defined in the REMIC Provisions (the related “Tax Matters Person”) with respect to REMIC 1, REMIC 2 and REMIC 3 and shall act as Tax Matters Person for each such REMIC.  The Holder of the Class R-X Certificate at any time holding the largest Percentage Interest thereof shall be the Tax Matters Person with respect to REMIC 4, REMIC 5 and REMIC 6 and shall act as Tax Matters Person for each such REMIC.  The Trustee, as agent for the Tax Matters Person, shall perform on behalf of each REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, if required by the Code, the REMIC Provisions, or other such guidance, the Trustee, as agent for the Tax Matters Person, shall provide (i) to the Treasury or other governmental authority such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any disqualified person or organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions.  The Trustee, as agent for the Tax Matters Person, shall represent each REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any REMIC, enter into settlement agreements with any government taxing agency, extend any statute of limitations relating to any item of any REMIC and otherwise act on behalf of any REMIC in relation to any tax matter involving the Trust.

(f)  The Trustee, the Servicer and the Holders of Certificates shall take any action or cause the REMIC to take any action necessary to create or maintain the status of each REMIC as a REMIC under the REMIC Provisions and shall assist each other as necessary to create or maintain such status. Neither the Trustee, the Servicer nor the Holder of any Residual Certificate shall take any action, cause any REMIC created hereunder to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of such REMIC as a REMIC or (ii) result in the imposition of a tax upon such REMIC (including but not limited to the tax on prohibited transactions as defined in Code Section 860F(a)(2) and the tax on prohibited contributions set forth on Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless the Trustee, the NIMS Insurer and the Servicer have received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such a tax. In addition, prior to taking any action with respect to any REMIC created hereunder or the assets therein, or causing such REMIC to take any action, which is not expressly permitted under the terms of this Agreement, any Holder of a Residual Certificate will consult with the Trustee, the NIMS Insurer and the Servicer, or their respective designees, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any REMIC, and no such Person shall take any such action or cause any REMIC to take any such action as to which the Trustee, the NIMS Insurer or the Servicer has advised it in writing that an Adverse REMIC Event could occur.

(g)  Each Holder of a Residual Certificate shall pay when due any and all taxes imposed on each REMIC created hereunder by federal or state governmental authorities. To the extent that such Trust taxes are not paid by a Residual Certificateholder, the Trustee shall pay any remaining REMIC taxes out of current or future amounts otherwise distributable to the Holder of the Residual Certificate in the REMICs or, if no such amounts are available, out of other amounts held in the Distribution Account, and shall reduce amounts otherwise payable to Holders of regular interests in the related REMIC.  Subject to the foregoing, in the event that a REMIC incurs a state or local tax, including franchise taxes, as a result of a determination that such REMIC is domiciled in the State of California for state tax purposes by virtue of the location of the Servicer, the Servicer agrees to pay on behalf of such REMIC when due, any and all state and local taxes imposed as a result of such a determination, in the event that the Holder of the related Residual Certificate fails to pay such taxes, if any, when imposed.

(h)  The Trustee, as agent for the Tax Matters Person, shall, for federal income tax purposes, maintain books and records with respect to each REMIC created hereunder on a calendar year and on an accrual basis.

(i)  No additional contributions of assets shall be made to any REMIC created hereunder, except as expressly provided in this Agreement with respect to eligible substitute mortgage loans.

(j)  Neither the Trustee nor the Servicer shall enter into any arrangement by which any REMIC created hereunder will receive a fee or other compensation for services.

(k)  [Reserved].

(l)  The Trustee will apply for an Employee Identification Number from the Internal Revenue Service via a Form SS-4 or other acceptable method for all tax entities and shall complete the Form 8811.

SECTION 9.02	Prohibited Transactions and Activities.

Neither the Depositor, the Servicer nor the Trustee shall sell, dispose of, or substitute for any of the Mortgage Loans, except in a disposition pursuant to (i) the foreclosure of a Mortgage Loan, (ii) the bankruptcy of the Trust Fund, (iii) the termination of any REMIC created hereunder pursuant to Article X of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a repurchase of Mortgage Loans pursuant to Article II of this Agreement, nor acquire any assets for any REMIC, nor sell or dispose of any investments in the Distribution Account for gain, nor accept any contributions to either REMIC after the Closing Date, unless it and the NIMS Insurer have received an Opinion of Counsel (at the expense of the party causing such sale, disposition, or substitution) that such disposition, acquisition, substitution, or acceptance will not (a) affect adversely the status of any REMIC created hereunder as a REMIC or of the interests therein other than the Residual Certificates as the regular interests therein, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to the Trust Fund (except pursuant to the provisions of this Agreement) or (d) cause any REMIC created hereunder to be subject to a tax on prohibited transactions or prohibited contributions pursuant to the REMIC Provisions.

SECTION 9.03	Indemnification with Respect to Certain Taxes and Loss of REMIC Status.

(a)  In the event that any REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs federal, state or local taxes as a result of a prohibited transaction or prohibited contribution under the REMIC Provisions due to the negligent performance by the Servicer of its duties and obligations set forth herein, the Servicer shall indemnify the NIMS Insurer, the Trustee and the Trust Fund against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting from such negligence; provided, however, that the Servicer shall not be liable for any such Losses attributable to the action or inaction of the Trustee, the Depositor or the Holder of such Residual Certificate, as applicable, nor for any such Losses resulting from misinformation provided by the Holder of such Residual Certificate on which the Servicer has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holder of such Residual Certificate now or hereafter existing at law or in equity. Notwithstanding the foregoing, however, in no event shall the Servicer have any liability (1) for any action or omission that is taken in accordance with and in compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any Losses other than arising out of a negligent performance by the Servicer of its duties and obligations set forth herein, and (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates).

(b)  In the event that any REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs federal, state or local taxes as a result of a prohibited transaction or prohibited contribution under the REMIC Provisions due to the negligent performance by the Trustee of its duties and obligations set forth herein, the Trustee shall indemnify the Trust Fund against any and all Losses resulting from such negligence; provided, however, that the Trustee shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Depositor or the Holder of such Residual Certificate, as applicable, nor for any such Losses resulting from misinformation provided by the Holder of such Residual Certificate on which the Trustee has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holder of such Residual Certificate now or hereafter existing at law or in equity. Notwithstanding the foregoing, however, in no event shall the Trustee have any liability (1) for any action or omission that is taken in accordance with and in compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any Losses other than arising out of a negligent performance by the Trustee of its duties and obligations set forth herein, and (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates).

ARTICLE X

TERMINATION

SECTION 10.01	Termination.

(a)  The respective obligations and responsibilities of the Servicer, the Depositor and the Trustee created hereby (other than the obligation of the Trustee to make certain payments to Certificateholders after the final Distribution Date and the obligation of the Servicer to send certain notices as hereinafter set forth) shall terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Terminator of the Mortgage Loans as described below and (iv) the Distribution Date in July 2037.  Notwithstanding the foregoing, in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

The Servicer (in such context, the “Terminator”), may, at its option, terminate this Agreement on any date on which the aggregate Stated Principal Balance of the Mortgage Loans (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) on such date is equal to or less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, by purchasing, on the next succeeding Distribution Date, all of the outstanding Mortgage Loans and REO Properties at a price equal to the greater of (i) the Stated Principal Balance of the Mortgage Loans (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and the appraised value of the REO Properties and (ii) fair market value of the Mortgage Loans and REO Properties (as determined and as agreed upon in their good faith business judgment (determined as provided in the last sentence of this paragraph) as of the Close of Business on the third Business Day next preceding the date upon which notice of any such termination is furnished to the related Certificateholders pursuant to Section 10.01(c) by (x) the Terminator, (y) the Holders of a majority in Percentage Interest in the Class C Certificates and (z) if the Floating-Rate Certificates will not receive all amounts owed to it as a result of the termination, the Trustee (provided that if this clause (z) applies to such determination, such determination shall, notwithstanding anything to the contrary herein, be based solely upon an appraisal obtained as provided in the last sentence of this paragraph)), plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees allocable to such Mortgage Loans and REO Properties, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider (the “Termination Price”); provided, however, such option may only be exercised if the Termination Price is sufficient to result in the payment of all interest accrued on, as well as amounts necessary to retire the principal balance of, each class of notes issued pursuant to the Indenture and any amounts owed to the NIMS Insurer (as it notifies the Trustee and Servicer in writing).  If the determination of the fair market value of the Mortgage Loans and REO Properties shall be required to be made and agreed upon by the Terminator, the Holders of a majority in Percentage Interest in the Class C Certificates and the Trustee as provided in (ii) above in their good faith business judgment, such determination shall be based on an appraisal of the value of the Mortgage Loans and REO Properties conducted by an independent appraiser mutually agreed upon by the Terminator, the Holders of a majority in Percentage Interest in the Class C Certificates and the Trustee in their reasonable discretion, and (A) such appraisal shall be obtained at no expense to the Trustee and (B) notwithstanding anything to the contrary above, the Trustee may solely and conclusively rely on, and shall be protected in relying on, such appraisal in making such determination.

By acceptance of a Residual Certificate, the Holders of the Residual Certificates agree, in connection with any termination hereunder, to assign and transfer any amounts in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class R Certificates.

(b)  In connection with any termination pursuant to this Section 10.01:

(i)  At least twenty (20) days prior to the latest date on which notice of such optional termination is required to be mailed to the Certificateholders, the Terminator shall notify in writing (which may be done in electronic format) the Swap Provider and the Trustee of the final Distribution Date on which the Terminator intends to terminate the Trust Fund;

(ii)  No later than 4:00 pm (New York City time) four (4) Business Days prior to the final Distribution Date specified in the notices required pursuant to Section 10.01, the Swap Provider shall notify in writing (in accordance with the applicable provisions of the Interest Rate Swap Agreement) (which may be done in electronic format) and by phone, the Terminator and the Trustee of the amount of the Estimated Swap Termination Payment; and

(iii)  Three (3) Business Days prior to the final Distribution Date specified in the notices required pursuant to Sections 10.01, (x) the Terminator shall, no later than 1:00 pm (New York City time) on such day, deliver to the Trustee and the Trustee shall deposit funds in the Distribution Account in an amount equal to the sum of the Termination Price (which shall be based on the Estimated Swap Termination Payment), and (y) if the Trustee shall have received an Officer’s Certificate stating that all of the requirements for Optional Termination have been met, including without limitation the deposit required pursuant to the immediately preceding clause (x) as well as the requirements specified in Section 10.01, then the Trustee shall, on the same Business Day, provide written notice (which may be done in electronic format) to the Terminator and the Swap Provider (in accordance with the applicable provision of the Interest Rate Swap Agreement) confirming (a) its receipt of the Termination Price (which shall be based on the Estimated Swap Termination Payment), and (b) that all other requirements specified in Section 10.01 have been met (the “Optional Termination Notice”).  Upon the delivery of the Optional Termination Notice by the Trustee pursuant to the preceding sentence, (i) the optional termination shall become irrevocable, (ii) the notice to Certificateholders of such optional termination provided pursuant to Section 10.01 shall become unrescindable, (iii) the Swap Provider shall determine the Swap Termination Payment in accordance with the Interest Rate Swap Agreement (which shall not exceed the Estimated Swap Termination Payment), and (iv) the Swap Provider shall provide to the Trustee written notice of the amount of the Swap Termination Payment not later than two (2) Business Days prior to the final Distribution Date specified in the notices required pursuant to Sections 10.01.

Upon a termination pursuant to this Section 10.01, the Trustee shall assign to the Terminator each of the representations and warranties made by the Originator and the Seller pursuant to the Master Agreement and the Assignment Agreement, without recourse, representation or warranty.

In connection with any such purchase pursuant to this Section 10.01, the Terminator shall deposit in the Distribution Account all amounts then on deposit in the Collection Account, which deposit shall be deemed to have occurred immediately preceding such purchase.

Any such purchase shall be accomplished by deposit into the Distribution Account on the Determination Date before such Distribution Date of the Termination Price.

(c)  Notice of any termination, specifying the Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders may surrender their Certificates to the Trustee for payment of the final distribution and cancellation, shall be given promptly by the Trustee upon the Trustee receiving notice of such date from the Terminator, by letter to the Certificateholders mailed not earlier than the 15th day and not later than the 25th day of the month next preceding the month of such final distribution specifying (1) the Distribution Date upon which final distribution of the Certificates will be made upon presentation and surrender of such Certificates at the office or agency of the Trustee therein designated, (2) the amount of any such final distribution and (3) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office or agency of the Trustee therein specified.

(d)  Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Holders of the Certificates on the Distribution Date for such final distribution, in proportion to the Percentage Interests of their respective Class and to the extent that funds are available for such purpose, an amount equal to the amount required to be distributed to such Holders in accordance with the provisions of Section 4.01 for such Distribution Date. By acceptance of the Residual Certificates, the Holders of the Residual Certificates agree, in connection with any termination hereunder, to assign and transfer any amounts in excess of the par value of the Mortgage Loans, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class C Certificates.

(e)  In the event that all Certificateholders shall not surrender their Certificates for final payment and cancellation on or before such final Distribution Date, the Trustee shall promptly following such date cause all funds in the Distribution Account not distributed in final distribution to Certificateholders to be withdrawn therefrom and credited to the remaining Certificateholders by depositing such funds in a separate Servicing Account for the benefit of such Certificateholders, and the Servicer (if the Servicer has exercised its right to purchase the Mortgage Loans) or the Trustee (in any other case) shall give a second written notice to the remaining Certificateholders, to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within nine months after the second notice all the Certificates shall not have been surrendered for cancellation, the Residual Certificateholders shall be entitled to all unclaimed funds and other assets which remain subject hereto, and the Trustee upon transfer of such funds shall be discharged of any responsibility for such funds, and the Certificateholders shall look to the Residual Certificateholders for payment.

SECTION 10.02	Additional Termination Requirements.

(a)  In the event that the Terminator exercises its purchase option as provided in Section 10.01, each REMIC shall be terminated in accordance with the following additional requirements, unless the Trustee shall have been furnished with an Opinion of Counsel to the effect that the failure of the Trust to comply with the requirements of this Section will not (i) result in the imposition of taxes on “prohibited transactions” of the Trust as defined in Section 860F of the Code or (ii) cause any REMIC constituting part of the Trust Fund to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(i)  Within 90 days prior to the final Distribution Date, the Terminator shall adopt and the Trustee shall sign a plan of complete liquidation of each REMIC created hereunder meeting the requirements of a “Qualified Liquidation” under Section 860F of the Code and any regulations thereunder; and

(ii)  At or after the time of adoption of such a plan of complete liquidation and at or prior to the final Distribution Date, the Trustee shall sell all of the assets of the Trust Fund to the Terminator for cash pursuant to the terms of the plan of complete liquidation.

(b)  By their acceptance of Certificates, the Holders thereof hereby agree to appoint the Trustee as their attorney in fact to: (i) adopt such a plan of complete liquidation (and the Certificateholders hereby appoint the Trustee as their attorney in fact to sign such plan) as appropriate and (ii) to take such other action in connection therewith as may be reasonably required to carry out such plan of complete liquidation all in accordance with the terms hereof.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01	Amendment.

This Agreement may be amended from time to time by the Depositor, the Servicer and the Trustee with the consent of the NIMS Insurer and without the consent of the Certificateholders (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be defective or inconsistent with any other provisions herein or (iii) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided that such action shall not, as evidenced by either (a) an Opinion of Counsel delivered to the Trustee or (b) written notice to the Depositor, the Servicer and the Trustee from each Rating Agency that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency, adversely affect in any material respect the interests of any Certificateholder. No amendment shall be deemed to adversely affect in any material respect the interests of any Certificateholder who shall have consented thereto, and no Opinion of Counsel or Rating Agency confirmation shall be required to address the effect of any such amendment on any such consenting Certificateholder.

In addition, this Agreement may be amended from time to time by the Depositor, the Servicer and the Trustee with the consent of the NIMS Insurer, the Swap Provider and the Majority Certificateholders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Swap Provider or Holders of Certificates; provided, however, that no such amendment or waiver shall (x) reduce in any manner the amount of, or delay the timing of, payments on the Certificates or distributions which are required to be made on any Certificate without the consent of the Holder of such Certificate, (y) adversely affect in any material respect the interests of the Swap Provider or Holders of any Class of Certificates (as evidenced by either (i) an Opinion of Counsel delivered to the Trustee or (ii) written notice to the Depositor, the Servicer and the Trustee from each Rating Agency that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency) in a manner other than as described in clause (x) above, without the consent of the Holders of Certificates of such Class evidencing at least a 66% Percentage Interest in such Class, or (z) reduce the percentage of Voting Rights required by clause (y) above without the consent of the Holders of all Certificates of such Class then outstanding. Upon approval of an amendment, a copy of such amendment shall be sent to the Rating Agencies.

Notwithstanding any provision of this Agreement to the contrary, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel, delivered by (and at the expense of) the Person seeking such Amendment and satisfactory to the NIMS Insurer, to the effect that such amendment will not result in the imposition of a tax on any REMIC created hereunder constituting part of the Trust Fund pursuant to the REMIC Provisions or cause any REMIC created hereunder constituting part of the Trust to fail to qualify as a REMIC at any time that any Certificates are outstanding and that the amendment is being made in accordance with the terms hereof.

Notwithstanding any of the other provisions of this Section 11.01, none of the parties to this Agreement shall enter into any amendment to this Agreement that could reasonably be expected to have a material adverse effect on the interests of  the Swap Provider hereunder (excluding, for the avoidance of doubt, any amendment to this Agreement that is entered into solely for the purpose of appointing a successor servicer or trustee) without the prior written consent of the Swap Provider, which consent shall not be unreasonably withheld, conditioned or delayed.

Promptly after the execution of any such amendment the Trustee shall furnish, at the expense of the Person that requested the amendment if such Person is the Servicer (but in no event at the expense of the Trustee), otherwise at the expense of the Trust, a copy of such amendment and the Opinion of Counsel referred to in the immediately preceding paragraph to the Servicer, the NIMS Insurer and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment; instead it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

The Trustee may, but shall not be obligated to, enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

SECTION 11.02	Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Trust, but only upon direction of the Certificateholders accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 11.03	Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not (i) operate to terminate this Agreement or the Trust, (ii) entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, or (iii) otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

Except as expressly provided for herein, no Certificateholder shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03 each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

SECTION 11.04	Governing Law; Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. With respect to any claim arising out of this Agreement, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York, and each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such courts, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party, provided that service of process has been made by any lawful means.

SECTION 11.05	Notices.

All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, by facsimile or by express delivery service, to (a) in the case of the Servicer, Option One Mortgage Corporation, 3 Ada, Irvine, California 92618, or such other address or telecopy number as may hereafter be furnished to the Depositor, the NIMS Insurer and the Trustee in writing by the Servicer, (b) in the case of the Trustee, Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager—Soundview 2007-OPT2, with a copy to Wells Fargo Bank, N.A., 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Soundview Home Loan Trust Series 2007-OPT2, or such other address or telecopy number as may hereafter be furnished to the Depositor, the NIMS Insurer and the Servicer in writing by the Trustee, (c) in the case of the Depositor, Financial Asset Securities Corp., 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Legal, or such other address as may be furnished to the Servicer, the NIMS Insurer and the Trustee in writing by the Depositor, (d) in the case of the NIMS Insurer, such address furnished to the Depositor, the Servicer and the Trustee in writing by the NIMS Insurer, or such other address or telecopy number as may hereafter be furnished to the Depositor, the Servicer and the Trustee in writing by the NIMS Insurer or (e) in the case of the Swap Provider, Bear Stearns Financial Products, Inc. 383 Madison Avenue, 36th Floor, New York, New York 10179, Attention: DPC Manager or such other address or telecopy number as may hereafter be furnished to the Depositor, the Servicer and the Trustee in writing by the Swap Provider. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Notice of any Servicer Event of Termination shall be given by telecopy and by certified mail. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have duly been given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder shall also be mailed to the appropriate party in the manner set forth above.

SECTION 11.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 11.07	Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 11.08	Notice to the Rating Agencies and the NIMS Insurer.

(a)  Each of the Trustee and the Servicer shall be obligated to use its best reasonable efforts promptly to provide notice to the Rating Agencies, the Swap Provider and the NIMS Insurer with respect to each of the following of which a Responsible Officer of the Trustee or Servicer, as the case may be, has actual knowledge:

(i)  any material change or amendment to this Agreement;

(ii)  the occurrence of any Servicer Event of Termination that has not been cured or waived;

(iii)  the resignation or termination of the Servicer or the Trustee;

(iv)  the final payment to Holders of the Certificates of any Class;

(v)  any change in the location of any Account; and

(vi)  if the Trustee is acting as successor Servicer pursuant to Section 7.02 hereof, any event that would result in the inability of the Trustee to make Advances.

(b)  In addition, the Trustee shall promptly make available to each Rating Agency copies of each Statement to Certificateholders described in Section 4.03 hereof and the Servicer shall promptly make available to each Rating Agency copies of the following:

(i)  each Annual Statement of Compliance described in Section 3.20 hereof;

(ii)  each Attestation Report described in Section 3.21 hereof; and

(iii)  each notice delivered pursuant to Section 7.01(a) hereof which relates to the fact that the Servicer has not made an Advance.

Any such notice pursuant to this Section 11.08 shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by first class mail, postage prepaid, or by express delivery service to (i) Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007 and (ii) Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., 55 Water Street, 41st Floor, New York, NY 10041, Attention: Residential Mortgage Surveillance Group.

SECTION 11.09	Further Assurances.

Notwithstanding any other provision of this Agreement, neither the Regular Certificateholders nor the Trustee shall have any obligation to consent to any amendment or modification of this Agreement unless they have been provided reasonable security or indemnity against their out-of-pocket expenses (including reasonable attorneys’ fees) to be incurred in connection therewith.

SECTION 11.10	Third Party Rights.

The NIMS Insurer shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement

The Swap Provider shall be an express third-party beneficiary of this Agreement to the extent of its express rights to receive any payments under this Agreement or any other express rights of the Swap Provider explicitly stated in this Agreement, and shall have the right to enforce such rights under this Agreement as if it were a party hereto.

SECTION 11.11	Benefits of Agreement.

Nothing in this Agreement or in the Certificates, expressed or implied, shall give to any Person, other than the Certificateholders, the NIMS Insurer and the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

SECTION 11.12	Acts of Certificateholders.

(a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by the Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing, and such action shall become effective when such instrument or instruments are delivered to the Trustee and the Servicer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “act” of the Certificateholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Trust, if made in the manner provided in this Section 11.11.

(b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Whenever such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority.

(c)  Any request, demand, authorization, direction, notice, consent, waiver or other action by any Certificateholder shall bind every future Holder of such Certificate and the Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Trust in reliance thereon, whether or not notation of such action is made upon such Certificate.

SECTION 11.13	Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.20, 3.21 and 4.07 of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB promulgated by the SEC under the 1934 Act (17 C.F.R. §§ 229.1100-229.1123), as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the SEC from time to time.  Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with requests made by the Depositor for delivery of additional or different information as the Depositor may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the parties’ obligations as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

IN WITNESS WHEREOF, the Depositor, the Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

FINANCIAL ASSET SECURITIES CORP., as Depositor

By:	/s/ Patrick Leo
Name:	Patrick Leo
Title:	Vice President

OPTION ONE MORTGAGE CORPORATION, as Servicer

By:	/s/ William L. O’Neill
Name:	William L. O’Neill
Title:	Senior Vice President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Graham M. Oglesby
Name:	Graham M. Oglesby
Title:	Vice President

STATE OF CONNECTICUT	)
) ss.:
COUNTY OF	)

On the ____ day of July, 2007 before me, a notary public in and for said State, personally appeared ___________________known to me to be a ____________________ of Financial Asset Securities Corp., a Delaware corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________ Notary Public

STATE OF CALIFORNIA	)
) ss.:
COUNTY OF ORANGE	)

On the____ day of July, 2007 before me, a notary public in and for said State, personally appeared ________________________known to me to be a ___________________ of Option One Mortgage Corporation, a corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________ Notary Public

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of July, 2007 before me, a notary public in and for said State, personally appeared_______________________, known to me to be a(n)________________________  and ________________________, known to me to be a(n) ________________________of Wells Fargo Bank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_____________________________ Notary Public

 EXHIBIT A-1

FORM OF CLASS I-A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR THE CAP TRUST ANY TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$270,982,000.00
Original Class Certificate Principal Balance of this Class	:	$270,982,000.00
Percentage Interest	:	100%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AA4
Class	:	I-A-1
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS I-A-1

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class I-A-1 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class I-A-1 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class I-A-1 Certificate (obtained by dividing the Denomination of this Class I-A-1 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class I-A-1 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class I-A-1 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Class I-A-1 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class I-A-1 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class I-A-1 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

Prior to the termination of the Supplemental Interest Trust or the Cap Trust any transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be deemed to have made the representation made except in accordance with Section 5.02(d) of the Agreement.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS II-A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR THE CAP TRUST ANY TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH  IN SECTION 5.02(d) OF THE AGREEMENT.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$74,848,000.00
Original Class Certificate Principal Balance of this Class	:	$74,848,000.00
Percentage Interest	:	100%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AB2
Class	:	II-A-1
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS II-A-1

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class II-A-1 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class II-A-1 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class II-A-1 Certificate (obtained by dividing the Denomination of this Class II-A-1 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class II-A-1 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class II-A-1 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Class II-A-1 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class II-A-1 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class II-A-1 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

Prior to the termination of the Supplemental Interest Trust or the Cap Trust any transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be deemed to have made the representation made except in accordance with Section 5.02(d) of the Agreement.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS II-A-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR THE CAP TRUST ANY TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH  IN SECTION 5.02(d) OF THE AGREEMENT.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$40,893,000.00
Original Class Certificate Principal Balance of this Class	:	$40,893,000.00
Percentage Interest	:	100%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AC0
Class	:	II-A-2
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS II-A-2

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class II-A-2 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class II-A-2 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class II-A-2 Certificate (obtained by dividing the Denomination of this Class II-A-2 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class II-A-2 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class II-A-2 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Class II-A-2 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class II-A-2 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class II-A-2 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

Prior to the termination of the Supplemental Interest Trust or the Cap Trust any transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be deemed to have made the representation made except in accordance with Section 5.02(d) of the Agreement.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-4

FORM OF CLASS II-A-3 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR THE CAP TRUST ANY TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH  IN SECTION 5.02(d) OF THE AGREEMENT.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$39,633,000.00
Original Class Certificate Principal Balance of this Class	:	$39,633,000.00
Percentage Interest	:	100%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AD8
Class	:	II-A-3
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS II-A-3

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class II-A-3 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class II-A-3 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class II-A-3 Certificate (obtained by dividing the Denomination of this Class II-A-3 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class II-A-3 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class II-A-3 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Class II-A-3 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class II-A-3 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class II-A-3 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

Prior to the termination of the Supplemental Interest Trust or the Cap Trust any transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be deemed to have made the representation made except in accordance with Section 5.02(d) of the Agreement.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-5

FORM OF CLASS II-A-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST OR THE CAP TRUST ANY TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH  IN SECTION 5.02(d) OF THE AGREEMENT.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$12,910,000.00
Original Class Certificate Principal Balance of this Class	:	$12,910,000.00
Percentage Interest	:	100%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AE6
Class	:	II-A-4
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS II-A-4

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class II-A-4 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class II-A-4 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class II-A-4 Certificate (obtained by dividing the Denomination of this Class II-A-4 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class II-A-4 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class II-A-4 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Reference is hereby made to the further provisions of this Class II-A-4 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class II-A-4 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class II-A-4 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

Prior to the termination of the Supplemental Interest Trust or the Cap Trust any transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be deemed to have made the representation made except in accordance with Section 5.02(d) of the Agreement.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-6

FORM OF CLASS M-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES AND THE CLASS II-A-4 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$21,078,000.00
Original Class Certificate Principal Balance of this Class	:	$21,078,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AF3
Class	:	M-1
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-1

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-1 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-1 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-1 Certificate (obtained by dividing the Denomination of this Class M-1 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-1 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-1 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-1 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-1 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-1 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-7

FORM OF CLASS M-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES AND THE CLASS M-1 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$18,549,000.00
Original Class Certificate Principal Balance of this Class	:	$18,549,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AG1
Class	:	M-2
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-2

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-2 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-2 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-2 Certificate (obtained by dividing the Denomination of this Class M-2 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-2 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-2 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-2 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-2 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-2 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-8

FORM OF CLASS M-3 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES AND THE CLASS M-2 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$10,961,000.00
Original Class Certificate Principal Balance of this Class	:	$10,961,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AH9
Class	:	M-3
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-3

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-3 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-3 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-3 Certificate (obtained by dividing the Denomination of this Class M-3 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-3 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-3 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-3 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-3 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-3 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-9

FORM OF CLASS M-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES AND THE CLASS M-3 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$10,398,000.00
Original Class Certificate Principal Balance of this Class	:	$10,398,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AJ5
Class	:	M-4
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-4

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-4 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-4 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-4 Certificate (obtained by dividing the Denomination of this Class M-4 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-4 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-4 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-4 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-4 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-4 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-10

FORM OF CLASS M-5 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES AND THE CLASS M-4 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$9,555,000.00
Original Class Certificate Principal Balance of this Class	:	$9,555,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AK2
Class	:	M-5
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-5

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-5 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-5 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-5 Certificate (obtained by dividing the Denomination of this Class M-5 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-5 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-5 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-5 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-5 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-5 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-11

FORM OF CLASS M-6 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES AND THE CLASS M-5 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$9,274,000.00
Original Class Certificate Principal Balance of this Class	:	$9,274,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AL0
Class	:	M-6
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-6

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-6 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-6 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-6 Certificate (obtained by dividing the Denomination of this Class M-6 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-6 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-6 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-6 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-6 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-6 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-12

FORM OF CLASS M-7 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES AND THE CLASS M-6 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$8,712,000.00
Original Class Certificate Principal Balance of this Class	:	$8,712,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AM8
Class	:	M-7
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-7

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-7 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-7 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-7 Certificate (obtained by dividing the Denomination of this Class M-7 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-7 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-7 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-7 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-7 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-7 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-13

FORM OF CLASS M-8 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES AND THE CLASS M-7 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$7,026,000.00
Original Class Certificate Principal Balance of this Class	:	$7,026,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AN6
Class	:	M-8
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-8

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-8 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-8 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-8 Certificate (obtained by dividing the Denomination of this Class M-8 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-8 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-8 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-8 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-8 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-8 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-14

FORM OF CLASS M-9 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES AND THE CLASS M-8 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$5,340,000.00
Original Class Certificate Principal Balance of this Class	:	$5,340,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AP1
Class	:	M-9
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-9

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-9 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-9 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-9 Certificate (obtained by dividing the Denomination of this Class M-9 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-9 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-9 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-9 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-9 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-9 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-15

FORM OF CLASS M-10 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES AND THE CLASS M-9 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP THEREIN SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 5.02(d) OF THE AGREEMENT .

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON THAT IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN WHICH THE TRANSFEREE MAKES OR IS DEEMED TO MAKE CERTAIN REPRESENTATIONS AND UNDERTAKINGS SET FORTH IN THE AGREEMENT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$ 5,902,000.00
Original Class Certificate Principal Balance of this Class	:	$ 5,902,000.00
Percentage Interest	:	100.00%
Pass-Through Rate	:	Variable
CUSIP	:	83613D AQ9
Class	:	M-10
Assumed Maturity Date	:	July 2037

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS M-10

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class M-10 Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class M-10 Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Class M-10 Certificate (obtained by dividing the Denomination of this Class M-10 Certificate by the Original Class Certificate Principal Balance) in certain monthly distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class M-10 Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class M-10 Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Each holder of a Certificate or beneficial ownership therein shall be deemed to have made the representations set forth in Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class M-10 Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class M-10 Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class M-10 Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-16

FORM OF CLASS C CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS I-A-1 CERTIFICATES, THE CLASS II-A-1 CERTIFICATES, THE CLASS II-A-2, THE CLASS II-A-3 CERTIFICATES, THE CLASS II-A-4 CERTIFICATES, THE CLASS A-6 CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES, THE CLASS M-9 CERTIFICATES, THE CLASS M-10 CERTIFICATES, THE CLASS M-11 CERTIFICATES AND THE CLASS M-12 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SHALL BE MADE EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$ 16,019,016.76
Original Class Certificate Principal Balance of this Class	:	$ 16,019,016.76
Percentage Interest	:	100.00%
Class	:	C

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS C

evidencing the Percentage Interest in the distributions allocable to the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class C Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class C Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Wells Fargo Bank, N.A. as Indenture Trustee is the registered owner of the Percentage Interest evidenced by this Class C Certificate (obtained by dividing the Denomination of this Class C Certificate by the Original Class Certificate Principal Balance) in certain distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class C Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class C Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the Act, there shall be delivered to the Trustee and the Depositor of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Servicer or the Depositor; or there shall be delivered to the Trustee and the Depositor a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class C Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class C Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class C Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-17

FORM OF CLASS P CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, SHALL BE MADE EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Initial Certificate Principal Balance of this Certificate (“Denomination”)	:	$100.00
Original Class Certificate Principal Balance of this Class	:	$100.00
Percentage Interest	:	100.00%
Class	:	P

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS P

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Principal Balance of this Class P Certificate at any time may be less than the Initial Certificate Principal Balance set forth on the face hereof, as described herein. This Class P Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Wells Fargo Bank, N.A. as Indenture Trustee is the registered owner of the Percentage Interest evidenced by this Class P Certificate (obtained by dividing the Denomination of this Class P Certificate by the Original Class Certificate Principal Balance) in certain distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class P Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class P Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a pass-through rate and will be entitled to distributions only to the extent set forth in the Agreement.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the Act, there shall be delivered to the Trustee and the Depositor of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Servicer or the Depositor; or there shall be delivered to the Trustee and the Depositor a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class P Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class P Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class P Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-18

FORM OF CLASS L CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

THIS CLASS L CERTIFICATE HAS NO PRINCIPAL BALANCE, DOES NOT BEAR INTEREST AND WILL NOT RECEIVE ANY DISTRIBUTIONS EXCEPT AS PROVIDED HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, SHALL BE MADE EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Percentage Interest	:	100.00%
Class	:	L

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS L

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting of first lien adjustable rate and fixed rate mortgage loans (the  “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

This Class L Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates.

This certifies that Greenwich Capital Markets, Inc. is the registered owner of the Percentage Interest evidenced by this Class L Certificate specified above in certain distributions with respect to a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class L Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Class L Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a pass-through rate and will be entitled to distributions only to the extent set forth in the Agreement.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the Act, there shall be delivered to the Trustee and the Depositor of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Servicer or the Depositor; or there shall be delivered to the Trustee and the Depositor a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(d) of the Agreement.

Reference is hereby made to the further provisions of this Class L Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Class L Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized signatory of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class L Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-19

FORM OF CLASS R CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

THIS CLASS R CERTIFICATE HAS NO PRINCIPAL BALANCE, DOES NOT BEAR INTEREST AND WILL NOT RECEIVE ANY DISTRIBUTIONS EXCEPT AS PROVIDED HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, SHALL BE MADE EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Percentage Interest	:	100.00%
Class	:	R

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS R

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting primarily of a pool of first lien adjustable rate and fixed rate  mortgage loans (the “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer or the Trustee referred to below or any of their respective affiliates.

This certifies that GREENWICH CAPITAL MARKETS, INC. is the registered owner of the Percentage Interest evidenced by this Certificate specified above in the interest represented by all Certificates of the Class to which this Certificate belongs in a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a principal balance or pass-through rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the Office or the office or agency maintained by the Trustee.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the Act, there shall be delivered to the Trustee and the Depositor of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Servicer or the Depositor; or there shall be delivered to the Trustee and the Depositor a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(d) of the Agreement.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions of the Agreement, including but not limited to the restrictions that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee, (ii) no Ownership Interest in this Certificate may be transferred without delivery to the Trustee of (a) a transfer affidavit of the proposed transferee and (b) a transfer certificate of the transferor, each of such documents to be in the form described in the Agreement, (iii) each person holding or acquiring any Ownership Interest in this Certificate must agree to require a transfer affidavit and to deliver a transfer certificate to the Trustee as required pursuant to the Agreement, (iv) each person holding or acquiring an Ownership Interest in this Certificate must agree not to transfer an Ownership Interest in this Certificate if it has actual knowledge that the proposed transferee is not a Permitted Transferee and (v) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee. Pursuant to the Agreement, The Trustee will provide the Internal Revenue Service and any pertinent persons with the information needed to compute the tax imposed under the applicable tax laws on transfers of residual interests to disqualified organizations, if any person other than a Permitted Transferee acquires an Ownership Interest on a Class R Certificate in violation of the restrictions mentioned above.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized officer of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class R Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2 Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-20

FORM OF CLASS R-X CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

THIS CLASS R-X CERTIFICATE HAS NO PRINCIPAL BALANCE, DOES NOT BEAR INTEREST AND WILL NOT RECEIVE ANY DISTRIBUTIONS EXCEPT AS PROVIDED HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, SHALL BE MADE EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Certificate No.	:	1
Cut-off Date	:	July 1, 2007
First Distribution Date	:	August 27, 2007
Percentage Interest	:	100.00%
Class	:	R-X

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
Series 2007-OPT2
CLASS R-X

evidencing the Percentage Interest in the distributions allocable to  the Certificates of the above-referenced Class with respect to the Trust consisting primarily of a pool of first lien adjustable rate and fixed rate  mortgage loans (the “Mortgage Loans”)

FINANCIAL ASSET SECURITIES CORP., AS DEPOSITOR

This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer or the Trustee referred to below or any of their respective affiliates.

This certifies that MKM I CORP. is the registered owner of the Percentage Interest evidenced by this Certificate specified above in the interest represented by all Certificates of the Class to which this Certificate belongs in a Trust consisting primarily of the Mortgage Loans deposited by Financial Asset Securities Corp. (the “Depositor”). The Trust was created pursuant to a Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”) among the Depositor, Option One Mortgage Corporation, as servicer (the “Servicer”), and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a principal balance or pass-through rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the Office or the office or agency maintained by the Trustee.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the Act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Depositor in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the Act, there shall be delivered to the Trustee and the Depositor of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Servicer or the Depositor; or there shall be delivered to the Trustee and the Depositor a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(d) of the Agreement.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions of the Agreement, including but not limited to the restrictions that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee, (ii) no Ownership Interest in this Certificate may be transferred without delivery to the Trustee of (a) a transfer affidavit of the proposed transferee and (b) a transfer certificate of the transferor, each of such documents to be in the form described in the Agreement, (iii) each person holding or acquiring any Ownership Interest in this Certificate must agree to require a transfer affidavit and to deliver a transfer certificate to the Trustee as required pursuant to the Agreement, (iv) each person holding or acquiring an Ownership Interest in this Certificate must agree not to transfer an Ownership Interest in this Certificate if it has actual knowledge that the proposed transferee is not a Permitted Transferee and (v) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee. Pursuant to the Agreement, The Trustee will provide the Internal Revenue Service and any pertinent persons with the information needed to compute the tax imposed under the applicable tax laws on transfers of residual interests to disqualified organizations, if any person other than a Permitted Transferee acquires an Ownership Interest on a Class R-X Certificate in violation of the restrictions mentioned above.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually countersigned by an authorized officer of the Trustee.

IN WITNESS WHEREOF, the Trustee on behalf of the Trust has caused this Certificate to be duly executed.

Dated: July __, 2007

SOUNDVIEW HOME LOAN TRUST 2007-OPT2 WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trustee

By:

This is one of the Certificates referenced
in the within-mentioned Agreement

By:__________________________________________
Authorized Signatory of
Wells Fargo Bank, N.A.,
as Trustee

[Reverse of Class R-X Certificate]

Soundview Home Loan Trust 2007-OPT2
Asset-Backed Certificates,
SERIES 2007-OPT2

This Certificate is one of a duly authorized issue of Certificates designated as Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (herein collectively called the “Certificates”), and representing a beneficial ownership interest in the Trust created by the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, then the Business Day immediately following such Distribution Date (the “Distribution Date”), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement.

Distributions on this Certificate shall be made by check or money order mailed to the address of the person entitled thereto as it appears on the Certificate Register or by wire transfer or otherwise, as set forth in the Agreement. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or the Trustee’s agent specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee and of Holders of the requisite percentage of the Percentage Interests of each Class of Certificates affected by such amendment, as specified in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Certificate Registrar upon surrender of this Certificate for registration of transfer at the offices or agencies of the Trustee as provided in the Pooling and Servicing Agreement accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer and the Trustee and any agent of the Depositor, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Servicer or any such agent shall be affected by any notice to the contrary.

On any Distribution Date following the date at which the remaining aggregate Principal Balance of the Mortgage Loans is less than 10% of the Principal Balance of the Original Mortgage Loans as of the Cut-off Date, the Servicer may purchase, in whole, from the Trust the Mortgage Loans at a purchase price determined as provided in the Agreement. In the event that no such optional termination occurs, the obligations and responsibilities created by the Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described in the Agreement and (iv) the Distribution Date in July 2037.

Capitalized terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

 (Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:_________________

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B

[RESERVED]

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AND RECOGNITION AGREEMENT

THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated July 10, 2007, (“Agreement”) among Greenwich Capital Financial Products, Inc. (“Assignor”), Financial Asset Securities Corp. (“Assignee”) and Option One Mortgage Corporation (the “Company”):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

1.  The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the “Mortgage Loan Schedule”) attached hereto as Exhibit A (the “Mortgage Loans”) and (b) except as described below, that certain Amended and Restated Master Mortgage Loan Purchase and Interim Servicing Agreement dated as of March 1, 2005, as amended (the “Purchase Agreement”), between the Assignor, as purchaser (the “Purchaser”), and the Company, as seller and the related Assignment and Conveyance Agreement (attached hereto as Exhibit B), solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

2.  From and after the date hereof, the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Soundview Home Loan Trust 2007-OPT2 (the “Trust”) created pursuant to a Pooling and Servicing Agreement, dated as of July 1, 2007 (the “Pooling Agreement”), among the Assignee, Wells Fargo Bank, N.A., as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the “Trustee”), Option One Mortgage Corporation, as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the “Servicer”).  The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust  (including the Trustee and the Servicer acting on the Trust’s behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements and remedies with respect to breaches of representations and warranties set forth in the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company) or the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust’s behalf).  Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company’s performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

3.  The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

(a)           The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)           The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)           No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

(d)           There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

4.  Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Sections 7.01 and 7.04 of the Purchase Agreement, are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, except that the representation and warranty set forth in Section 7.04(i) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto.

In addition, the Company hereby agrees that within 5 Business Days after request by the Assignee therefor, it shall provide copies of the Mortgage File and the Servicing File to the extent the Company has possession thereof, to the Assignee or shall permit examination thereof at the Company’s offices or such other location as shall otherwise be agreed upon by the Assignee.  The Assignee shall pay any costs and expenses of the Company (or its agent) incurred in connection with the provision or examination of any such Mortgage File and Servicing File requested pursuant to this Section.

Remedies for Breach of Representations and Warranties

5.  The Assignor hereby makes the following representations, warranties and covenants as of the date hereof:

(a)           Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive and/or usury lending laws;

(b)           None of the mortgage loans are High Cost as defined by any applicable predatory and abusive lending laws;

(c)           No Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS Glossary, Appendix E);

(d)           No Group I Mortgage Loan is secured by manufactured housing;

(e)           No first lien Group I Mortgage Loan has an original principal balance that exceeds the applicable Freddie Mac loan limit;

(f)           (i) No second lien Group I Mortgage Loan has an original principal balance that exceeds one-half of the one-unit limitation for first lien mortgage loans, i.e., $208,500 (in Alaska, Guam, Hawaii or Virgin Islands: $312,750), without regard to the number of units and (ii) the original principal balance of the first lien mortgage loan plus the original principal balance of any second lien Group I Mortgage Loan relating to the same mortgaged property does not exceed the applicable Freddie Mac loan limit for first lien mortgage loans for that property type;

(g)           No Group I Mortgage Loan is located anywhere except the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands or Guam;

(h)           As of the Cut-off Date, no Group I Mortgage Loan seasoned more than one year; and

(i)           No Mortgage Loan on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

6.  The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust’s behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 7.05 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

The Assignor hereby acknowledges and agrees that the remedies available to the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust’s behalf) in connection with any breach of the representations and warranties made by the Assignor set forth in Section 5 hereof shall be as set forth in Section 2.03 of the Pooling and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).  In addition, the Assignor hereby acknowledges and agrees that a breach of any of the representations and warranties set forth in Section 5(d), (e), (f) and (g) will be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest of the Assignee therein.

Miscellaneous

7.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

9.  This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust’s behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

10.  Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

11.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

12.  In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

13.  Capitalized terms used in this Agreement (including the exhibits hereto)  but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By:
Name:
Its:

FINANCIAL ASSET SECURITIES CORP.

By:
Name:
Its:

OPTION ONE MORTGAGE CORPORATION

By:
Name:
Its:

EXHIBIT A
MORTGAGE LOAN SCHEDULE
SEE EXHIBIT D TO POOLING AND SERVICING AGREEMENT

EXHIBIT B

ASSIGNMENT AND CONVEYANCE AGREEMENT
SCHEDULE I

Capitalized terms used in this Schedule I but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

The Company represents, warrants and covenants to the Initial Purchaser and to any subsequent Purchaser as of the initial Closing Date and each subsequent Closing Date or as of such date specifically provided herein or in the applicable Assignment and Conveyance:

(i)  The Company is duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted. It is licensed in, qualified to transact business in and is in good standing under the laws of the state in which any Mortgaged Property is located and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. No licenses or approvals obtained by Company have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation;

(ii)  The Company has the full power and authority to hold the related Mortgage Loan, to sell the related Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Company has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(iii)  The execution and delivery of this Agreement by the Company and the performance of and compliance with the terms of this Agreement will not violate the Company's articles of incorporation or by-laws or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Company is a party or which may be applicable to the Company or its assets;

(iv)  The Company is not in violation of, and the execution and delivery of this Agreement by the Company and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Company or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Company or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(v)  The Company is an approved seller/servicer for FNMA and FHLMC in good standing and is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with FNMA, FHLMC or HUD eligibility requirements or which would require notification to FNMA, FHLMC or HUD;

(vi)  The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vii)  The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Company is in possession of a complete Mortgage File in compliance with Exhibit 5, except for such documents as have been delivered to the Custodian;

(viii)  Immediately prior to the payment of the Purchase Price for each Mortgage Loan, the Company was the owner of record of the related Mortgage and the indebtedness evidenced by the related Mortgage Note and upon the payment of the Purchase Price by the Purchaser, in the event that the Company retains record title, the Company shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof and only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

(ix)  There are no actions or proceedings against, or investigations of, the Company before any court, administrative agency or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement;

(x)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the related Closing Date;

(xi)  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions;

(xii)  The information delivered by the Company to the Purchaser with respect to the Company's loan loss, foreclosure and delinquency experience for the twelve (12) months immediately preceding the Initial Closing Date on mortgage loans underwritten to the same standards as the Mortgage Loans and covering mortgaged properties similar to the Mortgaged Properties, is true and correct in all material respects;

(xiii)  Neither this Agreement nor any written statement, report or other document prepared and furnished or to be prepared and furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

(xiv)  The transfer of the Mortgage Loans shall be treated as a sale on the books and records of Company, and Company has determined that, and will treat, the disposition of the Mortgage Loans pursuant to this Agreement for tax and accounting purposes as a sale. Company shall maintain complete records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by Purchaser;

(xv)  The consideration received by the Company upon the sale of the Mortgage loans constitutes fair consideration and reasonably equivalent value for such Mortgage Loans;

(xvi)  Company is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.  The Company is not transferring any Mortgage loan with any intent to hinder, delay or defraud any of its creditors;

(xvii)  The Company is a member of MERS in good standing, will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS and is current in payment of all fees and assessments imposed by MERS;

(xviii)  The Company will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS; and

(xix)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

The Company hereby represents and warrants to the Initial Purchaser and to any subsequent Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

(i)  The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(ii)  Reserved;

(iii)  Except with respect to payments not yet 30 days past due, all payments required to be made up to the close of business on the related Closing Date for such Mortgage Loan under the terms of the Mortgage Note have been made; the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; and except with respect to payments not yet 30 days past due,  there has been no delinquency, exclusive of any period of grace, in any payment by the Mortgagor thereunder since the origination of the Mortgage Loan;

(iv)  As of the origination date of the Mortgage Loan there were no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property, and as of the related Closing Date there are no delinquent taxes, insurance premiums, or other outstanding charges jeopardizing the lien position of the Mortgage Loan, and to the best knowledge of the Company, as of the Closing Date, there are no ground rents, water charges, sewer rents, assessments, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

(v)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(vi)  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and there is no basis for the Mortgage Loan to be modified or reformed without the consent of the Mortgagor under applicable law.  Each Prepayment Charge or penalty with respect to any Mortgage Loan is permissible, enforceable and collectible under applicable federal, state and local law;

(vii)  All buildings upon the Mortgaged Property are insured by a Qualified Insurer acceptable to FNMA and FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies providing coverage in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) either (A) the outstanding principal balance of the Mortgage Loan with respect to each first lien Mortgage Loan or (B) with respect to each second lien Mortgage Loan, the sum of the outstanding principal balance of the first lien Mortgage Loan and the outstanding principal balance of the second lien Mortgage Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines or (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis.  All such insurance policies contain a standard mortgagee clause naming the Company, its successors and assigns as mortgagee and all premiums thereon have been paid.  If the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of FNMA and FHLMC. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(viii)  Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, predatory and abusive lending, consumer credit protection, equal credit opportunity, fair housing or disclosure laws applicable to the origination and servicing of mortgage loans of a type similar to the Mortgage Loans and applicable to any prepayment penalty associated with the Mortgage Loans at origination have been complied with;

(ix)  The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(x)  The Mortgage (including any Negative Amortization which may arise thereunder) is a valid, existing and enforceable (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a first lien (as reflected on the Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Company to be a second lien (as reflected on the Mortgage Loan Schedule), in either case, on the Mortgaged Property, including all improvements on the Mortgaged Property subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, (c) with respect to each Mortgage Loan which is indicated by the Company to be a second lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) a first lien on the Mortgaged Property; and (d) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first or second lien and first or second priority security interest (in each case, as indicated on the Mortgage Loan Schedule) on the property described therein and the Company has full right to sell and assign the same to the Purchaser.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(xi)  The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms;

(xii)  All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.  The Mortgagor is a natural person who executed the related Mortgage either in an individual capacity or, provided that the related Mortgage is guaranteed by a natural person, as trustee for a family trust.  Each Mortgagor is either a U.S. citizen or a permanent resident alien who has the right to live and work permanently in the United States;

(xiii)  The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(xiv)  As of the related Closing Date and immediately prior to the sale of the Mortgage Loan hereunder, the applicable Seller is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

(xv)  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located;

(xvi)  The Mortgage Loan is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy (which, in the case of an Adjustable Rate Mortgage Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1) or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to FNMA and FHLMC, issued by a title insurer acceptable to FNMA and FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (x)(a) and (b), and with respect to any second lien Mortgage Loan (c), above) the Company, its successors and assigns as to the first or second priority lien (as indicated on the Mortgage Loan Schedule) of the Mortgage in the original principal amount of the Mortgage Loan (including, if the Mortgage Loan provides for Negative Amortization, the maximum amount of Negative Amortization in accordance with the Mortgage) and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment and Negative Amortization provisions of the Mortgage Note.  Additionally, such lender's title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein.  The Company is the sole insured of such lender's title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(xvii)  As of the related Closing Date, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Company has not waived any default, breach, violation or event of acceleration.  With respect to each second lien Mortgage Loan, as of the related Closing Date (i) the related first lien mortgage loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first lien mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, (iv) either (A) the first lien mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the first lien mortgage (v) the related first lien does not provide for or permit negative amortization under such first lien Mortgage Loan, and (vi) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File.   For purposes of the foregoing, a delinquent payment of less than thirty (30) days on a Mortgage Loan in and of itself does not constitute a default, breach, violation or event of acceleration (or an event which, with the passage of time or with notice and the expiration of any grace or cure period, has occurred that would constitute a default, breach, violation or event of acceleration) with respect to such Mortgage Loan;

(xviii)  As of the related Closing Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(xix)  All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(xx)  The Mortgage Loan was originated or acquired by the Company (and if acquired by the Company, the Mortgage Loan was underwritten in all material respects with the Company’s underwriting guidelines) or by a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved as such by the Secretary of HUD;

(xxi)  Principal payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed.  The Mortgage Loan bears interest at the Mortgage Interest Rate.  With respect to each Mortgage Loan which is not a Negative Amortization Loan, the Mortgage Note is payable on the first day of each month, or such other day of each month as may be specified in the Mortgage Loan Schedule, in Monthly Payments, which, in the case of a Fixed Rate Mortgage Loans, are sufficient to fully amortize the original principal balance over the original term thereof (other than with respect to a Mortgage Loan identified on the related Mortgage Loan Schedule as an interest-only Mortgage Loan during the interest-only period) and to pay interest at the related Mortgage Interest Rate, and, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof (other than with respect to a Mortgage Loan identified on the related Mortgage Loan Schedule as an interest-only Mortgage Loan during the interest-only period) and to pay interest at the related Mortgage Interest Rate.  With respect to each Negative Amortization Mortgage Loan, the related Mortgage Note requires a Monthly Payment which is sufficient during the period following each Payment Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period (including any Negative Amortization) over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided, that the Monthly Payment shall not increase to an amount that exceeds 107.5% of the amount of the Monthly Payment that was due immediately prior to the Payment Adjustment Date; provided, further, that the payment adjustment cap shall not be applicable with respect to the adjustment made to the Monthly Payment that occurs in a year in which the Mortgage Loan has been outstanding for a multiple of 5 years and in any such year the Monthly Payment shall be adjusted to fully amortize the Mortgage Loan over the remaining term.  With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an interest-only Mortgage Loan, the interest-only period shall not exceed ten (10) years (or such other period specified on the Mortgage Loan Schedule) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan and to pay interest at the related Mortgage Interest Rate.  The Index for each Adjustable Rate Mortgage Loan is as defined in the related Mortgage Loan Schedule.  No Mortgage Loan is a Convertible Mortgage Loan;

(xxii)  The origination, servicing and collection practices used by the Company with respect to each Mortgage Note and Mortgage including, without limitation, the establishment, maintenance and servicing of the Escrow Accounts and Escrow Payments, if any, since origination have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry.  The Mortgage Loan has been serviced by the Company and any predecessor servicer in accordance with the terms of the Mortgage Note.  With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Company for any work on a Mortgaged Property which has not been completed;

(xxiii)  As of the related Closing Date, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(xxiv)  The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure.  Since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws.  There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage. As of the related Closing Date, the Mortgagor has not notified the Company and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act;

(xxv)  The Mortgage Loan was underwritten in accordance with the underwriting standards of the Company in effect at the time the Mortgage Loan was originated.  The Mortgage Note and Mortgage are on forms generally acceptable to FNMA and FHLMC;

(xxvi)  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (x) above;

(xxvii)  The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of FNMA and FHLMC, was on appraisal form 1004 or form 2055 (or a form otherwise satisfactory to S&P and Moody’s) and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the originator of the Mortgage Loan, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of FNMA and FHLMC.  Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;

(xxviii)  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(xxix)  No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(xxx)  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans, and adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(xxxi)  No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(xxxii)  The Company has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who routinely invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(xxxiii)  No Mortgage Loan shall have a loan-to-value ratio in excess of 103.00% as of the origination of such Mortgage Loan based on the lesser of sales price or appraisal. No Mortgage Loan shall have a combined loan-to-value ratio in excess of 103.00% as of the origination of such Mortgage Loan based on the lesser of sales price or appraisal;

(xxxiv)  The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(xxxv)  No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, the related Seller, or to the best of the Company’s knowledge, on the part of any other person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(xxxvi)  The Assignment of Mortgage is in recordable form and (other than with respect to the blank assignee)  is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(xxxvii)  Any principal advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second (as indicated on the Mortgage Loan Schedule) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to FNMA and FHLMC. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan plus any Negative Amortization;

(xxxviii)  No Mortgage Loan has a balloon payment feature;

(xxxix)  If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of FNMA and FHLMC;

(xl)  With respect to each Mortgage Loan, the Company has fully and accurately furnished complete information (i.e., favorable and unfavorable) on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Company on a monthly basis and in accordance with the Fair Credit Reporting Act and its implementing regulations, and, for each Mortgage Loan, the Company will furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on its borrower credit files to Equifax, Experian, and Trans Union Credit  Information Company, on a monthly basis;

(xli)  The source of the down payment with respect to each Mortgage Loan has been fully verified by the Company, if applicable, in accordance with the Company’s underwriting guidelines;

(xlii)  Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(xliii)  The Company shall, at its own expense, cause each Mortgage Loan to be covered by a Tax Service Contract which is assignable to the Purchaser or its designee; provided however, that if the Company fails to purchase such Tax Service Contract, the Company shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with the purchase of any such Tax Service Contract;

(xliv)  Each Mortgage Loan is covered by a Flood Zone Service Contract which is assignable to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, the Company agrees to purchase such Flood Zone Service Contract;

(xlv)  As of the related Closing Date. the Mortgaged Property is in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Company nor, to the Company’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(xlvi)  No Mortgage Loan is (a)(1) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”) or (2) has an “annual percentage rate” or “total points and fees” (as each such term is defined under HOEPA) payable by the Mortgagor that equal or exceed the applicable thresholds defined under HOEPA (as defined in 12 CFR 226.32 (a)(1)(i) and (ii)), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan,  or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E);

(xlvii)  No predatory, abusive, or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no apparent benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan.  Each Mortgage Loan (other than with respect to the points and fees threshold in connection with Mortgage Loans that are not Points and Fees Eligible Loans and escrow payment requirements) is in compliance with the anti-predatory lending eligibility for purchase requirements of the FNMA Guides;

(xlviii)  Unless otherwise provided in the related Mortgage Loan Schedule, the debt-to-income ratio of the related Mortgagor was not greater than 65% at the origination of the related Mortgage Loan;

(xlix)  No Mortgagor was required to purchase any credit insurance product (e.g., life, mortgage, disability, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit.  No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment or health insurance product) or debt cancellation agreement in connection with the origination of the Mortgage Loan.  No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(l)  The Mortgage Loans were not selected from the outstanding fixed rate or adjustable-rate one to four-family mortgage loans in the Company’s portfolio at the related Cut-off Date as to which the representations and warranties set forth in this Agreement could be made in a manner so as to affect adversely the interests of the Purchaser;

(li)  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(lii)  The Mortgage Loan complies with all applicable consumer credit statutes and regulations, including, without limitation, the respective Uniform Consumer Credit Code laws in effect in Alabama, Colorado, Idaho, Indiana, Iowa, Kansas, Maine, Oklahoma, South Carolina, Utah, West Virginia and Wyoming, has been originated by a properly licensed entity, and in all other respects, complies with all of the material requirements of any such applicable laws;

(liii)  The information set forth in the Prepayment Charge Schedule is complete, true and correct in all material respects and each Prepayment Charge is permissible, enforceable and collectable under applicable federal and state law in effect at the time of origination;

(liv)  The Mortgage Loan was not prepaid in full prior to the related Closing Date and the Company has not received notification from a Mortgagor that a prepayment in full shall be made after the Closing Date;

(lv)  No Mortgage Loan is secured by cooperative housing, commercial property or mixed use property;

(lvi)  Any Mortgaged Property that is considered manufactured housing shall be legally classified as real property, is permanently affixed to a foundation and must assume that characteristics of site-built housing and must otherwise conform to the requirements (A) for inclusion in residential mortgage backed securities transactions rated by S&P and (B) of Fannie Mae and Freddie Mac, including, but not limited to, the requirements that (i) the related Note or contract, as applicable, be secured by a “single family residence” within the meaning of Section 25(e)(10) of the Code, (ii) the fair market value of the manufactured home securing each related Note or contract, as applicable, was at least equal to 80% of the original principal balance of such Note or contract, as applicable, and (iii) each related Note or contract, as applicable, is a “qualified mortgage” under Section 860G(a)(3) of the Code;

(lvii)  Each Mortgage Loan is eligible for sale in the secondary market or for inclusion in a Securitization Transaction without unreasonable credit enhancement;

(lviii)  All points and fees related to each Mortgage Loan were disclosed in writing to the related Mortgagor in accordance with applicable state and federal laws and regulations.  Except as otherwise noted on the Mortgage Loan Schedule, no related Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (a) $1,000 or (b) 5% of the principal amount of such loan, whichever is greater, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Guides.  For purposes of this representation, “points and fees” (a) include origination, underwriting, broker and finder’s fees and other charges that the lender imposed as a condition of making the loan, whether they are paid to the lender or a third party, and (b) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections); the cost of mortgage insurance or credit-risk price adjustments; the costs of title, hazard, and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges, which miscellaneous fees and charges, in total, do not exceed 0.25 percent of the loan amount.  All points, fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan were disclosed in writing to the related  Mortgagor  in accordance with applicable state and federal laws and regulations;

(lix)  Except as set forth on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to a Prepayment Charge.  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (a) the Mortgage Loan provides some benefit to the Mortgagor (e.g. a rate or fee reduction) in exchange for accepting such Prepayment Charge; (b) the Mortgage Loan’s originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a Mortgage Loan that did not require payment of such a Prepayment Charge; (c) the Prepayment Charge was adequately disclosed to the Mortgagor pursuant to applicable state and federal law; (d) no Mortgage Loan originated on or after October 1, 2002 provides for prepayment penalties for a term in excess of three years and no Mortgage Loan originated prior to such date provides for prepayment penalties for a term in excess of five years; and (e) such Prepayment Charge shall not be imposed in any instance where the Mortgage Loan is accelerated or paid off in connection with the workout of a delinquent Mortgage or due to the Mortgagor’s default, notwithstanding that the terms of the Mortgage Loan or state or federal law might permit the imposition of such Prepayment Charge;

(lx)  The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act, as amended by the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify and verify the identification of the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.  No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “specially designated national or blocked person” for purposes of the OFAC Regulations;

(lxi)  No Mortgage Loan is secured by real property or secured  by a manufactured home located in the state of Georgia unless (x) such Mortgage Loan was originated prior to October 1, 2002 or after March 6, 2003, or (y) the property securing the Mortgage Loan is not, nor will be, occupied by the Mortgagor as the Mortgagor’s principal dwelling.  No Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”).   Each Mortgage Loan that is a “Home Loan” under the Georgia Act complies with all applicable provisions of the Georgia Act. No Mortgage Loan subject to the Georgia Act and secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003;

(lxii)  The Mortgagor was not encouraged or required to select a mortgage loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities.  If the Mortgagor sought financing through the mortgage loan originator’s higher-priced subprime lending channel, the Mortgagor was directed towards or offered the mortgage loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products.  If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

(lxiii)  The methodology used in underwriting the extension of credit for each Mortgage Loan did not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed related objective criteria such as the Mortgagor’s income, assets, and liabilities to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan;

(lxiv)  With respect to any Mortgage Loan which is secured by manufactured housing, such Mortgage Loan satisfies the requirements for inclusion in residential mortgage backed securities transactions rated by Standard & Poor's Ratings Services and such manufactured housing will be the principal residence of the Mortgagor upon the origination of the Mortgage Loan.  With respect to any second lien Mortgage Loan, such lien is on a one-to four-family residence that is (or will be) the principal residence of the Mortgagor upon the origination of the second lien Mortgage Loan;

(lxv)  No Mortgage Loan (a) is secured by property located in the State of New York; (b) had an unpaid principal balance at origination of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which Mortgage Loan equal or exceed either the APR or the points and fees threshold for “high-cost home loans”, as defined in Section 6-1 of the New York State Banking Law;

(lxvi)  The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and for each Mortgage Loan, Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(lxvii)  No Mortgage Loan is a “High-Cost” loan as defined under the New York Banking Law Section 6-1, effective as of April 1, 2003;

(lxviii)  No Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 or 2003);

(lxix)  No Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(lxx)  No Mortgage Loan secured by property located in the State of Nevada is a “home loan” as defined in the Nevada Assembly Bill No. 284;

(lxxi)  No Mortgage Loan is a “manufactured housing loan” or “home improvement home loan” pursuant to the New Jersey Home Ownership Act.  No Mortgage Loan is a “High-Cost Home Loan” or a refinanced “Covered Home Loan,” in each case, as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46;10B-22 et seq.);

(lxxii)  Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1);

(lxxiii)  No Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity protection Act;

(lxxiv)  No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(lxxv)  No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.).  If applicable to the related Mortgage Loan, each Mortgage Loan secured by a property located within the Cook County, Illinois anti-predatory lending Pilot Program area (i.e., ZIP Codes 60620, 60621, 60623, 60628, 60629, 60632, 60636, 60638, 60643 and 60652) complies with the recording requirements outlined in Illinois House Bill 4050 and Senate Bill 304 effective September 1, 2006;

(lxxvi)  No Loan that is secured by property located within the State of Maine meets the definition of a (i) “high-rate, high-fee” mortgage loan under Article VIII, Title 9-A of the Maine Consumer Credit Code or (ii) “High-Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, effective as of September 13, 2003;

(lxxvii)  No Loan is a “High Cost Home Loan” governed by the Indiana Home Loan Practices Act, effective January 1, 2006 (Ind. Code Ann. §§ 24-9-1 et seq.);

(lxxviii)  The Mortgagor has not made or caused to be made any payment in the nature of an “average” or “yield spread premium” to a mortgage broker or a like Person which has not been fully disclosed to the Mortgagor;

(lxxix)  With respect to each MOM Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the Mortgage Loan Schedule.  The related Assignment of Mortgage to MERS has been duly and properly recorded, or has been delivered for recording to the applicable recording office;

(lxxx)  With respect to each MOM Loan, Company has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(lxxxi)  With respect to each second lien Mortgage Loan, (i) if the related first lien provides for negative amortization, the CLTV was calculated at the maximum principal balance of such first lien that could result upon application of such negative amortization feature, and (ii) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File;

(lxxxii)   With respect to any Mortgage Loan originated on or after August 1, 2004, no Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.  No Mortgage Loan is subject to any mandatory arbitration;

(lxxxiii)  No Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C).  If any Mortgage Loan secured by a Mortgaged Property located in the Commonwealth of Massachusetts was made to pay off or refinance an existing loan or other debt of the related borrower (as the term “borrower” is defined in the regulations promulgated by the Massachusetts Secretary of State in connection with Massachusetts House Bill 4880 (2004)) unless either (1) (a) the related Mortgage Interest Rate (that would be effective once the introductory rate expires, with respect to Adjustable Rate Mortgage Loans) did or would not exceed by more than 2.25% the yield on United States Treasury securities having comparable periods of maturity to the maturity of the related Mortgage Loan as of the fifteenth day of the month immediately preceding the month in which the application for the extension of credit was received by the related lender or (b) the Mortgage Loan is an “open-end home loan” (as such term is used in the Massachusetts House Bill 4880 (2004)) and the related Mortgage Note provides that the related Mortgage Interest Rate may not exceed at any time the Prime rate index as published in The Wall Street Journal plus a margin of one percent, or (2) such Mortgage Loan is in the "borrower's interest," as documented by a "borrower's interest worksheet" for the particular Mortgage Loan, which worksheet incorporates the factors set forth in Massachusetts House Bill 4880 (2004) and the regulations promulgated thereunder for determining "borrower's interest," and otherwise complies in all material respects with the laws of the Commonwealth of Massachusetts;

(lxxxiv)  The sale or transfer of the Mortgage Loan by the Seller complies with all applicable federal, state, and local laws, rules, and regulations governing such sale or transfer, including, without limitation, the Fair and Accurate Credit Transactions Act (“FACT Act”) and the Fair Credit Reporting Act, each as may be amended from time to time, and the Seller has not received any actual or constructive notice of any identity theft, fraud, or other misrepresentation in connection with such Mortgage Loan or any party thereto;

(lxxxv)   In connection with the origination of any Mortgage Loan secured by a Mortgaged Property in the State of Ohio which closed on or after January 1, 2007 and which was originated pursuant to a no income/no asset documentation program or any other program pursuant to which the related Mortgagor was not required to disclose income, a reasonable determination was made that the related Mortgagor was able to repay such Mortgage Loan.   Each Mortgage Loan secured by a Mortgaged Property in the State of Ohio which closed on or after January 1, 2007, was originated in compliance with the Ohio Consumer Sales Practices Act (Oh. Rev. Stat. 1345.01 et seq.) and the regulations promulgated thereunder and was made only after reasonable and appropriate methods were used to determine the borrower's repayment ability, including without limitation, employment verification for stated income loans, which have been properly documented and verified; and

(lxxxvi)  The Mortgage Loan is secured by a Residential Dwelling.  None of the Mortgage Loans is secured by a multifamily, commercial, industrial, agricultural or undeveloped property. Unless otherwise set forth on the Mortgage Loan Schedule, none of the Mortgage Loans is secured by a condotel unit or by a condominium unit that is part of a condominium development that operates as, or holds itself out to be, a condominium hotel, regardless of whether the unit itself is being used as a condotel unit.

EXHIBIT D

MORTGAGE LOAN SCHEDULE

Soundview 2007-OPT2 Mortgage Loan Schedule: Exhibit D (Closing Pool as of 7/01/2007)

Loan Number                                 City                                       State           Zipcode       Occupancy Status                  Property Type                       Original Term        Remaining Term       LTV at Orginination           Mortgage Rate         1st Payment Date              Maturity Date            Orginal Payment
-----------                                 ----                                       -----           -------       ----------------                  -------------                       -------------        --------------       -------------------           -------------         ----------------              -------------            ---------------
061079632                                   SPRINGFIELD                                OH                45503       Non-owner                         Single Family Detached                        360                   359                        85                  11.825                 7/1/2007                   6/1/2037                     604.02
061080782                                   MEMPHIS                                    TN                38108       Non-owner                         Single Family Detached                        360                   357                        90                   10.75                 5/1/2007                   4/1/2037                     467.11
061081059                                   RICHWOOD                                   OH                43344       Primary                           Single Family Detached                        360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    1331.39
061081303                                   AKRON                                      OH                44320       Primary                           Single Family Detached                        360                   359                        80                   11.75                 7/1/2007                   6/1/2037                      686.4
061081475                                   CINCINNATI                                 OH                45242       Primary                           Single Family Detached                        360                   359                     76.54                    8.65                 7/1/2007                   6/1/2037                    3102.69
061081673                                   WOOSTER                                    OH                44691       Primary                           Single Family Detached                        360                   358                        90                     9.7                 6/1/2007                   5/1/2037                     933.93
061081687                                   WILLIAMSBURG                               VA                23185       Primary                           Single Family Detached                        360                   359                        75                   10.15                 7/1/2007                   6/1/2037                    1472.98
061081769                                   BLUFFTON                                   OH                45817       Primary                           Single Family Detached                        360                   358                     88.32                   8.975                 6/1/2007                   5/1/2037                     971.42
061081841                                   CINCINNATI                                 OH                45227       Primary                           Single Family Detached                        360                   359                     89.99                   11.39                 7/1/2007                   6/1/2037                      992.9
061081858                                   WARRENSVILLE HGTS                          OH                44128       Non-owner                         Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                    1017.96
061081859                                   JENKINS                                    KY                41537       Primary                           Single Family Detached                        360                   359                        90                    10.8                 7/1/2007                   6/1/2037                     970.05
061081957                                   MANTUA                                     OH                44255       Primary                           Single Family Detached                        360                   358                        89                    8.65                 6/1/2007                   5/1/2037                    1595.78
061082032                                   RICHMOND                                   KY                40475       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                     645.35
061082043                                   AKRON                                      OH                44319       Non-owner                         Single Family Detached                        360                   358                     89.99                      12                 6/1/2007                   5/1/2037                     962.68
061082137                                   EASTLAKE                                   OH                44095       Primary                           Single Family Detached                        360                   358                     81.82                     8.5                 6/1/2007                   5/1/2037                     830.43
061082173                                   FAIRBORN                                   OH                45324       Primary                           Single Family Detached                        360                   359                        90                   10.05                 7/1/2007                   6/1/2037                      832.8
061082177                                   AKRON                                      OH                44319       Primary                           Single Family Detached                        360                   359                     89.99                    8.99                 7/1/2007                   6/1/2037                    1026.35
061082216                                   VICKSBURG                                  MS                39180       Primary                           Single Family Detached                        360                   359                     82.96                   8.287                 7/1/2007                   6/1/2037                    1688.67
061082358                                   OBERLIN                                    OH                44074       Primary                           Single Family Detached                        360                   359                        65                    9.55                 7/1/2007                   6/1/2037                    1640.12
061082361                                   CLEVELAND                                  OH                44120       Primary                           Single Family Detached                        360                   358                        85                    9.65                 6/1/2007                   5/1/2037                     760.25
061082364                                   CLEVELAND                                  OH                44110       Non-owner                         2-4 Units Detached                            360                   358                     89.99                    10.3                 6/1/2007                   5/1/2037                     728.77
061082373                                   WARRENSVILLE HTS                           OH                44128       Non-owner                         Single Family Detached                        360                   359                     52.38                      12                 7/1/2007                   6/1/2037                     565.74
061082414                                   COLD SPRING                                KY                41076       Primary                           Single Family Detached                        360                   359                     84.58                   8.525                 7/1/2007                   6/1/2037                    1042.89
061082436                                   OAK HARBOR                                 OH                43449       Primary                           Single Family Detached                        360                   359                     88.57                   11.15                 7/1/2007                   6/1/2037                     597.48
061082474                                   MILLINGTON                                 TN                38053       Primary                           Single Family Detached                        360                   359                     71.48                   11.55                 7/1/2007                   6/1/2037                     568.43
061082479                                   SEVILLE                                    OH                44273       Primary                           Single Family Detached                        360                   359                     88.29                    8.99                 7/1/2007                   6/1/2037                    1100.14
061082485                                   MIAMISBURG                                 OH                45342       Primary                           Single Family Detached                        360                   359                        90                    11.8                 7/1/2007                   6/1/2037                    1062.39
061082497                                   JEFFERSONVILLE                             IN                47130       Primary                           Single Family Detached                        360                   358                     88.23                    8.75                 6/1/2007                   5/1/2037                    2151.63
061082508                                   MEDINA                                     OH                44256       Primary                           Single Family Detached                        360                   359                        65                   12.25                 7/1/2007                   6/1/2037                    1879.93
061082549                                   BORDEN                                     IN                47106       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                     2607.4
061082578                                   SWANTON                                    OH                43558       Primary                           Single Family Detached                        360                   359                        85                    9.99                 7/1/2007                   6/1/2037                     935.36
061082591                                   CECILIA                                    KY                42724       Primary                           Single Family Detached                        360                   359                        90                   9.625                 7/1/2007                   6/1/2037                    1063.34
061082628                                   WILLARD                                    OH                44890       Primary                           Single Family Detached                        360                   359                     77.52                    9.99                 7/1/2007                   6/1/2037                     876.83
061082635                                   MASON                                      OH                45040       Non-owner                         Condo Low-Rise Attached                       360                   358                        80                    11.8                 6/1/2007                   5/1/2037                     599.84
061082644                                   CHATTANOOGA                                TN                37411       Non-owner                         Single Family Detached                        360                   359                     70.18                    9.85                 7/1/2007                   6/1/2037                     693.21
061082693                                   CLEVELAND                                  OH                44108       Non-owner                         Single Family Detached                        360                   359                        80                   11.75                 7/1/2007                   6/1/2037                        751
061082716                                   LAWRENCEBURG                               IN                47025       Primary                           Single Family Detached                        360                   359                        90                   9.425                 7/1/2007                   6/1/2037                    1556.19
061082728                                   PHILADELPHIA                               PA                19134       Non-owner                         Single Family Attached                        360                   359                      89.9                   11.85                 7/1/2007                   6/1/2037                     548.61
061082745                                   CHATTANOOGA                                TN                37421       Primary                           Single Family Detached                        360                   359                        85                  10.325                 7/1/2007                   6/1/2037                    1161.14
061082763                                   WEST MANSFIELD                             OH                43358       Primary                           Single Family Detached                        360                   359                        90                   10.35                 7/1/2007                   6/1/2037                    1015.67
061082772                                   LA VERGNE                                  TN                37086       Primary                           Single Family Detached                        360                   359                        85                  10.675                 7/1/2007                   6/1/2037                    1175.12
061082794                                   MEMPHIS                                    TN                38116       Primary                           Single Family Detached                        360                   358                        90                  10.825                 6/1/2007                   5/1/2037                    1251.76
061082808                                   MARION                                     OH                43302       Non-owner                         Single Family Detached                        360                   359                        90                    11.9                 7/1/2007                   6/1/2037                     666.15
061082815                                   CLEVELAND                                  TN                37323       Primary                           Single Family Detached                        360                   359                     59.07                     8.7                 7/1/2007                   6/1/2037                     994.59
061082819                                   CLEVELAND                                  OH                44108       Primary                           Single Family Detached                        360                   359                        80                    11.9                 7/1/2007                   6/1/2037                     735.06
061082823                                   PORT ORANGE                                FL                32127       Primary                           Single Family Detached                        360                   359                        65                    7.65                 7/1/2007                   6/1/2037                    1277.48
061082827                                   MEMPHIS                                    TN                38125       Primary                           Single Family Attached                        360                   358                        90                   9.425                 6/1/2007                   5/1/2037                    1187.04
061082843                                   MALVERN                                    OH                44644       Primary                           Single Family Detached                        360                   359                     89.99                      10                 7/1/2007                   6/1/2037                    1038.04
061082845                                   BETHEL                                     OH                45106       Primary                           Single Family Detached                        360                   359                     79.04                   9.725                 7/1/2007                   6/1/2037                    1131.66
061082855                                   BRIDGMAN                                   MI                49106       Primary                           Single Family Detached                        360                   358                        85                     9.5                 6/1/2007                   5/1/2037                    1143.56
061082857                                   CINCINNATI                                 OH                45232       Primary                           Single Family Detached                        360                   359                        90                  11.938                 7/1/2007                   6/1/2037                     598.95
061082880                                   PARMA                                      OH                44130       Primary                           Single Family Detached                        360                   359                     89.99                    9.65                 7/1/2007                   6/1/2037                     966.77
061082882                                   CINCINNATI                                 OH                45220       Non-owner                         Condo Low-Rise Attached                       360                   359                        80                   11.05                 7/1/2007                   6/1/2037                    1835.72
061082979                                   MEDINA                                     OH                44256       Non-owner                         Single Family Detached                        360                   359                     76.53                    12.2                 7/1/2007                   6/1/2037                     783.03
061083022                                   SLEEPY EYE                                 MN                56085       Primary                           Single Family Detached                        360                   359                        90                    11.1                 7/1/2007                   6/1/2037                    1137.57
061083042                                   MEMPHIS                                    TN                38115       Primary                           Single Family Detached                        360                   359                        90                     9.2                 7/1/2007                   6/1/2037                     958.29
061083063                                   PARMA                                      OH                44134       Primary                           Single Family Detached                        360                   359                        80                   9.125                 7/1/2007                   6/1/2037                    1041.45
061083128                                   CLEVELAND                                  OH                44108       Non-owner                         Single Family Detached                        360                   359                        85                   10.75                 7/1/2007                   6/1/2037                     714.11
061083207                                   MOUNT ORAB                                 OH                45154       Primary                           Single Family Detached                        360                   359                     79.65                    10.1                 7/1/2007                   6/1/2037                     796.47
061083211                                   CINCINNATI                                 OH                45251       Primary                           Single Family Detached                        360                   359                        90                     9.2                 7/1/2007                   6/1/2037                     891.21
061083224                                   MEMPHIS                                    TN                38116       Non-owner                         Single Family Detached                        360                   359                        90                   11.85                 7/1/2007                   6/1/2037                     668.22
061083282                                   MAPLE HGTS                                 OH                44137       Primary                           Single Family Detached                        360                   359                        80                   9.575                 7/1/2007                   6/1/2037                     846.33
061083484                                   WESTERVILLE                                OH                43082       Primary                           Single Family Detached                        360                   359                        85                     8.9                 7/1/2007                   6/1/2037                    2324.93
111003367                                   EWA BEACH                                  HI                96706       Primary                           Single Family Detached                        360                   358                     82.76                     6.6                 6/1/2007                   5/1/2037                       1980
111003370                                   WAILUKU                                    HI                96793       Primary                           Single Family Detached                        360                   358                     58.95                    8.05                 6/1/2007                   5/1/2037                    1957.39
111003372                                   CAPTAIN COOK                               HI                96704       Primary                           Single Family Detached                        360                   358                     73.47                   6.525                 6/1/2007                   5/1/2037                    1973.95
111003397                                   WAIPAHU                                    HI                96797       Non-owner                         Condo Low-Rise Attached                       360                   358                        85                    8.85                 6/1/2007                   5/1/2037                    1315.81
111003400                                   HANA                                       HI                96713       Primary                           Single Family Detached                        360                   358                     58.33                    7.05                 6/1/2007                   5/1/2037                    2119.19
111003414                                   WAIPAHU                                    HI                96797       Primary                           Single Family Detached                        360                   359                     50.15                     6.4                 7/1/2007                   6/1/2037                     1966.5
111003423                                   HILO                                       HI                96720       Primary                           Single Family Detached                        360                   358                        80                    6.99                 6/1/2007                   5/1/2037                    1466.25
111003433                                   HONOLULU                                   HI                96819       Primary                           Single Family Detached                        360                   359                     73.87                   6.012                 7/1/2007                   6/1/2037                    2161.79
111003440                                   WAIPAHU                                    HI                96797       Primary                           Single Family Detached                        360                   359                        90                    7.65                 7/1/2007                   6/1/2037                    3793.06
111003451                                   KIHEI                                      HI                96753       Primary                           Single Family Detached                        360                   359                     42.37                    6.95                 7/1/2007                   6/1/2037                    1654.87
111003476                                   HONOLULU                                   HI                96826       Primary                           Condo High-Rise Attached                      360                   359                     60.15                    7.45                 7/1/2007                   6/1/2037                    2564.51
111003485                                   EWA BEACH                                  HI                96706       Primary                           Condo Low-Rise Detached                       360                   359                        85                   6.625                 7/1/2007                   6/1/2037                     1566.2
111003488                                   HONOLULU                                   HI                96819       Primary                           Single Family Detached                        360                   358                     45.45                   6.375                 6/1/2007                   5/1/2037                    3119.35
111003490                                   MILILANI                                   HI                96789       Primary                           PUD Detached                                  360                   359                     54.05                     6.4                 7/1/2007                   6/1/2037                     1668.6
111003495                                   WAIANAE                                    HI                96792       Primary                           Single Family Detached                        360                   359                        90                   7.975                 7/1/2007                   6/1/2037                    2305.87
111003500                                   KAILUA KONA                                HI                96740       Primary                           Single Family Detached                        360                   358                        80                    6.75                 6/1/2007                   5/1/2037                    2594.39
111003501                                   LAHAINA                                    HI                96761       Primary                           PUD Detached                                  360                   358                        85                     9.1                 6/1/2007                   5/1/2037                    4006.36
111003502                                   KANEOHE                                    HI                96744       Primary                           Condo Low-Rise Attached                       360                   359                     68.14                   8.125                 7/1/2007                   6/1/2037                    2453.95
111003513                                   KAILUA                                     HI                96734       Primary                           Condo Low-Rise Attached                       360                   359                     52.41                     7.7                 7/1/2007                   6/1/2037                     3101.4
111003547                                   KAILUA                                     HI                96734       Primary                           Single Family Detached                        360                   359                     60.63                    6.55                 7/1/2007                   6/1/2037                    2426.88
121053813                                   NASHVILLE                                  MI                49073       Primary                           Single Family Detached                        360                   359                        85                     8.2                 7/1/2007                   6/1/2037                    2065.67
121053909                                   HAYWARD                                    WI                54843       Primary                           Single Family Detached                        360                   359                        65                   8.175                 7/1/2007                   6/1/2037                    1123.64
121054170                                   MILWAUKEE                                  WI                53207       Primary                           2-4 Units Detached                            360                   358                        90                     9.7                 6/1/2007                   5/1/2037                     962.42
121054274                                   MINNETONKA                                 MN                55305       Primary                           Single Family Detached                        360                   359                        80                    6.65                 7/1/2007                   6/1/2037                    2146.23
121054281                                   WESTLAND                                   MI                48185       Non-owner                         Condo Low-Rise Attached                       360                   358                        85                    12.1                 6/1/2007                   5/1/2037                     616.61
121054309                                   ISANTI                                     MN                55040       Primary                           Single Family Detached                        360                   359                        90                   8.875                 7/1/2007                   6/1/2037                    1611.18
121054351                                   MINNEAPOLIS                                MN                55418       Non-owner                         2-4 Units Detached                            360                   358                        80                   10.25                 6/1/2007                   5/1/2037                    3620.25
121054411                                   APPLETON                                   WI                54915       Primary                           Single Family Detached                        360                   359                        90                    10.2                 7/1/2007                   6/1/2037                     692.82
121054432                                   CHICAGO                                    IL                60652       Primary                           Single Family Detached                        360                   359                     73.17                   9.175                 7/1/2007                   6/1/2037                    1225.87
121054469                                   MILWAUKEE                                  WI                53210       Non-owner                         Single Family Detached                        360                   359                        90                    11.9                 7/1/2007                   6/1/2037                     771.82
121054477                                   ANNANDALE                                  MN                55302       Primary                           Single Family Detached                        360                   359                        60                    9.55                 7/1/2007                   6/1/2037                     2490.7
121054509                                   MILWAUKEE                                  WI                53208       Non-owner                         2-4 Units Detached                            360                   359                        80                   10.65                 7/1/2007                   6/1/2037                    1370.44
121054549                                   COLFAX                                     IA                50054       Primary                           Single Family Detached                        360                   358                        80                     9.1                 6/1/2007                   5/1/2037                     974.19
121054559                                   DES MOINES                                 IA                50315       Primary                           Single Family Detached                        360                   359                        90                   10.85                 7/1/2007                   6/1/2037                    1016.29
121054562                                   MILWAUKEE                                  WI                53206       Non-owner                         2-4 Units Detached                            360                   359                        90                    12.2                 7/1/2007                   6/1/2037                     638.95
121054565                                   MADISON                                    WI                53704       Non-owner                         2-4 Units Attached                            360                   359                        80                   11.05                 7/1/2007                   6/1/2037                    2218.16
121054580                                   SHOEMAKERSVILLE                            PA                19555       Primary                           Single Family Detached                        360                   359                     79.91                   8.425                 7/1/2007                   6/1/2037                    1427.94
121054587                                   GREEN BAY                                  WI                54303       Primary                           Single Family Detached                        360                   359                        75                   10.95                 7/1/2007                   6/1/2037                     953.29
121054605                                   MADISON                                    WI                53704       Primary                           Single Family Detached                        360                   359                        80                    8.75                 7/1/2007                   6/1/2037                    2221.64
121054684                                   JANESVILLE                                 WI                53548       Primary                           Single Family Detached                        360                   359                        80                     8.9                 7/1/2007                   6/1/2037                    2647.49
121054703                                   NEW RICHMOND                               WI                54017       Primary                           Single Family Detached                        360                   358                        90                   9.925                 6/1/2007                   5/1/2037                    1294.97
121054705                                   SIOUX FALLS                                SD                57103       Primary                           Single Family Detached                        360                   359                        70                   9.075                 7/1/2007                   6/1/2037                      979.2
121054706                                   AMES                                       IA                50010       Primary                           2-4 Units Attached                            360                   359                        80                   9.625                 7/1/2007                   6/1/2037                    1101.59
121054713                                   NESHKORO                                   WI                54960       Primary                           Single Family Detached                        360                   359                     77.57                   7.425                 7/1/2007                   6/1/2037                     936.39
121054737                                   LANSING                                    MI                48917       Non-owner                         2-4 Units Attached                            360                   359                        90                  11.075                 7/1/2007                   6/1/2037                    1267.43
121054739                                   MARINETTE                                  WI                54143       Primary                           Single Family Detached                        360                   358                        85                    11.1                 6/1/2007                   5/1/2037                     952.61
121054741                                   DURAND                                     WI                54736       Primary                           Single Family Detached                        360                   358                        90                   9.725                 6/1/2007                   5/1/2037                    1292.41
121054746                                   WATERTOWN                                  SD                57201       Primary                           Single Family Detached                        360                   359                        80                      10                 7/1/2007                   6/1/2037                     793.95
121054756                                   WOODBURY                                   MN                55125       Primary                           Single Family Detached                        360                   359                        90                     8.4                 7/1/2007                   6/1/2037                     1988.4
121054791                                   TIGERTON                                   WI                54486       Primary                           Single Family Detached                        360                   359                        90                   11.85                 7/1/2007                   6/1/2037                     594.99
121054857                                   SOMERSET                                   WI                54025       Primary                           Single Family Detached                        360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    2268.11
121054906                                   MOUNT HOREB                                WI                53572       Primary                           Single Family Detached                        360                   359                        90                    8.65                 7/1/2007                   6/1/2037                    1754.03
121054962                                   COKATO                                     MN                55321       Primary                           Single Family Detached                        360                   359                        65                   10.75                 7/1/2007                   6/1/2037                    2062.99
151039848                                   HAMBURG                                    NJ                07419       Primary                           Single Family Attached                        360                   354                        85                    7.77                 2/1/2007                   1/1/2037                    1757.16
151041803                                   PASSAIC                                    NJ                07055       Primary                           Single Family Detached                        360                   358                      48.7                  12.125                 6/1/2007                   5/1/2037                    1744.25
151041996                                   JERSEY CITY                                NJ                07305       Primary                           2-4 Units Detached                            360                   359                     68.25                    9.51                 7/1/2007                   6/1/2037                    1809.41
151042394                                   TURNERSVILLE                               NJ                08012       Primary                           Single Family Detached                        360                   358                     88.09                   10.52                 6/1/2007                   5/1/2037                    1842.62
151042775                                   IRVINGTON                                  NJ                07111       Primary                           2-4 Units Detached                            360                   358                        60                    8.67                 6/1/2007                   5/1/2037                    1686.95
151042807                                   TRENTON                                    NJ                08618       Primary                           Single Family Detached                        360                   359                        80                   10.02                 7/1/2007                   6/1/2037                    2074.56
151043084                                   SCHWENKSVILLE                              PA                19473       Primary                           Single Family Detached                        360                   358                        90                     8.3                 6/1/2007                   5/1/2037                    1902.06
151043495                                   OXFORD                                     PA                19363       Primary                           Single Family Detached                        360                   359                        90                    10.8                 7/1/2007                   6/1/2037                    1644.86
151043907                                   STRAWBERRY PLAINS                          TN                37871       Primary                           Single Family Detached                        360                   358                     79.61                     8.6                 6/1/2007                   5/1/2037                     938.97
151043937                                   MIDDLETOWN                                 NJ                07748       Primary                           Single Family Attached                        360                   358                        70                   12.32                 6/1/2007                   5/1/2037                    2172.13
151043983                                   LAURYS STATION                             PA                18059       Primary                           Single Family Detached                        360                   358                     78.52                    7.45                 6/1/2007                   5/1/2037                    2070.68
151043998                                   SCRANTON                                   PA                18508       Primary                           Single Family Detached                        360                   358                        80                     9.8                 6/1/2007                   5/1/2037                     683.36
151044061                                   BROOKHAVEN                                 PA                19015       Primary                           Single Family Detached                        360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    1448.87
151044138                                   WILLIAMSTOWN                               NJ                08094       Primary                           Single Family Detached                        360                   359                        75                    8.75                 7/1/2007                   6/1/2037                     846.19
151044146                                   TRENTON                                    NJ                08618       Non-owner                         Single Family Attached                        360                   358                        75                    11.7                 6/1/2007                   5/1/2037                     942.73
151044155                                   BULGER                                     PA                15019       Primary                           Single Family Detached                        360                   359                     58.57                    7.52                 7/1/2007                   6/1/2037                    2010.68
151044184                                   WASHINGTON TOWNSHIP                        NJ                08080       Primary                           Single Family Detached                        360                   358                     73.69                     8.6                 6/1/2007                   5/1/2037                    2931.17
151044209                                   CHERRY HILL                                NJ                08002       Primary                           Single Family Detached                        360                   358                        80                    8.22                 6/1/2007                   5/1/2037                    1509.17
151044241                                   BROWNS MILLS                               NJ                08015       Primary                           Single Family Detached                        360                   359                        65                   9.225                 7/1/2007                   6/1/2037                    1173.84
151044256                                   NORTH BERGEN                               NJ                07047       Primary                           2-4 Units Detached                            360                   359                     63.38                   8.675                 7/1/2007                   6/1/2037                    3516.07
151044286                                   HILLSIDE                                   NJ                07205       Primary                           2-4 Units Detached                            360                   358                        85                    10.4                 6/1/2007                   5/1/2037                    3742.81
151044294                                   NEWARK                                     NJ                07108       Non-owner                         2-4 Units Detached                            360                   359                        90                    9.55                 7/1/2007                   6/1/2037                    2735.44
151044301                                   ELIZABETHTOWN                              PA                17022       Primary                           Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    1274.61
151044332                                   EDISON                                     NJ                08817       Primary                           Single Family Detached                        360                   359                        85                   10.55                 7/1/2007                   6/1/2037                    2412.51
151044343                                   E STROUDSBURG (STROUD TWP)                 PA                18301       Primary                           Single Family Detached                        360                   358                     71.67                   10.35                 6/1/2007                   5/1/2037                    1456.96
151044359                                   TOMS RIVER                                 NJ                08754       Non-owner                         Single Family Detached                        360                   359                        75                   10.65                 7/1/2007                   6/1/2037                    2847.36
151044361                                   IRVINGTON                                  NJ                07111       Primary                           2-4 Units Detached                            360                   358                     74.29                   6.975                 6/1/2007                   5/1/2037                    1725.42
151044362                                   BLOOMFIELD                                 NJ                07003       Primary                           2-4 Units Detached                            360                   358                     49.64                    7.92                 6/1/2007                   5/1/2037                    1500.08
151044439                                   PHILADELPHIA                               PA                19115       Primary                           Single Family Attached                        360                   359                      67.5                       8                 7/1/2007                   6/1/2037                     990.58
151044463                                   MASTIC BEACH                               NY                11951       Primary                           Single Family Detached                        360                   359                        70                    8.67                 7/1/2007                   6/1/2037                    1793.08
151044471                                   READING                                    PA                19604       Primary                           Single Family Attached                        360                   359                        80                    9.75                 7/1/2007                   6/1/2037                     893.52
151044473                                   CROYDON                                    PA                19021       Primary                           Single Family Detached                        360                   359                        65                   12.35                 7/1/2007                   6/1/2037                    1338.01
151044485                                   BALTIMORE                                  MD                21229       Primary                           Single Family Attached                        360                   359                     64.86                    9.75                 7/1/2007                   6/1/2037                    1030.99
151044503                                   BELLEVILLE                                 NJ                07109       Second Home                       2-4 Units Detached                            360                   359                        80                     9.9                 7/1/2007                   6/1/2037                    3515.57
151044533                                   NORRISTOWN                                 PA                19401       Primary                           Single Family Attached                        360                   359                        80                    11.8                 7/1/2007                   6/1/2037                    1175.36
151044544                                   CHARLOTTE                                  NC                28270       Primary                           Single Family Detached                        360                   358                        90                   9.575                 6/1/2007                   5/1/2037                    1371.06
151044551                                   NEPTUNE                                    NJ                07753       Non-owner                         2-4 Units Detached                            360                   358                        75                     9.9                 6/1/2007                   5/1/2037                    2480.04
151044556                                   HEWITT                                     NJ                07421       Non-owner                         Single Family Detached                        360                   359                        80                   11.05                 7/1/2007                   6/1/2037                    1568.01
151044582                                   WESTFIELD                                  NJ                07090       Primary                           Single Family Detached                        360                   359                     61.33                     8.1                 7/1/2007                   6/1/2037                     2263.1
151044588                                   WILLINGBORO                                NJ                08046       Primary                           Single Family Detached                        360                   358                     79.91                   10.45                 6/1/2007                   5/1/2037                    1685.36
151044602                                   AUDUBON                                    NJ                08106       Primary                           Single Family Detached                        360                   358                        85                    11.1                 6/1/2007                   5/1/2037                    1876.58
151044623                                   WILDWOOD                                   NJ                08260       Non-owner                         Condo Low-Rise Attached                       360                   359                        75                   10.62                 7/1/2007                   6/1/2037                    2286.21
151044628                                   PHILADELPHIA                               PA                19142       Non-owner                         2-4 Units Attached                            360                   359                        65                  12.025                 7/1/2007                   6/1/2037                     783.72
151044638                                   RIDLEY PARK                                PA                19078       Primary                           Single Family Detached                        360                   359                        90                    9.87                 7/1/2007                   6/1/2037                    1774.38
151044639                                   JERSEY CITY                                NJ                07304       Non-owner                         2-4 Units Attached                            360                   359                        75                   12.15                 7/1/2007                   6/1/2037                    3198.53
151044652                                   CHARLOTTE                                  NC                28213       Non-owner                         PUD Attached                                  360                   358                        90                    12.5                 6/1/2007                   5/1/2037                     869.28
151044653                                   CHARLOTTE                                  NC                28213       Non-owner                         PUD Attached                                  360                   358                        90                    11.6                 6/1/2007                   5/1/2037                    1082.25
151044656                                   GLENSIDE                                   PA                19038       Primary                           Single Family Detached                        360                   358                        90                     7.2                 6/1/2007                   5/1/2037                    1202.06
151044668                                   PHILADELPHIA                               PA                19144       Non-owner                         Single Family Attached                        360                   359                     76.47                    10.6                 7/1/2007                   6/1/2037                    1198.89
151044718                                   CLEMENTON                                  NJ                08021       Primary                           Single Family Detached                        360                   359                     67.65                    9.57                 7/1/2007                   6/1/2037                    1945.72
151044723                                   PLAINFIELD                                 NJ                07060       Primary                           Single Family Detached                        360                   359                      87.5                    8.87                 7/1/2007                   6/1/2037                     1670.1
151044740                                   LITITZ                                     PA                17543       Primary                           PUD Attached                                  360                   359                        90                    8.17                 7/1/2007                   6/1/2037                    1402.61
151044756                                   ERIE                                       PA                16508       Primary                           Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     633.51
151044780                                   ORANGE                                     NJ                07050       Non-owner                         Single Family Attached                        360                   359                        90                    9.87                 7/1/2007                   6/1/2037                    1952.96
151044795                                   NORTH BERGEN                               NJ                07047       Primary                           2-4 Units Detached                            360                   359                     73.91                     8.8                 7/1/2007                   6/1/2037                    3855.44
151044812                                   LITTLE EGG HARBOR                          NJ                08087       Second Home                       Single Family Detached                        360                   359                        80                   10.72                 7/1/2007                   6/1/2037                    2210.67
151044876                                   JERSEY CITY                                NJ                07304       Non-owner                         2-4 Units Detached                            360                   359                        65                     9.4                 7/1/2007                   6/1/2037                    3196.73
151044891                                   BEVERLY                                    NJ                08010       Primary                           Single Family Detached                        360                   359                     78.57                   10.75                 7/1/2007                   6/1/2037                    1437.56
151044895                                   JACKSON                                    NJ                08527       Primary                           Single Family Detached                        360                   359                        70                    9.02                 7/1/2007                   6/1/2037                    1893.61
151044963                                   WESTBURY                                   NY                11590       Non-owner                         2-4 Units Detached                            360                   359                        75                   11.99                 7/1/2007                   6/1/2037                    4201.31
151044980                                   BETHLEHEM                                  PA                18018       Primary                           Single Family Detached                        360                   359                        85                      10                 7/1/2007                   6/1/2037                    1327.77
151045062                                   WILLIAMSTOWN                               NJ                08094       Primary                           Single Family Detached                        360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    1861.31
161053979                                   LOUDON                                     NH                03307       Primary                           Single Family Detached                        360                   359                        90                    8.95                 7/1/2007                   6/1/2037                    2292.54
161054121                                   ROCKLAND                                   MA                02370       Primary                           Single Family Detached                        360                   359                      78.1                     8.5                 7/1/2007                   6/1/2037                    2522.19
161054129                                   NORTH DARTMOUTH                            MA                02747       Primary                           Condo Low-Rise Attached                       360                   358                      69.9                   8.025                 6/1/2007                   5/1/2037                    2493.37
161054140                                   METHUEN                                    MA                01844       Primary                           Single Family Detached                        360                   359                     73.76                   8.125                 7/1/2007                   6/1/2037                    1878.52
161054187                                   MENDON                                     MA                01756       Primary                           Single Family Detached                        360                   358                        75                    7.75                 6/1/2007                   5/1/2037                    2149.24
161054200                                   MARLBOROUGH                                MA                01752       Non-owner                         Condo Low-Rise Attached                       360                   359                        50                  10.825                 7/1/2007                   6/1/2037                      751.3
161054256                                   BELLINGHAM                                 MA                02019       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                    1451.79
161054258                                   SPRINGFIELD                                MA                01109       Primary                           Single Family Detached                        360                   358                        80                     9.2                 6/1/2007                   5/1/2037                     900.09
161054265                                   NEW BEDFORD                                MA                02740       Primary                           2-4 Units Detached                            360                   359                        85                     9.3                 7/1/2007                   6/1/2037                    2212.42
161054269                                   WESTFORD                                   MA                01886       Primary                           Single Family Detached                        360                   359                        90                    8.87                 7/1/2007                   6/1/2037                    1710.66
161054278                                   MARSHFIELD                                 MA                02050       Primary                           Single Family Detached                        360                   358                        85                     9.9                 6/1/2007                   5/1/2037                    2860.74
161054287                                   POMPANO BEACH                              FL                33064       Primary                           Single Family Detached                        360                   359                     37.74                   11.75                 7/1/2007                   6/1/2037                    1009.41
161054293                                   TAUNTON                                    MA                02780       Primary                           2-4 Units Detached                            360                   359                     27.21                     9.5                 7/1/2007                   6/1/2037                     672.68
161054312                                   MILLVILLE                                  MA                01529       Primary                           2-4 Units Detached                            360                   359                        85                    8.65                 7/1/2007                   6/1/2037                    1993.47
161054332                                   HAMPSTEAD                                  NH                03841       Primary                           Single Family Detached                        360                   359                     70.55                     9.3                 7/1/2007                   6/1/2037                    2454.11
161054358                                   E GRANBY                                   CT                06026       Primary                           Single Family Detached                        360                   358                     58.48                    8.25                 6/1/2007                   5/1/2037                    1449.94
161054362                                   CLINTON                                    MA                01510       Primary                           Single Family Detached                        360                   358                     74.32                     8.1                 6/1/2007                   5/1/2037                    2036.97
161054366                                   GARY                                       IN                46403       Primary                           Single Family Detached                        360                   358                        85                   10.35                 6/1/2007                   5/1/2037                     944.65
161054378                                   KINGSTON                                   MA                02364       Primary                           Single Family Detached                        360                   359                        85                    8.99                 7/1/2007                   6/1/2037                    2254.95
161054384                                   THORNTON                                   NH                03223       Second Home                       Single Family Detached                        360                   359                        70                   9.895                 7/1/2007                   6/1/2037                    1997.11
161054385                                   BOSTON                                     MA                02119       Primary                           2-4 Units Detached                            360                   358                     41.67                    8.17                 6/1/2007                   5/1/2037                     1491.3
161054399                                   SOUTHINGTON                                CT                06479       Primary                           Single Family Detached                        360                   358                        90                     6.9                 6/1/2007                   5/1/2037                    1154.82
161054411                                   EAST HAMPTON                               CT                06424       Primary                           Single Family Detached                        360                   358                        70                    7.97                 6/1/2007                   5/1/2037                     1485.3
161054438                                   ATTLEBORO                                  MA                02703       Primary                           Condo Low-Rise Attached                       360                   359                        90                   10.25                 7/1/2007                   6/1/2037                     875.77
161054450                                   HULL                                       MA                02045       Primary                           2-4 Units Detached                            360                   358                      81.1                     7.3                 6/1/2007                   5/1/2037                    2373.92
161054455                                   BOSTON                                     MA                02122       Primary                           Single Family Detached                        360                   359                        75                    8.35                 7/1/2007                   6/1/2037                    2652.27
161054457                                   LYMAN                                      ME                04002       Primary                           Single Family Detached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                    2313.64
161054486                                   ROSLINDALE                                 MA                02131       Primary                           Single Family Detached                        360                   359                     84.64                    8.35                 7/1/2007                   6/1/2037                    1964.02
161054493                                   KINGSTON                                   MA                02364       Primary                           Condo Low-Rise Attached                       360                   358                        80                   10.17                 6/1/2007                   5/1/2037                    1794.03
161054518                                   EAST FALMOUTH                              MA                02536       Primary                           Single Family Detached                        360                   358                     72.73                    8.57                 6/1/2007                   5/1/2037                    1547.76
161054519                                   NORTH  ATTLEBORO                           MA                02760       Primary                           Single Family Detached                        360                   359                        90                    7.95                 7/1/2007                   6/1/2037                    1732.27
161054530                                   SOMERSWORTH                                NH                03878       Primary                           Single Family Detached                        360                   359                        90                    9.25                 7/1/2007                   6/1/2037                    1541.63
161054533                                   SOUTH PORTLAND                             ME                04106       Primary                           Single Family Detached                        360                   359                        90                    9.87                 7/1/2007                   6/1/2037                    2070.13
161054550                                   UNCASVILLE                                 CT                06382       Primary                           Single Family Detached                        360                   359                      55.7                     8.3                 7/1/2007                   6/1/2037                     958.58
161054552                                   BOSTON                                     MA                02128       Primary                           2-4 Units Attached                            360                   359                     61.77                     6.5                 7/1/2007                   6/1/2037                    1797.35
161054554                                   DERRY                                      NH                03038       Primary                           Single Family Detached                        360                   359                     79.78                   10.25                 7/1/2007                   6/1/2037                    1559.53
161054556                                   DOVER                                      NH                03820       Non-owner                         Condo Low-Rise Attached                       360                   359                      66.7                   9.925                 7/1/2007                   6/1/2037                    1133.64
161054564                                   NORTH CHELMSFORD                           MA                01863       Primary                           Condo Low-Rise Attached                       360                   359                        90                    6.87                 7/1/2007                   6/1/2037                    1266.86
161054565                                   WORCESTER                                  MA                01603       Primary                           2-4 Units Detached                            360                   358                        65                    7.75                 6/1/2007                   5/1/2037                    1310.86
161054567                                   EAST FALMOUTH                              MA                02536       Primary                           Single Family Detached                        360                   359                     71.85                    8.62                 7/1/2007                   6/1/2037                    1692.47
161054571                                   ALLENSTOWN                                 NH                03275       Primary                           Single Family Detached                        360                   359                        85                   10.95                 7/1/2007                   6/1/2037                    3466.94
161054587                                   WATERFORD                                  CT                06385       Primary                           Single Family Detached                        360                   358                        90                    9.27                 6/1/2007                   5/1/2037                    1896.55
161054610                                   GROTON                                     CT                06340       Primary                           Single Family Detached                        360                   359                     83.24                    8.35                 7/1/2007                   6/1/2037                    1167.79
161054671                                   BOURNE                                     MA                02532       Primary                           Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                    3153.88
171042868                                   RUTLAND                                    MA                01543       Primary                           Single Family Detached                        360                   358                     38.15                    8.85                 6/1/2007                   5/1/2037                     817.67
171042946                                   LAFAYETTE                                  LA                70506       Primary                           Single Family Detached                        180                   178                     69.78                    11.7                 6/1/2007                   5/1/2022                    1287.22
171043092                                   JACKSONVILLE                               FL                32210       Primary                           Single Family Detached                        360                   358                     89.97                   10.25                 6/1/2007                   5/1/2037                    1245.58
171043180                                   PHOENIX                                    AZ                85023       Primary                           Single Family Detached                        360                   359                        55                    10.8                 7/1/2007                   6/1/2037                    1159.84
171043217                                   SUFFIELD                                   CT                06078       Primary                           Single Family Detached                        360                   358                     79.08                    8.75                 6/1/2007                   5/1/2037                    2021.82
171043261                                   PARKER                                     SD                57053       Primary                           Single Family Detached                        360                   358                     78.13                     9.5                 6/1/2007                   5/1/2037                     840.85
171043421                                   MIAMI                                      FL                33015       Primary                           PUD Detached                                  360                   358                     57.03                    8.45                 6/1/2007                   5/1/2037                    2296.12
171043633                                   HUDSON                                     NY                12534       Primary                           Single Family Detached                        360                   358                     87.43                   10.25                 6/1/2007                   5/1/2037                    1433.76
171043669                                   NEWTON                                     NJ                07860       Second Home                       Single Family Detached                        360                   358                     32.79                     9.7                 6/1/2007                   5/1/2037                     855.48
171043681                                   NASSAU                                     NY                12123       Primary                           Single Family Detached                        360                   358                     83.62                    8.25                 6/1/2007                   5/1/2037                    1111.87
171043696                                   TUCSON                                     AZ                85745       Non-owner                         Single Family Detached                        360                   359                        75                   9.309                 7/1/2007                   6/1/2037                     930.32
171043704                                   CHICAGO                                    IL                60616       Primary                           Condo High-Rise Attached                      360                   358                        85                   10.05                 6/1/2007                   5/1/2037                     951.33
171043771                                   NEWPORT NEWS                               VA                23606       Primary                           Single Family Detached                        360                   358                     89.86                     9.2                 6/1/2007                   5/1/2037                    1619.27
171043782                                   BLUE ISLAND                                IL                60406       Primary                           2-4 Units Detached                            360                   358                     84.96                     9.3                 6/1/2007                   5/1/2037                    1867.44
171043803                                   PHOENIX                                    AZ                85035       Non-owner                         Condo Low-Rise Attached                       360                   358                        90                    10.2                 6/1/2007                   5/1/2037                    1521.16
171043805                                   PHOENIX                                    AZ                85035       Non-owner                         Condo Low-Rise Attached                       360                   358                        90                   10.45                 6/1/2007                   5/1/2037                    1237.23
171043807                                   BRICK                                      NJ                08724       Primary                           Single Family Detached                        360                   358                        90                    7.95                 6/1/2007                   5/1/2037                    2497.56
171043839                                   TUCSON                                     AZ                85749       Non-owner                         PUD Detached                                  360                   358                        85                    8.25                 6/1/2007                   5/1/2037                     2107.3
171043865                                   SIERRA VISTA                               AZ                85635       Primary                           Single Family Detached                        360                   358                     86.83                    8.75                 6/1/2007                   5/1/2037                    1090.65
171043887                                   PHOENIX                                    AZ                85040       Non-owner                         Single Family Detached                        360                   359                        90                    10.3                 7/1/2007                   6/1/2037                    1376.73
171043919                                   STARKE                                     FL                32091       Primary                           Single Family Detached                        360                   358                     85.76                   10.05                 6/1/2007                   5/1/2037                    1741.39
171043935                                   DENHAM SPRINGS                             LA                70706       Primary                           Single Family Detached                        360                   359                     84.52                   7.625                 7/1/2007                   6/1/2037                     969.68
171043955                                   MESA                                       AZ                85215       Primary                           Single Family Detached                        360                   359                     60.47                     6.9                 7/1/2007                   6/1/2037                    2339.94
171043965                                   NORTH LAS VEGAS                            NV                89030       Primary                           Single Family Detached                        360                   358                     73.53                    7.75                 6/1/2007                   5/1/2037                    1236.93
171043968                                   MESA                                       AZ                85213       Primary                           Single Family Detached                        360                   359                     70.39                     9.4                 7/1/2007                   6/1/2037                    2417.35
171043980                                   LAS VEGAS                                  NV                89156       Primary                           Single Family Detached                        360                   359                        88                     8.8                 7/1/2007                   6/1/2037                     1548.8
171044000                                   MESA                                       AZ                85212       Primary                           PUD Detached                                  360                   359                        75                    8.25                 7/1/2007                   6/1/2037                    1960.81
171044034                                   TUCSON                                     AZ                85715       Primary                           PUD Detached                                  180                   178                        75                     8.7                 6/1/2007                   5/1/2022                    2115.07
171044049                                   MESA                                       AZ                85202       Primary                           Condo Low-Rise Attached                       360                   359                        80                   10.25                 7/1/2007                   6/1/2037                    1113.77
171044080                                   RIO RICO                                   AZ                85648       Primary                           Single Family Detached                        360                   359                      78.2                     7.9                 7/1/2007                   6/1/2037                     1134.9
171044081                                   HENDERSON                                  NV                89074       Primary                           PUD Attached                                  360                   358                     88.39                    9.25                 6/1/2007                   5/1/2037                    1927.04
171044093                                   PAHRUMP                                    NV                89048       Primary                           Single Family Detached                        360                   358                        80                     7.8                 6/1/2007                   5/1/2037                    1459.93
171044102                                   LAS VEGAS                                  NV                89145       Primary                           Single Family Detached                        360                   359                        80                   8.512                 7/1/2007                   6/1/2037                    1669.69
171044103                                   LAS VEGAS                                  NV                89145       Non-owner                         Single Family Detached                        360                   359                        80                    9.05                 7/1/2007                   6/1/2037                    1616.45
171044108                                   TOLLESON                                   AZ                85353       Primary                           PUD Detached                                  360                   359                     87.63                    9.45                 7/1/2007                   6/1/2037                    1917.21
171044125                                   LAKE HAVASU CITY                           AZ                86404       Primary                           Single Family Detached                        360                   359                        85                     8.5                 7/1/2007                   6/1/2037                    1437.87
171044129                                   PHOENIX                                    AZ                85042       Primary                           Single Family Detached                        360                   359                        80                     8.8                 7/1/2007                   6/1/2037                    1548.29
171044130                                   GILBERT                                    AZ                85297       Primary                           PUD Detached                                  360                   358                        80                     8.5                 6/1/2007                   5/1/2037                    1459.15
171044139                                   TUCSON                                     AZ                85742       Primary                           PUD Detached                                  360                   359                     83.97                     8.5                 7/1/2007                   6/1/2037                    1785.08
171044141                                   SCOTTSDALE                                 AZ                85251       Primary                           Single Family Detached                        360                   358                     45.45                    9.35                 6/1/2007                   5/1/2037                    1037.42
171044172                                   PHOENIX                                    AZ                85014       Primary                           Condo Low-Rise Attached                       360                   359                     73.89                    8.85                 7/1/2007                   6/1/2037                    1213.61
171044210                                   SPRING HILL                                FL                34608       Primary                           Single Family Detached                        360                   359                      62.5                    8.75                 7/1/2007                   6/1/2037                     590.03
171044226                                   LAS VEGAS                                  NV                89131       Primary                           PUD Detached                                  360                   358                     67.86                     7.8                 6/1/2007                   5/1/2037                    2206.48
171044227                                   TUCSON                                     AZ                85706       Primary                           Single Family Detached                        360                   359                     84.25                     8.4                 7/1/2007                   6/1/2037                    1148.85
171044228                                   GLENDALE                                   AZ                85307       Primary                           Single Family Detached                        360                   356                      76.5                    6.95                 4/1/2007                   3/1/2037                    1205.18
171044241                                   TEMPE                                      AZ                85283       Primary                           Single Family Detached                        360                   359                     86.21                    8.75                 7/1/2007                   6/1/2037                     1573.4
171044252                                   PHOENIX                                    AZ                85017       Primary                           Single Family Detached                        360                   359                        85                    10.3                 7/1/2007                   6/1/2037                    1261.14
171044266                                   HENDERSON                                  NV                89052       Primary                           PUD Detached                                  360                   359                     38.64                     6.4                 7/1/2007                   6/1/2037                    1418.31
171044271                                   GLENDALE                                   AZ                85302       Primary                           Single Family Detached                        360                   359                     79.42                    7.15                 7/1/2007                   6/1/2037                    1266.25
171044284                                   CHANDLER                                   AZ                85226       Primary                           Single Family Detached                        360                   359                        85                     7.7                 7/1/2007                   6/1/2037                    1449.31
171044292                                   PHOENIX                                    AZ                85032       Primary                           Single Family Detached                        360                   359                        80                    8.05                 7/1/2007                   6/1/2037                    1694.34
171044296                                   PHOENIX                                    AZ                85031       Primary                           Single Family Detached                        360                   359                        65                    8.25                 7/1/2007                   6/1/2037                     998.01
171044307                                   GLENDALE                                   AZ                85303       Primary                           Single Family Detached                        360                   359                        90                    7.55                 7/1/2007                   6/1/2037                    1530.67
171044350                                   TUCSON                                     AZ                85742       Primary                           Single Family Detached                        360                   359                        70                     7.7                 7/1/2007                   6/1/2037                    1172.82
171044402                                   PHOENIX                                    AZ                85042       Primary                           Single Family Detached                        360                   359                        80                    8.75                 7/1/2007                   6/1/2037                    1140.42
171044447                                   LAS VEGAS                                  NV                89121       Primary                           Single Family Detached                        360                   359                     48.68                     7.7                 7/1/2007                   6/1/2037                     845.97
171044453                                   LAS VEGAS                                  NV                89120       Primary                           Single Family Detached                        360                   359                        79                    7.39                 7/1/2007                   6/1/2037                    1562.03
171044463                                   PHOENIX                                    AZ                85031       Non-owner                         Single Family Detached                        360                   359                        85                     9.8                 7/1/2007                   6/1/2037                    1576.82
171044488                                   CHANDLER                                   AZ                85224       Primary                           Single Family Detached                        360                   359                        90                    10.2                 7/1/2007                   6/1/2037                    1962.98
191037099                                   SHELTON                                    WA                98584       Primary                           PUD Detached                                  360                   357                     69.34                    7.45                 5/1/2007                   4/1/2037                    1667.89
191037708                                   YELM                                       WA                98597       Primary                           PUD Detached                                  360                   359                        80                     8.5                 7/1/2007                   6/1/2037                    1407.54
191037758                                   ARLINGTON                                  WA                98223       Primary                           Single Family Detached                        360                   359                        90                    6.99                 7/1/2007                   6/1/2037                    1507.38
191038215                                   LARAMIE                                    WY                82070       Primary                           Single Family Detached                        360                   358                        90                   10.55                 6/1/2007                   5/1/2037                    1487.94
191038652                                   KENNEWICK                                  WA                99336       Primary                           Single Family Detached                        360                   358                        90                     9.4                 6/1/2007                   5/1/2037                     853.91
191038750                                   BELLINGHAM                                 WA                98225       Primary                           Single Family Detached                        360                   358                        90                     8.8                 6/1/2007                   5/1/2037                    1646.57
191038863                                   GRESHAM                                    OR                97030       Primary                           Single Family Detached                        360                   358                     77.44                    8.95                 6/1/2007                   5/1/2037                    1393.79
191038913                                   FREELAND                                   WA                98249       Primary                           Single Family Detached                        360                   358                      87.3                    7.45                 6/1/2007                   5/1/2037                    2038.88
191038917                                   DEER PARK                                  WA                99006       Primary                           Single Family Detached                        360                   358                        85                     6.9                 6/1/2007                   5/1/2037                    2125.79
191038928                                   SEATTLE                                    WA                98178       Primary                           Single Family Detached                        360                   358                        70                    9.05                 6/1/2007                   5/1/2037                    1894.99
191038951                                   SEATTLE                                    WA                98144       Primary                           Condo Low-Rise Attached                       360                   359                     61.11                    7.55                 7/1/2007                   6/1/2037                    1545.81
191038963                                   ENUMCLAW                                   WA                98022       Primary                           Single Family Detached                        360                   359                     73.61                    7.55                 7/1/2007                   6/1/2037                    1706.91
191038965                                   THE DALLES                                 OR                97058       Non-owner                         2-4 Units Detached                            360                   359                        75                     7.3                 7/1/2007                   6/1/2037                     925.52
191038982                                   TUSCALOOSA                                 AL                35405       Primary                           PUD Detached                                  360                   359                     83.33                    6.75                 7/1/2007                   6/1/2037                     729.67
191039020                                   PORTLAND                                   OR                97215       Primary                           Single Family Detached                        360                   358                     56.39                    8.45                 6/1/2007                   5/1/2037                       1451
191039034                                   UNIVERSITY PLACE                           WA                98467       Primary                           Single Family Detached                        360                   358                     78.43                    11.4                 6/1/2007                   5/1/2037                    1920.53
191039048                                   LYNNWOOD                                   WA                98037       Primary                           Single Family Detached                        360                   359                        75                     7.4                 7/1/2007                   6/1/2037                    1328.21
191039049                                   KLAMATH FALLS                              OR                97601       Non-owner                         2-4 Units Attached                            360                   359                     77.06                     9.1                 7/1/2007                   6/1/2037                    2045.81
191039074                                   BOISE                                      ID                83713       Primary                           PUD Detached                                  360                   359                        90                     8.2                 7/1/2007                   6/1/2037                    1348.98
191039107                                   ST HELENS                                  OR                97051       Primary                           Single Family Detached                        360                   358                        90                   10.65                 6/1/2007                   5/1/2037                    3079.57
191039111                                   PORTLAND                                   OR                97217       Non-owner                         Single Family Detached                        360                   358                     79.72                     8.9                 6/1/2007                   5/1/2037                    1843.68
191039113                                   PORTLAND                                   OR                97203       Non-owner                         Single Family Detached                        360                   358                        80                    9.65                 6/1/2007                   5/1/2037                    1465.13
191039114                                   PORTLAND                                   OR                97203       Non-owner                         Single Family Detached                        360                   358                        80                    9.65                 6/1/2007                   5/1/2037                    1362.91
191039115                                   PORTLAND                                   OR                97203       Non-owner                         Single Family Detached                        360                   358                        80                    9.65                 6/1/2007                   5/1/2037                    1294.77
191039151                                   SHERIDAN                                   OR                97378       Primary                           Single Family Detached                        360                   358                        85                    10.4                 6/1/2007                   5/1/2037                    1571.98
191039186                                   DES MOINES                                 WA                98198       Primary                           Single Family Detached                        360                   358                      89.2                     8.2                 6/1/2007                   5/1/2037                    2128.96
191039191                                   MOUNTLAKE TERRACE                          WA                98043       Primary                           Single Family Detached                        360                   359                     80.96                    8.49                 7/1/2007                   6/1/2037                    2460.64
191039192                                   BOTHELL                                    WA                98011       Primary                           Condo Low-Rise Attached                       360                   359                        90                    7.85                 7/1/2007                   6/1/2037                    2162.75
191039209                                   STANWOOD                                   WA                98292       Primary                           Single Family Detached                        360                   359                        90                    8.45                 7/1/2007                   6/1/2037                    2380.21
191039213                                   SEATTLE                                    WA                98117       Primary                           Single Family Detached                        360                   358                     57.34                    9.95                 6/1/2007                   5/1/2037                    2936.23
191039219                                   MADERA                                     CA                93638       Primary                           Single Family Detached                        360                   359                        80                   10.05                 7/1/2007                   6/1/2037                      887.2
191039231                                   KENT                                       WA                98030       Primary                           Single Family Detached                        360                   358                        90                    6.65                 6/1/2007                   5/1/2037                    1863.14
191039239                                   SNOHOMISH                                  WA                98296       Primary                           Single Family Detached                        360                   359                     75.22                    9.25                 7/1/2007                   6/1/2037                    1962.08
191039249                                   PORTLAND                                   OR                97223       Primary                           Single Family Detached                        360                   359                        75                    6.65                 7/1/2007                   6/1/2037                    1587.32
191039257                                   OLALLA                                     WA                98359       Primary                           Single Family Detached                        360                   358                     60.53                    7.99                 6/1/2007                   5/1/2037                    1560.52
191039278                                   CANBY                                      OR                97013       Primary                           Single Family Detached                        360                   358                        90                      10                 6/1/2007                   5/1/2037                    1971.06
191039280                                   KLAMATH FALLS                              OR                97601       Non-owner                         Single Family Detached                        360                   359                     44.26                     9.7                 7/1/2007                   6/1/2037                     1154.9
191039312                                   PORTLAND                                   OR                97239       Primary                           Single Family Detached                        360                   359                        80                     8.3                 7/1/2007                   6/1/2037                    1518.28
191039336                                   OREGON CITY                                OR                97045       Primary                           Single Family Detached                        360                   358                     69.03                    12.1                 6/1/2007                   5/1/2037                    2217.72
191039370                                   FOREST GROVE                               OR                97116       Primary                           Single Family Detached                        360                   359                     67.14                     6.9                 7/1/2007                   6/1/2037                    1547.71
191039372                                   ENUMCLAW                                   WA                98022       Primary                           2-4 Units Attached                            360                   359                        80                     7.3                 7/1/2007                   6/1/2037                    2468.06
191039377                                   PORTLAND                                   OR                97212       Non-owner                         Single Family Detached                        360                   359                        85                   11.45                 7/1/2007                   6/1/2037                    4108.68
191039385                                   MEDFORD                                    OR                97504       Primary                           Single Family Detached                        360                   359                        90                     9.2                 7/1/2007                   6/1/2037                    2124.34
191039405                                   IRVINE                                     CA                92604       Second Home                       Condo Low-Rise Attached                       360                   359                      25.4                    7.25                 7/1/2007                   6/1/2037                    1074.43
191039413                                   KENT                                       WA                98042       Primary                           Single Family Detached                        360                   359                     66.25                     6.6                 7/1/2007                   6/1/2037                       1166
191039415                                   FEDERAL WAY                                WA                98023       Primary                           Single Family Detached                        360                   359                        75                     7.6                 7/1/2007                   6/1/2037                    1557.21
191039417                                   SHORELINE                                  WA                98155       Primary                           Single Family Detached                        360                   359                     77.75                     8.5                 7/1/2007                   6/1/2037                    2051.93
191039423                                   KENNEWICK                                  WA                99336       Primary                           Single Family Detached                        360                   359                        85                     9.9                 7/1/2007                   6/1/2037                    1501.72
191039461                                   AMBOY                                      WA                98601       Primary                           Single Family Detached                        360                   359                     88.66                     8.7                 7/1/2007                   6/1/2037                     2325.9
191039462                                   SEQUIM                                     WA                98382       Primary                           Single Family Detached                        360                   359                     69.33                   6.644                 7/1/2007                   6/1/2037                    1548.94
191039495                                   PORTLAND                                   OR                97227       Primary                           Single Family Detached                        360                   359                     77.38                     6.8                 7/1/2007                   6/1/2037                    1905.89
191039512                                   PORTLAND                                   OR                97218       Second Home                       Condo Low-Rise Attached                       360                   359                        90                  10.125                 7/1/2007                   6/1/2037                    1097.77
191039531                                   TACOMA                                     WA                98408       Primary                           Single Family Detached                        360                   359                        70                    9.15                 7/1/2007                   6/1/2037                    1141.61
191039536                                   ASHLAND                                    OR                97520       Non-owner                         Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    3526.31
191039539                                   STORY                                      WY                82842       Primary                           Single Family Detached                        360                   359                        80                     9.5                 7/1/2007                   6/1/2037                    1459.72
191039570                                   SEATTLE                                    WA                98125       Primary                           Single Family Detached                        360                   359                     77.95                     6.2                 7/1/2007                   6/1/2037                    1645.38
191039596                                   KENNESAW                                   GA                30152       Primary                           Single Family Detached                        360                   359                     87.49                     8.4                 7/1/2007                   6/1/2037                    2099.62
191039607                                   BREMERTON                                  WA                98310       Primary                           Single Family Detached                        360                   359                     54.79                     8.6                 7/1/2007                   6/1/2037                    1552.02
191039652                                   ASTORIA                                    OR                97103       Primary                           Single Family Detached                        360                   359                        90                    10.6                 7/1/2007                   6/1/2037                    1649.71
211055076                                   BRYANS ROAD                                MD                20616       Primary                           PUD Detached                                  360                   358                     87.67                     6.9                 6/1/2007                   5/1/2037                    2422.94
211055154                                   UNIONVILLE                                 VA                22567       Primary                           Single Family Detached                        360                   357                        75                    8.07                 5/1/2007                   4/1/2037                    1578.86
211055281                                   PORT ST LUCIE                              FL                34983       Primary                           Single Family Detached                        360                   358                        90                    9.67                 6/1/2007                   5/1/2037                    1919.89
211055871                                   CARY                                       NC                27511       Primary                           Single Family Detached                        360                   359                        85                   8.925                 7/1/2007                   6/1/2037                    1324.73
211056512                                   WALDORF                                    MD                20602       Primary                           PUD Attached                                  360                   359                     68.74                     8.2                 7/1/2007                   6/1/2037                    1171.94
211056530                                   BALTIMORE                                  MD                21212       Non-owner                         2-4 Units Attached                            360                   358                        90                   10.85                 6/1/2007                   5/1/2037                    2540.72
211056620                                   RICHMOND                                   VA                23227       Primary                           Single Family Detached                        360                   359                        80                     8.1                 7/1/2007                   6/1/2037                    1566.67
211056771                                   BEALTON                                    VA                22712       Primary                           Single Family Detached                        360                   358                        85                    9.97                 6/1/2007                   5/1/2037                    2046.14
211056830                                   BALTIMORE                                  MD                21209       Primary                           PUD Attached                                  360                   358                     84.83                   6.875                 6/1/2007                   5/1/2037                    1527.26
211056847                                   POTOMAC                                    MD                20854       Primary                           PUD Detached                                  360                   359                     43.33                       7                 7/1/2007                   6/1/2037                    2423.58
211056995                                   SUFFOLK                                    VA                23435       Non-owner                         Condo Low-Rise Attached                       360                   359                        70                   8.925                 7/1/2007                   6/1/2037                    1538.52
211057020                                   PALMYRA                                    VA                22963       Primary                           Single Family Detached                        360                   358                     82.61                   9.119                 6/1/2007                   5/1/2037                    1545.08
211057047                                   LAKE WORTH                                 FL                33463       Primary                           PUD Detached                                  360                   358                     53.46                    7.25                 6/1/2007                   5/1/2037                    1086.71
211057091                                   UPPER MARLBORO                             MD                20774       Primary                           Condo Low-Rise Attached                       360                   358                     75.66                    8.55                 6/1/2007                   5/1/2037                    1560.37
211057113                                   DUNDALK                                    MD                21222       Non-owner                         Single Family Attached                        360                   358                        80                    11.1                 6/1/2007                   5/1/2037                    1205.62
211057114                                   PRINCE FREDERICK                           MD                20678       Primary                           Single Family Detached                        360                   359                        70                    8.45                 7/1/2007                   6/1/2037                    1837.82
211057135                                   MOUNT PLEASANT                             SC                29464       Primary                           Single Family Attached                        360                   358                     77.29                    7.75                 6/1/2007                   5/1/2037                    1033.33
211057153                                   CHUNCHULA                                  AL                36521       Primary                           Single Family Detached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                    1645.99
211057169                                   DELAND                                     FL                32720       Primary                           Single Family Detached                        360                   358                     77.44                     9.1                 6/1/2007                   5/1/2037                    2352.79
211057185                                   ORANGE                                     VA                22960       Primary                           Single Family Detached                        360                   358                     67.67                    8.47                 6/1/2007                   5/1/2037                    1454.29
211057186                                   CHILHOWIE                                  VA                24319       Primary                           Single Family Detached                        360                   358                        90                    7.95                 6/1/2007                   5/1/2037                     867.57
211057206                                   FREDERICKSBURG                             VA                22407       Primary                           Single Family Detached                        360                   359                     77.09                    8.12                 7/1/2007                   6/1/2037                    1573.35
211057210                                   ROANOKE                                    VA                24015       Primary                           Single Family Detached                        360                   359                        85                     9.3                 7/1/2007                   6/1/2037                    1355.55
211057219                                   WASHINGTON                                 DC                20009       Primary                           Condo Low-Rise Attached                       360                   359                        65                    7.62                 7/1/2007                   6/1/2037                    1403.35
211057232                                   GAITHERSBURG                               MD                20879       Primary                           PUD Attached                                  360                   358                        75                    7.25                 6/1/2007                   5/1/2037                    1664.75
211057236                                   FORT LAUDERDALE                            FL                33308       Primary                           Single Family Detached                        360                   358                     65.03                   7.975                 6/1/2007                   5/1/2037                    2142.26
211057243                                   LEXINGTON                                  VA                24450       Primary                           Single Family Detached                        360                   358                      64.6                     8.4                 6/1/2007                   5/1/2037                      952.3
211057291                                   WINCHESTER                                 VA                22601       Primary                           Single Family Detached                        360                   359                        90                    8.25                 7/1/2007                   6/1/2037                    1298.19
211057294                                   CHESAPEAKE                                 VA                23323       Primary                           Single Family Detached                        360                   358                        85                    9.77                 6/1/2007                   5/1/2037                    1799.34
211057297                                   GLADYS                                     VA                24554       Primary                           Single Family Detached                        360                   358                        65                     6.5                 6/1/2007                   5/1/2037                    1224.73
211057307                                   EDGEWOOD                                   WA                98371       Primary                           Single Family Detached                        360                   359                      76.6                   7.475                 7/1/2007                   6/1/2037                    2511.01
211057315                                   BROADWAY                                   VA                22815       Primary                           Single Family Detached                        360                   359                        70                    7.65                 7/1/2007                   6/1/2037                    1763.14
211057320                                   BOWIE                                      MD                20721       Primary                           PUD Attached                                  360                   358                     73.37                     7.4                 6/1/2007                   5/1/2037                     2108.3
211057321                                   DALLAS                                     GA                30157       Primary                           Single Family Detached                        360                   358                        90                   9.775                 6/1/2007                   5/1/2037                    1182.41
211057336                                   NEWINGTON                                  CT                06111       Primary                           Single Family Detached                        360                   358                     85.83                    8.99                 6/1/2007                   5/1/2037                     1593.4
211057353                                   NEWPORT NEWS                               VA                23608       Primary                           Single Family Detached                        360                   358                        90                   8.969                 6/1/2007                   5/1/2037                    1728.42
211057416                                   PORTSMOUTH                                 VA                23701       Primary                           Single Family Detached                        360                   358                        90                    10.3                 6/1/2007                   5/1/2037                    1056.84
211057417                                   CHARLOTTE                                  NC                28269       Non-owner                         Single Family Detached                        360                   358                     70.91                    12.4                 6/1/2007                   5/1/2037                    1239.62
211057429                                   RUTHER GLEN                                VA                22546       Non-owner                         PUD Detached                                  360                   359                        85                    8.95                 7/1/2007                   6/1/2037                    1600.05
211057442                                   TAKOMA PARK                                MD                20912       Primary                           Single Family Detached                        360                   359                     69.59                     7.2                 7/1/2007                   6/1/2037                    2082.59
211057462                                   BOILING SPRINGS                            SC                29316       Primary                           Single Family Detached                        360                   358                        90                    11.9                 6/1/2007                   5/1/2037                     987.74
211057469                                   CHARLOTTESVILLE                            VA                22901       Primary                           Single Family Detached                        360                   359                     20.11                    9.99                 7/1/2007                   6/1/2037                     636.27
211057482                                   SMITHFIELD                                 VA                23430       Primary                           Single Family Detached                        360                   358                        15                    11.5                 6/1/2007                   5/1/2037                     594.17
211057503                                   WESTFIELD                                  MA                01085       Primary                           Single Family Detached                        360                   358                        90                    8.62                 6/1/2007                   5/1/2037                    1770.23
211057508                                   BRIDGEPORT                                 CT                06606       Primary                           Single Family Detached                        360                   358                     53.45                    6.95                 6/1/2007                   5/1/2037                    1026.02
211057516                                   CHESTERFIELD                               VA                23838       Primary                           Single Family Detached                        360                   359                        65                    11.8                 7/1/2007                   6/1/2037                    1745.31
211057528                                   MIDDLE RIVER                               MD                21220       Primary                           Single Family Detached                        360                   359                        70                    8.25                 7/1/2007                   6/1/2037                    1156.95
211057568                                   BOWIE                                      MD                20720       Primary                           Single Family Detached                        360                   358                        90                    7.45                 6/1/2007                   5/1/2037                     2630.1
211057599                                   LAUREL                                     MD                20707       Primary                           PUD Attached                                  360                   359                     79.79                     7.8                 7/1/2007                   6/1/2037                    1741.96
211057604                                   FAIRHAVEN                                  MA                02719       Primary                           Single Family Detached                        360                   359                        85                    10.7                 7/1/2007                   6/1/2037                    2765.93
211057614                                   HOPEDALE                                   MA                01747       Primary                           Condo Low-Rise Attached                       360                   359                      78.4                    6.85                 7/1/2007                   6/1/2037                    1124.39
211057640                                   FORT LAUDERDALE                            FL                33309       Primary                           PUD Attached                                  360                   359                        90                     9.3                 7/1/2007                   6/1/2037                    1394.38
211057656                                   CONYERS                                    GA                30012       Primary                           Single Family Attached                        360                   358                        75                      10                 6/1/2007                   5/1/2037                     888.54
211057663                                   BECKET                                     MA                01223       Primary                           Single Family Detached                        360                   359                        90                    8.15                 7/1/2007                   6/1/2037                    1996.83
211057666                                   JESSUP                                     MD                20794       Primary                           PUD Attached                                  360                   358                        85                    7.85                 6/1/2007                   5/1/2037                    2201.11
211057692                                   PORT SAINT LUCIE                           FL                34953       Primary                           Single Family Detached                        360                   359                     58.91                  10.175                 7/1/2007                   6/1/2037                    1206.62
211057711                                   RUCKERSVILLE                               VA                22968       Primary                           PUD Detached                                  360                   359                        90                   10.57                 7/1/2007                   6/1/2037                    1947.38
211057713                                   WASHINGTON                                 DC                20011       Primary                           Single Family Attached                        360                   359                        90                    8.45                 7/1/2007                   6/1/2037                    2874.87
211057717                                   HOLLYWOOD                                  MD                20636       Primary                           Single Family Detached                        360                   359                     51.64                     8.9                 7/1/2007                   6/1/2037                    1379.57
211057720                                   RED OAK                                    VA                23964       Primary                           Single Family Detached                        360                   359                        70                    10.5                 7/1/2007                   6/1/2037                    1088.54
211057721                                   GORDONSVILLE                               VA                22942       Primary                           Single Family Detached                        360                   358                        80                    8.85                 6/1/2007                   5/1/2037                    1306.91
211057727                                   LAS VEGAS                                  NV                89123       Primary                           Single Family Detached                        360                   358                        80                   7.925                 6/1/2007                   5/1/2037                    2693.56
211057751                                   LANDOVER                                   MD                20785       Primary                           PUD Attached                                  360                   359                     76.98                    6.89                 7/1/2007                   6/1/2037                    1328.95
211057770                                   FORT WASHINGTON                            MD                20744       Primary                           Single Family Detached                        360                   359                     62.08                     6.4                 7/1/2007                   6/1/2037                    2057.91
211057773                                   UPPER MARLBORO                             MD                20774       Primary                           PUD Detached                                  360                   359                     63.39                     9.5                 7/1/2007                   6/1/2037                    2985.03
211057798                                   NORFOLK                                    VA                23502       Primary                           Single Family Detached                        360                   359                     74.94                     9.7                 7/1/2007                   6/1/2037                    1025.73
211057806                                   FOREST                                     VA                24551       Primary                           Single Family Detached                        360                   359                        70                  10.925                 7/1/2007                   6/1/2037                    1107.31
211057809                                   YORKTOWN                                   VA                23690       Primary                           Single Family Detached                        360                   359                     77.14                    8.45                 7/1/2007                   6/1/2037                      826.6
211057832                                   HAMDEN                                     CT                06514       Primary                           2-4 Units Detached                            360                   359                     63.64                     9.1                 7/1/2007                   6/1/2037                     1420.7
211057848                                   FEDERALSBURG                               MD                21632       Primary                           Single Family Detached                        360                   358                        90                   10.25                 6/1/2007                   5/1/2037                    3538.26
211057851                                   SILVER SPRING                              MD                20904       Primary                           Single Family Detached                        360                   359                     33.78                   9.875                 7/1/2007                   6/1/2037                    1319.89
211057878                                   NORRISTOWN                                 PA                19401       Primary                           Single Family Attached                        360                   359                        90                     8.5                 7/1/2007                   6/1/2037                    1154.62
211057892                                   BALTIMORE                                  MD                21224       Primary                           Single Family Attached                        360                   359                        90                    9.51                 7/1/2007                   6/1/2037                    1352.78
211057899                                   LAKELAND                                   FL                33809       Primary                           Single Family Detached                        360                   359                        63                     7.9                 7/1/2007                   6/1/2037                     915.77
211057917                                   RICHMOND                                   VA                23222       Primary                           2-4 Units Detached                            360                   359                        85                    9.99                 7/1/2007                   6/1/2037                    1192.49
211057972                                   FORT WASHINGTON                            MD                20744       Primary                           Single Family Detached                        360                   359                     62.73                    6.97                 7/1/2007                   6/1/2037                    1601.84
211057974                                   RIVA                                       MD                21140       Primary                           PUD Detached                                  360                   359                        65                    8.85                 7/1/2007                   6/1/2037                    1130.05
211057986                                   STAFFORD                                   VA                22556       Primary                           PUD Detached                                  360                   359                     66.67                    8.02                 7/1/2007                   6/1/2037                    1764.38
211057991                                   WALDORF                                    MD                20603       Primary                           Single Family Attached                        360                   359                        75                    9.85                 7/1/2007                   6/1/2037                    2209.59
211058000                                   BILLERICA                                  MA                01821       Primary                           Single Family Detached                        360                   359                      69.4                   6.975                 7/1/2007                   6/1/2037                     2416.5
211058033                                   NEWNAN                                     GA                30265       Primary                           Single Family Detached                        360                   359                        85                    8.45                 7/1/2007                   6/1/2037                     2179.4
211058101                                   SUFFOLK                                    VA                23434       Primary                           PUD Detached                                  360                   359                        70                    7.25                 7/1/2007                   6/1/2037                     1188.4
211058102                                   VIRGINIA BEACH                             VA                23456       Primary                           Single Family Detached                        360                   359                        70                  10.325                 7/1/2007                   6/1/2037                    2284.86
211058141                                   STAFFORD                                   VA                22554       Primary                           PUD Detached                                  360                   359                     50.23                    7.99                 7/1/2007                   6/1/2037                     725.98
211058175                                   OXON HILL                                  MD                20745       Primary                           Single Family Detached                        360                   359                        80                    9.05                 7/1/2007                   6/1/2037                    2922.17
211058275                                   SPRINGFIELD                                MA                01104       Primary                           2-4 Units Detached                            360                   359                     82.25                     9.6                 7/1/2007                   6/1/2037                    1548.74
211058291                                   ROANOKE                                    VA                24013       Primary                           2-4 Units Detached                            360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     633.68
231092397                                   NEW HAVEN                                  CT                06513       Primary                           2-4 Units Detached                            360                   359                     69.77                    8.95                 7/1/2007                   6/1/2037                    1201.54
231092623                                   NEW BRITAIN                                CT                06053       Primary                           Single Family Detached                        360                   359                        65                    9.85                 7/1/2007                   6/1/2037                     965.94
231092779                                   BEACON FALLS                               CT                06403       Primary                           2-4 Units Detached                            360                   359                        80                    9.15                 7/1/2007                   6/1/2037                    2087.52
231092984                                   DOLTON                                     IL                60419       Primary                           Single Family Detached                        360                   359                        90                  10.413                 7/1/2007                   6/1/2037                    1512.22
231092992                                   PHILADELPHIA                               PA                19129       Non-owner                         Single Family Attached                        360                   359                     81.52                   10.45                 7/1/2007                   6/1/2037                     683.25
231093008                                   FALLS TOWNSHIP                             PA                19067       Primary                           Single Family Detached                        360                   359                        75                     8.4                 7/1/2007                   6/1/2037                    1918.03
231093113                                   VLG SARANAC LAKE T/O HARRIETSVILLE         NY                12983       Primary                           Single Family Detached                        360                   359                        90                    10.8                 7/1/2007                   6/1/2037                     986.92
231093168                                   ROCKLAND                                   MA                02370       Primary                           Condo Low-Rise Attached                       360                   359                        85                   6.875                 7/1/2007                   6/1/2037                       1664
231093329                                   EAST HAMPSTEAD                             NH                03826       Primary                           Single Family Detached                        360                   359                        80                     7.1                 7/1/2007                   6/1/2037                    1307.71
231093497                                   FULTON                                     NY                13069       Primary                           Single Family Detached                        360                   359                        90                   11.39                 7/1/2007                   6/1/2037                     795.29
231093620                                   NEW LONDON                                 CT                06320       Primary                           2-4 Units Detached                            360                   359                        90                    9.42                 7/1/2007                   6/1/2037                    2066.68
231093624                                   AMHERST                                    MA                01002       Primary                           Single Family Detached                        360                   358                        90                   10.45                 6/1/2007                   5/1/2037                    2713.88
231093648                                   HARTFORD                                   CT                06112       Primary                           2-4 Units Detached                            360                   359                        90                    6.99                 7/1/2007                   6/1/2037                     1794.5
231093716                                   OAK BLUFFS                                 MA                02557       Primary                           Single Family Detached                        360                   359                     47.06                    8.67                 7/1/2007                   6/1/2037                    1561.99
231093732                                   REVERE                                     MA                02151       Primary                           2-4 Units Attached                            360                   359                        80                   6.925                 7/1/2007                   6/1/2037                    2217.57
231093733                                   CICERO                                     NY                13030       Non-owner                         Single Family Detached                        360                   359                        80                   12.05                 7/1/2007                   6/1/2037                      677.3
231093763                                   ATHOL                                      MA                01331       Primary                           Single Family Detached                        360                   359                     89.01                     9.1                 7/1/2007                   6/1/2037                    1315.16
231093791                                   TOWN OF ENFIELD                            CT                06082       Primary                           Single Family Detached                        360                   359                        90                     7.7                 7/1/2007                   6/1/2037                    1263.06
231093817                                   ATTLEBORO                                  MA                02703       Non-owner                         2-4 Units Detached                            360                   359                        85                   10.15                 7/1/2007                   6/1/2037                    2482.92
231093827                                   MANCHESTER                                 CT                06040       Non-owner                         2-4 Units Detached                            360                   359                     62.69                    7.84                 7/1/2007                   6/1/2037                    1214.04
231093834                                   LEOMINSTER                                 MA                01453       Primary                           2-4 Units Detached                            360                   359                     64.56                    7.35                 7/1/2007                   6/1/2037                    1756.88
231093850                                   LINDENHURST                                NY                11757       Primary                           Single Family Detached                        360                   359                      32.5                    8.37                 7/1/2007                   6/1/2037                     987.64
231093872                                   ATTLEBORO                                  MA                02703       Primary                           2-4 Units Detached                            360                   359                        90                    10.5                 7/1/2007                   6/1/2037                     3251.9
231093891                                   OCEANSIDE T/O HEMPSTEAD                    NY                11572       Primary                           Single Family Detached                        360                   359                        80                    8.65                 7/1/2007                   6/1/2037                    2799.42
231093915                                   BARNSTABLE                                 MA                02632       Primary                           Single Family Detached                        360                   359                      40.3                   10.05                 7/1/2007                   6/1/2037                     934.14
231093933                                   BOROUGH OF SPOTSWOOD                       NJ                08884       Non-owner                         Single Family Detached                        360                   359                        80                   9.525                 7/1/2007                   6/1/2037                    1820.19
231093945                                   BATH                                       ME                04530       Primary                           Single Family Detached                        360                   359                     83.96                    7.55                 7/1/2007                   6/1/2037                     1250.7
231093947                                   PHILADELPHIA                               PA                19134       Primary                           Single Family Attached                        360                   359                        90                   11.84                 7/1/2007                   6/1/2037                    1051.88
231093960                                   LOWELL                                     MA                01852       Primary                           Condo Low-Rise Attached                       360                   359                        80                    9.32                 7/1/2007                   6/1/2037                    1655.51
231093976                                   PLYMOUTH                                   ME                04969       Primary                           Single Family Detached                        360                   358                        90                     8.9                 6/1/2007                   5/1/2037                    1665.05
231093979                                   TOWN OF THOMASTON                          CT                06787       Primary                           Single Family Detached                        360                   359                     76.92                     7.1                 7/1/2007                   6/1/2037                    2437.42
231094027                                   PHILADELPHIA                               PA                19148       Primary                           Single Family Attached                        360                   358                        85                   12.25                 6/1/2007                   5/1/2037                     712.57
231094042                                   NORFOLK                                    CT                06058       Primary                           Single Family Detached                        360                   359                        80                    6.85                 7/1/2007                   6/1/2037                    1625.04
231094046                                   WORCESTER                                  MA                01609       Non-owner                         Single Family Attached                        360                   359                        75                    8.75                 7/1/2007                   6/1/2037                    1416.06
231094052                                   TOWN OF CHELSEA                            ME                04330       Primary                           Single Family Detached                        360                   359                        65                    9.95                 7/1/2007                   6/1/2037                    1238.29
231094078                                   HARTFORD                                   CT                06106       Primary                           2-4 Units Detached                            360                   359                     58.47                     8.3                 7/1/2007                   6/1/2037                    1094.44
231094092                                   HAMMOND                                    IN                46323       Primary                           Single Family Detached                        360                   359                        90                     9.5                 7/1/2007                   6/1/2037                     908.12
231094107                                   SEA ISLE CITY                              NJ                08243       Second Home                       Condo High-Rise Attached                      360                   359                     18.18                      10                 7/1/2007                   6/1/2037                     877.57
231094117                                   EAST WAREHAM                               MA                02538       Primary                           Single Family Detached                        360                   358                     58.71                     6.4                 6/1/2007                   5/1/2037                    1138.42
231094195                                   HOPKINTON                                  MA                01748       Primary                           Single Family Detached                        360                   359                        85                    9.37                 7/1/2007                   6/1/2037                    1837.36
231094202                                   ROCKLEDGE                                  FL                32955       Primary                           Single Family Detached                        360                   359                        90                    8.65                 7/1/2007                   6/1/2037                    1229.69
231094228                                   TREMONT                                    ME                04653       Primary                           Single Family Detached                        360                   359                     43.42                      10                 7/1/2007                   6/1/2037                    1447.99
231094253                                   EAST BOSTON                                MA                02128       Primary                           Condo Low-Rise Attached                       360                   359                     81.14                     9.5                 7/1/2007                   6/1/2037                    1150.29
231094260                                   PHILADELPHIA                               PA                19139       Non-owner                         2-4 Units Attached                            360                   359                        80                    11.3                 7/1/2007                   6/1/2037                     975.06
231094277                                   OLD FORGE                                  PA                18518       Primary                           Single Family Detached                        360                   359                        90                    9.15                 7/1/2007                   6/1/2037                    1174.23
231094298                                   PROVIDENCE                                 RI                02907       Non-owner                         Single Family Detached                        360                   359                        90                    11.2                 7/1/2007                   6/1/2037                    1445.39
231094304                                   ROYAL PALM BEACH                           FL                33411       Primary                           Single Family Detached                        360                   359                        80                    8.99                 7/1/2007                   6/1/2037                     2861.9
231094310                                   LAWRENCE                                   MA                01841       Primary                           2-4 Units Detached                            360                   359                        90                    7.05                 7/1/2007                   6/1/2037                    1856.45
231094335                                   CANAAN (FALLS VILLAGE)                     CT                06031       Primary                           Single Family Detached                        360                   359                        90                    9.75                 7/1/2007                   6/1/2037                    1778.45
231094358                                   WILBRAHAM                                  MA                01095       Primary                           Single Family Detached                        360                   359                     77.08                    8.99                 7/1/2007                   6/1/2037                    1487.22
231094377                                   CITY OF BRIDGEPORT                         CT                06606       Non-owner                         Condo Low-Rise Attached                       360                   359                        90                    10.8                 7/1/2007                   6/1/2037                    1476.16
231094382                                   TOWN OF HARRISON                           ME                04040       Primary                           Single Family Detached                        360                   359                        85                      11                 7/1/2007                   6/1/2037                    1173.74
231094384                                   TOWN OF COCHECTON                          NY                12726       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    1982.59
231094385                                   LAWRENCE                                   MA                01841       Primary                           2-4 Units Detached                            360                   359                        90                    7.99                 7/1/2007                   6/1/2037                    2437.91
231094392                                   SALEM                                      NH                03079       Primary                           Single Family Detached                        360                   359                        80                     8.8                 7/1/2007                   6/1/2037                    2177.28
231094394                                   BOSTON                                     MA                02124       Primary                           2-4 Units Detached                            360                   359                     89.23                    9.84                 7/1/2007                   6/1/2037                    4852.28
231094400                                   TOWN OF WALLINGFORD                        CT                06492       Primary                           Single Family Detached                        360                   359                     78.17                    7.99                 7/1/2007                   6/1/2037                    1246.38
231094417                                   HARTFORD                                   CT                06106       Primary                           2-4 Units Detached                            360                   359                        90                    9.99                 7/1/2007                   6/1/2037                    2187.95
231094420                                   PLAINVILLE                                 MA                02762       Primary                           Single Family Detached                        360                   359                     84.86                    8.25                 7/1/2007                   6/1/2037                    2271.71
231094433                                   HOLLAND                                    MA                01521       Primary                           Single Family Detached                        360                   359                     76.92                    9.95                 7/1/2007                   6/1/2037                     873.88
231094449                                   DORCHESTER                                 MA                02124       Primary                           Single Family Detached                        360                   358                     88.78                     7.5                 6/1/2007                   5/1/2037                    2296.92
231094455                                   SOUTH DAYTONA                              FL                32119       Primary                           Single Family Detached                        360                   359                     89.78                    9.12                 7/1/2007                   6/1/2037                    1642.81
231094465                                   GUILFORD                                   ME                04443       Non-owner                         Single Family Detached                        360                   359                     79.47                   10.35                 7/1/2007                   6/1/2037                    1084.25
231094469                                   PHILADELPHIA                               PA                19116       Primary                           Single Family Attached                        360                   359                     64.76                    8.85                 7/1/2007                   6/1/2037                    1079.64
231094485                                   NEW MILFORD                                CT                06776       Primary                           Single Family Detached                        360                   359                     18.75                    10.5                 7/1/2007                   6/1/2037                     686.05
231094486                                   HEBRON                                     CT                06248       Primary                           Single Family Detached                        360                   359                     57.06                     7.9                 7/1/2007                   6/1/2037                       1381
231094500                                   LEOMINSTER                                 MA                01453       Non-owner                         2-4 Units Detached                            360                   359                     72.35                   10.97                 7/1/2007                   6/1/2037                    2337.14
231094502                                   PLAINVILLE                                 CT                06062       Primary                           2-4 Units Detached                            360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    1878.55
231094504                                   EASTON                                     PA                18042       Primary                           Single Family Detached                        360                   358                        85                    10.8                 6/1/2007                   5/1/2037                    1628.58
231094507                                   NEW MILFORD                                CT                06776       Non-owner                         Single Family Detached                        360                   359                        85                   10.99                 7/1/2007                   6/1/2037                    3235.33
231094517                                   GLENOLDEN                                  PA                19036       Primary                           Single Family Detached                        360                   359                     58.33                    7.65                 7/1/2007                   6/1/2037                     869.16
231094524                                   GUILFORD                                   ME                04443       Primary                           Single Family Detached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                    1156.82
231094534                                   BRANFORD                                   CT                06405       Primary                           Condo Low-Rise Attached                       360                   359                     88.89                    8.99                 7/1/2007                   6/1/2037                     924.71
231094539                                   TOWN OF NEW WINDSOR                        NY                12553       Primary                           Single Family Detached                        360                   359                        90                   9.125                 7/1/2007                   6/1/2037                    2489.72
231094569                                   OAKLAND                                    ME                04963       Primary                           Single Family Detached                        360                   359                     76.67                    10.9                 7/1/2007                   6/1/2037                    1086.49
231094589                                   NEW HAVEN                                  CT                06511       Primary                           2-4 Units Detached                            360                   359                        75                    7.92                 7/1/2007                   6/1/2037                    1671.21
231094594                                   TOWN OF LYMAN                              ME                04002       Primary                           Single Family Detached                        360                   359                        70                     6.7                 7/1/2007                   6/1/2037                    1560.99
231094615                                   TEWKSBURY                                  MA                01876       Primary                           Condo Low-Rise Attached                       360                   359                        90                    7.99                 7/1/2007                   6/1/2037                    1956.58
231094641                                   TOWN OF HARTFORD                           CT                06106       Non-owner                         2-4 Units Detached                            360                   359                        80                  10.925                 7/1/2007                   6/1/2037                    2196.25
231094642                                   TOWNSHIP OF POLK                           PA                18330       Non-owner                         PUD Detached                                  360                   359                        90                   11.55                 7/1/2007                   6/1/2037                    1503.09
231094646                                   HARTFORD                                   CT                06112       Non-owner                         2-4 Units Detached                            360                   359                        75                    9.32                 7/1/2007                   6/1/2037                    1701.03
231094653                                   ATTLEBORO                                  MA                02703       Primary                           Single Family Detached                        360                   359                        80                   10.87                 7/1/2007                   6/1/2037                    2129.62
231094667                                   WEST YARMOUTH                              MA                02673       Primary                           Single Family Detached                        360                   359                     59.68                   11.35                 7/1/2007                   6/1/2037                     1810.9
231094709                                   LAWRENCE                                   MA                01843       Primary                           Single Family Detached                        360                   359                        85                   10.57                 7/1/2007                   6/1/2037                    2165.99
231094714                                   TOWN OF HEMPSTEAD, VALLEY STREAM           NY                11580       Primary                           Single Family Detached                        360                   359                      44.9                    6.97                 7/1/2007                   6/1/2037                    1362.36
231094759                                   CITY OF BRIDGEPORT                         CT                06610       Non-owner                         2-4 Units Attached                            360                   359                      76.6                     9.6                 7/1/2007                   6/1/2037                    2306.32
231094769                                   HERMON                                     ME                04401       Primary                           Single Family Detached                        360                   359                        80                    9.45                 7/1/2007                   6/1/2037                       1440
231094801                                   MANSFIELD                                  CT                06250       Primary                           Single Family Detached                        360                   359                     73.26                    10.8                 7/1/2007                   6/1/2037                    1476.16
231094847                                   HACKENSACK                                 NJ                07601       Non-owner                         Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                    2478.88
231094881                                   MORRISVILLE                                VT                05661       Primary                           Single Family Detached                        360                   359                        75                     8.9                 7/1/2007                   6/1/2037                     837.31
231094932                                   TOWN OF MERCER                             ME                04957       Primary                           Single Family Detached                        360                   359                     72.29                     7.4                 7/1/2007                   6/1/2037                    1751.72
231094954                                   PAWTUCKET                                  RI                02860       Non-owner                         2-4 Units Detached                            360                   359                        90                      10                 7/1/2007                   6/1/2037                    1232.11
231094955                                   TOWNSHIP OF UPPER SAUCON                   PA                18036       Primary                           Single Family Detached                        360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    2203.37
331053100                                   BROOKLYN                                   NY                11226       Primary                           Single Family Attached                        360                   358                     58.82                     7.6                 6/1/2007                   5/1/2037                    1663.68
331054406                                   HUNTINGTON                                 NY                11743       Primary                           Single Family Detached                        360                   359                     57.23                    8.27                 7/1/2007                   6/1/2037                    1593.72
331054902                                   BRONX                                      NY                10469       Primary                           2-4 Units Attached                            360                   359                      73.6                       8                 7/1/2007                   6/1/2037                    3124.66
331055098                                   NORTH BABYLON                              NY                11703       Primary                           Single Family Detached                        360                   359                     34.93                   9.125                 7/1/2007                   6/1/2037                    1065.86
331055456                                   NORTH BABYLON                              NY                11703       Primary                           Single Family Detached                        360                   358                     36.23                     9.5                 6/1/2007                   5/1/2037                    1051.07
331055493                                   MAHOPAC                                    NY                10541       Primary                           Single Family Detached                        360                   358                        90                       8                 6/1/2007                   5/1/2037                     1681.2
331056169                                   BOCA RATON                                 FL                33432       Primary                           Single Family Detached                        360                   358                        90                    8.45                 6/1/2007                   5/1/2037                    2798.35
331056282                                   MINEVILLE                                  NY                12956       Primary                           Single Family Detached                        360                   358                        90                     8.5                 6/1/2007                   5/1/2037                     899.63
331056417                                   HARDEEVILLE                                SC                29927       Primary                           Single Family Detached                        360                   357                        80                     8.8                 5/1/2007                   4/1/2037                     821.89
331056569                                   BROOKLYN                                   NY                11223       Primary                           Single Family Attached                        360                   358                     42.83                    6.35                 6/1/2007                   5/1/2037                    1419.69
331056626                                   BROOKLYN                                   NY                11205       Primary                           Condo Low-Rise Attached                       360                   359                     58.57                   6.775                 7/1/2007                   6/1/2037                    2666.07
331056659                                   ISLIP                                      NY                11751       Primary                           Single Family Detached                        360                   359                     78.72                     7.2                 7/1/2007                   6/1/2037                    2283.06
331056863                                   PLAINFIELD                                 NJ                07063       Non-owner                         2-4 Units Detached                            360                   359                        90                   9.092                 7/1/2007                   6/1/2037                    1898.33
331056970                                   BRENTWOOD                                  NY                11717       Primary                           Single Family Detached                        360                   358                        80                    7.99                 6/1/2007                   5/1/2037                    2361.51
331056974                                   BROOKLYN                                   NY                11212       Non-owner                         2-4 Units Attached                            360                   358                        75                     9.9                 6/1/2007                   5/1/2037                    4242.18
331056986                                   GREENVILLE                                 NC                27834       Primary                           Single Family Detached                        360                   359                     89.88                    8.79                 7/1/2007                   6/1/2037                     1156.7
331056999                                   BOYTON BEACH                               FL                33437       Primary                           Single Family Detached                        360                   359                     70.59                     8.3                 7/1/2007                   6/1/2037                    2153.76
331057008                                   SELDEN                                     NY                11784       Primary                           Single Family Detached                        360                   358                     59.06                   11.35                 6/1/2007                   5/1/2037                    1850.05
331057009                                   GREENTOWN                                  PA                18426       Primary                           Single Family Detached                        360                   359                     93.62                    9.45                 7/1/2007                   6/1/2037                    2603.94
331057059                                   WEST JEFFERSON                             NC                28694       Second Home                       PUD Detached                                  360                   358                        80                    8.45                 6/1/2007                   5/1/2037                    2234.89
331057072                                   ALBANY                                     NY                12205       Primary                           Single Family Detached                        360                   359                        90                     9.2                 7/1/2007                   6/1/2037                    1557.85
331057086                                   BROOKLYN                                   NY                11203       Primary                           2-4 Units Attached                            360                   359                        85                     7.4                 7/1/2007                   6/1/2037                    2903.09
331057093                                   JAMAICA                                    NY                11434       Non-owner                         2-4 Units Detached                            360                   358                     43.48                    8.35                 6/1/2007                   5/1/2037                    1895.77
331057115                                   DAMASCUS                                   GA                39841       Primary                           Single Family Detached                        360                   358                     83.73                     9.6                 6/1/2007                   5/1/2037                     982.65
331057142                                   BROOKLYN                                   NY                11203       Primary                           2-4 Units Detached                            360                   359                     69.57                     8.8                 7/1/2007                   6/1/2037                     3161.1
331057156                                   BROOKLYN                                   NY                11213       Primary                           2-4 Units Attached                            360                   359                     74.29                       7                 7/1/2007                   6/1/2037                    3231.44
331057176                                   ASHFORD                                    CT                06278       Primary                           Single Family Detached                        360                   358                        85                    8.55                 6/1/2007                   5/1/2037                    1197.89
331057200                                   ROOSEVELT                                  NY                11575       Primary                           Single Family Detached                        360                   359                        77                     9.9                 7/1/2007                   6/1/2037                    2719.47
331057232                                   CAMPBELL                                   NY                14821       Primary                           Single Family Detached                        360                   359                        90                    7.99                 7/1/2007                   6/1/2037                     765.32
331057246                                   BRONX                                      NY                10467       Primary                           2-4 Units Attached                            360                   358                        65                     7.8                 6/1/2007                   5/1/2037                    2255.35
331057278                                   WALLKILL                                   NY                12589       Primary                           Single Family Detached                        360                   359                        85                    7.89                 7/1/2007                   6/1/2037                    1898.03
331057296                                   BROOKLYN                                   NY                11213       Primary                           2-4 Units Attached                            360                   358                     61.38                   7.162                 6/1/2007                   5/1/2037                    3090.18
331057321                                   WILMINGTON                                 NC                28405       Primary                           Single Family Detached                        360                   358                        85                    9.99                 6/1/2007                   5/1/2037                    1453.35
331057332                                   HEMPSTEAD                                  NY                11550       Primary                           Single Family Detached                        360                   358                        85                    8.75                 6/1/2007                   5/1/2037                    2605.46
331057341                                   WEST HAVERSTRAW                            NY                10993       Primary                           Single Family Detached                        360                   358                        80                     7.2                 6/1/2007                   5/1/2037                    1710.55
331057375                                   MILLVILLE                                  NJ                08332       Primary                           Single Family Detached                        360                   359                        85                    7.99                 7/1/2007                   6/1/2037                     856.05
331057391                                   KEANSBURG                                  NJ                07734       Primary                           Single Family Detached                        360                   358                     72.46                    7.85                 6/1/2007                   5/1/2037                    1808.34
331057397                                   FAIR LAWN                                  NJ                07410       Primary                           Single Family Detached                        360                   358                        80                    9.55                 6/1/2007                   5/1/2037                    2769.98
331057406                                   OAK RIDGE                                  NJ                07438       Primary                           Single Family Detached                        360                   359                        55                    9.35                 7/1/2007                   6/1/2037                    1551.97
331057419                                   STANHOPE                                   NJ                07874       Primary                           Single Family Detached                        360                   358                     77.92                   7.625                 6/1/2007                   5/1/2037                    2123.38
331057458                                   MOUNT VERNON                               NY                10550       Primary                           2-4 Units Detached                            360                   359                        85                    9.99                 7/1/2007                   6/1/2037                    4326.64
331057459                                   ISLIP                                      NY                11751       Primary                           Single Family Detached                        360                   359                     77.92                    6.55                 7/1/2007                   6/1/2037                    1702.46
331057487                                   BALLSTON SPA                               NY                12020       Primary                           Single Family Detached                        360                   359                        90                    7.95                 7/1/2007                   6/1/2037                    2315.35
331057499                                   EAST STROUDSBURG                           PA                18302       Primary                           Single Family Detached                        360                   359                        90                     9.1                 7/1/2007                   6/1/2037                    1366.31
331057536                                   HOWELL                                     NJ                07731       Primary                           Single Family Detached                        360                   359                     74.46                   7.975                 7/1/2007                   6/1/2037                    3052.53
331057563                                   BRONX                                      NY                10458       Primary                           2-4 Units Attached                            360                   359                        90                       8                 7/1/2007                   6/1/2037                    3566.95
331057583                                   BROOKLYN                                   NY                11210       Primary                           Single Family Attached                        360                   359                     50.51                    6.74                 7/1/2007                   6/1/2037                    1506.59
331057591                                   ATLANTIC HIGHLANDS                         NJ                07716       Primary                           2-4 Units Detached                            360                   359                     77.78                    8.65                 7/1/2007                   6/1/2037                    2605.84
331057598                                   NEWPORT NEWS                               VA                23608       Primary                           Single Family Detached                        360                   358                     42.02                    7.15                 6/1/2007                   5/1/2037                     675.41
331057600                                   PRESTON HOLLOW                             NY                12469       Primary                           Single Family Detached                        360                   359                        80                    7.75                 7/1/2007                   6/1/2037                     762.26
331057605                                   PATCHOGUE                                  NY                11772       Primary                           Single Family Detached                        360                   359                        90                    7.99                 7/1/2007                   6/1/2037                    2137.24
331057609                                   CLIFTON                                    NJ                07013       Primary                           2-4 Units Detached                            360                   358                        90                    7.45                 6/1/2007                   5/1/2037                    2920.87
331057636                                   NEWARK                                     NJ                07108       Non-owner                         2-4 Units Detached                            360                   358                        65                     7.9                 6/1/2007                   5/1/2037                       1559
331057638                                   SPRINGFIELD GARDENS                        NY                11413       Primary                           Single Family Detached                        360                   359                     74.73                     8.9                 7/1/2007                   6/1/2037                    2711.29
331057640                                   EAST ORANGE                                NJ                07018       Non-owner                         2-4 Units Detached                            360                   358                        65                     7.9                 6/1/2007                   5/1/2037                       1559
331057642                                   NEWARK                                     NJ                07108       Non-owner                         2-4 Units Detached                            360                   358                     64.85                     7.9                 6/1/2007                   5/1/2037                    1555.36
331057709                                   ROOSEVELT                                  NY                11575       Primary                           Single Family Detached                        360                   359                        90                   11.35                 7/1/2007                   6/1/2037                    3485.57
331057712                                   TEANECK                                    NJ                07666       Primary                           Single Family Detached                        360                   358                        75                     7.4                 6/1/2007                   5/1/2037                    1952.08
331057722                                   ISLAND PARK                                NY                11558       Non-owner                         2-4 Units Detached                            360                   359                        80                     8.5                 7/1/2007                   6/1/2037                    3629.27
331057726                                   TAMIMENT                                   PA                18324       Second Home                       Single Family Detached                        360                   359                     55.08                   7.025                 7/1/2007                   6/1/2037                     867.08
331057735                                   HAMMONTON                                  NJ                08037       Primary                           Single Family Detached                        360                   359                      82.4                    9.32                 7/1/2007                   6/1/2037                    1639.93
331057759                                   ROOSEVELT                                  NY                11575       Primary                           Single Family Detached                        360                   358                        80                    8.99                 6/1/2007                   5/1/2037                    2712.48
331057762                                   WYANDANCH                                  NY                11798       Primary                           Single Family Detached                        360                   359                     69.28                    7.22                 7/1/2007                   6/1/2037                    1625.54
331057794                                   FARMINGDALE                                NY                11735       Primary                           Single Family Detached                        360                   359                        80                    9.15                 7/1/2007                   6/1/2037                    2818.54
331057799                                   DETROIT                                    MI                48224       Non-owner                         Single Family Detached                        360                   359                        85                    12.3                 7/1/2007                   6/1/2037                      983.4
331057838                                   WOODSIDE                                   NY                11377       Primary                           2-4 Units Attached                            360                   359                     46.07                    7.85                 7/1/2007                   6/1/2037                    2127.49
331057846                                   BRONX                                      NY                10456       Primary                           2-4 Units Detached                            360                   359                     67.13                     6.7                 7/1/2007                   6/1/2037                    2315.08
331057848                                   INWOOD                                     NY                11096       Primary                           2-4 Units Detached                            360                   358                        70                     7.9                 6/1/2007                   5/1/2037                    2407.36
331057857                                   BROOKLYN                                   NY                11203       Primary                           Single Family Attached                        360                   359                        80                    8.99                 7/1/2007                   6/1/2037                    1929.37
331057862                                   SHIRLEY                                    NY                11967       Primary                           Single Family Detached                        360                   359                      83.8                    7.99                 7/1/2007                   6/1/2037                     1997.5
331057873                                   PUTNAM VALLEY                              NY                10579       Primary                           Single Family Detached                        360                   358                     47.47                    7.97                 6/1/2007                   5/1/2037                    1560.79
331057875                                   BROOKLYN                                   NY                11234       Primary                           2-4 Units Attached                            360                   359                        85                    7.95                 7/1/2007                   6/1/2037                    2898.94
331057886                                   E. ORANGE                                  NJ                07017       Non-owner                         2-4 Units Detached                            360                   358                        65                    7.99                 6/1/2007                   5/1/2037                    1572.43
331057909                                   BRONX                                      NY                10470       Primary                           2-4 Units Detached                            360                   359                     52.68                     7.8                 7/1/2007                   6/1/2037                    2123.62
331057915                                   BROOKLYN                                   NY                11210       Non-owner                         2-4 Units Detached                            360                   359                        85                   10.65                 7/1/2007                   6/1/2037                    2601.29
331057916                                   JAMAICA                                    NY                11434       Primary                           Single Family Attached                        360                   359                     74.44                     7.2                 7/1/2007                   6/1/2037                    2130.64
331057922                                   BROOKLYN                                   NY                11203       Non-owner                         2-4 Units Attached                            360                   359                     37.25                    7.79                 7/1/2007                   6/1/2037                     1754.8
331057943                                   RICHMOND HILL                              NY                11418       Primary                           2-4 Units Attached                            360                   359                     58.04                    6.85                 7/1/2007                   6/1/2037                    2129.59
331057951                                   GETTYSBURG                                 PA                17325       Primary                           Single Family Detached                        360                   359                        90                    7.99                 7/1/2007                   6/1/2037                    1312.72
331057952                                   CORAM                                      NY                11727       Primary                           Single Family Detached                        360                   359                        90                     8.5                 7/1/2007                   6/1/2037                     2910.9
331057970                                   MONROEVILLE                                PA                15146       Primary                           Single Family Detached                        360                   359                        90                    9.99                 7/1/2007                   6/1/2037                       1214
331057995                                   BROOKLYN                                   NY                11233       Primary                           2-4 Units Attached                            360                   359                        80                     6.4                 7/1/2007                   6/1/2037                     2868.6
331058007                                   CROTON ON HUDSON                           NY                10520       Primary                           Single Family Detached                        360                   359                        75                     6.9                 7/1/2007                   6/1/2037                    2116.29
331058027                                   SOUTH OZONE PARK                           NY                11420       Primary                           Single Family Detached                        360                   359                     79.43                    6.99                 7/1/2007                   6/1/2037                    2505.85
331058057                                   BROOKLYN                                   NY                11212       Primary                           2-4 Units Detached                            360                   359                     61.54                    6.55                 7/1/2007                   6/1/2037                    2355.97
331058059                                   WEST YARMOUTH                              MA                02673       Primary                           Single Family Detached                        360                   359                      71.2                    9.25                 7/1/2007                   6/1/2037                    1407.38
331058080                                   BRONX                                      NY                10466       Primary                           2-4 Units Detached                            360                   359                     61.68                     6.7                 7/1/2007                   6/1/2037                    2129.42
331058118                                   BRENTWOOD                                  NY                11717       Primary                           Single Family Detached                        360                   359                     73.49                   7.687                 7/1/2007                   6/1/2037                    1997.08
331058204                                   BRONX                                      NY                10466       Non-owner                         2-4 Units Detached                            360                   359                        85                     9.7                 7/1/2007                   6/1/2037                    4362.97
331058216                                   JERSEY CITY                                NJ                07305       Primary                           2-4 Units Attached                            360                   359                        85                    8.85                 7/1/2007                   6/1/2037                    2906.36
331058225                                   BRONX                                      NY                10462       Primary                           2-4 Units Attached                            360                   359                     77.48                    7.55                 7/1/2007                   6/1/2037                    3169.05
331058395                                   SAINT ALBANS                               NY                11412       Primary                           2-4 Units Detached                            360                   359                        80                    9.05                 7/1/2007                   6/1/2037                    3472.95
331058432                                   DELTONA                                    FL                32725       Primary                           Single Family Detached                        360                   359                     82.73                    7.25                 7/1/2007                   6/1/2037                    2260.06
341042374                                   WESTFIELD                                  NC                27053       Primary                           Single Family Detached                        360                   358                        90                  10.825                 6/1/2007                   5/1/2037                    1522.41
341042545                                   SHREVEPORT                                 LA                71129       Primary                           Single Family Detached                        360                   358                     74.97                  11.975                 6/1/2007                   5/1/2037                    1347.02
341042588                                   TRUSSVILLE                                 AL                35173       Primary                           Single Family Detached                        360                   359                     86.55                     9.5                 7/1/2007                   6/1/2037                     1222.6
341043203                                   WINSTON SALEM                              NC                27106       Primary                           Single Family Detached                        360                   359                        90                   10.75                 7/1/2007                   6/1/2037                     949.35
341043329                                   RALEIGH                                    NC                27601       Non-owner                         2-4 Units Detached                            360                   358                        85                   11.95                 6/1/2007                   5/1/2037                     1080.1
341043383                                   WILMINGTON                                 NC                28401       Primary                           Single Family Detached                        360                   359                        90                  10.475                 7/1/2007                   6/1/2037                    1437.77
341043442                                   WEST COLUMBIA                              SC                29170       Primary                           Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                    1345.31
341043572                                   RALEIGH                                    NC                27601       Non-owner                         2-4 Units Detached                            360                   358                        85                    11.4                 6/1/2007                   5/1/2037                    1219.49
341043868                                   NORTH CHARLESTON                           SC                29420       Primary                           PUD Detached                                  360                   358                        80                     9.1                 6/1/2007                   5/1/2037                     880.02
341043870                                   ELLENWOOD                                  GA                30294       Primary                           Single Family Detached                        360                   358                        85                   9.675                 6/1/2007                   5/1/2037                    1378.65
341043907                                   ANNISTON                                   AL                36206       Primary                           Single Family Detached                        360                   359                        85                    8.95                 7/1/2007                   6/1/2037                     847.69
341043938                                   CARY                                       NC                27513       Primary                           PUD Detached                                  360                   358                        90                     8.1                 6/1/2007                   5/1/2037                    2166.69
341043976                                   ATLANTA                                    GA                30346       Primary                           Condo High-Rise Attached                      360                   359                        90                     8.8                 7/1/2007                   6/1/2037                    2238.93
341044016                                   CHARLOTTE                                  NC                28262       Primary                           Single Family Detached                        360                   359                        90                   10.44                 7/1/2007                   6/1/2037                     917.54
341044050                                   CHARLOTTE                                  NC                28226       Primary                           PUD Detached                                  360                   359                        65                   11.55                 7/1/2007                   6/1/2037                     1046.8
341044066                                   LUMBERTON                                  NC                28358       Primary                           Single Family Detached                        360                   358                        77                     8.8                 6/1/2007                   5/1/2037                    3042.56
341044083                                   MONTGOMERY                                 LA                71454       Primary                           Single Family Detached                        360                   358                        85                  10.925                 6/1/2007                   5/1/2037                    1488.62
341044134                                   GRIFFIN                                    GA                30224       Primary                           Single Family Detached                        360                   358                        75                     8.8                 6/1/2007                   5/1/2037                    1541.03
341044165                                   SUPPLY                                     NC                28462       Primary                           PUD Detached                                  360                   359                     73.53                     9.2                 7/1/2007                   6/1/2037                    1023.82
341044181                                   MOUNT PLEASANT                             SC                29464       Primary                           PUD Detached                                  360                   359                     62.91                     7.5                 7/1/2007                   6/1/2037                    1328.51
341044188                                   SUMMERVILLE                                SC                29483       Primary                           Single Family Detached                        360                   359                     74.64                     7.7                 7/1/2007                   6/1/2037                     734.35
341044278                                   DECATUR                                    GA                30034       Primary                           Single Family Detached                        360                   359                        85                   9.725                 7/1/2007                   6/1/2037                    1384.57
341044340                                   SAVANNAH                                   GA                31419       Primary                           PUD Detached                                  360                   359                     74.68                   8.225                 7/1/2007                   6/1/2037                    1723.87
341044492                                   CHARLESTON                                 SC                29407       Primary                           Single Family Detached                        360                   358                     47.36                   9.725                 6/1/2007                   5/1/2037                     893.33
341044497                                   RALEIGH                                    NC                27616       Primary                           PUD Detached                                  360                   358                        80                       9                 6/1/2007                   5/1/2037                     836.81
341044531                                   WILMINGTON                                 NC                28401       Primary                           Single Family Detached                        360                   359                        80                    8.65                 7/1/2007                   6/1/2037                        982
341044578                                   ASHEVILLE                                  NC                28803       Non-owner                         Single Family Detached                        360                   359                     67.86                  11.475                 7/1/2007                   6/1/2037                     938.97
341044652                                   BATON ROUGE                                LA                70815       Primary                           Single Family Detached                        360                   359                        85                   9.675                 7/1/2007                   6/1/2037                    1451.21
341044677                                   WINDER                                     GA                30680       Primary                           Single Family Detached                        360                   359                        70                    10.8                 7/1/2007                   6/1/2037                    1049.71
341044706                                   DOUGLASVILLE                               GA                30135       Non-owner                         Single Family Detached                        360                   359                        85                    8.65                 7/1/2007                   6/1/2037                    2054.16
341044720                                   YORK                                       SC                29745       Primary                           Single Family Detached                        360                   358                        85                     7.7                 6/1/2007                   5/1/2037                    2848.28
341044743                                   SHELBY                                     NC                28152       Primary                           Single Family Detached                        360                   359                        70                     9.2                 7/1/2007                   6/1/2037                    2430.95
341044749                                   SEBASTIAN                                  FL                32958       Primary                           Single Family Detached                        360                   359                        48                     8.6                 7/1/2007                   6/1/2037                     931.21
341044756                                   CHARLOTTE                                  NC                28214       Non-owner                         Single Family Detached                        360                   359                        67                   11.45                 7/1/2007                   6/1/2037                     793.13
341044765                                   ROCK HILL                                  SC                29730       Primary                           Single Family Detached                        360                   358                        90                   11.05                 6/1/2007                   5/1/2037                     592.88
341044767                                   MARION                                     NC                28752       Primary                           Single Family Detached                        360                   359                        90                   9.825                 7/1/2007                   6/1/2037                    1337.73
341044790                                   VILLA RICA                                 GA                30180       Primary                           Single Family Detached                        360                   358                        90                     9.7                 6/1/2007                   5/1/2037                    1575.34
341044848                                   BRYSON CITY                                NC                28713       Primary                           Single Family Detached                        360                   359                        60                     9.6                 7/1/2007                   6/1/2037                     722.63
341044869                                   NEW ORLEANS                                LA                70122       Non-owner                         Single Family Detached                        360                   359                        90                   12.05                 7/1/2007                   6/1/2037                    1207.98
341044891                                   CHARLOTTE                                  NC                28270       Primary                           Single Family Detached                        360                   359                     72.12                    9.55                 7/1/2007                   6/1/2037                    3166.89
341044906                                   SANFORD                                    NC                27332       Primary                           Single Family Detached                        360                   359                     78.95                   9.575                 7/1/2007                   6/1/2037                    1207.12
341044925                                   DECATUR                                    GA                30034       Primary                           PUD Detached                                  360                   359                        85                   9.866                 7/1/2007                   6/1/2037                    1482.71
341044926                                   ASHEVILLE                                  NC                28803       Primary                           Single Family Detached                        360                   359                        85                   8.788                 7/1/2007                   6/1/2037                    1853.36
341044929                                   NEW PRAGUE                                 MN                56071       Primary                           Single Family Detached                        360                   358                        90                     9.6                 6/1/2007                   5/1/2037                    1913.77
341044967                                   ZACHARY                                    LA                70791       Primary                           Single Family Detached                        360                   359                        85                     8.9                 7/1/2007                   6/1/2037                    3117.98
341044979                                   ACWORTH                                    GA                30102       Primary                           Single Family Detached                        360                   359                        90                   9.375                 7/1/2007                   6/1/2037                    1263.41
341045045                                   TEMPLE                                     GA                30179       Non-owner                         Single Family Attached                        360                   359                        90                    12.3                 7/1/2007                   6/1/2037                     964.57
341045051                                   TEMPLE                                     GA                30179       Non-owner                         Single Family Attached                        360                   359                        90                    12.3                 7/1/2007                   6/1/2037                     964.57
341045052                                   TEMPLE                                     GA                30179       Non-owner                         Single Family Attached                        360                   359                        90                    12.3                 7/1/2007                   6/1/2037                     964.57
341045063                                   GASTONIA                                   NC                28056       Non-owner                         Single Family Detached                        360                   359                        85                   11.95                 7/1/2007                   6/1/2037                     696.84
341045126                                   RALEIGH                                    NC                27610       Primary                           PUD Detached                                  360                   359                        90                   8.675                 7/1/2007                   6/1/2037                    1266.01
351044794                                   TEXAS CITY                                 TX                77590       Non-owner                         Single Family Detached                        360                   359                        90                   10.85                 7/1/2007                   6/1/2037                    1100.98
351045423                                   SAINT PETERSBURG                           FL                33705       Non-owner                         PUD Detached                                  360                   358                        85                    11.9                 6/1/2007                   5/1/2037                    1388.45
351045522                                   THE WOODLANDS                              TX                77380       Primary                           PUD Detached                                  360                   359                        65                   12.35                 7/1/2007                   6/1/2037                    1132.17
351045559                                   HOUSTON                                    TX                77048       Primary                           Single Family Detached                        360                   359                        80                   10.35                 7/1/2007                   6/1/2037                     462.61
351045562                                   CONROE                                     TX                77302       Primary                           Single Family Detached                        360                   358                     79.26                    10.5                 6/1/2007                   5/1/2037                    1174.51
351045580                                   THE COLONY                                 TX                75056       Primary                           Single Family Detached                        360                   358                        90                     9.7                 6/1/2007                   5/1/2037                    1647.66
351045607                                   FLORENCE                                   TX                76527       Primary                           Single Family Detached                        360                   359                        80                     7.9                 7/1/2007                   6/1/2037                    1889.69
351045728                                   MIDLAND                                    TX                79707       Primary                           Single Family Detached                        360                   359                        80                    10.7                 7/1/2007                   6/1/2037                     966.91
351045828                                   PEARLAND                                   TX                77584       Primary                           PUD Detached                                  360                   359                     60.27                   11.85                 7/1/2007                   6/1/2037                    1023.69
351045848                                   PEARLAND                                   TX                77584       Primary                           PUD Detached                                  360                   359                        80                     6.7                 7/1/2007                   6/1/2037                    1471.23
351045869                                   FORT WORTH                                 TX                76107       Primary                           Single Family Detached                        360                   358                        80                   6.875                 6/1/2007                   5/1/2037                     998.53
351045879                                   PORTER                                     TX                77365       Primary                           PUD Detached                                  360                   359                        90                    8.85                 7/1/2007                   6/1/2037                    1643.28
351045970                                   ARLINGTON                                  TX                76012       Primary                           PUD Detached                                  360                   358                        80                     6.5                 6/1/2007                   5/1/2037                    1516.96
351045981                                   DRIPPING SPRINGS                           TX                78620       Primary                           PUD Detached                                  360                   358                        80                     7.7                 6/1/2007                   5/1/2037                    1197.77
351045985                                   MISSOURI CITY                              TX                77489       Primary                           PUD Detached                                  360                   359                     76.61                    10.1                 7/1/2007                   6/1/2037                    1044.04
351045987                                   HOUSTON                                    TX                77099       Primary                           PUD Detached                                  360                   358                        90                      10                 6/1/2007                   5/1/2037                     963.57
351046009                                   SAN BENITO                                 TX                78586       Primary                           Single Family Detached                        360                   358                        80                    8.75                 6/1/2007                   5/1/2037                    1598.58
351046048                                   MISSOURI CITY                              TX                77489       Primary                           PUD Detached                                  360                   359                        90                    9.85                 7/1/2007                   6/1/2037                     974.82
351046065                                   DETROIT                                    MI                48224       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                     862.33
351046067                                   HOUSTON                                    TX                77004       Non-owner                         Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                     964.43
351046082                                   SUGAR LAND                                 TX                77478       Primary                           PUD Detached                                  360                   359                        80                    8.55                 7/1/2007                   6/1/2037                    2620.18
351046088                                   SOUTHLAKE                                  TX                76092       Primary                           Single Family Detached                        360                   359                        90                  10.963                 7/1/2007                   6/1/2037                    1794.61
351046098                                   MISSOURI CITY                              TX                77489       Primary                           Single Family Detached                        360                   359                        90                   11.99                 7/1/2007                   6/1/2037                    1211.83
351046100                                   FRIENDSWOOD                                TX                77546       Primary                           Single Family Detached                        360                   359                        80                    9.85                 7/1/2007                   6/1/2037                    1733.01
351046112                                   HOUSTON                                    TX                77093       Primary                           Single Family Detached                        360                   359                        90                    10.8                 7/1/2007                   6/1/2037                     843.52
371046856                                   VERO BEACH                                 FL                32962       Primary                           Single Family Detached                        360                   359                     86.96                   11.49                 7/1/2007                   6/1/2037                     989.53
371048222                                   TAMPA                                      FL                33602       Primary                           Condo Low-Rise Attached                       360                   359                        85                    9.65                 7/1/2007                   6/1/2037                    2619.32
371048241                                   PENSACOLA                                  FL                32526       Primary                           Single Family Detached                        360                   359                     95.14                    10.8                 7/1/2007                   6/1/2037                      936.3
371048248                                   ESTERO                                     FL                33928       Primary                           Single Family Detached                        360                   358                     73.27                    7.15                 6/1/2007                   5/1/2037                    2268.82
371048353                                   TAMPA                                      FL                33614       Primary                           Single Family Detached                        360                   358                        65                    12.2                 6/1/2007                   5/1/2037                    1547.26
371048370                                   TAMPA                                      FL                33618       Primary                           Single Family Detached                        360                   359                     78.43                    9.27                 7/1/2007                   6/1/2037                    1648.25
371048415                                   ZELLWOOD                                   FL                32798       Primary                           Single Family Detached                        360                   359                        90                    10.2                 7/1/2007                   6/1/2037                    1285.04
371048653                                   ST PETERSBURG                              FL                33714       Non-owner                         Single Family Detached                        360                   359                        80                    9.85                 7/1/2007                   6/1/2037                    1109.13
371048664                                   MARION                                     IN                46952       Non-owner                         2-4 Units Attached                            360                   358                        90                    11.8                 6/1/2007                   5/1/2037                     637.43
371048692                                   LA CROSSE                                  VA                23950       Primary                           Single Family Detached                        360                   358                     78.42                    7.75                 6/1/2007                   5/1/2037                    1994.31
371048696                                   MIAMI                                      FL                33176       Second Home                       Single Family Detached                        360                   359                     67.44                   9.925                 7/1/2007                   6/1/2037                    1264.45
371048721                                   CICERO                                     IN                46034       Primary                           Single Family Detached                        360                   359                        90                   10.05                 7/1/2007                   6/1/2037                     912.11
371048745                                   ST PETERSBURG                              FL                33711       Primary                           Single Family Detached                        360                   358                        90                     8.2                 6/1/2007                   5/1/2037                     942.17
371048751                                   OCALA                                      FL                34472       Primary                           Single Family Detached                        180                   179                      67.5                   8.175                 7/1/2007                   6/1/2022                    1043.04
371048810                                   TRINITY                                    FL                34655       Primary                           PUD Detached                                  360                   359                        80                     7.5                 7/1/2007                   6/1/2037                    2237.49
371048817                                   TAMPA                                      FL                33605       Primary                           Single Family Detached                        360                   359                        90                    6.95                 7/1/2007                   6/1/2037                    1558.54
371048826                                   ORLANDO                                    FL                32826       Primary                           Single Family Detached                        360                   359                        80                    6.99                 7/1/2007                   6/1/2037                    1638.66
371048829                                   OCALA                                      FL                34471       Primary                           Single Family Detached                        360                   359                        60                     7.3                 7/1/2007                   6/1/2037                    1234.03
371048851                                   APOPKA                                     FL                32703       Primary                           Single Family Detached                        360                   358                     65.65                     7.2                 6/1/2007                   5/1/2037                     996.52
371048902                                   POMPANO BEACH                              FL                33064       Primary                           Single Family Detached                        360                   359                     69.09                    6.99                 7/1/2007                   6/1/2037                    1010.24
371048920                                   ATLANTA                                    IN                46031       Primary                           Single Family Detached                        360                   359                     66.23                    9.55                 7/1/2007                   6/1/2037                      844.5
371048958                                   VIRGINIA BEACH                             VA                23464       Primary                           Single Family Detached                        360                   359                     76.19                    8.57                 7/1/2007                   6/1/2037                    1654.07
371048980                                   LEESBURG                                   FL                34748       Primary                           Single Family Detached                        360                   359                     77.36                    7.75                 7/1/2007                   6/1/2037                     811.43
371049030                                   JACKSON TOWNSHIP                           NJ                08527       Primary                           Single Family Detached                        360                   358                        85                    9.15                 6/1/2007                   5/1/2037                    2761.78
371049046                                   TAMPA                                      FL                33604       Primary                           Single Family Detached                        360                   359                     57.29                    6.55                 7/1/2007                   6/1/2037                      698.9
371049049                                   HOLIDAY                                    FL                34691       Primary                           Single Family Detached                        360                   359                     69.44                     8.6                 7/1/2007                   6/1/2037                     776.01
371049052                                   OKLAHOMA CITY                              OK                73170       Non-owner                         Single Family Detached                        360                   358                        75                    9.85                 6/1/2007                   5/1/2037                     779.86
371049090                                   LEHIGH ACRES                               FL                33971       Primary                           2-4 Units Detached                            360                   359                     67.86                     9.8                 7/1/2007                   6/1/2037                    1639.37
371049190                                   TAMPA                                      FL                33616       Primary                           Single Family Detached                        360                   358                        60                    7.95                 6/1/2007                   5/1/2037                     920.16
371049191                                   HACKENSACK                                 NJ                07601       Primary                           Single Family Detached                        360                   359                     61.19                    8.67                 7/1/2007                   6/1/2037                    1601.04
371049192                                   ORLANDO                                    FL                32822       Primary                           Single Family Detached                        360                   359                     69.77                     7.7                 7/1/2007                   6/1/2037                    1069.44
371049209                                   BOCA RATON                                 FL                33428       Primary                           PUD Detached                                  360                   359                        90                    7.65                 7/1/2007                   6/1/2037                    2559.62
371049258                                   FORT MEADE                                 FL                33841       Second Home                       Single Family Detached                        360                   358                     70.85                    8.82                 6/1/2007                   5/1/2037                    1654.66
371049259                                   TAMPA                                      FL                33647       Primary                           PUD Detached                                  360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    2226.92
371049271                                   BRADENTON                                  FL                34208       Primary                           Single Family Detached                        360                   358                        75                     9.1                 6/1/2007                   5/1/2037                    2045.05
371049298                                   TAMPA                                      FL                33615       Primary                           Single Family Detached                        360                   359                        80                     8.9                 7/1/2007                   6/1/2037                    1052.62
371049342                                   ORMOND BEACH                               FL                32176       Primary                           Single Family Detached                        360                   359                     55.26                    7.27                 7/1/2007                   6/1/2037                    1435.42
371049380                                   WINTER SPRINGS                             FL                32708       Primary                           Condo Low-Rise Attached                       360                   359                        70                   7.725                 7/1/2007                   6/1/2037                     750.42
371049383                                   TAMPA                                      FL                33605       Non-owner                         Single Family Detached                        360                   359                        90                   11.65                 7/1/2007                   6/1/2037                    1577.76
371049421                                   KISSIMMEE                                  FL                34743       Primary                           Single Family Detached                        360                   359                        70                    8.95                 7/1/2007                   6/1/2037                    1225.42
371049427                                   ORLANDO                                    FL                32818       Primary                           Single Family Detached                        360                   359                     70.24                   7.438                 7/1/2007                   6/1/2037                     941.03
371049435                                   CHARLOTTE                                  NC                28206       Non-owner                         Single Family Detached                        360                   359                        80                  10.775                 7/1/2007                   6/1/2037                    1309.51
371049449                                   OCALA                                      FL                34471       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.95                 7/1/2007                   6/1/2037                     747.17
371049466                                   CUTLER BAY                                 FL                33157       Primary                           Single Family Detached                        360                   359                        80                     8.3                 7/1/2007                   6/1/2037                    1952.74
371049492                                   FORT MYERS                                 FL                33905       Primary                           Single Family Detached                        360                   359                     69.23                    6.75                 7/1/2007                   6/1/2037                    1167.48
371049510                                   MIAMI                                      FL                33177       Primary                           Single Family Detached                        360                   359                     34.12                     6.9                 7/1/2007                   6/1/2037                     763.98
371049524                                   NAPLES                                     FL                34114       Primary                           Single Family Detached                        360                   359                     53.85                     6.7                 7/1/2007                   6/1/2037                     903.39
371049525                                   VALRICO                                    FL                33594       Primary                           PUD Detached                                  360                   359                        70                     7.2                 7/1/2007                   6/1/2037                       1050
371049528                                   TAMPA                                      FL                33610       Non-owner                         Single Family Detached                        360                   359                        80                    9.95                 7/1/2007                   6/1/2037                    1132.55
371049609                                   SPRINGVILLE                                AL                35146       Primary                           Single Family Detached                        360                   359                        90                   10.15                 7/1/2007                   6/1/2037                    2399.43
371049643                                   ORLANDO                                    FL                32808       Primary                           Single Family Detached                        360                   359                        80                     8.3                 7/1/2007                   6/1/2037                    1352.57
371049655                                   CANTONMENT                                 FL                32533       Primary                           Single Family Detached                        360                   359                        80                    8.65                 7/1/2007                   6/1/2037                     779.57
371049670                                   VERO BEACH                                 FL                32967       Primary                           Single Family Detached                        360                   359                        90                     7.5                 7/1/2007                   6/1/2037                    1243.75
371049697                                   HOBE SOUND                                 FL                33455       Primary                           PUD Detached                                  360                   359                        90                    8.25                 7/1/2007                   6/1/2037                    2730.13
371049733                                   SAINT CLOUD                                FL                34769       Primary                           2-4 Units Detached                            360                   359                        75                    6.99                 7/1/2007                   6/1/2037                    1420.65
371049747                                   LABELLE                                    FL                33935       Non-owner                         Single Family Detached                        360                   359                        70                    9.35                 7/1/2007                   6/1/2037                    2265.71
371049759                                   CAPE CORAL                                 FL                33909       Primary                           Single Family Detached                        360                   359                      52.5                     8.5                 7/1/2007                   6/1/2037                     807.36
371049766                                   TITUSVILLE                                 FL                32796       Primary                           Single Family Detached                        360                   359                        50                     7.7                 7/1/2007                   6/1/2037                    1069.44
371049798                                   HUDSON                                     FL                34669       Primary                           Single Family Detached                        360                   359                        90                   10.17                 7/1/2007                   6/1/2037                    2002.86
371049820                                   BONITA SPRINGS                             FL                34135       Non-owner                         Condo Low-Rise Attached                       360                   359                        80                   10.99                 7/1/2007                   6/1/2037                    1347.42
371049850                                   DUNEDIN                                    FL                34698       Primary                           PUD Detached                                  360                   359                        65                    8.65                 7/1/2007                   6/1/2037                    2837.63
371049883                                   JACKSONVILLE                               FL                32205       Non-owner                         Single Family Detached                        360                   359                        80                    8.55                 7/1/2007                   6/1/2037                    1143.24
371049916                                   KISSIMMEE                                  FL                34759       Non-owner                         PUD Detached                                  360                   359                        85                   11.99                 7/1/2007                   6/1/2037                    2577.32
371050058                                   MIAMI                                      FL                33186       Second Home                       PUD Attached                                  360                   359                        85                    9.99                 7/1/2007                   6/1/2037                    2384.98
371050079                                   RIVIERA BEACH                              FL                33404       Primary                           PUD Detached                                  360                   359                        90                    8.85                 7/1/2007                   6/1/2037                    2351.75
411004103                                   DENVER                                     CO                80211       Non-owner                         Single Family Detached                        360                   358                     74.55                    8.75                 6/1/2007                   5/1/2037                    1290.19
411004355                                   LAS VEGAS                                  NV                89183       Primary                           PUD Detached                                  360                   359                        80                    8.65                 7/1/2007                   6/1/2037                    1724.34
411004356                                   LOUISVILLE                                 KY                40229       Primary                           Single Family Detached                        360                   359                        90                   11.45                 7/1/2007                   6/1/2037                    1136.42
411004365                                   SPARTA                                     TN                38583       Non-owner                         Single Family Detached                        360                   358                        90                     9.2                 6/1/2007                   5/1/2037                     914.06
411004368                                   TUTTLE                                     OK                73089       Primary                           Single Family Detached                        360                   359                        75                     7.7                 7/1/2007                   6/1/2037                      911.7
411004372                                   HANAHAN                                    SC                29406       Primary                           Single Family Detached                        360                   359                        75                    9.39                 7/1/2007                   6/1/2037                    1155.57
411004412                                   JACKSONVILLE                               FL                32216       Primary                           Single Family Detached                        360                   359                        90                    8.55                 7/1/2007                   6/1/2037                    1095.99
411004465                                   WASHINGTON                                 DC                20011       Primary                           Single Family Attached                        360                   358                     77.27                     9.4                 6/1/2007                   5/1/2037                    2095.64
411004520                                   CANYON LAKE                                TX                78133       Primary                           Single Family Detached                        360                   359                        80                   10.35                 7/1/2007                   6/1/2037                     691.75
411004524                                   WALDO                                      FL                32694       Primary                           Single Family Detached                        360                   359                     68.81                    7.85                 7/1/2007                   6/1/2037                    1026.12
411004550                                   RANCHO CORDOVA                             CA                95670       Primary                           Single Family Detached                        360                   359                        65                    8.95                 7/1/2007                   6/1/2037                    1571.49
411004571                                   MARSHALL                                   TX                75672       Primary                           Single Family Detached                        360                   359                        80                       8                 7/1/2007                   6/1/2037                     868.78
411004589                                   WINDHAM                                    CT                06280       Primary                           Single Family Detached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                    1449.23
411004593                                   ROYAL PALM BEACH                           FL                33411       Primary                           Single Family Detached                        360                   359                     62.81                     7.6                 7/1/2007                   6/1/2037                    1652.41
411004606                                   JACKSBORO                                  TN                37757       Primary                           Single Family Detached                        360                   359                        85                     8.9                 7/1/2007                   6/1/2037                    1033.55
411004616                                   MEMPHIS                                    TN                38128       Primary                           Single Family Detached                        360                   359                     89.01                   11.55                 7/1/2007                   6/1/2037                     805.23
411004617                                   KANSAS CITY                                KS                66109       Primary                           Single Family Detached                        360                   359                        90                    12.1                 7/1/2007                   6/1/2037                    1081.91
411004622                                   PEARL RIVER                                NY                10965       Primary                           Single Family Detached                        360                   359                     78.87                    9.45                 7/1/2007                   6/1/2037                    2344.18
411004627                                   PLAINFIELD                                 NJ                07060       Primary                           Single Family Detached                        360                   359                        75                     9.3                 7/1/2007                   6/1/2037                    1741.43
411004649                                   ISLIP                                      NY                11751       Primary                           Single Family Detached                        360                   359                     59.52                     8.8                 7/1/2007                   6/1/2037                       1512
411004661                                   WEST PALM BEACH                            FL                33407       Primary                           Single Family Detached                        360                   359                     67.17                    8.95                 7/1/2007                   6/1/2037                    1425.83
411004673                                   INDIANAPOLIS                               IN                46237       Primary                           Condo Low-Rise Attached                       360                   359                        80                  10.575                 7/1/2007                   6/1/2037                     517.33
411004680                                   REVA                                       VA                22735       Non-owner                         Single Family Detached                        360                   359                        85                   11.15                 7/1/2007                   6/1/2037                    1949.51
411004725                                   LONG BRANCH                                NJ                07740       Primary                           Single Family Detached                        360                   359                     41.94                    9.92                 7/1/2007                   6/1/2037                    1133.17
411004737                                   MIAMI                                      FL                33170       Primary                           Single Family Detached                        360                   359                     56.72                    7.95                 7/1/2007                   6/1/2037                    1201.31
411004784                                   BONNEY LAKE                                WA                98391       Primary                           PUD Detached                                  360                   359                     62.92                       7                 7/1/2007                   6/1/2037                    2490.99
421003855                                   HAMMONTON TWP                              NJ                08037       Primary                           Single Family Detached                        360                   359                     19.84                   9.725                 7/1/2007                   6/1/2037                     428.66
421004041                                   BATESVILLE                                 MS                38606       Primary                           Single Family Detached                        240                   239                     84.16                   10.95                 7/1/2007                   6/1/2027                     874.47
421004117                                   MARSHALL                                   TX                75672       Primary                           Single Family Detached                        360                   359                     74.91                    9.45                 7/1/2007                   6/1/2037                     837.21
421004136                                   LEESBURG                                   FL                34788       Primary                           Single Family Detached                        360                   359                        90                    10.4                 7/1/2007                   6/1/2037                    1306.47
421004144                                   GALLOWAY                                   NJ                08205       Primary                           Single Family Detached                        360                   358                     28.17                   10.25                 6/1/2007                   5/1/2037                     868.82
421004221                                   AMHERST                                    NH                03031       Primary                           Single Family Detached                        360                   358                        80                     9.5                 6/1/2007                   5/1/2037                    1836.43
421004229                                   PLYMOUTH                                   OH                44865       Primary                           Single Family Detached                        360                   359                     87.72                    11.7                 7/1/2007                   6/1/2037                     502.79
421004232                                   CHOCTAW                                    AR                72028       Primary                           Single Family Detached                        360                   359                     87.79                     9.9                 7/1/2007                   6/1/2037                    1313.99
421004235                                   GRISWOLD                                   IA                51535       Primary                           Single Family Detached                        360                   359                        65                    11.2                 7/1/2007                   6/1/2037                    1050.18
421004254                                   EASTON                                     PA                18040       Primary                           Single Family Detached                        360                   359                     67.69                    7.95                 7/1/2007                   6/1/2037                    1606.62
421004275                                   CASPER                                     WY                82609       Primary                           Single Family Detached                        360                   359                        70                     7.9                 7/1/2007                   6/1/2037                     814.02
421004280                                   AKRON                                      OH                44314       Primary                           Single Family Detached                        360                   359                     82.67                    11.6                 7/1/2007                   6/1/2037                     618.72
421004283                                   FT EDWARD                                  NY                12828       Primary                           Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     914.07
421004285                                   LOGANVILLE                                 GA                30052       Primary                           Single Family Detached                        360                   359                     71.43                      10                 7/1/2007                   6/1/2037                     877.57
421004287                                   LAKE SAINT LOUIS                           MO                63367       Primary                           Single Family Detached                        360                   359                        90                   10.85                 7/1/2007                   6/1/2037                    2117.26
511053591                                   WINSTON SALEM                              NC                27103       Primary                           Single Family Detached                        360                   358                     88.79                       9                 6/1/2007                   5/1/2037                     828.76
511058693                                   SIMI VALLEY                                CA                93063       Primary                           Single Family Detached                        360                   358                     58.82                    8.75                 6/1/2007                   5/1/2037                    2215.84
511059491                                   TUCSON                                     AZ                85750       Primary                           Single Family Attached                        360                   358                        75                     6.7                 6/1/2007                   5/1/2037                     976.78
511060021                                   RIALTO                                     CA                92376       Primary                           Single Family Detached                        360                   358                        85                    7.75                 6/1/2007                   5/1/2037                    2530.56
511060196                                   SANTA ROSA                                 CA                95409       Primary                           Single Family Detached                        360                   359                     51.67                    7.35                 7/1/2007                   6/1/2037                    1948.71
511060897                                   SAINT PAUL                                 MN                55107       Primary                           Single Family Detached                        360                   358                     79.02                   9.125                 6/1/2007                   5/1/2037                    1318.09
511061036                                   SANDY                                      OR                97055       Primary                           Single Family Detached                        360                   358                        85                     8.3                 6/1/2007                   5/1/2037                    1732.23
511061056                                   POMONA                                     CA                91766       Primary                           Single Family Detached                        360                   358                     87.21                    5.85                 6/1/2007                   5/1/2037                    1932.68
511061092                                   WEST PALM BEACH                            FL                33406       Primary                           Single Family Detached                        360                   358                        90                   10.25                 6/1/2007                   5/1/2037                     2668.4
511061140                                   BAKERSFIELD                                CA                93304       Primary                           Single Family Detached                        360                   358                        90                       8                 6/1/2007                   5/1/2037                    1772.91
511061190                                   MADERA                                     CA                93638       Primary                           Single Family Detached                        360                   358                      52.4                     7.2                 6/1/2007                   5/1/2037                    1113.02
511061219                                   MATTHEWS                                   NC                28105       Primary                           PUD Detached                                  360                   358                     64.11                    7.55                 6/1/2007                   5/1/2037                    1644.18
511061229                                   SANFORD                                    MI                48657       Primary                           Single Family Detached                        360                   358                     76.52                    11.4                 6/1/2007                   5/1/2037                     864.75
511061244                                   WASCO                                      CA                93280       Primary                           Single Family Detached                        360                   358                     84.17                     8.8                 6/1/2007                   5/1/2037                    1769.04
511061300                                   AREA OF BAKERSFIELD                        CA                93308       Primary                           Single Family Detached                        360                   358                        75                    8.35                 6/1/2007                   5/1/2037                    2673.92
511061305                                   LAMPE                                      MO                65681       Primary                           Single Family Detached                        360                   359                        90                   8.525                 7/1/2007                   6/1/2037                     972.98
511061319                                   PHELAN                                     CA                92392       Primary                           Single Family Detached                        360                   359                        90                     7.9                 7/1/2007                   6/1/2037                    1849.12
511061325                                   LOS ANGELES                                CA                90059       Primary                           Single Family Detached                        360                   358                        85                    7.55                 6/1/2007                   5/1/2037                    2614.31
511061326                                   TEQUESTA                                   FL                33469       Primary                           PUD Detached                                  360                   358                     40.76                     9.6                 6/1/2007                   5/1/2037                    3066.93
511061328                                   MENIFEE AREA                               CA                92585       Primary                           Single Family Detached                        360                   358                        90                     9.5                 6/1/2007                   5/1/2037                    2983.17
511061346                                   RANCHO CORDOVA                             CA                95670       Primary                           Single Family Detached                        360                   358                        85                     8.6                 6/1/2007                   5/1/2037                    2044.79
511061369                                   PORTLAND                                   OR                97266       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.25                 7/1/2007                   6/1/2037                     889.94
511061370                                   CARMICHAEL                                 CA                95608       Primary                           Single Family Detached                        360                   358                     83.92                     8.2                 6/1/2007                   5/1/2037                    2557.31
511061381                                   BEAVERTON                                  OR                97007       Non-owner                         Single Family Detached                        360                   358                        90                   10.05                 6/1/2007                   5/1/2037                    2379.43
511061389                                   YUCAIPA                                    CA                92399       Primary                           Single Family Detached                        360                   359                      78.1                     9.6                 7/1/2007                   6/1/2037                    1984.65
511061395                                   PALM HARBOR                                FL                34684       Primary                           Condo Low-Rise Attached                       360                   359                        90                     9.3                 7/1/2007                   6/1/2037                    1211.49
511061398                                   ORANGE                                     CA                92869       Primary                           Condo Low-Rise Attached                       360                   359                     70.99                     9.1                 7/1/2007                   6/1/2037                    1963.25
511061417                                   ORMOND BEACH                               FL                32174       Primary                           PUD Attached                                  360                   358                        85                    8.12                 6/1/2007                   5/1/2037                    1495.06
511061418                                   RIVERSIDE (UNINCORPORATED AREA)            CA                92203       Non-owner                         Single Family Attached                        360                   359                        90                     8.8                 7/1/2007                   6/1/2037                    2667.18
511061447                                   ANCHORAGE                                  AK                99502       Primary                           Single Family Detached                        360                   358                        85                     9.1                 6/1/2007                   5/1/2037                    1726.71
511061467                                   APPLE VALLEY                               CA                92307       Primary                           Single Family Detached                        360                   358                     52.97                    8.65                 6/1/2007                   5/1/2037                    1949.08
511061485                                   TOOELE                                     UT                84074       Primary                           Single Family Detached                        360                   358                        90                    7.85                 6/1/2007                   5/1/2037                    1328.69
511061495                                   LONG BEACH                                 CA                90815       Primary                           Single Family Detached                        360                   359                     51.79                    8.05                 7/1/2007                   6/1/2037                     2070.1
511061518                                   MANAHAWKIN                                 NJ                08050       Primary                           Single Family Detached                        360                   359                     81.69                     7.5                 7/1/2007                   6/1/2037                    2230.86
511061531                                   INDIO                                      CA                92203       Non-owner                         Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    2378.17
511061598                                   LAKE ELSINORE                              CA                92530       Primary                           Single Family Detached                        360                   358                     71.05                    9.55                 6/1/2007                   5/1/2037                    2167.39
511061620                                   MONTICELLO                                 FL                32344       Primary                           Single Family Detached                        360                   358                        80                   10.25                 6/1/2007                   5/1/2037                    1529.12
511061631                                   DESERT HOT SPRINGS                         CA                92240       Primary                           Single Family Detached                        360                   358                        90                      10                 6/1/2007                   5/1/2037                    2190.07
511061648                                   SEATTLE                                    WA                98146       Primary                           Single Family Detached                        360                   358                     74.95                    7.75                 6/1/2007                   5/1/2037                    1526.45
511061686                                   EDMONDS                                    WA                98020       Primary                           Single Family Detached                        360                   358                        75                    8.15                 6/1/2007                   5/1/2037                    2601.15
511061699                                   VAIL                                       CO                81657       Primary                           Condo Low-Rise Attached                       360                   358                        85                     7.9                 6/1/2007                   5/1/2037                    2104.72
511061708                                   ORANGE PARK                                FL                32073       Primary                           Single Family Detached                        360                   358                     87.91                    8.65                 6/1/2007                   5/1/2037                    1380.94
511061712                                   LADERA RANCH                               CA                92694       Primary                           Condo Low-Rise Attached                       360                   358                     49.06                    7.75                 6/1/2007                   5/1/2037                    1862.67
511061725                                   PHOENIX                                    AZ                85015       Primary                           Single Family Detached                        360                   358                        80                     7.5                 6/1/2007                   5/1/2037                     1357.3
511061730                                   HAYSVILLE                                  KS                67060       Primary                           Single Family Detached                        360                   358                        85                    11.2                 6/1/2007                   5/1/2037                     624.98
511061748                                   CHANDLER                                   AZ                85224       Primary                           Single Family Detached                        360                   358                        80                    8.45                 6/1/2007                   5/1/2037                    1283.56
511061758                                   COMPTON                                    CA                90221       Primary                           2-4 Units Detached                            360                   358                     83.37                    8.35                 6/1/2007                   5/1/2037                    3064.24
511061760                                   TACOMA                                     WA                98446       Primary                           Single Family Detached                        360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    2093.97
511061771                                   NORTH MIAMI                                FL                33168       Primary                           Single Family Detached                        360                   359                     69.68                     9.4                 7/1/2007                   6/1/2037                    1207.45
511061778                                   CORONA                                     CA                92879       Primary                           Single Family Detached                        360                   359                     64.94                     7.8                 7/1/2007                   6/1/2037                    1789.31
511061783                                   TEHACHAPI                                  CA                93561       Primary                           Single Family Detached                        360                   358                     77.58                    8.25                 6/1/2007                   5/1/2037                    1789.33
511061796                                   BAKERSFIELD                                CA                93306       Primary                           Single Family Detached                        360                   358                     68.93                    7.95                 6/1/2007                   5/1/2037                    1296.68
511061806                                   BROUSSARD                                  LA                70518       Primary                           Single Family Detached                        360                   358                        90                     8.7                 6/1/2007                   5/1/2037                    2220.18
511061824                                   HIALEAH                                    FL                33015       Primary                           Single Family Attached                        360                   358                        70                    8.47                 6/1/2007                   5/1/2037                    1663.93
511061829                                   SARASOTA                                   FL                34231       Second Home                       Single Family Detached                        360                   359                        80                    7.35                 7/1/2007                   6/1/2037                    1350.39
511061837                                   RIALTO                                     CA                92376       Primary                           Single Family Detached                        360                   358                        80                    8.75                 6/1/2007                   5/1/2037                    2707.81
511061848                                   BAKERSFIELD                                CA                93312       Primary                           Single Family Detached                        360                   358                     62.83                     9.7                 6/1/2007                   5/1/2037                    1981.56
511061858                                   PITTSGROVE                                 NJ                08318       Primary                           Single Family Detached                        360                   358                        60                     8.7                 6/1/2007                   5/1/2037                       1218
511061889                                   STOCKTON                                   CA                95206       Primary                           Single Family Detached                        360                   358                     87.38                    7.95                 6/1/2007                   5/1/2037                    2417.01
511061905                                   INGLEWOOD                                  CA                90303       Primary                           Single Family Detached                        360                   358                     57.24                   6.975                 6/1/2007                   5/1/2037                    2057.08
511061936                                   GILLETTE                                   WY                82716       Primary                           Single Family Detached                        360                   358                        90                    9.55                 6/1/2007                   5/1/2037                    2270.93
511061973                                   EVERGREEN                                  CO                80439       Primary                           Single Family Detached                        360                   358                        90                     8.9                 6/1/2007                   5/1/2037                    2153.08
511061987                                   LAWNDALE                                   CA                90260       Non-owner                         Single Family Detached                        360                   359                        70                    8.55                 7/1/2007                   6/1/2037                    2433.25
511061988                                   SOUTHPORT                                  FL                32409       Primary                           Single Family Detached                        360                   358                        60                     7.8                 6/1/2007                   5/1/2037                    1274.17
511061990                                   SALINA                                     UT                84654       Primary                           Single Family Detached                        360                   358                        90                    10.2                 6/1/2007                   5/1/2037                    1650.19
511061995                                   EAU CLAIRE                                 MI                49111       Primary                           Single Family Detached                        360                   359                        90                    9.65                 7/1/2007                   6/1/2037                     924.47
511061998                                   LAWNDALE                                   CA                90260       Non-owner                         2-4 Units Detached                            360                   359                        70                     8.6                 7/1/2007                   6/1/2037                       4214
511062001                                   LOS ANGELES                                CA                90049       Primary                           Condo High-Rise Attached                      360                   358                      49.1                     7.6                 6/1/2007                   5/1/2037                    2656.82
511062015                                   PERRIS                                     CA                92571       Primary                           Single Family Detached                        360                   358                        90                     8.2                 6/1/2007                   5/1/2037                    2126.74
511062026                                   GREENSBORO                                 NC                27455       Primary                           PUD Detached                                  360                   358                        90                    9.75                 6/1/2007                   5/1/2037                    2911.75
511062049                                   FUQUAY VARINA                              NC                27526       Primary                           Single Family Detached                        360                   358                        90                     8.6                 6/1/2007                   5/1/2037                    2130.15
511062059                                   APPLE VALLEY                               CA                92308       Primary                           Single Family Detached                        360                   358                        80                     6.4                 6/1/2007                   5/1/2037                    2046.81
511062068                                   PAYSON                                     AZ                85541       Primary                           Single Family Detached                        360                   359                     96.27                     8.9                 7/1/2007                   6/1/2037                    1307.88
511062073                                   BUCKLEY                                    WA                98321       Primary                           Single Family Detached                        360                   358                        90                    9.35                 6/1/2007                   5/1/2037                    2719.78
511062074                                   ANAHEIM                                    CA                92807       Primary                           PUD Attached                                  360                   358                      63.5                     6.9                 6/1/2007                   5/1/2037                    2468.73
511062085                                   WINNSBORO                                  LA                71295       Primary                           Single Family Detached                        360                   359                        90                    9.95                 7/1/2007                   6/1/2037                     865.14
511062088                                   RANCHO CUCAMONGA                           CA                91701       Primary                           Single Family Detached                        360                   358                     69.35                    7.75                 6/1/2007                   5/1/2037                    2104.43
511062121                                   SPRINGFIELD                                OR                97478       Primary                           Single Family Detached                        360                   358                        75                     7.3                 6/1/2007                   5/1/2037                    1413.74
511062124                                   OCALA                                      FL                34471       Primary                           Single Family Detached                        360                   358                        75                     7.7                 6/1/2007                   5/1/2037                    1082.06
511062137                                   CLINTON                                    MS                39056       Primary                           PUD Detached                                  360                   359                     74.29                    7.85                 7/1/2007                   6/1/2037                    1778.61
511062139                                   OCALA                                      FL                34481       Primary                           Single Family Detached                        360                   359                        85                   11.15                 7/1/2007                   6/1/2037                     597.96
511062167                                   PLEASANT GROVE                             UT                84062       Primary                           Single Family Detached                        360                   359                        90                    7.35                 7/1/2007                   6/1/2037                    1697.26
511062186                                   ARLINGTON                                  VA                22204       Primary                           Condo Low-Rise Attached                       360                   359                     64.72                   7.425                 7/1/2007                   6/1/2037                    1922.63
511062196                                   MARTINEZ                                   CA                94553       Primary                           Single Family Detached                        360                   358                     66.94                    6.95                 6/1/2007                   5/1/2037                    2481.14
511062208                                   GARDEN CITY                                MI                48135       Primary                           Single Family Detached                        180                   178                        90                   9.075                 6/1/2007                   5/1/2022                    2200.46
511062211                                   TEHACHAPI                                  CA                93561       Primary                           Single Family Detached                        360                   359                        80                    6.75                 7/1/2007                   6/1/2037                    1842.02
511062213                                   WOODBURN                                   OR                97071       Primary                           Single Family Detached                        360                   359                        70                     7.8                 7/1/2007                   6/1/2037                     909.62
511062216                                   MILLVILLE                                  MN                55957       Primary                           Single Family Detached                        360                   358                        85                   8.375                 6/1/2007                   5/1/2037                     990.25
511062218                                   NAVARRE                                    FL                32566       Primary                           Single Family Detached                        360                   358                     79.59                   9.025                 6/1/2007                   5/1/2037                    1507.91
511062235                                   ARLINGTON                                  WA                98223       Primary                           Single Family Detached                        360                   358                     79.48                    7.75                 6/1/2007                   5/1/2037                    1779.51
511062241                                   KLAMATH FALLS                              OR                97603       Primary                           Single Family Detached                        360                   359                     79.46                     8.5                 7/1/2007                   6/1/2037                     1730.1
511062242                                   BLYTHE                                     CA                92225       Primary                           Single Family Detached                        360                   358                        80                     8.4                 6/1/2007                   5/1/2037                    1712.17
511062254                                   MCCALL                                     ID                83638       Primary                           Single Family Detached                        360                   358                        80                     8.6                 6/1/2007                   5/1/2037                    2180.04
511062283                                   TOLLAND                                    CT                06084       Primary                           Single Family Detached                        360                   359                        70                    8.75                 7/1/2007                   6/1/2037                    2819.53
511062316                                   LOS ANGELES                                CA                90001       Primary                           Single Family Detached                        360                   358                        80                     7.9                 6/1/2007                   5/1/2037                    2372.29
511062347                                   LITHONIA                                   GA                30038       Primary                           Single Family Detached                        360                   358                        90                   9.925                 6/1/2007                   5/1/2037                    1237.05
511062349                                   JACKSONVILLE                               FL                32217       Primary                           Single Family Detached                        360                   359                        80                   10.95                 7/1/2007                   6/1/2037                    1334.33
511062377                                   WHITTIER                                   CA                90605       Primary                           Single Family Detached                        360                   359                     78.83                    7.05                 7/1/2007                   6/1/2037                    2458.41
511062386                                   LOS ANGELES                                CA                90045       Primary                           Condo Low-Rise Attached                       360                   359                        80                     9.7                 7/1/2007                   6/1/2037                    3302.61
511062398                                   NEWNAN                                     GA                30265       Primary                           Single Family Detached                        360                   358                        90                   8.125                 6/1/2007                   5/1/2037                     868.27
511062419                                   NEW PORT RICHEY                            FL                34655       Primary                           Single Family Detached                        360                   359                     69.81                    9.85                 7/1/2007                   6/1/2037                    1529.88
511062427                                   NEW HAVEN                                  CT                06512       Primary                           Single Family Detached                        360                   358                     71.24                    7.99                 6/1/2007                   5/1/2037                    1216.89
511062438                                   MIAMI                                      FL                33169       Primary                           Single Family Detached                        360                   358                        85                    9.25                 6/1/2007                   5/1/2037                    2555.31
511062440                                   VICTORVILLE                                CA                92392       Primary                           Single Family Detached                        360                   358                     89.91                    7.95                 6/1/2007                   5/1/2037                    2066.91
511062452                                   MURRIETA                                   CA                92562       Primary                           Single Family Detached                        360                   359                     51.77                       7                 7/1/2007                   6/1/2037                    2268.22
511062479                                   EL CAJON                                   CA                92020       Primary                           Single Family Detached                        360                   358                        85                    6.95                 6/1/2007                   5/1/2037                    1969.17
511062490                                   PALMDALE                                   CA                93552       Primary                           Single Family Detached                        360                   359                        80                    6.55                 7/1/2007                   6/1/2037                    1696.38
511062493                                   CRYSTAL RIVER                              FL                34429       Primary                           Single Family Detached                        360                   358                        80                   8.075                 6/1/2007                   5/1/2037                     945.92
511062519                                   CONCORD                                    CA                94520       Primary                           Single Family Detached                        360                   359                     59.16                     7.4                 7/1/2007                   6/1/2037                    1777.28
511062530                                   VICTORVILLE                                CA                92394       Primary                           Single Family Detached                        360                   358                        80                     7.8                 6/1/2007                   5/1/2037                    2176.62
511062536                                   EL MONTE                                   CA                91732       Primary                           Single Family Detached                        360                   358                        85                    6.85                 6/1/2007                   5/1/2037                    2433.24
511062541                                   MORENO VALLEY                              CA                92553       Primary                           Single Family Detached                        360                   358                     69.34                     6.4                 6/1/2007                   5/1/2037                    1585.17
511062543                                   RIALTO                                     CA                92376       Primary                           PUD Detached                                  360                   358                        85                     7.9                 6/1/2007                   5/1/2037                    1769.22
511062564                                   SACRAMENTO                                 CA                95829       Primary                           Single Family Detached                        360                   358                        80                    7.75                 6/1/2007                   5/1/2037                    2760.61
511062583                                   BEAUMONT                                   CA                92223       Primary                           Single Family Detached                        360                   358                        90                    9.85                 6/1/2007                   5/1/2037                     2232.8
511062586                                   MANASSAS                                   VA                20110       Primary                           Single Family Detached                        360                   359                        90                     8.2                 7/1/2007                   6/1/2037                     2439.5
511062589                                   DACULA                                     GA                30019       Second Home                       Single Family Detached                        360                   359                        85                   9.275                 7/1/2007                   6/1/2037                    1765.11
511062619                                   MARYSVILLE                                 CA                95901       Primary                           Single Family Detached                        360                   359                        75                     8.9                 7/1/2007                   6/1/2037                    1773.24
511062635                                   CHINO                                      CA                91710       Primary                           PUD Detached                                  360                   358                        70                   8.375                 6/1/2007                   5/1/2037                    2979.48
511062644                                   SANTA MARIA                                CA                93454       Primary                           Single Family Detached                        360                   358                     76.94                     6.4                 6/1/2007                   5/1/2037                     1891.2
511062670                                   WEST COVINA                                CA                91791       Primary                           Single Family Detached                        360                   359                     77.36                     7.2                 7/1/2007                   6/1/2037                       2460
511062679                                   AUBURN                                     WA                98002       Primary                           Single Family Detached                        360                   358                     63.46                    7.25                 6/1/2007                   5/1/2037                    2110.92
511062737                                   BLOOMINGTON AREA                           CA                92316       Primary                           Single Family Detached                        360                   359                      69.7                     7.3                 7/1/2007                   6/1/2037                    1436.93
511062745                                   GREENTOWN                                  IN                46936       Primary                           Single Family Detached                        360                   359                        90                   9.975                 7/1/2007                   6/1/2037                    1243.06
511062755                                   SAN DIEGO                                  CA                92115       Primary                           Single Family Detached                        360                   359                     60.34                    8.15                 7/1/2007                   6/1/2037                    2418.75
511062768                                   PALMDALE                                   CA                93550       Primary                           Single Family Detached                        360                   359                        80                    8.75                 7/1/2007                   6/1/2037                    2142.18
511062777                                   ALTADENA                                   CA                91001       Non-owner                         Single Family Detached                        360                   358                        75                     6.8                 6/1/2007                   5/1/2037                     2591.4
511062841                                   PERRIS                                     CA                92571       Primary                           Single Family Detached                        360                   359                        85                     8.1                 7/1/2007                   6/1/2037                    2102.63
511062876                                   LOS ANGELES                                CA                90037       Primary                           Single Family Detached                        360                   359                     70.93                     6.4                 7/1/2007                   6/1/2037                    1626.66
511062898                                   RICHMOND                                   VA                23235       Primary                           Single Family Detached                        360                   359                     89.93                       9                 7/1/2007                   6/1/2037                    2083.97
511062910                                   COLD SPRINGS                               NV                89506       Primary                           Single Family Detached                        360                   359                     84.94                   6.769                 7/1/2007                   6/1/2037                    1722.13
511062919                                   VALRICO                                    FL                33594       Primary                           PUD Detached                                  360                   359                        70                    7.85                 7/1/2007                   6/1/2037                    1915.42
511062936                                   COCOA                                      FL                32926       Primary                           Single Family Detached                        360                   359                        75                    9.75                 7/1/2007                   6/1/2037                    1617.64
511062938                                   DENVER                                     CO                80222       Primary                           PUD Attached                                  360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    2040.07
511062983                                   HOLLYWOOD                                  FL                33023       Primary                           Single Family Detached                        360                   359                        85                   10.05                 7/1/2007                   6/1/2037                     2581.4
511062999                                   PLYMOUTH                                   MN                55442       Primary                           Single Family Detached                        360                   359                     59.22                    7.35                 7/1/2007                   6/1/2037                    1260.82
511063022                                   FONTANA                                    CA                92336       Primary                           Single Family Detached                        360                   359                        80                    8.75                 7/1/2007                   6/1/2037                    2570.37
511063024                                   LANCASTER                                  CA                93535       Primary                           Single Family Detached                        360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    2508.66
511063047                                   SANTA CLARITA                              CA                91387       Primary                           Condo Low-Rise Attached                       360                   359                        75                    8.95                 7/1/2007                   6/1/2037                    2631.57
511063060                                   PERRIS                                     CA                92570       Primary                           Single Family Detached                        360                   359                     77.81                    6.25                 7/1/2007                   6/1/2037                    1585.92
511063076                                   LOS ANGELES                                CA                90003       Primary                           Single Family Detached                        360                   359                     73.14                     9.1                 7/1/2007                   6/1/2037                    2142.44
511063088                                   MIRA LOMA                                  CA                91752       Primary                           Single Family Detached                        360                   359                     64.36                    6.45                 7/1/2007                   6/1/2037                    1982.13
511063103                                   SAN BERNARDINO                             CA                92404       Primary                           Single Family Detached                        360                   359                        90                    5.65                 7/1/2007                   6/1/2037                    1532.23
511063107                                   OCEANSIDE                                  CA                92054       Primary                           Condo Low-Rise Attached                       360                   359                     71.04                     6.4                 7/1/2007                   6/1/2037                    1626.32
511063121                                   TAMPA                                      FL                33617       Primary                           Single Family Detached                        360                   359                        80                    9.55                 7/1/2007                   6/1/2037                    1315.35
511063132                                   CHICAGO                                    IL                60651       Primary                           2-4 Units Detached                            360                   359                     45.08                   9.575                 7/1/2007                   6/1/2037                    1396.45
511063192                                   AVONDALE                                   AZ                85323       Primary                           PUD Detached                                  360                   359                        90                    8.05                 7/1/2007                   6/1/2037                    1824.56
511063196                                   CHULA VISTA                                CA                91911       Primary                           Single Family Detached                        360                   359                        85                    7.95                 7/1/2007                   6/1/2037                    2618.53
511063247                                   TALLAHASSEE                                FL                32312       Primary                           Single Family Detached                        360                   359                        85                    7.05                 7/1/2007                   6/1/2037                     978.78
511063254                                   CLERMONT                                   FL                34711       Primary                           PUD Detached                                  360                   359                        85                    6.75                 7/1/2007                   6/1/2037                    1075.78
511063284                                   ALTON                                      IL                62002       Non-owner                         Single Family Detached                        360                   359                        90                    12.3                 7/1/2007                   6/1/2037                     695.74
511063289                                   HEMET                                      CA                92545       Primary                           Single Family Detached                        360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    2315.18
511063292                                   LANCASTER                                  CA                93535       Primary                           Single Family Detached                        360                   359                        85                    9.45                 7/1/2007                   6/1/2037                    2701.92
511063360                                   LA MIRADA                                  CA                90638       Primary                           Single Family Detached                        360                   359                     61.66                     6.1                 7/1/2007                   6/1/2037                    2061.56
511063377                                   SAINT PETERSBURG                           FL                33705       Primary                           Single Family Detached                        360                   359                     77.78                    8.35                 7/1/2007                   6/1/2037                    1327.04
521053052                                   INKSTER                                    MI                48141       Primary                           Single Family Detached                        360                   359                        90                    10.9                 7/1/2007                   6/1/2037                    1045.87
521053537                                   CHICAGO                                    IL                60619       Primary                           Single Family Detached                        360                   358                        75                     8.9                 6/1/2007                   5/1/2037                    1447.35
521054061                                   SAUK VILLAGE                               IL                60411       Primary                           Single Family Detached                        360                   359                     71.48                   10.15                 7/1/2007                   6/1/2037                     888.68
521056472                                   CHICAGO                                    IL                60617       Primary                           2-4 Units Detached                            360                   357                     60.07                   6.475                 5/1/2007                   4/1/2037                     992.24
521056534                                   CHICAGO                                    IL                60651       Primary                           2-4 Units Detached                            360                   358                     74.59                    9.05                 6/1/2007                   5/1/2037                    1838.71
521056665                                   MARCELLUS                                  MI                49067       Primary                           Single Family Detached                        360                   359                        85                     8.8                 7/1/2007                   6/1/2037                    1426.57
521056917                                   CHICAGO                                    IL                60643       Primary                           Single Family Detached                        360                   359                        85                  10.575                 7/1/2007                   6/1/2037                    1444.63
521056946                                   DYER                                       IN                46311       Primary                           Single Family Detached                        360                   358                      88.1                  11.325                 6/1/2007                   5/1/2037                     903.69
521057166                                   SOUTH BOARDMAN                             MI                49680       Primary                           Single Family Detached                        360                   359                        80                     9.5                 7/1/2007                   6/1/2037                     672.68
521057276                                   CHICAGO HEIGHTS                            IL                60411       Non-owner                         Single Family Detached                        360                   359                        90                   9.775                 7/1/2007                   6/1/2037                    1162.34
521057382                                   HARTFORD                                   MI                49057       Primary                           Single Family Detached                        360                   359                        48                     8.2                 7/1/2007                   6/1/2037                     987.04
521057385                                   HEREFORD                                   TX                79045       Primary                           Single Family Detached                        360                   359                        80                    10.6                 7/1/2007                   6/1/2037                     715.65
521057412                                   ALLENTON                                   MI                48002       Primary                           Single Family Detached                        360                   358                     57.11                    8.49                 6/1/2007                   5/1/2037                      833.5
521057549                                   CHICAGO                                    IL                60637       Non-owner                         Single Family Detached                        360                   359                        80                    9.99                 7/1/2007                   6/1/2037                    1221.64
521057579                                   LITTLE ROCK                                AR                72206       Primary                           Single Family Detached                        360                   359                        90                   9.425                 7/1/2007                   6/1/2037                    1085.71
521057586                                   DETROIT                                    MI                48205       Non-owner                         Single Family Detached                        360                   359                        75                  11.975                 7/1/2007                   6/1/2037                     539.01
521057617                                   AURORA                                     IL                60504       Primary                           Single Family Attached                        360                   359                        90                   8.625                 7/1/2007                   6/1/2037                    1203.04
521057618                                   AURORA                                     IL                60505       Non-owner                         Single Family Detached                        360                   359                        90                   9.475                 7/1/2007                   6/1/2037                    1359.23
521057640                                   ROYAL OAK                                  MI                48073       Primary                           Single Family Detached                        360                   359                        85                   10.65                 7/1/2007                   6/1/2037                    1062.55
521057648                                   OAK HARBOR                                 WA                98277       Primary                           Single Family Detached                        360                   359                     78.72                     8.1                 7/1/2007                   6/1/2037                    2157.68
521057714                                   REDFORD                                    MI                48240       Primary                           Single Family Detached                        360                   359                        90                   11.75                 7/1/2007                   6/1/2037                     554.17
521057779                                   CHICAGO                                    IL                60617       Primary                           Single Family Detached                        360                   359                        90                   9.375                 7/1/2007                   6/1/2037                    1399.83
521057806                                   WESTLAND                                   MI                48186       Primary                           Single Family Detached                        360                   358                        66                   10.05                 6/1/2007                   5/1/2037                     884.09
521057811                                   COMSTOCK PARK                              MI                49321       Primary                           Single Family Detached                        360                   359                        90                    9.05                 7/1/2007                   6/1/2037                     1454.8
521057819                                   PIKEVILLE                                  TN                37367       Primary                           Single Family Detached                        360                   359                     65.79                    8.75                 7/1/2007                   6/1/2037                    1180.05
521057821                                   EVERGREEN                                  CO                80439       Primary                           Single Family Detached                        360                   359                     78.53                   9.375                 7/1/2007                   6/1/2037                    2312.26
521057825                                   PAW PAW                                    MI                49079       Primary                           Single Family Detached                        360                   358                        75                    11.8                 6/1/2007                   5/1/2037                     1101.9
521057827                                   CEDAR SPRINGS                              MI                49319       Primary                           Single Family Detached                        360                   358                        90                    9.95                 6/1/2007                   5/1/2037                     943.79
521057838                                   MESICK                                     MI                49668       Primary                           Single Family Detached                        360                   359                        90                    10.5                 7/1/2007                   6/1/2037                    1070.24
521057846                                   BRIDGEVIEW                                 IL                60455       Primary                           Single Family Attached                        360                   359                        90                    9.45                 7/1/2007                   6/1/2037                    2185.11
521057852                                   AMERICAN FORK                              UT                84003       Primary                           Single Family Detached                        360                   358                     75.93                     7.7                 6/1/2007                   5/1/2037                    1461.57
521057868                                   COUNTRY CLUB HILLS                         IL                60478       Primary                           Single Family Detached                        360                   358                        80                    10.5                 6/1/2007                   5/1/2037                    2392.96
521057870                                   LANSING                                    MI                48917       Primary                           Single Family Detached                        360                   358                        65                    11.8                 6/1/2007                   5/1/2037                     981.33
521057871                                   ALDAN                                      PA                19018       Primary                           Single Family Detached                        360                   359                        70                     7.8                 7/1/2007                   6/1/2037                    1058.21
521057895                                   CHICAGO                                    IL                60638       Primary                           Single Family Detached                        360                   358                     89.72                     9.8                 6/1/2007                   5/1/2037                    2446.12
521057899                                   LINCOLN PARK                               MI                48146       Non-owner                         Single Family Detached                        360                   359                        85                   12.15                 7/1/2007                   6/1/2037                     698.48
521057906                                   SHELBYVILLE                                MI                49344       Primary                           Single Family Detached                        360                   359                        90                    8.65                 7/1/2007                   6/1/2037                       2175
521057948                                   MIDDLE RIVER                               MD                21220       Primary                           Single Family Detached                        360                   358                        90                    8.67                 6/1/2007                   5/1/2037                    1654.14
521057949                                   IONIA                                      MI                48846       Primary                           Single Family Detached                        360                   358                        85                     9.3                 6/1/2007                   5/1/2037                    1809.41
521057958                                   HELENVILLE                                 WI                53137       Primary                           Single Family Detached                        360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    1738.15
521057976                                   CLEVELAND                                  OH                44104       Non-owner                         Single Family Detached                        360                   359                     80.75                   11.25                 7/1/2007                   6/1/2037                     784.29
521057985                                   GLEN ELLYN                                 IL                60137       Primary                           Condo High-Rise Attached                      360                   358                     27.78                   9.675                 6/1/2007                   5/1/2037                     617.77
521057995                                   SUFFOLK                                    VA                23435       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    1503.38
521058026                                   RICHMOND                                   IL                60071       Primary                           Single Family Detached                        360                   358                        90                   9.275                 6/1/2007                   5/1/2037                       1070
521058032                                   SEBASTOPOL                                 CA                95472       Non-owner                         2-4 Units Detached                            360                   359                     13.62                   10.95                 7/1/2007                   6/1/2037                    1071.98
521058088                                   OSCODA                                     MI                48750       Second Home                       Single Family Detached                        360                   358                        65                    11.5                 6/1/2007                   5/1/2037                    1403.24
521058091                                   HILLSDALE                                  MI                49242       Primary                           Single Family Detached                        360                   358                     79.17                     9.5                 6/1/2007                   5/1/2037                     639.07
521058099                                   FOLEY                                      AL                36535       Non-owner                         Single Family Detached                        360                   359                        90                     8.8                 7/1/2007                   6/1/2037                    1422.49
521058101                                   FOLEY                                      AL                36535       Non-owner                         Single Family Detached                        360                   359                        90                   8.925                 7/1/2007                   6/1/2037                    1330.72
521058102                                   DAPHNE                                     AL                36526       Non-owner                         Single Family Detached                        360                   359                        90                   8.925                 7/1/2007                   6/1/2037                    1366.69
521058103                                   FOLEY                                      AL                36535       Non-owner                         Single Family Detached                        360                   359                        90                   9.975                 7/1/2007                   6/1/2037                    1497.49
521058148                                   LANSING                                    MI                48933       Non-owner                         2-4 Units Attached                            360                   359                        85                      12                 7/1/2007                   6/1/2037                     918.04
521058152                                   LOWELL                                     IN                46356       Primary                           Single Family Detached                        360                   359                        85                    10.7                 7/1/2007                   6/1/2037                     947.53
521058177                                   CHATTANOOGA                                TN                37416       Primary                           Single Family Detached                        360                   358                        85                   9.925                 6/1/2007                   5/1/2037                    1097.02
521058209                                   CHARLOTTESVILLE                            VA                22903       Primary                           Single Family Detached                        360                   359                        60                    9.55                 7/1/2007                   6/1/2037                    1175.55
521058283                                   CHICAGO                                    IL                60636       Primary                           Single Family Detached                        360                   359                        90                   9.425                 7/1/2007                   6/1/2037                     902.22
521058292                                   WILMINGTON                                 IL                60481       Primary                           Single Family Detached                        360                   358                     60.61                     9.5                 6/1/2007                   5/1/2037                    1681.71
521058296                                   KANSAS CITY                                MO                64132       Primary                           Single Family Detached                        360                   359                        80                    11.5                 7/1/2007                   6/1/2037                     633.79
521058324                                   DETROIT                                    MI                48214       Non-owner                         Single Family Detached                        360                   359                        85                    11.8                 7/1/2007                   6/1/2037                     732.07
521058331                                   BANGOR                                     MI                49013       Non-owner                         Single Family Detached                        240                   239                        85                   11.99                 7/1/2007                   6/1/2027                     569.62
521058340                                   CHICAGO HEIGHTS                            IL                60411       Primary                           Single Family Detached                        360                   359                        90                     9.5                 7/1/2007                   6/1/2037                     968.66
521058353                                   KANSAS CITY                                MO                64124       Non-owner                         Single Family Detached                        360                   359                        80                   11.65                 7/1/2007                   6/1/2037                     889.56
521058366                                   HOBART                                     IN                46342       Primary                           Single Family Detached                        360                   359                        90                    11.9                 7/1/2007                   6/1/2037                    1075.03
521058384                                   CHICAGO                                    IL                60643       Primary                           Single Family Detached                        360                   358                        85                   8.725                 6/1/2007                   5/1/2037                    1147.89
521058392                                   BENTON HARBOR                              MI                49022       Non-owner                         Single Family Detached                        360                   359                        80                   11.95                 7/1/2007                   6/1/2037                     580.43
521058395                                   LEROY                                      MI                49655       Primary                           Single Family Detached                        360                   358                        70                    9.55                 6/1/2007                   5/1/2037                      975.4
521058398                                   ROCKVILLE                                  IN                47872       Primary                           Single Family Detached                        360                   359                        85                    11.2                 7/1/2007                   6/1/2037                    1151.28
521058399                                   CHICAGO HEIGHTS                            IL                60411       Primary                           Single Family Detached                        360                   359                        80                      10                 7/1/2007                   6/1/2037                     877.57
521058404                                   BARTONVILLE                                IL                61607       Primary                           Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                     748.08
521058435                                   MCHENRY                                    IL                60050       Primary                           Single Family Detached                        360                   359                        80                   8.925                 7/1/2007                   6/1/2037                    1265.98
521058446                                   BERKELEY                                   IL                60163       Primary                           Single Family Detached                        360                   359                        65                    6.99                 7/1/2007                   6/1/2037                     993.62
521058450                                   BOLINGBROOK                                IL                60440       Primary                           Single Family Detached                        360                   359                     89.02                    10.6                 7/1/2007                   6/1/2037                    2035.04
521058486                                   POTEET                                     TX                78065       Primary                           Single Family Detached                        360                   359                     47.14                   8.125                 7/1/2007                   6/1/2037                    1137.02
521058498                                   MAYWOOD                                    IL                60153       Non-owner                         Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                    1908.36
521058503                                   PLEASANT LAKE                              MI                49272       Primary                           Single Family Detached                        360                   359                        90                   10.75                 7/1/2007                   6/1/2037                    1646.66
521058527                                   CHICAGO                                    IL                60622       Non-owner                         2-4 Units Attached                            360                   359                     67.42                    9.55                 7/1/2007                   6/1/2037                    2533.51
521058552                                   SKOKIE                                     IL                60016       Non-owner                         Single Family Detached                        360                   359                        85                   11.15                 7/1/2007                   6/1/2037                    3522.23
521058565                                   INDIANAPOLIS                               IN                46219       Non-owner                         Single Family Detached                        360                   359                        80                    12.1                 7/1/2007                   6/1/2037                     621.79
521058605                                   DAPHNE                                     AL                36526       Non-owner                         Single Family Detached                        360                   359                        90                   9.325                 7/1/2007                   6/1/2037                    1378.81
521058615                                   CHICAGO                                    IL                60609       Non-owner                         2-4 Units Detached                            360                   359                        85                    10.5                 7/1/2007                   6/1/2037                    2604.72
521058618                                   HARVEY                                     IL                60426       Non-owner                         2-4 Units Detached                            360                   359                        90                   9.975                 7/1/2007                   6/1/2037                    1458.08
521058663                                   SCHAUMBURG                                 IL                60194       Primary                           Condo Low-Rise Attached                       360                   359                        90                   9.025                 7/1/2007                   6/1/2037                    1313.66
521058665                                   CHICAGO                                    IL                60615       Primary                           Single Family Detached                        360                   359                      64.1                     6.9                 7/1/2007                   6/1/2037                     1646.4
521058673                                   BATTLE CREEK                               MI                49015       Primary                           Single Family Detached                        360                   359                        85                   9.775                 7/1/2007                   6/1/2037                    1288.04
521058675                                   DETROIT                                    MI                48223       Non-owner                         Single Family Detached                        360                   359                        80                    10.9                 7/1/2007                   6/1/2037                     748.26
521058720                                   HILLSBORO                                  MO                63050       Non-owner                         Single Family Detached                        360                   359                        80                    12.1                 7/1/2007                   6/1/2037                     911.13
521058721                                   CHICAGO                                    IL                60636       Primary                           Single Family Detached                        360                   359                     76.92                   8.325                 7/1/2007                   6/1/2037                     756.55
521058734                                   CHICAGO                                    IL                60616       Primary                           Single Family Attached                        360                   359                     68.18                       9                 7/1/2007                   6/1/2037                    2413.87
521058750                                   BENSENVILLE                                IL                60106       Primary                           Single Family Detached                        360                   359                     64.24                    7.85                 7/1/2007                   6/1/2037                    2509.07
521058753                                   RICH HILL                                  MO                64779       Primary                           Single Family Detached                        360                   359                        80                   8.275                 7/1/2007                   6/1/2037                    1024.11
521058761                                   CEDAR SPRINGS                              MI                49319       Primary                           Single Family Detached                        360                   359                      78.3                    9.95                 7/1/2007                   6/1/2037                    1607.94
521058788                                   FLORISSANT                                 MO                63033       Non-owner                         Single Family Detached                        360                   359                        90                   11.95                 7/1/2007                   6/1/2037                     1208.2
521058834                                   LAKE                                       MI                48632       Primary                           Single Family Detached                        360                   359                        90                   9.725                 7/1/2007                   6/1/2037                    1327.13
521058836                                   PLYMOUTH                                   IN                46563       Primary                           Single Family Detached                        360                   359                        90                   10.45                 7/1/2007                   6/1/2037                      840.4
521058841                                   CHICAGO                                    IL                60652       Primary                           Single Family Detached                        360                   359                     62.75                   7.975                 7/1/2007                   6/1/2037                    1171.33
521058853                                   CLEVELAND                                  OH                44106       Non-owner                         2-4 Units Detached                            360                   359                        85                   11.65                 7/1/2007                   6/1/2037                     808.91
521058857                                   LINDEN                                     MI                48451       Primary                           Single Family Detached                        360                   359                        85                  10.775                 7/1/2007                   6/1/2037                    1590.11
521058885                                   CALUMET CITY                               IL                60409       Primary                           Single Family Detached                        360                   359                     79.54                    7.99                 7/1/2007                   6/1/2037                     966.83
521058984                                   OLYMPIA FIELDS                             IL                60461       Primary                           Single Family Detached                        360                   359                        85                   10.15                 7/1/2007                   6/1/2037                    2054.62
521058986                                   COLUMBUS                                   OH                43206       Primary                           Single Family Detached                        360                   359                        89                     9.7                 7/1/2007                   6/1/2037                     845.05
521059105                                   CHICAGO                                    IL                60620       Non-owner                         Single Family Detached                        360                   359                        90                  10.525                 7/1/2007                   6/1/2037                    1319.92
521059112                                   CAMERON                                    MO                64429       Primary                           Single Family Detached                        360                   359                        80                    9.75                 7/1/2007                   6/1/2037                    1202.82
521059236                                   CHICAGO                                    IL                60637       Non-owner                         2-4 Units Detached                            360                   359                        90                      10                 7/1/2007                   6/1/2037                    2606.39
521059349                                   HOMER GLEN                                 IL                60491       Primary                           Single Family Detached                        360                   359                     69.26                     7.5                 7/1/2007                   6/1/2037                    1307.53
551029704                                   LEVELLAND                                  TX                79336       Primary                           Single Family Detached                        360                   358                        90                    7.95                 6/1/2007                   5/1/2037                    1498.54
551029919                                   CLEVELAND                                  TX                77327       Primary                           Single Family Detached                        360                   359                        80                  10.825                 7/1/2007                   6/1/2037                    1262.18
551030008                                   MILFORD                                    ME                04461       Primary                           Single Family Detached                        360                   358                        90                    9.12                 6/1/2007                   5/1/2037                    1705.43
551030015                                   AUSTIN                                     TX                78704       Primary                           Single Family Detached                        360                   358                        80                     9.7                 6/1/2007                   5/1/2037                    3196.09
551030245                                   KINGSTON                                   OK                73439       Second Home                       Single Family Detached                        360                   358                        90                   7.675                 6/1/2007                   5/1/2037                    1334.64
551030684                                   AMARILLO                                   TX                79124       Primary                           PUD Detached                                  360                   358                        80                    12.2                 6/1/2007                   5/1/2037                     918.75
551030883                                   NEW BRAUNFELS                              TX                78130       Primary                           Single Family Detached                        360                   358                        80                     7.4                 6/1/2007                   5/1/2037                    2769.52
551030955                                   FAIRFIELD                                  AL                35064       Non-owner                         Single Family Detached                        360                   359                        85                    12.1                 7/1/2007                   6/1/2037                     783.97
551030985                                   EL PASO                                    TX                79912       Primary                           PUD Detached                                  360                   358                        80                     6.7                 6/1/2007                   5/1/2037                    1755.16
551031039                                   BEN WHEELER                                TX                75754       Primary                           Single Family Detached                        360                   358                        80                   8.875                 6/1/2007                   5/1/2037                    1120.27
551031061                                   RICHARDSON                                 TX                75080       Primary                           Single Family Detached                        180                   178                     61.66                   7.525                 6/1/2007                   5/1/2022                    1660.17
551031098                                   LA WARD                                    TX                77970       Primary                           Single Family Detached                        240                   238                        80                   7.525                 6/1/2007                   5/1/2027                     1411.5
551031103                                   BEAUMONT                                   TX                77708       Primary                           Single Family Detached                        360                   359                        85                     9.9                 7/1/2007                   6/1/2037                     923.84
551031171                                   MEMPHIS                                    TN                38116       Primary                           Single Family Detached                        360                   358                        90                   10.45                 6/1/2007                   5/1/2037                     746.12
551031181                                   GRAND PRAIRIE                              TX                75050       Primary                           Single Family Detached                        360                   358                        80                    9.25                 6/1/2007                   5/1/2037                     970.76
551031182                                   JACKSONVILLE                               FL                32257       Primary                           Single Family Detached                        360                   359                        90                     7.4                 7/1/2007                   6/1/2037                    1756.87
551031204                                   NEWBERN                                    TN                38059       Primary                           Single Family Detached                        360                   358                     82.58                   10.25                 6/1/2007                   5/1/2037                     976.76
551031228                                   EL PASO                                    TX                79936       Primary                           Single Family Detached                        360                   358                     78.18                   8.412                 6/1/2007                   5/1/2037                     655.91
551031241                                   MANOR                                      TX                78653       Primary                           Single Family Detached                        360                   358                     86.93                   9.075                 6/1/2007                   5/1/2037                        997
551031263                                   WINCHESTER                                 VA                22602       Primary                           Single Family Detached                        360                   358                        90                   6.625                 6/1/2007                   5/1/2037                    1924.77
551031300                                   FORT WORTH                                 TX                76118       Primary                           Single Family Detached                        360                   358                     86.08                    9.35                 6/1/2007                   5/1/2037                    1128.71
551031304                                   AUSTIN                                     TX                78749       Primary                           Single Family Detached                        360                   358                        80                    6.99                 6/1/2007                   5/1/2037                    1270.78
551031306                                   OKLAHOMA CITY                              OK                73121       Primary                           Single Family Detached                        360                   358                        80                     8.4                 6/1/2007                   5/1/2037                    1925.01
551031307                                   HERMISTON                                  OR                97838       Primary                           Single Family Detached                        360                   358                        90                    8.85                 6/1/2007                   5/1/2037                    1511.84
551031312                                   SAN ANTONIO                                TX                78260       Primary                           PUD Detached                                  360                   359                        80                    8.85                 7/1/2007                   6/1/2037                    1492.44
551031320                                   HOUSTON                                    TX                77044       Primary                           Single Family Attached                        360                   358                        90                     8.8                 6/1/2007                   5/1/2037                     889.06
551031331                                   MISSION                                    TX                78572       Primary                           Single Family Detached                        360                   359                     77.56                   8.525                 7/1/2007                   6/1/2037                    1225.39
551031348                                   WAXHAW                                     NC                28173       Primary                           Single Family Detached                        360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    1057.28
551031349                                   KINGSLAND                                  TX                78639       Primary                           PUD Detached                                  360                   358                        80                   6.975                 6/1/2007                   5/1/2037                    1141.43
551031360                                   EDMOND                                     OK                73013       Primary                           PUD Detached                                  360                   359                        90                   7.925                 7/1/2007                   6/1/2037                     1442.4
551031364                                   SAN ANTONIO                                TX                78254       Primary                           Single Family Detached                        180                   179                        80                   8.325                 7/1/2007                   6/1/2022                    1434.48
551031365                                   KINGWOOD                                   TX                77345       Primary                           Single Family Detached                        360                   358                        80                   9.425                 6/1/2007                   5/1/2037                    1436.87
551031377                                   MARBLE FALLS                               TX                78654       Primary                           Single Family Detached                        360                   359                        80                    11.3                 7/1/2007                   6/1/2037                    1170.07
551031380                                   EL PASO                                    TX                79936       Primary                           Single Family Detached                        360                   358                     57.14                    8.95                 6/1/2007                   5/1/2037                     801.03
551031381                                   SAN ANTONIO                                TX                78213       Primary                           Single Family Detached                        360                   358                        70                    11.8                 6/1/2007                   5/1/2037                     567.42
551031384                                   DALLAS                                     TX                75227       Primary                           Single Family Detached                        240                   236                        80                    9.65                 4/1/2007                   3/1/2027                    1009.77
551031389                                   BASTROP                                    TX                78602       Primary                           Single Family Detached                        360                   358                     75.43                    8.25                 6/1/2007                   5/1/2037                     730.99
551031400                                   FORT WORTH                                 TX                76123       Primary                           Single Family Detached                        240                   239                        90                    9.99                 7/1/2007                   6/1/2027                    1883.39
551032297                                   MAGNOLIA                                   TX                77354       Primary                           Single Family Detached                        360                   358                     73.85                    6.75                 6/1/2007                   5/1/2037                     933.99
551032322                                   TULSA                                      OK                74120       Non-owner                         Single Family Detached                        360                   359                        90                    11.5                 7/1/2007                   6/1/2037                    2852.04
551032328                                   SAN BENITO                                 TX                78586       Primary                           Single Family Detached                        360                   359                        80                      11                 7/1/2007                   6/1/2037                     670.44
551032335                                   ROCKWALL                                   TX                75087       Primary                           Single Family Detached                        360                   358                        80                    9.85                 6/1/2007                   5/1/2037                    1663.69
551032338                                   HOUSTON                                    TX                77082       Primary                           Single Family Detached                        180                   179                        80                     8.6                 7/1/2007                   6/1/2022                    2773.71
551032418                                   SEMINOLE                                   TX                79360       Primary                           Single Family Detached                        360                   358                        90                  10.475                 6/1/2007                   5/1/2037                    1569.22
551032440                                   WINNSBORO                                  TX                75494       Primary                           Single Family Detached                        360                   358                     81.84                     9.8                 6/1/2007                   5/1/2037                     691.99
551032447                                   ANGLETON                                   TX                77515       Primary                           Single Family Detached                        360                   358                        90                   11.99                 6/1/2007                   5/1/2037                     595.28
551032517                                   DESOTO                                     TX                75115       Primary                           Single Family Detached                        360                   358                        90                   10.99                 6/1/2007                   5/1/2037                    1069.66
551032530                                   GLEN HEIGHTS                               TX                75154       Primary                           PUD Detached                                  360                   358                        90                    10.4                 6/1/2007                   5/1/2037                    1957.71
551032539                                   CELINA                                     TX                75009       Primary                           Single Family Detached                        360                   358                        80                    10.1                 6/1/2007                   5/1/2037                     884.97
551032552                                   SUGAR LAND                                 TX                77479       Primary                           PUD Detached                                  360                   358                     60.59                   9.225                 6/1/2007                   5/1/2037                      845.5
551032563                                   REEDVILLE                                  VA                22539       Primary                           Single Family Detached                        360                   358                        52                     7.9                 6/1/2007                   5/1/2037                     755.88
551032567                                   ARLINGTON                                  TX                76001       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                     962.25
551032571                                   WINTER HAVEN                               FL                33884       Primary                           Single Family Detached                        360                   358                        80                    6.99                 6/1/2007                   5/1/2037                     978.34
551032628                                   ROWLETT                                    TX                75088       Primary                           PUD Detached                                  360                   359                     79.25                    9.35                 7/1/2007                   6/1/2037                    1933.74
551032665                                   SANTA FE                                   TX                77517       Primary                           Single Family Detached                        360                   358                        60                    11.5                 6/1/2007                   5/1/2037                     594.17
551032678                                   DALLAS                                     TX                75237       Primary                           Single Family Detached                        360                   359                     76.32                    8.85                 7/1/2007                   6/1/2037                     575.54
551032682                                   EULESS                                     TX                76040       Primary                           Single Family Detached                        360                   359                        80                     8.9                 7/1/2007                   6/1/2037                    1486.43
551032687                                   BRENHAM                                    TX                77833       Primary                           Single Family Detached                        360                   359                        80                   9.725                 7/1/2007                   6/1/2037                    1063.08
551032712                                   ORLANDO                                    FL                32808       Primary                           Single Family Detached                        360                   358                        80                     9.7                 6/1/2007                   5/1/2037                    1355.09
551032723                                   LA PORTE                                   TX                77571       Primary                           Single Family Detached                        360                   358                        90                    11.1                 6/1/2007                   5/1/2037                     846.62
551032724                                   GARLAND                                    TX                75040       Primary                           Single Family Detached                        360                   359                        90                  11.225                 7/1/2007                   6/1/2037                    1234.87
551032758                                   WINTER HAVEN                               FL                33881       Primary                           Single Family Detached                        360                   358                        65                   6.925                 6/1/2007                   5/1/2037                     965.65
551032760                                   TIOGA                                      TX                76271       Primary                           Single Family Detached                        360                   359                     79.14                   7.875                 7/1/2007                   6/1/2037                    2237.93
551032786                                   KILLEEN                                    TX                76542       Primary                           Single Family Detached                        360                   359                        80                    8.99                 7/1/2007                   6/1/2037                     771.75
551032834                                   EL PASO                                    TX                79936       Primary                           Single Family Detached                        360                   359                        80                    9.95                 7/1/2007                   6/1/2037                    2712.53
551032836                                   GILMER                                     TX                75644       Primary                           Single Family Detached                        360                   359                        80                   12.25                 7/1/2007                   6/1/2037                     586.82
551032840                                   EL PASO                                    TX                79907       Primary                           Single Family Detached                        360                   359                        80                   9.825                 7/1/2007                   6/1/2037                     657.15
551032843                                   PLANO                                      TX                75074       Non-owner                         Condo Low-Rise Attached                       360                   359                        80                    11.8                 7/1/2007                   6/1/2037                     599.84
551032855                                   MILTON FREEWATER                           OR                97862       Primary                           Single Family Detached                        360                   359                        80                     9.4                 7/1/2007                   6/1/2037                    2371.97
551032862                                   EL PASO                                    TX                79925       Primary                           Single Family Detached                        360                   359                     66.77                    9.75                 7/1/2007                   6/1/2037                    1847.18
551032874                                   HUMBLE                                     TX                77346       Primary                           Single Family Detached                        360                   359                        80                    8.25                 7/1/2007                   6/1/2037                    2217.74
551032923                                   TULSA                                      OK                74105       Non-owner                         Single Family Detached                        360                   359                        90                      12                 7/1/2007                   6/1/2037                    2555.07
551032945                                   BRENHAM                                    TX                77833       Primary                           Single Family Detached                        360                   359                        85                    8.25                 7/1/2007                   6/1/2037                    1764.39
551032957                                   GLENN HEIGHTS                              TX                75154       Non-owner                         2-4 Units Attached                            360                   359                        85                  10.375                 7/1/2007                   6/1/2037                    1300.62
551032984                                   WEST COLUMBIA                              TX                77486       Primary                           Single Family Detached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                     826.31
551033058                                   SAN ANTONIO                                TX                78201       Non-owner                         Single Family Detached                        360                   359                     72.09                   12.45                 7/1/2007                   6/1/2037                      659.3
551033101                                   ROWLETT                                    TX                75088       Primary                           Single Family Detached                        360                   359                        90                   9.237                 7/1/2007                   6/1/2037                     917.06
551033135                                   PLANO                                      TX                75023       Primary                           Single Family Detached                        180                   179                        80                   9.325                 7/1/2007                   6/1/2022                    1529.86
551033137                                   DESOTO                                     TX                75115       Primary                           PUD Detached                                  360                   359                        85                  11.525                 7/1/2007                   6/1/2037                    1661.44
551033172                                   RHOME                                      TX                76078       Primary                           Single Family Detached                        360                   359                        80                   10.95                 7/1/2007                   6/1/2037                    1897.09
551033195                                   FLORESVILLE                                TX                78114       Primary                           Single Family Detached                        360                   359                     76.43                   9.144                 7/1/2007                   6/1/2037                    1541.69
551033288                                   GRAND PRAIRIE                              TX                75052       Primary                           Single Family Detached                        360                   359                        80                    9.15                 7/1/2007                   6/1/2037                     900.25
551033295                                   AUGUSTA                                    GA                30909       Primary                           Single Family Detached                        360                   359                        80                     9.5                 7/1/2007                   6/1/2037                     908.12
551033321                                   CORPUS CHRISTI                             TX                78412       Primary                           Single Family Detached                        360                   359                        80                    10.7                 7/1/2007                   6/1/2037                     896.26
551033372                                   HOUSTON                                    TX                77087       Primary                           Single Family Detached                        360                   359                        80                    9.25                 7/1/2007                   6/1/2037                     855.58
581017353                                   HOBART                                     IN                46342       Primary                           Single Family Detached                        360                   358                        90                    9.95                 6/1/2007                   5/1/2037                    1069.63
581017706                                   VOLCANO                                    CA                95689       Primary                           Single Family Detached                        360                   358                        50                    9.55                 6/1/2007                   5/1/2037                    1773.46
581018097                                   FLORENCE                                   CO                81226       Non-owner                         Single Family Detached                        360                   359                        80                   12.15                 7/1/2007                   6/1/2037                     956.96
581018524                                   STOCKTON                                   CA                95206       Primary                           Single Family Detached                        360                   359                        85                    7.85                 7/1/2007                   6/1/2037                    1815.64
581018767                                   ELK GROVE                                  CA                95624       Primary                           Single Family Detached                        360                   357                     69.75                     7.7                 5/1/2007                   4/1/2037                    1877.39
581019126                                   BAKERSFIELD                                CA                93304       Primary                           Single Family Detached                        360                   357                     74.09                     7.1                 5/1/2007                   4/1/2037                    1095.41
581019401                                   SACRAMENTO                                 CA                95829       Primary                           Single Family Detached                        360                   358                     89.11                    7.15                 6/1/2007                   5/1/2037                    2158.45
581019509                                   OROVILLE                                   CA                95965       Primary                           Single Family Detached                        360                   359                     35.48                     8.1                 7/1/2007                   6/1/2037                     755.85
581019574                                   DELANO                                     CA                93215       Non-owner                         2-4 Units Attached                            360                   358                     98.91                       9                 6/1/2007                   5/1/2037                    2188.57
581019578                                   PALM DESERT                                CA                92260       Non-owner                         2-4 Units Attached                            360                   358                        75                    7.35                 6/1/2007                   5/1/2037                    2583.65
581019612                                   SEASIDE                                    CA                93955       Primary                           Single Family Detached                        360                   359                     50.33                   6.255                 7/1/2007                   6/1/2037                    2412.42
581019663                                   PORTLAND                                   OR                97229       Primary                           Condo Low-Rise Attached                       360                   358                        80                   8.575                 6/1/2007                   5/1/2037                    1052.96
581019802                                   SAN LORENZO                                CA                94580       Primary                           Single Family Detached                        360                   358                        75                    7.65                 6/1/2007                   5/1/2037                    2509.43
581019804                                   LOS ANGELES                                CA                90016       Primary                           2-4 Units Detached                            360                   358                     54.17                    7.99                 6/1/2007                   5/1/2037                    2382.47
581019855                                   CANON CITY                                 CO                81212       Primary                           Single Family Detached                        360                   359                     89.34                     9.4                 7/1/2007                   6/1/2037                        982
581019893                                   CLOVIS                                     CA                93612       Primary                           Single Family Detached                        360                   358                        85                     6.4                 6/1/2007                   5/1/2037                    1938.35
581019898                                   PORTLAND                                   OR                97213       Primary                           Single Family Detached                        360                   359                     62.65                     7.7                 7/1/2007                   6/1/2037                    1396.84
581019937                                   CAPE CORAL                                 FL                33993       Primary                           Single Family Detached                        360                   359                     79.83                   7.925                 7/1/2007                   6/1/2037                    1498.29
581019947                                   RIVERSIDE AREA                             CA                92509       Primary                           Single Family Detached                        360                   356                        90                    7.35                 4/1/2007                   3/1/2037                    2325.28
581019951                                   LOST HILLS                                 CA                93249       Primary                           Single Family Detached                        360                   358                        90                    8.99                 6/1/2007                   5/1/2037                    1057.09
581019958                                   SILVERTHORNE                               CO                80498       Primary                           Single Family Attached                        360                   359                      69.7                     6.8                 7/1/2007                   6/1/2037                     2043.7
581019986                                   AUBURN                                     CA                95602       Primary                           Single Family Detached                        360                   358                        80                     8.2                 6/1/2007                   5/1/2037                    2273.16
581019997                                   AVON                                       CO                81620       Primary                           Condo Low-Rise Attached                       360                   359                        80                    7.75                 7/1/2007                   6/1/2037                    2427.68
581020014                                   BAYFIELD                                   CO                81122       Primary                           PUD Detached                                  360                   358                        90                     8.1                 6/1/2007                   5/1/2037                    1585.58
581020022                                   HERCULES                                   CA                94547       Primary                           Condo Low-Rise Attached                       360                   358                        50                    8.45                 6/1/2007                   5/1/2037                    1458.59
581020023                                   LAS VEGAS                                  NV                89122       Primary                           PUD Detached                                  360                   358                        90                     8.5                 6/1/2007                   5/1/2037                    1746.54
581020046                                   FORT COLLINS                               CO                80526       Primary                           Single Family Detached                        360                   359                        80                   8.925                 7/1/2007                   6/1/2037                     1253.2
581020052                                   JOSHUA TREE                                CA                92252       Primary                           Single Family Detached                        360                   358                        80                     8.9                 6/1/2007                   5/1/2037                     1170.9
581020055                                   LAVEEN                                     AZ                85339       Primary                           Single Family Detached                        360                   358                     64.75                     6.9                 6/1/2007                   5/1/2037                    1942.53
581020066                                   LONGMONT                                   CO                80501       Primary                           Single Family Detached                        360                   359                        90                     7.4                 7/1/2007                   6/1/2037                    1026.75
581020070                                   LODI                                       CA                95240       Primary                           Single Family Detached                        360                   358                        86                    7.45                 6/1/2007                   5/1/2037                    2024.88
581020073                                   SACRAMENTO                                 CA                95832       Primary                           Single Family Detached                        360                   358                     84.38                    8.15                 6/1/2007                   5/1/2037                    1717.02
581020080                                   FAIRFIELD                                  CA                94533       Primary                           Single Family Detached                        360                   358                        90                    7.99                 6/1/2007                   5/1/2037                    2320.43
581020091                                   POLLOCK PINES                              CA                95726       Primary                           PUD Detached                                  360                   359                        85                    8.95                 7/1/2007                   6/1/2037                    2740.03
581020101                                   MORENO VALLEY                              CA                92555       Primary                           Single Family Detached                        360                   356                     77.27                    8.35                 4/1/2007                   3/1/2037                    2578.25
581020107                                   BOCA RATON                                 FL                33486       Primary                           Single Family Detached                        360                   358                        80                    8.35                 6/1/2007                   5/1/2037                    2261.95
581020122                                   MANTECA                                    CA                95336       Primary                           Single Family Detached                        360                   358                        90                     8.5                 6/1/2007                   5/1/2037                    2697.43
581020127                                   LOS BANOS                                  CA                93635       Primary                           Single Family Detached                        360                   358                        75                     6.5                 6/1/2007                   5/1/2037                    1817.99
581020130                                   ELIZABETH                                  CO                80107       Primary                           Single Family Detached                        360                   358                        90                     9.8                 6/1/2007                   5/1/2037                    2550.42
581020136                                   BAKERSFIELD                                CA                93308       Primary                           Single Family Detached                        360                   358                        65                     6.9                 6/1/2007                   5/1/2037                    2007.87
581020173                                   GRASS VALLEY                               CA                95945       Primary                           Single Family Detached                        360                   359                     64.56                    6.79                 7/1/2007                   6/1/2037                    1493.45
581020175                                   LODI                                       CA                95242       Primary                           Single Family Detached                        360                   359                     64.95                    6.75                 7/1/2007                   6/1/2037                    1873.16
581020194                                   WILLOW                                     AK                99688       Primary                           Single Family Detached                        360                   358                        75                    10.5                 6/1/2007                   5/1/2037                    1852.35
581020202                                   ORLANDO                                    FL                32825       Primary                           PUD Detached                                  360                   357                     70.67                   10.05                 5/1/2007                   4/1/2037                    1295.46
581020203                                   COLORADO SPRINGS                           CO                80904       Primary                           Single Family Detached                        360                   359                     64.93                    7.65                 7/1/2007                   6/1/2037                    1585.96
581020206                                   AURORA                                     CO                80011       Primary                           Single Family Detached                        360                   358                     72.22                    7.95                 6/1/2007                   5/1/2037                     899.03
581020223                                   SUN VALLEY                                 NV                89433       Primary                           Single Family Detached                        360                   359                        90                     7.2                 7/1/2007                   6/1/2037                    1721.55
581020232                                   AURORA                                     CO                80010       Non-owner                         Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     850.72
581020240                                   SACRAMENTO                                 CA                95827       Primary                           Single Family Detached                        360                   358                        80                    7.54                 6/1/2007                   5/1/2037                    1932.59
581020252                                   FAIRFIELD                                  CA                94533       Primary                           Single Family Detached                        360                   359                     82.07                    9.25                 7/1/2007                   6/1/2037                    2530.46
581020301                                   PATERSON                                   NJ                07513       Primary                           2-4 Units Detached                            360                   359                        90                    7.99                 7/1/2007                   6/1/2037                    2870.01
581020304                                   COOPERSBURG                                PA                18036       Primary                           Single Family Detached                        360                   359                        90                     6.9                 7/1/2007                   6/1/2037                    2245.49
581020314                                   SACRAMENTO                                 CA                95834       Primary                           Single Family Detached                        360                   358                        75                    10.7                 6/1/2007                   5/1/2037                    2022.15
581020327                                   SAINT LOUIS                                MO                63118       Non-owner                         2-4 Units Detached                            360                   359                        80                    11.8                 7/1/2007                   6/1/2037                    1069.99
581020331                                   DENVER                                     CO                80219       Non-owner                         Single Family Detached                        360                   359                        90                   10.45                 7/1/2007                   6/1/2037                    1164.26
581020352                                   HUGHSON                                    CA                95326       Primary                           Single Family Detached                        360                   359                     71.43                     7.5                 7/1/2007                   6/1/2037                    1151.65
581020360                                   DENVER                                     CO                80236       Non-owner                         Single Family Detached                        360                   359                        90                   11.05                 7/1/2007                   6/1/2037                    1720.99
581020363                                   TURNER                                     OR                97392       Primary                           Single Family Detached                        360                   359                        90                     8.6                 7/1/2007                   6/1/2037                    1633.27
581020374                                   ESCALON                                    CA                95320       Primary                           Single Family Detached                        360                   359                        90                     8.3                 7/1/2007                   6/1/2037                    2720.25
581020384                                   PUEBLO WEST                                CO                81007       Primary                           Single Family Detached                        360                   359                        90                     7.7                 7/1/2007                   6/1/2037                       1232
581020385                                   ROSEVILLE                                  CA                95678       Primary                           PUD Attached                                  360                   359                     89.14                    9.15                 7/1/2007                   6/1/2037                    1593.56
581020407                                   DREXEL HILL                                PA                19026       Primary                           Single Family Detached                        360                   359                        90                    6.67                 7/1/2007                   6/1/2037                    1401.04
581020409                                   ATLANTA                                    GA                30316       Primary                           Single Family Detached                        360                   359                        90                   10.21                 7/1/2007                   6/1/2037                    1085.15
581020411                                   BAKERSFIELD                                CA                93309       Primary                           Single Family Detached                        360                   359                        80                    6.89                 7/1/2007                   6/1/2037                    1055.15
581020443                                   LA GRANGE                                  CA                95329       Primary                           PUD Detached                                  360                   359                        90                    7.45                 7/1/2007                   6/1/2037                    2348.15
581020447                                   SACRAMENTO                                 CA                95838       Primary                           Single Family Detached                        360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    1891.46
581020450                                   LACEY                                      WA                98516       Primary                           PUD Detached                                  360                   359                      82.2                    7.95                 7/1/2007                   6/1/2037                    3001.46
581020472                                   ANTIOCH                                    CA                94509       Primary                           Single Family Detached                        360                   359                        90                     8.3                 7/1/2007                   6/1/2037                    2568.42
581020486                                   OAKLAND                                    CA                94621       Primary                           Single Family Detached                        360                   359                        90                    7.25                 7/1/2007                   6/1/2037                    2346.98
581020511                                   PORTLAND                                   OR                97266       Primary                           Single Family Detached                        360                   359                        75                    9.25                 7/1/2007                   6/1/2037                    1326.56
581020566                                   FORT LUPTON                                CO                80621       Primary                           Single Family Detached                        360                   359                        85                     9.8                 7/1/2007                   6/1/2037                    2346.89
581020582                                   TULARE                                     CA                93274       Primary                           Single Family Detached                        360                   359                     63.83                    7.85                 7/1/2007                   6/1/2037                    1001.27
581020602                                   WASHOUGAL                                  WA                98671       Primary                           Single Family Detached                        360                   359                        80                     8.8                 7/1/2007                   6/1/2037                    2698.67
581020617                                   FORT COLLINS                               CO                80526       Primary                           Single Family Detached                        360                   359                     87.78                     8.5                 7/1/2007                   6/1/2037                    2429.77
581020685                                   CANON CITY                                 CO                81212       Primary                           Single Family Detached                        360                   359                        90                    8.35                 7/1/2007                   6/1/2037                     2149.8
581020686                                   BEAVERTON                                  OR                97007       Primary                           Single Family Detached                        360                   359                        85                    8.25                 7/1/2007                   6/1/2037                    1717.77
581020768                                   FORT COLLINS                               CO                80521       Primary                           Single Family Detached                        360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    1353.91
581020814                                   COLORADO SPRINGS                           CO                80920       Primary                           PUD Detached                                  360                   359                     86.62                     8.7                 7/1/2007                   6/1/2037                    1756.66
621023908                                   NORTH BAY VILLAGE                          FL                33141       Non-owner                         Condo Low-Rise Attached                       360                   359                        65                   9.175                 7/1/2007                   6/1/2037                    1614.88
621023952                                   TAMPA                                      FL                33604       Non-owner                         Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     1945.8
621024031                                   FAIRBURN                                   GA                30213       Primary                           Single Family Detached                        360                   358                        80                   8.625                 6/1/2007                   5/1/2037                    1088.91
621024160                                   SUNRISE                                    FL                33313       Primary                           Single Family Detached                        360                   357                        80                    8.82                 5/1/2007                   4/1/2037                    1583.41
621024184                                   MIAMI                                      FL                33126       Non-owner                         2-4 Units Detached                            360                   358                        70                   7.975                 6/1/2007                   5/1/2037                    2075.28
621024394                                   AUSTELL                                    GA                30168       Primary                           Single Family Detached                        360                   358                        90                   9.525                 6/1/2007                   5/1/2037                    1205.83
621024421                                   BOYNTON BEACH                              FL                33435       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                    2032.51
621024454                                   PAHOKEE                                    FL                33476       Non-owner                         Single Family Detached                        360                   359                        85                    11.6                 7/1/2007                   6/1/2037                    1119.68
621024498                                   FORT PIERCE                                FL                34951       Primary                           Single Family Detached                        360                   359                     84.85                    9.25                 7/1/2007                   6/1/2037                    1106.92
621024611                                   DELAND                                     FL                32720       Primary                           Single Family Detached                        360                   359                        90                    9.15                 7/1/2007                   6/1/2037                      856.5
621024617                                   SAINT PETERSBURG                           FL                33705       Primary                           Single Family Detached                        360                   359                        85                   10.75                 7/1/2007                   6/1/2037                     1119.6
621024660                                   PONTE VEDRA BEACH                          FL                32082       Primary                           PUD Attached                                  360                   358                        80                    6.85                 6/1/2007                   5/1/2037                    1163.74
621024670                                   FORT PIERCE                                FL                34945       Primary                           Single Family Detached                        360                   359                     63.29                    7.15                 7/1/2007                   6/1/2037                    1752.68
621024673                                   PLANTATION                                 FL                33317       Primary                           Single Family Detached                        360                   359                     46.79                     7.6                 7/1/2007                   6/1/2037                    1155.83
621024675                                   MIAMI                                      FL                33056       Primary                           Single Family Attached                        360                   359                        85                     9.4                 7/1/2007                   6/1/2037                    1207.04
621024699                                   SAINT PETERSBURG                           FL                33712       Primary                           Single Family Detached                        360                   359                     67.74                     7.5                 7/1/2007                   6/1/2037                    1468.35
621024704                                   MIAMI                                      FL                33177       Primary                           Single Family Detached                        360                   359                     55.08                     6.4                 7/1/2007                   6/1/2037                    1085.27
621024719                                   JUPITER                                    FL                33458       Primary                           Single Family Detached                        360                   359                     69.78                       9                 7/1/2007                   6/1/2037                    1263.26
621024736                                   POMPANO BEACH                              FL                33064       Primary                           Single Family Detached                        360                   359                        68                    9.35                 7/1/2007                   6/1/2037                    1410.88
621024739                                   FORT LAUDERDALE                            FL                33304       Second Home                       Condo High-Rise Attached                      360                   359                        80                    7.65                 7/1/2007                   6/1/2037                     2781.3
621024767                                   JACKSONVILLE                               FL                32221       Primary                           PUD Detached                                  360                   358                        90                    7.95                 6/1/2007                   5/1/2037                    1337.19
621024797                                   SUNRISE                                    FL                33351       Primary                           Condo Low-Rise Attached                       360                   358                     69.12                   7.825                 6/1/2007                   5/1/2037                     1082.4
621024807                                   SARASOTA                                   FL                34235       Primary                           Single Family Detached                        360                   359                        90                    8.95                 7/1/2007                   6/1/2037                    1935.48
621024808                                   MIAMI                                      FL                33142       Non-owner                         2-4 Units Attached                            360                   359                        80                     9.1                 7/1/2007                   6/1/2037                    1558.71
621024811                                   MIAMI                                      FL                33175       Primary                           Single Family Detached                        360                   359                      42.5                    7.25                 7/1/2007                   6/1/2037                     1159.7
621024818                                   STUART                                     FL                34997       Primary                           2-4 Units Attached                            360                   359                        80                     9.4                 7/1/2007                   6/1/2037                    2133.93
621024832                                   MIAMI                                      FL                33186       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    3190.09
621024834                                   MIAMI                                      FL                33179       Primary                           Condo Low-Rise Attached                       360                   358                        90                   10.35                 6/1/2007                   5/1/2037                    1085.26
621024856                                   MIAMI                                      FL                33167       Primary                           Single Family Detached                        360                   359                        80                    7.42                 7/1/2007                   6/1/2037                    1415.24
621024867                                   POMPANO BEACH                              FL                33064       Primary                           Single Family Detached                        360                   359                        70                    9.85                 7/1/2007                   6/1/2037                    1641.27
621024871                                   LAKE WORTH                                 FL                33460       Primary                           Single Family Detached                        360                   359                        80                    9.25                 7/1/2007                   6/1/2037                     1339.2
621024873                                   WEELINGTON                                 FL                33414       Primary                           PUD Attached                                  360                   359                     69.75                   10.95                 7/1/2007                   6/1/2037                    1885.71
621024877                                   MIAMI                                      FL                33150       Non-owner                         Single Family Detached                        360                   359                     59.49                     8.8                 7/1/2007                   6/1/2037                     869.75
621024887                                   MIAMI (UNINC)                              FL                33032       Non-owner                         Single Family Detached                        360                   358                        85                      12                 6/1/2007                   5/1/2037                    2015.05
621024952                                   JACKSONVILLE                               FL                32208       Primary                           Single Family Detached                        360                   359                        85                    10.1                 7/1/2007                   6/1/2037                     946.99
621024971                                   MIAMI                                      FL                33133       Primary                           2-4 Units Detached                            360                   359                     44.83                   6.725                 7/1/2007                   6/1/2037                    1682.13
621024975                                   FORT PIERCE                                FL                34945       Primary                           Single Family Detached                        360                   359                        75                     8.6                 7/1/2007                   6/1/2037                    2725.05
621024977                                   MELBOURNE                                  FL                32940       Primary                           PUD Detached                                  360                   359                        55                    7.65                 7/1/2007                   6/1/2037                    1121.92
621024978                                   POMPANO BEACH                              FL                33064       Primary                           Single Family Detached                        360                   359                     51.79                     8.5                 7/1/2007                   6/1/2037                    1042.17
621024994                                   FORT LAUDERDALE                            FL                33312       Non-owner                         PUD Detached                                  360                   359                        85                   11.75                 7/1/2007                   6/1/2037                    3835.25
621025025                                   WEST PALM BEACH                            FL                33415       Non-owner                         PUD Attached                                  360                   359                        45                     9.6                 7/1/2007                   6/1/2037                     858.76
621025027                                   MIAMI                                      FL                33157       Non-owner                         Single Family Detached                        360                   359                        80                     9.7                 7/1/2007                   6/1/2037                    2320.07
621025083                                   CORAL SPRINGS                              FL                33065       Non-owner                         2-4 Units Attached                            360                   359                     86.23                    9.55                 7/1/2007                   6/1/2037                    3859.55
661024166                                   BENNETTSVILLE                              SC                29512       Primary                           Single Family Detached                        360                   358                        90                   11.05                 6/1/2007                   5/1/2037                    1101.43
661024255                                   MIAMI                                      FL                33177       Primary                           Condo Low-Rise Attached                       360                   358                        90                    7.37                 6/1/2007                   5/1/2037                    1332.79
661024455                                   MURRIETA                                   CA                92562       Primary                           Single Family Detached                        360                   358                        75                     8.9                 6/1/2007                   5/1/2037                    2645.79
661024537                                   SALT LAKE CITY                             UT                84121       Primary                           Single Family Detached                        360                   359                      65.3                    6.65                 7/1/2007                   6/1/2037                    1123.44
661024595                                   CHEHALIS                                   WA                98532       Primary                           Single Family Detached                        360                   359                        80                   11.05                 7/1/2007                   6/1/2037                    3304.29
661024625                                   TWIN LAKES                                 WI                53181       Primary                           Single Family Detached                        360                   358                        90                    8.55                 6/1/2007                   5/1/2037                     1640.7
661024881                                   TACOMA                                     WA                98418       Primary                           Single Family Detached                        360                   358                        85                    9.25                 6/1/2007                   5/1/2037                    1356.72
661024895                                   MADERA                                     CA                93637       Primary                           Single Family Detached                        360                   358                        80                    7.95                 6/1/2007                   5/1/2037                    1798.06
661024925                                   (WILDOMAR AREA)                            CA                92595       Primary                           Single Family Detached                        360                   358                        90                       9                 6/1/2007                   5/1/2037                    2321.22
661025033                                   OWENSBORO                                  KY                42301       Non-owner                         Single Family Detached                        360                   358                        90                  10.125                 6/1/2007                   5/1/2037                    1356.84
661025039                                   LOS ANGELES                                CA                91040       Primary                           Single Family Detached                        360                   358                     44.44                     9.1                 6/1/2007                   5/1/2037                    1623.66
661025063                                   LOS ANGELES                                CA                90026       Primary                           2-4 Units Attached                            360                   358                     55.12                     7.8                 6/1/2007                   5/1/2037                    2519.73
661025064                                   REDDING                                    CA                96001       Primary                           Single Family Detached                        360                   358                        80                     8.2                 6/1/2007                   5/1/2037                    1529.03
661025067                                   MORENO VALLEY                              CA                92557       Primary                           Single Family Detached                        360                   358                     76.92                    8.25                 6/1/2007                   5/1/2037                    2446.35
661025101                                   RIVERSIDE                                  CA                92504       Primary                           Single Family Detached                        360                   358                        80                   9.425                 6/1/2007                   5/1/2037                    2670.05
661025114                                   RIVERSIDE                                  CA                92507       Primary                           Single Family Detached                        360                   358                     59.69                     9.2                 6/1/2007                   5/1/2037                    1526.38
661025129                                   OLIVE BRANCH                               MS                38654       Primary                           Single Family Detached                        240                   238                        75                    10.3                 6/1/2007                   5/1/2027                    3656.74
661025138                                   GLENDALE                                   CA                91206       Primary                           Condo Low-Rise Attached                       360                   358                        70                   7.225                 6/1/2007                   5/1/2037                    2144.72
661025203                                   CHINO HILLS                                CA                91709       Primary                           PUD Detached                                  360                   359                        80                     7.9                 7/1/2007                   6/1/2037                    2822.81
661025213                                   POMONA                                     CA                91768       Primary                           Single Family Detached                        360                   358                     47.76                     6.4                 6/1/2007                   5/1/2037                    1269.65
661025223                                   OAKLEY                                     CA                94561       Primary                           PUD Detached                                  360                   359                     59.87                     7.3                 7/1/2007                   6/1/2037                     1463.6
661025231                                   HACIENDA HEIGHTS                           CA                91745       Primary                           Single Family Detached                        360                   358                        70                    7.15                 6/1/2007                   5/1/2037                     2081.8
661025241                                   PLACENTIA                                  CA                92870       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.25                 7/1/2007                   6/1/2037                    2931.77
661025265                                   LOS ANGELES                                CA                90011       Primary                           Single Family Detached                        360                   358                        90                     7.5                 6/1/2007                   5/1/2037                     2587.5
661025279                                   JACKSONVILLE                               FL                32216       Primary                           Single Family Detached                        360                   359                        85                    7.45                 7/1/2007                   6/1/2037                     878.97
661025284                                   LOS ANGELES                                CA                90061       Primary                           Single Family Detached                        360                   358                        65                     6.3                 6/1/2007                   5/1/2037                    1658.47
661025287                                   PALMDALE                                   CA                93551       Primary                           Single Family Detached                        360                   359                        85                     6.6                 7/1/2007                   6/1/2037                    1553.83
661025295                                   STOCKTON                                   CA                95206       Primary                           Single Family Detached                        360                   358                     74.95                     7.7                 6/1/2007                   5/1/2037                    2698.32
661025297                                   CITY OF SAN BERNARDINO                     CA                92410       Non-owner                         Single Family Detached                        360                   358                        85                   10.05                 6/1/2007                   5/1/2037                    2172.33
661025298                                   CITY OF HIGHLAND                           CA                92346       Primary                           Single Family Detached                        360                   358                        90                     9.2                 6/1/2007                   5/1/2037                    3096.03
661025309                                   VICTORVILLE                                CA                92392       Primary                           Single Family Detached                        360                   358                        90                     9.4                 6/1/2007                   5/1/2037                    2625.77
661025328                                   THOUSAND OAKS                              CA                91362       Primary                           Condo Low-Rise Attached                       360                   359                        90                     7.5                 7/1/2007                   6/1/2037                    2255.86
661025337                                   HESPERIA                                   CA                92345       Primary                           Single Family Detached                        360                   358                        80                    8.65                 6/1/2007                   5/1/2037                    2114.45
661025350                                   CITY OF RIALTO                             CA                92376       Primary                           Single Family Detached                        360                   358                        80                     6.9                 6/1/2007                   5/1/2037                    2319.15
661025372                                   VICTORVILLE                                CA                92392       Primary                           Single Family Detached                        360                   359                        90                    8.35                 7/1/2007                   6/1/2037                    2226.61
661025373                                   ORANGE                                     CA                92868       Primary                           Single Family Detached                        360                   359                     52.17                     6.4                 7/1/2007                   6/1/2037                     1668.6
661025374                                   NORTH PORT                                 FL                34287       Non-owner                         Single Family Detached                        360                   359                        90                   10.25                 7/1/2007                   6/1/2037                    2379.15
661025386                                   LOS ANGELES                                CA                90008       Primary                           Single Family Detached                        360                   358                     49.84                    7.35                 6/1/2007                   5/1/2037                    2012.22
661025422                                   INGLEWOOD                                  CA                90305       Primary                           Single Family Detached                        360                   358                     53.85                    6.15                 6/1/2007                   5/1/2037                    1765.77
661025434                                   INDIO                                      CA                92201       Primary                           Single Family Detached                        360                   358                     84.94                    7.99                 6/1/2007                   5/1/2037                    2564.69
661025452                                   LANCASTER                                  CA                93535       Primary                           Single Family Detached                        360                   359                        75                     9.7                 7/1/2007                   6/1/2037                     1548.1
661025467                                   DUARTE                                     CA                91010       Primary                           Single Family Detached                        360                   358                        80                    7.05                 6/1/2007                   5/1/2037                    2500.27
661025469                                   RICHMOND                                   VA                23237       Primary                           Single Family Detached                        360                   359                        85                    8.95                 7/1/2007                   6/1/2037                    1193.87
661025507                                   NUEVO                                      CA                92567       Primary                           Single Family Detached                        360                   358                        80                    9.95                 6/1/2007                   5/1/2037                    2873.75
661025521                                   KAPAA                                      HI                96746       Primary                           Single Family Detached                        360                   359                        65                    8.85                 7/1/2007                   6/1/2037                    2322.02
661025531                                   ORLANDO                                    FL                32811       Non-owner                         Condo Low-Rise Attached                       360                   359                        85                   10.65                 7/1/2007                   6/1/2037                    1219.97
661025534                                   LOS ANGELES                                CA                90007       Non-owner                         2-4 Units Attached                            360                   359                        75                     9.5                 7/1/2007                   6/1/2037                    4193.76
661025539                                   HOLUALOA                                   HI                96725       Primary                           Condo Low-Rise Attached                       360                   359                        85                    7.25                 7/1/2007                   6/1/2037                    1590.38
661025564                                   LOS ANGELES                                CA                90044       Primary                           2-4 Units Detached                            360                   359                     91.67                    10.1                 7/1/2007                   6/1/2037                     4193.7
661025570                                   (QUARTZ HILL AREA)                         CA                93536       Primary                           Single Family Detached                        360                   359                     60.74                    7.45                 7/1/2007                   6/1/2037                    1043.62
661025573                                   CORONA                                     CA                92879       Primary                           Single Family Detached                        360                   358                     61.52                    8.21                 6/1/2007                   5/1/2037                    1519.37
661025597                                   RIALTO                                     CA                92376       Primary                           2-4 Units Attached                            360                   359                     51.79                    9.05                 7/1/2007                   6/1/2037                    1907.02
661025605                                   SYLMAR                                     CA                91342       Primary                           Single Family Detached                        360                   359                     66.11                     6.9                 7/1/2007                   6/1/2037                    2108.84
661025610                                   ONTARIO                                    CA                91762       Primary                           Single Family Detached                        360                   359                        80                     6.9                 7/1/2007                   6/1/2037                    2091.04
661025632                                   ELK GROVE                                  CA                95758       Primary                           Single Family Detached                        360                   358                     86.59                    8.55                 6/1/2007                   5/1/2037                    2565.61
661025641                                   KEIZER                                     OR                97303       Primary                           Single Family Detached                        360                   359                        80                    9.85                 7/1/2007                   6/1/2037                    1493.89
661025651                                   PORTERVILLE                                CA                93257       Non-owner                         Single Family Detached                        360                   359                        85                   10.95                 7/1/2007                   6/1/2037                     2136.6
661025654                                   PHOENIX                                    AZ                85040       Primary                           Single Family Detached                        360                   359                        90                     8.1                 7/1/2007                   6/1/2037                    1422.37
661025657                                   RIVERSIDE                                  CA                92503       Primary                           Single Family Detached                        360                   359                        90                    7.75                 7/1/2007                   6/1/2037                    2758.58
661025682                                   LAS VEGAS                                  NV                89142       Primary                           Single Family Detached                        360                   358                        85                   7.975                 6/1/2007                   5/1/2037                    1414.61
661025688                                   NATIONAL CITY                              CA                91950       Primary                           Single Family Detached                        360                   359                        70                    8.99                 7/1/2007                   6/1/2037                    2157.66
661025690                                   FONTANA                                    CA                92335       Primary                           Single Family Detached                        360                   359                        80                    7.45                 7/1/2007                   6/1/2037                    1920.39
661025745                                   BAKERSFIELD                                CA                93306       Primary                           Single Family Detached                        360                   359                        90                    7.78                 7/1/2007                   6/1/2037                    1578.97
661025768                                   RICO                                       CO                81332       Primary                           Single Family Detached                        360                   359                        85                     8.8                 7/1/2007                   6/1/2037                    2088.45
661025800                                   SAN BERNARDINO                             CA                92404       Non-owner                         Single Family Detached                        360                   359                        90                    10.1                 7/1/2007                   6/1/2037                    1911.54
661025820                                   RANCHO CUCAMONGA                           CA                91737       Primary                           Single Family Detached                        360                   359                        56                     8.3                 7/1/2007                   6/1/2037                     2311.7
661025843                                   RIVERSIDE                                  CA                92501       Primary                           Single Family Detached                        360                   359                        80                     6.7                 7/1/2007                   6/1/2037                    1792.06
661025857                                   ONTARIO                                    CA                91762       Primary                           Single Family Detached                        360                   359                        90                    8.45                 7/1/2007                   6/1/2037                    2637.53
661025864                                   BELL                                       CA                90201       Primary                           Single Family Detached                        360                   359                     56.84                    6.75                 7/1/2007                   6/1/2037                    1573.09
661026004                                   SAN BERNARDINO                             CA                92410       Primary                           Single Family Detached                        360                   359                        90                    10.3                 7/1/2007                   6/1/2037                     1498.2
671019953                                   SYRACUSE                                   UT                84075       Primary                           Single Family Detached                        360                   359                        90                      12                 7/1/2007                   6/1/2037                    2545.82
671019970                                   MONTEREY                                   CA                93940       Primary                           Condo Low-Rise Attached                       360                   358                        75                     7.1                 6/1/2007                   5/1/2037                    2404.81
671020486                                   TURLOCK                                    CA                95380       Primary                           Single Family Detached                        360                   358                     83.33                     7.4                 6/1/2007                   5/1/2037                    1765.57
671020495                                   CHANDLER                                   AZ                85225       Non-owner                         Single Family Attached                        360                   359                        70                     8.7                 7/1/2007                   6/1/2037                    1041.57
671020505                                   WEST JORDAN                                UT                84088       Primary                           Single Family Detached                        360                   358                        90                     8.8                 6/1/2007                   5/1/2037                    1871.35
671020521                                   OAKLAND                                    CA                94621       Primary                           Single Family Detached                        360                   358                        85                     7.3                 6/1/2007                   5/1/2037                    2389.68
671020582                                   GLENDALE                                   AZ                85302       Primary                           Single Family Detached                        360                   358                        80                    8.85                 6/1/2007                   5/1/2037                    1464.96
671020604                                   LAYTON                                     UT                84041       Primary                           Single Family Detached                        360                   359                        85                    8.55                 7/1/2007                   6/1/2037                    1503.28
671020624                                   LEHI                                       UT                84043       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    1061.76
671020669                                   VALRICO                                    FL                33594       Primary                           Single Family Detached                        360                   359                        80                    9.65                 7/1/2007                   6/1/2037                     2300.9
671020671                                   PALMDALE                                   CA                93552       Primary                           Single Family Detached                        360                   358                     76.55                     6.7                 6/1/2007                   5/1/2037                    1794.44
671020708                                   OREM                                       UT                84057       Primary                           Single Family Detached                        360                   358                     87.79                     7.9                 6/1/2007                   5/1/2037                    1013.86
671020718                                   SAN FRANCISCO                              CA                94115       Primary                           Condo Low-Rise Attached                       360                   358                        90                    7.85                 6/1/2007                   5/1/2037                    2583.28
671020726                                   MORENO VALLEY                              CA                92557       Primary                           PUD Detached                                  360                   359                        85                    5.85                 7/1/2007                   6/1/2037                    1743.44
671020729                                   SALT LAKE CITY                             UT                84118       Primary                           Single Family Detached                        360                   359                        90                  10.175                 7/1/2007                   6/1/2037                    1202.22
671020731                                   TOQUERVILLE                                UT                84774       Primary                           Single Family Detached                        360                   359                        70                     8.7                 7/1/2007                   6/1/2037                     2000.9
671020746                                   TWAIN HARTE                                CA                95383       Primary                           Single Family Detached                        360                   359                        80                    8.15                 7/1/2007                   6/1/2037                    2753.23
671020749                                   FRESNO                                     CA                93706       Primary                           Single Family Detached                        360                   359                        90                    9.15                 7/1/2007                   6/1/2037                    1421.72
671020773                                   PACIFICA                                   CA                94044       Primary                           Single Family Detached                        360                   358                     52.13                    7.05                 6/1/2007                   5/1/2037                    1998.21
671020808                                   SURPRISE                                   AZ                85379       Primary                           PUD Detached                                  360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    1969.18
671020817                                   LYNWOOD                                    CA                90262       Primary                           2-4 Units Detached                            360                   359                     47.14                     8.2                 7/1/2007                   6/1/2037                    1834.84
671020851                                   MAPLETON                                   UT                84664       Primary                           Single Family Detached                        360                   359                        85                     8.3                 7/1/2007                   6/1/2037                    1356.26
671020853                                   OGDEN                                      UT                84403       Primary                           Single Family Detached                        360                   359                        90                     8.5                 7/1/2007                   6/1/2037                    1418.65
671020864                                   PROVO                                      UT                84601       Primary                           Single Family Detached                        360                   359                        90                    9.99                 7/1/2007                   6/1/2037                    1436.25
671020868                                   ELVERTA                                    CA                95626       Primary                           Single Family Detached                        360                   358                        65                    9.65                 6/1/2007                   5/1/2037                    1865.91
671020881                                   EAGLE MOUNTAIN                             UT                84005       Primary                           PUD Detached                                  360                   358                        80                    7.45                 6/1/2007                   5/1/2037                     794.17
671020888                                   WATERFORD                                  CA                95386       Primary                           Single Family Detached                        360                   359                        90                    7.65                 7/1/2007                   6/1/2037                    2200.15
671020906                                   NORTH SALT LAKE                            UT                84054       Primary                           Single Family Detached                        360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    1615.83
671020908                                   PLEASANT GROVE                             UT                84062       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                    1611.79
671020910                                   PALMDALE                                   CA                93552       Primary                           Single Family Detached                        360                   359                        80                    8.75                 7/1/2007                   6/1/2037                    2234.23
671020926                                   WEST VALLEY CITY                           UT                84119       Primary                           Single Family Detached                        360                   359                        80                       7                 7/1/2007                   6/1/2037                    1237.07
671020950                                   KENT                                       WA                98031       Primary                           Single Family Detached                        360                   358                        90                     8.5                 6/1/2007                   5/1/2037                    2690.96
671020976                                   FREMONT                                    CA                94536       Primary                           PUD Attached                                  360                   359                        75                   6.475                 7/1/2007                   6/1/2037                     1685.5
671020994                                   STOCKTON                                   CA                95205       Primary                           Single Family Detached                        360                   359                     73.53                    8.05                 7/1/2007                   6/1/2037                    1747.67
671021060                                   PUYALLUP                                   WA                98374       Primary                           Single Family Detached                        360                   359                        84                     6.4                 7/1/2007                   6/1/2037                     1354.9
671021164                                   WEST JORDAN                                UT                84084       Primary                           Single Family Detached                        360                   359                        65                    9.05                 7/1/2007                   6/1/2037                     1365.9
831076889                                   BRADENTON                                  FL                34207       Primary                           PUD Detached                                  360                   357                     59.17                    6.88                 5/1/2007                   4/1/2037                     592.52
831076891                                   PALM HARBOR                                FL                34683       Primary                           Single Family Detached                        360                   357                     72.94                    8.99                 5/1/2007                   4/1/2037                    1495.26
831076893                                   APALACHICOLA                               FL                32320       Primary                           Single Family Detached                        360                   357                     76.92                    8.99                 5/1/2007                   4/1/2037                    1515.54
831076894                                   JUPITER                                    FL                33478       Primary                           Single Family Detached                        360                   357                      61.7                    8.85                 5/1/2007                   4/1/2037                    1515.57
831076895                                   LAKE WORTH                                 FL                33461       Primary                           Single Family Detached                        360                   357                        80                    9.49                 5/1/2007                   4/1/2037                     848.97
831077041                                   MIRAMAR                                    FL                33027       Primary                           PUD Detached                                  360                   357                     66.94                    8.45                 5/1/2007                   4/1/2037                    3099.76
831077042                                   COLTON                                     CA                92324       Primary                           Single Family Detached                        360                   357                        85                    7.91                 5/1/2007                   4/1/2037                    2356.01
831077044                                   HENDERSON                                  NV                89015       Primary                           Single Family Detached                        360                   357                     53.57                     7.8                 5/1/2007                   4/1/2037                    1990.81
831077045                                   (LAKE ARROWHEAD AREA)                      CA                92352       Primary                           Single Family Detached                        360                   357                        70                    6.75                 5/1/2007                   4/1/2037                    2701.41
831077047                                   NIXA                                       MO                65714       Primary                           Single Family Detached                        360                   357                     76.92                    7.61                 5/1/2007                   4/1/2037                     706.76
831077048                                   LOS ANGELES                                CA                90011       Primary                           2-4 Units Detached                            360                   357                        90                    8.92                 5/1/2007                   4/1/2037                       3114
831077051                                   ELMA                                       WA                98541       Primary                           Single Family Detached                        360                   357                        80                    7.89                 5/1/2007                   4/1/2037                    1731.42
831077166                                   LAKE HAVASU CITY                           AZ                86404       Primary                           Single Family Detached                        360                   357                     57.87                     7.2                 5/1/2007                   4/1/2037                     839.18
831077210                                   GARFIELD                                   NJ                07026       Primary                           2-4 Units Detached                            360                   357                     63.83                     7.9                 5/1/2007                   4/1/2037                    2180.42
831077211                                   RAHWAY                                     NJ                07065       Primary                           Single Family Detached                        360                   357                     66.43                    7.65                 5/1/2007                   4/1/2037                     1319.7
831077212                                   LAKEWOOD                                   NJ                08701       Primary                           Single Family Detached                        360                   357                        50                    8.78                 5/1/2007                   4/1/2037                    1380.48
831077213                                   FREEHOLD                                   NJ                07728       Primary                           Single Family Detached                        360                   357                        80                    8.65                 5/1/2007                   4/1/2037                    3243.01
831077214                                   TOMS RIVER (DOVER TWP)                     NJ                08755       Primary                           Single Family Detached                        360                   357                        46                   7.875                 5/1/2007                   4/1/2037                    1667.66
831077253                                   CORAL SPRINGS                              FL                33067       Primary                           PUD Detached                                  360                   356                        80                    7.95                 4/1/2007                   3/1/2037                     2517.7
831077259                                   SPRINGVILLE                                CA                93265       Primary                           Single Family Detached                        360                   356                     69.81                    9.25                 4/1/2007                   3/1/2037                    1170.18
831077314                                   SUNRISE                                    FL                33322       Primary                           Single Family Detached                        360                   356                     74.07                     6.7                 4/1/2007                   3/1/2037                    1157.66
831077326                                   MILFORD                                    CT                06460       Primary                           Single Family Detached                        360                   357                     74.14                    7.25                 5/1/2007                   4/1/2037                    1334.92
831077331                                   SALISBURY                                  MD                21801       Primary                           Single Family Detached                        360                   356                     72.56                    8.45                 4/1/2007                   3/1/2037                     1137.7
831077334                                   FORT LAUDERDALE                            FL                33309       Primary                           Single Family Detached                        360                   356                        85                    8.35                 4/1/2007                   3/1/2037                    1682.33
831077559                                   STATEN ISLAND                              NY                10310       Primary                           2-4 Units Detached                            360                   358                        85                    8.99                 6/1/2007                   5/1/2037                    3027.29
831077560                                   TAMARAC                                    FL                33321       Primary                           Condo Low-Rise Attached                       360                   358                     68.72                   8.375                 6/1/2007                   5/1/2037                    1105.79
831077564                                   NEW WINDSOR                                NY                12553       Primary                           Single Family Detached                        360                   357                        80                    8.75                 5/1/2007                   4/1/2037                    1772.67
831077570                                   COACHELLA                                  CA                92236       Primary                           Single Family Detached                        360                   357                        72                    8.75                 5/1/2007                   4/1/2037                    1642.63
831077579                                   HESPERIA                                   CA                92345       Primary                           Single Family Detached                        360                   358                     78.75                     9.3                 6/1/2007                   5/1/2037                    2082.28
831077594                                   (BIG BEAR LAKE AREA)                       CA                92314       Primary                           Single Family Attached                        360                   357                     83.59                    7.99                 5/1/2007                   4/1/2037                    1875.32
831077605                                   ZEPHYR HILLS                               FL                33542       Primary                           Single Family Detached                        360                   356                        90                    7.55                 4/1/2007                   3/1/2037                     982.73
831077607                                   WALDEN                                     NY                12586       Primary                           Single Family Detached                        360                   356                     87.81                    8.85                 4/1/2007                   3/1/2037                    1888.19
831077609                                   BROOMES ISLAND                             MD                20615       Primary                           Single Family Detached                        360                   356                        75                    7.65                 4/1/2007                   3/1/2037                    1383.55
831077613                                   NORTH LAUDERDALE                           FL                33068       Primary                           Single Family Detached                        360                   357                        80                    8.32                 5/1/2007                   4/1/2037                    1905.61
831077614                                   CENTER HILL                                FL                33514       Primary                           Single Family Detached                        360                   357                        60                    8.15                 5/1/2007                   4/1/2037                     803.79
831077615                                   POMPANO BEACH                              FL                33064       Primary                           Condo Low-Rise Attached                       360                   357                        65                   7.885                 5/1/2007                   4/1/2037                    1115.88
831077618                                   FT LAUDERDALE                              FL                33304       Primary                           Single Family Detached                        360                   357                     89.87                     6.6                 5/1/2007                   4/1/2037                    1262.23
831077624                                   ORLANDO                                    FL                32804       Primary                           Single Family Detached                        360                   358                        80                    8.84                 6/1/2007                   5/1/2037                       1618
831077628                                   SAN DIEGO                                  CA                92102       Primary                           Single Family Detached                        360                   357                      64.4                    7.32                 5/1/2007                   4/1/2037                    2211.92
831077684                                   RIVERSIDE (AREA)                           CA                92509       Primary                           Single Family Detached                        360                   357                     58.92                     7.4                 5/1/2007                   4/1/2037                    1079.17
831077686                                   JAMAICA                                    NY                11434       Primary                           Single Family Detached                        360                   357                     62.92                   11.25                 5/1/2007                   4/1/2037                    2719.53
831077693                                   SAN BERNARDINO                             CA                92411       Primary                           Single Family Detached                        360                   358                     68.06                   7.625                 6/1/2007                   5/1/2037                    1592.38
831077702                                   BAKERSFIELD                                CA                93309       Non-owner                         Single Family Detached                        360                   358                     39.98                     8.7                 6/1/2007                   5/1/2037                     845.45
831077713                                   LYNN                                       MA                01902       Primary                           2-4 Units Detached                            360                   356                        75                    8.25                 4/1/2007                   3/1/2037                    2018.24
831077715                                   MIDDLETOWN                                 CT                06457       Primary                           Single Family Detached                        360                   356                     67.87                       7                 4/1/2007                   3/1/2037                     1245.5
831077716                                   BROOKLYN                                   NY                11228       Primary                           Single Family Detached                        360                   356                     36.76                    7.05                 4/1/2007                   3/1/2037                     1513.8
831077717                                   BATTLE GROUND                              WA                98604       Primary                           Single Family Attached                        360                   356                      88.5                     7.9                 4/1/2007                   3/1/2037                    1138.34
831077719                                   SAN DIEGO                                  CA                92128       Primary                           PUD Detached                                  360                   356                     35.37                     8.3                 4/1/2007                   3/1/2037                    1962.44
831077807                                   SANTA ROSA                                 CA                95403       Non-owner                         Single Family Detached                        360                   358                     66.35                    9.72                 6/1/2007                   5/1/2037                    2956.48
831077808                                   WOODLAND                                   CA                95695       Primary                           Single Family Detached                        360                   358                     29.94                       8                 6/1/2007                   5/1/2037                     733.76
831077809                                   SOUTH DAYTONA                              FL                32119       Primary                           Single Family Attached                        360                   358                        70                    8.85                 6/1/2007                   5/1/2037                      916.9
831077810                                   LAKELAND                                   FL                33805       Primary                           Single Family Detached                        360                   358                        80                    9.81                 6/1/2007                   5/1/2037                    1236.62
831077811                                   WOOLWICH                                   ME                04579       Primary                           Single Family Detached                        360                   357                     74.45                    9.85                 5/1/2007                   4/1/2037                     883.84
831077812                                   MANAHAWKIN (STAFFORD TWP)                  NJ                08050       Primary                           Single Family Detached                        360                   358                     34.13                    8.75                 6/1/2007                   5/1/2037                    1691.41
831077814                                   LAUDERDALE LAKES                           FL                33319       Primary                           Single Family Detached                        360                   358                     74.81                    7.35                 6/1/2007                   5/1/2037                    1306.97
831077815                                   LAKE WORTH                                 FL                33461       Primary                           Single Family Detached                        360                   358                        80                    8.95                 6/1/2007                   5/1/2037                     1651.7
831077820                                   RIVERSIDE                                  CA                92509       Primary                           Single Family Detached                        360                   357                        80                    7.99                 5/1/2007                   4/1/2037                    2167.03
831077821                                   LOS ANGELES                                CA                90011       Primary                           2-4 Units Detached                            360                   356                        90                     7.7                 4/1/2007                   3/1/2037                    3724.49
831077822                                   RIVERVIEW                                  FL                33569       Primary                           Single Family Detached                        360                   358                     50.23                     8.5                 6/1/2007                   5/1/2037                    1362.46
831077823                                   PHOENIX                                    AZ                85041       Primary                           Single Family Detached                        360                   357                     56.12                    7.35                 5/1/2007                   4/1/2037                    2668.93
831077827                                   MIAMI GARDENS                              FL                33056       Primary                           Single Family Detached                        360                   358                     79.68                    9.99                 6/1/2007                   5/1/2037                    1696.72
831077829                                   KISSIMMEE                                  FL                34759       Primary                           PUD Detached                                  360                   357                        70                     8.9                 5/1/2007                   4/1/2037                    1069.14
831077832                                   WEST PALM BEACH                            FL                33409       Non-owner                         Single Family Detached                        360                   358                        80                    10.5                 6/1/2007                   5/1/2037                    1573.35
831077867                                   BRONX                                      NY                10473       Primary                           Condo Low-Rise Attached                       360                   356                        90                    7.55                 4/1/2007                   3/1/2037                    1727.22
831077873                                   BELLEVILLE                                 NJ                07109       Primary                           Single Family Detached                        360                   355                     67.27                     8.5                 3/1/2007                   2/1/2037                    1329.67
831077877                                   NEW BRUNSWICK                              NJ                08901       Primary                           Single Family Detached                        360                   356                     51.85                       7                 4/1/2007                   3/1/2037                     842.36
831077889                                   FRESNO                                     CA                93722       Primary                           Single Family Detached                        360                   356                     68.09                    7.84                 4/1/2007                   3/1/2037                    1093.33
831077893                                   FORT LAUDERDALE                            FL                33311       Primary                           Single Family Detached                        360                   358                     57.08                   7.875                 6/1/2007                   5/1/2037                     939.75
831077894                                   LAKE WORTH                                 FL                33463       Primary                           PUD Detached                                  360                   358                      53.1                    7.15                 6/1/2007                   5/1/2037                     973.83
831077897                                   LOXAHATCHEE                                FL                33470       Primary                           Single Family Detached                        360                   358                        80                    9.99                 6/1/2007                   5/1/2037                    2469.17
831077901                                   FORT LEE                                   NJ                07024       Primary                           2-4 Units Detached                            360                   358                     53.23                     9.5                 6/1/2007                   5/1/2037                    2909.36
831077902                                   EDGEWATER                                  FL                32132       Primary                           Single Family Detached                        360                   357                        80                    7.65                 5/1/2007                   4/1/2037                      879.8
831077906                                   TOMS RIVER                                 NJ                08755       Primary                           Condo Low-Rise Attached                       360                   355                        80                    8.15                 3/1/2007                   2/1/2037                    1518.27
831077907                                   TOWNSHIP OF EASTAMPTON                     NJ                08060       Primary                           Single Family Detached                        360                   358                     71.19                    9.85                 6/1/2007                   5/1/2037                    1819.67
831077912                                   LAKE WORTH                                 FL                33461       Primary                           Single Family Detached                        360                   358                     58.33                     8.3                 6/1/2007                   5/1/2037                    1320.87
831077920                                   ST CLOUD                                   FL                34772       Primary                           Single Family Detached                        360                   358                        85                    9.55                 6/1/2007                   5/1/2037                    2421.51
831077922                                   ST PETERSBURG                              FL                33710       Primary                           Single Family Detached                        360                   358                        80                    9.21                 6/1/2007                   5/1/2037                    1302.66
831077924                                   DETROIT                                    MI                48224       Non-owner                         Single Family Detached                        360                   358                        85                   11.49                 6/1/2007                   5/1/2037                     714.93
831077929                                   ELMONT                                     NY                11003       Primary                           Single Family Detached                        360                   358                        80                    9.99                 6/1/2007                   5/1/2037                    3331.96
831077931                                   ELMONT                                     NY                11003       Primary                           Single Family Detached                        360                   358                        75                    8.95                 6/1/2007                   5/1/2037                    2688.16
831077932                                   WURTSBORO                                  NY                12790       Primary                           Single Family Detached                        360                   358                        90                   10.25                 6/1/2007                   5/1/2037                    1935.58
831077933                                   SHIRLEY                                    NY                11967       Primary                           Single Family Detached                        360                   358                        80                     8.5                 6/1/2007                   5/1/2037                    2245.23
831077937                                   BRIDGEPORT                                 CT                06608       Primary                           2-4 Units Detached                            360                   358                        65                    8.49                 6/1/2007                   5/1/2037                       1820
831077954                                   GARDENA                                    CA                90249       Primary                           Single Family Detached                        360                   358                        70                    7.25                 6/1/2007                   5/1/2037                    2433.91
831077955                                   PINELLAS PARK                              FL                33781       Non-owner                         Single Family Detached                        360                   358                        65                    8.75                 6/1/2007                   5/1/2037                     961.35
831077958                                   FORT BRAGG                                 CA                95437       Primary                           Single Family Detached                        360                   358                     18.18                    7.75                 6/1/2007                   5/1/2037                     716.41
831077966                                   IMPERIAL BEACH                             CA                91932       Primary                           2-4 Units Detached                            360                   358                        75                    8.45                 6/1/2007                   5/1/2037                    3430.93
831077968                                   LONG BEACH                                 CA                90806       Primary                           Single Family Detached                        360                   358                     70.39                     8.1                 6/1/2007                   5/1/2037                    2163.74
831077974                                   TUCSON                                     AZ                85746       Primary                           Single Family Detached                        360                   358                     86.22                     9.7                 6/1/2007                   5/1/2037                    3161.49
831077977                                   MATTESON                                   IL                60443       Primary                           Single Family Detached                        360                   358                        80                     8.8                 6/1/2007                   5/1/2037                    1149.12
831077981                                   MOYOCK                                     NC                27958       Primary                           Single Family Detached                        360                   357                     64.66                     7.5                 5/1/2007                   4/1/2037                    2031.79
831077982                                   LAS VEGAS                                  NV                89142       Primary                           PUD Detached                                  360                   358                        85                    9.65                 6/1/2007                   5/1/2037                    2099.74
831077983                                   MIAMI GARDENS                              FL                33169       Non-owner                         Single Family Detached                        360                   358                        85                    11.5                 6/1/2007                   5/1/2037                    1893.93
831077984                                   FARIBAULT                                  MN                55021       Primary                           Single Family Detached                        360                   358                        90                   10.27                 6/1/2007                   5/1/2037                    1216.61
831077985                                   RACINE                                     WI                53402       Primary                           Single Family Detached                        360                   358                        65                    9.45                 6/1/2007                   5/1/2037                     609.49
831077986                                   PALMDALE                                   CA                93552       Primary                           Single Family Detached                        360                   358                        90                    6.99                 6/1/2007                   5/1/2037                    2569.72
831077987                                   FORT LAUDERDALE                            FL                33312       Primary                           Single Family Detached                        360                   358                     59.62                    8.11                 6/1/2007                   5/1/2037                    1090.55
831077988                                   HOLLYWOOD                                  FL                33023       Primary                           Single Family Detached                        360                   358                        75                    8.52                 6/1/2007                   5/1/2037                    1646.58
831077989                                   BELLFLOWER                                 CA                90706       Primary                           Single Family Detached                        360                   358                     54.56                    6.84                 6/1/2007                   5/1/2037                    2035.78
831077990                                   LANCASTER                                  CA                93535       Primary                           Single Family Detached                        360                   356                     89.93                    7.25                 4/1/2007                   3/1/2037                    2157.29
831077991                                   ABERDEEN                                   MD                21001       Primary                           PUD Attached                                  360                   357                        90                    6.99                 5/1/2007                   4/1/2037                    1189.83
831077995                                   TOMS RIVER                                 NJ                08753       Primary                           Single Family Detached                        360                   358                        80                     8.3                 6/1/2007                   5/1/2037                    1811.49
831077996                                   HOLLYWOOD                                  FL                33020       Primary                           Condo Low-Rise Attached                       360                   356                     73.67                    7.55                 4/1/2007                   3/1/2037                     731.25
831077997                                   GAINESVILLE                                FL                32605       Primary                           PUD Detached                                  360                   356                        90                    8.95                 4/1/2007                   3/1/2037                    2037.75
831077998                                   FORT MYERS                                 FL                33913       Primary                           PUD Detached                                  360                   356                        80                     8.1                 4/1/2007                   3/1/2037                    2143.86
831078009                                   DOVER                                      FL                33527       Non-owner                         Single Family Detached                        360                   357                        80                   10.35                 5/1/2007                   4/1/2037                     975.83
831078013                                   TAMPA                                      FL                33612       Primary                           Single Family Detached                        360                   358                        75                     8.3                 6/1/2007                   5/1/2037                     843.49
831078016                                   DEERFIELD BEACH                            FL                33064       Non-owner                         Single Family Detached                        360                   357                        85                     8.8                 5/1/2007                   4/1/2037                     1551.7
831078067                                   MIDDLETOWN                                 NY                10940       Primary                           Single Family Detached                        360                   356                        90                    7.99                 4/1/2007                   3/1/2037                    1531.51
831078068                                   ASHLAND                                    MA                01721       Primary                           Single Family Detached                        360                   356                        80                    6.99                 4/1/2007                   3/1/2037                    2679.79
831078075                                   BELL BUCKLE                                TN                37020       Primary                           Single Family Detached                        360                   358                     52.91                    11.8                 6/1/2007                   5/1/2037                    1013.24
831078077                                   LAS VEGAS                                  NV                89108       Primary                           Single Family Detached                        360                   358                     68.54                     8.5                 6/1/2007                   5/1/2037                    1341.56
831078078                                   PINON HILL (AREA)                          CA                92372       Primary                           Single Family Detached                        360                   358                        80                    9.99                 6/1/2007                   5/1/2037                     2630.5
831078082                                   LOS ANGELES (AREA)                         CA                90002       Primary                           2-4 Units Detached                            360                   358                        90                    9.99                 6/1/2007                   5/1/2037                    3970.33
831078084                                   RIO RICO                                   AZ                85648       Primary                           Single Family Detached                        360                   358                     79.81                    8.39                 6/1/2007                   5/1/2037                    1178.64
831078088                                   PHOENIX                                    AZ                85031       Primary                           Single Family Detached                        360                   358                     89.33                    8.99                 6/1/2007                   5/1/2037                    1615.85
831078101                                   LUMBERTON                                  NC                28358       Primary                           Single Family Detached                        360                   356                        72                     8.9                 4/1/2007                   3/1/2037                    1374.61
831078108                                   RISON                                      AR                71665       Primary                           Single Family Detached                        360                   356                        65                    8.95                 4/1/2007                   3/1/2037                     922.94
831078112                                   JOELTON                                    TN                37080       Primary                           Single Family Detached                        360                   356                     75.68                    8.55                 4/1/2007                   3/1/2037                    1226.94
831078113                                   LAVACA                                     AR                72941       Primary                           Single Family Detached                        360                   356                        90                     6.9                 4/1/2007                   3/1/2037                    1525.63
831078114                                   CHATTANOOGA                                TN                37405       Primary                           Single Family Detached                        360                   356                     69.34                    7.95                 4/1/2007                   3/1/2037                     1016.6
831078120                                   TEMPE                                      AZ                85283       Primary                           Condo Low-Rise Attached                       360                   356                     40.69                  11.475                 4/1/2007                   3/1/2037                    1140.21
831078125                                   BALTIMORE                                  MD                21206       Primary                           Single Family Attached                        360                   356                        65                   10.75                 4/1/2007                   3/1/2037                     838.46
831078142                                   LAKE CITY                                  FL                32025       Primary                           Single Family Detached                        360                   358                        80                    9.99                 6/1/2007                   5/1/2037                    1425.25
831078163                                   VICTORY GARDENS                            NJ                07801       Non-owner                         Single Family Detached                        360                   358                     69.81                   10.75                 6/1/2007                   5/1/2037                    1726.95
831078179                                   OCEANSIDE                                  CA                92054       Primary                           Single Family Detached                        360                   358                        90                       8                 6/1/2007                   5/1/2037                    2753.43
831078180                                   TUCSON                                     AZ                85714       Primary                           Single Family Detached                        360                   357                     55.71                   8.125                 5/1/2007                   4/1/2037                     549.67
831078200                                   MIAMI GARDENS                              FL                33055       Primary                           Single Family Detached                        360                   358                        45                     8.5                 6/1/2007                   5/1/2037                     979.78
831078203                                   ONTARIO                                    CA                91762       Primary                           Single Family Detached                        360                   358                     79.14                    8.25                 6/1/2007                   5/1/2037                    2199.71
831078210                                   REISTERSTOWN                               MD                21136       Primary                           Single Family Detached                        360                   356                        85                    7.75                 4/1/2007                   3/1/2037                    1524.09
951003760                                   WATERFORD                                  MI                48327       Primary                           Single Family Detached                        360                   358                        65                    12.4                 6/1/2007                   5/1/2037                    1267.17
951003820                                   KEEGO HARBOR                               MI                48320       Non-owner                         2-4 Units Attached                            360                   359                        75                   8.625                 7/1/2007                   6/1/2037                    1225.02
951003869                                   PONTIAC                                    MI                48340       Primary                           Single Family Detached                        360                   358                        90                   10.65                 6/1/2007                   5/1/2037                     708.37
951003945                                   BLOOMFIELD TOWNSHIP                        MI                48301       Primary                           Single Family Detached                        360                   359                     89.49                    9.75                 7/1/2007                   6/1/2037                    2690.87
951004179                                   HAHNVILLE                                  LA                70057       Primary                           Single Family Detached                        360                   359                     59.68                     7.7                 7/1/2007                   6/1/2037                    1604.16
951004230                                   ELLENWOOD                                  GA                30294       Primary                           Single Family Detached                        360                   357                        90                  10.625                 5/1/2007                   4/1/2037                    1488.72
951004289                                   MELVINDALE                                 MI                48122       Primary                           Single Family Detached                        360                   359                        80                  11.215                 7/1/2007                   6/1/2037                     976.35
951004454                                   DETROIT                                    MI                48224       Primary                           Single Family Detached                        360                   359                        90                   10.55                 7/1/2007                   6/1/2037                     867.96
951004493                                   EASTPOINTE                                 MI                48021       Non-owner                         Single Family Detached                        360                   359                        90                    9.85                 7/1/2007                   6/1/2037                     967.02
951004548                                   CLEARWATER                                 FL                33760       Non-owner                         Single Family Detached                        360                   358                     53.07                    7.75                 6/1/2007                   5/1/2037                     866.86
951004573                                   DENHAM SPRINGS                             LA                70726       Primary                           Single Family Detached                        360                   359                     77.55                    9.25                 7/1/2007                   6/1/2037                    3126.13
951004618                                   FARMINGTON HILLS                           MI                48336       Primary                           Single Family Detached                        360                   358                     67.71                    9.15                 6/1/2007                   5/1/2037                      966.3
951004631                                   PLAINFIELD                                 NJ                07062       Primary                           Single Family Detached                        360                   358                        80                     9.8                 6/1/2007                   5/1/2037                    1691.14
951004662                                   BRONX                                      NY                10467       Primary                           2-4 Units Attached                            360                   359                     78.95                     7.6                 7/1/2007                   6/1/2037                    2647.78
951004683                                   CLERMONT                                   FL                34711       Second Home                       PUD Detached                                  360                   359                        85                    9.12                 7/1/2007                   6/1/2037                    1880.28
951004684                                   LANCASTER                                  PA                17601       Primary                           Single Family Detached                        360                   358                     76.68                   7.625                 6/1/2007                   5/1/2037                    1047.53
951004692                                   MONCLOVA                                   OH                43542       Primary                           Single Family Detached                        360                   359                        65                  11.825                 7/1/2007                   6/1/2037                    1101.96
951004737                                   MIDLOTHIAN                                 VA                23112       Primary                           Single Family Detached                        360                   358                        83                     9.5                 6/1/2007                   5/1/2037                     1570.3
951004740                                   JUPITER                                    FL                33478       Primary                           Single Family Detached                        360                   359                        85                     7.9                 7/1/2007                   6/1/2037                    2656.47
951004763                                   DETROIT                                    MI                48223       Primary                           Single Family Detached                        360                   358                     89.55                     9.6                 6/1/2007                   5/1/2037                    1017.79
951004783                                   GARFIELD                                   NJ                07026       Primary                           Single Family Detached                        360                   359                     54.06                   7.825                 7/1/2007                   6/1/2037                    1248.37
951004791                                   DENHAM SPRINGS                             LA                70726       Primary                           Single Family Detached                        360                   359                        85                     8.7                 7/1/2007                   6/1/2037                    2403.04
951004819                                   JEFFERSON                                  LA                70121       Primary                           Single Family Detached                        360                   359                        80                   9.625                 7/1/2007                   6/1/2037                       1230
951004844                                   PASSAIC                                    NJ                07055       Primary                           2-4 Units Detached                            360                   358                     78.26                    8.95                 6/1/2007                   5/1/2037                    2763.02
951004845                                   NORTHVALE                                  NJ                07647       Primary                           Single Family Detached                        360                   359                     42.33                    8.75                 7/1/2007                   6/1/2037                    1998.22
951004851                                   ATHENS                                     GA                30605       Primary                           Single Family Detached                        360                   358                     75.17                     8.3                 6/1/2007                   5/1/2037                     834.04
951004854                                   WESTLAND                                   MI                48186       Non-owner                         2-4 Units Attached                            360                   359                        90                      12                 7/1/2007                   6/1/2037                    1050.73
951004858                                   MURRIETA                                   CA                92562       Primary                           Single Family Detached                        360                   359                     58.96                    8.65                 7/1/2007                   6/1/2037                    3102.69
951004864                                   OOLTEWAH                                   TN                37363       Primary                           Single Family Detached                        360                   358                        90                  12.215                 6/1/2007                   5/1/2037                    2088.29
951004867                                   CALDWELL                                   NJ                07006       Primary                           Single Family Detached                        360                   359                        75                    8.45                 7/1/2007                   6/1/2037                    2841.45
951004925                                   CHESNEE                                    SC                29323       Primary                           Single Family Detached                        360                   358                        90                  10.875                 6/1/2007                   5/1/2037                    1196.53
951004927                                   COLLEGE PARK                               GA                30349       Non-owner                         Single Family Detached                        360                   359                        85                  10.225                 7/1/2007                   6/1/2037                    1124.96
951004930                                   EDISON                                     NJ                08817       Primary                           Single Family Detached                        360                   359                     78.73                    9.37                 7/1/2007                   6/1/2037                    2061.84
951004941                                   JACKSONVILLE                               FL                32217       Primary                           Single Family Detached                        360                   358                        85                    11.3                 6/1/2007                   5/1/2037                    1649.31
951004943                                   NEW ORLEANS                                LA                70117       Non-owner                         Single Family Detached                        360                   359                        90                   9.975                 7/1/2007                   6/1/2037                    1122.19
951004955                                   ROCKAWAY BEACH                             NY                11693       Primary                           2-4 Units Detached                            360                   358                        80                     9.9                 6/1/2007                   5/1/2037                    3722.91
951004973                                   COVINGTON                                  GA                30016       Primary                           Single Family Detached                        360                   358                        90                    9.45                 6/1/2007                   5/1/2037                    3272.26
951004981                                   NEW ORLEANS                                LA                70122       Non-owner                         2-4 Units Detached                            360                   359                     65.79                  10.925                 7/1/2007                   6/1/2037                    1183.33
951004992                                   WHITE LAKE                                 MI                48383       Primary                           Single Family Detached                        360                   359                        75                    8.95                 7/1/2007                   6/1/2037                    1663.83
951005003                                   NEW ORLEANS                                LA                70118       Non-owner                         2-4 Units Detached                            360                   359                     66.86                     9.4                 7/1/2007                   6/1/2037                     975.32
951005007                                   HAMMOND                                    LA                70401       Primary                           Single Family Detached                        360                   359                        90                      12                 7/1/2007                   6/1/2037                    3425.28
951005030                                   NEW ORLEANS                                LA                70119       Non-owner                         Single Family Detached                        360                   359                        85                   9.475                 7/1/2007                   6/1/2037                    1174.51
951005035                                   CHESTNUT RIDGE                             NY                10977       Primary                           Single Family Detached                        360                   358                        65                     8.3                 6/1/2007                   5/1/2037                    2379.46
951005041                                   DIAMONDHEAD                                MS                39525       Primary                           Single Family Detached                        360                   358                        80                  10.325                 6/1/2007                   5/1/2037                    1154.15
951005048                                   LAKE WORTH                                 FL                33461       Primary                           Single Family Detached                        360                   358                        75                    9.95                 6/1/2007                   5/1/2037                    1356.58
951005059                                   BROOKLYN                                   NY                11236       Primary                           2-4 Units Attached                            360                   359                      52.5                    6.75                 7/1/2007                   6/1/2037                    2043.08
951005102                                   MARLTON                                    NJ                08053       Primary                           Single Family Detached                        360                   358                        80                    6.75                 6/1/2007                   5/1/2037                    1286.82
951005110                                   KILL DEVIL HILLS                           NC                27948       Primary                           Single Family Detached                        360                   359                        70                    6.55                 7/1/2007                   6/1/2037                    1642.96
951005153                                   ROSEDALE                                   NY                11422       Primary                           Single Family Detached                        180                   179                     41.33                    7.75                 7/1/2007                   6/1/2022                    1750.77
951005171                                   NORTH PLAINFIELD                           NJ                07060       Primary                           Single Family Detached                        360                   359                     78.13                     8.9                 7/1/2007                   6/1/2037                    2192.95
951005187                                   BRONX                                      NY                10469       Non-owner                         Single Family Detached                        360                   359                        75                   10.85                 7/1/2007                   6/1/2037                    2491.31
951005198                                   GRETNA                                     LA                70056       Primary                           Single Family Detached                        360                   359                        80                    10.2                 7/1/2007                   6/1/2037                     999.47
951005202                                   GLASSBORO                                  NJ                08028       Primary                           Single Family Detached                        360                   359                     52.73                    9.35                 7/1/2007                   6/1/2037                     1203.4
951005206                                   SAYREVILLE                                 NJ                08872       Primary                           Single Family Detached                        360                   359                     74.79                    10.9                 7/1/2007                   6/1/2037                    3221.15
951005207                                   MACOMB                                     MI                48044       Non-owner                         Single Family Detached                        360                   359                        85                      12                 7/1/2007                   6/1/2037                    3409.85
951005224                                   HARDYSTON                                  NJ                07419       Non-owner                         PUD Detached                                  360                   359                        90                   10.55                 7/1/2007                   6/1/2037                    2479.89
951005251                                   ELMONT                                     NY                11003       Primary                           Single Family Detached                        360                   359                        50                    9.99                 7/1/2007                   6/1/2037                    2192.08
951005265                                   SECAUCUS                                   NJ                07094       Primary                           Single Family Detached                        360                   359                        65                    7.25                 7/1/2007                   6/1/2037                    1840.17
951005279                                   MARIETTA                                   GA                30068       Non-owner                         Single Family Detached                        360                   359                        85                    10.3                 7/1/2007                   6/1/2037                    2026.85
951005300                                   MEBANE                                     NC                27302       Primary                           Single Family Detached                        360                   359                     78.46                   7.175                 7/1/2007                   6/1/2037                     941.13
951005310                                   OXFORD                                     PA                19363       Primary                           Single Family Detached                        360                   359                        85                       8                 7/1/2007                   6/1/2037                    1933.47
951005464                                   HARPER WOODS                               MI                48225       Primary                           Single Family Detached                        360                   359                        80                    11.8                 7/1/2007                   6/1/2037                    1191.57
951005474                                   SLIDELL                                    LA                70460       Primary                           Single Family Detached                        360                   359                        90                   8.725                 7/1/2007                   6/1/2037                    1342.21
951005523                                   NEW ORLEANS                                LA                70122       Non-owner                         2-4 Units Detached                            360                   359                        85                  10.825                 7/1/2007                   6/1/2037                    1334.68
951006201                                   PATERSON                                   NJ                07501       Primary                           2-4 Units Detached                            360                   359                     83.15                    6.95                 7/1/2007                   6/1/2037                    2215.31
961077142                                   ORLANDO                                    FL                32835       Primary                           Single Family Attached                        360                   357                        75                    7.46                 5/1/2007                   4/1/2037                     759.99
961077678                                   TAMPA                                      FL                33604       Primary                           Single Family Detached                        360                   357                        85                   8.615                 5/1/2007                   4/1/2037                     945.86
961077682                                   MIAMI                                      FL                33147       Primary                           Single Family Detached                        360                   358                     58.93                    8.49                 6/1/2007                   5/1/2037                      933.9
961077687                                   LA QUINTA                                  CA                92253       Second Home                       PUD Detached                                  360                   356                     78.82                     8.5                 4/1/2007                   3/1/2037                    2455.87
961077801                                   ORLANDO                                    FL                32835       Primary                           Single Family Detached                        360                   358                     74.03                    7.36                 6/1/2007                   5/1/2037                    1606.42
961077817                                   SACRAMENTO                                 CA                95819       Non-owner                         2-4 Units Detached                            360                   357                        80                   11.75                 5/1/2007                   4/1/2037                    3553.12
961077826                                   NAPLES                                     FL                34113       Primary                           PUD Attached                                  360                   356                     82.11                     9.1                 4/1/2007                   3/1/2037                    2391.71
961077859                                   RIALTO                                     CA                92376       Primary                           Single Family Detached                        360                   358                      67.9                    8.25                 6/1/2007                   5/1/2037                    1963.88
961077860                                   BAKERSFIELD                                CA                93304       Primary                           Single Family Detached                        360                   358                      67.5                   6.725                 6/1/2007                   5/1/2037                    1048.04
961077891                                   MIDDLEBURG                                 FL                32068       Primary                           PUD Detached                                  360                   358                        75                    7.61                 6/1/2007                   5/1/2037                    1260.41
961077892                                   MODESTO                                    CA                95355       Non-owner                         Single Family Detached                        360                   358                        70                    9.65                 6/1/2007                   5/1/2037                    2414.91
961077908                                   FORT LAUDERDALE                            FL                33311       Primary                           Single Family Detached                        360                   358                        80                    8.59                 6/1/2007                   5/1/2037                    1225.35
961077909                                   POMPANO BEACH                              FL                33069       Non-owner                         Single Family Detached                        360                   358                        75                     7.8                 6/1/2007                   5/1/2037                     944.83
961077926                                   RICHMOND                                   VA                23236       Primary                           Single Family Detached                        360                   358                        80                   9.458                 6/1/2007                   5/1/2037                    1742.68
961077927                                   BAKERSFIELD                                CA                93307       Primary                           Single Family Detached                        360                   358                     67.08                    7.94                 6/1/2007                   5/1/2037                     995.89
961077938                                   ST PETERSBURG                              FL                33705       Primary                           PUD Detached                                  360                   356                     38.88                   6.325                 4/1/2007                   3/1/2037                    1862.36
961077939                                   BRISTOL TWP.                               PA                19057       Primary                           Single Family Detached                        360                   357                     64.98                   12.13                 5/1/2007                   4/1/2037                    1396.96
961077948                                   CALDWELL                                   ID                83605       Primary                           Single Family Detached                        360                   356                        90                     8.9                 4/1/2007                   3/1/2037                    1305.88
961077949                                   KEAAU                                      HI                96749       Primary                           Single Family Detached                        360                   356                     43.93                   6.825                 4/1/2007                   3/1/2037                     686.27
961077950                                   WARNER ROBINS                              GA                31088       Primary                           Single Family Detached                        360                   357                        90                   8.963                 5/1/2007                   4/1/2037                    1468.91
961077951                                   MONTGOMERY VILLAGE                         MD                20886       Primary                           Condo Low-Rise Attached                       360                   356                     89.29                    7.75                 4/1/2007                   3/1/2037                    1522.39
961077960                                   APOPKA                                     FL                32712       Primary                           PUD Detached                                  360                   356                        85                    9.05                 4/1/2007                   3/1/2037                     1910.9
961077961                                   SEATTLE                                    WA                98106       Primary                           Single Family Detached                        360                   356                        80                   9.125                 4/1/2007                   3/1/2037                    1924.38
961077962                                   TAMPA                                      FL                33619       Non-owner                         Single Family Detached                        360                   358                     63.64                   10.99                 6/1/2007                   5/1/2037                     799.32
961077964                                   LA GRANGE                                  CA                95329       Primary                           PUD Detached                                  360                   357                     79.69                    8.99                 5/1/2007                   4/1/2037                    3144.01
961077965                                   LOS ANGELES                                CA                90003       Primary                           Single Family Detached                        360                   358                     72.37                     6.5                 6/1/2007                   5/1/2037                    1550.22
961077978                                   KISSIMMEE                                  FL                34744       Primary                           Single Family Detached                        360                   358                     73.78                     8.5                 6/1/2007                   5/1/2037                    1049.57
961077979                                   FLANTATION                                 FL                33322       Second Home                       Condo Low-Rise Attached                       360                   356                        78                    7.75                 4/1/2007                   3/1/2037                    1319.41
961077980                                   KENT                                       WA                98031       Primary                           Single Family Attached                        360                   357                      30.3                     8.9                 5/1/2007                   4/1/2037                     797.44
961077999                                   HEMET (UNINCORPORATED AREA)                CA                92544       Primary                           Single Family Detached                        360                   358                        75                    8.94                 6/1/2007                   5/1/2037                    1938.75
961078000                                   GLENDALE                                   NY                11385       Primary                           Single Family Detached                        360                   357                        70                    8.95                 5/1/2007                   4/1/2037                    3252.17
961078001                                   BROOKSVILLE                                FL                34601       Primary                           Single Family Detached                        360                   358                        75                    9.25                 6/1/2007                   5/1/2037                     863.81
961078002                                   YALAHA                                     FL                34797       Primary                           Single Family Detached                        360                   358                     57.23                   6.762                 6/1/2007                   5/1/2037                    1542.32
961078010                                   ORLANDO                                    FL                32837       Primary                           Single Family Detached                        360                   358                     69.78                    8.96                 6/1/2007                   5/1/2037                    1499.27
961078011                                   MORENO VALLEY                              CA                92553       Primary                           Single Family Detached                        360                   358                     64.43                     9.2                 6/1/2007                   5/1/2037                    2047.64
961078072                                   PICO RIVERA                                CA                90660       Primary                           Single Family Detached                        360                   357                     37.19                    6.94                 5/1/2007                   4/1/2037                    1401.91
961078096                                   HOLLIS                                     NY                11412       Primary                           Single Family Detached                        360                   358                     39.53                    8.25                 6/1/2007                   5/1/2037                    1277.15
961078161                                   MODESTO                                    CA                95350       Primary                           Single Family Detached                        360                   358                        75                    9.32                 6/1/2007                   5/1/2037                    1206.07
961078164                                   ORLANDO                                    FL                32808       Primary                           Single Family Detached                        360                   358                        80                    9.49                 6/1/2007                   5/1/2037                    1294.85
961078213                                   HAMPTON                                    VA                23666       Primary                           PUD Attached                                  360                   358                        70                    11.5                 6/1/2007                   5/1/2037                    1019.01
961078214                                   TAMPA                                      FL                33605       Non-owner                         Single Family Detached                        360                   359                        70                   11.84                 7/1/2007                   6/1/2037                     946.19
961078270                                   PERRIS                                     CA                92570       Primary                           Single Family Detached                        360                   357                     69.84                       9                 5/1/2007                   4/1/2037                    1770.17
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                1,603                                                                                                                                                                                      357                     77.41                    8.69
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

061082188                                   MAYFIELD HGTS                              OH                44124       Primary                           Single Family Detached                        360                   359                        80                   9.825                 7/1/2007                   6/1/2037                     913.09
061082272                                   OMAHA                                      NE                68122       Primary                           PUD Detached                                  360                   359                        90                     8.8                 7/1/2007                   6/1/2037                    1415.03
061082300                                   NASHVILLE                                  TN                37219       Primary                           Condo Low-Rise Attached                       360                   359                        85                   10.65                 7/1/2007                   6/1/2037                    2392.71
061082391                                   OMAHA                                      NE                68111       Non-owner                         Single Family Detached                        360                   359                        85                   11.75                 7/1/2007                   6/1/2037                     574.86
061082392                                   OMAHA                                      NE                68111       Non-owner                         Single Family Detached                        360                   359                        85                   11.75                 7/1/2007                   6/1/2037                     592.02
061082486                                   CLEVELAND                                  OH                44106       Primary                           Single Family Detached                        360                   359                     89.99                    11.2                 7/1/2007                   6/1/2037                     644.26
061082530                                   ORLANDO                                    FL                32818       Primary                           PUD Detached                                  180                   179                     43.82                     8.1                 7/1/2007                   6/1/2022                     749.92
061082571                                   CLEVELAND                                  OH                44105       Non-owner                         Single Family Detached                        360                   359                        85                   11.35                 7/1/2007                   6/1/2037                     748.83
061082676                                   LAND O LAKES                               FL                34638       Primary                           Single Family Detached                        360                   359                        80                    7.37                 7/1/2007                   6/1/2037                    1408.28
061082686                                   EAST STROUDSBURG                           PA                18301       Primary                           Single Family Detached                        360                   359                      64.1                   11.75                 7/1/2007                   6/1/2037                    1261.76
061082705                                   AKRON                                      OH                44301       Primary                           Single Family Detached                        360                   358                     89.99                   11.69                 6/1/2007                   5/1/2037                     795.71
061082778                                   CINCINNATI                                 OH                45251       Primary                           Single Family Detached                        360                   358                     84.09                   11.15                 6/1/2007                   5/1/2037                    1043.69
061082811                                   AKRON                                      OH                44306       Primary                           Single Family Detached                        360                   359                        90                    11.7                 7/1/2007                   6/1/2037                     633.51
061082871                                   AKRON                                      OH                44305       Non-owner                         Single Family Detached                        360                   359                     89.99                    11.2                 7/1/2007                   6/1/2037                     522.37
061082936                                   AKRON                                      OH                44320       Non-owner                         Single Family Detached                        360                   359                        90                  11.875                 7/1/2007                   6/1/2037                     825.39
061082953                                   MEMPHIS                                    TN                38127       Non-owner                         Single Family Detached                        360                   359                        90                  10.588                 7/1/2007                   6/1/2037                     538.98
061082988                                   SYLVANIA                                   OH                43560       Primary                           Single Family Detached                        360                   358                     89.99                    7.95                 6/1/2007                   5/1/2037                    1294.64
061082999                                   AKRON                                      OH                44320       Non-owner                         Single Family Detached                        360                   359                        75                  11.825                 7/1/2007                   6/1/2037                     510.12
061083020                                   CLEVELAND                                  OH                44105       Primary                           Single Family Detached                        360                   359                        90                    11.8                 7/1/2007                   6/1/2037                     802.49
061083072                                   MEMPHIS                                    TN                38107       Primary                           Single Family Detached                        360                   359                        90                      12                 7/1/2007                   6/1/2037                     527.68
061083102                                   CLEVELAND                                  OH                44120       Primary                           Single Family Detached                        360                   359                        80                   11.95                 7/1/2007                   6/1/2037                     795.22
061083229                                   EASTON                                     PA                18042       Primary                           Single Family Attached                        360                   359                     74.07                   7.212                 7/1/2007                   6/1/2037                      679.6
061083305                                   COLUMBUS                                   OH                43207       Primary                           Single Family Detached                        360                   359                        80                     9.4                 7/1/2007                   6/1/2037                     780.22
061083318                                   CAMPBELLSVILLE                             KY                42718       Primary                           Single Family Detached                        360                   359                        90                    10.9                 7/1/2007                   6/1/2037                     782.27
061083323                                   AKRON                                      OH                44305       Non-owner                         Single Family Detached                        360                   359                        85                  11.662                 7/1/2007                   6/1/2037                     579.54
111003329                                   HONOLULU                                   HI                96815       Non-owner                         Condotel Attached                             360                   358                        90                    7.75                 6/1/2007                   5/1/2037                     2824.1
111003330                                   MOUNTAIN VIEW                              HI                96771       Primary                           Single Family Detached                        360                   359                        80                   6.431                 7/1/2007                   6/1/2037                    1997.09
111003368                                   HONOLULU                                   HI                96815       Non-owner                         Condotel Attached                             360                   359                        85                   8.725                 7/1/2007                   6/1/2037                    1000.77
111003452                                   HILO                                       HI                96720       Primary                           Single Family Detached                        360                   359                        85                     6.4                 7/1/2007                   6/1/2037                    1892.64
111003458                                   OCEAN VIEW                                 HI                96737       Primary                           Single Family Detached                        360                   358                     72.44                    6.81                 6/1/2007                   5/1/2037                    1804.83
111003469                                   HONOLULU                                   HI                96817       Primary                           Condo Low-Rise Attached                       360                   358                     78.95                    8.89                 6/1/2007                   5/1/2037                    5623.33
111003511                                   KAILUA                                     HI                96734       Primary                           Single Family Detached                        360                   359                        90                    7.35                 7/1/2007                   6/1/2037                    4542.03
111003517                                   EWA BEACH                                  HI                96706       Primary                           PUD Detached                                  360                   359                     64.61                    7.65                 7/1/2007                   6/1/2037                    2486.15
111003528                                   LANAI CITY                                 HI                96763       Primary                           Single Family Detached                        360                   359                     45.21                     6.4                 7/1/2007                   6/1/2037                    1357.29
121054554                                   DETROIT LAKES                              MN                56501       Second Home                       Single Family Detached                        360                   359                        85                   8.125                 7/1/2007                   6/1/2037                    3196.64
121054711                                   WAUKESHA                                   WI                53188       Primary                           Single Family Detached                        360                   358                        90                    11.5                 6/1/2007                   5/1/2037                    2860.68
121054886                                   MINNEAPOLIS                                MN                55410       Primary                           Single Family Detached                        360                   359                     83.15                    9.65                 7/1/2007                   6/1/2037                    5170.55
151041759                                   EL PORTAL                                  FL                33150       Primary                           Single Family Detached                        240                   239                     31.27                    11.2                 7/1/2007                   6/1/2027                    1160.88
151042471                                   NORTH BERGEN                               NJ                07047       Primary                           Condo Conversion Attached                     360                   358                        90                   10.15                 6/1/2007                   5/1/2037                     980.66
151042599                                   ALIQUIPPA                                  PA                15001       Primary                           Single Family Detached                        360                   359                     81.31                   11.05                 7/1/2007                   6/1/2037                     1010.6
151043280                                   W CONSHOHOCKEN                             PA                19428       Primary                           Single Family Detached                        360                   358                     74.71                     8.6                 6/1/2007                   5/1/2037                    5044.04
151043438                                   SPRING VALLEY                              NY                10977       Primary                           2-4 Units Detached                            360                   358                        80                   10.55                 6/1/2007                   5/1/2037                     4134.2
151043556                                   MANCHESTER                                 NJ                08759       Primary                           Condo Low-Rise Attached                       360                   358                     89.97                   12.49                 6/1/2007                   5/1/2037                    1116.61
151043559                                   PHILADELPHIA                               PA                19123       Primary                           Condo Conversion Attached                     360                   359                        80                   10.05                 7/1/2007                   6/1/2037                    1413.55
151043646                                   PHILADELPHIA                               PA                19150       Primary                           Single Family Attached                        360                   358                      68.8                     8.9                 6/1/2007                   5/1/2037                      685.8
151043773                                   ELKINS PARK                                PA                19027       Primary                           Single Family Detached                        360                   357                        90                    9.97                 5/1/2007                   4/1/2037                    1930.16
151043917                                   BALTIMORE                                  MD                21206       Primary                           Single Family Attached                        360                   359                        80                     9.3                 7/1/2007                   6/1/2037                     862.66
151043972                                   EFFORT                                     PA                18330       Primary                           Single Family Detached                        360                   358                        80                    7.87                 6/1/2007                   5/1/2037                    1681.36
151044058                                   MOUNT LAUREL                               NJ                08054       Primary                           Single Family Detached                        360                   359                     69.38                    7.45                 7/1/2007                   6/1/2037                    2004.52
151044307                                   ALTOONA                                    PA                16602       Primary                           Single Family Detached                        360                   358                        90                       8                 6/1/2007                   5/1/2037                     957.56
151044336                                   IRVINGTON                                  NJ                07111       Primary                           2-4 Units Detached                            360                   359                        90                     9.5                 7/1/2007                   6/1/2037                     2459.5
151044356                                   MONTVALE                                   NJ                07645       Primary                           Single Family Detached                        360                   359                        65                     9.3                 7/1/2007                   6/1/2037                    6982.25
151044358                                   MONTVALE                                   NJ                07645       Non-owner                         Single Family Detached                        360                   359                        75                   10.65                 7/1/2007                   6/1/2037                    3889.08
151044366                                   SOUTH ORANGE                               NJ                07079       Non-owner                         Single Family Detached                        360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    4365.03
151044377                                   SUCCASUNNA                                 NJ                07876       Primary                           Single Family Detached                        360                   358                     70.77                     9.6                 6/1/2007                   5/1/2037                    3762.11
151044379                                   WILMINGTON                                 DE                19805       Primary                           Single Family Attached                        360                   358                        80                    11.4                 6/1/2007                   5/1/2037                     495.26
151044391                                   KISSIMMEE                                  FL                34759       Primary                           PUD Detached                                  360                   358                        80                    8.15                 6/1/2007                   5/1/2037                    1164.46
151044464                                   PHILADELPHIA                               PA                19119       Primary                           Single Family Attached                        360                   359                     76.92                     7.6                 7/1/2007                   6/1/2037                      988.5
151044566                                   EAST RUTHERFORD                            NJ                07073       Primary                           2-4 Units Detached                            360                   359                        85                    9.15                 7/1/2007                   6/1/2037                    2148.68
151044571                                   CHARLOTTE                                  NC                28210       Primary                           Condo Low-Rise Attached                       360                   358                     88.79                    9.95                 6/1/2007                   5/1/2037                     2765.7
151044572                                   PINE BROOK                                 NJ                07058       Primary                           Single Family Detached                        360                   358                     84.62                    9.35                 6/1/2007                   5/1/2037                     4326.5
151044605                                   RIDGEFIELD                                 NJ                07657       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    4427.13
151044606                                   YORK                                       PA                17402       Primary                           Single Family Detached                        360                   359                     76.81                     8.5                 7/1/2007                   6/1/2037                     815.05
151044659                                   PHILADELPHIA                               PA                19151       Primary                           Single Family Attached                        360                   359                        90                   11.05                 7/1/2007                   6/1/2037                    1048.82
151044662                                   POINT PLEASANT BORO                        NJ                08742       Primary                           Single Family Detached                        360                   358                        80                    9.75                 6/1/2007                   5/1/2037                    2508.73
151044665                                   EDISON                                     NJ                08817       Primary                           Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    2224.38
151044724                                   ALBRIGHTSVILLE                             PA                18210       Non-owner                         PUD Detached                                  360                   359                        70                   11.85                 7/1/2007                   6/1/2037                     840.11
151044729                                   HASBROUCK HEIGHTS                          NJ                07604       Primary                           Single Family Detached                        360                   359                     84.93                    9.85                 7/1/2007                   6/1/2037                    3563.06
151044748                                   EVESHAM                                    NJ                08053       Primary                           Single Family Attached                        360                   358                        85                   10.47                 6/1/2007                   5/1/2037                    1900.87
151044864                                   PHILADELPHIA                               PA                19149       Primary                           Single Family Attached                        360                   359                     68.97                   10.44                 7/1/2007                   6/1/2037                     910.26
151044880                                   WEST ORANGE                                NJ                07052       Primary                           Single Family Detached                        360                   359                        85                      12                 7/1/2007                   6/1/2037                    3060.12
161053902                                   DENNIS                                     MA                02638       Primary                           Single Family Detached                        360                   358                        65                    7.25                 6/1/2007                   5/1/2037                    7264.46
161054338                                   TUNBRIDGE                                  VT                05077       Primary                           Single Family Detached                        360                   359                     69.92                     8.8                 7/1/2007                   6/1/2037                    3508.82
161054348                                   MEDFORD                                    MA                02155       Primary                           Condo Conversion Attached                     360                   359                     53.33                   8.575                 7/1/2007                   6/1/2037                    1238.78
161054506                                   SWANSEA                                    MA                02777       Primary                           Single Family Detached                        360                   359                      86.9                    9.85                 7/1/2007                   6/1/2037                       5459
161054527                                   YORK                                       ME                03909       Primary                           Single Family Detached                        360                   359                        80                    9.35                 7/1/2007                   6/1/2037                    2191.02
161054540                                   FRAMINGHAM                                 MA                01701       Primary                           Single Family Detached                        360                   359                        80                     8.9                 7/1/2007                   6/1/2037                     6379.5
161054599                                   HARVARD                                    MA                01451       Primary                           Single Family Detached                        360                   359                        90                    10.3                 7/1/2007                   6/1/2037                    4422.29
161054668                                   ROSLINDALE                                 MA                02131       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    2949.34
171043665                                   PHOENIX                                    AZ                85017       Primary                           Single Family Detached                        360                   359                        90                    10.6                 7/1/2007                   6/1/2037                    1558.21
171043712                                   PHOENIX                                    AZ                85032       Primary                           Single Family Detached                        360                   358                        90                    8.65                 6/1/2007                   5/1/2037                    1670.27
171043837                                   NORTH LAS VEGAS                            NV                89081       Primary                           Single Family Detached                        360                   359                        90                    6.75                 7/1/2007                   6/1/2037                    1593.77
171043970                                   TUCSON                                     AZ                85730       Primary                           Single Family Detached                        360                   359                        80                    9.45                 7/1/2007                   6/1/2037                    1118.51
171043974                                   QUEEN CREEK                                AZ                85242       Primary                           Single Family Detached                        360                   359                     89.42                     8.4                 7/1/2007                   6/1/2037                    3373.56
171044059                                   LAS VEGAS                                  NV                89108       Primary                           Single Family Detached                        360                   359                     73.95                     7.6                 7/1/2007                   6/1/2037                    1008.86
171044083                                   HENDERSON                                  NV                89052       Primary                           PUD Detached                                  360                   359                        50                    6.25                 7/1/2007                   6/1/2037                    1498.68
171044192                                   TEMPE                                      AZ                85283       Primary                           Single Family Detached                        360                   359                        80                     7.4                 7/1/2007                   6/1/2037                    1246.28
171044248                                   GOODYEAR                                   AZ                85338       Primary                           PUD Detached                                  360                   359                        80                    8.75                 7/1/2007                   6/1/2037                     1420.1
171044291                                   TOLLESON                                   AZ                85353       Primary                           PUD Detached                                  360                   358                        80                   7.425                 6/1/2007                   5/1/2037                    1551.95
171044318                                   BUCKEYE                                    AZ                85326       Second Home                       PUD Detached                                  360                   358                        80                     7.9                 6/1/2007                   5/1/2037                    1636.71
171044343                                   APACHE JUNCTION                            AZ                85219       Primary                           Single Family Detached                        360                   359                        90                    7.99                 7/1/2007                   6/1/2037                     2198.3
171044366                                   PHOENIX                                    AZ                85009       Primary                           Single Family Detached                        360                   359                        75                     7.9                 7/1/2007                   6/1/2037                    1083.31
171044385                                   LAS VEGAS                                  NV                89128       Primary                           PUD Detached                                  360                   359                     73.42                   7.119                 7/1/2007                   6/1/2037                    1952.67
171044405                                   ACTON                                      CA                93510       Primary                           Single Family Detached                        360                   359                     87.27                     7.8                 7/1/2007                   6/1/2037                    4777.94
191038570                                   FRESNO                                     CA                93706       Primary                           Single Family Detached                        360                   358                        80                       9                 6/1/2007                   5/1/2037                    1153.03
191038851                                   COULEE CITY                                WA                99115       Non-owner                         Single Family Detached                        360                   359                        70                     7.5                 7/1/2007                   6/1/2037                    1003.37
191038986                                   SWAN POINT                                 MD                20645       Primary                           PUD Detached                                  360                   358                        85                     7.9                 6/1/2007                   5/1/2037                    2653.83
191039079                                   LAKEWOOD                                   WA                98498       Primary                           Single Family Detached                        360                   358                        75                     8.7                 6/1/2007                   5/1/2037                    6611.69
191039104                                   RIVERSIDE                                  CA                92509       Primary                           Single Family Detached                        360                   358                        90                    8.95                 6/1/2007                   5/1/2037                    3599.31
191039167                                   SPOKANE                                    WA                99208       Primary                           Single Family Detached                        360                   359                        90                       9                 7/1/2007                   6/1/2037                     976.28
191039173                                   YAKIMA                                     WA                98902       Primary                           Single Family Detached                        360                   359                     90.75                   10.15                 7/1/2007                   6/1/2037                     967.77
191039183                                   PROSSER                                    WA                99350       Primary                           Single Family Detached                        360                   359                        90                    9.05                 7/1/2007                   6/1/2037                    1323.56
191039221                                   HAPPY VALLEY                               OR                97086       Primary                           Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    2581.37
191039300                                   CAMAS                                      WA                98607       Primary                           Single Family Detached                        360                   359                      62.5                   12.25                 7/1/2007                   6/1/2037                     1047.9
191039304                                   SHELTON                                    WA                98584       Primary                           Single Family Detached                        360                   359                     84.86                     9.3                 7/1/2007                   6/1/2037                    4052.12
191039334                                   KIRKLAND                                   WA                98034       Primary                           Single Family Detached                        360                   359                        75                    9.65                 7/1/2007                   6/1/2037                    3605.42
191039353                                   SPANAWAY                                   WA                98387       Primary                           Single Family Detached                        360                   359                     64.94                    8.05                 7/1/2007                   6/1/2037                    1366.41
191039394                                   SEATTLE                                    WA                98178       Primary                           Single Family Detached                        360                   359                     77.58                       8                 7/1/2007                   6/1/2037                    3031.56
191039442                                   SNOQUALMIE                                 WA                98065       Primary                           PUD Detached                                  360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    3074.12
191039493                                   SPANAWAY                                   WA                98387       Primary                           Single Family Detached                        360                   358                     89.79                     9.9                 6/1/2007                   5/1/2037                     1531.1
211054563                                   KINGSVILLE                                 MD                21087       Primary                           Single Family Detached                        360                   358                        65                    9.82                 6/1/2007                   5/1/2037                    1741.56
211055585                                   SEVERNA PARK                               MD                21146       Primary                           Single Family Detached                        360                   357                        85                     7.5                 5/1/2007                   4/1/2037                    2921.88
211056222                                   NORFOLK                                    VA                23503       Primary                           Single Family Detached                        360                   359                     51.21                     8.6                 7/1/2007                   6/1/2037                     838.09
211056375                                   SEVERNA PARK                               MD                21146       Primary                           Single Family Attached                        360                   359                        90                     8.5                 7/1/2007                   6/1/2037                    2595.08
211056600                                   UPPER MARLBORO                             MD                20772       Primary                           Single Family Detached                        360                   359                     84.21                     5.8                 7/1/2007                   6/1/2037                    2046.74
211057077                                   SARASOTA                                   FL                34243       Primary                           PUD Detached                                  360                   358                     79.99                    8.75                 6/1/2007                   5/1/2037                    2302.71
211057140                                   NORTH EAST                                 MD                21901       Primary                           Single Family Detached                        360                   358                        90                    9.15                 6/1/2007                   5/1/2037                    2423.95
211057306                                   ACCOKEEK                                   MD                20607       Primary                           Single Family Detached                        360                   359                        75                    6.65                 7/1/2007                   6/1/2037                    2600.63
211057312                                   PASADENA                                   MD                21122       Primary                           Single Family Detached                        360                   358                     52.45                    8.45                 6/1/2007                   5/1/2037                    3354.75
211057369                                   HYATTSVILLE                                MD                20784       Primary                           Single Family Detached                        360                   358                        80                    7.35                 6/1/2007                   5/1/2037                    1734.98
211057378                                   CATAWBA                                    VA                24070       Primary                           Single Family Detached                        360                   359                        90                    9.55                 7/1/2007                   6/1/2037                    1113.48
211057396                                   ODENTON                                    MD                21113       Primary                           Single Family Attached                        360                   359                        85                    8.22                 7/1/2007                   6/1/2037                    1470.37
211057435                                   FAIRFAX                                    VA                22033       Primary                           PUD Detached                                  360                   358                     72.22                    9.15                 6/1/2007                   5/1/2037                    5089.03
211057448                                   SKIPPERS                                   VA                23879       Primary                           Single Family Detached                        360                   359                        85                    8.45                 7/1/2007                   6/1/2037                    1105.96
211057577                                   WALDORF                                    MD                20602       Primary                           PUD Detached                                  360                   358                        90                     9.5                 6/1/2007                   5/1/2037                    2733.96
211057648                                   FORT WASHINGTON                            MD                20744       Primary                           Single Family Detached                        360                   359                        85                    6.59                 7/1/2007                   6/1/2037                     2764.1
211057771                                   COLUMBIA                                   MD                21045       Primary                           PUD Attached                                  360                   358                        90                    10.4                 6/1/2007                   5/1/2037                    2367.16
211057967                                   SANDSTON                                   VA                23150       Primary                           Single Family Detached                        360                   359                        90                   9.925                 7/1/2007                   6/1/2037                    2531.16
211057983                                   MONTPELIER                                 VA                23192       Primary                           Single Family Detached                        360                   359                        90                     8.5                 7/1/2007                   6/1/2037                    4996.58
231092903                                   SOUTH DEERFIELD                            MA                01373       Primary                           Condo Low-Rise Attached                       360                   359                        90                    8.99                 7/1/2007                   6/1/2037                    1352.97
231093204                                   YONKERS                                    NY                10701       Primary                           Single Family Detached                        360                   359                     89.87                    7.99                 7/1/2007                   6/1/2037                    3819.89
231093396                                   SAYREVILLE                                 NJ                08872       Primary                           Condo Low-Rise Attached                       360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    2332.51
231093450                                   BOROUGH OF SAYREVILLE                      NJ                08872       Primary                           Single Family Detached                        360                   359                        90                    9.45                 7/1/2007                   6/1/2037                     3361.5
231093495                                   KEESEVILLE                                 NY                12944       Primary                           Single Family Detached                        360                   358                     53.19                      11                 6/1/2007                   5/1/2037                     476.16
231093574                                   CHARLOTTESVILLE                            VA                22903       Primary                           PUD Detached                                  360                   359                        80                   7.125                 7/1/2007                   6/1/2037                    1825.51
231093694                                   DEERFIELD                                  NY                13502       Primary                           2-4 Units Detached                            360                   359                        90                    9.85                 7/1/2007                   6/1/2037                     951.43
231093718                                   HARWICH                                    MA                02645       Primary                           Single Family Detached                        360                   359                        90                     7.8                 7/1/2007                   6/1/2037                    3142.23
231093994                                   MIRROR LAKE                                NH                03853       Primary                           Single Family Detached                        360                   359                     59.57                    8.65                 7/1/2007                   6/1/2037                    6501.61
231094012                                   EAST FALMOUTH                              MA                02536       Primary                           Single Family Detached                        360                   359                        90                     8.3                 7/1/2007                   6/1/2037                    2173.78
231094015                                   TOWN OF SOUTHOLD                           NY                11957       Primary                           Single Family Detached                        360                   359                        70                    9.55                 7/1/2007                   6/1/2037                    7777.33
231094047                                   KEY LARGO                                  FL                33037       Second Home                       Condo Low-Rise Attached                       360                   359                        80                    9.99                 7/1/2007                   6/1/2037                    6488.56
231094085                                   DORCHESTER                                 MA                02122       Primary                           Condo Conversion Attached                     360                   359                        85                    11.1                 7/1/2007                   6/1/2037                    2960.24
231094095                                   MANCHESTER                                 CT                06040       Primary                           Condo Low-Rise Attached                       360                   359                        80                      11                 7/1/2007                   6/1/2037                    1577.05
231094097                                   ROCKPORT                                   MA                01966       Primary                           Single Family Detached                        360                   359                     82.86                     7.5                 7/1/2007                   6/1/2037                    3707.93
231094137                                   DANBURY                                    CT                06810       Primary                           Single Family Detached                        360                   359                        90                    8.55                 7/1/2007                   6/1/2037                    3902.62
231094146                                   BRONX                                      NY                10465       Primary                           2-4 Units Attached                            360                   359                        80                     7.8                 7/1/2007                   6/1/2037                    3023.46
231094564                                   CAPE ELIZABETH                             ME                04107       Primary                           Single Family Detached                        360                   358                        90                    8.85                 6/1/2007                   5/1/2037                    3643.79
231094718                                   STRATFORD                                  CT                06614       Primary                           Single Family Detached                        360                   359                        90                    9.75                 7/1/2007                   6/1/2037                    4421.93
231094789                                   NEWTOWN                                    CT                06482       Primary                           Single Family Detached                        360                   359                        90                    10.3                 7/1/2007                   6/1/2037                    2421.42
231094914                                   TAMPA                                      FL                33604       Primary                           Single Family Detached                        360                   359                        90                     7.2                 7/1/2007                   6/1/2037                    1710.55
231094943                                   NEW BEDFORD                                MA                02744       Primary                           Single Family Detached                        360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    1518.73
231094958                                   BOROUGH OF STATEN ISLAND                   NY                10310       Primary                           2-4 Units Detached                            360                   359                        90                    9.65                 7/1/2007                   6/1/2037                    6255.77
331052946                                   NEW YORK                                   NY                10021       Primary                           Condo High-Rise Attached                      360                   359                     74.87                     7.8                 7/1/2007                   6/1/2037                    5039.09
331054492                                   STATEN ISLAND                              NY                10307       Primary                           PUD Detached                                  360                   359                      66.9                    8.45                 7/1/2007                   6/1/2037                    3712.06
331056014                                   STATEN ISLAND                              NY                10309       Primary                           Single Family Detached                        360                   359                     59.62                     7.7                 7/1/2007                   6/1/2037                    4420.35
331056409                                   BRONX                                      NY                10461       Primary                           2-4 Units Attached                            360                   359                     66.33                     6.2                 7/1/2007                   6/1/2037                     1956.6
331056507                                   BRONX                                      NY                10466       Primary                           2-4 Units Detached                            360                   359                        90                    9.75                 7/1/2007                   6/1/2037                    4106.31
331056620                                   BROOKLYN                                   NY                11201       Primary                           2-4 Units Attached                            360                   357                        90                    8.75                 5/1/2007                   4/1/2037                    4603.28
331056705                                   JERICHO                                    NY                11753       Primary                           Single Family Detached                        360                   359                        60                     7.7                 7/1/2007                   6/1/2037                    7571.64
331056787                                   NEW LEBANON                                NY                12125       Primary                           Single Family Detached                        360                   358                        90                    8.29                 6/1/2007                   5/1/2037                    4739.29
331057040                                   VERONA                                     NJ                07044       Primary                           Single Family Detached                        360                   358                        90                     8.7                 6/1/2007                   5/1/2037                    3206.67
331057163                                   NEW HYDE PARK                              NY                11040       Primary                           Single Family Detached                        360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    5664.24
331057208                                   NORTH BERGEN                               NJ                07047       Primary                           PUD Attached                                  360                   359                        80                     7.5                 7/1/2007                   6/1/2037                    4456.03
331057234                                   JAMAICA                                    NY                11434       Non-owner                         2-4 Units Attached                            360                   358                     79.31                    7.35                 6/1/2007                   5/1/2037                    3614.53
331057269                                   EAST ELMHURST                              NY                11369       Primary                           2-4 Units Detached                            360                   359                        90                       8                 7/1/2007                   6/1/2037                     4450.6
331057290                                   SHOREHAM                                   NY                11786       Primary                           Single Family Detached                        360                   359                     78.53                    7.85                 7/1/2007                   6/1/2037                    5006.35
331057319                                   BROOKLYN                                   NY                11238       Primary                           2-4 Units Attached                            360                   359                        90                    7.35                 7/1/2007                   6/1/2037                    4454.68
331057378                                   WEST BABYLON                               NY                11704       Primary                           Single Family Detached                        360                   359                        80                     8.2                 7/1/2007                   6/1/2037                    1537.38
331057382                                   BABYLON                                    NY                11702       Primary                           Single Family Attached                        360                   359                        90                    7.65                 7/1/2007                   6/1/2037                    4741.33
331057398                                   SEAFORD                                    NY                11783       Primary                           Single Family Detached                        360                   359                        85                     8.3                 7/1/2007                   6/1/2037                    3325.76
331057413                                   FREEPORT                                   NY                11520       Primary                           Single Family Detached                        360                   359                        90                     8.7                 7/1/2007                   6/1/2037                    4142.09
331057476                                   VALLEY STREAM                              NY                11580       Primary                           Single Family Detached                        360                   358                        90                     8.9                 6/1/2007                   5/1/2037                    3445.15
331057620                                   AMITYVILLE                                 NY                11701       Primary                           Single Family Detached                        360                   359                        90                    9.85                 7/1/2007                   6/1/2037                    3311.98
331057623                                   BROOKLYN                                   NY                11212       Primary                           2-4 Units Attached                            360                   359                     73.73                       7                 7/1/2007                   6/1/2037                    2703.23
331057741                                   SOUTH OZONE PARK                           NY                11420       Primary                           2-4 Units Detached                            360                   359                     84.93                     8.9                 7/1/2007                   6/1/2037                    4653.58
331057742                                   EAST HAMPTON                               NY                11937       Primary                           Single Family Detached                        360                   359                        90                    9.99                 7/1/2007                   6/1/2037                    4598.47
331057743                                   OLD BRIDGE                                 NJ                07747       Primary                           Single Family Detached                        360                   359                        85                     8.4                 7/1/2007                   6/1/2037                    4209.15
331057755                                   EAST ELMHURST                              NY                11369       Primary                           2-4 Units Attached                            360                   358                        90                   10.59                 6/1/2007                   5/1/2037                    6650.25
331057826                                   BROOKLYN                                   NY                11221       Primary                           2-4 Units Attached                            360                   359                        80                     8.6                 7/1/2007                   6/1/2037                    5121.68
331057830                                   RICHMOND HILL                              NY                11418       Primary                           2-4 Units Detached                            360                   359                        80                   8.438                 7/1/2007                   6/1/2037                    4403.66
331057841                                   MALTA                                      NY                12020       Primary                           Single Family Attached                        360                   358                      89.8                  10.872                 6/1/2007                   5/1/2037                    1946.22
331057844                                   BROOKLYN                                   NY                11205       Primary                           Condo High-Rise Attached                      360                   359                        80                    9.25                 7/1/2007                   6/1/2037                    3893.02
331057852                                   WHITE PLAINS                               NY                10603       Primary                           Single Family Detached                        360                   359                        75                    6.99                 7/1/2007                   6/1/2037                    3380.19
331057853                                   ROSEDALE                                   NY                11422       Primary                           2-4 Units Attached                            360                   359                     88.64                    9.99                 7/1/2007                   6/1/2037                    4904.03
331057874                                   BROOKLYN                                   NY                11222       Primary                           2-4 Units Attached                            360                   359                     35.49                     6.5                 7/1/2007                   6/1/2037                    1891.03
331057980                                   NORTHPORT                                  NY                11768       Primary                           Single Family Detached                        360                   359                        84                     6.5                 7/1/2007                   6/1/2037                    5309.37
331058001                                   GARDEN CITY                                NY                11530       Non-owner                         Condo High-Rise Attached                      360                   359                        80                     9.6                 7/1/2007                   6/1/2037                    6106.75
331058009                                   MELROSE                                    FL                32666       Primary                           Single Family Detached                        360                   359                        80                    8.99                 7/1/2007                   6/1/2037                    1327.61
331058056                                   CORONA                                     NY                11368       Primary                           2-4 Units Attached                            360                   359                     87.02                    9.99                 7/1/2007                   6/1/2037                    4835.66
331058067                                   WEST NYACK                                 NY                10994       Primary                           Single Family Detached                        360                   359                        75                    7.55                 7/1/2007                   6/1/2037                    2874.37
331058078                                   VALLEY STREAM                              NY                11580       Primary                           Single Family Detached                        360                   359                        90                    9.99                 7/1/2007                   6/1/2037                    3847.78
331058081                                   BROOKLYN                                   NY                11229       Primary                           Single Family Attached                        360                   359                        85                     7.3                 7/1/2007                   6/1/2037                    3212.79
331058087                                   BROOKLYN                                   NY                11236       Primary                           2-4 Units Attached                            360                   359                        90                    7.35                 7/1/2007                   6/1/2037                    3790.55
331058090                                   SAINT ALBANS                               NY                11412       Non-owner                         2-4 Units Detached                            360                   358                     64.47                    6.49                 6/1/2007                   5/1/2037                    1913.17
331058098                                   QUEENS VILLAGE                             NY                11429       Primary                           2-4 Units Detached                            360                   359                        90                    9.99                 7/1/2007                   6/1/2037                    4390.27
331058134                                   BRONX                                      NY                10460       Primary                           2-4 Units Attached                            360                   359                        80                   9.625                 7/1/2007                   6/1/2037                    3364.54
331058232                                   JERICHO                                    NY                11753       Primary                           Single Family Detached                        360                   359                        75                     8.4                 7/1/2007                   6/1/2037                    3689.15
331058251                                   BIRMINGHAM                                 AL                35242       Primary                           Single Family Detached                        360                   359                        90                    6.99                 7/1/2007                   6/1/2037                    1763.11
331058308                                   DANBURY                                    CT                06810       Primary                           Condo Low-Rise Attached                       360                   359                     55.49                   8.775                 7/1/2007                   6/1/2037                    2262.25
331058459                                   OSSINING                                   NY                10562       Primary                           2-4 Units Detached                            360                   359                        90                    9.75                 7/1/2007                   6/1/2037                    2281.05
341044038                                   MYRTLE BEACH                               SC                29579       Primary                           Single Family Detached                        360                   358                        85                  11.725                 6/1/2007                   5/1/2037                    1481.52
341044216                                   PAULINE                                    SC                29374       Primary                           Single Family Detached                        360                   358                        90                  10.825                 6/1/2007                   5/1/2037                     1297.4
341044300                                   CHAPIN                                     SC                29036       Primary                           Single Family Detached                        360                   358                        90                    8.65                 6/1/2007                   5/1/2037                    1550.56
341044404                                   LEXINGTON                                  NC                27292       Primary                           Single Family Detached                        360                   358                     65.71                    8.85                 6/1/2007                   5/1/2037                     912.93
341044530                                   WEST PALM BEACH                            FL                33403       Primary                           Single Family Attached                        360                   358                        80                    7.25                 6/1/2007                   5/1/2037                    1085.32
341044637                                   WILMINGTON                                 NC                28403       Primary                           Single Family Detached                        360                   358                        85                  10.475                 6/1/2007                   5/1/2037                    1414.15
341044712                                   HOBE SOUND                                 FL                33455       Primary                           Single Family Detached                        360                   358                     69.13                     9.9                 6/1/2007                   5/1/2037                     902.39
341044797                                   BATON ROUGE                                LA                70814       Primary                           Single Family Detached                        360                   358                        80                    7.45                 6/1/2007                   5/1/2037                     734.76
341045046                                   CLAYTON                                    DE                19938       Primary                           Single Family Detached                        360                   359                        85                     8.8                 7/1/2007                   6/1/2037                    2424.09
341045114                                   LA PLACE                                   LA                70068       Primary                           Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    1612.95
351045901                                   LA VERNIA                                  TX                78121       Primary                           Single Family Detached                        360                   359                     84.83                    8.25                 7/1/2007                   6/1/2037                    1848.12
351045910                                   RICHMOND                                   TX                77469       Primary                           PUD Detached                                  360                   359                        80                   10.25                 7/1/2007                   6/1/2037                    1354.91
351046051                                   RICHMOND                                   TX                77469       Primary                           PUD Detached                                  360                   358                        90                   9.475                 6/1/2007                   5/1/2037                    1079.83
351046140                                   HOUSTON                                    TX                77004       Primary                           Single Family Detached                        360                   359                        90                     9.5                 7/1/2007                   6/1/2037                    3960.79
351046169                                   LEAGUE CITY                                TX                77573       Primary                           PUD Detached                                  360                   359                        80                    7.35                 7/1/2007                   6/1/2037                    3141.71
351046235                                   PEARLAND                                   TX                77584       Primary                           PUD Detached                                  360                   359                        80                   7.775                 7/1/2007                   6/1/2037                    1259.14
371048441                                   TAMPA                                      FL                33617       Primary                           Single Family Detached                        360                   358                        90                   10.55                 6/1/2007                   5/1/2037                    1453.93
371048779                                   MADISON                                    FL                32340       Primary                           Single Family Detached                        360                   359                     74.19                    7.65                 7/1/2007                   6/1/2037                      552.7
371048852                                   HOWEY IN THE HILLS                         FL                34737       Primary                           Single Family Detached                        360                   358                     43.13                    6.75                 6/1/2007                   5/1/2037                     1018.3
371048853                                   EUSTIS                                     FL                32736       Primary                           Single Family Detached                        360                   359                     63.22                     6.4                 7/1/2007                   6/1/2037                     957.02
371048861                                   TAMPA                                      FL                33619       Primary                           PUD Detached                                  360                   359                     73.79                   6.575                 7/1/2007                   6/1/2037                      681.6
371048869                                   WEST PALM BCH                              FL                33415       Primary                           Single Family Detached                        240                   239                        90                    10.5                 7/1/2007                   6/1/2027                    1347.81
371049109                                   MINERAL                                    VA                23117       Primary                           Single Family Detached                        360                   358                        80                    8.87                 6/1/2007                   5/1/2037                     1603.3
371049177                                   PEMBROKE PINES                             FL                33024       Primary                           Condo Low-Rise Attached                       360                   359                     62.83                   9.325                 7/1/2007                   6/1/2037                    1196.63
371049243                                   BELLEAIR BEACH                             FL                33786       Primary                           Single Family Detached                        360                   358                     77.17                    8.25                 6/1/2007                   5/1/2037                    5409.09
371049290                                   WINTER SPRINGS                             FL                32708       Primary                           Single Family Detached                        360                   359                        75                     6.4                 7/1/2007                   6/1/2037                      863.5
371049300                                   APOPKA                                     FL                32712       Primary                           Condo Low-Rise Attached                       360                   359                     73.69                    8.65                 7/1/2007                   6/1/2037                    1042.34
371049312                                   KISSIMMEE                                  FL                34746       Primary                           Single Family Detached                        360                   359                        65                    8.55                 7/1/2007                   6/1/2037                     823.85
371049344                                   HOLMES BEACH                               FL                34217       Second Home                       Single Family Detached                        360                   359                        85                   9.575                 7/1/2007                   6/1/2037                    4496.14
371049413                                   PORT CHARLOTTE                             FL                33981       Primary                           Single Family Detached                        360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    1263.96
371049459                                   HOLIDAY                                    FL                34691       Primary                           Single Family Detached                        360                   359                     67.15                   7.025                 7/1/2007                   6/1/2037                      514.8
371049471                                   MIAMI                                      FL                33185       Primary                           PUD Detached                                  360                   359                        80                    7.75                 7/1/2007                   6/1/2037                    2598.22
371049475                                   WEST PALM BEACH                            FL                33407       Primary                           Single Family Detached                        360                   359                     74.86                    9.99                 7/1/2007                   6/1/2037                    1148.46
371049508                                   LAKELAND                                   FL                33812       Primary                           Single Family Detached                        360                   359                        80                    9.35                 7/1/2007                   6/1/2037                     989.28
371049526                                   APOPKA                                     FL                32712       Primary                           PUD Detached                                  360                   359                     61.78                    6.55                 7/1/2007                   6/1/2037                     816.44
371049548                                   LAKE BUTLER                                FL                32054       Primary                           Single Family Detached                        360                   358                        80                    9.25                 6/1/2007                   5/1/2037                    1493.98
371049563                                   JACKSONVILLE                               FL                32209       Primary                           Single Family Detached                        360                   359                        90                    9.35                 7/1/2007                   6/1/2037                     761.88
371049600                                   OCALA                                      FL                34470       Primary                           Single Family Detached                        360                   359                      62.5                    9.75                 7/1/2007                   6/1/2037                     644.37
371049602                                   ALTAMONTE SPRINGS                          FL                32714       Primary                           Single Family Detached                        360                   359                      69.5                     8.2                 7/1/2007                   6/1/2037                    1392.31
371049603                                   VERO BEACH                                 FL                32962       Primary                           Single Family Detached                        360                   359                        70                    9.25                 7/1/2007                   6/1/2037                     673.77
371049629                                   BRADENTON                                  FL                34210       Primary                           PUD Detached                                  360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    2403.18
371049642                                   MOORE                                      OK                73170       Primary                           PUD Detached                                  360                   359                        90                    8.25                 7/1/2007                   6/1/2037                    1507.79
371049649                                   JACKSONVILLE                               FL                32216       Primary                           Single Family Detached                        360                   359                        80                   10.65                 7/1/2007                   6/1/2037                    1029.68
371049654                                   BRADENTON                                  FL                34207       Primary                           Single Family Detached                        360                   359                        90                    9.05                 7/1/2007                   6/1/2037                    1163.84
371049690                                   LEHIGH ACRES                               FL                33971       Primary                           Single Family Detached                        360                   359                        90                   10.99                 7/1/2007                   6/1/2037                    1794.71
371049707                                   DELTONA                                    FL                32738       Primary                           Single Family Detached                        360                   359                        65                   6.975                 7/1/2007                   6/1/2037                     841.14
371049729                                   OLD TOWN                                   FL                32680       Primary                           Single Family Detached                        360                   359                        80                   10.65                 7/1/2007                   6/1/2037                     814.86
371049767                                   MIAMI GARDENS                              FL                33055       Primary                           Single Family Detached                        360                   359                     44.44                    9.55                 7/1/2007                   6/1/2037                      844.5
371049773                                   HOMOSASSA                                  FL                34446       Primary                           Single Family Detached                        360                   359                     80.99                    6.95                 7/1/2007                   6/1/2037                    1125.31
371049799                                   MELBOURNE                                  FL                32934       Primary                           PUD Detached                                  240                   239                     58.49                    6.99                 7/1/2007                   6/1/2027                    1200.78
371049808                                   WINTER HAVEN                               FL                33881       Primary                           Single Family Detached                        360                   359                     55.17                    7.05                 7/1/2007                   6/1/2037                     534.93
371049880                                   MIRAMAR                                    FL                33025       Primary                           PUD Attached                                  360                   359                        90                     7.4                 7/1/2007                   6/1/2037                    1508.47
371049921                                   LEHIGH ACRES                               FL                33936       Primary                           Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                    1234.35
371049954                                   FRESNO                                     CA                93727       Primary                           Single Family Detached                        360                   359                        75                     8.4                 7/1/2007                   6/1/2037                    1759.27
371049982                                   WESLEY CHAPEL                              FL                33544       Primary                           PUD Detached                                  360                   359                        90                     9.3                 7/1/2007                   6/1/2037                    2232.81
371050005                                   SARASOTA                                   FL                34232       Primary                           Single Family Detached                        360                   359                     60.61                   7.525                 7/1/2007                   6/1/2037                     981.36
411004122                                   CALDWELL                                   ID                83605       Primary                           Single Family Detached                        360                   359                        90                    8.45                 7/1/2007                   6/1/2037                    1115.91
411004457                                   AUBREY                                     TX                76227       Primary                           Single Family Detached                        360                   359                      87.5                    9.45                 7/1/2007                   6/1/2037                    1015.78
411004477                                   MECHANICSVILLE                             VA                23111       Primary                           PUD Detached                                  360                   359                        75                     7.8                 7/1/2007                   6/1/2037                    1619.71
411004519                                   JACKSONVILLE                               FL                32210       Primary                           Single Family Detached                        360                   359                        70                     8.5                 7/1/2007                   6/1/2037                     850.42
411004626                                   BUENA PARK                                 CA                90620       Primary                           Single Family Detached                        360                   359                     64.72                     6.3                 7/1/2007                   6/1/2037                    2308.41
411004631                                   BARTON                                     VT                05822       Primary                           Single Family Detached                        360                   359                      64.1                     8.6                 7/1/2007                   6/1/2037                     539.72
411004715                                   SAINT ALBANS                               NY                11412       Primary                           Single Family Detached                        360                   359                        85                     8.8                 7/1/2007                   6/1/2037                    3156.04
421004200                                   WINFIELD                                   AL                35594       Primary                           Single Family Detached                        360                   358                        90                   10.15                 6/1/2007                   5/1/2037                     519.88
421004223                                   MIDLAND                                    MI                48640       Primary                           Single Family Detached                        360                   359                        70                     8.7                 7/1/2007                   6/1/2037                     644.33
421004244                                   HUNTSVILLE                                 TX                77340       Primary                           Single Family Detached                        360                   358                        60                     9.4                 6/1/2007                   5/1/2037                     865.24
421004274                                   TEMPERANCE                                 MI                48182       Primary                           Single Family Detached                        360                   359                     77.82                      10                 7/1/2007                   6/1/2037                     849.15
421004276                                   COVINGTON                                  GA                30014       Primary                           Single Family Detached                        360                   359                        80                    9.25                 7/1/2007                   6/1/2037                    5344.33
421004288                                   INDIANA                                    PA                15701       Primary                           Single Family Detached                        360                   359                        80                    9.65                 7/1/2007                   6/1/2037                     642.15
511060090                                   SAINT PETERSBURG                           FL                33712       Primary                           Single Family Detached                        360                   358                        90                     8.1                 6/1/2007                   5/1/2037                    1750.13
511060282                                   ORLANDO                                    FL                32817       Primary                           PUD Detached                                  360                   358                     84.83                   7.266                 6/1/2007                   5/1/2037                    1530.44
511060495                                   SANTA ANA                                  CA                92703       Primary                           Single Family Detached                        360                   358                        90                    10.5                 6/1/2007                   5/1/2037                     4750.5
511060590                                   LOS ANGELES                                CA                91352       Primary                           Single Family Detached                        360                   358                        90                       9                 6/1/2007                   5/1/2037                    5325.16
511060685                                   LONG BEACH                                 CA                90813       Primary                           Condo High-Rise Attached                      360                   359                        90                    9.95                 7/1/2007                   6/1/2037                     1635.5
511060692                                   ELK GROVE                                  CA                95624       Primary                           Single Family Detached                        360                   358                     87.25                    9.84                 6/1/2007                   5/1/2037                     4379.6
511060791                                   MANTECA                                    CA                95337       Primary                           Single Family Detached                        360                   359                        80                    5.99                 7/1/2007                   6/1/2037                    2264.47
511061011                                   ORLANDO                                    FL                32822       Primary                           Single Family Detached                        360                   358                     66.87                    6.75                 6/1/2007                   5/1/2037                     786.78
511061017                                   TEMECULA                                   CA                92592       Primary                           PUD Detached                                  360                   358                        90                    8.55                 6/1/2007                   5/1/2037                    3967.67
511061142                                   OAKLAND                                    CA                94618       Primary                           Single Family Attached                        360                   358                        50                       9                 6/1/2007                   5/1/2037                    3471.13
511061241                                   INDIO (UNINCORPORATED AREA)                CA                92203       Primary                           Single Family Detached                        360                   359                        80                     7.2                 7/1/2007                   6/1/2037                    6664.06
511061278                                   LONG BEACH                                 CA                90805       Primary                           Single Family Detached                        360                   358                        89                     8.1                 6/1/2007                   5/1/2037                    3002.78
511061287                                   CHULA VISTA                                CA                91915       Primary                           PUD Detached                                  360                   358                     83.29                       7                 6/1/2007                   5/1/2037                    3507.84
511061357                                   TORRANCE                                   CA                90504       Primary                           Single Family Detached                        360                   359                        90                     6.2                 7/1/2007                   6/1/2037                    2637.76
511061566                                   NORCO                                      CA                92860       Primary                           Single Family Detached                        360                   359                        85                    9.05                 7/1/2007                   6/1/2037                    6918.77
511061571                                   GARDENA                                    CA                90247       Primary                           Single Family Detached                        360                   358                        90                       9                 6/1/2007                   5/1/2037                    3262.86
511061668                                   MANTECA                                    CA                95334       Primary                           Single Family Detached                        360                   359                     73.64                     8.8                 7/1/2007                   6/1/2037                       3591
511061672                                   AREA OF LAKE ARROWHEAD                     CA                92352       Primary                           Single Family Detached                        360                   359                        80                     7.8                 7/1/2007                   6/1/2037                    3047.95
511061697                                   IDAHO SPRINGS                              CO                80452       Primary                           Single Family Detached                        360                   358                     70.39                     7.5                 6/1/2007                   5/1/2037                    3605.28
511061791                                   LAGUNA NIGUEL                              CA                92677       Primary                           PUD Detached                                  360                   358                        70                    7.85                 6/1/2007                   5/1/2037                    6457.37
511061873                                   MURRIETA                                   CA                92563       Primary                           PUD Detached                                  360                   359                        90                     9.1                 7/1/2007                   6/1/2037                     3346.1
511061879                                   BROOKSVILLE                                FL                34602       Primary                           Single Family Detached                        360                   358                        75                     9.2                 6/1/2007                   5/1/2037                    4121.79
511061929                                   CHINO                                      CA                91710       Primary                           Single Family Detached                        360                   358                        90                    9.34                 6/1/2007                   5/1/2037                    2970.45
511061955                                   AREA OF HACIENDA HEIGHTS                   CA                91745       Primary                           PUD Detached                                  360                   359                        80                    10.2                 7/1/2007                   6/1/2037                    4676.11
511062003                                   LOS ANGELES                                CA                90047       Primary                           Single Family Detached                        360                   358                        85                    9.26                 6/1/2007                   5/1/2037                     3531.1
511062035                                   WHITTIER                                   CA                90601       Primary                           Single Family Detached                        360                   359                        90                     7.4                 7/1/2007                   6/1/2037                    3367.33
511062037                                   CRESTVIEW                                  FL                32536       Primary                           Single Family Detached                        360                   358                        80                    10.8                 6/1/2007                   5/1/2037                     978.06
511062046                                   OAKLEY                                     CA                94561       Primary                           Single Family Detached                        360                   358                     78.62                     7.3                 6/1/2007                   5/1/2037                    2848.87
511062056                                   DOWNEY                                     CA                90242       Primary                           Single Family Detached                        360                   358                     84.03                     7.2                 6/1/2007                   5/1/2037                    3085.21
511062062                                   LOS ANGELES                                CA                90056       Primary                           Single Family Detached                        360                   358                        75                     8.8                 6/1/2007                   5/1/2037                    6404.91
511062076                                   UNION CITY                                 CA                94587       Primary                           Single Family Detached                        360                   359                     79.87                    7.05                 7/1/2007                   6/1/2037                    3175.34
511062079                                   SAN DIEGO                                  CA                92102       Primary                           Single Family Detached                        360                   358                        80                    6.65                 6/1/2007                   5/1/2037                    2300.17
511062175                                   SAFETY HARBOR                              FL                34695       Primary                           Single Family Detached                        360                   359                      34.6                    8.99                 7/1/2007                   6/1/2037                      803.9
511062206                                   VENTURA                                    CA                93001       Primary                           Single Family Detached                        360                   358                        65                     7.1                 6/1/2007                   5/1/2037                    2673.54
511062224                                   LAKEWOOD                                   CA                90712       Primary                           Single Family Detached                        360                   358                        90                    7.85                 6/1/2007                   5/1/2037                    4115.23
511062229                                   CORONA                                     CA                92882       Primary                           Single Family Detached                        360                   358                     78.88                       8                 6/1/2007                   5/1/2037                    3071.39
511062470                                   SAN MARCOS                                 CA                92069       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    3849.68
511062497                                   MIAMI                                      FL                33165       Primary                           Single Family Detached                        360                   358                     55.67                    8.24                 6/1/2007                   5/1/2037                    1885.06
511062498                                   NORCO                                      CA                92860       Primary                           Single Family Detached                        360                   358                     69.61                    9.95                 6/1/2007                   5/1/2037                    5505.44
511062502                                   FONTANA                                    CA                92336       Primary                           Single Family Detached                        360                   359                        90                    9.75                 7/1/2007                   6/1/2037                    4200.84
511062575                                   NUEVO                                      CA                92567       Primary                           Single Family Detached                        360                   358                        90                     8.5                 6/1/2007                   5/1/2037                    2522.13
511062609                                   SAN DIMAS                                  CA                91773       Primary                           PUD Detached                                  360                   359                        80                    8.55                 7/1/2007                   6/1/2037                    5069.87
511062626                                   BONITA                                     CA                91902       Primary                           Single Family Detached                        360                   359                        85                   7.675                 7/1/2007                   6/1/2037                    5613.26
511062640                                   LOS ANGELES                                CA                91335       Primary                           Single Family Detached                        360                   358                        85                    8.99                 6/1/2007                   5/1/2037                    3864.52
511062686                                   LOS ANGELES                                CA                90027       Primary                           Single Family Detached                        360                   359                     87.91                     7.3                 7/1/2007                   6/1/2037                    4685.01
511062699                                   WINCHESTER                                 CA                92596       Primary                           Single Family Detached                        360                   358                        85                     7.8                 6/1/2007                   5/1/2037                    3238.45
511062715                                   RESEDA                                     CA                91335       Primary                           Single Family Detached                        360                   358                     71.75                    6.75                 6/1/2007                   5/1/2037                    2965.42
511062731                                   AREA OF COVINA                             CA                91722       Primary                           Single Family Detached                        360                   359                        85                    11.5                 7/1/2007                   6/1/2037                    4288.04
511062782                                   LAGUNA NIGUEL                              CA                92677       Primary                           Single Family Detached                        360                   359                     51.27                    8.65                 7/1/2007                   6/1/2037                    4120.89
511062785                                   MONTEBELLO                                 CA                90640       Primary                           Single Family Detached                        360                   358                        85                    7.99                 6/1/2007                   5/1/2037                    2964.32
511062813                                   KLAMATH FALLS                              OR                97601       Primary                           PUD Detached                                  360                   359                        80                    10.4                 7/1/2007                   6/1/2037                    3864.98
511062873                                   SAN DIEGO                                  CA                92117       Primary                           Single Family Detached                        360                   359                        80                    9.05                 7/1/2007                   6/1/2037                    6251.32
511062907                                   CLERMONT                                   FL                34715       Primary                           Single Family Detached                        360                   359                        65                     7.9                 7/1/2007                   6/1/2037                      935.4
511062955                                   FOUNTAIN VALLEY                            CA                92708       Primary                           Single Family Detached                        360                   359                     53.17                   6.475                 7/1/2007                   6/1/2037                     1991.2
511062986                                   ELK GROVE                                  CA                95758       Primary                           Single Family Detached                        360                   359                        70                       6                 7/1/2007                   6/1/2037                    2579.38
511062990                                   VICTORVILLE                                CA                92392       Primary                           Single Family Detached                        360                   359                        85                    7.29                 7/1/2007                   6/1/2037                    2651.91
511063049                                   IRVINE                                     CA                92620       Primary                           PUD Detached                                  360                   359                        80                    8.45                 7/1/2007                   6/1/2037                    6942.87
511063056                                   LA MIRADA                                  CA                90638       Primary                           Single Family Detached                        360                   359                        90                    6.64                 7/1/2007                   6/1/2037                    3178.67
511063090                                   PINOLE                                     CA                94564       Primary                           Single Family Detached                        360                   359                        90                     7.2                 7/1/2007                   6/1/2037                    3054.36
511063106                                   SAN BERNARDINO                             CA                92410       Non-owner                         Single Family Detached                        360                   359                        90                    6.45                 7/1/2007                   6/1/2037                    1697.72
511063265                                   BELLINGHAM                                 WA                98225       Primary                           Single Family Detached                        360                   359                        70                    8.05                 7/1/2007                   6/1/2037                    1745.58
511063281                                   VANCOUVER                                  WA                98683       Primary                           Single Family Detached                        360                   359                     76.57                   7.388                 7/1/2007                   6/1/2037                    4353.72
521054359                                   GARY                                       IN                46404       Primary                           Single Family Detached                        360                   359                        90                   10.45                 7/1/2007                   6/1/2037                     614.93
521056960                                   LIBERTYVILLE                               IL                60048       Primary                           Single Family Detached                        360                   359                        80                     9.2                 7/1/2007                   6/1/2037                    4652.23
521057023                                   WICHITA FALLS                              TX                76310       Primary                           Single Family Detached                        360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    1840.88
521057114                                   SOUTHFIELD                                 MI                48034       Non-owner                         Single Family Detached                        360                   359                        85                    9.45                 7/1/2007                   6/1/2037                    1814.65
521057271                                   LAS VEGAS                                  NV                89104       Primary                           Single Family Detached                        360                   358                        80                     8.7                 6/1/2007                   5/1/2037                    1628.91
521057331                                   EUGENE                                     OR                97401       Primary                           Single Family Detached                        360                   358                        90                   9.225                 6/1/2007                   5/1/2037                    4704.75
521057397                                   GRAND RAPIDS                               MI                49506       Primary                           Single Family Detached                        360                   358                     89.51                    9.37                 6/1/2007                   5/1/2037                    1284.12
521057508                                   SKOKIE                                     IL                60076       Primary                           Single Family Detached                        360                   358                        85                     8.9                 6/1/2007                   5/1/2037                    3570.17
521057513                                   KALAMAZOO                                  MI                49048       Primary                           Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                    1714.06
521057664                                   HARTSBURG                                  MO                65039       Primary                           Single Family Detached                        360                   359                        80                    10.2                 7/1/2007                   6/1/2037                     878.11
521057775                                   SAUK VILLAGE                               IL                60411       Primary                           Single Family Detached                        360                   359                        90                   9.975                 7/1/2007                   6/1/2037                    1204.64
521057784                                   LAS VEGAS                                  NV                89108       Primary                           Single Family Detached                        360                   359                        45                    7.85                 7/1/2007                   6/1/2037                    1464.75
521058007                                   WESTFIELD                                  IN                46074       Primary                           PUD Detached                                  360                   359                        90                       9                 7/1/2007                   6/1/2037                    1965.81
521058122                                   HOLLAND                                    PA                18966       Primary                           Condo Low-Rise Attached                       360                   359                        65                   7.375                 7/1/2007                   6/1/2037                     785.64
521058163                                   KANSAS CITY                                MO                64130       Non-owner                         Single Family Detached                        360                   359                        80                   11.75                 7/1/2007                   6/1/2037                     532.97
521058252                                   CARY                                       IL                60013       Primary                           Single Family Detached                        360                   358                     69.14                     8.2                 6/1/2007                   5/1/2037                    3978.27
521058263                                   MARTINSVILLE                               IN                46151       Primary                           Single Family Detached                        360                   359                        90                   8.575                 7/1/2007                   6/1/2037                    1337.88
521058295                                   DETROIT                                    MI                48205       Primary                           Single Family Detached                        360                   359                        90                    11.5                 7/1/2007                   6/1/2037                     677.36
521058325                                   MUSKEGON                                   MI                49444       Non-owner                         Single Family Detached                        360                   358                        85                   11.85                 6/1/2007                   5/1/2037                     518.71
521058580                                   FOREST PARK                                IL                60130       Primary                           Condo Conversion Attached                     360                   359                        75                    6.95                 7/1/2007                   6/1/2037                      857.2
521058782                                   BATTLE CREEK                               MI                49017       Primary                           2-4 Units Detached                            360                   359                        85                    11.7                 7/1/2007                   6/1/2037                     547.04
521058796                                   PARCHMENT                                  MI                49004       Primary                           Single Family Detached                        360                   359                        75                    10.1                 7/1/2007                   6/1/2037                      730.1
521058806                                   KANSAS CITY                                MO                64127       Primary                           Single Family Detached                        360                   359                        90                    12.1                 7/1/2007                   6/1/2037                    1081.91
521058845                                   PORTSMOUTH                                 VA                23703       Primary                           Single Family Detached                        360                   359                        90                     9.4                 7/1/2007                   6/1/2037                    3631.02
521058946                                   KISSIMMEE                                  FL                34741       Primary                           Single Family Detached                        360                   359                        90                     8.9                 7/1/2007                   6/1/2037                    2224.85
521059072                                   INDIANAPOLIS                               IN                46222       Non-owner                         Single Family Detached                        360                   359                        80                   11.95                 7/1/2007                   6/1/2037                     541.08
521059095                                   INDIANAPOLIS                               IN                46236       Primary                           Single Family Detached                        360                   359                        90                  10.775                 7/1/2007                   6/1/2037                    1330.08
521059170                                   KANSAS CITY                                MO                64129       Primary                           Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                     846.47
551029193                                   MCALLEN                                    TX                78504       Primary                           Single Family Detached                        360                   357                      88.1                   8.475                 5/1/2007                   4/1/2037                    1135.37
551029245                                   DENTON                                     TX                76208       Primary                           PUD Detached                                  360                   358                        90                  10.498                 6/1/2007                   5/1/2037                    3112.18
551030267                                   HITCHCOCK                                  TX                77563       Primary                           Single Family Detached                        360                   359                     79.35                     7.8                 7/1/2007                   6/1/2037                    1770.88
551030679                                   LONE GROVE                                 OK                73443       Primary                           Single Family Detached                        360                   358                        90                   11.03                 6/1/2007                   5/1/2037                    1512.07
551030705                                   SAN ANTONIO                                TX                78258       Primary                           PUD Detached                                  360                   359                        90                    10.1                 7/1/2007                   6/1/2037                     2055.7
551030790                                   SEGUIN                                     TX                78155       Primary                           Single Family Detached                        360                   357                        90                    9.75                 5/1/2007                   4/1/2037                     1600.6
551030858                                   PRYOR                                      OK                74361       Primary                           Single Family Detached                        360                   359                        90                  10.825                 7/1/2007                   6/1/2037                    1225.56
551030873                                   DRUMRIGHT                                  OK                74030       Primary                           Single Family Detached                        360                   359                        90                   11.85                 7/1/2007                   6/1/2037                     659.07
551030965                                   CHANNELVIEW                                TX                77530       Primary                           Single Family Detached                        360                   358                        80                    8.55                 6/1/2007                   5/1/2037                      821.9
551031078                                   SAN ANTONIO                                TX                78232       Primary                           Single Family Detached                        360                   358                      62.4                   7.475                 6/1/2007                   5/1/2037                    1157.79
551031135                                   HIGHLANDS                                  TX                77562       Primary                           PUD Detached                                  360                   358                        90                    9.55                 6/1/2007                   5/1/2037                     962.99
551031144                                   GRAND PRAIRIE                              TX                75052       Primary                           PUD Detached                                  360                   358                        90                    9.75                 6/1/2007                   5/1/2037                    2009.65
551031147                                   FORT WORTH                                 TX                76248       Primary                           PUD Detached                                  360                   358                        90                     9.8                 6/1/2007                   5/1/2037                    2289.13
551031162                                   LANCASTER                                  TX                75146       Primary                           Single Family Detached                        360                   358                     84.03                     9.3                 6/1/2007                   5/1/2037                      826.3
551031163                                   ALEXANDRIA                                 VA                22315       Primary                           Single Family Detached                        360                   358                        80                     8.4                 6/1/2007                   5/1/2037                     3108.3
551031189                                   SAN ANTONIO                                TX                78251       Primary                           PUD Detached                                  360                   359                        90                   10.05                 7/1/2007                   6/1/2037                    1483.18
551031200                                   HOUSTON                                    TX                77047       Primary                           Single Family Detached                        360                   359                        90                  10.275                 7/1/2007                   6/1/2037                    1166.49
551031293                                   GATESVILLE                                 TX                76528       Primary                           Single Family Detached                        360                   359                        90                   8.725                 7/1/2007                   6/1/2037                     1275.1
551031314                                   SAN ANTONIO                                TX                78251       Primary                           PUD Detached                                  360                   358                        90                  10.825                 6/1/2007                   5/1/2037                    1225.56
551032397                                   LAKE JACKSON                               TX                77566       Primary                           Single Family Detached                        360                   359                        90                   10.35                 7/1/2007                   6/1/2037                     638.35
551032454                                   BULLARD                                    TX                75757       Primary                           Single Family Detached                        360                   359                        90                   7.825                 7/1/2007                   6/1/2037                    1022.87
551032555                                   FORT WORTH                                 TX                76106       Primary                           Single Family Detached                        360                   358                     65.79                    10.1                 6/1/2007                   5/1/2037                     442.49
551032587                                   EL PASO                                    TX                79924       Primary                           Single Family Detached                        360                   358                        90                   11.35                 6/1/2007                   5/1/2037                     651.92
551032588                                   WHITE SETTLEMENT                           TX                76108       Primary                           Single Family Detached                        360                   358                        85                    11.7                 6/1/2007                   5/1/2037                     773.54
551032602                                   CANYON LAKE                                TX                78133       Primary                           Single Family Detached                        360                   358                        90                  10.375                 6/1/2007                   5/1/2037                    1263.04
551032613                                   LAREDO                                     TX                78045       Primary                           Single Family Detached                        360                   359                        90                   7.575                 7/1/2007                   6/1/2037                     729.01
551032667                                   BULLARD                                    TX                75757       Primary                           Single Family Detached                        360                   359                        85                  10.775                 7/1/2007                   6/1/2037                    1520.94
551032679                                   WEATHERFORD                                TX                76085       Primary                           Single Family Detached                        360                   359                        90                   8.225                 7/1/2007                   6/1/2037                     1125.3
551032722                                   GRETNA                                     NE                68028       Primary                           Single Family Detached                        360                   358                        90                    9.05                 6/1/2007                   5/1/2037                    1600.28
551032763                                   KELLER                                     TX                76248       Primary                           Single Family Detached                        360                   359                        90                     9.7                 7/1/2007                   6/1/2037                    2856.46
551032792                                   EL PASO                                    TX                79936       Primary                           Single Family Detached                        360                   359                        80                     8.6                 7/1/2007                   6/1/2037                     776.01
551032879                                   FORT WORTH                                 TX                76108       Primary                           PUD Detached                                  360                   359                        90                    8.45                 7/1/2007                   6/1/2037                    3672.11
551032900                                   NEW BRAUNFELS                              TX                78132       Primary                           Single Family Detached                        360                   359                        90                   9.125                 7/1/2007                   6/1/2037                     1098.4
551032928                                   IRVING                                     TX                75062       Primary                           PUD Detached                                  360                   358                        90                   10.25                 6/1/2007                   5/1/2037                    4386.92
551032985                                   PLANO                                      TX                75075       Non-owner                         Single Family Detached                        360                   359                        80                   11.55                 7/1/2007                   6/1/2037                     675.99
551033045                                   KILLEEN                                    TX                76549       Primary                           Single Family Detached                        360                   359                        85                    11.1                 7/1/2007                   6/1/2037                      995.4
551033273                                   MURPHY                                     TX                75094       Primary                           PUD Detached                                  360                   359                        90                   11.69                 7/1/2007                   6/1/2037                    2740.13
551033335                                   OKLAHOMA CITY                              OK                73120       Primary                           Single Family Detached                        360                   359                        90                    10.5                 7/1/2007                   6/1/2037                    1037.31
551033463                                   PRINCETON                                  TX                75407       Primary                           Single Family Detached                        360                   359                        90                  10.625                 7/1/2007                   6/1/2037                    1455.45
551033527                                   MURPHY                                     TX                75094       Primary                           PUD Detached                                  360                   359                        90                     7.1                 7/1/2007                   6/1/2037                    3587.41
581017629                                   ANTIOCH                                    CA                94531       Primary                           Single Family Detached                        360                   358                        80                     7.8                 6/1/2007                   5/1/2037                    3588.77
581018409                                   ANTIOCH                                    CA                94509       Primary                           Single Family Detached                        360                   358                        90                     6.3                 6/1/2007                   5/1/2037                    2291.63
581019101                                   CHINO HILLS                                CA                91709       Primary                           Single Family Detached                        360                   358                     67.74                     6.3                 6/1/2007                   5/1/2037                    2880.72
581019124                                   OLYMPIC VALLEY                             CA                96146       Second Home                       Single Family Detached                        360                   359                     65.17                   8.225                 7/1/2007                   6/1/2037                    4131.05
581019177                                   BRIGHTON                                   CO                80603       Primary                           PUD Detached                                  360                   359                        90                     8.8                 7/1/2007                   6/1/2037                    2442.34
581019471                                   SACRAMENTO                                 CA                95817       Primary                           Single Family Detached                        360                   358                        80                     8.4                 6/1/2007                   5/1/2037                    1305.89
581019600                                   GRASS VALLEY                               CA                95949       Non-owner                         Single Family Detached                        360                   358                        90                     9.5                 6/1/2007                   5/1/2037                    6659.57
581019603                                   DENVER                                     CO                80223       Primary                           Single Family Detached                        360                   358                        90                    8.45                 6/1/2007                   5/1/2037                    2169.83
581019636                                   LANGSTON                                   AL                35755       Second Home                       Single Family Detached                        360                   359                        80                     9.1                 7/1/2007                   6/1/2037                    3409.68
581019705                                   SAN RAFAEL                                 CA                94901       Primary                           PUD Attached                                  360                   358                     62.98                    7.05                 6/1/2007                   5/1/2037                    3275.31
581019732                                   HAYWARD                                    CA                94544       Primary                           PUD Detached                                  360                   358                        85                     8.8                 6/1/2007                   5/1/2037                    6880.17
581019760                                   LOS ANGELES                                CA                90065       Primary                           Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                    5772.42
581019888                                   ANTIOCH                                    CA                94509       Primary                           Single Family Detached                        360                   358                        90                     8.6                 6/1/2007                   5/1/2037                    2929.97
581019943                                   PLEASANT HILL                              CA                94523       Primary                           Single Family Detached                        360                   359                        90                    8.75                 7/1/2007                   6/1/2037                    5742.19
581020009                                   SOMERTON                                   AZ                85350       Primary                           Single Family Detached                        360                   359                        70                    9.35                 7/1/2007                   6/1/2037                    1249.05
581020049                                   SAN JOSE                                   CA                95111       Primary                           Single Family Detached                        360                   358                     70.31                    8.55                 6/1/2007                   5/1/2037                    3476.07
581020141                                   VACAVILLE                                  CA                95688       Primary                           Single Family Detached                        360                   358                        80                     7.2                 6/1/2007                   5/1/2037                    3425.82
581020162                                   TAMARACK                                   CA                95223       Second Home                       PUD Detached                                  360                   358                     71.67                    9.85                 6/1/2007                   5/1/2037                    3725.98
581020163                                   ROCKLIN                                    CA                95765       Primary                           Single Family Detached                        360                   358                     82.98                   7.825                 6/1/2007                   5/1/2037                     4820.3
581020205                                   EL DORADO HILLS                            CA                95762       Primary                           Single Family Detached                        360                   358                        90                     7.5                 6/1/2007                   5/1/2037                     4667.3
581020208                                   LAKE ELSINORE                              CA                92530       Primary                           Single Family Detached                        360                   358                        85                      10                 6/1/2007                   5/1/2037                    3644.96
581020242                                   WINDSOR                                    CO                80550       Primary                           PUD Detached                                  360                   359                        90                     9.2                 7/1/2007                   6/1/2037                    1817.07
581020285                                   DOWNEY                                     CA                90242       Primary                           Single Family Detached                        360                   359                        75                     7.9                 7/1/2007                   6/1/2037                    3597.69
581020291                                   PALM COAST                                 FL                32164       Primary                           Single Family Detached                        360                   359                        90                     6.4                 7/1/2007                   6/1/2037                       1920
581020316                                   LODI                                       CA                95242       Primary                           Single Family Detached                        360                   358                     55.26                     8.3                 6/1/2007                   5/1/2037                    1585.05
581020362                                   FAIRFIELD                                  CA                94534       Primary                           Single Family Detached                        360                   359                     84.85                    8.85                 7/1/2007                   6/1/2037                     3439.9
581020455                                   MARTINEZ                                   CA                94553       Primary                           Single Family Detached                        360                   359                      79.5                    7.15                 7/1/2007                   6/1/2037                    3119.94
581020459                                   LONG BEACH                                 CA                90807       Primary                           Single Family Detached                        360                   359                        90                     8.2                 7/1/2007                   6/1/2037                    5942.36
581020478                                   SPARKS                                     NV                89434       Primary                           Single Family Detached                        360                   359                        90                     8.7                 7/1/2007                   6/1/2037                    1748.79
581020520                                   MILPITAS                                   CA                95035       Primary                           Condo Low-Rise Attached                       360                   359                        85                    5.99                 7/1/2007                   6/1/2037                    2948.99
581020523                                   RENO                                       NV                89511       Primary                           Single Family Detached                        360                   359                        90                    9.35                 7/1/2007                   6/1/2037                    5295.64
581020547                                   MOUNT VERNON                               WA                98273       Primary                           Single Family Detached                        360                   359                        80                    7.75                 7/1/2007                   6/1/2037                    1272.05
581020612                                   HANFORD                                    CA                93230       Primary                           Single Family Detached                        360                   359                        90                     7.4                 7/1/2007                   6/1/2037                    1235.24
581020668                                   ROCKLIN                                    CA                95677       Primary                           Single Family Detached                        360                   359                        70                    6.55                 7/1/2007                   6/1/2037                    1271.17
621023696                                   FORT LAUDERDALE                            FL                33311       Primary                           Single Family Detached                        360                   359                     57.14                    8.45                 7/1/2007                   6/1/2037                     714.78
621023894                                   HIALEAH                                    FL                33012       Primary                           Single Family Detached                        360                   358                     53.41                    7.72                 6/1/2007                   5/1/2037                     1678.7
621023953                                   ORANGE PARK                                FL                32065       Primary                           Single Family Detached                        360                   359                        90                    9.65                 7/1/2007                   6/1/2037                    3783.98
621024224                                   HIALEAH                                    FL                33010       Primary                           Single Family Detached                        360                   358                        70                     8.8                 6/1/2007                   5/1/2037                    2157.45
621024232                                   CUTLER BAY                                 FL                33157       Primary                           Single Family Detached                        360                   358                        85                    8.95                 6/1/2007                   5/1/2037                    6264.52
621024327                                   CORAL GABLES                               FL                33134       Primary                           Single Family Detached                        360                   359                     67.74                     6.8                 7/1/2007                   6/1/2037                       2380
621024368                                   OPA LOCKA                                  FL                33056       Primary                           Single Family Detached                        360                   359                        85                  11.075                 7/1/2007                   6/1/2037                    2144.16
621024385                                   FT LAUDERDALE                              FL                33308       Primary                           Condo High-Rise Attached                      360                   359                        85                     7.5                 7/1/2007                   6/1/2037                    4160.33
621024463                                   MIAMI                                      FL                33177       Primary                           Single Family Detached                        360                   358                        80                    8.52                 6/1/2007                   5/1/2037                    1891.93
621024495                                   MIAMI                                      FL                33187       Primary                           Single Family Detached                        360                   359                        80                    7.85                 7/1/2007                   6/1/2037                    4021.74
621024578                                   HALLANDALE BEACH                           FL                33009       Primary                           Single Family Detached                        360                   359                     73.29                    8.12                 7/1/2007                   6/1/2037                    1751.47
621024597                                   FT. LAUDERDALE                             FL                33309       Primary                           Single Family Detached                        360                   359                        90                    9.05                 7/1/2007                   6/1/2037                    2342.23
621024641                                   HOLLYWOOD                                  FL                33021       Primary                           Single Family Detached                        360                   359                        80                    7.75                 7/1/2007                   6/1/2037                    3134.88
621024654                                   BOYNTON BEACH                              FL                33426       Primary                           Condo High-Rise Attached                      360                   359                        90                    9.95                 7/1/2007                   6/1/2037                    1489.75
621024680                                   HIALEAH                                    FL                33018       Primary                           Single Family Detached                        360                   358                     69.99                    7.35                 6/1/2007                   5/1/2037                    2145.84
621024709                                   KISSIMMEE                                  FL                34759       Primary                           PUD Detached                                  360                   359                     69.69                     8.4                 7/1/2007                   6/1/2037                    1513.13
621024714                                   PORT SAINT LUCIE                           FL                34983       Non-owner                         Single Family Detached                        360                   358                        80                   11.05                 6/1/2007                   5/1/2037                     1300.3
621024787                                   MIAMI                                      FL                33196       Primary                           PUD Detached                                  360                   359                     64.99                    7.65                 7/1/2007                   6/1/2037                    2466.96
621024789                                   LAUDERHILL                                 FL                33319       Primary                           Condo Low-Rise Attached                       360                   358                     62.02                    6.99                 6/1/2007                   5/1/2037                     682.05
621024790                                   BOCA RATON                                 FL                33498       Primary                           PUD Detached                                  360                   359                        80                    7.55                 7/1/2007                   6/1/2037                    3271.67
621024794                                   WEST PALM BEACH                            FL                33411       Primary                           Condo Low-Rise Attached                       360                   359                        90                    9.99                 7/1/2007                   6/1/2037                     2112.5
621024795                                   JACKSONVILLE                               FL                32258       Primary                           Single Family Attached                        360                   359                     63.69                    7.12                 7/1/2007                   6/1/2037                    1416.79
621024798                                   MIAMI                                      FL                33186       Primary                           Single Family Detached                        360                   359                     61.74                    7.32                 7/1/2007                   6/1/2037                    1463.16
621024801                                   MIAMI                                      FL                33127       Primary                           Single Family Detached                        360                   359                        80                     8.2                 7/1/2007                   6/1/2037                    1284.67
621024803                                   PEMBROKE PINES                             FL                33023       Primary                           Single Family Detached                        360                   359                        90                     7.5                 7/1/2007                   6/1/2037                     1642.2
621024822                                   JACKSONVILLE                               FL                32206       Non-owner                         2-4 Units Attached                            360                   359                     80.66                   10.99                 7/1/2007                   6/1/2037                     836.62
621024826                                   MIAMI                                      FL                33179       Primary                           Condo Low-Rise Attached                       360                   358                        75                     7.9                 6/1/2007                   5/1/2037                     740.25
621024835                                   LAKE WORTH                                 FL                33460       Primary                           Single Family Detached                        360                   359                        80                   10.47                 7/1/2007                   6/1/2037                    1934.49
621024836                                   HIALEAH                                    FL                33012       Primary                           Single Family Detached                        360                   359                     61.75                     7.6                 7/1/2007                   6/1/2037                       1744
621024842                                   NORTH FORT MYERS                           FL                33917       Primary                           Single Family Detached                        360                   359                     60.15                    8.25                 7/1/2007                   6/1/2037                    1396.14
621024858                                   MIAMI                                      FL                33156       Primary                           Single Family Detached                        360                   359                     60.67                       9                 7/1/2007                   6/1/2037                    6902.98
621024872                                   OPA LOCKA                                  FL                33054       Primary                           Single Family Detached                        360                   359                        90                    7.45                 7/1/2007                   6/1/2037                    1252.43
621024909                                   JACKSONVILLE                               FL                32218       Primary                           Single Family Detached                        360                   359                        80                     9.7                 7/1/2007                   6/1/2037                     957.76
621024911                                   MIAMI                                      FL                33183       Primary                           Single Family Attached                        360                   359                        90                    9.72                 7/1/2007                   6/1/2037                    2120.96
621024944                                   MIAMI                                      FL                33165       Primary                           Single Family Detached                        360                   359                        85                     9.9                 7/1/2007                   6/1/2037                    2995.63
621024979                                   TAMARAC                                    FL                33319       Primary                           Condo Low-Rise Attached                       360                   359                        90                   11.15                 7/1/2007                   6/1/2037                     867.31
621025043                                   POMPANO BEACH                              FL                33069       Second Home                       Condo Conversion Attached                     360                   359                        90                  10.825                 7/1/2007                   6/1/2037                    2534.79
621025059                                   MIAMI                                      FL                33056       Primary                           Single Family Detached                        360                   359                     67.17                     9.5                 7/1/2007                   6/1/2037                    1441.91
661023095                                   RIVERSIDE                                  CA                92503       Primary                           Single Family Detached                        360                   358                        85                     8.2                 6/1/2007                   5/1/2037                    6498.37
661023266                                   LOS ANGELES                                CA                91343       Primary                           Single Family Detached                        360                   358                     75.12                    5.75                 6/1/2007                   5/1/2037                    2228.13
661024297                                   LOS ANGELES                                CA                90022       Primary                           Single Family Detached                        360                   358                     85.83                     6.6                 6/1/2007                   5/1/2037                     2500.7
661024362                                   HESPERIA                                   CA                92345       Primary                           Single Family Detached                        360                   358                        90                      10                 6/1/2007                   5/1/2037                    3095.14
661024427                                   HUNTINGTON BEACH                           CA                92646       Primary                           Single Family Detached                        360                   357                     71.76                     6.8                 5/1/2007                   4/1/2037                    3702.44
661024770                                   ROSAMOND                                   CA                93560       Primary                           Single Family Detached                        360                   358                     90.05                   6.975                 6/1/2007                   5/1/2037                    1896.15
661024775                                   RIVERTON                                   UT                84065       Primary                           Single Family Detached                        360                   358                        90                    7.75                 6/1/2007                   5/1/2037                    4688.98
661024959                                   SAN MATEO                                  CA                94401       Primary                           Single Family Detached                        360                   359                        75                     6.7                 7/1/2007                   6/1/2037                    3306.19
661024996                                   BROOKINGS                                  OR                97415       Primary                           Single Family Detached                        360                   358                        80                    8.45                 6/1/2007                   5/1/2037                    3520.83
661025017                                   FONTANA                                    CA                92336       Primary                           Single Family Detached                        360                   358                        80                     8.9                 6/1/2007                   5/1/2037                    3726.72
661025086                                   LA PUENTE                                  CA                91744       Primary                           Single Family Detached                        360                   359                     74.39                     6.5                 7/1/2007                   6/1/2037                    2155.83
661025143                                   VAN NUYS                                   CA                91401       Primary                           Single Family Detached                        360                   359                     84.97                     7.4                 7/1/2007                   6/1/2037                    5078.83
661025175                                   COMMERCE                                   CA                90040       Primary                           2-4 Units Attached                            360                   358                     89.94                    7.55                 6/1/2007                   5/1/2037                     4580.1
661025246                                   RANCHO CUCAMONGA                           CA                91737       Primary                           Single Family Detached                        360                   358                        80                     8.6                 6/1/2007                   5/1/2037                     3436.9
661025251                                   PASADENA                                   CA                91107       Primary                           Single Family Detached                        360                   359                     64.47                    6.55                 7/1/2007                   6/1/2037                    2847.92
661025255                                   LOS ANGELES                                CA                90032       Primary                           Single Family Detached                        360                   358                        90                     8.4                 6/1/2007                   5/1/2037                    3454.57
661025283                                   MORENO VALLEY                              CA                92551       Primary                           Single Family Detached                        360                   359                        90                    6.65                 7/1/2007                   6/1/2037                    1966.65
661025321                                   CORONA                                     CA                92882       Primary                           2-4 Units Attached                            360                   359                        90                     8.4                 7/1/2007                   6/1/2037                    3934.37
661025339                                   HACIENDA HEIGHTS                           CA                91745       Primary                           Single Family Detached                        360                   358                        70                    5.95                 6/1/2007                   5/1/2037                    2713.35
661025400                                   LOS ANGELES                                CA                90044       Primary                           Single Family Detached                        360                   358                        90                     9.3                 6/1/2007                   5/1/2037                    4610.76
661025411                                   LAKE FOREST                                CA                92630       Primary                           Single Family Detached                        360                   359                     69.06                    6.25                 7/1/2007                   6/1/2037                    2921.02
661025416                                   PETALUMA                                   CA                94954       Primary                           Single Family Detached                        360                   359                        90                    7.75                 7/1/2007                   6/1/2037                    5407.65
661025453                                   MORENO VALLEY                              CA                92553       Primary                           Single Family Detached                        360                   359                        80                    7.85                 7/1/2007                   6/1/2037                    1628.74
661025515                                   LOS ANGELES                                CA                90044       Primary                           Single Family Detached                        360                   359                        85                     6.9                 7/1/2007                   6/1/2037                    2171.24
661025582                                   VALLEJO                                    CA                94591       Primary                           PUD Detached                                  360                   359                     81.91                     7.5                 7/1/2007                   6/1/2037                    5363.28
661025584                                   AGUANGA                                    CA                92536       Primary                           PUD Detached                                  360                   359                        90                    8.55                 7/1/2007                   6/1/2037                    3447.32
661025587                                   TUJUNGA                                    CA                91042       Primary                           Single Family Detached                        360                   359                     76.13                    8.85                 7/1/2007                   6/1/2037                    3586.41
661025639                                   WILDOMAR                                   CA                92595       Primary                           Single Family Detached                        360                   359                        80                   6.275                 7/1/2007                   6/1/2037                    2909.19
661025650                                   SYLMAR                                     CA                91342       Primary                           Single Family Detached                        360                   359                        90                     6.5                 7/1/2007                   6/1/2037                    3449.95
661025663                                   WEST COVINA                                CA                91790       Primary                           Single Family Detached                        360                   359                        80                     7.8                 7/1/2007                   6/1/2037                    3075.17
661025669                                   ANAHEIM                                    CA                92804       Primary                           Single Family Detached                        360                   359                     69.85                    8.05                 7/1/2007                   6/1/2037                    3074.35
661025670                                   ROSEMEAD                                   CA                91770       Primary                           Single Family Detached                        360                   359                        85                       6                 7/1/2007                   6/1/2037                    2525.48
661025671                                   VENTURA                                    CA                93003       Primary                           Single Family Detached                        360                   359                     83.18                    8.99                 7/1/2007                   6/1/2037                    3909.98
661025684                                   WOODLAND HILLS                             CA                91367       Primary                           Single Family Detached                        360                   359                        80                    7.85                 7/1/2007                   6/1/2037                    3983.73
661025696                                   HAIKU                                      HI                96708       Primary                           Single Family Detached                        360                   359                     79.17                     7.7                 7/1/2007                   6/1/2037                    4984.04
661025748                                   LOS ANGELES                                CA                90019       Primary                           Single Family Detached                        360                   359                        80                    9.35                 7/1/2007                   6/1/2037                    5034.47
661025856                                   RANCHO CUCAMONGA                           CA                91701       Primary                           Single Family Detached                        360                   359                        90                     6.6                 7/1/2007                   6/1/2037                    3192.78
661025868                                   OJAI                                       CA                93023       Primary                           Single Family Detached                        360                   359                     64.72                     8.9                 7/1/2007                   6/1/2037                    3036.09
661025917                                   SHERMAN OAKS                               CA                91411       Primary                           Condo Low-Rise Attached                       360                   359                        90                    7.45                 7/1/2007                   6/1/2037                    2892.24
671019662                                   MANTECA                                    CA                95337       Primary                           Single Family Detached                        360                   358                     71.68                    8.35                 6/1/2007                   5/1/2037                    3774.63
671020011                                   TRACY                                      CA                95376       Primary                           Single Family Detached                        360                   358                        80                     6.6                 6/1/2007                   5/1/2037                    2422.15
671020396                                   SAN JOSE                                   CA                95121       Primary                           Single Family Detached                        360                   358                     77.43                     6.4                 6/1/2007                   5/1/2037                     3014.6
671020424                                   (SYLMAR AREA) LOS ANGELES                  CA                91342       Primary                           Single Family Detached                        360                   359                        75                     7.9                 7/1/2007                   6/1/2037                    4360.83
671020443                                   SONOMA                                     CA                95476       Primary                           Condo Low-Rise Attached                       360                   358                        80                     8.2                 6/1/2007                   5/1/2037                    2196.24
671020444                                   SAN JOSE                                   CA                95122       Primary                           2-4 Units Detached                            360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    5077.15
671020450                                   GILROY                                     CA                95020       Primary                           Single Family Detached                        360                   358                      48.5                    8.99                 6/1/2007                   5/1/2037                    3363.63
671020475                                   SOUTH SAN FRANCISCO                        CA                94080       Primary                           Single Family Detached                        360                   358                        90                     7.9                 6/1/2007                   5/1/2037                    4592.58
671020496                                   OGDEN                                      UT                84401       Primary                           Single Family Detached                        360                   359                        85                    12.5                 7/1/2007                   6/1/2037                    1216.12
671020510                                   HAYWARD                                    CA                94545       Primary                           Single Family Detached                        360                   358                        90                     8.7                 6/1/2007                   5/1/2037                    4165.36
671020548                                   OAKLAND                                    CA                94605       Primary                           Single Family Detached                        360                   358                        90                     9.9                 6/1/2007                   5/1/2037                    3747.99
671020626                                   OAKLAND                                    CA                94621       Primary                           Single Family Detached                        360                   358                        90                     9.2                 6/1/2007                   5/1/2037                     3694.8
671020696                                   SAN JOSE                                   CA                95124       Primary                           Single Family Detached                        360                   358                        70                    9.15                 6/1/2007                   5/1/2037                     3315.7
671020697                                   ATHERTON                                   CA                94027       Primary                           Single Family Detached                        360                   359                        70                     8.4                 7/1/2007                   6/1/2037                    7214.78
671020702                                   SACRAMENTO                                 CA                95838       Primary                           Single Family Detached                        360                   359                        90                     9.5                 7/1/2007                   6/1/2037                    1933.67
671020744                                   SEASIDE                                    CA                93955       Primary                           Single Family Detached                        360                   359                        85                    7.09                 7/1/2007                   6/1/2037                    3207.25
671020865                                   SAN LEANDRO                                CA                94579       Primary                           Single Family Detached                        360                   358                        80                     6.2                 6/1/2007                   5/1/2037                    2662.92
671020877                                   SAN JOSE                                   CA                95127       Primary                           Single Family Detached                        360                   359                        85                     7.8                 7/1/2007                   6/1/2037                    3779.22
671020894                                   BRENTWOOD                                  CA                94513       Primary                           Single Family Detached                        360                   359                     38.89                   7.075                 7/1/2007                   6/1/2037                    4252.05
671020905                                   CAMPBELL                                   CA                95008       Primary                           Single Family Detached                        360                   359                        80                    8.95                 7/1/2007                   6/1/2037                    5004.19
671020947                                   MENDON                                     UT                84325       Primary                           Single Family Detached                        360                   359                        90                     9.6                 7/1/2007                   6/1/2037                    2650.23
671020953                                   SIMI VALLEY                                CA                93063       Primary                           Single Family Detached                        360                   359                     83.39                    9.05                 7/1/2007                   6/1/2037                    3755.91
671020957                                   GONZALES                                   CA                93926       Primary                           Single Family Detached                        360                   359                        90                    8.55                 7/1/2007                   6/1/2037                     4162.8
671020959                                   SALINAS                                    CA                93908       Primary                           PUD Attached                                  360                   359                        90                     9.9                 7/1/2007                   6/1/2037                    4861.39
671021028                                   LIVERMORE                                  CA                94550       Primary                           Single Family Detached                        360                   359                        85                    8.65                 7/1/2007                   6/1/2037                    4688.97
671021079                                   TAHOE CITY                                 CA                96145       Primary                           Single Family Detached                        360                   359                        75                    8.45                 7/1/2007                   6/1/2037                    4824.74
671021086                                   LOS BANOS                                  CA                93635       Primary                           Single Family Detached                        360                   359                        90                    7.25                 7/1/2007                   6/1/2037                    2626.38
671021172                                   WATSONVILLE                                CA                95076       Primary                           Single Family Detached                        360                   359                      88.4                    7.99                 7/1/2007                   6/1/2037                    5864.54
831076888                                   SAINT PETERSBURG                           FL                33702       Primary                           Single Family Detached                        360                   357                        90                    9.75                 5/1/2007                   4/1/2037                    1326.58
831077163                                   COMPTON                                    CA                90222       Primary                           Single Family Detached                        360                   357                        90                    9.75                 5/1/2007                   4/1/2037                    3634.22
831077171                                   FRESNO                                     CA                93727       Primary                           Single Family Detached                        360                   357                        85                    8.89                 5/1/2007                   4/1/2037                    1649.84
831077328                                   DANVILLE                                   CA                94526       Primary                           Single Family Detached                        360                   356                     48.45                     6.5                 4/1/2007                   3/1/2037                    2649.47
831077554                                   RANCHO CUCAMONGA                           CA                91730       Primary                           Single Family Detached                        360                   357                     78.13                     6.7                 5/1/2007                   4/1/2037                    3226.39
831077629                                   AMERICAN FORK                              UT                84003       Primary                           Single Family Detached                        360                   357                        90                     9.5                 5/1/2007                   4/1/2037                     4384.9
831077683                                   LA PUENTE (AREA)                           CA                91744       Primary                           Single Family Detached                        360                   357                        90                    8.75                 5/1/2007                   4/1/2037                    3190.81
831077697                                   PACOIMA                                    CA                91331       Primary                           Single Family Detached                        360                   358                     88.83                     8.3                 6/1/2007                   5/1/2037                    3690.26
831077699                                   FONTANA                                    CA                92336       Primary                           Single Family Detached                        360                   358                        90                     9.2                 6/1/2007                   5/1/2037                    3540.57
831077816                                   FORKED RIVER (LACEY TWP.)                  NJ                08731       Primary                           Single Family Detached                        360                   358                        90                     8.6                 6/1/2007                   5/1/2037                    3422.22
831077819                                   RIALTO                                     CA                92377       Primary                           Single Family Detached                        360                   357                        80                   8.125                 5/1/2007                   4/1/2037                    2677.89
831077825                                   RUMSON                                     NJ                07760       Primary                           Single Family Detached                        360                   355                        80                   7.375                 3/1/2007                   2/1/2037                       7375
831077828                                   PORT CHARLOTTE                             FL                33981       Primary                           Single Family Detached                        360                   357                        85                    7.99                 5/1/2007                   4/1/2037                    1841.02
831077861                                   BROOKLYN                                   NY                11230       Primary                           Single Family Detached                        360                   355                        45                     8.4                 3/1/2007                   2/1/2037                    4244.16
831077876                                   CORONA                                     NY                11368       Primary                           2-4 Units Attached                            360                   356                        90                     7.3                 4/1/2007                   3/1/2037                    4835.58
831077898                                   BROOKLYN                                   NY                11236       Primary                           2-4 Units Attached                            360                   357                     84.83                    7.75                 5/1/2007                   4/1/2037                    3971.88
831077900                                   WASHINGTON TWP                             NJ                08080       Primary                           Single Family Detached                        360                   357                        90                    8.75                 5/1/2007                   4/1/2037                    3433.95
831077903                                   WEST NEW YORK                              NJ                07093       Primary                           2-4 Units Attached                            360                   358                        90                   10.45                 6/1/2007                   5/1/2037                    4878.43
831077905                                   ALLENTOWN                                  PA                18102       Primary                           Single Family Attached                        360                   357                        90                     9.4                 5/1/2007                   4/1/2037                     900.26
831077921                                   NORTH BAY VILLAGE                          FL                33141       Primary                           Condo Low-Rise Attached                       360                   358                        90                   10.82                 6/1/2007                   5/1/2037                    3967.27
831077952                                   GARDEN GROVE                               CA                92843       Primary                           Single Family Detached                        360                   358                        80                     8.9                 6/1/2007                   5/1/2037                    3602.77
831077956                                   SAN MARCOS                                 CA                92069       Primary                           Single Family Detached                        360                   358                        75                    7.85                 6/1/2007                   5/1/2037                    2513.99
831077957                                   LOS ANGELES (VAN NUYS AREA)                CA                91411       Primary                           Single Family Detached                        360                   358                     76.36                     8.8                 6/1/2007                   5/1/2037                    3118.91
831077970                                   LONG BEACH                                 CA                90806       Primary                           Single Family Detached                        360                   358                        90                     8.5                 6/1/2007                   5/1/2037                     3881.2
831077975                                   LOS ANGELES (RESEDA AREA)                  CA                91335       Primary                           Single Family Detached                        360                   358                     88.47                    8.45                 6/1/2007                   5/1/2037                    5710.37
831078008                                   BOCA RATON                                 FL                33487       Primary                           PUD Detached                                  360                   358                        80                    9.99                 6/1/2007                   5/1/2037                    3814.23
831078076                                   LOS ANGELES                                CA                90008       Primary                           Single Family Detached                        360                   358                        90                    8.99                 6/1/2007                   5/1/2037                    4432.95
831078085                                   CORONA                                     CA                92879       Primary                           Single Family Detached                        360                   358                        80                     9.8                 6/1/2007                   5/1/2037                    3667.26
831078201                                   RANCHO CUCAMONGA                           CA                91739       Primary                           Single Family Detached                        360                   358                        80                    9.39                 6/1/2007                   5/1/2037                    2432.75
831078202                                   TULSA                                      OK                74114       Primary                           Single Family Detached                        360                   358                        90                    8.99                 6/1/2007                   5/1/2037                    3398.31
831078211                                   PALMDALE                                   CA                93551       Primary                           Single Family Detached                        360                   358                        90                    8.75                 6/1/2007                   5/1/2037                    3190.81
831078212                                   SHORELINE                                  WA                98177       Primary                           Single Family Detached                        360                   358                     73.04                    9.99                 6/1/2007                   5/1/2037                    5266.62
951003005                                   BROOKLYN                                   NY                11208       Primary                           2-4 Units Attached                            360                   358                        85                     7.5                 6/1/2007                   5/1/2037                    4350.51
951003654                                   FREDERICKSBURG                             VA                22408       Primary                           Single Family Attached                        360                   359                        75                    10.3                 7/1/2007                   6/1/2037                    1471.21
951003784                                   NEW ORLEANS                                LA                70118       Primary                           Single Family Detached                        360                   357                        90                     9.4                 5/1/2007                   4/1/2037                    3938.61
951003896                                   SOUND BEACH                                NY                11789       Primary                           Single Family Detached                        360                   359                        90                     9.8                 7/1/2007                   6/1/2037                    2329.64
951003928                                   MASSAPEQUA                                 NY                11758       Primary                           Single Family Detached                        360                   359                        75                     7.4                 7/1/2007                   6/1/2037                    3083.35
951003997                                   JAMAICA                                    NY                11432       Primary                           Single Family Attached                        360                   359                        70                   10.65                 7/1/2007                   6/1/2037                    4699.31
951004277                                   COVINGTON                                  GA                30016       Primary                           Single Family Detached                        360                   358                        90                       8                 6/1/2007                   5/1/2037                    1676.47
951004355                                   BLOOMFIELD TOWNSHIP                        MI                48304       Primary                           Single Family Detached                        360                   358                        90                    10.3                 6/1/2007                   5/1/2037                    2340.43
951004471                                   DETROIT                                    MI                48238       Primary                           Single Family Detached                        360                   359                        90                   11.85                 7/1/2007                   6/1/2037                     521.76
951004494                                   HOWARD BEACH                               NY                11414       Primary                           2-4 Units Detached                            360                   358                        90                    6.95                 6/1/2007                   5/1/2037                    4197.01
951004544                                   NEW ORLEANS                                LA                70130       Primary                           Condo Low-Rise Attached                       360                   359                      94.5                    8.75                 7/1/2007                   6/1/2037                    3554.01
951004598                                   PHILADELPHIA                               PA                19152       Primary                           Single Family Attached                        360                   358                     69.44                    8.25                 6/1/2007                   5/1/2037                     939.08
951004624                                   BROOKLYN                                   NY                11224       Primary                           Single Family Detached                        360                   358                        75                    8.55                 6/1/2007                   5/1/2037                     5214.1
951004645                                   SYOSSET                                    NY                11791       Primary                           Single Family Detached                        360                   359                        50                     8.8                 7/1/2007                   6/1/2037                    2686.93
951004696                                   DETROIT                                    MI                48219       Primary                           Single Family Detached                        360                   359                        90                    11.8                 7/1/2007                   6/1/2037                     909.64
951004852                                   ISLIP TERRACE                              NY                11752       Primary                           Single Family Detached                        360                   359                        85                   11.15                 7/1/2007                   6/1/2037                    4195.93
951004856                                   NEW ORLEANS                                LA                70117       Primary                           2-4 Units Attached                            360                   358                        90                   12.18                 6/1/2007                   5/1/2037                    1373.46
951004926                                   LAPEER                                     MI                48446       Primary                           Single Family Detached                        360                   359                     69.43                    10.1                 7/1/2007                   6/1/2037                     964.62
951005009                                   DETROIT                                    MI                48224       Primary                           Single Family Detached                        360                   359                        90                   9.525                 7/1/2007                   6/1/2037                    1228.63
951005055                                   GRETNA                                     LA                70056       Primary                           PUD Detached                                  360                   359                        90                    7.99                 7/1/2007                   6/1/2037                     3298.8
951005151                                   DETROIT                                    MI                48205       Non-owner                         Single Family Detached                        360                   359                        90                   11.05                 7/1/2007                   6/1/2037                     757.23
951005307                                   OPELOUSAS                                  LA                70570       Non-owner                         Single Family Detached                        360                   359                        80                   10.05                 7/1/2007                   6/1/2037                    1022.27
951005417                                   CLARKSTON                                  MI                48346       Primary                           Single Family Detached                        360                   359                        90                   9.425                 7/1/2007                   6/1/2037                    1605.15
951005441                                   DETROIT                                    MI                48204       Primary                           Single Family Detached                        360                   359                        90                    11.3                 7/1/2007                   6/1/2037                     702.04
951006293                                   IRVINGTON                                  NJ                07111       Primary                           2-4 Units Detached                            360                   359                        90                    9.45                 7/1/2007                   6/1/2037                       3240
961078209                                   DACULA                                     GA                30019       Primary                           PUD Detached                                  360                   358                        90                    8.25                 6/1/2007                   5/1/2037                    3718.77
961078240                                   TAMPA                                      FL                33637       Primary                           Single Family Detached                        360                   359                        80                   10.25                 7/1/2007                   6/1/2037                    3498.38
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                  597                                                                                                                                                                                      358                     81.27                   8.499
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                2,200                                                                                                                                                                                      358                     78.89                   8.619
===============================================================================================================================================================================================================================================================================================================================================================

Loan Number                                    Current Payment             Paid to Date        Original Balance                 Scheduled 07/01/07 Balance       Loan Purpose                              Original Rate       Documentation Program                      Risk Grade               Appraisal Value          Review Appraisal                Sale Price          Actual Unpaid Balance       Prepayment Penalty
-----------                                    ---------------             ------------        ----------------                 --------------------------       ------------                              -------------       ---------------------                      ----------               ---------------          ----------------                ----------          ---------------------       ------------------
061079632                                               604.02                 7/1/2007                   59500                                    59482.3       Cash Out Refinance                               11.825       Full Documentation                         AA+                                84000                     70000                         0                        59482.3       None
061080782                                               467.11                 5/1/2007                   50040                                      49983       Purchase                                          10.75       Full Documentation                         AA+                                55600                     55600                     55600                       50021.17       6 mo int on 80%
061081059                                              1331.39                 7/1/2007                  153000                                  152930.85       Cash Out Refinance                                  9.9       Full Documentation                         AA+                               170000                    170000                         0                         153000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081303                                                686.4                 7/1/2007                   68000                                   67979.43       Rate/Term Refinance                               11.75       Full Documentation                         AA+                                85000                     85000                         0                       67979.43       None
061081475                                              3102.69                 7/1/2007                  398000                                  397766.23       Cash Out Refinance                                 8.65       Full Documentation                         AA                                520000                    520000                         0                         398000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081673                                               933.93                 6/1/2007                  109170                                  109066.64       Purchase                                            9.7       Full Documentation                         AA+                               122000                    121300                    121300                      109118.53       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081687                                              1472.98                 7/1/2007                  165750                                  165651.97       Cash Out Refinance                                10.15       Full Documentation                         B                                 221000                    221000                         0                      165651.97       2% of ppd amt
061081769                                               971.42                 6/1/2007                  121000                                  120866.62       Rate/Term Refinance                               8.975       Full Documentation                         AA+                               137000                    137000                         0                      120933.56       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081841                                                992.9                 6/1/2007                  103485                                  103474.35       Rate/Term Refinance                               11.39       Full Documentation                         AA                                115000                    115000                         0                         103485       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081858                                              1017.96                 6/1/2007                  104400                                  104365.14       Purchase                                           11.3       Full Documentation                         AA+                               116000                    116000                    116000                         104400       PIF - 1% of OPB ; Partial - 1% of amt ppd
061081859                                               970.05                 7/1/2007                  103500                                  103461.45       Cash Out Refinance                                 10.8       Full Documentation                         AA                                115000                    115000                         0                         103500       6 mo int on 80%
061081957                                              1595.78                 5/1/2007                  204700                                  204458.67       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               230000                    230000                         0                         204700       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082032                                               645.35                 6/1/2007                   79200                                   79194.85       Purchase                                            9.7       Full Documentation                         AA+                                88000                     88000                     88000                          79200       6 mo int on 80%
061082043                                               962.68                 6/1/2007                   93590                                   93536.17       Cash Out Refinance                                   12       Business Bank Statements                   AA+                               104000                    104000                         0                       93563.22       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082137                                               830.43                 6/1/2007                  108000                                  107868.68       Cash Out Refinance                                  8.5       Full Documentation                         AA                                132000                    132000                         0                      107934.57       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082173                                                832.8                 7/1/2007                   94500                                   94458.64       Cash Out Refinance                                10.05       Full Documentation                         AA+                               105000                    105000                         0                          94500       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082177                                              1026.35                 6/1/2007                  133190                                  133161.47       Purchase                                           8.99       Full Documentation                         AA+                               148000                    148000                    148000                         133190       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082216                                              1688.67                 6/1/2007                  224000                                  223858.24       Cash Out Refinance                                8.287       Business Bank Statements                   AA+                               270000                    261500                         0                         224000       3% / 2% / 1%
061082358                                              1640.12                 7/1/2007                  201500                                  201406.98       Cash Out Refinance                                 9.55       Full Documentation                         AA+                               310000                    310000                         0                      201406.98       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082361                                               760.25                 6/1/2007                   89250                                    89164.6       Rate/Term Refinance                                9.65       Full Documentation                         A                                 105000                    105000                         0                       89207.47       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082364                                               728.77                 6/1/2007                   80991                                   80923.51       Purchase                                           10.3       Full Documentation                         AA+                                90000                     90000                     90000                        80957.4       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082373                                               565.74                 7/1/2007                   55000                                   54984.26       Cash Out Refinance                                   12       Stated Income Documentation                AA+                               105000                    105000                         0                       54984.26       None
061082414                                              1042.89                 6/1/2007                  135320                                  135238.45       Rate/Term Refinance                               8.525       Full Documentation                         AA+                               160000                    160000                         0                         135320       6 mo int on 80%
061082436                                               597.48                 7/1/2007                   62000                                    61878.6       Cash Out Refinance                                11.15       Full Documentation                         AA+                                70000                     70000                         0                          62000       None
061082474                                               568.43                 6/1/2007                   57180                                   57161.93       Cash Out Refinance                                11.55       Full Documentation                         AA                                 80000                     80000                         0                          57180       6 mo int on 80%
061082479                                              1100.14                 6/1/2007                  136850                                  136775.09       Cash Out Refinance                                 8.99       Full Documentation                         AA+                               155000                    155000                         0                         136850       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082485                                              1062.39                 8/1/2007                  104850                                  104818.63       Purchase                                           11.8       Full Documentation                         AA+                               117000                    117000                    116500                         104850       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082497                                              2151.63                 6/1/2007                  273500                                  273184.13       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               310000                    310000                         0                      273342.64       2% / 1%
061082508                                              1879.93                 7/1/2007                  179400                                  179351.44       Cash Out Refinance                                12.25       Full Documentation                         CC                                276000                    276000                         0                         179400       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082549                                               2607.4                 6/1/2007                  336000                                   335800.6       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               420000                    420000                         0                         336000       2% / 1%
061082578                                               935.36                 6/1/2007                  106675                                  106627.71       Purchase                                           9.99       Full Documentation                         AA+                               130000                    130000                    125500                         106675       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082591                                              1063.34                 6/1/2007                  125100                                  125040.07       Rate/Term Refinance                               9.625       Full Documentation                         AA+                               139000                    139000                         0                         125100       6 mo int on 80%
061082628                                               876.83                 6/1/2007                  100000                                   99955.67       Cash Out Refinance                                 9.99       Full Documentation                         AA+                               129000                    129000                         0                         100000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082635                                               599.84                 6/1/2007                   59200                                   59164.25       Purchase                                           11.8       Full Documentation                         AA+                                74000                     74000                     74000                       59182.13       None
061082644                                               693.21                 8/1/2007                   80000                                   79963.46       Cash Out Refinance                                 9.85       Full Documentation                         AA+                               114000                    103000                         0                       79926.62       6 mo int on 80%
061082693                                                  751                 6/1/2007                   74400                                    74377.5       Cash Out Refinance                                11.75       Full Documentation                         AA+                                93000                     86000                         0                          74400       None
061082716                                              1556.19                 6/1/2007                  193500                                  193463.59       Cash Out Refinance                                9.425       Full Documentation                         AA+                               215000                    215000                         0                         193500       2% / 1%
061082728                                               548.61                 6/1/2007                   53940                                   53924.05       Purchase                                          11.85       Full Documentation                         AA+                                60000                     58000                     60000                          53940       6 mo int on 80%
061082745                                              1161.14                 6/1/2007                  128775                                  128721.86       Cash Out Refinance                               10.325       Full Documentation                         B                                 151500                    151500                         0                         128775       6 mo int on 80%
061082763                                              1015.67                 7/1/2007                  112410                                  112363.87       Purchase                                          10.35       Full Documentation                         AA+                               125000                    125000                    124900                         112410       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082772                                              1175.12                 7/1/2007                  126650                                  126601.54       Purchase                                         10.675       Full Documentation                         AA+                               149000                    149000                    149000                         126650       6 mo int on 80%
061082794                                              1251.76                 6/1/2007                  133290                                  133190.81       Purchase                                         10.825       Full Documentation                         AA+                               150000                    145000                    148100                      133240.63       6 mo int on 80%
061082808                                               666.15                 6/1/2007                   65250                                   65230.91       Purchase                                           11.9       Full Documentation                         AA+                                73600                     73600                     72500                          65250       None
061082815                                               994.59                 6/1/2007                  127001                                  126927.17       Rate/Term Refinance                                 8.7       Full Documentation                         AA+                               215000                    215000                         0                         127001       6 mo int on 80%
061082819                                               735.06                 6/1/2007                   72000                                   71978.94       Purchase                                           11.9       Full Documentation                         AA                                 93482                     90000                     90000                          72000       None
061082823                                              1277.48                 6/1/2007                  180050                                  179920.34       Cash Out Refinance                                 7.65       Stated Income Documentation                AA+                               277000                    277000                         0                         180050       6 mo int on 80%
061082827                                              1187.04                 6/1/2007                  147600                                  147544.26       Rate/Term Refinance                               9.425       Full Documentation                         AA+                               164000                    164000                         0                         147600       6 mo int on 80%
061082843                                              1038.04                 6/1/2007                  118285                                  118232.67       Purchase                                             10       Full Documentation                         AA+                               137000                    137000                    131440                         118285       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082845                                              1131.66                 6/1/2007                  132000                                  131938.09       Cash Out Refinance                                9.725       Full Documentation                         C                                 167000                    167000                         0                         132000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082855                                              1143.56                 6/1/2007                  136000                                  135865.69       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               160000                    160000                         0                      135933.11       1% of amt prepaid
061082857                                               598.95                 7/1/2007                   58500                                   58481.98       Purchase                                         11.938       Full Documentation                         AA+                                75000                     75000                     65000                          58500       None
061082880                                               966.77                 6/1/2007               119236.75                                  119228.84       Cash Out Refinance                                 9.65       Full Documentation                         AA+                               132500                    132500                         0                      119236.75       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082882                                              1835.72                 6/1/2007                  192000                                  191932.28       Cash Out Refinance                                11.05       Stated Income Documentation                AA+                               240000                    240000                         0                         192000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082979                                               783.03                 6/1/2007                   75000                                   74979.47       Cash Out Refinance                                 12.2       Stated Income Documentation                AA+                                98000                     98000                         0                          75000       None
061083022                                              1137.57                 7/1/2007                  121500                                  121486.31       Cash Out Refinance                                 11.1       Full Documentation                         A                                 135000                    135000                         0                         121500       2 mo int or 60 days int on UPB
061083042                                               958.29                 6/1/2007                  117000                                  116938.71       Cash Out Refinance                                  9.2       Full Documentation                         AA+                               130000                    130000                         0                         117000       6 mo int on 80%
061083063                                              1041.45                 6/1/2007                  128000                                  127931.88       Rate/Term Refinance                               9.125       Full Documentation                         B                                 160000                    160000                         0                         128000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083128                                               714.11                 7/1/2007                   76500                                    76471.2       Purchase                                          10.75       Full Documentation                         AA+                                91000                     83000                     90000                          76500       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083207                                               796.47                 7/1/2007                   90000                                   89961.03       Rate/Term Refinance                                10.1       Full Documentation                         AA                                113000                    113000                         0                          90000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083211                                               891.21                 7/1/2007                  108810                                     108753       Purchase                                            9.2       Full Documentation                         AA+                               123000                    120900                    120900                         108810       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083224                                               668.22                 7/1/2007                   65700                                   65679.79       Cash Out Refinance                                11.85       Full Documentation                         AA+                                73000                     73000                         0                          65700       6 mo int on 80%
061083282                                               846.33                 7/1/2007                  100000                                   99951.59       Cash Out Refinance                                9.575       Full Documentation                         A                                 125000                    125000                         0                         100000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083484                                              2324.93                 6/1/2007                  291550                                   291387.4       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               343000                    343000                         0                         291550       PIF - 1% of OPB ; Partial - 1% of amt ppd
111003367                                                 1980                 6/1/2007                  360000                                     360000       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               435000                    435000                         0                         360000       6 mo int on 80%
111003370                                              1957.39                 7/1/2007                  280000                                  279841.35       Cash Out Refinance                                 8.05       Stated Income Documentation                A                                 475000                    475000                         0                      279920.94       6 mo int on 80%
111003372                                              1973.95                 7/1/2007                  349000                                  348847.06       Rate/Term Refinance                               6.525       Stated Income Documentation                AA+                               475000                    475000                         0                      348923.74       6 mo int on 80%
111003397                                              1315.81                 6/1/2007                  165750                                  165562.51       Rate/Term Refinance                                8.85       Full Documentation                         AA+                               195000                    195000                         0                       165656.6       6 mo int on 80%
111003400                                              2119.19                 6/1/2007                  349980                                  349853.51       Cash Out Refinance                                 7.05       Full Documentation                         AA+                               600000                    600000                         0                         349980       6 mo int on 80%
111003414                                               1966.5                 7/1/2007                  340020                                  339866.94       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               678000                    678000                         0                         340020       6 mo int on 80%
111003423                                              1466.25                 6/1/2007                  244000                                  243909.84       Cash Out Refinance                                 6.99       Full Documentation                         AA                                305000                    305000                         0                      243955.05       6 mo int on 80%
111003433                                              2161.79                 6/1/2007                  409980                                  409872.21       Cash Out Refinance                                6.012       Full Documentation                         AA+                               555000                    555000                         0                         409980       6 mo int on 80%
111003440                                              3793.06                 6/1/2007                  534600                                  534215.02       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               594000                    594000                         0                         534600       6 mo int on 80%
111003451                                              1654.87                 7/1/2007                  250000                                  249561.14       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               590000                    590000                         0                      249561.14       6 mo int on 80%
111003476                                              2564.51                 7/1/2007                  403000                                  402937.45       Cash Out Refinance                                 7.45       Stated Income Documentation                A                                 670000                    640000                         0                      402937.45       6 mo int on 80%
111003485                                               1566.2                 7/1/2007                  263500                                  263388.54       Cash Out Refinance                                6.625       Full Documentation                         AA+                               310000                    310000                         0                      263388.54       6 mo int on 80%
111003488                                              3119.35                 6/1/2007                  500000                                  499071.34       Cash Out Refinance                                6.375       Full Documentation                         AA+                              1100000                   1100000                         0                       499536.9       6 mo int on 80%
111003490                                               1668.6                 7/1/2007                  300000                                   299931.4       Cash Out Refinance                                  6.4       Stated Income Documentation                AA+                               555000                    555000                         0                         300000       6 mo int on 80%
111003495                                              2305.87                 7/1/2007                  315000                                  314787.57       Rate/Term Refinance                               7.975       Full Documentation                         AA+                               350000                    350000                         0                         315000       6 mo int on 80%
111003500                                              2594.39                 6/1/2007                  400000                                  399309.28       Cash Out Refinance                                 6.75       Stated Income Documentation                AA+                               500000                    500000                         0                      399655.61       6 mo int on 80%
111003501                                              4006.36                 7/1/2007                  514250                                  514035.93       Cash Out Refinance                                  9.1       Stated Income Documentation                A                                 605000                    605000                         0                      514143.37       6 mo int on 80%
111003502                                              2453.95                 6/1/2007                  330500                                  330283.81       Rate/Term Refinance                               8.125       Full Documentation                         AA+                               485000                    485000                         0                         330500       6 mo int on 80%
111003513                                               3101.4                 6/1/2007                  435003                                  434692.87       Cash Out Refinance                                  7.7       Stated Income Documentation                AA+                               830000                    830000                         0                         435003       6 mo int on 80%
111003547                                              2426.88                 6/1/2007                  381969                                  381627.03       Cash Out Refinance                                 6.55       Stated Income Documentation                AA+                               630000                    630000                         0                         381969       6 mo int on 80%
121053813                                              2065.67                 7/1/2007                  276250                                  276072.04       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               325000                    313000                         0                      276072.04       1% of amt prepaid
121053909                                              1123.64                 7/1/2007                  158600                                  158556.82       Cash Out Refinance                                8.175       Business Bank Statements                   AA+                               244000                    244000                         0                         158600       None
121054170                                               962.42                 6/1/2007                  112500                                  112393.48       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               125000                    125000                         0                      112446.95       None
121054274                                              2146.23                 7/1/2007                  360000                                  359835.57       Cash Out Refinance                                 6.65       Full Documentation                         AA                                450000                    450000                         0                         360000       2 mo int or 60 days int on UPB
121054281                                               616.61                 6/1/2007                   59500                                   59466.53       Purchase                                           12.1       Lite Documentation                         AA+                                80000                     80000                     70000                       59483.35       1% of amt prepaid
121054309                                              1611.18                 6/1/2007                  202500                                  202386.48       Cash Out Refinance                                8.875       Full Documentation                         AA+                               225000                    215000                         0                         202500       None
121054351                                              3620.25                 6/1/2007                  404000                                  403659.72       Cash Out Refinance                                10.25       Full Documentation                         AA+                               575000                    505000                         0                      403830.58       2 mo int or 60 days int on UPB
121054411                                               692.82                 6/1/2007                   81000                                   80995.68       Cash Out Refinance                                 10.2       Full Documentation                         AA+                                90000                     90000                         0                          81000       None
121054432                                              1225.87                 6/1/2007                  150000                                  149921.01       Cash Out Refinance                                9.175       Full Documentation                         C                                 205000                    205000                         0                         150000       None
121054469                                               771.82                 6/1/2007                   75600                                   75577.88       Purchase                                           11.9       Full Documentation                         AA+                                84000                     84000                     84000                          75600       None
121054477                                               2490.7                 6/1/2007                  306000                                  305944.55       Purchase                                           9.55       Full Documentation                         A                                 510000                    510000                    510000                         306000       2 mo int or 60 days int on UPB
121054509                                              1370.44                 6/1/2007                  148000                                  147943.06       Cash Out Refinance                                10.65       Full Documentation                         AA+                               185000                    185000                         0                         148000       2 mo int on 80%
121054549                                               974.19                 6/1/2007                  120000                                  119871.13       Cash Out Refinance                                  9.1       Full Documentation                         AA+                               150000                    140000                         0                      119935.81       None
121054559                                              1016.29                 6/1/2007                  108000                                  107960.21       Rate/Term Refinance                               10.85       Full Documentation                         AA+                               120000                    120000                         0                         108000       None
121054562                                               638.95                 6/1/2007                   61200                                   61183.25       Cash Out Refinance                                 12.2       Full Documentation                         AA+                                68000                     65000                         0                          61200       None
121054565                                              2218.16                 6/1/2007                  232000                                  231918.17       Cash Out Refinance                                11.05       Stated Income Documentation                AA+                               290000                    265000                         0                         232000       None
121054580                                              1427.94                 7/1/2007                  187000                                  186884.96       Cash Out Refinance                                8.425       Full Documentation                         AA+                               234000                    234000                         0                      186884.96       6 mo int on 80%
121054587                                               953.29                 6/1/2007                  100500                                  100463.77       Rate/Term Refinance                               10.95       Full Documentation                         C                                 134000                    134000                         0                         100500       None
121054605                                              2221.64                 7/1/2007                  282400                                  282126.45       Rate/Term Refinance                                8.75       Business Bank Statements                   A                                 353000                    353000                         0                         282400       None
121054684                                              2647.49                 6/1/2007                  332000                                  331814.84       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               415000                    375000                         0                         332000       2 mo int on 80%
121054703                                              1294.97                 6/1/2007                  148500                                  148365.95       Rate/Term Refinance                               9.925       Full Documentation                         AA+                               165000                    165000                         0                      148433.25       3% / 2%
121054705                                                979.2                 6/1/2007                  126000                                  125973.68       Purchase                                          9.075       Full Documentation                         AA+                               185000                    185000                    180000                         126000       6 mo int on 80%
121054706                                              1101.59                 6/1/2007                  129600                                  129537.91       Purchase                                          9.625       Full Documentation                         AA+                               162000                    162000                    162000                         129600       None
121054713                                               936.39                 7/1/2007                  143500                                  143451.52       Cash Out Refinance                                7.425       Full Documentation                         AA+                               185000                    185000                         0                         143500       None
121054737                                              1267.43                 6/1/2007                  132300                                  132253.59       Purchase                                         11.075       Stated Income Documentation                AA+                               150000                    147000                    147000                         132300       1% of amt prepaid
121054739                                               952.61                 6/1/2007                  101745                                  101721.96       Cash Out Refinance                                 11.1       Full Documentation                         AA+                               119700                    119700                         0                      101733.53       None
121054741                                              1292.41                 6/1/2007                  150750                                  150608.01       Purchase                                          9.725       Full Documentation                         AA                                186000                    186000                    167500                      150679.29       None
121054746                                               793.95                 6/1/2007                   93500                                   93485.22       Purchase                                             10       Stated Income Documentation                AA+                               117000                    106000                    116875                          93500       6 mo int on 80%
121054756                                               1988.4                 6/1/2007                  261000                                   260838.6       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               290000                    292000                         0                         261000       2 mo int or 60 days int on UPB
121054791                                               594.99                 6/1/2007                   58500                                    58482.7       Cash Out Refinance                                11.85       Full Documentation                         A                                  65000                     65000                         0                          58500       None
121054857                                              2268.11                 6/1/2007                  297000                                  296934.64       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               330000                    330000                         0                         297000       None
121054906                                              1754.03                 7/1/2007                  225000                                  224867.84       Cash Out Refinance                                 8.65       Full Documentation                         A                                 250000                    238000                         0                      224867.84       None
121054962                                              2062.99                 7/1/2007                  221000                                   220916.8       Rate/Term Refinance                               10.75       Full Documentation                         CC                                340000                    340000                         0                         221000       2 mo int or 60 days int on UPB
151039848                                              1757.16                 6/1/2007                  244800                                  243750.67       Cash Out Refinance                                 7.77       Stated Income Documentation                AA+                               332000                    288000                         0                      244104.97       None
151041803                                              1744.25                 5/1/2007                  168000                                  167906.03       Cash Out Refinance                               12.125       Full Documentation                         B                                 345000                    345000                         0                      167866.04       None
151041996                                              1809.41                 6/1/2007                  215000                                  214894.47       Cash Out Refinance                                 9.51       Full Documentation                         AA+                               315000                    315000                         0                         215000       None
151042394                                              1842.62                 6/1/2007                  207000                                  206943.92       Rate/Term Refinance                               10.52       Full Documentation                         C                                 235000                    235000                         0                      206972.08       None
151042775                                              1686.95                 7/1/2007                  216000                                  215746.39       Cash Out Refinance                                 8.67       Full Documentation                         AA+                               360000                    360000                         0                      215873.65       None
151042807                                              2074.56                 6/1/2007                  236000                                  235896.04       Rate/Term Refinance                               10.02       Full Documentation                         AA+                               295000                    295000                         0                         236000       None
151043084                                              1902.06                 6/1/2007                  252000                                  251680.78       Cash Out Refinance                                  8.3       Stated Income Documentation                AA                                280000                    267000                         0                      251840.94       6 mo int on 80%
151043495                                              1644.86                 7/1/2007                  175500                                  175327.32       Cash Out Refinance                                 10.8       Full Documentation                         A                                 195000                    195000                         0                         175500       6 mo int on 80%
151043907                                               938.97                 7/1/2007                  121000                                  120799.54       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               152000                    152000                         0                      120799.54       6 mo int on 80%
151043937                                              2172.13                 7/1/2007                  210000                                  209967.57       Cash Out Refinance                                12.32       Stated Income Documentation                AA                                300000                    300000                         0                      209983.87       None
151043983                                              2070.68                 6/1/2007                  297600                                  297072.64       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               379000                    379000                         0                       297297.6       6 mo int on 80%
151043998                                               683.36                 6/1/2007                   79200                                   79126.58       Rate/Term Refinance                                 9.8       Stated Income Documentation                AA+                                99000                     95000                         0                       79163.44       6 mo int on 80%
151044061                                              1448.87                 6/1/2007                  166500                                  166424.76       Purchase                                            9.9       Full Documentation                         AA+                               185000                    185000                    185000                         166500       6 mo int on 80%
151044138                                               846.19                 7/1/2007                  112500                                  112474.12       Cash Out Refinance                                 8.75       Full Documentation                         AA                                150000                    150000                         0                         112500       None
151044146                                               942.73                 6/1/2007                   93750                                   93692.38       Cash Out Refinance                                 11.7       Stated Income Documentation                AA+                               125000                    125000                         0                       93721.33       None
151044155                                              2010.68                 6/1/2007                  287000                                  286787.85       Cash Out Refinance                                 7.52       Full Documentation                         A                                 490000                    490000                         0                         287000       6 mo int on 80%
151044184                                              2931.17                 6/1/2007                  409000                                     409000       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               555000                    555000                         0                         409000       None
151044209                                              1509.17                 7/1/2007                  212000                                  211885.67       Cash Out Refinance                                 8.22       Stated Income Documentation                AA+                               265000                    265000                         0                      211943.03       None
151044241                                              1173.84                 6/1/2007                  143000                                  142925.47       Cash Out Refinance                                9.225       Full Documentation                         A                                 220000                    220000                         0                         143000       None
151044256                                              3516.07                 6/1/2007                  450000                                  449737.06       Cash Out Refinance                                8.675       Stated Income Documentation                AA+                               710000                    710000                         0                         450000       None
151044286                                              3742.81                 6/1/2007                  425000                                  424880.53       Cash Out Refinance                                 10.4       Stated Income Documentation                A                                 500000                    500000                         0                      424940.52       None
151044294                                              2735.44                 6/1/2007                  323910                                  323752.34       Purchase                                           9.55       Full Documentation                         AA+                               360000                    360000                    359900                         323910       None
151044301                                              1274.61                 7/1/2007                  152910                                  152833.18       Purchase                                            9.4       Full Documentation                         A                                 170000                    170000                    169900                         152910       6 mo int on 80%
151044332                                              2412.51                 6/1/2007                  270300                                  270263.88       Cash Out Refinance                                10.55       Full Documentation                         A                                 318000                    318000                         0                         270300       None
151044343                                              1456.96                 6/1/2007                  161250                                  161117.07       Cash Out Refinance                                10.35       Full Documentation                         A                                 225000                    225000                         0                      161183.82       6 mo int on 80%
151044359                                              2847.36                 6/1/2007                  307500                                   307381.7       Cash Out Refinance                                10.65       Business Bank Statements                   AA+                               410000                    410000                         0                         307500       None
151044361                                              1725.42                 7/1/2007                  260000                                  259570.42       Cash Out Refinance                                6.975       Lite Documentation                         AA+                               350000                    350000                         0                      259785.83       None
151044362                                              1500.08                 7/1/2007                  206000                                  205718.11       Cash Out Refinance                                 7.92       Stated Income Documentation                AA+                               415000                    415000                         0                      205859.52       None
151044439                                               990.58                 6/1/2007                  135000                                  134909.42       Cash Out Refinance                                    8       Full Documentation                         AA+                               200000                    200000                         0                         135000       6 mo int on 80%
151044463                                              1793.08                 7/1/2007                  229590                                  229455.71       Cash Out Refinance                                 8.67       Full Documentation                         A                                 328000                    328000                         0                         229590       None
151044471                                               893.52                 6/1/2007                  104000                                  103951.48       Purchase                                           9.75       Stated Income Documentation                AA+                               132000                    132000                    130000                         104000       6 mo int on 80%
151044473                                              1338.01                 6/1/2007                  126750                                  126716.46       Rate/Term Refinance                               12.35       Full Documentation                         CC                                195000                    195000                         0                         126750       6 mo int on 80%
151044485                                              1030.99                 6/1/2007                  120000                                  119944.01       Cash Out Refinance                                 9.75       Stated Income Documentation                AA+                               185000                    185000                         0                         120000       None
151044503                                              3515.57                 6/1/2007                  404000                                  403817.43       Purchase                                            9.9       Full Documentation                         AA                                505000                    505000                    505000                         404000       None
151044533                                              1175.36                 6/1/2007                  116000                                  115965.31       Purchase                                           11.8       Stated Income Documentation                B                                 149000                    149000                    145000                         116000       6 mo int on 80%
151044544                                              1371.06                 7/1/2007                  162000                                  161842.51       Cash Out Refinance                                9.575       Full Documentation                         AA+                               180000                    180000                         0                      161921.57       1% of amt ppd if loan greater than $150K
151044551                                              2480.04                 6/1/2007                  285000                                  284741.36       Cash Out Refinance                                  9.9       Full Documentation                         A                                 380000                    380000                         0                      284871.21       None
151044556                                              1568.01                 6/1/2007                  164000                                  163942.16       Cash Out Refinance                                11.05       Stated Income Documentation                AA+                               240000                    205000                         0                         164000       None
151044582                                               2263.1                 6/1/2007                  322000                                   321910.4       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               525000                    525000                         0                         322000       None
151044588                                              1685.36                 6/1/2007                  185000                                  184850.71       Cash Out Refinance                                10.45       Full Documentation                         A                                 231500                    231500                         0                      184925.68       None
151044602                                              1876.58                 5/1/2007                  195500                                  195362.96       Rate/Term Refinance                                11.1       Full Documentation                         AA+                               230000                    210000                         0                         195500       None
151044623                                              2286.21                 6/1/2007                  247500                                  247404.17       Cash Out Refinance                                10.62       Stated Income Documentation                AA+                               330000                    330000                         0                         247500       None
151044628                                               783.72                 6/1/2007                   76050                                   76028.36       Cash Out Refinance                               12.025       Stated Income Documentation                AA+                               117000                    117000                         0                          76050       6 mo int on 80%
151044638                                              1774.38                 6/1/2007                  211500                                  211465.21       Cash Out Refinance                                 9.87       Full Documentation                         A                                 235000                    235000                         0                         211500       6 mo int on 80%
151044639                                              3198.53                 6/1/2007                  307500                                  307414.91       Cash Out Refinance                                12.15       Stated Income Documentation                AA+                               410000                    410000                         0                         307500       None
151044652                                               869.28                 6/1/2007                   81450                                    81408.1       Purchase                                           12.5       Stated Income Documentation                AA+                               132000                    132000                     90500                       81429.16       None
151044653                                              1082.25                 6/1/2007                  108450                                  108381.87       Purchase                                           11.6       Stated Income Documentation                AA+                               132000                    132000                    120500                       108416.1       None
151044656                                              1202.06                 7/1/2007                  189000                                  188861.51       Cash Out Refinance                                  7.2       Full Documentation                         AA                                255000                    210000                         0                      188861.51       6 mo int on 80%
151044668                                              1198.89                 6/1/2007                  130000                                  129949.44       Cash Out Refinance                                 10.6       Full Documentation                         AA+                               170000                    155000                         0                         130000       6 mo int on 80%
151044718                                              1945.72                 6/1/2007                  230000                                  229888.53       Cash Out Refinance                                 9.57       Stated Income Documentation                B                                 340000                    340000                         0                         230000       None
151044723                                               1670.1                 6/1/2007                  210000                                  209882.15       Cash Out Refinance                                 8.87       Full Documentation                         AA                                240000                    240000                         0                         210000       None
151044740                                              1402.61                 6/1/2007                  202500                                  202476.08       Rate/Term Refinance                                8.17       Full Documentation                         AA+                               225000                    225000                         0                         202500       None
151044756                                               633.51                 7/1/2007                   63000                                   62980.74       Purchase                                           11.7       Full Documentation                         AA+                                70000                     70000                     70000                          63000       6 mo int on 80%
151044780                                              1952.96                 6/1/2007                  225000                                  224897.67       Purchase                                           9.87       Business Bank Statements                   AA+                               258000                    258000                    250000                         225000       None
151044795                                              3855.44                 6/1/2007                  509979                                  509863.41       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               690000                    690000                         0                         509979       None
151044812                                              2210.67                 6/1/2007                  244000                                  243969.06       Cash Out Refinance                                10.72       Stated Income Documentation                AA                                305000                    305000                         0                         244000       None
151044876                                              3196.73                 7/1/2007                  383500                                  383307.35       Cash Out Refinance                                  9.4       Stated Income Documentation                AA+                               590000                    540000                         0                         383500       None
151044891                                              1437.56                 6/1/2007                  154000                                  153942.02       Cash Out Refinance                                10.75       Full Documentation                         A                                 196000                    196000                         0                         154000       None
151044895                                              1893.61                 6/1/2007                  245000                                  244947.97       Cash Out Refinance                                 9.02       Full Documentation                         B                                 350000                    350000                         0                         245000       None
151044963                                              4201.31                 6/1/2007                  408750                                  408632.78       Cash Out Refinance                                11.99       Stated Income Documentation                AA                                545000                    545000                         0                         408750       6 mo int on 80%
151044980                                              1327.77                 7/1/2007                  151300                                  151233.06       Rate/Term Refinance                                  10       Full Documentation                         AA+                               178000                    178000                         0                         151300       6 mo int on 80%
151045062                                              1861.31                 7/1/2007                  252000                                  251976.19       Cash Out Refinance                                 8.75       Full Documentation                         AA                                280000                    280000                         0                      251976.19       None
161053979                                              2292.54                 6/1/2007                  286200                                  286042.04       Purchase                                           8.95       Full Documentation                         AA+                               318000                    318000                    325000                         286200       6 mo int on 80%
161054121                                              2522.19                 6/1/2007                  328020                                  327821.29       Rate/Term Refinance                                 8.5       Full Documentation                         AA+                               420000                    420000                         0                         328020       None
161054129                                              2493.37                 6/1/2007                  339000                                  338545.87       Cash Out Refinance                                8.025       Stated Income Documentation                AA+                               485000                    485000                         0                      338773.69       None
161054140                                              1878.52                 7/1/2007                  253000                                   252834.5       Cash Out Refinance                                8.125       Full Documentation                         AA                                343000                    343000                         0                         253000       None
161054187                                              2149.24                 6/1/2007                  300000                                  299575.15       Cash Out Refinance                                 7.75       Full Documentation                         AA                                460000                    400000                         0                      299788.26       None
161054200                                                751.3                 7/1/2007                   80000                                   79970.37       Cash Out Refinance                               10.825       Lite Documentation                         AA+                               160000                    160000                         0                       79970.37       None
161054256                                              1451.79                 6/1/2007                  196000                                  195952.88       Cash Out Refinance                                  8.6       Business Bank Statements                   AA+                               245000                    245000                         0                         196000       None
161054258                                               900.09                 6/1/2007                  114400                                  114353.78       Cash Out Refinance                                  9.2       Full Documentation                         B                                 143000                    143000                         0                      114376.98       None
161054265                                              2212.42                 7/1/2007                  267750                                  267612.64       Cash Out Refinance                                  9.3       Full Documentation                         AA+                               315000                    315000                         0                         267750       None
161054269                                              1710.66                 6/1/2007                  215100                                  214979.29       Purchase                                           8.87       Full Documentation                         AA+                               280000                    280000                    239000                         215100       None
161054278                                              2860.74                 6/1/2007                  344250                                  344208.47       Cash Out Refinance                                  9.9       Stated Income Documentation                AA+                               405000                    370000                         0                      344229.32       None
161054287                                              1009.41                 7/1/2007                  100000                                   99969.76       Cash Out Refinance                                11.75       Stated Income Documentation                C                                 265000                    265000                         0                         100000       6 mo int on 80%
161054293                                               672.68                 7/1/2007                   80000                                   79960.65       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               294000                    294000                         0                          80000       None
161054312                                              1993.47                 6/1/2007                  267750                                  267686.56       Rate/Term Refinance                                8.65       Full Documentation                         AA+                               315000                    285000                         0                         267750       None
161054332                                              2454.11                 7/1/2007                  297000                                  296847.64       Rate/Term Refinance                                 9.3       Full Documentation                         AA                                421000                    421000                         0                         297000       6 mo int on 80%
161054358                                              1449.94                 6/1/2007                  193000                                  192753.03       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               330000                    300000                         0                      192876.94       6 mo int on 80%
161054362                                              2036.97                 6/1/2007                  274988                                  274625.18       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               370000                    370000                         0                       274807.2       None
161054366                                               944.65                 6/1/2007                  104550                                  104463.81       Cash Out Refinance                                10.35       Full Documentation                         AA                                123000                    123000                         0                      104507.09       None
161054378                                              2254.95                 6/1/2007                  280500                                  280346.46       Rate/Term Refinance                                8.99       Full Documentation                         AA+                               330000                    330000                         0                         280500       None
161054384                                              1997.11                 6/1/2007                  229600                                  229496.13       Cash Out Refinance                                9.895       Stated Income Documentation                A                                 328000                    328000                         0                         229600       6 mo int on 80%
161054385                                               1491.3                 7/1/2007                  200000                                  199739.85       Cash Out Refinance                                 8.17       Stated Income Documentation                AA+                               480000                    480000                         0                      199870.37       None
161054399                                              1154.82                 6/1/2007                  194400                                  194325.75       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               216000                    206000                         0                      194362.98       6 mo int on 80%
161054411                                               1485.3                 6/1/2007                  203000                                  202725.01       Cash Out Refinance                                 7.97       Full Documentation                         A                                 290000                    290000                         0                      202862.96       6 mo int on 80%
161054438                                               875.77                 6/1/2007                  100800                                  100785.23       Purchase                                          10.25       Stated Income Documentation                AA+                               113000                    113000                    112000                         100800       None
161054450                                              2373.92                 7/1/2007                  369000                                  368731.82       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               455000                    455000                         0                      368861.83       None
161054455                                              2652.27                 7/1/2007                  367500                                  367404.19       Cash Out Refinance                                 8.35       Full Documentation                         A                                 490000                    490000                         0                         367500       None
161054457                                              2313.64                 6/1/2007                  280000                                  279856.36       Cash Out Refinance                                  9.3       Stated Income Documentation                AA                                350000                    350000                         0                         280000       None
161054486                                              1964.02                 6/1/2007                  259000                                  258838.19       Cash Out Refinance                                 8.35       Full Documentation                         AA                                306000                    306000                         0                         259000       None
161054493                                              1794.03                 6/1/2007                  208000                                  207937.28       Cash Out Refinance                                10.17       Full Documentation                         AA+                               260000                    260000                         0                      207968.77       None
161054518                                              1547.76                 6/1/2007                  200000                                  199760.29       Cash Out Refinance                                 8.57       Full Documentation                         A                                 275000                    275000                         0                         200000       None
161054519                                              1732.27                 7/1/2007                  256500                                  256467.04       Cash Out Refinance                                 7.95       Full Documentation                         AA                                285000                    285000                         0                         256500       None
161054530                                              1541.63                 6/1/2007                  198000                                  197984.62       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               220000                    220000                         0                         198000       6 mo int on 80%
161054533                                              2070.13                 6/1/2007                  238500                                  238391.53       Cash Out Refinance                                 9.87       Full Documentation                         B                                 265000                    265000                         0                         238500       None
161054550                                               958.58                 7/1/2007                  127000                                  126919.84       Cash Out Refinance                                  8.3       Business Bank Statements                   AA+                               228000                    228000                         0                         127000       6 mo int on 80%
161054552                                              1797.35                 6/1/2007                  307000                                  306865.57       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               497000                    497000                         0                         307000       None
161054554                                              1559.53                 6/1/2007                  179500                                   179473.7       Rate/Term Refinance                               10.25       Full Documentation                         B                                 225000                    225000                         0                         179500       6 mo int on 80%
161054556                                              1133.64                 6/1/2007                  130000                                  129941.57       Cash Out Refinance                                9.925       Full Documentation                         AA                                194900                    194900                         0                         130000       None
161054564                                              1266.86                 7/1/2007                  207000                                  206917.42       Cash Out Refinance                                 6.87       Full Documentation                         AA+                               230000                    230000                         0                      206917.42       None
161054565                                              1310.86                 6/1/2007                  182975                                  182715.87       Cash Out Refinance                                 7.75       Full Documentation                         A                                 281500                    281500                         0                      182845.85       None
161054567                                              1692.47                 6/1/2007                  217700                                  217571.34       Cash Out Refinance                                 8.62       Business Bank Statements                   AA+                               303000                    303000                         0                         217700       None
161054571                                              3466.94                 6/1/2007                  365500                                  365368.25       Cash Out Refinance                                10.95       Business Bank Statements                   AA+                               430000                    430000                         0                         365500       6 mo int on 80%
161054587                                              1896.55                 5/1/2007                  239400                                  239305.27       Cash Out Refinance                                 9.27       Full Documentation                         AA                                266000                    266000                         0                         239400       6 mo int on 80%
161054610                                              1167.79                 6/1/2007                  154000                                  153903.79       Cash Out Refinance                                 8.35       Full Documentation                         AA+                               235000                    185000                         0                         154000       6 mo int on 80%
161054671                                              3153.88                 7/1/2007                  331200                                  331164.92       Cash Out Refinance                                 11.3       Stated Income Documentation                AA                                368000                    368000                         0                         331200       None
171042868                                               817.67                 6/1/2007                  103000                                  102883.49       Rate/Term Refinance                                8.85       Full Documentation                         AA+                               270000                    270000                         0                      102941.96       None
171042946                                              1287.22                 6/1/2007                  109000                                  108548.87       Cash Out Refinance                                 11.7       Full Documentation                         A                                 156200                    156200                         0                      108775.53       3% / 2% / 1%
171043092                                              1245.58                 6/1/2007                  139000                                  138882.92       Purchase                                          10.25       Full Documentation                         AA                                179900                    179900                    154500                         139000       6 mo int on 80%
171043180                                              1159.84                 7/1/2007                  123750                                  123703.91       Cash Out Refinance                                 10.8       Full Documentation                         C                                 225000                    225000                         0                         123750       6 mo int on 80%
171043217                                              2021.82                 7/1/2007                  257000                                  256025.02       Cash Out Refinance                                 8.75       Full Documentation                         B                                 325000                    325000                         0                      256852.14       6 mo int on 80%
171043261                                               840.85                 6/1/2007                  100000                                   99901.25       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               128000                    128000                         0                       99950.82       6 mo int on 80%
171043421                                              2296.12                 6/1/2007                  300000                                  299514.13       Cash Out Refinance                                 8.45       Full Documentation                         B                                 526000                    526000                         0                      299699.86       6 mo int on 80%
171043633                                              1433.76                 6/1/2007                  160000                                  159865.24       Cash Out Refinance                                10.25       Full Documentation                         A                                 183000                    175000                         0                      159932.91       None
171043669                                               855.48                 7/1/2007                  100000                                   99905.32       Cash Out Refinance                                  9.7       Full Documentation                         A                                 305000                    305000                         0                       99952.85       None
171043681                                              1111.87                 7/1/2007                  148000                                  147810.61       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               177000                    177000                         0                      147905.63       None
171043696                                               930.32                 6/1/2007                  112500                                   112442.4       Cash Out Refinance                                9.309       Full Documentation                         AA+                               150000                    150000                         0                         112500       6 mo int on 80%
171043704                                               951.33                 6/1/2007                  107950                                  107855.11       Cash Out Refinance                                10.05       Full Documentation                         AA                                127000                    127000                         0                      107902.75       None
171043771                                              1619.27                 7/1/2007                  197700                                  197236.77       Cash Out Refinance                                  9.2       Full Documentation                         AA                                220000                    220000                         0                      197469.27       2% of ppd amt
171043782                                              1867.44                 6/1/2007                  226000                                  225767.22       Cash Out Refinance                                  9.3       Stated Income Documentation                AA+                               266000                    266000                         0                      225884.06       None
171043803                                              1521.16                 6/1/2007                  170460                                  170314.89       Purchase                                           10.2       Stated Income Documentation                AA+                               190000                    190000                    189400                      170387.75       6 mo int on 80%
171043805                                              1237.23                 6/1/2007                  135810                                  135700.42       Purchase                                          10.45       Stated Income Documentation                AA+                               153000                    153000                    150900                      135755.45       6 mo int on 80%
171043807                                              2497.56                 6/1/2007                  342000                                  341534.84       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               380000                    380000                         0                      341768.19       None
171043839                                               2107.3                 6/1/2007                  280500                                  280141.05       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               330000                    300000                         0                      280321.14       6 mo int on 80%
171043865                                              1090.65                 6/1/2007                  145000                                  144933.04       Purchase                                           8.75       Full Documentation                         AA+                               167000                    167000                    167000                      144966.64       6 mo int on 80%
171043887                                              1376.73                 6/1/2007                  153000                                  152936.52       Cash Out Refinance                                 10.3       Stated Income Documentation                AA+                               170000                    162000                         0                         153000       6 mo int on 80%
171043919                                              1741.39                 6/1/2007                  197600                                   197426.3       Cash Out Refinance                                10.05       Full Documentation                         AA                                230400                    230400                         0                      197513.51       6 mo int on 80%
171043935                                               969.68                 7/1/2007                  137000                                  136870.52       Cash Out Refinance                                7.625       Full Documentation                         AA+                               162100                    162100                         0                      136870.52       3% / 2% / 1%
171043955                                              2339.94                 6/1/2007                  380985                                  380835.72       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               630000                    575000                         0                         380985       6 mo int on 80%
171043965                                              1236.93                 6/1/2007                  187500                                  187447.85       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               255000                    255000                         0                      187474.01       6 mo int on 80%
171043968                                              2417.35                 7/1/2007                  290000                                  289854.32       Cash Out Refinance                                  9.4       Full Documentation                         AA                                412000                    412000                         0                      289854.32       6 mo int on 80%
171043980                                               1548.8                 7/1/2007                  211200                                     211200       Purchase                                            8.8       Full Documentation                         AA+                               240000                    240000                    240000                         211200       6 mo int on 80%
171044000                                              1960.81                 6/1/2007                  261000                                  260833.57       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               348000                    348000                         0                         261000       6 mo int on 80%
171044034                                              2115.07                 6/1/2007                  212250                                   211093.3       Cash Out Refinance                                  8.7       Business Bank Statements                   AA+                               283000                    283000                         0                      211673.74       6 mo int on 80%
171044049                                              1113.77                 7/1/2007                  129600                                  129593.23       Purchase                                          10.25       Stated Income Documentation                AA+                               170000                    170000                    162000                         129600       6 mo int on 80%
171044080                                               1134.9                 7/1/2007                  165000                                  164951.35       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               211000                    211000                         0                      164951.35       6 mo int on 80%
171044081                                              1927.04                 6/1/2007                  247500                                  247461.39       Rate/Term Refinance                                9.25       Stated Income Documentation                AA                                280000                    280000                         0                      247480.77       6 mo int on 80%
171044093                                              1459.93                 6/1/2007                  220000                                  219939.88       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               275000                    275000                         0                         219970       6 mo int on 80%
171044102                                              1669.69                 7/1/2007                  232000                                  231975.96       Cash Out Refinance                                8.512       Full Documentation                         AA+                               290000                    290000                         0                      231975.96       6 mo int on 80%
171044103                                              1616.45                 7/1/2007                  200000                                  199891.88       Purchase                                           9.05       Full Documentation                         AA+                               250000                    250000                    250000                      199891.88       6 mo int on 80%
171044108                                              1917.21                 7/1/2007                  229000                                  228886.17       Purchase                                           9.45       Stated Income Documentation                AA+                               281000                    281000                    261325                         229000       6 mo int on 80%
171044125                                              1437.87                 6/1/2007                  187000                                  186886.71       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               220000                    220000                         0                         187000       6 mo int on 80%
171044129                                              1548.29                 6/1/2007                  204800                                  204753.58       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               256000                    256000                         0                         204800       6 mo int on 80%
171044130                                              1459.15                 6/1/2007                  199040                                  198941.09       Purchase                                            8.5       Full Documentation                         AA                                250000                    250000                    248800                      198990.72       6 mo int on 80%
171044139                                              1785.08                 7/1/2007                  243500                                  243439.71       Cash Out Refinance                                  8.5       Full Documentation                         A                                 290000                    276000                         0                         243500       6 mo int on 80%
171044141                                              1037.42                 7/1/2007                  125000                                  124872.58       Cash Out Refinance                                 9.35       Full Documentation                         A                                 275000                    275000                         0                      124936.54       6 mo int on 80%
171044172                                              1213.61                 6/1/2007                  162555                                  162540.23       Cash Out Refinance                                 8.85       Full Documentation                         AA                                220000                    220000                         0                         162555       6 mo int on 80%
171044210                                               590.03                 6/1/2007                   75000                                   74956.85       Cash Out Refinance                                 8.75       Full Documentation                         A                                 120000                    120000                         0                          75000       6 mo int on 80%
171044226                                              2206.48                 6/1/2007                  332500                                  332409.25       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               490000                    450000                         0                      332454.77       6 mo int on 80%
171044227                                              1148.85                 6/1/2007                  150800                                  150706.75       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               179000                    179000                         0                         150800       6 mo int on 80%
171044228                                              1205.18                 6/1/2007                  195075                                  194710.48       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               255000                    255000                         0                      194787.52       6 mo int on 80%
171044241                                               1573.4                 6/1/2007                  200000                                  199884.93       Cash Out Refinance                                 8.75       Full Documentation                         AA                                232000                    232000                         0                         200000       6 mo int on 80%
171044252                                              1261.14                 6/1/2007                  144500                                  144479.15       Cash Out Refinance                                 10.3       Stated Income Documentation                AA+                               170000                    170000                         0                         144500       6 mo int on 80%
171044266                                              1418.31                 6/1/2007                  255000                                  254941.69       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               660000                    660000                         0                         255000       None
171044271                                              1266.25                 8/1/2007                  206500                                  206464.15       Purchase                                           7.15       Full Documentation                         AA+                               260000                    260000                    260000                      206428.08       6 mo int on 80%
171044284                                              1449.31                 7/1/2007                  221000                                  220793.33       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               260000                    260000                         0                         221000       6 mo int on 80%
171044292                                              1694.34                 6/1/2007                  248000                                  247969.33       Cash Out Refinance                                 8.05       Stated Income Documentation                AA+                               310000                    310000                         0                         248000       None
171044296                                               998.01                 6/1/2007                  139750                                  139712.77       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               215000                    215000                         0                         139750       6 mo int on 80%
171044307                                              1530.67                 6/1/2007                  231300                                  231224.59       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               257000                    257000                         0                         231300       6 mo int on 80%
171044350                                              1172.82                 6/1/2007                  164500                                  164382.72       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               235000                    235000                         0                         164500       6 mo int on 80%
171044402                                              1140.42                 6/1/2007                  154400                                  154385.41       Purchase                                           8.75       Full Documentation                         AA+                               193000                    193000                    193000                         154400       6 mo int on 80%
171044447                                               845.97                 6/1/2007                  129000                                  128981.78       Rate/Term Refinance                                 7.7       Full Documentation                         AA+                               306000                    265000                         0                         129000       6 mo int on 80%
171044453                                              1562.03                 6/1/2007                  247270                                  247230.74       Cash Out Refinance                                 7.39       Full Documentation                         AA+                               313000                    313000                         0                         247270       6 mo int on 80%
171044463                                              1576.82                 6/1/2007                  182750                                  182665.64       Purchase                                            9.8       Stated Income Documentation                AA+                               215000                    215000                    215000                         182750       6 mo int on 80%
171044488                                              1962.98                 6/1/2007                  229500                                  229487.77       Cash Out Refinance                                 10.2       Stated Income Documentation                AA+                               255000                    255000                         0                         229500       6 mo int on 80%
191037099                                              1667.89                 6/1/2007                  262100                                  261977.18       Cash Out Refinance                                 7.45       Full Documentation                         B                                 378000                    378000                         0                      262018.37       6 mo int on 80%
191037708                                              1407.54                 7/1/2007                  192000                                  191952.46       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               240000                    240000                         0                         192000       6 mo int on 80%
191037758                                              1507.38                 6/1/2007                  226800                                  226613.73       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               252000                    245000                         0                         226800       6 mo int on 80%
191038215                                              1487.94                 6/1/2007                  162000                                  161872.06       Cash Out Refinance                                10.55       Full Documentation                         A                                 180000                    180000                         0                      161936.31       6 mo int on 80%
191038652                                               853.91                 6/1/2007                  108000                                  107984.12       Rate/Term Refinance                                 9.4       Full Documentation                         AA+                               120000                    120000                         0                      107992.09       6 mo int on 80%
191038750                                              1646.57                 7/1/2007                  217800                                   217700.9       Rate/Term Refinance                                 8.8       Business Bank Statements                   AA+                               242000                    242000                         0                      217750.63       6 mo int on 80%
191038863                                              1393.79                 6/1/2007                  174000                                   173807.2       Cash Out Refinance                                 8.95       Stated Income Documentation                AA                                224700                    224700                         0                      173903.96       6 mo int on 80%
191038913                                              2038.88                 6/1/2007                  320400                                  320300.23       Cash Out Refinance                                 7.45       Business Bank Statements                   AA+                               367000                    367000                         0                      320350.27       6 mo int on 80%
191038917                                              2125.79                 6/1/2007                  357850                                  357713.31       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               421000                    385000                         0                      357781.85       None
191038928                                              1894.99                 6/1/2007                  248500                                  248455.94       Cash Out Refinance                                 9.05       Stated Income Documentation                AA                                355000                    355000                         0                         248477       6 mo int on 80%
191038951                                              1545.81                 6/1/2007                  220000                                  219838.36       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               360000                    360000                         0                         220000       6 mo int on 80%
191038963                                              1706.91                 6/1/2007                  265000                                  264960.38       Purchase                                           7.55       Stated Income Documentation                AA+                               360000                    360000                    360000                         265000       6 mo int on 80%
191038965                                               925.52                 6/1/2007                  135000                                  134895.73       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               180000                    180000                         0                         135000       6 mo int on 80%
191038982                                               729.67                 7/1/2007                  112500                                  112403.14       Rate/Term Refinance                                6.75       Full Documentation                         A                                 135000                    135000                         0                         112500       6 mo int on 80%
191039020                                                 1451                 6/1/2007                  203000                                  202956.77       Cash Out Refinance                                 8.45       Full Documentation                         A                                 360000                    360000                         0                      202978.46       6 mo int on 80%
191039034                                              1920.53                 7/1/2007                  200000                                  199958.74       Rate/Term Refinance                                11.4       Full Documentation                         CC                                255000                    255000                         0                      199979.47       6 mo int on 80%
191039048                                              1328.21                 7/1/2007                  210000                                  209966.79       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               280000                    280000                         0                         210000       6 mo int on 80%
191039049                                              2045.81                 7/1/2007                  252000                                  251865.19       Cash Out Refinance                                  9.1       Stated Income Documentation                AA+                               327000                    300000                         0                         252000       6 mo int on 80%
191039074                                              1348.98                 6/1/2007                  189900                                  189848.67       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               211000                    211000                         0                         189900       6 mo int on 80%
191039107                                              3079.57                 6/1/2007                  342000                                  341910.97       Rate/Term Refinance                               10.65       Stated Income Documentation                AA+                               380000                    365000                         0                      341955.68       6 mo int on 80%
191039111                                              1843.68                 6/1/2007                  231200                                  230941.15       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               290000                    278000                         0                      231071.05       6 mo int on 80%
191039113                                              1465.13                 6/1/2007                  172000                                  171835.42       Cash Out Refinance                                 9.65       Full Documentation                         AA+                               215000                    215000                         0                      171918.04       6 mo int on 80%
191039114                                              1362.91                 6/1/2007                  160000                                   159846.9       Cash Out Refinance                                 9.65       Full Documentation                         AA+                               200000                    200000                         0                      159923.76       6 mo int on 80%
191039115                                              1294.77                 6/1/2007                  152000                                  151854.54       Cash Out Refinance                                 9.65       Full Documentation                         AA+                               190000                    190000                         0                      151927.56       6 mo int on 80%
191039151                                              1571.98                 6/1/2007                  178500                                   178449.8       Cash Out Refinance                                 10.4       Full Documentation                         C                                 210000                    190000                         0                         178475       6 mo int on 80%
191039186                                              2128.96                 7/1/2007                  299700                                  299537.43       Cash Out Refinance                                  8.2       Business Bank Statements                   AA                                336000                    336000                         0                      299618.99       6 mo int on 80%
191039191                                              2460.64                 6/1/2007                  336000                                  335916.56       Cash Out Refinance                                 8.49       Full Documentation                         AA+                               415000                    380000                         0                         336000       6 mo int on 80%
191039192                                              2162.75                 6/1/2007                  324000                                  323956.75       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               360000                    360000                         0                         324000       None
191039209                                              2380.21                 6/1/2007                  333000                                  332964.67       Rate/Term Refinance                                8.45       Stated Income Documentation                AA+                               370000                    370000                         0                         333000       6 mo int on 80%
191039213                                              2936.23                 6/1/2007                  336000                                  335698.29       Cash Out Refinance                                 9.95       Full Documentation                         CC                                586000                    586000                         0                      335849.77       6 mo int on 80%
191039219                                                887.2                 6/1/2007                  104000                                   103983.8       Purchase                                          10.05       Full Documentation                         AA                                155000                    155000                    130000                         104000       6 mo int on 80%
191039231                                              1863.14                 6/1/2007                  324000                                  323864.35       Cash Out Refinance                                 6.65       Full Documentation                         AA+                               360000                    360000                         0                      323932.36       6 mo int on 80%
191039239                                              1962.08                 6/1/2007                  252000                                  251980.42       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               335000                    335000                         0                         252000       None
191039249                                              1587.32                 6/1/2007                  266250                                  266138.15       Cash Out Refinance                                 6.65       Full Documentation                         AA+                               355000                    355000                         0                         266250       6 mo int on 80%
191039257                                              1560.52                 6/1/2007                  230000                                   229941.6       Cash Out Refinance                                 7.99       Stated Income Documentation                AA+                               380000                    380000                         0                       229970.9       6 mo int on 80%
191039278                                              1971.06                 6/1/2007                  234900                                  234872.77       Cash Out Refinance                                   10       Business Bank Statements                   AA+                               261000                    261000                         0                      234886.44       None
191039280                                               1154.9                 6/1/2007                  135000                                  134936.35       Cash Out Refinance                                  9.7       Business Bank Statements                   AA+                               305000                    280000                         0                         135000       6 mo int on 80%
191039312                                              1518.28                 7/1/2007                  216000                                  215975.72       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               270000                    270000                         0                         216000       6 mo int on 80%
191039336                                              2217.72                 6/1/2007                  214000                                  213879.62       Cash Out Refinance                                 12.1       Full Documentation                         CC                                310000                    310000                         0                      213940.11       6 mo int on 80%
191039370                                              1547.71                 6/1/2007                  235000                                  234803.54       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               350000                    350000                         0                         235000       6 mo int on 80%
191039372                                              2468.06                 6/1/2007                  360000                                  359721.94       Rate/Term Refinance                                 7.3       Full Documentation                         AA+                               450000                    450000                         0                         360000       6 mo int on 80%
191039377                                              4108.68                 6/1/2007                  416500                                  416365.42       Purchase                                          11.45       Stated Income Documentation                AA+                               490000                    490000                    490000                         416500       None
191039385                                              2124.34                 6/1/2007                  270000                                  269945.66       Cash Out Refinance                                  9.2       Full Documentation                         AA+                               300000                    300000                         0                         270000       6 mo int on 80%
191039405                                              1074.43                 6/1/2007                  157500                                  157377.13       Cash Out Refinance                                 7.25       No Documentation                           AA+                               620000                    620000                         0                         157500       6 mo int on 80%
191039413                                                 1166                 6/1/2007                  212000                                     212000       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               320000                    320000                         0                         212000       6 mo int on 80%
191039415                                              1557.21                 6/1/2007                  234000                                  233924.79       Cash Out Refinance                                  7.6       Full Documentation                         AA+                               312000                    312000                         0                         234000       6 mo int on 80%
191039417                                              2051.93                 7/1/2007                  279900                                  279830.69       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               360000                    360000                         0                         279900       6 mo int on 80%
191039423                                              1501.72                 6/1/2007                  178500                                  178470.91       Cash Out Refinance                                  9.9       Full Documentation                         AA+                               210000                    190000                         0                         178500       6 mo int on 80%
191039461                                               2325.9                 7/1/2007                  297000                                  296827.35       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               335000                    335000                         0                      296827.35       6 mo int on 80%
191039462                                              1548.94                 7/1/2007                  260000                                  259890.59       Cash Out Refinance                                6.644       Full Documentation                         AA+                               375000                    375000                         0                         260000       6 mo int on 80%
191039495                                              1905.89                 6/1/2007                  325000                                  324935.78       Cash Out Refinance                                  6.8       Full Documentation                         AA+                               420000                    420000                         0                         325000       6 mo int on 80%
191039512                                              1097.77                 6/1/2007                  127800                                  127780.54       Purchase                                         10.125       Stated Income Documentation                AA+                               157500                    157500                    142000                         127800       6 mo int on 80%
191039531                                              1141.61                 6/1/2007                  140000                                  139925.89       Cash Out Refinance                                 9.15       Full Documentation                         C                                 200000                    200000                         0                         140000       6 mo int on 80%
191039536                                              3526.31                 6/1/2007                  412200                                  412005.64       Purchase                                            9.7       Full Documentation                         AA+                               472000                    472000                    458000                         412200       None
191039539                                              1459.72                 6/1/2007                  173600                                  173514.61       Cash Out Refinance                                  9.5       Stated Income Documentation                AA+                               217000                    217000                         0                         173600       6 mo int on 80%
191039570                                              1645.38                 6/1/2007                  304000                                  303925.29       Cash Out Refinance                                  6.2       Full Documentation                         AA+                               390000                    390000                         0                         304000       6 mo int on 80%
191039596                                              2099.62                 6/1/2007                  275600                                  275429.58       Rate/Term Refinance                                 8.4       Full Documentation                         AA+                               315000                    300000                         0                         275600       1% of UPB
191039607                                              1552.02                 6/1/2007                  200000                                  199881.31       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               365000                    365000                         0                         200000       6 mo int on 80%
191039652                                              1649.71                 7/1/2007                  185805                                  185796.57       Purchase                                           10.6       Stated Income Documentation                AA+                               207000                    207000                    206450                         185805       6 mo int on 80%
211055076                                              2422.94                 6/1/2007                  394500                                  394189.99       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               450000                    450000                         0                      394345.44       2 mo int on 66% if less than 8%
211055154                                              1578.86                 6/1/2007                  213750                                  213322.97       Cash Out Refinance                                 8.07       Full Documentation                         AA+                               285000                    285000                         0                      213466.27       2% of ppd amt
211055281                                              1919.89                 7/1/2007                  225000                                   224785.6       Cash Out Refinance                                 9.67       Stated Income Documentation                AA+                               250000                    250000                         0                      224893.23       6 mo int on 80%
211055871                                              1324.73                 6/1/2007                  165750                                  165658.04       Cash Out Refinance                                8.925       Full Documentation                         AA                                195000                    195000                         0                         165750       1% of amt ppd if loan greater than $150K
211056512                                              1171.94                 6/1/2007                  164978                                  164933.41       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               240000                    240000                         0                         164978       None
211056530                                              2540.72                 6/1/2007                  270000                                  269800.16       Cash Out Refinance                                10.85       Stated Income Documentation                AA+                               300000                    300000                         0                      269900.53       None
211056620                                              1566.67                 7/1/2007                  228000                                  227972.33       Cash Out Refinance                                  8.1       Stated Income Documentation                AA+                               285000                    285000                         0                         228000       2% of ppd amt
211056771                                              2046.14                 6/1/2007                  233750                                     233541       Rate/Term Refinance                                9.97       Full Documentation                         AA+                               330000                    275000                         0                      233645.93       2% of ppd amt
211056830                                              1527.26                 6/1/2007                  249400                                  249202.62       Rate/Term Refinance                               6.875       Full Documentation                         AA+                               294000                    294000                         0                      249301.59       2 mo int on 66% if less than 8%
211056847                                              2423.58                 7/1/2007                  390000                                  389851.42       Cash Out Refinance                                    7       Full Documentation                         AA+                               900000                    900000                         0                      389851.42       2 mo int on 66% if less than 8%
211056995                                              1538.52                 6/1/2007                  192500                                   192393.2       Cash Out Refinance                                8.925       Full Documentation                         AA                                275000                    275000                         0                         192500       2% of ppd amt
211057020                                              1545.08                 6/1/2007                  190000                                  189796.75       Cash Out Refinance                                9.119       Full Documentation                         AA+                               230000                    230000                         0                      189898.76       2% of ppd amt
211057047                                              1086.71                 6/1/2007                  159300                                  159050.71       Rate/Term Refinance                                7.25       Stated Income Documentation                AA+                               298000                    298000                         0                      159175.73       6 mo int on 80%
211057091                                              1560.37                 6/1/2007                  202000                                   201756.9       Cash Out Refinance                                 8.55       Stated Income Documentation                AA+                               267000                    267000                         0                      201878.88       None
211057113                                              1205.62                 6/1/2007                  125600                                  125511.95       Cash Out Refinance                                 11.1       Stated Income Documentation                B                                 157000                    157000                         0                      125556.18       None
211057114                                              1837.82                 6/1/2007                  252000                                  251936.68       Purchase                                           8.45       Full Documentation                         AA+                               360000                    360000                    360000                         252000       None
211057135                                              1033.33                 6/1/2007                  160000                                     160000       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               207000                    199000                         0                         160000       None
211057153                                              1645.99                 6/1/2007                  199200                                  199097.81       Cash Out Refinance                                  9.3       Full Documentation                         AA+                               249000                    249000                         0                         199200       6 mo int on 80%
211057169                                              2352.79                 6/1/2007                  302000                                  301874.28       Cash Out Refinance                                  9.1       Stated Income Documentation                AA+                               390000                    390000                         0                      301937.38       6 mo int on 80%
211057185                                              1454.29                 6/1/2007                  203010                                  202967.09       Rate/Term Refinance                                8.47       Full Documentation                         AA+                               300000                    285000                         0                      202988.62       2% of ppd amt
211057186                                               867.57                 6/1/2007                  118800                                  118638.43       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               132000                    132000                         0                      118719.48       2% of ppd amt
211057206                                              1573.35                 7/1/2007                  212000                                  211861.18       Cash Out Refinance                                 8.12       Full Documentation                         B                                 275000                    275000                         0                         212000       2% of ppd amt
211057210                                              1355.55                 6/1/2007                  164050                                  163965.84       Purchase                                            9.3       Stated Income Documentation                AA+                               193000                    193000                    193000                         164050       2% of ppd amt
211057219                                              1403.35                 6/1/2007                  221000                                     221000       Cash Out Refinance                                 7.62       Full Documentation                         AA+                               340000                    340000                         0                         221000       2 mo int or 60 days int on UPB
211057232                                              1664.75                 6/1/2007                  260250                                  260064.63       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               347000                    347000                         0                      260157.59       2 mo int on 66% if less than 8%
211057236                                              2142.26                 7/1/2007                  292650                                  292253.97       Cash Out Refinance                                7.975       Full Documentation                         AA+                               450000                    450000                         0                      292452.64       6 mo int on 80%
211057243                                                952.3                 6/1/2007                  125000                                  124844.86       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               193500                    193500                         0                       124922.7       2% of ppd amt
211057291                                              1298.19                 7/1/2007                  172800                                  172689.81       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               192000                    192000                         0                         172800       2% of ppd amt
211057294                                              1799.34                 6/1/2007                  219300                                  219272.14       Cash Out Refinance                                 9.77       Stated Income Documentation                AA                                258000                    233000                         0                      219286.13       2% of ppd amt
211057297                                              1224.73                 7/1/2007                  193765                                   193290.9       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               298100                    274500                         0                      193528.59       2% of ppd amt
211057307                                              2511.01                 6/1/2007                  360000                                  359731.49       Cash Out Refinance                                7.475       Full Documentation                         AA+                               470000                    470000                         0                         360000       6 mo int on 80%
211057315                                              1763.14                 6/1/2007                  248500                                  248321.05       Cash Out Refinance                                 7.65       Business Bank Statements                   AA+                               355000                    355000                         0                         248500       2% of ppd amt
211057320                                               2108.3                 6/1/2007                  304500                                  304037.48       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               415000                    415000                         0                      304269.45       2 mo int on 66% if less than 8%
211057321                                              1182.41                 6/1/2007                  142200                                  142151.07       Cash Out Refinance                                9.775       Full Documentation                         AA                                158000                    158000                         0                      142175.34       1% of UPB
211057336                                               1593.4                 6/1/2007                  210275                                  210238.68       Rate/Term Refinance                                8.99       Full Documentation                         AA+                               245000                    245000                         0                         210275       6 mo int on 80%
211057353                                              1728.42                 6/1/2007                  228600                                   228560.2       Cash Out Refinance                                8.969       Business Bank Statements                   AA+                               254000                    254000                         0                      228580.17       2% of ppd amt
211057416                                              1056.84                 6/1/2007                  117450                                  117352.12       Cash Out Refinance                                 10.3       Full Documentation                         AA+                               130500                    130500                         0                      117401.27       2% of ppd amt
211057417                                              1239.62                 7/1/2007                  117000                                   111837.2       Rate/Term Refinance                                12.4       Stated Income Documentation                AA                                165000                    153000                         0                      111969.38       None
211057429                                              1600.05                 6/1/2007                  199750                                  199639.75       Rate/Term Refinance                                8.95       Full Documentation                         AA+                               235000                    235000                         0                         199750       2% of ppd amt
211057442                                              2082.59                 6/1/2007                337511.5                                  337453.98       Cash Out Refinance                                  7.2       Full Documentation                         AA+                               485000                    485000                         0                       337511.5       2 mo int on 66% if less than 8%
211057462                                               987.74                 6/1/2007                   96750                                   96693.12       Cash Out Refinance                                 11.9       Full Documentation                         AA+                               107500                    107500                         0                        96721.7       None
211057469                                               636.27                 7/1/2007                   75000                                   74988.11       Cash Out Refinance                                 9.99       Full Documentation                         AA+                               373000                    373000                         0                          75000       2% of ppd amt
211057482                                               594.17                 7/1/2007                   60000                                   59760.52       Cash Out Refinance                                 11.5       Full Documentation                         C                                 400000                    400000                         0                       59880.83       2% of ppd amt
211057503                                              1770.23                 6/1/2007                  238500                                  238385.58       Cash Out Refinance                                 8.62       Full Documentation                         AA+                               265000                    265000                         0                      238442.99       None
211057508                                              1026.02                 6/1/2007                  155000                                  154742.64       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               290000                    290000                         0                      154871.69       6 mo int on 80%
211057516                                              1745.31                 6/1/2007                  172250                                  172198.48       Cash Out Refinance                                 11.8       Full Documentation                         CC                                265000                    265000                         0                         172250       2% of ppd amt
211057528                                              1156.95                 7/1/2007                  154000                                   153901.8       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               305000                    220000                         0                         154000       None
211057568                                               2630.1                 6/1/2007                  378000                                  377431.54       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               420000                    420000                         0                      377716.65       2 mo int on 66% if less than 8%
211057599                                              1741.96                 9/1/2007                  262500                                  262464.29       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               329000                    329000                         0                         262500       2 mo int on 66% if less than 8%
211057604                                              2765.93                 6/1/2007                  297500                                  297386.78       Cash Out Refinance                                 10.7       Stated Income Documentation                C                                 350000                    350000                         0                         297500       None
211057614                                              1124.39                 6/1/2007                  190500                                  190463.05       Cash Out Refinance                                 6.85       Full Documentation                         AA+                               243000                    243000                         0                         190500       None
211057640                                              1394.38                 7/1/2007                  168750                                  168663.43       Purchase                                            9.3       Full Documentation                         AA+                               190000                    190000                    187500                         168750       6 mo int on 80%
211057656                                               888.54                 6/1/2007                  101250                                  101160.05       Cash Out Refinance                                   10       Full Documentation                         AA+                               135000                    122000                         0                      101205.21       1% of UPB
211057663                                              1996.83                 6/1/2007                  282600                                   282522.5       Cash Out Refinance                                 8.15       Business Bank Statements                   AA+                               314000                    314000                         0                         282600       None
211057666                                              2201.11                 6/1/2007                  304300                                  303877.66       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               358000                    358000                         0                      304089.52       2 mo int on 66% if less than 8%
211057692                                              1206.62                 7/1/2007                  135495                                  135437.26       Cash Out Refinance                               10.175       Stated Income Documentation                AA+                               230000                    230000                         0                         135495       6 mo int on 80%
211057711                                              1947.38                 6/1/2007                  217800                                  217771.08       Purchase                                          10.57       Full Documentation                         AA+                               245000                    235000                    242000                         217800       2% of ppd amt
211057713                                              2874.87                 6/1/2007                  394200                                  394100.96       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               438000                    438000                         0                         394200       None
211057717                                              1379.57                 6/1/2007                  173000                                  172903.51       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               335000                    335000                         0                         173000       None
211057720                                              1088.54                 6/1/2007                  119000                                  118952.71       Purchase                                           10.5       Full Documentation                         AA+                               220000                    220000                    170000                         119000       2% of ppd amt
211057721                                              1306.91                 7/1/2007                  172000                                  171857.55       Cash Out Refinance                                 8.85       Full Documentation                         B                                 215000                    194000                         0                      171961.59       2% of ppd amt
211057727                                              2693.56                 6/1/2007                  400000                                  399895.87       Cash Out Refinance                                7.925       Stated Income Documentation                AA+                               500000                    500000                         0                      399948.11       6 mo int on 80%
211057751                                              1328.95                 6/1/2007                  224000                                  223957.18       Cash Out Refinance                                 6.89       Full Documentation                         AA+                               291000                    291000                         0                         224000       2 mo int on 66% if less than 8%
211057770                                              2057.91                 6/1/2007                  329000                                  328696.76       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               530000                    530000                         0                         329000       2 mo int on 66% if less than 8%
211057773                                              2985.03                 6/1/2007                  355000                                  354825.39       Cash Out Refinance                                  9.5       Stated Income Documentation                A                                 560000                    560000                         0                         355000       None
211057798                                              1025.73                 6/1/2007                  119900                                  119843.46       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               160000                    160000                         0                         119900       2% of ppd amt
211057806                                              1107.31                 6/1/2007                  116970                                   116927.6       Cash Out Refinance                               10.925       Stated Income Documentation                AA+                               167100                    167100                         0                         116970       2% of ppd amt
211057809                                                826.6                 6/1/2007                  108000                                   107933.9       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               140000                    129000                         0                         108000       2% of ppd amt
211057832                                               1420.7                 7/1/2007                  175000                                  174906.38       Cash Out Refinance                                  9.1       Stated Income Documentation                AA+                               275000                    275000                         0                         175000       6 mo int on 80%
211057848                                              3538.26                 6/1/2007                  407250                                  407130.15       Purchase                                          10.25       Stated Income Documentation                AA+                               520000                    520000                    452500                      407190.33       None
211057851                                              1319.89                 6/1/2007                  152000                                  151930.94       Cash Out Refinance                                9.875       Full Documentation                         C                                 450000                    450000                         0                         152000       None
211057878                                              1154.62                 6/1/2007                  157500                                  157461.01       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               175000                    175000                         0                         157500       6 mo int on 80%
211057892                                              1352.78                 6/1/2007                  169200                                  169188.13       Cash Out Refinance                                 9.51       Stated Income Documentation                AA+                               188000                    188000                         0                         169200       None
211057899                                               915.77                 7/1/2007                  126000                                  125913.73       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               200000                    200000                         0                      125913.73       6 mo int on 80%
211057917                                              1192.49                 6/1/2007                  136000                                  135939.71       Cash Out Refinance                                 9.99       Full Documentation                         AA+                               160000                    160000                         0                         136000       2% of ppd amt
211057972                                              1601.84                 6/1/2007                  241500                                  241300.87       Cash Out Refinance                                 6.97       Full Documentation                         AA+                               385000                    385000                         0                         241500       2 mo int on 66% if less than 8%
211057974                                              1130.05                 6/1/2007                  142350                                  142269.78       Purchase                                           8.85       Full Documentation                         AA                                420000                    420000                    219000                         142350       None
211057986                                              1764.38                 8/1/2007                  240000                                  239839.62       Cash Out Refinance                                 8.02       Full Documentation                         A                                 360000                    360000                         0                         240000       2% of ppd amt
211057991                                              2209.59                 6/1/2007                  255000                                  254883.54       Cash Out Refinance                                 9.85       Full Documentation                         B                                 340000                    340000                         0                         255000       None
211058000                                               2416.5                 7/1/2007                  390000                                  389850.38       Cash Out Refinance                                6.975       Full Documentation                         A                                 562000                    510000                         0                      389850.38       None
211058033                                               2179.4                 6/1/2007                  284750                                  284575.71       Cash Out Refinance                                 8.45       Full Documentation                         AA                                335000                    335000                         0                         284750       1% of UPB
211058101                                               1188.4                 6/1/2007                  196700                                     196700       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               281000                    281000                         0                         196700       2% of ppd amt
211058102                                              2284.86                 6/1/2007                  253400                                  253295.44       Cash Out Refinance                               10.325       Full Documentation                         C                                 362000                    362000                         0                         253400       2% of ppd amt
211058141                                               725.98                 6/1/2007                  107000                                  106986.46       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               213000                    213000                         0                         107000       2% of ppd amt
211058175                                              2922.17                 6/1/2007                  383200                                   383167.8       Cash Out Refinance                                 9.05       Full Documentation                         AA+                               479000                    479000                         0                         383200       None
211058275                                              1548.74                 6/1/2007                  182600                                  182512.06       Cash Out Refinance                                  9.6       Full Documentation                         AA                                222000                    222000                         0                         182600       None
211058291                                               633.68                 6/1/2007                   64800                                   64798.12       Purchase                                           11.7       Full Documentation                         AA+                                77000                     77000                     72000                          64800       2% of ppd amt
231092397                                              1201.54                 6/1/2007                  150000                                  149917.21       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               215000                    215000                         0                         150000       6 mo int on 80%
231092623                                               965.94                 6/1/2007                  111475                                  111424.08       Cash Out Refinance                                 9.85       Stated Income Documentation                AA+                               171500                    171500                         0                         111475       6 mo int on 80%
231092779                                              2087.52                 6/1/2007                  256000                                  255864.48       Cash Out Refinance                                 9.15       Full Documentation                         A                                 320000                    304000                         0                         256000       6 mo int on 80%
231092984                                              1512.22                 6/1/2007                  166500                                  166432.58       Rate/Term Refinance                              10.413       Full Documentation                         AA+                               185000                    180000                         0                         166500       None
231092992                                               683.25                 6/1/2007                   75000                                   74969.88       Purchase                                          10.45       Stated Income Documentation                AA+                                92000                     92000                     92000                          75000       6 mo int on 80%
231093008                                              1918.03                 6/1/2007                  264375                                   264307.6       Rate/Term Refinance                                 8.4       Full Documentation                         AA+                               352500                    352500                         0                         264375       6 mo int on 80%
231093113                                               986.92                 6/1/2007                  105300                                  105260.78       Purchase                                           10.8       Full Documentation                         AA+                               117000                    117000                    117000                         105300       None
231093168                                                 1664                 6/1/2007                  253300                                   253087.2       Rate/Term Refinance                               6.875       Full Documentation                         AA+                               298000                    298000                         0                         253300       None
231093329                                              1307.71                 6/1/2007                  208000                                  207922.96       Cash Out Refinance                                  7.1       Stated Income Documentation                AA+                               260000                    260000                         0                         208000       None
231093497                                               795.29                 7/1/2007                   80994                                   80947.82       Purchase                                          11.39       Full Documentation                         AA+                                90000                     90000                     89994                          80994       6 mo int on 80%
231093620                                              2066.68                 6/1/2007                  247500                                   247376.2       Cash Out Refinance                                 9.42       Stated Income Documentation                AA+                               275000                    275000                         0                         247500       6 mo int on 80%
231093624                                              2713.88                 6/1/2007                  297900                                  297659.62       Rate/Term Refinance                               10.45       Business Bank Statements                   AA+                               331000                    331000                         0                      297780.33       None
231093648                                               1794.5                 6/1/2007                  270000                                  269778.25       Cash Out Refinance                                 6.99       Stated Income Documentation                AA                                300000                    300000                         0                         270000       6 mo int on 80%
231093716                                              1561.99                 6/1/2007                  200000                                  199883.01       Cash Out Refinance                                 8.67       Stated Income Documentation                A                                 425000                    425000                         0                         200000       None
231093732                                              2217.57                 6/1/2007                  360000                                  359859.93       Cash Out Refinance                                6.925       Full Documentation                         AA+                               450000                    450000                         0                         360000       None
231093733                                                677.3                 7/1/2007                   65600                                   65581.43       Cash Out Refinance                                12.05       Stated Income Documentation                AA+                                82000                     80000                         0                       65581.43       None
231093763                                              1315.16                 6/1/2007                  162000                                  161913.34       Cash Out Refinance                                  9.1       Stated Income Documentation                AA+                               182000                    182000                         0                         162000       None
231093791                                              1263.06                 6/1/2007                  192600                                  192572.79       Purchase                                            7.7       Full Documentation                         AA+                               214000                    214000                    214000                         192600       6 mo int on 80%
231093817                                              2482.92                 6/1/2007                  279395                                   279275.3       Purchase                                          10.15       Stated Income Documentation                AA+                               352000                    352000                    328700                         279395       None
231093827                                              1214.04                 6/1/2007                  168000                                  167883.56       Cash Out Refinance                                 7.84       Full Documentation                         AA+                               268000                    268000                         0                         168000       6 mo int on 80%
231093834                                              1756.88                 8/1/2007                  255000                                  254787.77       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               395000                    395000                         0                         254805       None
231093850                                               987.64                 7/1/2007                  130000                                  129919.11       Cash Out Refinance                                 8.37       Full Documentation                         AA+                               400000                    400000                         0                         130000       None
231093872                                               3251.9                 6/1/2007                  355500                                  355358.73       Cash Out Refinance                                 10.5       Full Documentation                         AA                                395000                    376000                         0                         355500       None
231093891                                              2799.42                 7/1/2007                  376000                                  375910.91       Cash Out Refinance                                 8.65       Stated Income Documentation                AA+                               470000                    430000                         0                         376000       None
231093915                                               934.14                 6/1/2007                  106000                                  105953.61       Rate/Term Refinance                               10.05       Full Documentation                         CC                                263000                    263000                         0                         106000       None
231093933                                              1820.19                 6/1/2007                  216000                                  215894.31       Purchase                                          9.525       Stated Income Documentation                AA+                               341000                    341000                    270000                         216000       None
231093945                                               1250.7                 7/1/2007                  178000                                  177869.22       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               212000                    212000                         0                         178000       None
231093947                                              1051.88                 6/1/2007                  103500                                  103469.32       Cash Out Refinance                                11.84       Stated Income Documentation                AA                                138000                    115000                         0                         103500       6 mo int on 80%
231093960                                              1655.51                 6/1/2007                  200000                                  199897.82       Cash Out Refinance                                 9.32       Full Documentation                         A                                 250000                    250000                         0                         200000       None
231093976                                              1665.05                 6/1/2007                  208800                                  208566.24       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               232000                    225000                         0                      208683.55       None
231093979                                              2437.42                 7/1/2007                  400000                                  399929.25       Cash Out Refinance                                  7.1       Full Documentation                         AA+                               520000                    520000                         0                         400000       6 mo int on 80%
231094027                                               712.57                 7/1/2007                   68000                                   67963.01       Cash Out Refinance                                12.25       Stated Income Documentation                AA+                                80000                     80000                         0                        67981.6       6 mo int on 80%
231094042                                              1625.04                 7/1/2007                  248000                                  247790.63       Cash Out Refinance                                 6.85       Stated Income Documentation                AA+                               310000                    280000                         0                         248000       6 mo int on 80%
231094046                                              1416.06                 6/1/2007                  180000                                  179896.44       Cash Out Refinance                                 8.75       Full Documentation                         A                                 240000                    240000                         0                         180000       3 mo int
231094052                                              1238.29                 8/1/2007                  141700                                  141636.64       Cash Out Refinance                                 9.95       Business Bank Statements                   B                                 218000                    218000                         0                         141700       None
231094078                                              1094.44                 7/1/2007                  145000                                  144908.48       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               248000                    248000                         0                      144908.48       6 mo int on 80%
231094092                                               908.12                 6/1/2007                  108000                                  107946.88       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               120000                    120000                         0                         108000       2% / 1%
231094107                                               877.57                 6/1/2007                  100000                                   99955.76       Cash Out Refinance                                   10       Stated Income Documentation                AA+                               550000                    550000                         0                         100000       None
231094117                                              1138.42                 6/1/2007                  182000                                   181663.6       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               310000                    310000                         0                      181832.25       None
231094195                                              1837.36                 7/1/2007                  221000                                  220833.16       Cash Out Refinance                                 9.37       Business Bank Statements                   AA+                               260000                    245000                         0                         221000       None
231094202                                              1229.69                 6/1/2007                  168300                                  168283.47       Rate/Term Refinance                                8.65       Stated Income Documentation                AA+                               187000                    187000                         0                         168300       6 mo int on 80%
231094228                                              1447.99                 6/1/2007                  165000                                  164927.01       Cash Out Refinance                                   10       Stated Income Documentation                AA+                               380000                    380000                         0                         165000       None
231094253                                              1150.29                 6/1/2007                  142000                                  141973.88       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               175000                    175000                         0                         142000       None
231094260                                               975.06                 6/1/2007                  100000                                   99966.61       Purchase                                           11.3       Full Documentation                         B                                 125000                    125000                    125000                         100000       6 mo int on 80%
231094277                                              1174.23                 6/1/2007                  144000                                  143923.77       Cash Out Refinance                                 9.15       Full Documentation                         AA+                               160000                    160000                         0                         144000       6 mo int on 80%
231094298                                              1445.39                 6/1/2007                  149400                                  149349.01       Purchase                                           11.2       Stated Income Documentation                AA+                               170000                    170000                    166000                         149400       2% of UPB
231094304                                               2861.9                 6/1/2007                  356000                                  355805.13       Rate/Term Refinance                                8.99       Stated Income Documentation                AA+                               445000                    445000                         0                         356000       6 mo int on 80%
231094310                                              1856.45                 6/1/2007                  297000                                  296888.43       Cash Out Refinance                                 7.05       Full Documentation                         AA                                330000                    330000                         0                         297000       None
231094335                                              1778.45                 6/1/2007                  207000                                  206903.43       Purchase                                           9.75       Stated Income Documentation                AA+                               253000                    253000                    230000                         207000       6 mo int on 80%
231094358                                              1487.22                 6/1/2007                  185000                                  184898.74       Cash Out Refinance                                 8.99       Stated Income Documentation                AA+                               240000                    240000                         0                         185000       None
231094377                                              1476.16                 6/1/2007                  157500                                  157441.34       Cash Out Refinance                                 10.8       Stated Income Documentation                AA+                               175000                    175000                         0                         157500       6 mo int on 80%
231094382                                              1173.74                 7/1/2007                  123250                                  123206.05       Rate/Term Refinance                                  11       Full Documentation                         AA+                               145000                    145000                         0                         123250       None
231094384                                              1982.59                 7/1/2007                  231750                                  231640.72       Purchase                                            9.7       Stated Income Documentation                AA+                               257500                    257500                    257500                         231750       None
231094385                                              2437.91                 6/1/2007                  351000                                  350899.17       Rate/Term Refinance                                7.99       Full Documentation                         AA+                               390000                    390000                         0                         351000       None
231094392                                              2177.28                 6/1/2007                  288000                                  287934.72       Cash Out Refinance                                  8.8       Full Documentation                         A                                 360000                    360000                         0                         288000       6 mo int on 80%
231094394                                              4852.28                 6/1/2007                  580000                                  579903.72       Rate/Term Refinance                                9.84       Stated Income Documentation                AA+                               650000                    650000                         0                         580000       None
231094400                                              1246.38                 6/1/2007                  183700                                  183676.76       Rate/Term Refinance                                7.99       Full Documentation                         AA                                235000                    235000                         0                         183700       6 mo int on 80%
231094417                                              2187.95                 6/1/2007                  261000                                  260984.88       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               290000                    290000                         0                         261000       6 mo int on 80%
231094420                                              2271.71                 6/1/2007                  325013                                  324975.75       Cash Out Refinance                                 8.25       Full Documentation                         AA                                383000                    345000                         0                         325013       None
231094433                                               873.88                 6/1/2007                  100000                                   99955.29       Purchase                                           9.95       Full Documentation                         AA+                               137000                    137000                    130000                         100000       None
231094449                                              2296.92                 6/1/2007                  328500                                  328010.89       Rate/Term Refinance                                 7.5       Full Documentation                         AA                                370000                    370000                         0                      328256.21       None
231094455                                              1642.81                 6/1/2007                  202000                                  201892.39       Cash Out Refinance                                 9.12       Full Documentation                         AA+                               225000                    225000                         0                         202000       6 mo int on 80%
231094465                                              1084.25                 6/1/2007                  120000                                  119950.75       Cash Out Refinance                                10.35       Stated Income Documentation                AA+                               151000                    151000                         0                         120000       None
231094469                                              1079.64                 6/1/2007                  136000                                  135923.36       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               210000                    210000                         0                         136000       6 mo int on 80%
231094485                                               686.05                 8/1/2007                   75000                                    74970.2       Cash Out Refinance                                 10.5       Full Documentation                         AA+                               400000                    400000                         0                          75000       6 mo int on 80%
231094486                                                 1381                 7/1/2007                  190010                                   189879.9       Cash Out Refinance                                  7.9       No Documentation                           AA+                               333000                    333000                         0                         190010       6 mo int on 80%
231094500                                              2337.14                 6/1/2007                  246000                                  245911.71       Cash Out Refinance                                10.97       Stated Income Documentation                A                                 340000                    340000                         0                         246000       3 mo int
231094502                                              1878.55                 6/1/2007                  249750                                  249692.54       Purchase                                           8.75       Stated Income Documentation                AA+                               278000                    278000                    277500                         249750       6 mo int on 80%
231094504                                              1628.58                 6/1/2007                  178500                                  178455.64       Rate/Term Refinance                                10.8       Stated Income Documentation                AA                                210000                    210000                         0                      178477.92       6 mo int on 80%
231094507                                              3235.33                 6/1/2007                  340000                                   339878.5       Cash Out Refinance                                10.99       Stated Income Documentation                AA+                               400000                    400000                         0                         340000       6 mo int on 80%
231094517                                               869.16                 7/1/2007                  122500                                     122323       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               210000                    210000                         0                         122500       6 mo int on 80%
231094524                                              1156.82                 6/1/2007                  140000                                  139928.18       Cash Out Refinance                                  9.3       Full Documentation                         AA+                               175000                    175000                         0                         140000       None
231094534                                               924.71                 6/1/2007                  120000                                  119974.29       Cash Out Refinance                                 8.99       Full Documentation                         AA                                135000                    135000                         0                         120000       6 mo int on 80%
231094539                                              2489.72                 7/1/2007                  306000                                  305837.16       Cash Out Refinance                                9.125       Stated Income Documentation                AA+                               340000                    340000                         0                         306000       6 mo int on 80%
231094569                                              1086.49                 6/1/2007                  115000                                  114958.09       Cash Out Refinance                                 10.9       Stated Income Documentation                AA+                               150000                    150000                         0                         115000       None
231094589                                              1671.21                 6/1/2007                  229500                                  229343.49       Cash Out Refinance                                 7.92       Full Documentation                         A                                 306000                    306000                         0                         229500       6 mo int on 80%
231094594                                              1560.99                 7/1/2007                  279580                                  279386.34       Purchase                                            6.7       Stated Income Documentation                AA+                               400000                    365000                    399400                         279580       None
231094615                                              1956.58                 6/1/2007                  281700                                  281619.07       Rate/Term Refinance                                7.99       Full Documentation                         AA+                               313000                    313000                         0                         281700       None
231094641                                              2196.25                 6/1/2007                  232000                                  231915.92       Cash Out Refinance                               10.925       Stated Income Documentation                AA                                290000                    290000                         0                         232000       6 mo int on 80%
231094642                                              1503.09                 6/1/2007                  151200                                  151152.21       Cash Out Refinance                                11.55       Stated Income Documentation                AA+                               168000                    168000                         0                         151200       6 mo int on 80%
231094646                                              1701.03                 7/1/2007                  205500                                   205185.1       Cash Out Refinance                                 9.32       Full Documentation                         AA+                               274000                    274000                         0                         205500       6 mo int on 80%
231094653                                              2129.62                 7/1/2007                  232000                                  231971.91       Purchase                                          10.87       Stated Income Documentation                AA                                290000                    290000                    290000                         232000       None
231094667                                               1810.9                 6/1/2007                  185000                                  184938.89       Cash Out Refinance                                11.35       Full Documentation                         CC                                310000                    310000                         0                         185000       None
231094709                                              2165.99                 6/1/2007                  242250                                  242217.83       Cash Out Refinance                                10.57       Full Documentation                         AA                                285000                    285000                         0                         242250       None
231094714                                              1362.36                 7/1/2007                  220000                                  219915.47       Cash Out Refinance                                 6.97       Full Documentation                         AA+                               490000                    490000                         0                         220000       None
231094759                                              2306.32                 6/1/2007                  271920                                  271789.04       Cash Out Refinance                                  9.6       Stated Income Documentation                AA+                               355000                    335000                         0                         271920       6 mo int on 80%
231094769                                                 1440                 6/1/2007                  172000                                   171914.5       Cash Out Refinance                                 9.45       Full Documentation                         AA                                215000                    215000                         0                         172000       None
231094801                                              1476.16                 6/1/2007                  157500                                  157441.34       Cash Out Refinance                                 10.8       Full Documentation                         C                                 215000                    215000                         0                         157500       6 mo int on 80%
231094847                                              2478.88                 6/1/2007                  254228                                   254143.1       Purchase                                           11.3       Stated Income Documentation                AA+                               282500                    282500                    282476                         254228       None
231094881                                               837.31                 7/1/2007                  105000                                  104941.44       Purchase                                            8.9       Stated Income Documentation                AA+                               220000                    220000                    140000                         105000       None
231094932                                              1751.72                 6/1/2007                  253000                                  252808.45       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               350000                    350000                         0                         253000       6 mo int on 80%
231094954                                              1232.11                 6/1/2007                  140400                                  140337.89       Purchase                                             10       Full Documentation                         AA+                               160000                    160000                    156000                         140400       None
231094955                                              2203.37                 6/1/2007                  261900                                  261857.31       Cash Out Refinance                                  9.9       Full Documentation                         AA+                               291000                    291000                         0                         261900       6 mo int on 80%
331053100                                              1663.68                 6/1/2007                  250000                                  249838.79       Cash Out Refinance                                  7.6       Full Documentation                         AA+                               425000                    425000                         0                      249919.65       6 mo int on 80%
331054406                                              1593.72                 7/1/2007                  227500                                  227474.13       Cash Out Refinance                                 8.27       Full Documentation                         AA+                               397500                    397500                         0                         227500       None
331054902                                              3124.66                 6/1/2007                  460000                                  459942.01       Cash Out Refinance                                    8       Stated Income Documentation                AA+                               625000                    625000                         0                         460000       6 mo int on 80%
331055098                                              1065.86                 6/1/2007                  131000                                  130930.29       Cash Out Refinance                                9.125       Full Documentation                         AA+                               375000                    350000                         0                         131000       None
331055456                                              1051.07                 7/1/2007                  125000                                  124876.54       Cash Out Refinance                                  9.5       Stated Income Documentation                AA+                               345000                    345000                         0                      124876.54       None
331055493                                               1681.2                 7/1/2007                  247500                                  247437.39       Cash Out Refinance                                    8       Full Documentation                         AA+                               275000                    275000                         0                       247468.8       None
331056169                                              2798.35                 6/1/2007                  391500                                  391416.63       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               435000                    435000                         0                      391458.46       6 mo int on 80%
331056282                                               899.63                 7/1/2007                  117000                                  116613.98       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               130000                    130000                         0                      116928.74       None
331056417                                               821.89                 6/1/2007                  104000                                  103821.02       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               130000                    130000                         0                      103881.12       None
331056569                                              1419.69                 6/1/2007                  256980                                   256536.3       Cash Out Refinance                                 6.35       Full Documentation                         AA                                600000                    600000                         0                      256598.16       None
331056626                                              2666.07                 6/1/2007                  410000                                  409648.72       Cash Out Refinance                                6.775       Stated Income Documentation                AA+                               815000                    700000                         0                         410000       6 mo int on 80%
331056659                                              2283.06                 7/1/2007                  370000                                  369936.94       Cash Out Refinance                                  7.2       Full Documentation                         AA+                               470000                    470000                         0                         370000       None
331056863                                              1898.33                 6/1/2007                  234000                                  233874.61       Cash Out Refinance                                9.092       Full Documentation                         AA+                               260000                    260000                         0                         234000       None
331056970                                              2361.51                 6/1/2007                  340000                                  339803.99       Rate/Term Refinance                                7.99       Stated Income Documentation                AA+                               425000                    425000                         0                      339902.32       6 mo int on 80%
331056974                                              4242.18                 6/1/2007                  487500                                  487057.58       Cash Out Refinance                                  9.9       Full Documentation                         AA+                               650000                    590000                         0                       487279.7       6 mo int on 80%
331056986                                               1156.7                 6/1/2007                  146500                                  146416.41       Cash Out Refinance                                 8.79       Full Documentation                         AA+                               163000                    163000                         0                         146500       None
331056999                                              2153.76                 6/1/2007                  300000                                  299921.24       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               425000                    425000                         0                         300000       6 mo int on 80%
331057008                                              1850.05                 6/1/2007                  189000                                  188874.55       Rate/Term Refinance                               11.35       Full Documentation                         CC                                320000                    320000                         0                      188937.57       None
331057009                                              2603.94                 7/1/2007                  323000                                  322939.69       Cash Out Refinance                                 9.45       Full Documentation                         AA+                               394000                    345000                         0                         323000       6 mo int on 80%
331057059                                              2234.89                 6/1/2007                  292000                                   291641.3       Purchase                                           8.45       Business Bank Statements                   AA                                375000                    375000                    365000                      291821.28       1% of amt ppd if loan greater than $150K
331057072                                              1557.85                 6/1/2007                  198000                                  197960.15       Rate/Term Refinance                                 9.2       Full Documentation                         A                                 220000                    220000                         0                         198000       None
331057086                                              2903.09                 6/1/2007                  459000                                  458927.41       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               540000                    540000                         0                         459000       6 mo int on 80%
331057093                                              1895.77                 5/1/2007                  250000                                  249686.54       Cash Out Refinance                                 8.35       Lite Documentation                         AA                                575000                    575000                         0                      249843.81       6 mo int on 80%
331057115                                               982.65                 6/1/2007                  120150                                  120106.93       Cash Out Refinance                                  9.6       Full Documentation                         AA+                               143500                    133500                         0                      120128.55       1% of UPB
331057142                                               3161.1                 6/1/2007                  400000                                  399772.23       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               575000                    575000                         0                         400000       6 mo int on 80%
331057156                                              3231.44                 6/1/2007                  520000                                  519801.89       Cash Out Refinance                                    7       Full Documentation                         AA+                               700000                    700000                         0                         520000       None
331057176                                              1197.89                 6/1/2007                  165750                                  165716.04       Cash Out Refinance                                 8.55       Full Documentation                         AA+                               195000                    178000                         0                      165733.08       6 mo int on 80%
331057200                                              2719.47                 6/1/2007                  327250                                  327230.34       Cash Out Refinance                                  9.9       Stated Income Documentation                AA                                425000                    385000                         0                         327250       6 mo int on 80%
331057232                                               765.32                 7/1/2007                  104400                                  104325.13       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               116000                    116000                         0                      104325.13       None
331057246                                              2255.35                 7/1/2007                  331500                                  331298.15       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               510000                    510000                         0                      331298.15       None
331057278                                              1898.03                 6/1/2007                  276250                                  276168.31       Cash Out Refinance                                 7.89       Full Documentation                         A                                 325000                    300000                         0                         276250       6 mo int on 80%
331057296                                              3090.18                 6/1/2007                  488000                                  487643.68       Cash Out Refinance                                7.162       Full Documentation                         AA+                               795000                    795000                         0                      487822.37       6 mo int on 80%
331057321                                              1453.35                 5/1/2007                  165750                                  165602.43       Rate/Term Refinance                                9.99       Full Documentation                         AA                                195000                    195000                         0                         165750       1% of amt ppd if loan greater than $150K
331057332                                              2605.46                 6/1/2007                  352750                                  352683.11       Cash Out Refinance                                 8.75       Full Documentation                         AA                                415000                    415000                         0                      352716.68       6 mo int on 80%
331057341                                              1710.55                 6/1/2007                  252000                                  251601.71       Cash Out Refinance                                  7.2       Stated Income Documentation                AA+                               315000                    285000                         0                      251801.45       6 mo int on 80%
331057375                                               856.05                 6/1/2007                  123250                                  123214.59       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               145000                    145000                         0                         123250       None
331057391                                              1808.34                 6/1/2007                  250000                                  249653.03       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               345000                    345000                         0                      249827.08       None
331057397                                              2769.98                 6/1/2007                  328000                                  327679.43       Cash Out Refinance                                 9.55       Stated Income Documentation                AA+                               410000                    410000                         0                      327840.35       None
331057406                                              1551.97                 7/1/2007                  187000                                  186905.07       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               340000                    340000                         0                      186905.07       None
331057419                                              2123.38                 6/1/2007                  300000                                  299564.36       Cash Out Refinance                                7.625       Full Documentation                         AA                                385000                    385000                         0                      299782.87       None
331057458                                              4326.64                 6/1/2007                  510000                                  509919.11       Cash Out Refinance                                 9.99       Stated Income Documentation                AA                                600000                    600000                         0                         510000       None
331057459                                              1702.46                 7/1/2007                  300000                                  299935.04       Cash Out Refinance                                 6.55       Stated Income Documentation                AA+                               385000                    385000                         0                      299935.04       None
331057487                                              2315.35                 6/1/2007                  334800                                   334702.7       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               372000                    372000                         0                         334800       None
331057499                                              1366.31                 7/1/2007                  168300                                  168209.96       Purchase                                            9.1       Full Documentation                         AA+                               187000                    187000                    187000                         168300       6 mo int on 80%
331057536                                              3052.53                 6/1/2007                  417000                                  416718.78       Cash Out Refinance                                7.975       Business Bank Statements                   AA+                               560000                    560000                         0                         417000       None
331057563                                              3566.95                 6/1/2007                  513000                                  512853.05       Cash Out Refinance                                    8       Full Documentation                         AA+                               570000                    570000                         0                         513000       None
331057583                                              1506.59                 6/1/2007                  250000                                  249897.58       Cash Out Refinance                                 6.74       Full Documentation                         AA                                495000                    495000                         0                         250000       6 mo int on 80%
331057591                                              2605.84                 6/1/2007                  350000                                  349917.08       Cash Out Refinance                                 8.65       Full Documentation                         B                                 450000                    450000                         0                         350000       None
331057598                                               675.41                 7/1/2007                  100000                                   99840.37       Cash Out Refinance                                 7.15       Full Documentation                         AA+                               238000                    238000                         0                       99920.42       2% of ppd amt
331057600                                               762.26                 7/1/2007                  106400                                  106324.91       Purchase                                           7.75       Full Documentation                         AA+                               133000                    133000                    133000                      106324.91       6 mo int on 80%
331057605                                              2137.24                 7/1/2007                  315000                                  314960.13       Purchase                                           7.99       Full Documentation                         AA+                               355000                    355000                    350000                         315000       None
331057609                                              2920.87                 6/1/2007                  459000                                  458857.06       Cash Out Refinance                                 7.45       Full Documentation                         AA                                510000                    510000                         0                      458928.75       None
331057636                                                 1559                 6/1/2007                  214500                                  214205.28       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               330000                    330000                         0                      214353.12       None
331057638                                              2711.29                 6/1/2007                  340000                                  339810.38       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               455000                    455000                         0                         340000       6 mo int on 80%
331057640                                                 1559                 6/1/2007                  214500                                  214205.28       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               330000                    330000                         0                      214353.12       None
331057642                                              1555.36                 6/1/2007                  214000                                  213705.98       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               330000                    330000                         0                      213853.47       None
331057709                                              3485.57                 7/1/2007                  364500                                  364461.99       Rate/Term Refinance                               11.35       Stated Income Documentation                A                                 405000                    405000                         0                         364500       None
331057712                                              1952.08                 6/1/2007                  300000                                  299795.21       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               400000                    400000                         0                      299897.92       None
331057722                                              3629.27                 6/1/2007                  472000                                  471714.06       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               590000                    590000                         0                         472000       6 mo int on 80%
331057726                                               867.08                 7/1/2007                  130000                                  129625.82       Cash Out Refinance                                7.025       Stated Income Documentation                AA+                               236000                    236000                         0                      129625.82       6 mo int on 80%
331057735                                              1639.93                 6/1/2007                  206000                                     205960       Cash Out Refinance                                 9.32       Full Documentation                         AA                                250000                    250000                         0                         206000       None
331057759                                              2712.48                 6/1/2007                  352000                                  351848.61       Cash Out Refinance                                 8.99       Stated Income Documentation                AA                                440000                    440000                         0                      351924.59       None
331057762                                              1625.54                 7/1/2007                  239000                                  238812.44       Cash Out Refinance                                 7.22       Full Documentation                         AA+                               345000                    345000                         0                      238812.44       None
331057794                                              2818.54                 7/1/2007                  360000                                  359926.46       Cash Out Refinance                                 9.15       Stated Income Documentation                AA+                               450000                    450000                         0                         360000       None
331057799                                                983.4                 6/1/2007                   93500                                   93474.98       Cash Out Refinance                                 12.3       Stated Income Documentation                AA+                               110000                    110000                         0                          93500       1% of amt prepaid
331057838                                              2127.49                 7/1/2007                  311000                                  310906.97       Cash Out Refinance                                 7.85       Stated Income Documentation                AA+                               675000                    675000                         0                         311000       None
331057846                                              2315.08                 7/1/2007                  386000                                  385840.09       Cash Out Refinance                                  6.7       Full Documentation                         AA+                               575000                    575000                         0                      385840.09       None
331057848                                              2407.36                 6/1/2007                  350000                                  349792.94       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               500000                    500000                         0                         350000       None
331057857                                              1929.37                 6/1/2007                  240000                                  239868.63       Cash Out Refinance                                 8.99       Stated Income Documentation                AA+                               300000                    300000                         0                         240000       None
331057862                                               1997.5                 6/1/2007                  300000                                     300000       Cash Out Refinance                                 7.99       Stated Income Documentation                AA+                               358000                    358000                         0                         300000       6 mo int on 80%
331057873                                              1560.79                 6/1/2007                  235000                                  234999.79       Cash Out Refinance                                 7.97       Stated Income Documentation                AA+                               495000                    495000                         0                      234999.79       6 mo int on 80%
331057875                                              2898.94                 7/1/2007                  429250                                  429194.84       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               505000                    505000                         0                         429250       6 mo int on 80%
331057886                                              1572.43                 6/1/2007                  214500                                   214210.6       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               330000                    330000                         0                      214355.78       None
331057909                                              2123.62                 7/1/2007                  295000                                  294793.88       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               560000                    560000                         0                      294793.88       6 mo int on 80%
331057915                                              2601.29                 6/1/2007                  280925                                  280816.92       Purchase                                          10.65       Stated Income Documentation                AA+                               420000                    420000                    330500                         280925       None
331057916                                              2130.64                 6/1/2007                  335000                                  334879.36       Rate/Term Refinance                                 7.2       Full Documentation                         AA                                450000                    450000                         0                         335000       None
331057922                                               1754.8                 7/1/2007                  244000                                  243829.17       Cash Out Refinance                                 7.79       Full Documentation                         AA+                               655000                    655000                         0                         244000       6 mo int on 80%
331057943                                              2129.59                 6/1/2007                  325000                                  324725.62       Cash Out Refinance                                 6.85       Full Documentation                         AA+                               560000                    560000                         0                         325000       6 mo int on 80%
331057951                                              1312.72                 6/1/2007                  189000                                  188945.71       Rate/Term Refinance                                7.99       Full Documentation                         AA+                               210000                    210000                         0                         189000       6 mo int on 80%
331057952                                               2910.9                 7/1/2007                  405000                                  404957.85       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               450000                    450000                         0                         405000       None
331057970                                                 1214                 6/1/2007                  143100                                  143077.31       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               159000                    159000                         0                         143100       6 mo int on 80%
331057995                                               2868.6                 7/1/2007                  496000                                  495776.73       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               620000                    620000                         0                         496000       6 mo int on 80%
331058007                                              2116.29                 6/1/2007                  356250                                  356182.15       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               475000                    475000                         0                         356250       6 mo int on 80%
331058027                                              2505.85                 6/1/2007                  417000                                  416923.18       Cash Out Refinance                                 6.99       Stated Income Documentation                AA+                               525000                    525000                         0                         417000       6 mo int on 80%
331058057                                              2355.97                 6/1/2007                  399980                                  399807.25       Cash Out Refinance                                 6.55       Full Documentation                         AA+                               650000                    650000                         0                         399980       6 mo int on 80%
331058059                                              1407.38                 6/1/2007                  178000                                   177964.7       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               250000                    250000                         0                         178000       None
331058080                                              2129.42                 6/1/2007                  330000                                  329713.08       Cash Out Refinance                                  6.7       Full Documentation                         A                                 535000                    535000                         0                         330000       6 mo int on 80%
331058118                                              1997.08                 7/1/2007                  305000                                  304916.76       Cash Out Refinance                                7.687       Stated Income Documentation                AA+                               415000                    415000                         0                         305000       6 mo int on 80%
331058204                                              4362.97                 6/1/2007                  510000                                  509759.53       Cash Out Refinance                                  9.7       Stated Income Documentation                AA+                               600000                    600000                         0                         510000       6 mo int on 80%
331058216                                              2906.36                 6/1/2007                  382500                                  382414.58       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               450000                    450000                         0                         382500       None
331058225                                              3169.05                 6/1/2007                  492000                                  491926.45       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               635000                    575000                         0                         492000       None
331058395                                              3472.95                 6/1/2007                  448000                                  447905.72       Cash Out Refinance                                 9.05       Stated Income Documentation                AA+                               560000                    560000                         0                         448000       None
331058432                                              2260.06                 7/1/2007                  364000                                  363939.11       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               440000                    440000                         0                         364000       6 mo int on 80%
341042374                                              1522.41                 7/1/2007                  166500                                  166458.93       Rate/Term Refinance                              10.825       Full Documentation                         AA+                               185000                    185000                         0                      166479.56       1% of amt ppd if loan greater than $150K
341042545                                              1347.02                 6/1/2007                  131200                                  131124.12       Rate/Term Refinance                              11.975       Full Documentation                         CC                                175000                    175000                         0                      131162.25       3% / 2% / 1%
341042588                                               1222.6                 6/1/2007                  145400                                  145328.48       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               168000                    168000                         0                         145400       6 mo int on 80%
341043203                                               949.35                 6/1/2007                  101700                                  101661.71       Cash Out Refinance                                10.75       Full Documentation                         AA                                130000                    113000                         0                         101700       None
341043329                                               1080.1                 6/1/2007                  105400                                  105338.71       Cash Out Refinance                                11.95       Full Documentation                         AA+                               124000                    124000                         0                      105369.51       None
341043383                                              1437.77                 6/1/2007                  157500                                  157437.07       Cash Out Refinance                               10.475       Full Documentation                         AA                                175000                    175000                         0                         157500       1% of amt ppd if loan greater than $150K
341043442                                              1345.31                 6/1/2007                  133785                                  133744.09       Purchase                                           11.7       Stated Income Documentation                AA+                               150000                    150000                    148650                         133785       None
341043572                                              1219.49                 6/1/2007                  124100                                  124018.53       Cash Out Refinance                                 11.4       Full Documentation                         AA+                               146000                    137000                         0                      124059.46       None
341043868                                               880.02                 6/1/2007                  108400                                  108283.58       Rate/Term Refinance                                 9.1       Full Documentation                         AA+                               135500                    135500                         0                      108342.01       None
341043870                                              1378.65                 6/1/2007                  161500                                  161346.27       Rate/Term Refinance                               9.675       Full Documentation                         AA+                               190000                    171000                         0                      161423.44       1% of UPB
341043907                                               847.69                 6/1/2007                  105825                                  105766.59       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               124500                    112500                         0                         105825       6 mo int on 80%
341043938                                              2166.69                 6/1/2007                  292500                                  292114.08       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               325000                    325000                         0                      292307.69       1% of amt ppd if loan greater than $150K
341043976                                              2238.93                 6/1/2007                  301500                                  301472.07       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               335000                    319000                         0                         301500       1% of UPB
341044016                                               917.54                 6/1/2007                  100800                                  100759.42       Purchase                                          10.44       Full Documentation                         AA+                               122000                    122000                    112000                         100800       None
341044050                                               1046.8                 6/1/2007                  105300                                  105266.71       Cash Out Refinance                                11.55       Full Documentation                         CC                                162000                    162000                         0                         105300       None
341044066                                              3042.56                 6/1/2007                  385000                                  384559.94       Rate/Term Refinance                                 8.8       Stated Income Documentation                AA+                               600000                    500000                         0                      384780.77       1% of amt ppd if loan greater than $150K
341044083                                              1488.62                 7/1/2007                  157250                                   157135.5       Cash Out Refinance                               10.925       Full Documentation                         AA                                185000                    185000                         0                      157193.01       3% / 2% / 1%
341044134                                              1541.03                 6/1/2007                  195000                                  194777.13       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               260000                    260000                         0                      194888.97       1% of UPB
341044165                                              1023.82                 7/1/2007                  125000                                  124934.51       Cash Out Refinance                                  9.2       Business Bank Statements                   AA+                               170000                    170000                         0                      124934.51       None
341044181                                              1328.51                 6/1/2007                  190000                                  189858.99       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               302000                    302000                         0                         190000       None
341044188                                               734.35                 6/1/2007                  103000                                  102926.57       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               138000                    138000                         0                         103000       None
341044278                                              1384.57                 6/1/2007                  161500                                  161424.25       Cash Out Refinance                                9.725       Full Documentation                         A                                 190000                    175000                         0                         161500       1% of UPB
341044340                                              1723.87                 6/1/2007                  230000                                  229852.59       Cash Out Refinance                                8.225       Full Documentation                         AA+                               308000                    290000                         0                         230000       1% of UPB
341044492                                               893.33                 6/1/2007                  104200                                  104101.85       Cash Out Refinance                                9.725       Stated Income Documentation                AA+                               220000                    220000                         0                      104151.12       None
341044497                                               836.81                 6/1/2007                  104000                                  103885.95       Cash Out Refinance                                    9       Full Documentation                         AA+                               130000                    130000                         0                      103943.19       None
341044531                                                  982                 7/1/2007                  134400                                   134386.8       Rate/Term Refinance                                8.65       Full Documentation                         AA+                               168000                    168000                         0                         134400       None
341044578                                               938.97                 6/1/2007                   95000                                   94969.47       Cash Out Refinance                               11.475       Stated Income Documentation                A                                 140000                    140000                         0                          95000       None
341044652                                              1451.21                 7/1/2007                  170000                                  169919.42       Cash Out Refinance                                9.675       Stated Income Documentation                AA+                               200000                    200000                         0                      169919.42       3% / 2% / 1%
341044677                                              1049.71                 6/1/2007                  112000                                  111958.29       Cash Out Refinance                                 10.8       Full Documentation                         AA+                               160000                    160000                         0                         112000       None
341044706                                              2054.16                 6/1/2007                  263500                                  263345.24       Purchase                                           8.65       Full Documentation                         AA+                               310000                    295000                    310000                         263500       None
341044720                                              2848.28                 6/1/2007                  399500                                  398928.53       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               470000                    440000                         0                      399215.18       None
341044743                                              2430.95                 6/1/2007                  296800                                  296644.52       Cash Out Refinance                                  9.2       Full Documentation                         AA                                424000                    424000                         0                         296800       1% of amt ppd if loan greater than $150K
341044749                                               931.21                 7/1/2007                  120000                                  119928.79       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               250000                    250000                         0                         120000       6 mo int on 80%
341044756                                               793.13                 6/1/2007                   80400                                   80374.02       Cash Out Refinance                                11.45       Stated Income Documentation                AA+                               120000                    120000                         0                          80400       None
341044765                                               592.88                 6/1/2007                   62010                                   61966.06       Purchase                                          11.05       Full Documentation                         AA+                                72000                     72000                     68900                       61988.13       None
341044767                                              1337.73                 6/1/2007                  154710                                  154638.96       Purchase                                          9.825       Full Documentation                         AA+                               172000                    172000                    171900                         154710       1% of amt ppd if loan greater than $150K
341044790                                              1575.34                 6/1/2007                  190800                                  190733.65       Rate/Term Refinance                                 9.7       Full Documentation                         A                                 212000                    212000                         0                      190766.96       1% of UPB
341044848                                               722.63                 7/1/2007                   85200                                    85081.6       Rate/Term Refinance                                 9.6       Full Documentation                         AA+                               142000                    142000                         0                        85081.6       None
341044869                                              1207.98                 7/1/2007                  117000                                   116966.9       Purchase                                          12.05       Stated Income Documentation                AA+                               132000                    132000                    130000                         117000       3% / 2% / 1%
341044891                                              3166.89                 7/1/2007                  375000                                  374817.48       Cash Out Refinance                                 9.55       Stated Income Documentation                AA+                               520000                    520000                         0                         375000       1% of amt ppd if loan greater than $150K
341044906                                              1207.12                 6/1/2007                  149999                                  149988.75       Cash Out Refinance                                9.575       Full Documentation                         AA+                               190000                    190000                         0                         149999       None
341044925                                              1482.71                 6/1/2007                  176800                                  176770.88       Cash Out Refinance                                9.866       Full Documentation                         A                                 208000                    187500                         0                         176800       1% of UPB
341044926                                              1853.36                 6/1/2007                  249900                                  249876.74       Rate/Term Refinance                               8.788       Full Documentation                         AA+                               294000                    294000                         0                         249900       1% of amt ppd if loan greater than $150K
341044929                                              1913.77                 7/1/2007                  234000                                  233916.13       Cash Out Refinance                                  9.6       Full Documentation                         AA                                260000                    260000                         0                      233916.13       2 mo int or 60 days int on UPB
341044967                                              3117.98                 6/1/2007                  391000                                  390781.94       Rate/Term Refinance                                 8.9       Full Documentation                         A                                 460000                    460000                         0                         391000       3% / 2% / 1%
341044979                                              1263.41                 6/1/2007                  160200                                  160188.15       Cash Out Refinance                                9.375       Business Bank Statements                   AA+                               178000                    178000                         0                         160200       1% of UPB
341045045                                               964.57                 6/1/2007                   91710                                   91685.46       Purchase                                           12.3       Stated Income Documentation                AA+                               101900                    101900                    101900                          91710       1% of UPB
341045051                                               964.57                 6/1/2007                   91710                                   91685.46       Purchase                                           12.3       Stated Income Documentation                AA+                               101900                    101900                    101900                          91710       1% of UPB
341045052                                               964.57                 6/1/2007                   91710                                   91685.46       Purchase                                           12.3       Stated Income Documentation                AA+                               101900                    101900                    101900                          91710       1% of UPB
341045063                                               696.84                 6/1/2007                   68000                                   67980.33       Cash Out Refinance                                11.95       Full Documentation                         AA                                 80000                     80000                         0                          68000       None
341045126                                              1266.01                 6/1/2007                  172800                                  172783.19       Cash Out Refinance                                8.675       Full Documentation                         AA+                               192000                    192000                         0                         172800       1% of amt ppd if loan greater than $150K
351044794                                              1100.98                 7/1/2007                  117000                                  116956.44       Purchase                                          10.85       Full Documentation                         AA+                               132000                    132000                    130000                         117000       None
351045423                                              1388.45                 6/1/2007                  136000                                  135920.04       Cash Out Refinance                                 11.9       Stated Income Documentation                AA+                               201000                    160000                         0                      135960.22       6 mo int on 80%
351045522                                              1132.17                 6/1/2007                  107250                                  107221.61       Cash Out Refinance                                12.35       Stated Income Documentation                CC                                165000                    165000                         0                         107250       None
351045559                                               462.61                 6/1/2007                   51200                                   51178.99       Cash Out Refinance                                10.35       Full Documentation                         AA+                                64000                     64000                         0                          51200       None
351045562                                              1174.51                 7/1/2007                  128398                                  128170.01       Cash Out Refinance                                 10.5       Full Documentation                         AA+                               162000                    162000                         0                      128170.01       None
351045580                                              1647.66                 6/1/2007                  192600                                  192417.65       Rate/Term Refinance                                 9.7       Full Documentation                         AA                                214000                    214000                         0                      192509.19       6 mo int on 80%
351045607                                              1889.69                 6/1/2007                  260000                                  259821.98       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               420000                    325000                         0                         260000       None
351045728                                               966.91                 7/1/2007                  104000                                  103960.42       Cash Out Refinance                                 10.7       Full Documentation                         AA+                               130000                    130000                         0                         104000       None
351045828                                              1023.69                 7/1/2007                  100650                                  100620.23       Cash Out Refinance                                11.85       Stated Income Documentation                AA+                               167000                    165000                         0                      100620.23       None
351045848                                              1471.23                 7/1/2007                  228000                                  227801.77       Rate/Term Refinance                                 6.7       Full Documentation                         AA+                               285000                    285000                         0                         228000       None
351045869                                               998.53                 6/1/2007                  152000                                  151743.87       Cash Out Refinance                                6.875       Full Documentation                         AA+                               190000                    190000                         0                       151872.3       None
351045879                                              1643.28                 7/1/2007                  207000                                  206883.35       Rate/Term Refinance                                8.85       Full Documentation                         AA+                               230000                    230000                         0                         207000       6 mo int on 80%
351045970                                              1516.96                 7/1/2007                  240000                                   239564.9       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               300000                    300000                         0                       239564.9       None
351045981                                              1197.77                 6/1/2007                  168000                                  166952.31       Cash Out Refinance                                  7.7       No Documentation                           AA+                               210000                    210000                         0                         167078       None
351045985                                              1044.04                 6/1/2007                  117975                                  117923.92       Rate/Term Refinance                                10.1       Full Documentation                         AA+                               154000                    154000                         0                         117975       6 mo int on 80%
351045987                                               963.57                 6/1/2007                  109800                                  109702.46       Rate/Term Refinance                                  10       Full Documentation                         AA+                               122000                    122000                         0                      109751.43       6 mo int on 80%
351046009                                              1598.58                 6/1/2007                  203200                                  202965.32       Cash Out Refinance                                 8.75       Business Bank Statements                   AA+                               254000                    254000                         0                      203083.09       None
351046048                                               974.82                 6/1/2007                  112500                                  112448.62       Rate/Term Refinance                                9.85       Full Documentation                         AA+                               125000                    125000                         0                         112500       6 mo int on 80%
351046065                                               862.33                 6/1/2007                  100800                                  100752.47       Purchase                                            9.7       Full Documentation                         AA+                               125000                    112000                    112000                         100800       1% of amt prepaid
351046067                                               964.43                 6/1/2007                   98910                                   98876.97       Purchase                                           11.3       Full Documentation                         AA+                               120000                    120000                    109900                          98910       None
351046082                                              2620.18                 6/1/2007                  339200                                  338996.62       Rate/Term Refinance                                8.55       Full Documentation                         AA+                               424000                    424000                         0                         339200       6 mo int on 80%
351046088                                              1794.61                 6/1/2007                  189000                                  188932.06       Rate/Term Refinance                              10.963       Full Documentation                         AA+                               210000                    210000                         0                         189000       6 mo int on 80%
351046098                                              1211.83                 6/1/2007                  117900                                  117866.19       Rate/Term Refinance                               11.99       Full Documentation                         AA                                131000                    131000                         0                         117900       6 mo int on 80%
351046100                                              1733.01                 6/1/2007                  200000                                  199908.66       Cash Out Refinance                                 9.85       Full Documentation                         AA+                               250000                    250000                         0                         200000       None
351046112                                               843.52                 7/1/2007                   90000                                   89966.48       Purchase                                           10.8       Full Documentation                         AA+                               100000                     98000                    100000                       89966.48       6 mo int on 80%
371046856                                               989.53                 7/1/2007                  100000                                   99967.97       Cash Out Refinance                                11.49       Full Documentation                         AA                                115000                    115000                         0                       99967.97       6 mo int on 80%
371048222                                              2619.32                 6/1/2007                  318750                                  318693.96       Rate/Term Refinance                                9.65       Stated Income Documentation                AA+                               375000                    340000                         0                         318750       6 mo int on 80%
371048241                                                936.3                 6/1/2007                   99900                                    99862.8       Purchase                                           10.8       Full Documentation                         AA+                               112000                    105000                    111000                          99900       6 mo int on 80%
371048248                                              2268.82                 6/1/2007                  370000                                  369871.14       Cash Out Refinance                                 7.15       Full Documentation                         AA+                               505000                    505000                         0                      369935.76       6 mo int on 80%
371048353                                              1547.26                 6/1/2007                  148200                                  148118.47       Rate/Term Refinance                                12.2       Full Documentation                         CC                                228000                    228000                         0                      148159.44       6 mo int on 80%
371048370                                              1648.25                 6/1/2007                  200000                                  199896.75       Cash Out Refinance                                 9.27       Stated Income Documentation                AA                                255000                    255000                         0                         200000       6 mo int on 80%
371048415                                              1285.04                 6/1/2007                  144000                                  143938.96       Cash Out Refinance                                 10.2       Full Documentation                         AA                                160000                    160000                         0                         144000       6 mo int on 80%
371048653                                              1109.13                 6/1/2007                  128000                                  127941.54       Cash Out Refinance                                 9.85       Stated Income Documentation                AA+                               160000                    145000                         0                         128000       6 mo int on 80%
371048664                                               637.43                 6/1/2007                   62910                                   62872.18       Purchase                                           11.8       Full Documentation                         AA+                                70000                     70000                     69900                       62891.18       2% / 1%
371048692                                              1994.31                 6/1/2007                  278375                                  277980.79       Cash Out Refinance                                 7.75       Stated Income Documentation                AA+                               355000                    327500                         0                      278178.53       2% of ppd amt
371048696                                              1264.45                 6/1/2007                  145000                                  144934.82       Cash Out Refinance                                9.925       Stated Income Documentation                AA                                215000                    215000                         0                         145000       6 mo int on 80%
371048721                                               912.11                 6/1/2007                  103500                                   103454.7       Cash Out Refinance                                10.05       Full Documentation                         AA+                               115000                    115000                         0                         103500       None
371048745                                               942.17                 6/1/2007                  126000                                  125836.99       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               140000                    140000                         0                      125918.72       6 mo int on 80%
371048751                                              1043.04                 6/1/2007                  108000                                  107692.71       Cash Out Refinance                                8.175       Full Documentation                         AA+                               160000                    160000                         0                         108000       6 mo int on 80%
371048810                                              2237.49                 6/1/2007                  320000                                  319762.51       Cash Out Refinance                                  7.5       Full Documentation                         AA                                400000                    380000                         0                         320000       6 mo int on 80%
371048817                                              1558.54                 7/1/2007                  269100                                     269100       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               299000                    299000                         0                         269100       6 mo int on 80%
371048826                                              1638.66                 6/1/2007                  264000                                  263899.14       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               330000                    330000                         0                         264000       6 mo int on 80%
371048829                                              1234.03                 6/1/2007                  180000                                  179860.97       Cash Out Refinance                                  7.3       Stated Income Documentation                AA+                               300000                    300000                         0                         180000       6 mo int on 80%
371048851                                               996.52                 7/1/2007                  161500                                  161444.79       Rate/Term Refinance                                 7.2       Full Documentation                         AA+                               246000                    238000                         0                      161472.48       6 mo int on 80%
371048902                                              1010.24                 6/1/2007                  152000                                  151875.16       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               220000                    220000                         0                         152000       6 mo int on 80%
371048920                                                844.5                 6/1/2007                  100000                                   99951.33       Cash Out Refinance                                 9.55       Stated Income Documentation                A                                 151000                    151000                         0                         100000       2% / 1%
371048958                                              1654.07                 6/1/2007                  224000                                  223945.66       Cash Out Refinance                                 8.57       No Documentation                           AA+                               294000                    294000                         0                         224000       2% of ppd amt
371048980                                               811.43                 7/1/2007                  123000                                  122982.94       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               159000                    159000                         0                         123000       6 mo int on 80%
371049030                                              2761.78                 7/1/2007                  352750                                  352605.33       Cash Out Refinance                                 9.15       Full Documentation                         A                                 415000                    375000                         0                      352605.33       None
371049046                                                698.9                 7/1/2007                  110000                                  109901.52       Cash Out Refinance                                 6.55       Full Documentation                         AA+                               192000                    192000                         0                      109901.52       6 mo int on 80%
371049049                                               776.01                 6/1/2007                  100000                                   99940.66       Purchase                                            8.6       Full Documentation                         AA+                               147000                    147000                    144000                         100000       6 mo int on 80%
371049052                                               779.86                 6/1/2007                   90000                                   89917.44       Cash Out Refinance                                 9.85       Full Documentation                         AA+                               120000                    120000                         0                       89958.89       6 mo int on 80%
371049090                                              1639.37                 7/1/2007                  190000                                   189912.3       Cash Out Refinance                                  9.8       Full Documentation                         C                                 280000                    280000                         0                       189912.3       6 mo int on 80%
371049190                                               920.16                 6/1/2007                  126000                                  125828.61       Cash Out Refinance                                 7.95       Full Documentation                         B                                 210000                    210000                         0                      125914.59       6 mo int on 80%
371049191                                              1601.04                 6/1/2007                  205000                                  204880.09       Cash Out Refinance                                 8.67       Full Documentation                         A                                 335000                    335000                         0                         205000       None
371049192                                              1069.44                 6/1/2007                  150000                                  149893.06       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               215000                    195000                         0                         150000       6 mo int on 80%
371049209                                              2559.62                 6/1/2007                  382500                                  382378.82       Cash Out Refinance                                 7.65       Full Documentation                         AA                                425000                    425000                         0                         382500       6 mo int on 80%
371049258                                              1654.66                 6/1/2007                  209000                                  208762.11       Rate/Term Refinance                                8.82       Stated Income Documentation                AA+                               295000                    270000                         0                      208881.49       6 mo int on 80%
371049259                                              2226.92                 6/1/2007                  301500                                  301471.52       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               335000                    335000                         0                         301500       6 mo int on 80%
371049271                                              2045.05                 6/1/2007                  262500                                  262390.73       Rate/Term Refinance                                 9.1       Full Documentation                         C                                 350000                    350000                         0                      262445.57       6 mo int on 80%
371049298                                              1052.62                 6/1/2007                  132000                                  131926.38       Cash Out Refinance                                  8.9       Full Documentation                         AA                                165000                    165000                         0                         132000       6 mo int on 80%
371049342                                              1435.42                 6/1/2007                  210000                                  209836.83       Cash Out Refinance                                 7.27       Stated Income Documentation                AA+                               380000                    380000                         0                         210000       6 mo int on 80%
371049380                                               750.42                 6/1/2007                  105000                                  104925.52       Cash Out Refinance                                7.725       Full Documentation                         AA+                               150000                    150000                         0                         105000       6 mo int on 80%
371049383                                              1577.76                 6/1/2007                  157500                                   157451.3       Cash Out Refinance                                11.65       Stated Income Documentation                AA+                               175000                    175000                         0                         157500       6 mo int on 80%
371049421                                              1225.42                 7/1/2007                  162400                                  162385.81       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               232000                    232000                         0                         162400       6 mo int on 80%
371049427                                               941.03                 6/1/2007                  144000                                  143951.53       Cash Out Refinance                                7.438       Full Documentation                         AA+                               205000                    205000                         0                         144000       6 mo int on 80%
371049435                                              1309.51                 6/1/2007                  140000                                  139947.57       Purchase                                         10.775       Full Documentation                         AA+                               180000                    180000                    175000                         140000       None
371049449                                               747.17                 6/1/2007                   85500                                   85461.77       Cash Out Refinance                                 9.95       Full Documentation                         AA+                                95000                     92500                         0                          85500       6 mo int on 80%
371049466                                              1952.74                 6/1/2007                  272000                                  271928.59       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               340000                    340000                         0                         272000       6 mo int on 80%
371049492                                              1167.48                 6/1/2007                  180000                                  179845.02       Cash Out Refinance                                 6.75       Business Bank Statements                   AA+                               260000                    260000                         0                         180000       6 mo int on 80%
371049510                                               763.98                 6/1/2007                  116000                                  115903.02       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               340000                    340000                         0                         116000       6 mo int on 80%
371049524                                               903.39                 6/1/2007                  140000                                  139878.28       Cash Out Refinance                                  6.7       Full Documentation                         AA+                               260000                    260000                         0                         140000       6 mo int on 80%
371049525                                                 1050                 6/1/2007                  175000                                     175000       Cash Out Refinance                                  7.2       Full Documentation                         AA+                               250000                    230000                         0                         175000       6 mo int on 80%
371049528                                              1132.55                 8/1/2007                  129600                                  129542.05       Cash Out Refinance                                 9.95       Stated Income Documentation                AA+                               162000                    162000                         0                         129600       None
371049609                                              2399.43                 6/1/2007                  270000                                  269884.32       Rate/Term Refinance                               10.15       Full Documentation                         AA+                               300000                    300000                         0                         270000       6 mo int on 80%
371049643                                              1352.57                 6/1/2007                  179200                                   179086.9       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               224000                    224000                         0                         179200       6 mo int on 80%
371049655                                               779.57                 7/1/2007                  100000                                   99920.83       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               125000                    125000                         0                         100000       6 mo int on 80%
371049670                                              1243.75                 7/1/2007                  189000                                  188937.12       Rate/Term Refinance                                 7.5       Full Documentation                         AA+                               210000                    210000                         0                         189000       6 mo int on 80%
371049697                                              2730.13                 6/1/2007                  390600                                  390555.25       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               434000                    434000                         0                         390600       6 mo int on 80%
371049733                                              1420.65                 6/1/2007                  213750                                  213574.44       Cash Out Refinance                                 6.99       Stated Income Documentation                AA+                               285000                    285000                         0                         213750       6 mo int on 80%
371049747                                              2265.71                 7/1/2007                  273000                                  272861.42       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               390000                    370000                         0                         273000       6 mo int on 80%
371049759                                               807.36                 7/1/2007                  105000                                  104936.39       Cash Out Refinance                                  8.5       No Documentation                           AA+                               200000                    200000                         0                         105000       6 mo int on 80%
371049766                                              1069.44                 7/1/2007                  150000                                  149893.06       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               300000                    300000                         0                      149893.06       6 mo int on 80%
371049798                                              2002.86                 6/1/2007                  225000                                  224904.02       Cash Out Refinance                                10.17       Full Documentation                         B                                 250000                    241000                         0                         225000       6 mo int on 80%
371049820                                              1347.42                 6/1/2007                  141600                                   141549.4       Cash Out Refinance                                10.99       Stated Income Documentation                AA+                               177000                    165000                         0                         141600       6 mo int on 80%
371049850                                              2837.63                 6/1/2007                  364000                                   363786.2       Cash Out Refinance                                 8.65       Full Documentation                         C                                 560000                    560000                         0                         364000       6 mo int on 80%
371049883                                              1143.24                 6/1/2007                  148000                                  147911.26       Cash Out Refinance                                 8.55       Full Documentation                         AA+                               185000                    185000                         0                         148000       6 mo int on 80%
371049916                                              2577.32                 6/1/2007                  250750                                  250678.09       Cash Out Refinance                                11.99       Stated Income Documentation                AA+                               295000                    295000                         0                         250750       6 mo int on 80%
371050058                                              2384.98                 6/1/2007                  272000                                  271879.42       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               320000                    320000                         0                         272000       None
371050079                                              2351.75                 7/1/2007                  315000                                  314971.38       Rate/Term Refinance                                8.85       Stated Income Documentation                AA+                               350000                    350000                         0                         315000       6 mo int on 80%
411004103                                              1290.19                 6/1/2007                  164000                                   163810.6       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               220000                    220000                         0                      163905.64       6 mo int on 80%
411004355                                              1724.34                 6/1/2007                  236000                                  235976.83       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               295000                    295000                         0                         236000       6 mo int on 80%
411004356                                              1136.42                 6/1/2007                  115200                                  115162.78       Cash Out Refinance                                11.45       Full Documentation                         AA+                               128000                    128000                         0                         115200       6 mo int on 80%
411004365                                               914.06                 6/1/2007                  111600                                  111482.63       Cash Out Refinance                                  9.2       Full Documentation                         AA+                               124000                    124000                         0                      111541.54       6 mo int on 80%
411004368                                                911.7                 7/1/2007                  127875                                  127783.83       Rate/Term Refinance                                 7.7       Full Documentation                         AA+                               170500                    170500                         0                         127875       6 mo int on 80%
411004372                                              1155.57                 6/1/2007                  138750                                  138680.15       Rate/Term Refinance                                9.39       Full Documentation                         AA+                               185000                    185000                         0                         138750       None
411004412                                              1095.99                 6/1/2007                  151650                                  151634.52       Rate/Term Refinance                                8.55       Full Documentation                         AA+                               168500                    168500                         0                         151650       6 mo int on 80%
411004465                                              2095.64                 6/1/2007                  265050                                  265011.01       Cash Out Refinance                                  9.4       Full Documentation                         AA+                               343000                    343000                         0                      265030.58       None
411004520                                               691.75                 6/1/2007                   76560                                   76528.58       Cash Out Refinance                                10.35       Stated Income Documentation                AA+                                95700                     95700                         0                          76560       None
411004524                                              1026.12                 6/1/2007                  150000                                  149955.13       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               218000                    200000                         0                         150000       6 mo int on 80%
411004550                                              1571.49                 6/1/2007                  204750                                   204705.6       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               315000                    315000                         0                         204750       6 mo int on 80%
411004571                                               868.78                 6/1/2007                  118400                                  118320.55       Rate/Term Refinance                                   8       Full Documentation                         AA+                               148000                    148000                         0                         118400       None
411004589                                              1449.23                 6/1/2007                  182400                                  182364.37       Cash Out Refinance                                  9.3       Business Bank Statements                   AA+                               228000                    228000                         0                         182400       6 mo int on 80%
411004593                                              1652.41                 6/1/2007                  255000                                  254962.59       Cash Out Refinance                                  7.6       Stated Income Documentation                AA+                               406000                    406000                         0                         255000       6 mo int on 80%
411004606                                              1033.55                 7/1/2007                  137700                                  137687.73       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               162000                    162000                         0                         137700       6 mo int on 80%
411004616                                               805.23                 6/1/2007                   81000                                    80974.4       Rate/Term Refinance                               11.55       Full Documentation                         AA+                                91000                     91000                         0                          81000       6 mo int on 80%
411004617                                              1081.91                 6/1/2007                  104400                                  104370.79       Cash Out Refinance                                 12.1       Full Documentation                         AA+                               116000                    116000                         0                         104400       None
411004622                                              2344.18                 7/1/2007                  280000                                  279860.82       Cash Out Refinance                                 9.45       Full Documentation                         C                                 355000                    355000                         0                         280000       6 mo int on 80%
411004627                                              1741.43                 6/1/2007                  210750                                  210641.88       Cash Out Refinance                                  9.3       Full Documentation                         A                                 281000                    281000                         0                         210750       None
411004649                                                 1512                 7/1/2007                  200000                                  199916.67       Cash Out Refinance                                  8.8       Full Documentation                         A                                 336000                    336000                         0                      199916.67       None
411004661                                              1425.83                 6/1/2007                  178000                                  177901.75       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               265000                    265000                         0                         178000       6 mo int on 80%
411004673                                               517.33                 7/1/2007                   58400                                   58397.32       Rate/Term Refinance                              10.575       Full Documentation                         AA+                                73000                     73000                         0                          58400       2% / 1%
411004680                                              1949.51                 6/1/2007                  202300                                  202230.19       Cash Out Refinance                                11.15       Stated Income Documentation                AA+                               238000                    238000                         0                         202300       2% of ppd amt
411004725                                              1133.17                 6/1/2007                  130000                                   129941.5       Cash Out Refinance                                 9.92       Full Documentation                         AA+                               310000                    310000                         0                         130000       None
411004737                                              1201.31                 7/1/2007                  164500                                   164388.5       Rate/Term Refinance                                7.95       Stated Income Documentation                AA+                               290000                    290000                         0                         164500       6 mo int on 80%
411004784                                              2490.99                 6/1/2007                  414000                                  413924.01       Cash Out Refinance                                    7       Full Documentation                         AA+                               658000                    658000                         0                         414000       6 mo int on 80%
421003855                                               428.66                 6/1/2007                   50000                                   49976.55       Cash Out Refinance                                9.725       Full Documentation                         AA+                               252000                    252000                         0                          50000       None
421004041                                               874.47                 7/1/2007                   85000                                   84901.16       Cash Out Refinance                                10.95       Full Documentation                         AA+                               101000                    101000                         0                          85000       3% / 2% / 1%
421004117                                               837.21                 7/1/2007                  100000                                   99950.29       Cash Out Refinance                                 9.45       Full Documentation                         AA+                               133500                    133500                         0                       99950.29       None
421004136                                              1306.47                 7/1/2007                  144000                                  143941.53       Cash Out Refinance                                 10.4       Full Documentation                         A                                 160000                    160000                         0                         144000       6 mo int on 80%
421004144                                               868.82                 7/1/2007                  100000                                   99970.57       Cash Out Refinance                                10.25       Full Documentation                         AA+                               355000                    355000                         0                       99985.35       None
421004221                                              1836.43                 6/1/2007                  218400                                  218184.29       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               273000                    273000                         0                      218292.57       6 mo int on 80%
421004229                                               502.79                 6/1/2007                   50000                                   49984.71       Cash Out Refinance                                 11.7       Full Documentation                         AA+                                57000                     57000                         0                          50000       None
421004232                                              1313.99                 6/1/2007                  151000                                  150931.76       Cash Out Refinance                                  9.9       Full Documentation                         AA+                               172000                    172000                         0                         151000       None
421004235                                              1050.18                 6/1/2007                  108550                                  108512.95       Cash Out Refinance                                 11.2       Stated Income Documentation                AA                                167000                    151000                         0                         108550       None
421004254                                              1606.62                 6/1/2007                  220000                                  219850.88       Rate/Term Refinance                                7.95       Full Documentation                         AA                                325000                    325000                         0                         220000       6 mo int on 80%
421004275                                               814.02                 7/1/2007                  112000                                  111907.43       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               160000                    160000                         0                         112000       6 mo int on 80%
421004280                                               618.72                 7/1/2007                   62000                                   61980.61       Cash Out Refinance                                 11.6       Full Documentation                         AA+                                75000                     75000                         0                       61980.61       None
421004283                                               914.07                 6/1/2007                   90900                                   90872.21       Cash Out Refinance                                 11.7       Full Documentation                         AA+                               101000                    101000                         0                          90900       None
421004285                                               877.57                 6/1/2007                  100000                                   99955.76       Cash Out Refinance                                   10       Full Documentation                         A                                 140000                    140000                         0                         100000       None
421004287                                              2117.26                 6/1/2007                  225000                                  224917.12       Cash Out Refinance                                10.85       Full Documentation                         AA+                               250000                    250000                         0                         225000       2% of UPB
511053591                                               828.76                 6/1/2007                  103000                                  102887.06       Rate/Term Refinance                                   9       Full Documentation                         AA+                               116000                    116000                         0                      102943.74       None
511058693                                              2215.84                 6/1/2007                  300000                                  299902.94       Cash Out Refinance                                 8.75       Stated Income Documentation                A                                 510000                    510000                         0                         300000       6 mo int on 80%
511059491                                               976.78                 7/1/2007                  168750                                  168680.62       Rate/Term Refinance                                 6.7       Stated Income Documentation                AA+                               225000                    225000                         0                      168715.41       6 mo int on 80%
511060021                                              2530.56                 6/1/2007                  374000                                  373768.97       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               440000                    440000                         0                      373884.86       6 mo int on 80%
511060196                                              1948.71                 7/1/2007                  310000                                  309950.04       Cash Out Refinance                                 7.35       Business Bank Statements                   AA+                               600000                    600000                         0                         310000       6 mo int on 80%
511060897                                              1318.09                 7/1/2007                  162000                                  161826.92       Cash Out Refinance                                9.125       Full Documentation                         B                                 205000                    205000                         0                      161913.79       2 mo int or 60 days int on UPB
511061036                                              1732.23                 6/1/2007                  229500                                  229209.29       Purchase                                            8.3       Full Documentation                         AA+                               270000                    270000                    270000                      229355.15       6 mo int on 80%
511061056                                              1932.68                 6/1/2007                  375020                                  374810.57       Cash Out Refinance                                 5.85       Full Documentation                         AA+                               430000                    430000                         0                      374915.54       6 mo int on 80%
511061092                                               2668.4                 6/1/2007                  310500                                  310467.44       Cash Out Refinance                                10.25       Full Documentation                         AA+                               345000                    345000                         0                      310483.79       6 mo int on 80%
511061140                                              1772.91                 6/1/2007                  261000                                  260933.96       Cash Out Refinance                                    8       Stated Income Documentation                AA+                               290000                    290000                         0                      260967.09       6 mo int on 80%
511061190                                              1113.02                 6/1/2007                  175000                                  174873.58       Cash Out Refinance                                  7.2       Full Documentation                         AA+                               334000                    334000                         0                      174936.98       6 mo int on 80%
511061219                                              1644.18                 6/1/2007                  234000                                  233655.06       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               365000                    330000                         0                      233828.07       1% of amt ppd if loan greater than $150K
511061229                                               864.75                 6/1/2007                   88000                                   87898.58       Cash Out Refinance                                 11.4       Full Documentation                         C                                 115000                    115000                         0                       87928.01       1% of amt prepaid
511061244                                              1769.04                 6/1/2007                  234000                                  233893.53       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               278000                    278000                         0                      233946.96       6 mo int on 80%
511061300                                              2673.92                 6/1/2007                  370500                                  370307.62       Rate/Term Refinance                                8.35       Full Documentation                         AA                                494000                    494000                         0                      370404.14       6 mo int on 80%
511061305                                               972.98                 7/1/2007                  135000                                  134986.08       Cash Out Refinance                                8.525       Full Documentation                         AA+                               150000                    150000                         0                         135000       2% of UPB
511061319                                              1849.12                 7/1/2007                  275400                                  275363.93       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               306000                    306000                         0                         275400       6 mo int on 80%
511061325                                              2614.31                 6/1/2007                  405875                                  405753.26       Cash Out Refinance                                 7.55       Stated Income Documentation                AA+                               477500                    477500                         0                      405814.32       6 mo int on 80%
511061326                                              3066.93                 7/1/2007                  375000                                   374865.6       Cash Out Refinance                                  9.6       Stated Income Documentation                A                                 920000                    920000                         0                      374933.07       None
511061328                                              2983.17                 6/1/2007                  373500                                  373447.21       Cash Out Refinance                                  9.5       Stated Income Documentation                AA+                               415000                    415000                         0                         373500       6 mo int on 80%
511061346                                              2044.79                 6/1/2007                  263500                                  263186.14       Cash Out Refinance                                  8.6       Stated Income Documentation                A                                 310000                    310000                         0                         263500       6 mo int on 80%
511061369                                               889.94                 7/1/2007                  114300                                  114291.12       Rate/Term Refinance                                9.25       Full Documentation                         AA+                               127000                    127000                         0                         114300       6 mo int on 80%
511061370                                              2557.31                 6/1/2007                  360000                                  359804.72       Cash Out Refinance                                  8.2       Stated Income Documentation                AA+                               429000                    429000                         0                         360000       6 mo int on 80%
511061381                                              2379.43                 6/1/2007                  270000                                  269762.65       Cash Out Refinance                                10.05       Full Documentation                         AA+                               300000                    300000                         0                      269881.82       6 mo int on 80%
511061389                                              1984.65                 7/1/2007                  246000                                  245983.35       Cash Out Refinance                                  9.6       Stated Income Documentation                AA+                               315000                    285000                         0                      245983.35       6 mo int on 80%
511061395                                              1211.49                 6/1/2007                  154800                                  154788.21       Cash Out Refinance                                  9.3       Full Documentation                         AA+                               172000                    172000                         0                         154800       6 mo int on 80%
511061398                                              1963.25                 6/1/2007                  252000                                  251947.75       Cash Out Refinance                                  9.1       Stated Income Documentation                A                                 355000                    355000                         0                         252000       6 mo int on 80%
511061417                                              1495.06                 6/1/2007                  201450                                  201185.28       Cash Out Refinance                                 8.12       Business Bank Statements                   B                                 237000                    237000                         0                      201318.09       6 mo int on 80%
511061418                                              2667.18                 6/1/2007                  337500                                  337307.82       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               375000                    375000                         0                         337500       6 mo int on 80%
511061447                                              1726.71                 6/1/2007                  225250                                  225212.74       Rate/Term Refinance                                 9.1       Full Documentation                         AA+                               265000                    265000                         0                      225231.44       None
511061467                                              1949.08                 6/1/2007                  250020                                  249725.24       Cash Out Refinance                                 8.65       Business Bank Statements                   AA+                               472000                    472000                         0                      249873.15       None
511061485                                              1328.69                 7/1/2007                  183690                                  183363.29       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               204100                    204100                         0                      183491.64       6 mo int on 80%
511061495                                               2070.1                 6/1/2007                  303000                                  302962.53       Cash Out Refinance                                 8.05       Stated Income Documentation                AA+                               585000                    585000                         0                         303000       6 mo int on 80%
511061518                                              2230.86                 6/1/2007                  339000                                  338887.89       Rate/Term Refinance                                 7.5       Full Documentation                         AA                                415000                    415000                         0                         339000       None
511061531                                              2378.17                 6/1/2007                  285300                                  285156.68       Rate/Term Refinance                                 9.4       Full Documentation                         AA+                               317000                    317000                         0                         285300       6 mo int on 80%
511061598                                              2167.39                 6/1/2007                  270000                                  269962.57       Cash Out Refinance                                 9.55       Stated Income Documentation                AA+                               380000                    380000                         0                      269981.36       6 mo int on 80%
511061620                                              1529.12                 6/1/2007                  176000                                   175948.2       Cash Out Refinance                                10.25       Stated Income Documentation                A                                 220000                    220000                         0                      175974.21       6 mo int on 80%
511061631                                              2190.07                 6/1/2007                  261000                                  260969.73       Cash Out Refinance                                   10       Stated Income Documentation                AA                                290000                    290000                         0                      260984.93       6 mo int on 80%
511061648                                              1526.45                 6/1/2007                  225600                                  225460.65       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               301000                    301000                         0                         225600       6 mo int on 80%
511061686                                              2601.15                 6/1/2007                  349500                                  349043.53       Cash Out Refinance                                 8.15       Full Documentation                         C                                 466000                    466000                         0                      349272.54       6 mo int on 80%
511061699                                              2104.72                 6/1/2007                  306000                                  305818.97       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               360000                    360000                         0                      305909.78       6 mo int on 80%
511061708                                              1380.94                 7/1/2007                  189000                                  188962.67       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               215000                    205000                         0                      188981.43       6 mo int on 80%
511061712                                              1862.67                 6/1/2007                  260000                                  259631.81       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               530000                    530000                         0                         260000       6 mo int on 80%
511061725                                               1357.3                 7/1/2007                  212000                                  211888.13       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               265000                    265000                         0                      211888.13       6 mo int on 80%
511061730                                               624.98                 7/1/2007                   64600                                    64555.7       Cash Out Refinance                                 11.2       Full Documentation                         AA+                                76000                     76000                         0                       64577.95       None
511061748                                              1283.56                 6/1/2007                  176000                                  175911.23       Cash Out Refinance                                 8.45       Full Documentation                         AA                                220000                    220000                         0                      175955.77       6 mo int on 80%
511061758                                              3064.24                 6/1/2007                  433500                                  433404.06       Cash Out Refinance                                 8.35       Stated Income Documentation                AA+                               520000                    520000                         0                       433452.2       6 mo int on 80%
511061760                                              2093.97                 6/1/2007                  283500                                  283440.17       Rate/Term Refinance                                8.75       Full Documentation                         AA+                               315000                    315000                         0                         283500       6 mo int on 80%
511061771                                              1207.45                 6/1/2007                  150500                                  150471.47       Cash Out Refinance                                  9.4       Stated Income Documentation                A                                 216000                    216000                         0                         150500       6 mo int on 80%
511061778                                              1789.31                 6/1/2007                  263000                                  262920.19       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               405000                    405000                         0                         263000       6 mo int on 80%
511061783                                              1789.33                 5/1/2007                  256000                                  255941.14       Cash Out Refinance                                 8.25       Stated Income Documentation                A                                 330000                    330000                         0                      255970.67       6 mo int on 80%
511061796                                              1296.68                 6/1/2007                  187500                                  187390.66       Cash Out Refinance                                 7.95       Stated Income Documentation                A                                 272000                    272000                         0                      187445.51       6 mo int on 80%
511061806                                              2220.18                 7/1/2007                  283500                                   283169.2       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               315000                    300000                         0                       283335.2       3% / 2% / 1%
511061824                                              1663.93                 6/1/2007                  217000                                  216734.52       Rate/Term Refinance                                8.47       Full Documentation                         C                                 310000                    310000                         0                         217000       6 mo int on 80%
511061829                                              1350.39                 6/1/2007                  196000                                  195850.11       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               286000                    245000                         0                         196000       6 mo int on 80%
511061837                                              2707.81                 6/1/2007                  360000                                  359833.78       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               450000                    450000                         0                      359917.19       6 mo int on 80%
511061848                                              1981.56                 7/1/2007                  240000                                  239916.54       Cash Out Refinance                                  9.7       Stated Income Documentation                AA                                382000                    382000                         0                      239958.44       6 mo int on 80%
511061858                                                 1218                 7/1/2007                  168000                                     168000       Cash Out Refinance                                  8.7       Stated Income Documentation                AA+                               280000                    280000                         0                         168000       None
511061889                                              2417.01                 6/1/2007                  349500                                  349296.18       Rate/Term Refinance                                7.95       Full Documentation                         AA                                400000                    400000                         0                      349398.43       6 mo int on 80%
511061905                                              2057.08                 6/1/2007                  331992                                  331735.73       Cash Out Refinance                                6.975       Full Documentation                         AA+                               580000                    580000                         0                      331863.85       6 mo int on 80%
511061936                                              2270.93                 6/1/2007                  279000                                  278898.48       Cash Out Refinance                                 9.55       Full Documentation                         AA                                310000                    310000                         0                      278949.44       6 mo int on 80%
511061973                                              2153.08                 6/1/2007                  270000                                  269697.72       Cash Out Refinance                                  8.9       Business Bank Statements                   A                                 300000                    300000                         0                      269849.42       6 mo int on 80%
511061987                                              2433.25                 6/1/2007                  315000                                  314811.13       Rate/Term Refinance                                8.55       Full Documentation                         AA+                               450000                    450000                         0                         315000       6 mo int on 80%
511061988                                              1274.17                 7/1/2007                  177000                                  176751.86       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               295000                    280000                         0                      176751.86       6 mo int on 80%
511061990                                              1650.19                 6/1/2007                  190800                                  190742.98       Cash Out Refinance                                 10.2       Stated Income Documentation                AA+                               212000                    212000                         0                      190771.61       6 mo int on 80%
511061995                                               924.47                 8/1/2007                  112500                                  112480.22       Cash Out Refinance                                 9.65       Full Documentation                         AA+                               125000                    125000                         0                         112500       1% of amt prepaid
511061998                                                 4214                 6/1/2007                  588000                                     588000       Purchase                                            8.6       Full Documentation                         AA+                               860000                    860000                    840000                         588000       6 mo int on 80%
511062001                                              2656.82                 6/1/2007                  410000                                  409879.32       Cash Out Refinance                                  7.6       Full Documentation                         AA+                               835000                    835000                         0                      409939.85       None
511062015                                              2126.74                 6/1/2007                  306000                                  305928.28       Cash Out Refinance                                  8.2       Stated Income Documentation                AA+                               340000                    340000                         0                         306000       6 mo int on 80%
511062026                                              2911.75                 6/1/2007                  351000                                  350879.77       Cash Out Refinance                                 9.75       Business Bank Statements                   AA+                               390000                    390000                         0                         351000       1% of amt ppd if loan greater than $150K
511062049                                              2130.15                 6/1/2007                  274500                                  274173.03       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               305000                    305000                         0                       274337.1       1% of amt ppd if loan greater than $150K
511062059                                              2046.81                 6/1/2007                  368000                                  367831.27       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               460000                    460000                         0                      367915.86       6 mo int on 80%
511062068                                              1307.88                 7/1/2007                  174250                                  174234.47       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               181000                    181000                         0                         174250       6 mo int on 80%
511062073                                              2719.78                 7/1/2007                  340650                                  340518.39       Cash Out Refinance                                 9.35       Full Documentation                         AA+                               378500                    378500                         0                      340584.45       6 mo int on 80%
511062074                                              2468.73                 6/1/2007                  401955                                  401639.12       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               633000                    633000                         0                         401955       6 mo int on 80%
511062085                                               865.14                 6/1/2007                   99000                                   98955.74       Cash Out Refinance                                 9.95       Full Documentation                         AA+                               110000                    110000                         0                          99000       3% / 2% / 1%
511062088                                              2104.43                 6/1/2007                  319000                                  318911.27       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               460000                    460000                         0                      318955.78       6 mo int on 80%
511062121                                              1413.74                 6/1/2007                  219750                                  219595.67       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               293000                    293000                         0                      219673.07       6 mo int on 80%
511062124                                              1082.06                 7/1/2007                  165000                                  164953.23       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               220000                    220000                         0                      164976.69       6 mo int on 80%
511062137                                              1778.61                 6/1/2007                  260000                                  259922.22       Cash Out Refinance                                 7.85       Business Bank Statements                   AA                                350000                    350000                         0                         260000       3% / 2% / 1%
511062139                                               597.96                 6/1/2007                   62050                                   62028.59       Cash Out Refinance                                11.15       Full Documentation                         AA+                                73000                     70000                         0                          62050       6 mo int on 80%
511062167                                              1697.26                 6/1/2007                  270000                                  269956.49       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               300000                    300000                         0                         270000       6 mo int on 80%
511062186                                              1922.63                 6/1/2007                  277002                                  276793.32       Cash Out Refinance                                7.425       Stated Income Documentation                AA+                               428000                    428000                         0                         277002       2% of ppd amt
511062196                                              2481.14                 7/1/2007                  415000                                  414694.62       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               620000                    575000                         0                      414773.53       6 mo int on 80%
511062208                                              2200.46                 8/1/2007                  216000                                  214861.78       Rate/Term Refinance                               9.075       Full Documentation                         AA                                240000                    240000                         0                      214861.78       1% of amt prepaid
511062211                                              1842.02                 6/1/2007                  284000                                  283755.48       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               355000                    355000                         0                         284000       6 mo int on 80%
511062213                                               909.62                 6/1/2007                  133700                                  133659.43       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               191000                    191000                         0                         133700       6 mo int on 80%
511062216                                               990.25                 7/1/2007                  136850                                  136779.45       Rate/Term Refinance                               8.375       Full Documentation                         AA+                               161000                    145000                         0                      136814.85       2 mo int or 60 days int on UPB
511062218                                              1507.91                 6/1/2007                  195000                                  194916.99       Cash Out Refinance                                9.025       Full Documentation                         AA+                               245000                    245000                         0                      194958.65       6 mo int on 80%
511062235                                              1779.51                 6/1/2007                  263000                                  262837.54       Rate/Term Refinance                                7.75       Full Documentation                         AA+                               330900                    330900                         0                      262919.03       6 mo int on 80%
511062241                                               1730.1                 6/1/2007                  236000                                  235941.57       Cash Out Refinance                                  8.5       Full Documentation                         AA                                297000                    295000                         0                         236000       6 mo int on 80%
511062242                                              1712.17                 6/1/2007                  236000                                  235879.24       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               295000                    295000                         0                      235939.83       6 mo int on 80%
511062254                                              2180.04                 5/1/2007                  300000                                   299939.7       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               375000                    375000                         0                         300000       6 mo int on 80%
511062283                                              2819.53                 6/1/2007                  358400                                   358193.8       Cash Out Refinance                                 8.75       Full Documentation                         A                                 512000                    475000                         0                         358400       6 mo int on 80%
511062316                                              2372.29                 5/1/2007                  326400                                  325951.55       Rate/Term Refinance                                 7.9       No Documentation                           AA+                               408000                    408000                         0                         326400       6 mo int on 80%
511062347                                              1237.05                 6/1/2007                  148500                                  148481.31       Purchase                                          9.925       Stated Income Documentation                AA+                               165000                    165000                    165000                      148490.22       1% of UPB
511062349                                              1334.33                 6/1/2007                  145600                                  145594.27       Cash Out Refinance                                10.95       Stated Income Documentation                AA+                               182000                    182000                         0                         145600       6 mo int on 80%
511062377                                              2458.41                 6/1/2007                  406000                                  405926.84       Rate/Term Refinance                                7.05       Stated Income Documentation                AA+                               515000                    515000                         0                         406000       6 mo int on 80%
511062386                                              3302.61                 6/1/2007                  400000                                  399930.72       Cash Out Refinance                                  9.7       Stated Income Documentation                B                                 500000                    500000                         0                         400000       6 mo int on 80%
511062398                                               868.27                 6/1/2007                  126000                                   125969.6       Cash Out Refinance                                8.125       Full Documentation                         AA+                               140000                    140000                         0                      125984.85       1% of UPB
511062419                                              1529.88                 6/1/2007                  185000                                  184988.66       Cash Out Refinance                                 9.85       Stated Income Documentation                AA+                               265000                    265000                         0                         185000       6 mo int on 80%
511062427                                              1216.89                 6/1/2007                  166000                                  165776.04       Rate/Term Refinance                                7.99       Full Documentation                         AA+                               233000                    233000                         0                      165888.39       6 mo int on 80%
511062438                                              2555.31                 7/1/2007                  331500                                     331500       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               390000                    390000                         0                         331500       6 mo int on 80%
511062440                                              2066.91                 6/1/2007                  311987                                     311987       Cash Out Refinance                                 7.95       Full Documentation                         AA                                347000                    347000                         0                         311987       6 mo int on 80%
511062452                                              2268.22                 6/1/2007                  365000                                  364860.95       Cash Out Refinance                                    7       Full Documentation                         AA+                               705000                    705000                         0                         365000       6 mo int on 80%
511062479                                              1969.17                 7/1/2007                  340000                                     340000       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               400000                    400000                         0                         340000       6 mo int on 80%
511062490                                              1696.38                 6/1/2007                  288000                                  287875.62       Cash Out Refinance                                 6.55       Stated Income Documentation                AA+                               360000                    360000                         0                         288000       6 mo int on 80%
511062493                                               945.92                 7/1/2007                  128000                                  127830.25       Rate/Term Refinance                               8.075       Full Documentation                         AA+                               160000                    160000                         0                      127830.25       6 mo int on 80%
511062519                                              1777.28                 6/1/2007                  281000                                  280955.55       Cash Out Refinance                                  7.4       Business Bank Statements                   AA+                               475000                    475000                         0                         281000       6 mo int on 80%
511062530                                              2176.62                 6/1/2007                  328000                                  327910.47       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               410000                    410000                         0                      327955.38       6 mo int on 80%
511062536                                              2433.24                 6/1/2007                  412250                                  412089.58       Cash Out Refinance                                 6.85       Stated Income Documentation                AA                                485000                    485000                         0                      412170.02       None
511062541                                              1585.17                 6/1/2007                  285000                                  284869.31       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               411000                    411000                         0                      284934.83       6 mo int on 80%
511062543                                              1769.22                 6/1/2007                  263500                                  263430.75       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               310000                    310000                         0                      263465.49       6 mo int on 80%
511062564                                              2760.61                 6/1/2007                  408000                                  407747.97       Cash Out Refinance                                 7.75       Stated Income Documentation                AA                                510000                    510000                         0                      407874.39       6 mo int on 80%
511062583                                               2232.8                 6/1/2007                  270000                                  269966.76       Rate/Term Refinance                                9.85       Stated Income Documentation                AA                                300000                    300000                         0                      269983.45       6 mo int on 80%
511062586                                               2439.5                 6/1/2007                  351000                                     350959       Cash Out Refinance                                  8.2       Business Bank Statements                   AA+                               445000                    390000                         0                         351000       2% of ppd amt
511062589                                              1765.11                 6/1/2007                  222700                                  222656.18       Cash Out Refinance                                9.275       Full Documentation                         AA                                262000                    262000                         0                         222700       1% of UPB
511062619                                              1773.24                 6/1/2007                  236250                                  236228.95       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               315000                    315000                         0                         236250       6 mo int on 80%
511062635                                              2979.48                 6/1/2007                  392000                                     391511       Cash Out Refinance                                8.375       Stated Income Documentation                AA+                               560000                    560000                         0                      391756.35       6 mo int on 80%
511062644                                               1891.2                 6/1/2007                  327000                                  326704.81       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               425000                    425000                         0                       326852.8       6 mo int on 80%
511062670                                              2460.05                 7/1/2007                  410008                                  409999.95       Cash Out Refinance                                  7.2       Stated Income Documentation                AA+                               530000                    530000                         0                         410000       6 mo int on 80%
511062679                                              2110.92                 6/1/2007                  330000                                  329690.74       Cash Out Refinance                                 7.25       Full Documentation                         A                                 520000                    472000                         0                      329809.06       6 mo int on 80%
511062737                                              1436.93                 7/1/2007                  230000                                  229962.24       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               330000                    330000                         0                      229962.24       6 mo int on 80%
511062745                                              1243.06                 6/1/2007                  148500                                  148491.35       Rate/Term Refinance                               9.975       Full Documentation                         AA+                               165000                    165000                         0                         148500       2% / 1%
511062755                                              2418.75                 6/1/2007                  350000                                  349958.33       Cash Out Refinance                                 8.15       Full Documentation                         AA+                               580000                    580000                         0                         350000       6 mo int on 80%
511062768                                              2142.18                 7/1/2007                  284800                                  284734.49       Cash Out Refinance                                 8.75       Full Documentation                         AA                                356000                    356000                         0                         284800       6 mo int on 80%
511062777                                               2591.4                 6/1/2007                  397500                                  396820.28       Cash Out Refinance                                  6.8       Full Documentation                         AA+                               530000                    530000                         0                       397161.1       6 mo int on 80%
511062841                                              2102.63                 6/1/2007                  306000                                  305962.87       Cash Out Refinance                                  8.1       Stated Income Documentation                AA+                               360000                    360000                         0                         306000       6 mo int on 80%
511062876                                              1626.66                 7/1/2007                  304999                                     304999       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               430000                    430000                         0                         304999       6 mo int on 80%
511062898                                              2083.97                 6/1/2007                  259000                                  258858.53       Cash Out Refinance                                    9       Full Documentation                         AA+                               288000                    288000                         0                         259000       2% of ppd amt
511062910                                              1722.13                 7/1/2007                  265000                                  264772.69       Cash Out Refinance                                6.769       Full Documentation                         AA+                               312000                    312000                         0                         265000       6 mo int on 80%
511062919                                              1915.42                 6/1/2007                  280000                                  279916.25       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               400000                    400000                         0                         280000       6 mo int on 80%
511062936                                              1617.64                 6/1/2007                  195000                                  194966.74       Cash Out Refinance                                 9.75       Full Documentation                         B                                 260000                    260000                         0                         195000       6 mo int on 80%
511062938                                              2040.07                 6/1/2007                  271800                                  271775.78       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               302000                    302000                         0                         271800       None
511062983                                               2581.4                 6/1/2007                  302600                                  302552.88       Cash Out Refinance                                10.05       Stated Income Documentation                AA+                               356000                    356000                         0                         302600       6 mo int on 80%
511062999                                              1260.82                 7/1/2007                  183000                                  182860.06       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               309000                    309000                         0                         183000       2 mo int or 60 days int on UPB
511063022                                              2570.37                 6/1/2007                  348000                                  347967.13       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               435000                    435000                         0                         348000       6 mo int on 80%
511063024                                              2508.66                 6/1/2007                  328500                                  328427.72       Cash Out Refinance                                  8.9       Full Documentation                         AA                                365000                    365000                         0                         328500       6 mo int on 80%
511063047                                              2631.57                 7/1/2007                  348750                                  348719.52       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               465000                    465000                         0                         348750       6 mo int on 80%
511063060                                              1585.92                 7/1/2007                  291009                                  290938.75       Cash Out Refinance                                 6.25       Full Documentation                         AA+                               374000                    374000                         0                      290938.75       6 mo int on 80%
511063076                                              2142.44                 7/1/2007                  275000                                  274742.98       Cash Out Refinance                                  9.1       No Documentation                           AA+                               376000                    376000                         0                         275000       None
511063088                                              1982.13                 6/1/2007                  353980                                  353900.51       Cash Out Refinance                                 6.45       Full Documentation                         AA+                               550000                    550000                         0                         353980       6 mo int on 80%
511063103                                              1532.23                 6/1/2007                  306000                                  305908.52       Cash Out Refinance                                 5.65       Full Documentation                         AA+                               340000                    340000                         0                         306000       6 mo int on 80%
511063107                                              1626.32                 6/1/2007                  260000                                  259760.35       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               366000                    350000                         0                         260000       6 mo int on 80%
511063121                                              1315.35                 6/1/2007                  161600                                  161570.72       Cash Out Refinance                                 9.55       Full Documentation                         A                                 202000                    202000                         0                         161600       6 mo int on 80%
511063132                                              1396.45                 7/1/2007                  165000                                  164919.56       Cash Out Refinance                                9.575       Full Documentation                         AA+                               366000                    366000                         0                      164919.56       None
511063192                                              1824.56                 6/1/2007                  261000                                  260926.32       Rate/Term Refinance                                8.05       Full Documentation                         AA+                               290000                    290000                         0                         261000       6 mo int on 80%
511063196                                              2618.53                 6/1/2007                  395250                                     395250       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               465000                    465000                         0                         395250       6 mo int on 80%
511063247                                               978.78                 7/1/2007                  166600                                     166600       Cash Out Refinance                                 7.05       Full Documentation                         AA+                               227000                    196000                         0                         166600       6 mo int on 80%
511063254                                              1075.78                 7/1/2007                  191250                                     191250       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               225000                    225000                         0                         191250       6 mo int on 80%
511063284                                               695.74                 6/1/2007                   66150                                    66132.3       Purchase                                           12.3       Business Bank Statements                   AA+                                73500                     73500                     73500                          66150       None
511063289                                              2315.18                 7/1/2007                  307800                                   307729.2       Cash Out Refinance                                 8.75       Full Documentation                         A                                 342000                    342000                         0                         307800       6 mo int on 80%
511063292                                              2701.92                 6/1/2007                  340000                                  339975.58       Cash Out Refinance                                 9.45       Full Documentation                         AA+                               400000                    400000                         0                         340000       6 mo int on 80%
511063360                                              2061.56                 6/1/2007                  369986                                   369805.2       Cash Out Refinance                                  6.1       Full Documentation                         AA+                               600000                    600000                         0                         369986       6 mo int on 80%
511063377                                              1327.04                 6/1/2007                  175000                                  174890.67       Cash Out Refinance                                 8.35       Full Documentation                         A                                 225000                    225000                         0                         175000       6 mo int on 80%
521053052                                              1045.87                 6/1/2007                  110700                                  110659.66       Cash Out Refinance                                 10.9       Full Documentation                         AA+                               123000                    123000                         0                         110700       1% of amt prepaid
521053537                                              1447.35                 6/1/2007                  181500                                   181296.8       Rate/Term Refinance                                 8.9       Full Documentation                         AA+                               242000                    242000                         0                      181398.78       None
521054061                                               888.68                 7/1/2007                  100000                                   99956.52       Cash Out Refinance                                10.15       Full Documentation                         B                                 139900                    139900                         0                         100000       None
521056472                                               992.24                 6/1/2007                169998.1                                  169772.01       Cash Out Refinance                                6.475       Full Documentation                         AA+                               283000                    265000                         0                      169847.78       None
521056534                                              1838.71                 6/1/2007                  227500                                  227253.11       Cash Out Refinance                                 9.05       Full Documentation                         AA+                               305000                    305000                         0                      227377.02       None
521056665                                              1426.57                 7/1/2007                  188700                                  188657.23       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               222000                    222000                         0                      188657.23       1% of amt prepaid
521056917                                              1444.63                 6/1/2007                  161500                                  161478.59       Cash Out Refinance                               10.575       Full Documentation                         AA+                               190000                    182000                         0                         161500       None
521056946                                               903.69                 6/1/2007                   92500                                   92438.27       Cash Out Refinance                               11.325       Full Documentation                         AA+                               105000                    105000                         0                       92469.28       2% / 1%
521057166                                               672.68                 6/1/2007                   80000                                   79960.65       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               100000                    100000                         0                          80000       1% of amt prepaid
521057276                                              1162.34                 6/1/2007                  135000                                  134937.35       Purchase                                          9.775       Full Documentation                         AA+                               150000                    143000                    150000                         135000       None
521057382                                               987.04                 6/1/2007                  132000                                  131914.96       Cash Out Refinance                                  8.2       Stated Income Documentation                AA+                               275000                    275000                         0                         132000       1% of amt prepaid
521057385                                               715.65                 6/1/2007                   77600                                   77569.82       Cash Out Refinance                                 10.6       Full Documentation                         AA                                 97000                     97000                         0                          77600       None
521057412                                                833.5                 6/1/2007                  108500                                  108367.81       Rate/Term Refinance                                8.49       Full Documentation                         AA+                               190000                    190000                         0                      108434.14       1% of amt prepaid
521057549                                              1221.64                 6/1/2007                  144000                                  143977.16       Rate/Term Refinance                                9.99       Stated Income Documentation                A                                 180000                    180000                         0                         144000       None
521057579                                              1085.71                 7/1/2007                  135000                                   134974.6       Cash Out Refinance                                9.425       Full Documentation                         AA+                               150000                    150000                         0                         135000       3% / 2% / 1%
521057586                                               539.01                 6/1/2007                   52500                                    52484.9       Cash Out Refinance                               11.975       Stated Income Documentation                AA+                                70000                     70000                         0                          52500       1% of amt prepaid
521057617                                              1203.04                 6/1/2007                  162000                                  161961.34       Rate/Term Refinance                               8.625       Full Documentation                         AA+                               180000                    180000                         0                         162000       None
521057618                                              1359.23                 6/1/2007                  162000                                   161919.9       Cash Out Refinance                                9.475       Full Documentation                         AA+                               180000                    180000                         0                         162000       None
521057640                                              1062.55                 6/1/2007                  114750                                  114705.86       Cash Out Refinance                                10.65       Full Documentation                         AA+                               153000                    135000                         0                         114750       1% of amt prepaid
521057648                                              2157.68                 6/1/2007                  307000                                  306914.57       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               390000                    355000                         0                         307000       6 mo int on 80%
521057714                                               554.17                 7/1/2007                   54900                                   54883.39       Purchase                                          11.75       Full Documentation                         AA+                                63000                     63000                     61000                       54883.39       1% of amt prepaid
521057779                                              1399.83                 6/1/2007                  168300                                  168215.01       Rate/Term Refinance                               9.375       Full Documentation                         AA+                               187000                    187000                         0                         168300       None
521057806                                               884.09                 7/1/2007                  100320                                   99613.03       Cash Out Refinance                                10.05       Full Documentation                         B                                 152000                    152000                         0                       99967.99       1% of amt prepaid
521057811                                               1454.8                 7/1/2007                  180000                                   179702.7       Cash Out Refinance                                 9.05       Business Bank Statements                   AA+                               200000                    200000                         0                         180000       1% of amt prepaid
521057819                                              1180.05                 6/1/2007                  150000                                   149913.7       Cash Out Refinance                                 8.75       Stated Income Documentation                AA                                228000                    228000                         0                         150000       6 mo int on 80%
521057821                                              2312.26                 6/1/2007                  278000                                  277859.62       Cash Out Refinance                                9.375       Full Documentation                         AA+                               354000                    354000                         0                         278000       6 mo int on 80%
521057825                                               1101.9                 6/1/2007                  108750                                  108684.63       Cash Out Refinance                                 11.8       Full Documentation                         C                                 145000                    145000                         0                      108717.47       1% of amt prepaid
521057827                                               943.79                 6/1/2007                  108000                                  107903.02       Cash Out Refinance                                 9.95       Full Documentation                         AA+                               120000                    120000                         0                      107951.71       1% of amt prepaid
521057838                                              1070.24                 7/1/2007                  117000                                  116953.51       Cash Out Refinance                                 10.5       Full Documentation                         AA+                               155000                    130000                         0                         117000       1% of amt prepaid
521057846                                              2185.11                 6/1/2007                  261000                                  260870.27       Cash Out Refinance                                 9.45       Stated Income Documentation                AA+                               290000                    290000                         0                         261000       None
521057852                                              1461.57                 6/1/2007                  205000                                  204706.76       Cash Out Refinance                                  7.7       Full Documentation                         AA                                270000                    270000                         0                      204853.85       6 mo int on 80%
521057868                                              2392.96                 6/1/2007                  261600                                  261391.17       Rate/Term Refinance                                10.5       Full Documentation                         B                                 327000                    327000                         0                      261496.04       None
521057870                                               981.33                 6/1/2007                   96850                                   96791.77       Cash Out Refinance                                 11.8       Full Documentation                         CC                                149000                    149000                         0                       96821.03       1% of amt prepaid
521057871                                              1058.21                 6/1/2007                  147000                                  146897.29       Cash Out Refinance                                  7.8       Full Documentation                         B                                 210000                    210000                         0                         147000       6 mo int on 80%
521057895                                              2446.12                 6/1/2007                  283500                                  283237.19       Cash Out Refinance                                  9.8       Full Documentation                         AA+                               316000                    316000                         0                      283369.13       None
521057899                                               698.48                 7/1/2007                   67150                                   67131.41       Purchase                                          12.15       Stated Income Documentation                AA+                               110000                     79900                     79000                          67150       1% of amt prepaid
521057906                                                 2175                 6/1/2007                  279000                                  278836.13       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               345000                    310000                         0                         279000       1% of amt prepaid
521057948                                              1654.14                 6/1/2007                  225900                                  225854.95       Cash Out Refinance                                 8.67       Full Documentation                         A                                 251000                    251000                         0                      225877.13       None
521057949                                              1809.41                 6/1/2007                  231200                                  231164.64       Rate/Term Refinance                                 9.3       Full Documentation                         AA                                272000                    250000                         0                      231182.39       1% of amt prepaid
521057958                                              1738.15                 7/1/2007                  198900                                  198724.17       Cash Out Refinance                                 9.95       Stated Income Documentation                AA+                               221000                    221000                         0                         198900       2 mo int on 80%
521057976                                               784.29                 6/1/2007                   80750                                   80722.74       Cash Out Refinance                                11.25       Full Documentation                         AA+                               100000                     90000                         0                          80750       PIF - 1% of OPB ; Partial - 1% of amt ppd
521057985                                               617.77                 8/1/2007                   75000                                    74809.7       Cash Out Refinance                                9.675       No Documentation                           AA+                               270000                    270000                         0                       74986.69       None
521057995                                              1503.38                 6/1/2007                  184500                                     184488       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               205000                    205000                         0                         184500       2% of ppd amt
521058026                                                 1070                 6/1/2007                  135000                                  134946.67       Cash Out Refinance                                9.275       Full Documentation                         AA+                               150000                    150000                         0                      134973.44       None
521058032                                              1071.98                 7/1/2007                  113013                                  112972.26       Cash Out Refinance                                10.95       Stated Income Documentation                AA+                               830000                    830000                         0                         113013       6 mo int on 80%
521058088                                              1403.24                 6/1/2007                  141700                                     141609       Cash Out Refinance                                 11.5       Full Documentation                         CC                                218000                    218000                         0                      141654.72       1% of amt prepaid
521058091                                               639.07                 7/1/2007                   76003                                   75927.94       Rate/Term Refinance                                 9.5       Full Documentation                         AA+                                96000                     90000                         0                       75927.94       1% of amt prepaid
521058099                                              1422.49                 6/1/2007                  180000                                  179897.51       Cash Out Refinance                                  8.8       Business Bank Statements                   AA+                               200000                    200000                         0                         180000       6 mo int on 80%
521058101                                              1330.72                 6/1/2007                  166500                                  166407.62       Cash Out Refinance                                8.925       Business Bank Statements                   AA+                               185000                    185000                         0                         166500       6 mo int on 80%
521058102                                              1366.69                 6/1/2007                  171000                                  170905.12       Cash Out Refinance                                8.925       Business Bank Statements                   AA+                               190000                    190000                         0                         171000       6 mo int on 80%
521058103                                              1497.49                 6/1/2007                  171000                                  170923.95       Cash Out Refinance                                9.975       Business Bank Statements                   AA                                190000                    190000                         0                         171000       6 mo int on 80%
521058148                                               918.04                 6/1/2007                   89250                                   89224.46       Purchase                                             12       Stated Income Documentation                AA+                               109000                    109000                    105000                          89250       1% of amt prepaid
521058152                                               947.53                 6/1/2007                  101915                                  101876.21       Purchase                                           10.7       Full Documentation                         AA+                               120000                    120000                    119900                         101915       2% / 1%
521058177                                              1097.02                 7/1/2007                  125800                                  125686.43       Cash Out Refinance                                9.925       Full Documentation                         AA+                               148000                    148000                         0                      125743.45       6 mo int on 80%
521058209                                              1175.55                 6/1/2007                  139200                                  139132.25       Rate/Term Refinance                                9.55       Full Documentation                         C                                 232000                    232000                         0                         139200       2% of ppd amt
521058283                                               902.22                 6/1/2007                  108000                                  107946.03       Rate/Term Refinance                               9.425       Full Documentation                         AA+                               140000                    120000                         0                         108000       None
521058292                                              1681.71                 6/1/2007                  200000                                  199802.46       Cash Out Refinance                                  9.5       Full Documentation                         AA                                330000                    330000                         0                      199901.62       None
521058296                                               633.79                 6/1/2007                   64000                                   63979.54       Cash Out Refinance                                 11.5       Full Documentation                         AA+                                80000                     80000                         0                          64000       2% of UPB
521058324                                               732.07                 6/1/2007                   72250                                   72228.39       Rate/Term Refinance                                11.8       Business Bank Statements                   AA+                                85000                     77000                         0                          72250       1% of amt prepaid
521058331                                               569.62                 6/1/2007                   51765                                    51712.6       Cash Out Refinance                                11.99       Full Documentation                         AA+                                60900                     60900                         0                          51765       1% of amt prepaid
521058340                                               968.66                 6/1/2007                  115200                                  115143.34       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               128000                    128000                         0                         115200       None
521058353                                               889.56                 6/1/2007                   88800                                   88772.54       Cash Out Refinance                                11.65       Stated Income Documentation                AA+                               111000                    111000                         0                          88800       2% of UPB
521058366                                              1075.03                 7/1/2007                  105300                                  105260.27       Cash Out Refinance                                 11.9       Full Documentation                         AA+                               117000                    117000                         0                         105300       2% / 1%
521058384                                              1147.89                 6/1/2007                  153000                                  152928.84       Purchase                                          8.725       Full Documentation                         AA+                               180000                    180000                    180000                      152964.55       None
521058392                                               580.43                 6/1/2007                   56640                                   56623.61       Cash Out Refinance                                11.95       Stated Income Documentation                AA+                                70800                     70800                         0                          56640       1% of amt prepaid
521058395                                                975.4                 6/1/2007                  115500                                  115387.13       Cash Out Refinance                                 9.55       Full Documentation                         A                                 165000                    150000                         0                      115443.79       1% of amt prepaid
521058398                                              1151.28                 6/1/2007                  119000                                  118959.39       Cash Out Refinance                                 11.2       Full Documentation                         AA+                               166200                    140000                         0                         119000       2% / 1%
521058399                                               877.57                 6/1/2007                  100000                                   99955.76       Cash Out Refinance                                   10       Full Documentation                         AA+                               125000                    125000                         0                         100000       None
521058404                                               748.08                 6/1/2007                   88200                                   88157.52       Cash Out Refinance                                  9.6       Full Documentation                         A                                  98000                     98000                         0                          88200       None
521058435                                              1265.98                 7/1/2007                  158400                                  158312.12       Cash Out Refinance                                8.925       Stated Income Documentation                AA+                               198000                    198000                         0                         158400       None
521058446                                               993.62                 6/1/2007                  149500                                  149377.22       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               230000                    230000                         0                         149500       None
521058450                                              2035.04                 6/1/2007                  227000                                  226970.13       Cash Out Refinance                                 10.6       Stated Income Documentation                AA+                               255000                    245000                         0                         227000       None
521058486                                              1137.02                 7/1/2007                  165000                                  164411.95       Rate/Term Refinance                               8.125       Business Bank Statements                   AA                                350000                    350000                         0                      164411.95       6 mo int on 80%
521058498                                              1908.36                 6/1/2007                  225000                                  224891.64       Cash Out Refinance                                  9.6       Full Documentation                         AA+                               250000                    240000                         0                         225000       None
521058503                                              1646.66                 6/1/2007                  176400                                  176333.59       Rate/Term Refinance                               10.75       Business Bank Statements                   AA+                               196000                    196000                         0                         176400       1% of amt prepaid
521058527                                              2533.51                 6/1/2007                  300000                                  299853.99       Cash Out Refinance                                 9.55       Stated Income Documentation                AA+                               445000                    445000                         0                         300000       None
521058552                                              3522.23                 6/1/2007                  365500                                  365373.87       Cash Out Refinance                                11.15       Stated Income Documentation                AA+                               430000                    417000                         0                         365500       None
521058565                                               621.79                 6/1/2007                   60000                                   59983.21       Cash Out Refinance                                 12.1       Stated Income Documentation                AA+                                75000                     70000                         0                          60000       2% / 1%
521058605                                              1378.81                 6/1/2007                  166500                                  166415.03       Cash Out Refinance                                9.325       Business Bank Statements                   AA+                               185000                    185000                         0                         166500       6 mo int on 80%
521058615                                              2604.72                 6/1/2007                  284750                                  284636.84       Cash Out Refinance                                 10.5       Stated Income Documentation                AA+                               335000                    335000                         0                         284750       None
521058618                                              1458.08                 6/1/2007                  166500                                  166425.95       Cash Out Refinance                                9.975       Full Documentation                         AA+                               195000                    185000                         0                         166500       None
521058663                                              1313.66                 6/1/2007                  162900                                  162811.48       Cash Out Refinance                                9.025       Full Documentation                         AA                                181000                    181000                         0                         162900       None
521058665                                               1646.4                 6/1/2007                  249985                                  249776.01       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               390000                    390000                         0                         249985       None
521058673                                              1288.04                 7/1/2007                  149600                                  149530.58       Rate/Term Refinance                               9.775       Full Documentation                         AA+                               176000                    176000                         0                         149600       1% of amt prepaid
521058675                                               748.26                 6/1/2007                   79200                                   79171.14       Cash Out Refinance                                 10.9       Full Documentation                         A                                 125000                     99000                         0                          79200       1% of amt prepaid
521058720                                               911.13                 6/1/2007                   87920                                    87895.4       Purchase                                           12.1       Stated Income Documentation                AA+                               110000                    110000                    109900                          87920       2% of UPB
521058721                                               756.55                 6/1/2007                  100000                                    99937.2       Cash Out Refinance                                8.325       Full Documentation                         AA+                               162000                    130000                         0                         100000       None
521058734                                              2413.87                 7/1/2007                  300000                                  299836.13       Cash Out Refinance                                    9       Full Documentation                         C                                 440000                    440000                         0                      299836.13       None
521058750                                              2509.07                 6/1/2007                  346875                                  346635.07       Cash Out Refinance                                 7.85       Stated Income Documentation                AA+                               675000                    540000                         0                         346875       None
521058753                                              1024.11                 6/1/2007                  136000                                  135913.72       Cash Out Refinance                                8.275       Full Documentation                         AA+                               170000                    170000                         0                         136000       2% of UPB
521058761                                              1607.94                 7/1/2007                  184000                                  183917.73       Cash Out Refinance                                 9.95       Stated Income Documentation                AA+                               235000                    235000                         0                         184000       1% of amt prepaid
521058788                                               1208.2                 6/1/2007                  117900                                  117865.89       Cash Out Refinance                                11.95       Stated Income Documentation                AA+                               131000                    127000                         0                         117900       2% of UPB
521058834                                              1327.13                 6/1/2007                  154800                                   154727.4       Cash Out Refinance                                9.725       Full Documentation                         AA+                               172000                    172000                         0                         154800       1% of amt prepaid
521058836                                                840.4                 6/1/2007                   92250                                   92212.94       Purchase                                          10.45       Full Documentation                         AA+                               105000                    105000                    102500                          92250       2% / 1%
521058841                                              1171.33                 6/1/2007                160012.5                                  159904.59       Cash Out Refinance                                7.975       Full Documentation                         AA+                               255000                    255000                         0                       160012.5       None
521058853                                               808.91                 6/1/2007                   80750                                   80725.04       Cash Out Refinance                                11.65       Full Documentation                         AA+                                95000                     95000                         0                          80750       PIF - 1% of OPB ; Partial - 1% of amt ppd
521058857                                              1590.11                 6/1/2007                  170000                                  169936.35       Cash Out Refinance                               10.775       Full Documentation                         A                                 200000                    200000                         0                         170000       1% of amt prepaid
521058885                                               966.83                 7/1/2007                  139200                                  139140.01       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               175000                    175000                         0                         139200       None
521058984                                              2054.62                 6/1/2007                  231200                                  231100.95       Cash Out Refinance                                10.15       Full Documentation                         AA+                               272000                    272000                         0                         231200       None
521058986                                               845.05                 6/1/2007                  102350                                  102332.28       Purchase                                            9.7       Full Documentation                         AA+                               115000                    110000                    115000                         102350       PIF - 1% of OPB ; Partial - 1% of amt ppd
521059105                                              1319.92                 6/1/2007                  144000                                  143943.08       Cash Out Refinance                               10.525       Stated Income Documentation                AA+                               160000                    155000                         0                         144000       None
521059112                                              1202.82                 7/1/2007                  140000                                  139934.68       Cash Out Refinance                                 9.75       Full Documentation                         AA+                               175000                    175000                         0                      139934.68       2% of UPB
521059236                                              2606.39                 6/1/2007                  297000                                  296868.61       Cash Out Refinance                                   10       Full Documentation                         AA+                               330000                    330000                         0                         297000       None
521059349                                              1307.53                 6/1/2007                  187000                                  186861.22       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               270000                    270000                         0                         187000       None
551029704                                              1498.54                 7/1/2007                  205200                                  204917.97       Rate/Term Refinance                                7.95       Full Documentation                         AA                                228000                    228000                         0                      205059.45       6 mo int on 80%
551029919                                              1262.18                 7/1/2007                  134400                                  134350.22       Rate/Term Refinance                              10.825       Full Documentation                         AA+                               168000                    168000                         0                         134400       6 mo int on 80%
551030008                                              1705.43                 6/1/2007                  209700                                  209475.73       Rate/Term Refinance                                9.12       Full Documentation                         AA+                               233000                    233000                         0                      209588.29       6 mo int on 80%
551030015                                              3196.09                 6/1/2007                  373600                                  373242.32       Cash Out Refinance                                  9.7       Full Documentation                         AA                                467000                    467000                         0                      373419.93       None
551030245                                              1334.64                 6/1/2007                  187650                                  187380.22       Purchase                                          7.675       Full Documentation                         AA+                               211000                    200000                    208500                      187515.54       6 mo int on 80%
551030684                                               918.75                 6/1/2007                   88000                                   87951.59       Cash Out Refinance                                 12.2       Full Documentation                         A                                 110000                    110000                         0                       87975.92       None
551030883                                              2769.52                 6/1/2007                  400000                                  399392.43       Rate/Term Refinance                                 7.4       Full Documentation                         AA+                               500000                    500000                         0                      399697.15       None
551030955                                               783.97                 6/1/2007                   75650                                   75628.83       Cash Out Refinance                                 12.1       Full Documentation                         AA+                                89000                     81000                         0                          75650       6 mo int on 80%
551030985                                              1755.16                 6/1/2007                  272000                                   271525.7       Cash Out Refinance                                  6.7       Business Bank Statements                   AA+                               340000                    340000                         0                      271763.51       None
551031039                                              1120.27                 6/1/2007                  140800                                  140641.54       Cash Out Refinance                                8.875       Stated Income Documentation                AA+                               176000                    176000                         0                      140721.06       None
551031061                                              1660.17                 6/1/2007                  178814                                   177732.9       Cash Out Refinance                                7.525       Stated Income Documentation                AA+                               290000                    290000                         0                      178275.14       None
551031098                                               1411.5                 6/1/2007                  174880                                  174248.31       Cash Out Refinance                                7.525       Full Documentation                         AA+                               218600                    218600                         0                      174565.14       None
551031103                                               923.84                 6/1/2007                  106165                                  106117.02       Purchase                                            9.9       Full Documentation                         AA+                               128000                    128000                    124900                         106165       6 mo int on 80%
551031171                                               746.11                 6/1/2007                   81900                                   81833.91       Cash Out Refinance                                10.45       Full Documentation                         AA+                                91000                     91000                         0                        81867.1       6 mo int on 80%
551031181                                               970.76                 6/1/2007                  118000                                  117877.17       Purchase                                           9.25       Full Documentation                         AA+                               154000                    154000                    147500                      117938.82       6 mo int on 80%
551031182                                              1756.87                 6/1/2007                  270000                                  269908.13       Cash Out Refinance                                  7.4       Full Documentation                         AA                                300000                    300000                         0                         270000       6 mo int on 80%
551031204                                               976.75                 6/1/2007                  109000                                  108908.18       Cash Out Refinance                                10.25       Full Documentation                         AA+                               132000                    132000                         0                      108954.29       6 mo int on 80%
551031228                                               655.91                 6/1/2007                   86000                                   85893.53       Cash Out Refinance                                8.412       Full Documentation                         AA+                               110000                    110000                         0                       85946.95       None
551031241                                                  997                 6/1/2007                  130400                                  130378.22       Rate/Term Refinance                               9.075       Full Documentation                         AA+                               150000                    150000                         0                      130389.15       6 mo int on 80%
551031263                                              1924.77                 7/1/2007                  300600                                  300068.12       Rate/Term Refinance                               6.625       Full Documentation                         AA+                               334000                    334000                         0                      300334.79       2% of ppd amt
551031300                                              1128.71                 6/1/2007                  136000                                  135861.38       Rate/Term Refinance                                9.35       Full Documentation                         AA+                               158000                    158000                         0                      135930.96       6 mo int on 80%
551031304                                              1270.77                 6/1/2007                  191200                                  190885.02       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               239000                    239000                         0                      191042.97       None
551031306                                              1925.01                 7/1/2007                  252680                                  252366.41       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               315850                    315850                         0                      252523.75       6 mo int on 80%
551031307                                              1511.84                 6/1/2007                  202500                                  202463.06       Rate/Term Refinance                                8.85       Full Documentation                         AA+                               225000                    225000                         0                       202481.6       6 mo int on 80%
551031312                                              1492.44                 6/1/2007                  188000                                  187894.06       Cash Out Refinance                                 8.85       Full Documentation                         AA+                               235000                    235000                         0                         188000       None
551031320                                               889.06                 6/1/2007                  112500                                  112371.41       Rate/Term Refinance                                 8.8       Full Documentation                         AA+                               125000                    125000                         0                      112435.94       6 mo int on 80%
551031331                                              1225.39                 7/1/2007                  159000                                  158904.17       Rate/Term Refinance                               8.525       Full Documentation                         AA+                               205000                    205000                         0                         159000       6 mo int on 80%
551031348                                              1057.28                 6/1/2007                  121500                                   121445.1       Cash Out Refinance                                  9.9       Business Bank Statements                   A                                 135000                    135000                         0                         121500       None
551031349                                              1141.43                 6/1/2007                  172000                                   171707.2       Cash Out Refinance                                6.975       Full Documentation                         AA+                               215000                    215000                         0                      171849.75       None
551031360                                               1442.4                 6/1/2007                  214200                                  214172.21       Rate/Term Refinance                               7.925       Full Documentation                         AA                                238000                    238000                         0                         214200       6 mo int on 80%
551031364                                              1434.48                 6/1/2007                  147200                                  146786.72       Cash Out Refinance                                8.325       Full Documentation                         A                                 184000                    184000                         0                         147200       6 mo int on 80%
551031365                                              1436.87                 6/1/2007                  172000                                  171826.56       Cash Out Refinance                                9.425       Full Documentation                         AA+                               215000                    215000                         0                       171913.2       None
551031377                                              1170.07                 7/1/2007                  120000                                  119959.93       Cash Out Refinance                                 11.3       Full Documentation                         AA+                               150000                    150000                         0                         120000       None
551031380                                               801.03                 7/1/2007                  100000                                   99889.19       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               175000                    175000                         0                        99944.8       None
551031381                                               567.42                 6/1/2007                   56000                                   55966.33       Cash Out Refinance                                 11.8       Stated Income Documentation                AA+                                80000                     80000                         0                       55983.25       None
551031384                                              1009.77                 6/1/2007                  107200                                  106602.02       Cash Out Refinance                                 9.65       Full Documentation                         B                                 134000                    134000                         0                      106753.32       None
551031389                                               730.98                 7/1/2007                   97300                                   97175.49       Rate/Term Refinance                                8.25       Full Documentation                         AA+                               129000                    129000                         0                       97237.96       6 mo int on 80%
551031400                                              1883.39                 6/1/2007                  195300                                  195042.48       Rate/Term Refinance                                9.99       Full Documentation                         A                                 217000                    217000                         0                         195300       6 mo int on 80%
551032297                                               933.98                 6/1/2007                  144000                                  143751.33       Rate/Term Refinance                                6.75       Full Documentation                         AA+                               195000                    195000                         0                      143876.02       6 mo int on 80%
551032322                                              2852.04                 6/1/2007                  288000                                  287907.96       Purchase                                           11.5       Stated Income Documentation                AA+                               350000                    350000                    320000                         288000       None
551032328                                               670.44                 7/1/2007                   70400                                   70365.33       Cash Out Refinance                                   11       Full Documentation                         AA                                 88000                     88000                         0                       70365.33       None
551032335                                              1663.69                 6/1/2007                  192000                                   191823.9       Cash Out Refinance                                 9.85       Full Documentation                         A                                 240000                    240000                         0                      191912.31       None
551032338                                              2773.71                 6/1/2007                  280000                                  279232.96       Cash Out Refinance                                  8.6       Business Bank Statements                   AA+                               350000                    350000                         0                         280000       None
551032418                                              1569.22                 6/1/2007                  171900                                  171761.26       Purchase                                         10.475       Stated Income Documentation                AA+                               211400                    211400                    191000                      171830.54       6 mo int on 80%
551032440                                               691.99                 6/1/2007                   80200                                   80125.65       Rate/Term Refinance                                 9.8       Full Documentation                         AA+                                98000                     98000                         0                       80162.98       6 mo int on 80%
551032447                                               595.28                 7/1/2007                   57915                                   57881.61       Purchase                                          11.99       Full Documentation                         AA+                                74000                     74000                     64350                       57898.39       6 mo int on 80%
551032517                                              1069.66                 6/1/2007                  112410                                  112329.29       Purchase                                          10.99       Stated Income Documentation                AA+                               125000                    125000                    124900                      112369.83       6 mo int on 80%
551032530                                              1957.71                 6/1/2007                  222300                                  222237.51       Rate/Term Refinance                                10.4       Full Documentation                         A                                 247000                    247000                         0                      222268.89       6 mo int on 80%
551032539                                               884.97                 6/1/2007                  100000                                   99913.03       Cash Out Refinance                                 10.1       Stated Income Documentation                AA+                               125000                    125000                         0                        99956.7       None
551032552                                               845.49                 7/1/2007                  103000                                  102892.23       Rate/Term Refinance                               9.225       Full Documentation                         AA+                               170000                    170000                         0                      102946.32       None
551032563                                               755.88                 6/1/2007                  104000                                  103857.11       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               200000                    200000                         0                      103928.79       2% of ppd amt
551032567                                               962.25                 6/1/2007                  124000                                  123926.42       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               155000                    155000                         0                         124000       None
551032571                                               978.34                 6/1/2007                  147200                                   146957.5       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               184000                    184000                         0                       147079.1       6 mo int on 80%
551032628                                              1933.74                 6/1/2007                  233000                                  232881.72       Cash Out Refinance                                 9.35       Full Documentation                         AA+                               294000                    294000                         0                         233000       None
551032665                                               594.17                 7/1/2007                   60000                                   59961.48       Purchase                                           11.5       Full Documentation                         AA+                               100000                    100000                    100000                       59980.83       6 mo int on 80%
551032678                                               575.54                 6/1/2007                   72500                                   72459.15       Rate/Term Refinance                                8.85       Full Documentation                         AA+                                95000                     95000                         0                          72500       6 mo int on 80%
551032682                                              1486.42                 7/1/2007                  186400                                  186296.05       Cash Out Refinance                                  8.9       Full Documentation                         AA                                233000                    233000                         0                         186400       None
551032687                                              1063.08                 6/1/2007                  124000                                  123941.84       Purchase                                          9.725       Stated Income Documentation                AA+                               158000                    158000                    155000                         124000       6 mo int on 80%
551032712                                              1355.09                 6/1/2007                  158400                                  158250.02       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               198000                    198000                         0                      158325.31       6 mo int on 80%
551032723                                               846.62                 6/1/2007                   88200                                   88138.18       Purchase                                           11.1       Full Documentation                         AA                                100000                    100000                     98000                       88169.23       6 mo int on 80%
551032724                                              1234.87                 6/1/2007                  130500                                  130485.85       Rate/Term Refinance                              11.225       Full Documentation                         AA+                               145000                    145000                         0                         130500       6 mo int on 80%
551032758                                               965.65                 7/1/2007                  146250                                  146005.96       Cash Out Refinance                                6.925       Business Bank Statements                   AA+                               225000                    225000                         0                      146128.33       6 mo int on 80%
551032760                                              2237.93                 6/1/2007                  308650                                  308437.59       Rate/Term Refinance                               7.875       Full Documentation                         AA+                               390000                    390000                         0                         308650       None
551032786                                               771.75                 6/1/2007                   96000                                   95947.45       Cash Out Refinance                                 8.99       Full Documentation                         AA+                               120000                    120000                         0                          96000       None
551032834                                              2712.52                 7/1/2007                  310400                                  310261.21       Cash Out Refinance                                 9.95       Full Documentation                         B                                 388000                    388000                         0                         310400       None
551032836                                               586.82                 7/1/2007                   56000                                   55984.85       Cash Out Refinance                                12.25       Full Documentation                         AA+                                70000                     70000                         0                          56000       None
551032840                                               657.15                 6/1/2007                   76000                                    75965.1       Cash Out Refinance                                9.825       Full Documentation                         AA+                                95000                     95000                         0                          76000       None
551032843                                               599.84                 6/1/2007                   59200                                   59182.29       Purchase                                           11.8       Full Documentation                         AA+                                76000                     76000                     74000                          59200       None
551032855                                              2371.97                 7/1/2007                  300000                                  299978.03       Rate/Term Refinance                                 9.4       Stated Income Documentation                AA+                               375000                    375000                         0                      299978.03       6 mo int on 80%
551032862                                              1847.18                 6/1/2007                  215000                                   214899.7       Cash Out Refinance                                 9.75       Full Documentation                         AA                                322000                    322000                         0                         215000       None
551032874                                              2217.74                 6/1/2007                  295200                                  295011.76       Rate/Term Refinance                                8.25       Full Documentation                         AA                                369000                    369000                         0                         295200       6 mo int on 80%
551032923                                              2555.07                 6/1/2007                  248400                                  248328.93       Purchase                                             12       Stated Income Documentation                AA+                               276000                    276000                    276000                         248400       None
551032945                                              1764.39                 6/1/2007                  234855                                  234705.24       Purchase                                           8.25       Full Documentation                         A                                 278000                    278000                    276300                         234855       6 mo int on 80%
551032957                                              1300.62                 6/1/2007                  143650                                  143591.35       Purchase                                         10.375       Full Documentation                         AA+                               169000                    169000                    169000                         143650       6 mo int on 80%
551032984                                                826.3                 6/1/2007                  100000                                   99948.69       Purchase                                            9.3       Full Documentation                         AA+                               125500                    125500                    125000                         100000       6 mo int on 80%
551033058                                                659.3                 6/1/2007                   62000                                   61983.95       Cash Out Refinance                                12.45       Stated Income Documentation                AA+                                86000                     86000                         0                          62000       None
551033101                                               917.05                 6/1/2007                  111600                                  111541.98       Rate/Term Refinance                               9.237       Full Documentation                         AA+                               124000                    124000                         0                         111600       6 mo int on 80%
551033135                                              1529.86                 6/1/2007                  148000                                  147620.22       Cash Out Refinance                                9.325       Full Documentation                         AA+                               185000                    185000                         0                         148000       None
551033137                                              1661.44                 6/1/2007                  167450                                  167396.78       Rate/Term Refinance                              11.525       Full Documentation                         C                                 197000                    197000                         0                         167450       6 mo int on 80%
551033172                                              1897.09                 7/1/2007                  200000                                  199927.91       Rate/Term Refinance                               10.95       Full Documentation                         AA+                               250000                    250000                         0                         200000       6 mo int on 80%
551033195                                              1541.69                 6/1/2007                  189163                                  189062.73       Rate/Term Refinance                               9.144       No Documentation                           AA+                               247500                    247500                         0                         189163       6 mo int on 80%
551033288                                               900.24                 6/1/2007                  110400                                  110341.55       Rate/Term Refinance                                9.15       Full Documentation                         AA+                               138000                    138000                         0                         110400       None
551033295                                               908.12                 7/1/2007                  108000                                  107909.24       Cash Out Refinance                                  9.5       Full Documentation                         B                                 135000                    135000                         0                      107909.24       1% of UPB
551033321                                               896.25                 7/1/2007                   96400                                   96363.32       Cash Out Refinance                                 10.7       Stated Income Documentation                AA+                               120500                    120500                         0                          96400       None
551033372                                               855.58                 6/1/2007                  104000                                  103946.09       Cash Out Refinance                                 9.25       Full Documentation                         AA+                               130000                    130000                         0                         104000       None
581017353                                              1069.63                 6/1/2007                  122400                                  122290.09       Cash Out Refinance                                 9.95       Full Documentation                         AA+                               136000                    136000                         0                      122345.27       2% / 1%
581017706                                              1773.46                 6/1/2007                  210000                                  209794.77       Cash Out Refinance                                 9.55       Full Documentation                         CC                                420000                    420000                         0                      209897.79       6 mo int on 80%
581018097                                               956.96                 6/1/2007                   92000                                   91974.54       Rate/Term Refinance                               12.15       Stated Income Documentation                AA                                115000                    115000                         0                          92000       6 mo int on 80%
581018524                                              1815.64                 6/1/2007                  272000                                  271963.69       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               320000                    320000                         0                         272000       6 mo int on 80%
581018767                                              1877.39                 7/1/2007                  279000                                   278736.9       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               400000                    400000                         0                      278825.16       6 mo int on 80%
581019126                                              1095.41                 7/1/2007                  163000                                  162589.63       Cash Out Refinance                                  7.1       Full Documentation                         AA+                               220000                    220000                         0                      162727.23       6 mo int on 80%
581019401                                              2158.45                 6/1/2007                  352000                                   351877.4       Cash Out Refinance                                 7.15       Full Documentation                         AA                                395000                    395000                         0                      351938.88       6 mo int on 80%
581019509                                               755.85                 6/1/2007                  110000                                  109986.65       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               310000                    285000                         0                         110000       6 mo int on 80%
581019574                                              2188.57                 7/1/2007                  272000                                  271698.88       Rate/Term Refinance                                   9       Full Documentation                         AA+                               320000                    275000                         0                      271698.88       6 mo int on 80%
581019578                                              2583.65                 6/1/2007                  375000                                   374424.7       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               500000                    500000                         0                      374713.23       6 mo int on 80%
581019612                                              2412.42                 6/1/2007                  391600                                   391228.8       Rate/Term Refinance                               6.255       Full Documentation                         AA+                               778000                    778000                         0                         391600       6 mo int on 80%
581019663                                              1052.96                 6/1/2007                  136000                                  135837.16       Cash Out Refinance                                8.575       Full Documentation                         AA+                               170000                    170000                         0                      135918.87       6 mo int on 80%
581019802                                              2509.43                 6/1/2007                  375000                                  374761.64       Cash Out Refinance                                 7.65       Stated Income Documentation                AA+                               500000                    500000                         0                       374881.2       6 mo int on 80%
581019804                                              2382.47                 6/1/2007                  325000                                  324561.52       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               600000                    600000                         0                      324781.49       6 mo int on 80%
581019855                                                  982                 6/1/2007                  122400                                   122376.8       Cash Out Refinance                                  9.4       Full Documentation                         AA                                137000                    137000                         0                         122400       6 mo int on 80%
581019893                                              1938.35                 6/1/2007                  348500                                  348340.21       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               410000                    410000                         0                      348420.32       6 mo int on 80%
581019898                                              1396.84                 7/1/2007                  213000                                  212965.75       Cash Out Refinance                                  7.7       Full Documentation                         AA+                               340000                    340000                         0                         213000       6 mo int on 80%
581019937                                              1498.29                 6/1/2007                  222500                                  222471.14       Cash Out Refinance                                7.925       Full Documentation                         AA+                               278700                    278700                         0                         222500       6 mo int on 80%
581019947                                              2325.28                 6/1/2007                  337500                                  336720.98       Cash Out Refinance                                 7.35       Full Documentation                         AA                                375000                    375000                         0                      336982.24       6 mo int on 80%
581019951                                              1057.09                 6/1/2007                  139500                                  139475.91       Cash Out Refinance                                 8.99       Full Documentation                         AA                                155000                    155000                         0                         139500       6 mo int on 80%
581019958                                               2043.7                 7/1/2007                  348500                                  348431.13       Cash Out Refinance                                  6.8       Full Documentation                         AA+                               500000                    500000                         0                         348500       6 mo int on 80%
581019986                                              2273.16                 6/1/2007                  320000                                  319826.43       Cash Out Refinance                                  8.2       Full Documentation                         B                                 400000                    400000                         0                      319913.51       6 mo int on 80%
581019997                                              2427.68                 6/1/2007                  368000                                  367948.99       Rate/Term Refinance                                7.75       Full Documentation                         AA                                460000                    460000                         0                         368000       6 mo int on 80%
581020014                                              1585.58                 6/1/2007                  234900                                     234900       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               261000                    261000                         0                         234900       None
581020022                                              1458.59                 6/1/2007                  200000                                  199899.13       Cash Out Refinance                                 8.45       Full Documentation                         B                                 400000                    400000                         0                      199949.74       6 mo int on 80%
581020023                                              1746.54                 6/1/2007                  243000                                  242949.24       Rate/Term Refinance                                 8.5       Full Documentation                         AA+                               270000                    270000                         0                      242974.71       6 mo int on 80%
581020046                                               1253.2                 7/1/2007                  156800                                   156711.2       Purchase                                          8.925       Full Documentation                         AA+                               197000                    197000                    196000                         156800       6 mo int on 80%
581020052                                               1170.9                 5/1/2007                  156000                                   155972.1       Cash Out Refinance                                  8.9       Stated Income Documentation                AA                                195000                    195000                         0                         156000       6 mo int on 80%
581020055                                              1942.53                 6/1/2007                  327000                                  326875.08       Cash Out Refinance                                  6.9       Full Documentation                         AA                                505000                    505000                         0                      326937.72       6 mo int on 80%
581020066                                              1026.75                 6/1/2007                  166500                                     166500       Rate/Term Refinance                                 7.4       Full Documentation                         AA+                               185000                    185000                         0                         166500       6 mo int on 80%
581020070                                              2024.88                 6/1/2007                  318200                                  318100.92       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               370000                    370000                         0                      318150.61       6 mo int on 80%
581020073                                              1717.02                 6/1/2007                  243000                                  242866.26       Cash Out Refinance                                 8.15       Full Documentation                         AA+                               288000                    288000                         0                      242933.36       6 mo int on 80%
581020080                                              2320.43                 6/1/2007                  342000                                  341913.15       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               380000                    380000                         0                      341956.72       6 mo int on 80%
581020091                                              2740.03                 6/1/2007                  357000                                   356922.6       Cash Out Refinance                                 8.95       Stated Income Documentation                A                                 420000                    420000                         0                         357000       6 mo int on 80%
581020101                                              2578.25                 6/1/2007                  340000                                  339336.24       Cash Out Refinance                                 8.35       Stated Income Documentation                AA+                               440000                    440000                         0                      339551.78       6 mo int on 80%
581020107                                              2261.95                 7/1/2007                  320000                                  319929.19       Cash Out Refinance                                 8.35       Stated Income Documentation                AA                                400000                    400000                         0                      319964.72       6 mo int on 80%
581020122                                              2697.43                 6/1/2007                  375300                                  375221.61       Rate/Term Refinance                                 8.5       Full Documentation                         AA+                               417000                    417000                         0                      375260.94       6 mo int on 80%
581020127                                              1817.99                 7/1/2007                  322500                                  322357.39       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               430000                    430000                         0                      322428.89       6 mo int on 80%
581020130                                              2550.42                 5/1/2007                  306000                                  305896.74       Cash Out Refinance                                  9.8       Stated Income Documentation                AA+                               340000                    340000                         0                         306000       6 mo int on 80%
581020136                                              2007.87                 7/1/2007                  338000                                  337870.89       Cash Out Refinance                                  6.9       Stated Income Documentation                AA+                               520000                    520000                         0                      337935.63       6 mo int on 80%
581020173                                              1493.45                 7/1/2007                  255000                                  254949.42       Cash Out Refinance                                 6.79       Full Documentation                         AA+                               395000                    395000                         0                      254949.42       6 mo int on 80%
581020175                                              1873.16                 6/1/2007                  321503                                  321438.29       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               495000                    495000                         0                         321503       6 mo int on 80%
581020194                                              1852.35                 6/1/2007                  202500                                  202338.35       Cash Out Refinance                                 10.5       Stated Income Documentation                AA+                               270000                    270000                         0                      202419.53       None
581020202                                              1295.46                 6/1/2007                  147000                                  146805.37       Cash Out Refinance                                10.05       Full Documentation                         A                                 208000                    208000                         0                      146870.79       None
581020203                                              1585.96                 6/1/2007                  237000                                  236924.92       Rate/Term Refinance                                7.65       Full Documentation                         A                                 365000                    365000                         0                         237000       6 mo int on 80%
581020206                                               899.03                 6/1/2007                  130000                                  129924.19       Purchase                                           7.95       Full Documentation                         AA+                               185000                    183000                    180000                      129962.22       6 mo int on 80%
581020223                                              1721.55                 6/1/2007                  279000                                  278952.45       Rate/Term Refinance                                 7.2       Full Documentation                         AA+                               310000                    310000                         0                         279000       6 mo int on 80%
581020232                                               850.72                 6/1/2007                   84600                                   84574.13       Purchase                                           11.7       Stated Income Documentation                AA+                               155000                    140000                     94000                          84600       None
581020240                                              1932.59                 7/1/2007                  300400                                  300309.56       Rate/Term Refinance                                7.54       Full Documentation                         AA+                               375500                    375500                    375500                      300309.56       6 mo int on 80%
581020252                                              2530.46                 6/1/2007                  325000                                  324974.75       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               396000                    396000                         0                         325000       6 mo int on 80%
581020301                                              2870.01                 6/1/2007                  423000                                  422946.47       Cash Out Refinance                                 7.99       Full Documentation                         AA                                470000                    470000                         0                         423000       None
581020304                                              2245.49                 6/1/2007                  378000                                  377928.01       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               420000                    420000                         0                         378000       6 mo int on 80%
581020314                                              2022.15                 6/1/2007                  217500                                  217333.72       Cash Out Refinance                                 10.7       Full Documentation                         C                                 290000                    290000                         0                      217417.23       6 mo int on 80%
581020327                                              1069.99                 6/1/2007                  105600                                  105568.41       Cash Out Refinance                                 11.8       Stated Income Documentation                AA+                               132000                    125000                         0                         105600       2% of UPB
581020331                                              1164.26                 6/1/2007                  127800                                  127748.67       Cash Out Refinance                                10.45       Full Documentation                         AA+                               142000                    142000                         0                         127800       None
581020352                                              1151.65                 6/1/2007                  175004                                  174946.13       Cash Out Refinance                                  7.5       Full Documentation                         AA                                245000                    245000                         0                         175004       6 mo int on 80%
581020360                                              1720.99                 6/1/2007                  180000                                  179936.51       Purchase                                          11.05       Stated Income Documentation                AA+                               200000                    200000                    200000                         180000       6 mo int on 80%
581020363                                              1633.27                 7/1/2007                  220500                                  220446.98       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               245000                    245000                         0                         220500       6 mo int on 80%
581020374                                              2720.25                 6/1/2007                  387000                                   386956.5       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               430000                    430000                         0                         387000       6 mo int on 80%
581020384                                                 1232                 6/1/2007                  172800                                   172676.8       Rate/Term Refinance                                 7.7       Full Documentation                         AA+                               192000                    192000                         0                         172800       6 mo int on 80%
581020385                                              1593.56                 7/1/2007                  206800                                  206783.29       Rate/Term Refinance                                9.15       Full Documentation                         AA+                               232000                    232000                         0                      206783.29       6 mo int on 80%
581020407                                              1401.04                 6/1/2007                  243000                                  242949.64       Rate/Term Refinance                                6.67       Full Documentation                         AA+                               270000                    270000                         0                         243000       6 mo int on 80%
581020409                                              1085.15                 6/1/2007                  121500                                  121448.61       Purchase                                          10.21       Full Documentation                         AA+                               195000                    135000                    135000                         121500       1% of UPB
581020411                                              1055.15                 6/1/2007                  172000                                  171932.42       Cash Out Refinance                                 6.89       Full Documentation                         AA+                               215000                    215000                         0                         172000       6 mo int on 80%
581020443                                              2348.15                 6/1/2007                  369000                                  368942.73       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               410000                    410000                         0                         369000       6 mo int on 80%
581020447                                              1891.46                 6/1/2007                  252000                                  251977.54       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               280000                    280000                         0                         252000       6 mo int on 80%
581020450                                              3001.46                 7/1/2007                  411000                                  410721.42       Cash Out Refinance                                 7.95       Business Bank Statements                   AA+                               500000                    500000                         0                         411000       6 mo int on 80%
581020472                                              2568.42                 6/1/2007                  365400                                  365358.93       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               406000                    406000                         0                         365400       6 mo int on 80%
581020486                                              2346.98                 6/1/2007                  378000                                  377936.77       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               420000                    420000                         0                         378000       6 mo int on 80%
581020511                                              1326.56                 7/1/2007                  161250                                  161166.41       Cash Out Refinance                                 9.25       Full Documentation                         C                                 215000                    215000                         0                         161250       6 mo int on 80%
581020566                                              2346.89                 6/1/2007                  272000                                  271874.44       Cash Out Refinance                                  9.8       Business Bank Statements                   AA                                320000                    320000                         0                         272000       6 mo int on 80%
581020582                                              1001.27                 6/1/2007                  150000                                  149979.98       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               235000                    235000                         0                         150000       6 mo int on 80%
581020602                                              2698.67                 7/1/2007                  368000                                     368000       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               460000                    460000                         0                         368000       6 mo int on 80%
581020617                                              2429.77                 6/1/2007                  316000                                  315808.56       Rate/Term Refinance                                 8.5       Full Documentation                         AA+                               360000                    360000                         0                         316000       6 mo int on 80%
581020685                                               2149.8                 6/1/2007                  283500                                  283322.89       Cash Out Refinance                                 8.35       Full Documentation                         AA+                               315000                    315000                         0                         283500       6 mo int on 80%
581020686                                              1717.77                 6/1/2007                  228650                                   228504.2       Cash Out Refinance                                 8.25       Full Documentation                         AA                                269000                    269000                         0                         228650       6 mo int on 80%
581020768                                              1353.91                 7/1/2007                  180000                                  179958.59       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               200000                    200000                         0                         180000       6 mo int on 80%
581020814                                              1756.66                 6/1/2007                  234739                                   234684.2       Cash Out Refinance                                  8.7       Business Bank Statements                   A                                 271000                    271000                         0                         234739       6 mo int on 80%
621023908                                              1614.88                 6/1/2007                  197600                                  197495.94       Purchase                                          9.175       Stated Income Documentation                AA+                               304000                    304000                    304000                         197600       None
621023952                                               1945.8                 6/1/2007                  193500                                  193440.83       Purchase                                           11.7       Stated Income Documentation                AA+                               215000                    210000                    215000                         193500       6 mo int on 80%
621024031                                              1088.91                 6/1/2007                  140000                                  139834.09       Cash Out Refinance                                8.625       Full Documentation                         AA+                               175000                    160000                         0                      139917.34       1% of UPB
621024160                                              1583.41                 7/1/2007                  200000                                  199657.27       Cash Out Refinance                                 8.82       Stated Income Documentation                AA+                               250000                    250000                         0                      199772.35       6 mo int on 80%
621024184                                              2075.28                 6/1/2007                  283500                                  283116.35       Cash Out Refinance                                7.975       Stated Income Documentation                AA+                               405000                    399900                         0                      283308.81       6 mo int on 80%
621024394                                              1205.83                 6/1/2007                  148500                                  148445.56       Cash Out Refinance                                9.525       Lite Documentation                         AA+                               165000                    165000                         0                      148472.89       1% of UPB
621024421                                              2032.51                 6/1/2007                  274400                                  274334.02       Cash Out Refinance                                  8.6       Stated Income Documentation                AA                                343000                    320000                         0                         274400       6 mo int on 80%
621024454                                              1119.68                 7/1/2007                  112200                                  112164.92       Cash Out Refinance                                 11.6       Full Documentation                         AA+                               132000                    132000                         0                      112164.92       6 mo int on 80%
621024498                                              1106.92                 7/1/2007                  140000                                  139972.25       Cash Out Refinance                                 9.25       Full Documentation                         AA+                               187000                    165000                         0                      139972.25       6 mo int on 80%
621024611                                                856.5                 7/1/2007                  111150                                  111141.02       Purchase                                           9.15       Full Documentation                         AA+                               125000                    123500                    123500                         111150       6 mo int on 80%
621024617                                               1119.6                 6/1/2007                  123250                                  123234.51       Cash Out Refinance                                10.75       Full Documentation                         C                                 145000                    145000                         0                         123250       6 mo int on 80%
621024660                                              1163.74                 6/1/2007                  177600                                  177299.26       Cash Out Refinance                                 6.85       Full Documentation                         AA                                222000                    222000                         0                      177450.06       6 mo int on 80%
621024670                                              1752.68                 6/1/2007                  259500                                  259293.51       Cash Out Refinance                                 7.15       Full Documentation                         A                                 410000                    375000                         0                         259500       6 mo int on 80%
621024673                                              1155.83                 7/1/2007                  182500                                     182500       Cash Out Refinance                                  7.6       Stated Income Documentation                AA+                               390000                    390000                         0                         182500       6 mo int on 80%
621024675                                              1207.04                 6/1/2007                  150450                                  150421.49       Cash Out Refinance                                  9.4       Full Documentation                         AA                                177000                    177000                         0                         150450       6 mo int on 80%
621024699                                              1468.35                 7/1/2007                  210000                                  209844.15       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               310000                    310000                         0                         210000       6 mo int on 80%
621024704                                              1085.27                 6/1/2007                  173502                                  173342.07       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               315000                    315000                         0                         173502       None
621024719                                              1263.26                 7/1/2007                  157000                                  156914.24       Cash Out Refinance                                    9       Full Documentation                         AA+                               225000                    225000                         0                         157000       6 mo int on 80%
621024736                                              1410.88                 6/1/2007                  170000                                   169913.7       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               250000                    250000                         0                         170000       6 mo int on 80%
621024739                                               2781.3                 8/1/2007                  392000                                   391717.7       Purchase                                           7.65       Business Bank Statements                   AA+                               502000                    502000                    490000                       391717.7       6 mo int on 80%
621024767                                              1337.19                 6/1/2007                  198000                                  197948.14       Cash Out Refinance                                 7.95       Full Documentation                         AA+                               220000                    220000                         0                      197973.75       6 mo int on 80%
621024797                                               1082.4                 6/1/2007                  150000                                  149790.77       Cash Out Refinance                                7.825       Full Documentation                         AA+                               217000                    217000                         0                      149895.72       6 mo int on 80%
621024807                                              1935.48                 7/1/2007                  256500                                  256477.58       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               285000                    275000                         0                      256477.58       6 mo int on 80%
621024808                                              1558.71                 6/1/2007                  192000                                  191897.29       Cash Out Refinance                                  9.1       Full Documentation                         AA+                               240000                    240000                         0                         192000       6 mo int on 80%
621024811                                               1159.7                 6/1/2007                  170000                                  169867.38       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               400000                    400000                         0                         170000       6 mo int on 80%
621024818                                              2133.93                 6/1/2007                  256000                                   255871.4       Cash Out Refinance                                  9.4       Full Documentation                         AA                                320000                    320000                         0                         256000       6 mo int on 80%
621024832                                              3190.09                 8/1/2007                  391500                                  391474.53       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               435000                    435000                         0                         391500       6 mo int on 80%
621024834                                              1085.26                 6/1/2007                  125100                                   125087.4       Purchase                                          10.35       Stated Income Documentation                AA+                               148000                    135000                    139000                      125093.73       6 mo int on 80%
621024856                                              1415.24                 7/1/2007                  204000                                  203846.16       Cash Out Refinance                                 7.42       Full Documentation                         AA+                               255000                    248000                         0                         204000       6 mo int on 80%
621024867                                              1641.27                 7/1/2007                  196000                                  195966.83       Cash Out Refinance                                 9.85       Stated Income Documentation                A                                 280000                    280000                         0                      195966.83       6 mo int on 80%
621024871                                               1339.2                 6/1/2007                  172000                                  171986.63       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               215000                    215000                         0                         172000       6 mo int on 80%
621024873                                              1885.71                 6/1/2007                  198800                                  198728.34       Cash Out Refinance                                10.95       Stated Income Documentation                C                                 285000                    285000                         0                         198800       6 mo int on 80%
621024877                                               869.75                 6/1/2007                  110057                                  109994.33       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               185000                    185000                         0                         110057       6 mo int on 80%
621024887                                              2015.05                 6/1/2007                  195900                                  195787.34       Purchase                                             12       Stated Income Documentation                AA+                               288000                    288000                    230471                      195843.95       None
621024952                                               946.99                 7/1/2007                  110500                                  110483.05       Purchase                                           10.1       Full Documentation                         AA+                               130000                    130000                    130000                         110500       6 mo int on 80%
621024971                                              1682.13                 7/1/2007                  260014                                  259789.03       Cash Out Refinance                                6.725       Full Documentation                         AA+                               580000                    580000                         0                         260014       6 mo int on 80%
621024975                                              2725.05                 6/1/2007                  375000                                  374962.45       Cash Out Refinance                                  8.6       Stated Income Documentation                AA                                500000                    500000                         0                         375000       6 mo int on 80%
621024977                                              1121.92                 7/1/2007                  158125                                  158011.13       Purchase                                           7.65       Stated Income Documentation                AA+                               310000                    310000                    287500                         158125       6 mo int on 80%
621024978                                              1042.17                 6/1/2007                  145000                                  144984.91       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               280000                    280000                         0                         145000       6 mo int on 80%
621024994                                              3835.25                 6/1/2007                  379950                                  379835.09       Cash Out Refinance                                11.75       Stated Income Documentation                AA+                               447000                    447000                         0                         379950       6 mo int on 80%
621025025                                               858.76                 6/1/2007                  101250                                  101201.24       Cash Out Refinance                                  9.6       Full Documentation                         AA+                               225000                    225000                         0                         101250       6 mo int on 80%
621025027                                              2320.07                 6/1/2007                  271200                                  271072.13       Cash Out Refinance                                  9.7       Full Documentation                         AA                                339000                    339000                         0                         271200       6 mo int on 80%
621025083                                              3859.55                 6/1/2007                  457019                                  456796.56       Cash Out Refinance                                 9.55       Full Documentation                         AA+                               530000                    530000                         0                         457019       6 mo int on 80%
661024166                                              1101.43                 7/1/2007                  115200                                  115118.37       Cash Out Refinance                                11.05       Full Documentation                         AA                                128000                    128000                         0                      115159.37       None
661024255                                              1332.79                 6/1/2007                  211500                                  211432.13       Cash Out Refinance                                 7.37       Full Documentation                         AA                                235000                    235000                         0                      211466.17       6 mo int on 80%
661024455                                              2645.79                 6/1/2007                  352500                                  352436.94       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               470000                    470000                         0                      352468.59       6 mo int on 80%
661024537                                              1123.44                 7/1/2007                  175000                                  174846.35       Cash Out Refinance                                 6.65       Full Documentation                         A                                 268000                    268000                         0                      174846.35       6 mo int on 80%
661024595                                              3304.29                 6/1/2007                  345600                                  345478.11       Rate/Term Refinance                               11.05       Stated Income Documentation                C                                 432000                    400000                         0                         345600       6 mo int on 80%
661024625                                               1640.7                 6/1/2007                  212400                                  212144.39       Cash Out Refinance                                 8.55       Full Documentation                         AA+                               236000                    236000                         0                      212272.65       2 mo int on 80%
661024881                                              1356.72                 6/1/2007                  174250                                  174222.81       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               205000                    205000                         0                      174236.46       6 mo int on 80%
661024895                                              1798.06                 7/1/2007                  260000                                  259848.38       Cash Out Refinance                                 7.95       Stated Income Documentation                AA+                               325000                    325000                         0                      259924.44       6 mo int on 80%
661024925                                              2321.22                 6/1/2007                  306000                                  305947.36       Cash Out Refinance                                    9       Stated Income Documentation                AA+                               340000                    340000                         0                         306000       None
661025033                                              1356.84                 6/1/2007                  153000                                  152867.64       Cash Out Refinance                               10.125       Stated Income Documentation                AA+                               170000                    170000                         0                         153000       6 mo int on 80%
661025039                                              1623.66                 6/1/2007                  200000                                  199785.21       Cash Out Refinance                                  9.1       Stated Income Documentation                C                                 450000                    450000                         0                      199893.01       6 mo int on 80%
661025063                                              2519.73                 6/1/2007                  350025                                  349534.27       Cash Out Refinance                                  7.8       Stated Income Documentation                AA                                635000                    635000                         0                      349780.43       6 mo int on 80%
661025064                                              1529.03                 6/1/2007                  220000                                  219948.43       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               275000                    275000                         0                       219974.3       6 mo int on 80%
661025067                                              2446.35                 6/1/2007                  350000                                  349919.52       Cash Out Refinance                                 8.25       Full Documentation                         AA+                               455000                    455000                         0                       349959.9       6 mo int on 80%
661025101                                              2670.05                 6/1/2007                  332000                                  331874.57       Cash Out Refinance                                9.425       Stated Income Documentation                AA+                               415000                    415000                         0                      331937.53       6 mo int on 80%
661025114                                              1526.38                 6/1/2007                  194000                                   193921.6       Rate/Term Refinance                                 9.2       Full Documentation                         B                                 325000                    325000                         0                      193960.95       6 mo int on 80%
661025129                                              3656.74                 6/1/2007                  371250                                  368950.82       Cash Out Refinance                                 10.3       Full Documentation                         C                                 495000                    495000                         0                      369436.56       None
661025138                                              2144.72                 6/1/2007                  346500                                  346382.65       Cash Out Refinance                                7.225       Stated Income Documentation                AA+                               495000                    495000                         0                       346441.5       6 mo int on 80%
661025203                                              2822.81                 6/1/2007                  410400                                  410278.99       Cash Out Refinance                                  7.9       Full Documentation                         B                                 513000                    513000                         0                         410400       6 mo int on 80%
661025213                                              1269.65                 6/1/2007                  202980                                  202403.76       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               425000                    425000                         0                      202592.91       6 mo int on 80%
661025223                                               1463.6                 6/1/2007                  227500                                  227420.36       Rate/Term Refinance                                 7.3       Full Documentation                         B                                 380000                    380000                         0                         227500       6 mo int on 80%
661025231                                               2081.8                 6/1/2007                  339500                                  339381.75       Rate/Term Refinance                                7.15       Full Documentation                         AA+                               485000                    485000                         0                      339441.05       6 mo int on 80%
661025241                                              2931.77                 6/1/2007                  370800                                  370726.48       Cash Out Refinance                                 9.25       Full Documentation                         AA                                412000                    412000                         0                         370800       6 mo int on 80%
661025265                                               2587.5                 6/1/2007                  414000                                     414000       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               460000                    460000                         0                         414000       6 mo int on 80%
661025279                                               878.97                 7/1/2007                  138125                                  138103.56       Cash Out Refinance                                 7.45       Stated Income Documentation                AA+                               162500                    162500                         0                         138125       6 mo int on 80%
661025284                                              1658.47                 6/1/2007                  302250                                  302106.31       Cash Out Refinance                                  6.3       Stated Income Documentation                AA+                               465000                    465000                         0                      302178.34       6 mo int on 80%
661025287                                              1553.83                 6/1/2007                  272000                                  271942.17       Cash Out Refinance                                  6.6       Stated Income Documentation                AA+                               320000                    320000                         0                         272000       6 mo int on 80%
661025295                                              2698.32                 6/1/2007                  401000                                  400748.72       Cash Out Refinance                                  7.7       Full Documentation                         A                                 535000                    535000                         0                      400874.76       6 mo int on 80%
661025297                                              2172.33                 6/1/2007                  246500                                  246283.31       Cash Out Refinance                                10.05       Stated Income Documentation                AA+                               290000                    290000                         0                      246392.11       6 mo int on 80%
661025298                                              3096.03                 6/1/2007                  378000                                  377602.42       Cash Out Refinance                                  9.2       Stated Income Documentation                AA+                               420000                    420000                         0                      377801.97       6 mo int on 80%
661025309                                              2625.77                 6/1/2007                  332100                                  332051.17       Cash Out Refinance                                  9.4       Full Documentation                         AA+                               369000                    369000                         0                      332075.68       6 mo int on 80%
661025328                                              2255.86                 8/1/2007                  352350                                  352296.33       Purchase                                            7.5       Full Documentation                         AA+                               392000                    392000                    391500                         352350       6 mo int on 80%
661025337                                              2114.45                 6/1/2007                  284000                                  283864.95       Cash Out Refinance                                 8.65       Full Documentation                         A                                 355000                    355000                         0                      283932.72       6 mo int on 80%
661025350                                              2319.15                 6/1/2007                  377600                                  377303.25       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               472000                    472000                         0                      377452.05       6 mo int on 80%
661025372                                              2226.61                 6/1/2007                  315000                                  314965.27       Cash Out Refinance                                 8.35       Full Documentation                         AA                                350000                    350000                         0                         315000       6 mo int on 80%
661025373                                               1668.6                 6/1/2007                  300000                                   299931.4       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               575000                    575000                         0                         300000       6 mo int on 80%
661025374                                              2379.15                 6/1/2007                  265500                                  265388.66       Purchase                                          10.25       Full Documentation                         AA+                               295000                    284500                    295000                         265500       6 mo int on 80%
661025386                                              2012.22                 6/1/2007                  311002                                  310786.68       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               624000                    624000                         0                      310894.67       6 mo int on 80%
661025422                                              1765.77                 6/1/2007                  328500                                  328335.16       Cash Out Refinance                                 6.15       Full Documentation                         AA+                               610000                    610000                         0                      328417.79       6 mo int on 80%
661025434                                              2564.69                 6/1/2007                  378000                                     377904       Rate/Term Refinance                                7.99       Stated Income Documentation                AA+                               445000                    445000                         0                      377952.16       6 mo int on 80%
661025452                                               1548.1                 7/1/2007                  187500                                  187467.52       Cash Out Refinance                                  9.7       Full Documentation                         B                                 250000                    250000                         0                         187500       None
661025467                                              2500.27                 6/1/2007                  400000                                  399698.58       Cash Out Refinance                                 7.05       Stated Income Documentation                AA+                               500000                    500000                         0                      399849.73       6 mo int on 80%
661025469                                              1193.87                 6/1/2007                  155550                                  155516.27       Cash Out Refinance                                 8.95       Full Documentation                         A                                 183000                    183000                         0                         155550       2% of ppd amt
661025507                                              2873.75                 6/1/2007                  340000                                  339890.38       Cash Out Refinance                                 9.95       Full Documentation                         B                                 425000                    425000                         0                      339945.42       6 mo int on 80%
661025521                                              2322.02                 7/1/2007                  292500                                  292335.17       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               450000                    450000                         0                         292500       6 mo int on 80%
661025531                                              1219.97                 6/1/2007                  131750                                  131699.31       Cash Out Refinance                                10.65       Stated Income Documentation                AA+                               155000                    155000                         0                         131750       6 mo int on 80%
661025534                                              4193.76                 6/1/2007                  498750                                  498504.68       Cash Out Refinance                                  9.5       Full Documentation                         AA                                665000                    665000                         0                         498750       6 mo int on 80%
661025539                                              1590.38                 6/1/2007                  248625                                  248536.73       Rate/Term Refinance                                7.25       Full Documentation                         AA+                               292500                    292500                         0                         248625       6 mo int on 80%
661025564                                               4193.7                 7/1/2007                  495000                                  494972.55       Cash Out Refinance                                 10.1       Stated Income Documentation                AA+                               580000                    540000                         0                         495000       6 mo int on 80%
661025570                                              1043.62                 6/1/2007                  164000                                  163974.55       Cash Out Refinance                                 7.45       Stated Income Documentation                AA+                               270000                    270000                         0                         164000       6 mo int on 80%
661025573                                              1519.37                 7/1/2007                  203000                                  202738.09       Cash Out Refinance                                 8.21       Stated Income Documentation                AA+                               330000                    330000                         0                      202869.49       6 mo int on 80%
661025597                                              1907.02                 6/1/2007                  246000                                  245948.23       Cash Out Refinance                                 9.05       Stated Income Documentation                AA+                               475000                    475000                         0                         246000       6 mo int on 80%
661025605                                              2108.84                 6/1/2007                  354996                                  354928.39       Cash Out Refinance                                  6.9       Stated Income Documentation                AA+                               537000                    537000                         0                         354996       6 mo int on 80%
661025610                                              2091.04                 6/1/2007                  352000                                  351932.96       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               440000                    440000                         0                         352000       6 mo int on 80%
661025632                                              2565.61                 6/1/2007                  355000                                  354927.28       Rate/Term Refinance                                8.55       Stated Income Documentation                AA                                410000                    410000                         0                      354963.77       6 mo int on 80%
661025641                                              1493.89                 7/1/2007                  178400                                  178370.37       Cash Out Refinance                                 9.85       Stated Income Documentation                AA                                223000                    223000                         0                         178400       6 mo int on 80%
661025651                                               2136.6                 6/1/2007                  225250                                  225168.81       Cash Out Refinance                                10.95       Stated Income Documentation                AA+                               330000                    265000                         0                         225250       6 mo int on 80%
661025654                                              1422.37                 6/1/2007                  207000                                  206974.88       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               230000                    230000                         0                         207000       6 mo int on 80%
661025657                                              2758.58                 6/1/2007                  407700                                  407574.48       Cash Out Refinance                                 7.75       Full Documentation                         AA                                453000                    453000                         0                         407700       6 mo int on 80%
661025682                                              1414.61                 6/1/2007                  204000                                  203881.89       Rate/Term Refinance                               7.975       Full Documentation                         AA                                240000                    225000                         0                      203941.14       6 mo int on 80%
661025688                                              2157.66                 6/1/2007                  280000                                  279940.01       Cash Out Refinance                                 8.99       Stated Income Documentation                AA                                400000                    400000                         0                         280000       6 mo int on 80%
661025690                                              1920.39                 7/1/2007                  276000                                  275793.11       Cash Out Refinance                                 7.45       Stated Income Documentation                AA+                               345000                    345000                         0                      275793.11       6 mo int on 80%
661025745                                              1578.97                 6/1/2007                  238500                                  238467.31       Cash Out Refinance                                 7.78       Full Documentation                         AA+                               265000                    265000                         0                         238500       6 mo int on 80%
661025768                                              2088.45                 6/1/2007                  276250                                  276187.38       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               325000                    325000                         0                         276250       6 mo int on 80%
661025800                                              1911.54                 6/1/2007                  216000                                  215906.46       Purchase                                           10.1       Full Documentation                         AA+                               300000                    300000                    240000                         216000       None
661025820                                               2311.7                 6/1/2007                  322000                                  321915.47       Cash Out Refinance                                  8.3       Stated Income Documentation                AA+                               575000                    575000                         0                         322000       6 mo int on 80%
661025843                                              1792.06                 6/1/2007                  309600                                  309536.54       Rate/Term Refinance                                 6.7       Full Documentation                         AA+                               387000                    360000                         0                         309600       6 mo int on 80%
661025857                                              2637.53                 6/1/2007                  369000                                  368960.85       Cash Out Refinance                                 8.45       Stated Income Documentation                AA+                               410000                    410000                         0                         369000       6 mo int on 80%
661025864                                              1573.09                 6/1/2007                  270000                                  269945.66       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               475000                    475000                         0                         270000       6 mo int on 80%
661026004                                               1498.2                 6/1/2007                  166500                                  166430.93       Cash Out Refinance                                 10.3       Stated Income Documentation                AA+                               185000                    185000                         0                         166500       6 mo int on 80%
671019953                                              2545.82                 7/1/2007                  247500                                  247429.18       Cash Out Refinance                                   12       Stated Income Documentation                B                                 275000                    275000                         0                         247500       6 mo int on 80%
671019970                                              2404.81                 6/1/2007                  382500                                   382215.8       Cash Out Refinance                                  7.1       Full Documentation                         A                                 510000                    510000                         0                      382358.32       6 mo int on 80%
671020486                                              1765.57                 6/1/2007                  255000                                  254612.67       Cash Out Refinance                                  7.4       Business Bank Statements                   AA+                               306000                    306000                         0                      254806.93       6 mo int on 80%
671020495                                              1041.57                 6/1/2007                  133000                                  132922.68       Cash Out Refinance                                  8.7       Stated Income Documentation                AA+                               190000                    190000                         0                         133000       6 mo int on 80%
671020505                                              1871.35                 6/1/2007                  252000                                  251953.13       Cash Out Refinance                                  8.8       Full Documentation                         AA+                               280000                    280000                         0                      251976.65       6 mo int on 80%
671020521                                              2389.68                 6/1/2007                  382500                                     382374       Cash Out Refinance                                  7.3       Stated Income Documentation                AA+                               450000                    450000                         0                      382437.19       6 mo int on 80%
671020582                                              1464.96                 6/1/2007                  192800                                  192713.56       Cash Out Refinance                                 8.85       Full Documentation                         B                                 241000                    241000                         0                      192756.94       6 mo int on 80%
671020604                                              1503.28                 6/1/2007                  204000                                  203950.22       Purchase                                           8.55       Full Documentation                         A                                 240000                    240000                    240000                         204000       6 mo int on 80%
671020624                                              1061.76                 6/1/2007                  121500                                  121445.68       Cash Out Refinance                                 9.95       Full Documentation                         AA+                               135000                    135000                         0                         121500       6 mo int on 80%
671020669                                               2300.9                 6/1/2007                  280000                                  279950.77       Cash Out Refinance                                 9.65       Stated Income Documentation                B                                 350000                    350000                         0                         280000       6 mo int on 80%
671020671                                              1794.44                 6/1/2007                  310011                                  309883.55       Cash Out Refinance                                  6.7       Full Documentation                         AA+                               405000                    405000                         0                      309947.45       6 mo int on 80%
671020708                                              1013.86                 6/1/2007                  151000                                  150960.31       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               172000                    172000                         0                      150980.22       6 mo int on 80%
671020718                                              2583.28                 7/1/2007                  387000                                  386896.36       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               430000                    430000                         0                         387000       6 mo int on 80%
671020726                                              1743.44                 6/1/2007                  338300                                  338205.77       Rate/Term Refinance                                5.85       Full Documentation                         AA+                               398000                    398000                         0                         338300       6 mo int on 80%
671020729                                              1202.22                 6/1/2007                  135000                                  134942.47       Rate/Term Refinance                              10.175       Full Documentation                         AA+                               150000                    150000                         0                         135000       6 mo int on 80%
671020731                                               2000.9                 7/1/2007                  255500                                  255351.48       Cash Out Refinance                                  8.7       Stated Income Documentation                AA+                               365000                    365000                         0                         255500       None
671020746                                              2753.23                 7/1/2007                  398400                                  398352.57       Rate/Term Refinance                                8.15       Stated Income Documentation                AA+                               498000                    498000                         0                         398400       6 mo int on 80%
671020749                                              1421.72                 6/1/2007                  184500                                  184485.09       Cash Out Refinance                                 9.15       Full Documentation                         AA+                               205000                    205000                         0                         184500       6 mo int on 80%
671020773                                              1998.21                 7/1/2007                  330000                                  329880.73       Cash Out Refinance                                 7.05       Full Documentation                         AA+                               633000                    633000                         0                      329940.54       6 mo int on 80%
671020808                                              1969.18                 6/1/2007                  238500                                   238458.7       Cash Out Refinance                                  9.7       Full Documentation                         AA+                               265000                    265000                         0                         238500       6 mo int on 80%
671020817                                              1834.84                 6/1/2007                  264000                                  263969.16       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               560000                    560000                         0                         264000       6 mo int on 80%
671020851                                              1356.26                 7/1/2007                  192950                                  192928.31       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               227000                    227000                         0                         192950       6 mo int on 80%
671020853                                              1418.65                 6/1/2007                  184500                                  184388.23       Rate/Term Refinance                                 8.5       Full Documentation                         AA+                               205000                    205000                         0                         184500       6 mo int on 80%
671020864                                              1436.25                 6/1/2007                  163800                                  163727.39       Rate/Term Refinance                                9.99       Full Documentation                         AA+                               182000                    182000                         0                         163800       6 mo int on 80%
671020868                                              1865.91                 5/1/2007                  219050                                   218840.4       Cash Out Refinance                                 9.65       Full Documentation                         C                                 337000                    337000                         0                      218945.62       6 mo int on 80%
671020881                                               794.17                 7/1/2007                  124800                                  124756.77       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               156000                    156000                         0                      124778.45       6 mo int on 80%
671020888                                              2200.15                 7/1/2007                  337500                                  337451.41       Rate/Term Refinance                                7.65       Stated Income Documentation                AA+                               375000                    375000                         0                         337500       6 mo int on 80%
671020906                                              1615.83                 7/1/2007                  193500                                  193488.61       Cash Out Refinance                                 9.95       Stated Income Documentation                AA+                               215000                    215000                         0                         193500       6 mo int on 80%
671020908                                              1611.79                 6/1/2007                  217600                                  217547.68       Cash Out Refinance                                  8.6       Full Documentation                         A                                 272000                    272000                         0                         217600       None
671020910                                              2234.23                 7/1/2007                  284000                                  283804.36       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               355000                    355000                         0                      283804.36       6 mo int on 80%
671020926                                              1237.07                 6/1/2007                  205600                                  205562.26       Cash Out Refinance                                    7       Full Documentation                         AA+                               257000                    257000                         0                         205600       6 mo int on 80%
671020950                                              2690.96                 6/1/2007                  374400                                   374321.8       Cash Out Refinance                                  8.5       Full Documentation                         AA                                416000                    416000                         0                         374400       None
671020976                                               1685.5                 6/1/2007                  300000                                  299933.25       Rate/Term Refinance                               6.475       Full Documentation                         AA+                               400000                    400000                         0                         300000       6 mo int on 80%
671020994                                              1747.67                 7/1/2007                  250000                                  249929.41       Cash Out Refinance                                 8.05       Full Documentation                         A                                 340000                    340000                         0                      249929.41       6 mo int on 80%
671021060                                               1354.9                 7/1/2007                  243600                                  243247.06       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               290000                    290000                         0                         243600       6 mo int on 80%
671021164                                               1365.9                 6/1/2007                  169000                                  168908.64       Rate/Term Refinance                                9.05       Full Documentation                         C                                 260000                    260000                         0                         169000       6 mo int on 80%
831076889                                               592.52                 6/1/2007                  100000                                    99942.1       Cash Out Refinance                                 6.88       Full Documentation                         AA+                               169000                    169000                         0                       99961.51       6 mo int on 80%
831076891                                              1495.26                 7/1/2007                  186000                                  185692.28       Cash Out Refinance                                 8.99       Stated Income Documentation                AA+                               255000                    240000                         0                      185795.62       6 mo int on 80%
831076893                                              1515.54                 5/1/2007                  200000                                  199947.98       Cash Out Refinance                                 8.99       Stated Income Documentation                AA+                               260000                    250000                         0                      199982.79       6 mo int on 80%
831076894                                              1515.57                 6/1/2007                  203000                                  202944.26       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               329000                    329000                         0                      202962.98       6 mo int on 80%
831076895                                               848.97                 6/1/2007                  106400                                  106377.26       Cash Out Refinance                                 9.49       Stated Income Documentation                AA                                133000                    133000                         0                       106384.9       6 mo int on 80%
831077041                                              3099.76                 6/1/2007                  405000                                  404048.49       Cash Out Refinance                                 8.45       Stated Income Documentation                AA                                605000                    605000                         0                       404301.3       6 mo int on 80%
831077042                                              2356.01                 6/1/2007                  323850                                  323181.71       Cash Out Refinance                                 7.91       Stated Income Documentation                AA+                               381000                    381000                         0                      323405.94       6 mo int on 80%
831077044                                              1990.81                 6/1/2007                  300000                                  299861.67       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               560000                    560000                         0                      299903.11       6 mo int on 80%
831077045                                              2701.41                 6/1/2007                  416500                                  415418.15       Cash Out Refinance                                 6.75       Stated Income Documentation                AA+                               595000                    595000                         0                      415780.79       6 mo int on 80%
831077047                                               706.76                 6/1/2007                  100000                                   99780.84       Cash Out Refinance                                 7.61       Stated Income Documentation                AA+                               130000                    130000                         0                       99854.36       2% of UPB
831077048                                                 3114                 6/1/2007                  414000                                  413889.38       Cash Out Refinance                                 8.92       Full Documentation                         AA+                               460000                    460000                         0                      413926.53       6 mo int on 80%
831077051                                              1731.42                 6/1/2007                  252000                                  251774.97       Cash Out Refinance                                 7.89       Stated Income Documentation                AA+                               315000                    315000                         0                      251850.47       6 mo int on 80%
831077166                                               839.18                 6/1/2007                  136000                                  135930.04       Cash Out Refinance                                  7.2       Stated Income Documentation                AA                                235000                    235000                         0                      135976.82       6 mo int on 80%
831077210                                              2180.42                 6/1/2007                  300000                                  299378.77       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               470000                    470000                         0                      299586.91       None
831077211                                               1319.7                 6/1/2007                  186000                                  185595.59       Cash Out Refinance                                 7.65       Stated Income Documentation                AA+                               280000                    280000                         0                      185731.25       None
831077212                                              1380.48                 6/1/2007                  175000                                  174646.88       Cash Out Refinance                                 8.78       Stated Income Documentation                AA+                               350000                    350000                         0                      174748.78       None
831077213                                              3243.01                 6/1/2007                  416000                                  415261.68       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               520000                    520000                         0                      415509.56       None
831077214                                              1667.66                 6/1/2007                  230000                                  229522.03       Cash Out Refinance                                7.875       Full Documentation                         AA                                500000                    500000                         0                       229682.4       None
831077253                                               2517.7                 6/1/2007                  372800                                  372606.48       Cash Out Refinance                                 7.95       Stated Income Documentation                AA+                               466000                    466000                         0                      372655.34       6 mo int on 80%
831077259                                              1170.18                 6/1/2007                  148000                                  147850.97       Cash Out Refinance                                 9.25       Lite Documentation                         A                                 212000                    212000                         0                      147881.23       6 mo int on 80%
831077314                                              1157.66                 7/1/2007                  200000                                  199834.66       Rate/Term Refinance                                 6.7       Full Documentation                         AA+                               270000                    270000                         0                      199876.34       6 mo int on 80%
831077326                                              1334.92                 6/1/2007                  215000                                  214891.46       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               290000                    290000                         0                      214927.86       6 mo int on 80%
831077331                                               1137.7                 6/1/2007                  156000                                  155828.45       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               215000                    215000                         0                      155868.58       None
831077334                                              1682.33                 6/1/2007                  238000                                  237893.91       Cash Out Refinance                                 8.35       Full Documentation                         AA+                               280000                    280000                         0                      237920.71       6 mo int on 80%
831077559                                              3027.29                 6/1/2007                  399500                                     399431       Cash Out Refinance                                 8.99       Full Documentation                         AA+                               470000                    470000                         0                      399465.63       6 mo int on 80%
831077560                                              1105.79                 7/1/2007                  156000                                   155965.8       Cash Out Refinance                                8.375       Stated Income Documentation                AA+                               227000                    227000                         0                      155982.96       6 mo int on 80%
831077564                                              1772.67                 6/1/2007                  240000                                  239931.49       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               300000                    300000                         0                      239954.49       6 mo int on 80%
831077570                                              1642.63                 6/1/2007                  208800                                  208436.97       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               290000                    290000                         0                      208558.86       6 mo int on 80%
831077579                                              2082.28                 6/1/2007                  252000                                  251740.44       Cash Out Refinance                                  9.3       Stated Income Documentation                B                                 320000                    320000                         0                      251870.72       6 mo int on 80%
831077594                                              1875.32                 7/1/2007                  270000                                  269765.73       Cash Out Refinance                                 7.99       Stated Income Documentation                AA+                               323000                    323000                         0                      269844.34       6 mo int on 80%
831077605                                               982.73                 6/1/2007                  148500                                  148304.49       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               165000                    165000                         0                      148353.83       6 mo int on 80%
831077607                                              1888.19                 6/1/2007                  248500                                  248275.53       Rate/Term Refinance                                8.85       Full Documentation                         A                                 283000                    283000                         0                      248332.27       6 mo int on 80%
831077609                                              1383.55                 6/1/2007                  195000                                  194432.91       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               260000                    260000                         0                      194576.04       2 mo int on 66% if less than 8%
831077613                                              1905.61                 6/1/2007                  252000                                  251521.47       Cash Out Refinance                                 8.32       Stated Income Documentation                AA+                               315000                    315000                         0                      251682.08       6 mo int on 80%
831077614                                               803.79                 6/1/2007                  108000                                  107787.69       Cash Out Refinance                                 8.15       Full Documentation                         AA+                               180000                    180000                         0                      107858.94       6 mo int on 80%
831077615                                              1115.88                 6/1/2007                  162500                                  162354.69       Cash Out Refinance                                7.885       Stated Income Documentation                AA+                               250000                    250000                         0                      162403.44       6 mo int on 80%
831077618                                              1262.23                 6/1/2007                  213000                                  212726.31       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               237000                    237000                         0                      212818.04       6 mo int on 80%
831077624                                                 1618                 7/1/2007                  204000                                  203768.75       Cash Out Refinance                                 8.84       Stated Income Documentation                AA+                               255000                    255000                         0                       203884.8       6 mo int on 80%
831077628                                              2211.92                 6/1/2007                  322000                                   321252.3       Cash Out Refinance                                 7.32       Stated Income Documentation                AA+                               500000                    500000                         0                      321503.05       6 mo int on 80%
831077684                                              1079.17                 6/1/2007                  175000                                     175000       Cash Out Refinance                                  7.4       Stated Income Documentation                AA                                297000                    297000                         0                         175000       6 mo int on 80%
831077686                                              2719.53                 6/1/2007                  280000                                  279713.74       Cash Out Refinance                                11.25       Full Documentation                         CC                                445000                    445000                         0                      279810.05       6 mo int on 80%
831077693                                              1592.38                 6/1/2007                  245000                                  244928.55       Cash Out Refinance                                7.625       Stated Income Documentation                AA+                               360000                    360000                         0                      244964.39       6 mo int on 80%
831077702                                               845.45                 6/1/2007                  107957                                  107831.02       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               270000                    270000                         0                      107894.24       6 mo int on 80%
831077713                                              2018.24                 6/1/2007                  288750                                   288616.3       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               385000                    385000                         0                      288650.07       None
831077715                                               1245.5                 6/1/2007                  207000                                  206745.49       Rate/Term Refinance                                   7       Stated Income Documentation                AA+                               305000                    305000                         0                      206784.75       None
831077716                                               1513.8                 6/1/2007                  250000                                  249818.21       Cash Out Refinance                                 7.05       Full Documentation                         AA+                               680000                    680000                         0                      249909.64       6 mo int on 80%
831077717                                              1138.34                 7/1/2007                  165500                                  165302.87       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               187000                    187000                         0                      165352.64       6 mo int on 80%
831077719                                              1962.44                 7/1/2007                  260000                                  259337.87       Cash Out Refinance                                  8.3       Full Documentation                         A                                 735000                    735000                         0                       259505.4       None
831077807                                              2956.48                 6/1/2007                  345000                                  344674.73       Cash Out Refinance                                 9.72       Stated Income Documentation                AA+                               520000                    520000                         0                      344838.02       6 mo int on 80%
831077808                                               733.76                 6/1/2007                  100000                                   99865.37       Cash Out Refinance                                    8       Stated Income Documentation                AA+                               334000                    334000                         0                       99932.91       6 mo int on 80%
831077809                                                916.9                 5/1/2007                  115500                                  115369.34       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               165000                    165000                         0                         115500       6 mo int on 80%
831077810                                              1236.62                 6/1/2007                  143200                                  143067.54       Cash Out Refinance                                 9.81       Business Bank Statements                   AA+                               179000                    179000                         0                      143134.04       6 mo int on 80%
831077811                                               883.84                 5/1/2007                  102000                                  101859.08       Cash Out Refinance                                 9.85       Stated Income Documentation                AA+                               137000                    137000                         0                      101906.44       None
831077812                                              1691.41                 7/1/2007                  215000                                   214751.7       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               630000                    630000                         0                       214876.3       None
831077814                                              1306.97                 6/1/2007                  202000                                  201860.13       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               270000                    270000                         0                      201930.28       6 mo int on 80%
831077815                                               1651.7                 6/1/2007                  215200                                  215106.32       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               269000                    269000                         0                      215153.33       6 mo int on 80%
831077820                                              2167.03                 6/1/2007                  312000                                  311729.31       Cash Out Refinance                                 7.99       Full Documentation                         AA+                               390000                    390000                         0                      311820.14       6 mo int on 80%
831077821                                              3724.49                 6/1/2007                  553500                                  552801.87       Rate/Term Refinance                                 7.7       Stated Income Documentation                AA+                               615000                    615000                         0                      552978.08       6 mo int on 80%
831077822                                              1362.46                 7/1/2007                  185850                                  185757.63       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               370000                    370000                         0                      185757.63       6 mo int on 80%
831077823                                              2668.93                 7/1/2007                  412500                                  412070.27       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               735000                    735000                         0                      412214.39       6 mo int on 80%
831077827                                              1696.72                 6/1/2007                  200000                                   199936.3       Rate/Term Refinance                                9.99       Stated Income Documentation                AA+                               251000                    251000                         0                      199968.28       6 mo int on 80%
831077829                                              1069.14                 6/1/2007                  140000                                  139906.88       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               200000                    200000                         0                      139938.15       6 mo int on 80%
831077832                                              1573.35                 6/1/2007                  172000                                   171862.7       Cash Out Refinance                                 10.5       Stated Income Documentation                AA+                               215000                    215000                         0                      171931.65       6 mo int on 80%
831077867                                              1727.22                 5/1/2007                  261000                                   260656.4       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               290000                    290000                         0                      260829.28       None
831077873                                              1329.67                 6/1/2007                  185000                                  184902.36       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               275000                    275000                         0                      184941.83       None
831077877                                               842.36                 7/1/2007                  140000                                  139896.32       Cash Out Refinance                                    7       Stated Income Documentation                AA+                               270000                    270000                         0                      139922.47       None
831077889                                              1093.33                 6/1/2007                  160000                                  159806.12       Cash Out Refinance                                 7.84       Full Documentation                         AA+                               235000                    235000                         0                      159855.06       6 mo int on 80%
831077893                                               939.75                 7/1/2007                  137000                                  136916.73       Cash Out Refinance                                7.875       Stated Income Documentation                AA+                               240000                    240000                         0                       136958.5       6 mo int on 80%
831077894                                               973.83                 7/1/2007                  154000                                  153886.26       Cash Out Refinance                                 7.15       Stated Income Documentation                AA+                               290000                    290000                         0                      153942.85       6 mo int on 80%
831077897                                              2469.17                 6/1/2007                  281600                                  281349.26       Cash Out Refinance                                 9.99       Stated Income Documentation                AA                                352000                    352000                         0                         281600       6 mo int on 80%
831077901                                              2909.36                 6/1/2007                  346000                                  345658.27       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               650000                    650000                         0                      345829.81       None
831077902                                                879.8                 7/1/2007                  124000                                  123730.39       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               155000                    155000                         0                       123910.7       6 mo int on 80%
831077906                                              1518.27                 6/1/2007                  204000                                  203327.08       Cash Out Refinance                                 8.15       Stated Income Documentation                AA+                               255000                    255000                         0                      203463.49       None
831077907                                              1819.67                 6/1/2007                  210000                                  209807.37       Cash Out Refinance                                 9.85       Full Documentation                         AA+                               295000                    295000                         0                         210000       None
831077912                                              1320.87                 6/1/2007                  175000                                  174778.33       Cash Out Refinance                                  8.3       Stated Income Documentation                AA+                               300000                    300000                         0                      174889.55       6 mo int on 80%
831077920                                              2421.51                 6/1/2007                  297500                                  297391.76       Cash Out Refinance                                 9.55       Stated Income Documentation                AA+                               350000                    350000                         0                      297446.09       6 mo int on 80%
831077922                                              1302.66                 6/1/2007                  168000                                  167973.38       Rate/Term Refinance                                9.21       Stated Income Documentation                AA+                               210000                    210000                         0                      167986.74       6 mo int on 80%
831077924                                               714.93                 7/1/2007                   72250                                    72203.5       Purchase                                          11.49       Stated Income Documentation                AA+                               118000                    118000                     85000                       72226.86       1% of amt prepaid
831077929                                              3331.96                 6/1/2007                  380000                                  379661.68       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               475000                    475000                         0                      379831.54       6 mo int on 80%
831077931                                              2688.16                 6/1/2007                  356250                                  356187.51       Rate/Term Refinance                                8.95       Stated Income Documentation                AA+                               475000                    475000                         0                      356218.87       6 mo int on 80%
831077932                                              1935.58                 6/1/2007                  216000                                  215818.07       Cash Out Refinance                                10.25       Full Documentation                         B                                 240000                    240000                         0                      215909.42       6 mo int on 80%
831077933                                              2245.23                 7/1/2007                  292000                                  291644.95       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               365000                    365000                         0                      291644.95       6 mo int on 80%
831077937                                                 1820                 6/1/2007                  253500                                  253446.84       Cash Out Refinance                                 8.49       Stated Income Documentation                AA+                               390000                    390000                         0                      253473.51       6 mo int on 80%
831077954                                              2433.91                 6/1/2007                  392000                                  391868.45       Cash Out Refinance                                 7.25       Stated Income Documentation                AA                                560000                    560000                         0                      391934.42       6 mo int on 80%
831077955                                               961.35                 6/1/2007                  122200                                  122058.87       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               188000                    188000                         0                      122129.69       6 mo int on 80%
831077958                                               716.41                 7/1/2007                  100000                                   99858.39       Rate/Term Refinance                                7.75       Stated Income Documentation                AA+                               550000                    550000                         0                       99929.42       6 mo int on 80%
831077966                                              3430.93                 6/1/2007                  480000                                  479897.78       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               640000                    640000                         0                      479949.07       6 mo int on 80%
831077968                                              2163.74                 5/1/2007                  292102                                   291716.6       Cash Out Refinance                                  8.1       Stated Income Documentation                AA+                               415000                    415000                         0                         292102       6 mo int on 80%
831077974                                              3161.49                 6/1/2007                  387990                                  387939.32       Rate/Term Refinance                                 9.7       Stated Income Documentation                AA+                               450000                    450000                         0                      387964.76       6 mo int on 80%
831077977                                              1149.12                 6/1/2007                  152000                                  151930.84       Cash Out Refinance                                  8.8       Stated Income Documentation                AA                                190000                    190000                         0                      151965.55       None
831077981                                              2031.79                 6/1/2007                  308750                                  308441.78       Cash Out Refinance                                  7.5       Stated Income Documentation                A                                 477500                    477500                         0                      308545.16       1% of amt ppd if loan greater than $150K
831077982                                              2099.74                 7/1/2007                  246500                                  246264.12       Cash Out Refinance                                 9.65       Stated Income Documentation                AA                                290000                    290000                         0                      246382.53       6 mo int on 80%
831077983                                              1893.93                 6/1/2007                  191250                                  191127.15       Purchase                                           11.5       Stated Income Documentation                AA+                               230000                    230000                    225000                      191188.85       6 mo int on 80%
831077984                                              1216.61                 6/1/2007                  141300                                   141285.3       Purchase                                          10.27       Full Documentation                         AA+                               159000                    157000                    157000                      141292.68       2 mo int or 60 days int on UPB
831077985                                               609.49                 6/1/2007                   72800                                   72727.34       Purchase                                           9.45       Full Documentation                         AA+                               112000                    112000                    112000                       72763.81       2 mo int on 80%
831077986                                              2569.72                 6/1/2007                  414000                                  413682.74       Rate/Term Refinance                                6.99       Full Documentation                         AA+                               460000                    460000                         0                      413841.83       6 mo int on 80%
831077987                                              1090.55                 7/1/2007                  155000                                  154913.69       Cash Out Refinance                                 8.11       Stated Income Documentation                AA+                               290000                    260000                         0                      154956.99       6 mo int on 80%
831077988                                              1646.58                11/1/2007                  213750                                  213491.18       Cash Out Refinance                                 8.52       Stated Income Documentation                AA+                               285000                    285000                         0                      212962.41       6 mo int on 80%
831077989                                              2035.78                 6/1/2007                  311000                                  310472.34       Cash Out Refinance                                 6.84       Stated Income Documentation                AA+                               570000                    570000                         0                      310736.92       6 mo int on 80%
831077990                                              2157.29                 6/1/2007                  337250                                  336766.69       Cash Out Refinance                                 7.25       Stated Income Documentation                AA+                               375000                    375000                         0                      336888.61       6 mo int on 80%
831077991                                              1189.83                 6/1/2007                  198000                                  197889.92       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               220000                    220000                         0                      197926.83       2 mo int on 66% if less than 8%
831077995                                              1811.49                 6/1/2007                  240000                                  239695.97       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               300000                    300000                         0                      239848.51       None
831077996                                               731.25                 6/1/2007                  110500                                  110354.54       Cash Out Refinance                                 7.55       Full Documentation                         AA+                               150000                    150000                         0                      110391.25       6 mo int on 80%
831077997                                              2037.75                 6/1/2007                  265500                                  265267.17       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               295000                    295000                         0                      265326.03       6 mo int on 80%
831077998                                              2143.86                 6/1/2007                  312000                                  311847.02       Cash Out Refinance                                  8.1       Full Documentation                         AA+                               390000                    390000                         0                      311885.65       6 mo int on 80%
831078009                                               975.83                 5/1/2007                  108000                                  107865.86       Purchase                                          10.35       Stated Income Documentation                AA+                               163000                    163000                    135000                      107955.67       None
831078013                                               843.49                 6/1/2007                  120000                                  119972.93       Cash Out Refinance                                  8.3       Stated Income Documentation                AA+                               160000                    160000                         0                      119986.51       6 mo int on 80%
831078016                                               1551.7                 6/1/2007                  196350                                  196012.13       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               231000                    231000                         0                      196125.58       6 mo int on 80%
831078067                                              1531.51                 6/1/2007                  220500                                  220244.07       Cash Out Refinance                                 7.99       Full Documentation                         AA                                245000                    245000                         0                      220308.69       6 mo int on 80%
831078068                                              2679.79                 6/1/2007                  403200                                  401863.78       Rate/Term Refinance                                6.99       Full Documentation                         AA+                               504000                    504000                         0                      402200.75       None
831078075                                              1013.24                 6/1/2007                  100000                                   99939.89       Cash Out Refinance                                 11.8       Stated Income Documentation                AA                                240000                    189000                         0                       99970.09       6 mo int on 80%
831078077                                              1341.56                 6/1/2007                  183000                                  182909.06       Rate/Term Refinance                                 8.5       Stated Income Documentation                AA+                               267000                    267000                         0                      182954.69       6 mo int on 80%
831078078                                               2630.5                 6/1/2007                  300000                                  299732.89       Rate/Term Refinance                                9.99       Stated Income Documentation                AA                                375000                    375000                         0                         299867       6 mo int on 80%
831078082                                              3970.33                 5/1/2007                  468000                                  467850.92       Cash Out Refinance                                 9.99       Full Documentation                         B                                 520000                    520000                         0                         468000       6 mo int on 80%
831078084                                              1178.64                 6/1/2007                  166000                                  165963.83       Purchase                                           8.39       Stated Income Documentation                AA+                               208000                    208000                    208000                      165981.98       6 mo int on 80%
831078088                                              1615.85                 6/1/2007                  201000                                  200779.13       Cash Out Refinance                                 8.99       Full Documentation                         AA+                               225000                    225000                         0                      200889.98       6 mo int on 80%
831078101                                              1374.61                 6/1/2007                  180000                                  179688.68       Cash Out Refinance                                  8.9       Full Documentation                         C                                 250000                    250000                         0                      179730.29       1% of amt ppd if loan greater than $150K
831078108                                               922.94                 7/1/2007                  120250                                  120117.66       Cash Out Refinance                                 8.95       Full Documentation                         AA+                               185000                    185000                         0                      120171.18       3% / 2% / 1%
831078112                                              1226.94                 6/1/2007                  166500                                  166335.74       Rate/Term Refinance                                8.55       Full Documentation                         AA+                               220000                    220000                         0                      166377.24       6 mo int on 80%
831078113                                              1525.63                 7/1/2007                  248400                                  248007.31       Cash Out Refinance                                  6.9       Full Documentation                         AA+                               276000                    276000                         0                      248106.33       3% / 2% / 1%
831078114                                               1016.6                 6/1/2007                  147000                                   146827.4       Cash Out Refinance                                 7.95       Stated Income Documentation                AA+                               212000                    212000                         0                      146870.98       6 mo int on 80%
831078120                                              1140.21                 6/1/2007                  118000                                  117951.98       Cash Out Refinance                               11.475       Full Documentation                         CC                                290000                    290000                         0                      117964.16       6 mo int on 80%
831078125                                               838.46                 6/1/2007                   92300                                   92252.95       Cash Out Refinance                                10.75       Full Documentation                         B                                 142000                    142000                         0                       92252.95       None
831078142                                              1425.25                 6/1/2007                  168000                                  167946.48       Purchase                                           9.99       Stated Income Documentation                AA+                               210000                    210000                    210000                      167973.35       6 mo int on 80%
831078163                                              1726.95                 6/1/2007                  185000                                  184860.06       Cash Out Refinance                                10.75       Full Documentation                         AA+                               265000                    265000                         0                      184930.34       None
831078179                                              2753.43                 6/1/2007                  396000                                   395770.3       Cash Out Refinance                                    8       Full Documentation                         A                                 440000                    440000                         0                       395884.5       6 mo int on 80%
831078180                                               549.67                 6/1/2007                   78000                                   77934.93       Rate/Term Refinance                               8.125       Full Documentation                         B                                 140000                    140000                         0                       77978.46       6 mo int on 80%
831078200                                               979.78                 6/1/2007                  133650                                  133583.58       Cash Out Refinance                                  8.5       Stated Income Documentation                AA                                297000                    297000                         0                      133616.91       6 mo int on 80%
831078203                                              2199.71                 6/1/2007                  292800                                   292425.3       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               370000                    370000                         0                         292800       6 mo int on 80%
831078210                                              1524.09                 6/1/2007                  225250                                  224964.18       Cash Out Refinance                                 7.75       Full Documentation                         AA                                265000                    265000                         0                      225034.92       2 mo int on 66% if less than 8%
951003760                                              1267.17                 7/1/2007                  119600                                  119471.07       Rate/Term Refinance                                12.4       Full Documentation                         CC                                184000                    184000                         0                      119535.87       1% of amt prepaid
951003820                                              1225.02                 6/1/2007                  157500                                  157407.01       Cash Out Refinance                                8.625       Full Documentation                         B                                 210000                    210000                         0                         157500       1% of amt prepaid
951003869                                               708.37                 6/1/2007                   76500                                   76440.88       Rate/Term Refinance                               10.65       Full Documentation                         AA+                                85000                     85000                         0                       76470.57       1% of amt prepaid
951003945                                              2690.87                 6/1/2007                  313200                                  313053.88       Cash Out Refinance                                 9.75       Full Documentation                         AA+                               350000                    350000                         0                         313200       1% of amt prepaid
951004179                                              1604.16                 7/1/2007                  225000                                  224839.59       Cash Out Refinance                                  7.7       Stated Income Documentation                AA+                               377000                    350000                         0                      224839.59       3% / 2% / 1%
951004230                                              1488.72                 6/1/2007                  161100                                   160911.4       Rate/Term Refinance                              10.625       Full Documentation                         AA+                               179000                    179000                         0                      160974.82       1% of UPB
951004289                                               976.35                 6/1/2007                  100800                                  100765.71       Rate/Term Refinance                              11.215       Full Documentation                         A                                 126000                    126000                         0                         100800       1% of amt prepaid
951004454                                               867.96                 7/1/2007                   94500                                   94462.85       Purchase                                          10.55       Stated Income Documentation                AA+                               120000                    105000                    105000                          94500       1% of amt prepaid
951004493                                               967.02                 6/1/2007                  111600                                  111549.03       Purchase                                           9.85       Full Documentation                         AA+                               124000                    124000                    124000                         111600       1% of amt prepaid
951004548                                               866.86                 6/1/2007                  121000                                  120828.65       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               228000                    228000                         0                       120914.6       6 mo int on 80%
951004573                                              3126.13                 6/1/2007                  379995                                     379798       Cash Out Refinance                                 9.25       Full Documentation                         AA+                               490000                    490000                         0                         379995       3% / 2% / 1%
951004618                                                966.3                 6/1/2007                  118500                                  118374.04       Cash Out Refinance                                 9.15       Full Documentation                         AA+                               175000                    175000                         0                      118437.26       1% of amt prepaid
951004631                                              1691.14                 6/1/2007                  196000                                  195818.32       Cash Out Refinance                                  9.8       Full Documentation                         B                                 245000                    245000                         0                      195909.53       None
951004662                                              2647.78                 7/1/2007                  375000                                  374727.22       Cash Out Refinance                                  7.6       Stated Income Documentation                AA+                               475000                    475000                         0                      374727.22       6 mo int on 80%
951004683                                              1880.28                 8/1/2007                  231200                                  231076.84       Purchase                                           9.12       Stated Income Documentation                AA                                284000                    284000                    272000                         231200       6 mo int on 80%
951004684                                              1047.53                 6/1/2007                  148000                                   147785.1       Cash Out Refinance                                7.625       Full Documentation                         AA+                               193000                    193000                         0                      147892.89       6 mo int on 80%
951004692                                              1101.96                 7/1/2007                  108550                                  108517.71       Cash Out Refinance                               11.825       Stated Income Documentation                CC                                167000                    167000                         0                         108550       PIF - 1% of OPB ; Partial - 1% of amt ppd
951004737                                               1570.3                 6/1/2007                  186750                                  186565.55       Cash Out Refinance                                  9.5       Full Documentation                         A                                 225000                    225000                         0                      186658.14       2% of ppd amt
951004740                                              2656.47                 6/1/2007                  365500                                  365249.74       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               430000                    430000                         0                         365500       6 mo int on 80%
951004763                                              1017.79                 6/1/2007                  120000                                  119883.96       Cash Out Refinance                                  9.6       Full Documentation                         AA+                               134000                    134000                         0                      119942.21       1% of amt prepaid
951004783                                              1248.37                 7/1/2007                  173000                                  172879.73       Cash Out Refinance                                7.825       Full Documentation                         C                                 320000                    320000                         0                         173000       None
951004791                                              2403.04                 6/1/2007                  306850                                  306671.62       Cash Out Refinance                                  8.7       Stated Income Documentation                AA+                               361000                    330000                         0                         306850       3% / 2% / 1%
951004819                                                 1230                 6/1/2007                  152080                                  152069.81       Cash Out Refinance                                9.625       Stated Income Documentation                AA+                               190100                    175000                         0                         152080       3% / 2% / 1%
951004844                                              2763.02                 6/1/2007                  359996                                  359839.32       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               460000                    460000                         0                      359917.95       None
951004845                                              1998.22                 6/1/2007                  254000                                  253853.86       Cash Out Refinance                                 8.75       Full Documentation                         A                                 600000                    600000                         0                         254000       None
951004851                                               834.04                 6/1/2007                  110500                                  110360.02       Cash Out Refinance                                  8.3       Full Documentation                         AA+                               147000                    147000                         0                      110430.25       1% of UPB
951004854                                              1050.73                 6/1/2007                  102150                                  102120.77       Purchase                                             12       Stated Income Documentation                AA+                               114000                    114000                    113500                         102150       1% of amt prepaid
951004858                                              3102.69                 7/1/2007                  398000                                  397766.23       Cash Out Refinance                                 8.65       Stated Income Documentation                AA+                               675000                    675000                         0                      397766.23       None
951004864                                              2088.29                 5/1/2007                  199800                                  199690.46       Rate/Term Refinance                              12.215       Full Documentation                         AA                                222000                    222000                         0                         199800       6 mo int on 80%
951004867                                              2841.45                 7/1/2007                  371250                                  371022.77       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               495000                    495000                         0                      371022.77       None
951004925                                              1196.53                 6/1/2007                  126900                                  126503.86       Rate/Term Refinance                              10.875       Full Documentation                         AA+                               141000                    141000                         0                       126553.5       None
951004927                                              1124.96                 6/1/2007                  125800                                  125746.96       Cash Out Refinance                               10.225       Stated Income Documentation                AA+                               148000                    148000                         0                         125800       1% of UPB
951004930                                              2061.84                 6/1/2007                  248000                                  247874.63       Cash Out Refinance                                 9.37       Stated Income Documentation                AA                                315000                    315000                         0                         248000       None
951004941                                              1649.31                 7/1/2007                  169150                                  169036.51       Rate/Term Refinance                                11.3       Full Documentation                         AA+                               199000                    199000                         0                      169093.52       6 mo int on 80%
951004943                                              1122.19                 6/1/2007                  135000                                     135000       Purchase                                          9.975       Full Documentation                         AA+                               179000                    179000                    150000                         135000       3% / 2% / 1%
951004955                                              3722.91                 6/1/2007                  448000                                  447945.96       Cash Out Refinance                                  9.9       Stated Income Documentation                AA+                               560000                    560000                         0                      447973.09       6 mo int on 80%
951004973                                              3272.26                 6/1/2007                  405900                                  405747.81       Cash Out Refinance                                 9.45       Business Bank Statements                   AA+                               451000                    451000                         0                       405824.2       1% of UPB
951004981                                              1183.33                 6/1/2007                  125000                                  124954.69       Cash Out Refinance                               10.925       Stated Income Documentation                AA+                               232000                    190000                         0                         125000       3% / 2% / 1%
951004992                                              1663.83                 7/1/2007                  220500                                  220480.73       Cash Out Refinance                                 8.95       Full Documentation                         A                                 294000                    265000                         0                         220500       1% of amt prepaid
951005003                                               975.32                 6/1/2007                  117005                                  116946.22       Cash Out Refinance                                  9.4       Full Documentation                         AA+                               175000                    175000                         0                         117005       3% / 2% / 1%
951005007                                              3425.28                 6/1/2007                  333000                                  332904.72       Cash Out Refinance                                   12       Stated Income Documentation                AA+                               370000                    370000                         0                         333000       3% / 2% / 1%
951005030                                              1174.51                 6/1/2007                  148750                                     148750       Purchase                                          9.475       Full Documentation                         AA+                               186000                    175000                    175000                         148750       3% / 2% / 1%
951005035                                              2379.46                 7/1/2007                  315250                                  314850.66       Cash Out Refinance                                  8.3       No Documentation                           AA+                               485000                    485000                         0                      315051.02       None
951005041                                              1154.15                 6/1/2007                  128000                                  127847.66       Cash Out Refinance                               10.325       Full Documentation                         AA+                               160000                    160000                         0                      127901.33       None
951005048                                              1356.58                 7/1/2007                  160500                                  160404.83       Cash Out Refinance                                 9.95       Full Documentation                         AA                                214000                    214000                         0                      160404.83       6 mo int on 80%
951005059                                              2043.08                 7/1/2007                  315000                                   314728.8       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               600000                    600000                         0                       314728.8       6 mo int on 80%
951005102                                              1286.82                 6/1/2007                  198400                                   198057.4       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               248000                    248000                         0                      198229.18       None
951005110                                              1642.96                 7/1/2007                  301000                                     301000       Cash Out Refinance                                 6.55       Stated Income Documentation                AA+                               430000                    430000                         0                         301000       1% of amt ppd if loan greater than $150K
951005153                                              1750.77                 6/1/2007                  186000                                  185450.48       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               450000                    450000                         0                         186000       6 mo int on 80%
951005171                                              2192.95                 6/1/2007                  275000                                  274846.63       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               352000                    352000                         0                         275000       None
951005187                                              2491.31                 6/1/2007                  264750                                  264652.47       Purchase                                          10.85       Stated Income Documentation                AA+                               400000                    400000                    353000                         264750       None
951005198                                               999.47                 6/1/2007                  112000                                  111952.53       Purchase                                           10.2       Full Documentation                         A                                 146000                    146000                    140000                         112000       3% / 2% / 1%
951005202                                               1203.4                 6/1/2007                  145000                                  144926.39       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               275000                    275000                         0                         145000       None
951005206                                              3221.15                 6/1/2007                  350000                                  349958.02       Cash Out Refinance                                 10.9       Stated Income Documentation                B                                 468000                    468000                         0                         350000       None
951005207                                              3409.85                 6/1/2007                  331500                                  331405.15       Purchase                                             12       Stated Income Documentation                AA+                               390000                    390000                    390000                         331500       1% of amt prepaid
951005224                                              2479.89                 6/1/2007                  270000                                  269893.86       Purchase                                          10.55       Stated Income Documentation                AA+                               300000                    300000                    300000                         270000       None
951005251                                              2192.08                 6/1/2007                  250000                                  249889.17       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               500000                    500000                         0                         250000       None
951005265                                              1840.17                 6/1/2007                  269750                                  269539.57       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               415000                    415000                         0                         269750       None
951005279                                              2026.85                 6/1/2007                  225250                                  225156.55       Cash Out Refinance                                 10.3       Business Bank Statements                   AA+                               265000                    265000                         0                         225250       None
951005300                                               941.13                 7/1/2007                  153000                                  152973.68       Rate/Term Refinance                               7.175       Full Documentation                         AA+                               195000                    195000                         0                         153000       1% of amt ppd if loan greater than $150K
951005310                                              1933.47                 6/1/2007                  263500                                   263323.2       Cash Out Refinance                                    8       Full Documentation                         AA+                               310000                    310000                         0                         263500       6 mo int on 80%
951005464                                              1191.57                 6/1/2007                  117600                                  117564.83       Purchase                                           11.8       Full Documentation                         B                                 147000                    144000                    147000                         117600       1% of amt prepaid
951005474                                              1342.21                 7/1/2007                  171000                                   170901.1       Cash Out Refinance                                8.725       Business Bank Statements                   AA+                               190000                    190000                         0                       170901.1       3% / 2% / 1%
951005523                                              1334.68                 6/1/2007                  142120                                  142067.36       Purchase                                         10.825       Stated Income Documentation                AA+                               169000                    160000                    167200                         142120       3% / 2% / 1%
951006201                                              2215.31                 6/1/2007                  382500                                     382500       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               460000                    460000                         0                         382500       None
961077142                                               759.99                 6/1/2007                  122250                                  122249.98       Cash Out Refinance                                 7.46       Stated Income Documentation                AA+                               163000                    163000                         0                      122249.98       6 mo int on 80%
961077678                                               945.86                 6/1/2007                  127500                                  127407.78       Rate/Term Refinance                               8.615       Full Documentation                         AA+                               150000                    150000                         0                      127438.74       6 mo int on 80%
961077682                                                933.9                 7/1/2007                  132000                                     132000       Cash Out Refinance                                 8.49       Stated Income Documentation                AA+                               224000                    224000                         0                         132000       6 mo int on 80%
961077687                                              2455.87                 5/1/2007                  335000                                  334664.65       Cash Out Refinance                                  8.5       Stated Income Documentation                A                                 425000                    425000                         0                      334833.51       6 mo int on 80%
961077801                                              1606.42                 6/1/2007                  248000                                  247828.77       Cash Out Refinance                                 7.36       Full Documentation                         AA+                               335000                    335000                         0                         248000       6 mo int on 80%
961077817                                              3553.12                 6/1/2007                  352000                                   351677.5       Purchase                                          11.75       Stated Income Documentation                A                                 456000                    456000                    440000                      351786.05       None
961077826                                              2391.71                 6/1/2007                  312000                                  311879.21       Cash Out Refinance                                  9.1       Stated Income Documentation                AA                                380000                    380000                         0                      311905.64       6 mo int on 80%
961077859                                              1963.88                 6/1/2007                  275000                                  274852.99       Cash Out Refinance                                 8.25       Stated Income Documentation                A                                 405000                    405000                         0                      274926.75       6 mo int on 80%
961077860                                              1048.04                 7/1/2007                  162000                                  161679.14       Rate/Term Refinance                               6.725       Stated Income Documentation                AA+                               240000                    240000                         0                      161858.85       6 mo int on 80%
961077891                                              1260.41                 6/1/2007                  198750                                     198750       Cash Out Refinance                                 7.61       Stated Income Documentation                AA+                               265000                    265000                         0                         198750       6 mo int on 80%
961077892                                              2414.91                 6/1/2007                  283500                                  283228.72       Cash Out Refinance                                 9.65       Stated Income Documentation                A                                 405000                    405000                         0                       283364.9       6 mo int on 80%
961077908                                              1225.35                 6/1/2007                  165600                                  165519.85       Rate/Term Refinance                                8.59       Stated Income Documentation                AA+                               207000                    207000                         0                      165560.07       6 mo int on 80%
961077909                                               944.83                 6/1/2007                  131250                                     131066       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               175000                    175000                         0                       131158.3       6 mo int on 80%
961077926                                              1742.68                 6/1/2007                  216000                                   215919.2       Cash Out Refinance                                9.458       Stated Income Documentation                AA+                               270000                    270000                         0                      215959.76       2% of ppd amt
961077927                                               995.89                 7/1/2007                  136500                                  136313.96       Cash Out Refinance                                 7.94       Stated Income Documentation                AA+                               203500                    203500                         0                      136407.29       6 mo int on 80%
961077938                                              1862.36                 6/1/2007                  325000                                  324397.93       Cash Out Refinance                                6.325       Full Documentation                         AA+                               836000                    836000                         0                      324549.64       6 mo int on 80%
961077939                                              1396.96                 6/1/2007                  134500                                  134386.69       Cash Out Refinance                                12.13       Full Documentation                         CC                                207000                    207000                         0                      134424.84       6 mo int on 80%
961077948                                              1305.88                 7/1/2007                  171000                                   170847.8       Cash Out Refinance                                  8.9       Full Documentation                         AA                                190000                    190000                         0                      170886.27       None
961077949                                               686.27                 6/1/2007                  105000                                  104640.62       Cash Out Refinance                                6.825       Stated Income Documentation                AA                                239000                    239000                         0                      104731.23       6 mo int on 80%
961077950                                              1468.91                 7/1/2007                  194400                                  194273.11       Cash Out Refinance                                8.963       Full Documentation                         A                                 216000                    216000                         0                      194315.72       None
961077951                                              1522.39                 7/1/2007                  225000                                  224720.21       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               252000                    252000                         0                      224860.99       2 mo int on 66% if less than 8%
961077960                                               1910.9                 5/1/2007                  246500                                  246290.13       Cash Out Refinance                                 9.05       Full Documentation                         A                                 290000                    290000                         0                      246395.85       6 mo int on 80%
961077961                                              1924.38                 6/1/2007                  246400                                  246194.82       Cash Out Refinance                                9.125       Lite Documentation                         C                                 308000                    308000                         0                       246246.7       None
961077962                                               799.32                 6/1/2007                   84000                                      83939       Cash Out Refinance                                10.99       Stated Income Documentation                AA                                132000                    132000                         0                          84000       6 mo int on 80%
961077964                                              3144.01                 6/1/2007                  408000                                  407735.81       Cash Out Refinance                                 8.99       Stated Income Documentation                AA+                               512000                    512000                         0                      407912.59       6 mo int on 80%
961077965                                              1550.22                 6/1/2007                  275000                                  274878.39       Cash Out Refinance                                  6.5       Full Documentation                         AA                                380000                    380000                         0                      274939.36       6 mo int on 80%
961077978                                              1049.57                 6/1/2007                  136500                                  136334.02       Cash Out Refinance                                  8.5       Full Documentation                         AA                                185000                    185000                         0                       136417.3       6 mo int on 80%
961077979                                              1319.41                 6/1/2007                  195000                                  194757.52       Cash Out Refinance                                 7.75       Full Documentation                         AA                                250000                    250000                         0                      194818.73       6 mo int on 80%
961077980                                               797.44                 6/1/2007                  100000                                   99831.44       Cash Out Refinance                                  8.9       Full Documentation                         AA+                               330000                    330000                         0                       99888.04       6 mo int on 80%
961077999                                              1938.75                 6/1/2007                  242250                                  241969.69       Cash Out Refinance                                 8.94       Stated Income Documentation                AA+                               323000                    323000                         0                      242104.76       6 mo int on 80%
961078000                                              3252.17                 6/1/2007                  406000                                  405322.71       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               580000                    580000                         0                      405550.15       6 mo int on 80%
961078001                                               863.81                 7/1/2007                  105000                                  104890.71       Cash Out Refinance                                 9.25       Full Documentation                         A                                 140000                    140000                         0                      104890.71       6 mo int on 80%
961078002                                              1542.32                 7/1/2007                  237500                                  236933.15       Cash Out Refinance                                6.762       Full Documentation                         AA+                               415000                    415000                         0                      236933.15       6 mo int on 80%
961078010                                              1499.27                 7/1/2007                  187000                                  186793.23       Cash Out Refinance                                 8.96       Full Documentation                         AA+                               268000                    268000                         0                      186793.23       6 mo int on 80%
961078011                                              2047.64                 6/1/2007                  250000                                  249737.05       Cash Out Refinance                                  9.2       Stated Income Documentation                B                                 388000                    388000                         0                      249869.03       6 mo int on 80%
961078072                                              1401.91                 6/1/2007                  212000                                  211469.42       Cash Out Refinance                                 6.94       Stated Income Documentation                AA+                               570000                    570000                         0                       211647.3       6 mo int on 80%
961078096                                              1277.15                 6/1/2007                  170000                                  169779.24       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               430000                    430000                         0                      169888.41       6 mo int on 80%
961078161                                              1206.07                 8/1/2007                  151500                                  151439.99       Cash Out Refinance                                 9.32       Full Documentation                         AA+                               202000                    202000                         0                      151469.65       6 mo int on 80%
961078164                                              1294.85                 6/1/2007                  160000                                  159940.73       Cash Out Refinance                                 9.49       Full Documentation                         B                                 200000                    200000                         0                      159970.48       6 mo int on 80%
961078213                                              1019.01                 6/1/2007                  102900                                  102833.91       Cash Out Refinance                                 11.5       Full Documentation                         CC                                147000                    147000                         0                         102900       2% of ppd amt
961078214                                               946.19                 6/1/2007                   93100                                    93072.4       Cash Out Refinance                                11.84       Stated Income Documentation                C                                 133000                    133000                         0                          93100       6 mo int on 80%
961078270                                              1770.17                 6/1/2007                  220000                                  219636.78       Cash Out Refinance                                    9       Stated Income Documentation                AA+                               315000                    315000                         0                      219758.76       6 mo int on 80%
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                1,603                                                            346,964,222.85                             346,745,441.42
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

061082188                                               913.09                 6/1/2007                  105600                                  105551.51       Purchase                                          9.825       Stated Income Documentation                AA+                               132000                    132000                    132000                         105600       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082272                                              1415.03                 6/1/2007                  179055                                  178953.04       Purchase                                            8.8       Full Documentation                         AA+                               206500                    206500                    198951                         179055       6 mo int on 80%
061082300                                              2392.71                 6/1/2007                  258400                                  258300.59       Purchase                                          10.65       Full Documentation                         AA+                               304000                    304000                    304000                         258400       6 mo int on 80%
061082391                                               574.86                 6/1/2007                   56950                                   56932.78       Rate/Term Refinance                               11.75       Stated Income Documentation                AA+                                67000                     67000                         0                          56950       6 mo int on 80%
061082392                                               592.02                 6/1/2007                   58650                                   58632.26       Rate/Term Refinance                               11.75       Stated Income Documentation                AA+                                69000                     69000                         0                          58650       6 mo int on 80%
061082486                                               644.26                 6/1/2007                   66592                                   66569.27       Purchase                                           11.2       Full Documentation                         AA+                                96000                     96000                     74000                          66592       None
061082530                                               749.92                 7/1/2007                   78000                                   77776.58       Rate/Term Refinance                                 8.1       Full Documentation                         AA+                               178000                    178000                         0                       77776.58       6 mo int on 80%
061082571                                               748.83                 6/1/2007                   76500                                   76474.73       Purchase                                          11.35       Business Bank Statements                   AA+                                90000                     90000                     90000                          76500       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082676                                              1408.28                 6/1/2007                  204000                                  203844.62       Purchase                                           7.37       Full Documentation                         AA+                               283000                    283000                    255000                         204000       6 mo int on 80%
061082686                                              1261.76                 6/1/2007                  125000                                   124962.2       Rate/Term Refinance                               11.75       Full Documentation                         CC                                195000                    195000                         0                         125000       6 mo int on 80%
061082705                                               795.71                 6/1/2007                   79190                                   79141.23       Purchase                                          11.69       Full Documentation                         AA                                 88000                     88000                     88000                       79165.73       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082778                                              1043.69                 6/1/2007                  111000                                  110975.26       Rate/Term Refinance                               11.15       Full Documentation                         AA+                               132000                    132000                         0                      110987.69       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082811                                               633.51                 6/1/2007                   63000                                   62980.74       Purchase                                           11.7       Full Documentation                         AA+                                72000                     72000                     70000                          63000       None
061082871                                               522.37                 6/1/2007                   53994                                   53975.57       Cash Out Refinance                                 11.2       Full Documentation                         AA+                                73000                     60000                         0                          53994       None
061082936                                               825.39                 6/1/2007                   81000                                   80976.17       Cash Out Refinance                               11.875       Stated Income Documentation                AA+                                90000                     90000                         0                          81000       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082953                                               538.98                 6/1/2007                   58500                                   58477.19       Purchase                                         10.588       Full Documentation                         AA+                                70000                     65000                     65000                          58500       6 mo int on 80%
061082988                                              1294.64                 6/1/2007                  177280                                  176667.51       Purchase                                           7.95       Full Documentation                         AA+                               197000                    197000                    197000                      176790.91       PIF - 1% of OPB ; Partial - 1% of amt ppd
061082999                                               510.12                 6/1/2007                   50250                                   50235.05       Cash Out Refinance                               11.825       Stated Income Documentation                AA+                                67000                     67000                         0                          50250       None
061083020                                               802.49                 7/1/2007                   79200                                   79176.31       Purchase                                           11.8       Stated Income Documentation                AA+                                96900                     88000                     88000                          79200       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083072                                               527.68                 6/1/2007                   51300                                   51285.32       Purchase                                             12       Full Documentation                         B                                  59000                     57000                     57000                          51300       6 mo int on 80%
061083102                                               795.22                 6/1/2007                   77600                                   77577.55       Purchase                                          11.95       Stated Income Documentation                AA                                 97000                     90000                     97000                          77600       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083229                                                679.6                 6/1/2007                  100000                                    99921.4       Cash Out Refinance                                7.212       Full Documentation                         A                                 135000                    135000                         0                         100000       6 mo int on 80%
061083305                                               780.22                 6/1/2007                   93600                                   93552.98       Purchase                                            9.4       Full Documentation                         AA+                               117000                    110000                    117000                          93600       PIF - 1% of OPB ; Partial - 1% of amt ppd
061083318                                               782.27                 7/1/2007                   82800                                   82769.83       Rate/Term Refinance                                10.9       Full Documentation                         AA+                                92000                     92000                         0                       82769.83       6 mo int on 80%
061083323                                               579.54                 6/1/2007                   57800                                   57782.18       Purchase                                         11.662       Full Documentation                         AA+                                68000                     68000                     68000                          57800       None
111003329                                               2824.1                 7/1/2007                  394200                                  393641.75       Purchase                                           7.75       Full Documentation                         AA+                               438000                    438000                    438000                      393921.77       6 mo int on 80%
111003330                                              1997.09                 7/1/2007                  344000                                  343846.46       Cash Out Refinance                                6.431       Full Documentation                         AA+                               430000                    430000                         0                      343846.46       6 mo int on 80%
111003368                                              1000.77                 6/1/2007                  127500                                  127426.26       Purchase                                          8.725       Full Documentation                         AA+                               150000                    150000                    150000                         127500       6 mo int on 80%
111003452                                              1892.64                 6/1/2007                  327250                                  327102.69       Cash Out Refinance                                  6.4       Full Documentation                         A                                 385000                    385000                         0                         327250       6 mo int on 80%
111003458                                              1804.83                 7/1/2007                  297004                                  296723.08       Cash Out Refinance                                 6.81       Full Documentation                         AA+                               410000                    410000                         0                      296863.94       6 mo int on 80%
111003469                                              5623.33                 6/1/2007                  749999                                  749864.33       Cash Out Refinance                                 8.89       Stated Income Documentation                AA+                               950000                    950000                         0                      749931.91       6 mo int on 80%
111003511                                              4542.03                 6/1/2007                  702000                                  701757.72       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               780000                    780000                         0                         702000       6 mo int on 80%
111003517                                              2486.15                 6/1/2007                  371520                                  371402.29       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               575000                    575000                         0                         371520       None
111003528                                              1357.29                 7/1/2007                  216990                                  216789.82       Cash Out Refinance                                  6.4       Full Documentation                         A                                 480000                    480000                         0                      216789.82       6 mo int on 80%
121054554                                              3196.64                 6/1/2007                  430525                                  430243.37       Cash Out Refinance                                8.125       Full Documentation                         AA                                506500                    460000                         0                         430525       2 mo int or 60 days int on UPB
121054711                                              2860.68                 6/1/2007                  288873                                  288687.49       Purchase                                           11.5       Stated Income Documentation                AA+                               324000                    324000                    320970                      288780.69       None
121054886                                              5170.55                 6/1/2007                  607000                                  606710.74       Rate/Term Refinance                                9.65       Full Documentation                         AA                                730000                    730000                         0                         607000       2 mo int or 60 days int on UPB
151041759                                              1160.88                 6/1/2007                  111000                                  110875.12       Cash Out Refinance                                 11.2       Full Documentation                         B                                 355000                    355000                         0                         111000       6 mo int on 80%
151042471                                               980.66                 7/1/2007                  115200                                  115186.74       Purchase                                          10.15       Full Documentation                         AA+                               220000                    220000                    128000                       115193.4       None
151042599                                               1010.6                 7/1/2007                  105700                                  105662.72       Rate/Term Refinance                               11.05       Full Documentation                         AA                                130000                    130000                         0                         105700       6 mo int on 80%
151043280                                              5044.04                 7/1/2007                  649995                                  649220.75       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               870000                    870000                         0                      649609.26       6 mo int on 80%
151043438                                               4134.2                 7/1/2007                  463200                                  463075.66       Purchase                                          10.55       Stated Income Documentation                AA+                               580000                    580000                    579000                       463138.1       None
151043556                                              1116.61                 7/1/2007                  104700                                     104646       Purchase                                          12.49       Full Documentation                         AA                                117000                    117000                    116375                      104673.14       None
151043559                                              1413.55                 6/1/2007                  160400                                   160329.8       Purchase                                          10.05       Stated Income Documentation                AA+                               200500                    200500                    200500                         160400       6 mo int on 80%
151043646                                                685.8                 6/1/2007                   86000                                   85903.71       Cash Out Refinance                                  8.9       Full Documentation                         A                                 125000                    125000                         0                       85952.03       6 mo int on 80%
151043773                                              1930.16                 6/1/2007                  220500                                  220203.03       Purchase                                           9.97       Stated Income Documentation                AA+                               255000                    245000                    245000                      220401.83       None
151043917                                               862.66                 6/1/2007                  104400                                  104346.44       Cash Out Refinance                                  9.3       Full Documentation                         B                                 130500                    130500                         0                         104400       None
151043972                                              1681.36                 6/1/2007                  232000                                   231679.3       Cash Out Refinance                                 7.87       Stated Income Documentation                AA                                290000                    290000                         0                      231840.17       6 mo int on 80%
151044058                                              2004.52                 6/1/2007                  315000                                  314951.11       Purchase                                           7.45       Business Bank Statements                   AA+                               465000                    465000                    454000                         315000       None
151044307                                               957.56                 7/1/2007                  130500                                   130324.3       Cash Out Refinance                                    8       Full Documentation                         AA+                               145000                    145000                         0                      130412.44       6 mo int on 80%
151044336                                               2459.5                 6/1/2007                  292500                                  292356.13       Purchase                                            9.5       Full Documentation                         AA+                               327000                    327000                    325000                         292500       None
151044356                                              6982.25                 6/1/2007                  845000                                   844566.5       Cash Out Refinance                                  9.3       Business Bank Statements                   AA+                              1300000                   1300000                         0                         845000       None
151044358                                              3889.08                 6/1/2007                  420000                                  419838.42       Cash Out Refinance                                10.65       Business Bank Statements                   AA+                               560000                    560000                         0                         420000       None
151044366                                              4365.03                 6/1/2007                  499500                                  499276.66       Purchase                                           9.95       Stated Income Documentation                AA+                               555000                    555000                    555000                         499500       None
151044377                                              3762.11                 6/1/2007                  460000                                  459835.12       Cash Out Refinance                                  9.6       Stated Income Documentation                AA+                               650000                    590000                         0                      459917.89       None
151044379                                               495.26                 6/1/2007                   50400                                   50366.92       Purchase                                           11.4       Stated Income Documentation                AA+                                63000                     63000                     63000                       50383.54       6 mo int on 80%
151044391                                              1164.46                 6/1/2007                  164800                                  164709.31       Cash Out Refinance                                 8.15       Full Documentation                         AA+                               206000                    206000                         0                      164754.81       6 mo int on 80%
151044464                                                988.5                 7/1/2007                  140000                                  139898.17       Cash Out Refinance                                  7.6       Full Documentation                         AA+                               182000                    182000                         0                      139898.17       6 mo int on 80%
151044566                                              2148.68                 6/1/2007                  263500                                  263360.51       Purchase                                           9.15       Full Documentation                         AA+                               325000                    325000                    310000                         263500       None
151044571                                               2765.7                 6/1/2007                  331200                                  331160.84       Purchase                                           9.95       Full Documentation                         AA+                               373000                    373000                    373000                       331180.5       None
151044572                                               4326.5                 6/1/2007                  550000                                  549917.52       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               650000                    650000                         0                      549958.92       None
151044605                                              4427.13                 6/1/2007                  517500                                     517256       Cash Out Refinance                                  9.7       Stated Income Documentation                AA+                               575000                    575000                         0                         517500       None
151044606                                               815.05                 7/1/2007                  106000                                  105935.78       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               138000                    138000                         0                         106000       6 mo int on 80%
151044659                                              1048.82                 7/1/2007                  112500                                  112487.12       Purchase                                          11.05       Stated Income Documentation                AA+                               125000                    125000                    125000                         112500       6 mo int on 80%
151044662                                              2508.73                 5/1/2007                  292000                                  291726.43       Purchase                                           9.75       Stated Income Documentation                AA+                               365000                    365000                    365000                         292000       None
151044665                                              2224.38                 6/1/2007                  266850                                  266715.95       Purchase                                            9.4       Full Documentation                         AA+                               297000                    297000                    296500                         266850       None
151044724                                               840.11                 7/1/2007                   82600                                   82575.57       Cash Out Refinance                                11.85       Stated Income Documentation                A                                 118000                    112000                         0                          82600       6 mo int on 80%
151044729                                              3563.06                 7/1/2007                  425500                                  425429.59       Cash Out Refinance                                 9.85       Business Bank Statements                   AA+                               501000                    501000                         0                         425500       None
151044748                                              1900.87                 6/1/2007                214497.5                                  214438.48       Purchase                                          10.47       Stated Income Documentation                AA+                               274000                    274000                    252350                      214468.12       None
151044864                                               910.26                 7/1/2007                  100000                                   99959.74       Cash Out Refinance                                10.44       Full Documentation                         B                                 145000                    145000                         0                       99959.74       6 mo int on 80%
151044880                                              3060.12                 6/1/2007                  297500                                  297414.88       Purchase                                             12       Stated Income Documentation                AA                                350000                    350000                    350000                         297500       None
161053902                                              7264.46                 6/1/2007                 1170000                                 1169388.15       Cash Out Refinance                                 7.25       Full Documentation                         AA+                              2175000                   1800000                         0                     1169586.36       None
161054338                                              3508.82                 6/1/2007                  444000                                  443747.18       Rate/Term Refinance                                 8.8       Stated Income Documentation                AA+                               635000                    635000                         0                         444000       None
161054348                                              1238.78                 6/1/2007                  160000                                  159904.55       Cash Out Refinance                                8.575       Full Documentation                         A                                 300000                    275000                         0                         160000       None
161054506                                                 5459                 7/1/2007                  630000                                  629712.25       Cash Out Refinance                                 9.85       Business Bank Statements                   AA+                               900000                    725000                         0                         630000       None
161054527                                              2191.02                 6/1/2007                  264000                                  263865.98       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               380000                    330000                         0                         264000       None
161054540                                               6379.5                 6/1/2007                  800000                                  799553.83       Rate/Term Refinance                                 8.9       Stated Income Documentation                AA+                              1000000                   1000000                         0                         800000       None
161054599                                              4422.29                 7/1/2007                  506700                                  506626.88       Cash Out Refinance                                 10.3       Full Documentation                         A                                 563000                    563000                         0                      506626.88       None
161054668                                              2949.34                 6/1/2007                  337500                                   337349.1       Purchase                                           9.95       Full Documentation                         AA+                               385000                    385000                    375000                         337500       None
171043665                                              1558.21                 6/1/2007                  175500                                  175492.04       Purchase                                           10.6       Stated Income Documentation                AA+                               195000                    195000                    195000                         175500       None
171043712                                              1670.27                 6/1/2007                  228600                                  228554.94       Purchase                                           8.65       Stated Income Documentation                AA+                               254000                    254000                    254000                      228577.55       6 mo int on 80%
171043837                                              1593.77                 7/1/2007                  273550                                  273488.72       Purchase                                           6.75       Stated Income Documentation                AA+                               307000                    307000                    303944                         273550       6 mo int on 80%
171043970                                              1118.51                 6/1/2007                  133600                                  133533.59       Cash Out Refinance                                 9.45       Full Documentation                         C                                 167000                    167000                         0                         133600       6 mo int on 80%
171043974                                              3373.56                 6/1/2007                  465000                                  464881.44       Cash Out Refinance                                  8.4       Full Documentation                         AA+                               520000                    520000                         0                         465000       6 mo int on 80%
171044059                                              1008.86                 6/1/2007                  151600                                  151551.27       Cash Out Refinance                                  7.6       Full Documentation                         A                                 205000                    205000                         0                         151600       6 mo int on 80%
171044083                                              1498.68                 6/1/2007                  275000                                  274933.61       Cash Out Refinance                                 6.25       Full Documentation                         AA+                               550000                    550000                         0                         275000       6 mo int on 80%
171044192                                              1246.28                 6/1/2007                  180000                                  179863.72       Rate/Term Refinance                                 7.4       Full Documentation                         AA+                               225000                    225000                         0                         180000       6 mo int on 80%
171044248                                               1420.1                 6/1/2007                  188800                                  188756.57       Cash Out Refinance                                 8.75       Full Documentation                         AA                                236000                    236000                         0                         188800       None
171044291                                              1551.95                 7/1/2007                  223596                                  223258.06       Purchase                                          7.425       Full Documentation                         AA+                               280000                    280000                    279495                      223427.55       6 mo int on 80%
171044318                                              1636.71                 7/1/2007                  237957                                  237816.22       Purchase                                            7.9       Stated Income Documentation                AA+                               300000                    300000                    297447                      237886.84       6 mo int on 80%
171044343                                               2198.3                 6/1/2007                  324000                                     323959       Purchase                                           7.99       Full Documentation                         AA+                               360000                    360000                    360000                         324000       6 mo int on 80%
171044366                                              1083.31                 8/1/2007                  157500                                  157453.56       Cash Out Refinance                                  7.9       Full Documentation                         AA                                210000                    210000                         0                         157500       6 mo int on 80%
171044385                                              1952.67                 6/1/2007                  290009                                  289776.81       Cash Out Refinance                                7.119       Full Documentation                         AA                                395000                    395000                         0                         290009       6 mo int on 80%
171044405                                              4777.94                 6/1/2007                  720000                                  719902.06       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               825000                    825000                         0                         720000       None
191038570                                              1153.03                 6/1/2007                  152000                                  151973.84       Purchase                                              9       Full Documentation                         AA+                               210000                    210000                    190000                         152000       6 mo int on 80%
191038851                                              1003.37                 6/1/2007                  143500                                  143393.51       Cash Out Refinance                                  7.5       Stated Income Documentation                AA+                               205000                    205000                         0                         143500       6 mo int on 80%
191038986                                              2653.83                 6/1/2007                  395250                                  395146.12       Purchase                                            7.9       Full Documentation                         AA+                               470000                    470000                    465000                      395198.23       None
191039079                                              6611.69                 7/1/2007                  900000                                  899659.87       Rate/Term Refinance                                 8.7       Stated Income Documentation                AA                               1200000                   1200000                         0                      899780.73       6 mo int on 80%
191039104                                              3599.31                 6/1/2007                  477000                                  476916.31       Cash Out Refinance                                 8.95       Lite Documentation                         AA+                               530000                    530000                         0                      476958.31       6 mo int on 80%
191039167                                               976.28                 7/1/2007                  128700                                  128688.97       Cash Out Refinance                                    9       Full Documentation                         AA+                               143000                    143000                         0                      128688.97       6 mo int on 80%
191039173                                               967.77                 6/1/2007                  108900                                  108853.34       Purchase                                          10.15       Full Documentation                         AA+                               121000                    121000                    120000                         108900       6 mo int on 80%
191039183                                              1323.56                 6/1/2007                  175500                                     175500       Purchase                                           9.05       Stated Income Documentation                AA+                               228000                    195000                    195000                         175500       None
191039221                                              2581.37                 6/1/2007                  321750                                  321689.01       Purchase                                            9.4       Full Documentation                         AA+                               364400                    364400                    357500                         321750       6 mo int on 80%
191039300                                               1047.9                 6/1/2007                  100000                                   99972.93       Cash Out Refinance                                12.25       Stated Income Documentation                B                                 160000                    160000                         0                         100000       6 mo int on 80%
191039304                                              4052.12                 6/1/2007                  510000                                  509900.38       Cash Out Refinance                                  9.3       Full Documentation                         AA+                               601000                    601000                         0                         510000       6 mo int on 80%
191039334                                              3605.42                 6/1/2007                  438750                                  438672.86       Cash Out Refinance                                 9.65       Stated Income Documentation                A                                 585000                    585000                         0                         438750       6 mo int on 80%
191039353                                              1366.41                 7/1/2007                  200000                                  199975.26       Purchase                                           8.05       Full Documentation                         AA+                               309000                    309000                    308000                         200000       6 mo int on 80%
191039394                                              3031.56                 6/1/2007                  436000                                  435875.11       Cash Out Refinance                                    8       Full Documentation                         A                                 562000                    562000                         0                         436000       6 mo int on 80%
191039442                                              3074.12                 7/1/2007                  408700                                  408511.28       Purchase                                           8.75       Full Documentation                         AA+                               460000                    460000                    454115                      408511.28       6 mo int on 80%
191039493                                               1531.1                 6/1/2007                  175950                                  175780.24       Purchase                                            9.9       Full Documentation                         AA+                               195950                    195950                    195950                      175860.49       6 mo int on 80%
211054563                                              1741.56                 6/1/2007                  201500                                     201314       Cash Out Refinance                                 9.82       Full Documentation                         CC                                310000                    310000                         0                      201407.38       None
211055585                                              2921.88                 6/1/2007                  467500                                     467500       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               550000                    495000                         0                         467500       None
211056222                                               838.09                 7/1/2007                  108000                                  107935.91       Cash Out Refinance                                  8.6       Full Documentation                         AA                                210900                    210900                         0                         108000       2% of ppd amt
211056375                                              2595.08                 6/1/2007                  337500                                  337295.55       Cash Out Refinance                                  8.5       Full Documentation                         AA+                               375000                    375000                         0                         337500       None
211056600                                              2046.74                 6/1/2007                  400000                                  399886.59       Cash Out Refinance                                  5.8       Full Documentation                         AA+                               475000                    475000                         0                         400000       2 mo int on 66% if less than 8%
211057077                                              2302.71                 6/1/2007                  315800                                     315800       Purchase                                           8.75       Stated Income Documentation                AA+                               491000                    491000                    394785                         315800       6 mo int on 80%
211057140                                              2423.95                 7/1/2007                  309600                                  309229.69       Purchase                                           9.15       Full Documentation                         AA+                               393000                    393000                    344000                      309415.55       None
211057306                                              2600.63                 6/1/2007                  452250                                  452155.59       Rate/Term Refinance                                6.65       Full Documentation                         AA+                               603000                    603000                         0                         452250       2 mo int on 66% if less than 8%
211057312                                              3354.75                 6/1/2007                  460000                                  459768.02       Cash Out Refinance                                 8.45       Stated Income Documentation                AA+                               877000                    877000                         0                      459884.42       None
211057369                                              1734.98                 6/1/2007                  276000                                  275910.77       Rate/Term Refinance                                7.35       Full Documentation                         AA                                345000                    345000                         0                      275955.52       2 mo int on 66% if less than 8%
211057378                                              1113.48                 7/1/2007                  131850                                  131785.83       Purchase                                           9.55       Full Documentation                         AA+                               147000                    147000                    146500                         131850       2% of ppd amt
211057396                                              1470.37                 7/1/2007                  206550                                   206494.5       Cash Out Refinance                                 8.22       Full Documentation                         AA                                243000                    243000                         0                         206550       None
211057435                                              5089.03                 6/1/2007                  650000                                  649733.43       Cash Out Refinance                                 9.15       Full Documentation                         A                                 900000                    900000                         0                      649867.22       2% of ppd amt
211057448                                              1105.96                 6/1/2007                  144500                                  144411.56       Rate/Term Refinance                                8.45       Full Documentation                         AA+                               170000                    170000                         0                         144500       2% of ppd amt
211057577                                              2733.96                 7/1/2007                  337500                                  337375.34       Purchase                                            9.5       Full Documentation                         AA+                               375000                    375000                    375000                      337375.34       None
211057648                                               2764.1                 6/1/2007                  484500                                  484396.61       Cash Out Refinance                                 6.59       Full Documentation                         AA+                               570000                    570000                         0                         484500       2 mo int on 66% if less than 8%
211057771                                              2367.16                 5/1/2007                  260910                                   260697.2       Purchase                                           10.4       Stated Income Documentation                AA+                               318000                    318000                    289900                         260910       None
211057967                                              2531.16                 6/1/2007                  300163                                  300114.44       Purchase                                          9.925       Full Documentation                         AA                                334000                    334000                    333515                         300163       2% of ppd amt
211057983                                              4996.58                 6/1/2007                  649823                                  649429.33       Purchase                                            8.5       Business Bank Statements                   AA+                               726000                    726000                    722026                         649823       2% of ppd amt
231092903                                              1352.97                 7/1/2007                  168300                                  168207.88       Purchase                                           8.99       Stated Income Documentation                AA+                               192500                    192500                    187000                      168207.88       None
231093204                                              3819.89                 7/1/2007                  563000                                  562852.35       Purchase                                           7.99       Stated Income Documentation                AA+                               630000                    630000                    626460                         563000       6 mo int on 80%
231093396                                              2332.51                 6/1/2007                  292500                                  292336.87       Purchase                                            8.9       Full Documentation                         AA+                               328000                    328000                    325000                         292500       None
231093450                                               3361.5                 7/1/2007                  423000                                  422969.63       Cash Out Refinance                                 9.45       Stated Income Documentation                AA+                               470000                    470000                         0                         423000       None
231093495                                               476.16                 7/1/2007                   50000                                   49964.18       Cash Out Refinance                                   11       Stated Income Documentation                AA+                                94000                     94000                         0                       49982.17       6 mo int on 80%
231093574                                              1825.51                 6/1/2007                  289520                                  289413.52       Purchase                                          7.125       No Documentation                           AA+                               363000                    363000                    361900                         289520       2% of ppd amt
231093694                                               951.43                 6/1/2007                  109800                                  109749.85       Purchase                                           9.85       Full Documentation                         AA+                               130000                    130000                    122000                         109800       None
231093718                                              3142.23                 6/1/2007                  436500                                  436195.02       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               485000                    485000                         0                         436500       None
231093994                                              6501.61                 7/1/2007                  834000                                  833510.14       Cash Out Refinance                                 8.65       Stated Income Documentation                AA+                              1400000                   1400000                         0                         834000       None
231094012                                              2173.78                 6/1/2007                  288000                                  287818.22       Purchase                                            8.3       Full Documentation                         AA+                               322000                    322000                    320000                         288000       None
231094015                                              7777.33                 6/1/2007                  955500                                  955326.86       Purchase                                           9.55       Stated Income Documentation                AA+                              1400000                   1400000                   1365000                         955500       None
231094047                                              6488.56                 6/1/2007                  740000                                  739671.94       Rate/Term Refinance                                9.99       Stated Income Documentation                AA+                               925000                    925000                         0                         740000       6 mo int on 80%
231094085                                              2960.24                 6/1/2007                  318750                                   318738.2       Purchase                                           11.1       Stated Income Documentation                AA+                               378000                    378000                    375000                         318750       None
231094095                                              1577.05                 7/1/2007                  165600                                  165540.95       Purchase                                             11       Stated Income Documentation                A                                 207000                    207000                    207000                         165600       6 mo int on 80%
231094097                                              3707.93                 6/1/2007                  530300                                  529906.45       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               640000                    640000                         0                         530300       None
231094137                                              3902.62                 6/1/2007                  540000                                  539944.88       Cash Out Refinance                                 8.55       Full Documentation                         AA+                               600000                    600000                         0                         540000       6 mo int on 80%
231094146                                              3023.46                 6/1/2007                  420000                                  419706.54       Purchase                                            7.8       Full Documentation                         AA+                               550000                    550000                    525000                         420000       6 mo int on 80%
231094564                                              3643.79                 6/1/2007                  459000                                  458480.77       Cash Out Refinance                                 8.85       Full Documentation                         AA+                               510000                    510000                         0                      458741.34       None
231094718                                              4421.93                 6/1/2007                  540000                                  539965.57       Cash Out Refinance                                 9.75       Stated Income Documentation                AA+                               725000                    600000                         0                         540000       None
231094789                                              2421.42                 6/1/2007                  269100                                  268988.36       Purchase                                           10.3       Stated Income Documentation                AA                                325000                    325000                    299000                         269100       None
231094914                                              1710.55                 7/1/2007                  252000                                  251801.45       Cash Out Refinance                                  7.2       Full Documentation                         AA+                               280000                    280000                         0                         252000       6 mo int on 80%
231094943                                              1518.73                 6/1/2007                  193050                                  192938.93       Purchase                                           8.75       Stated Income Documentation                AA+                               222000                    222000                    214500                         193050       None
231094958                                              6255.77                 6/1/2007                  734400                                  734050.03       Purchase                                           9.65       Stated Income Documentation                AA+                               830000                    830000                    816000                         734400       6 mo int on 80%
331052946                                              5039.09                 6/1/2007                  700000                                  699510.91       Purchase                                            7.8       Stated Income Documentation                AA+                               975000                    975000                    935000                         700000       6 mo int on 80%
331054492                                              3712.06                 7/1/2007                  485000                                  484703.15       Cash Out Refinance                                 8.45       Business Bank Statements                   AA+                               725000                    725000                         0                         485000       6 mo int on 80%
331056014                                              4420.35                 6/1/2007                  620000                                  619557.98       Cash Out Refinance                                  7.7       Business Bank Statements                   A                                1040000                   1040000                         0                         620000       6 mo int on 80%
331056409                                               1956.6                 6/1/2007                  361500                                  361411.15       Cash Out Refinance                                  6.2       Full Documentation                         AA+                               545000                    545000                         0                         361500       None
331056507                                              4106.31                 6/1/2007                  495000                                  494915.57       Purchase                                           9.75       Full Documentation                         AA+                               550000                    530000                    550000                         495000       None
331056620                                              4603.28                 6/1/2007                  612000                                  611574.57       Purchase                                           8.75       Full Documentation                         AA+                               680000                    680000                    680000                      611717.41       None
331056705                                              7571.64                 6/1/2007                 1062000                                 1061242.86       Purchase                                            7.7       Business Bank Statements                   AA+                              1800000                   1800000                   1770000                        1062000       6 mo int on 80%
331056787                                              4739.29                 6/1/2007                  675000                                  674847.14       Cash Out Refinance                                 8.29       Stated Income Documentation                AA+                               750000                    750000                         0                      674923.83       None
331057040                                              3206.67                 6/1/2007                  436500                                  436415.61       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               485000                    485000                         0                      436457.96       None
331057163                                              5664.24                 6/1/2007                  720000                                   719168.5       Cash Out Refinance                                 8.75       Business Bank Statements                   AA+                               800000                    800000                         0                      719585.76       6 mo int on 80%
331057208                                              4456.03                 6/1/2007                  696000                                  695893.97       Cash Out Refinance                                  7.5       Stated Income Documentation                AA+                               870000                    870000                         0                         696000       None
331057234                                              3614.53                 6/1/2007                  575000                                  574741.39       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               725000                    725000                         0                      574835.06       6 mo int on 80%
331057269                                               4450.6                 6/1/2007                  655200                                   655117.4       Purchase                                              8       Stated Income Documentation                AA+                               750000                    750000                    728000                         655200       6 mo int on 80%
331057290                                              5006.35                 6/1/2007                  749999                                  749898.89       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               955000                    955000                         0                         749999       None
331057319                                              4454.68                 6/1/2007                  688500                                  688262.38       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               765000                    765000                         0                         688500       None
331057378                                              1537.38                 6/1/2007                  205600                                  205467.55       Purchase                                            8.2       No Documentation                           AA+                               365000                    257000                    257000                         205600       None
331057382                                              4741.33                 6/1/2007                  668250                                  667768.76       Purchase                                           7.65       Full Documentation                         AA+                               750000                    750000                    742500                         668250       6 mo int on 80%
331057398                                              3325.76                 6/1/2007                  463250                                  463128.39       Cash Out Refinance                                  8.3       Stated Income Documentation                AA+                               545000                    545000                         0                         463250       None
331057413                                              4142.09                 6/1/2007                  553500                                  553370.79       Cash Out Refinance                                  8.7       Full Documentation                         B                                 615000                    615000                         0                         553500       None
331057476                                              3445.15                 6/1/2007                  459000                                   458917.9       Cash Out Refinance                                  8.9       Full Documentation                         AA                                510000                    510000                         0                         459000       None
331057620                                              3311.98                 7/1/2007                  400500                                  400475.46       Purchase                                           9.85       Stated Income Documentation                AA+                               445000                    445000                    445000                         400500       6 mo int on 80%
331057623                                              2703.23                 6/1/2007                  435000                                  434834.27       Cash Out Refinance                                    7       Full Documentation                         AA+                               590000                    590000                         0                         435000       None
331057741                                              4653.58                 6/1/2007                  620000                                  619944.75       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               730000                    730000                         0                         620000       None
331057742                                              4598.47                 6/1/2007                  548550                                  548518.21       Purchase                                           9.99       Stated Income Documentation                AA+                               620000                    620000                    609500                         548550       None
331057743                                              4209.15                 6/1/2007                  552500                                  552158.35       Cash Out Refinance                                  8.4       Full Documentation                         A                                 650000                    650000                         0                         552500       None
331057755                                              6650.25                 6/1/2007                  749700                                   749631.4       Purchase                                          10.59       Stated Income Documentation                AA+                               860000                    860000                    833000                      749665.85       None
331057826                                              5121.68                 6/1/2007                  660000                                  659608.32       Cash Out Refinance                                  8.6       Stated Income Documentation                AA+                               825000                    825000                         0                         660000       6 mo int on 80%
331057830                                              4403.66                 6/1/2007                  576000                                  575646.58       Cash Out Refinance                                8.438       Stated Income Documentation                AA+                               720000                    720000                         0                         576000       6 mo int on 80%
331057841                                              1946.22                 6/1/2007                  206460                                  206307.93       Purchase                                         10.872       Stated Income Documentation                AA+                               230000                    230000                    229900                      206384.31       None
331057844                                              3893.02                 7/1/2007                  500000                                  499961.15       Cash Out Refinance                                 9.25       Stated Income Documentation                AA+                               625000                    625000                         0                      499961.15       None
331057852                                              3380.19                 6/1/2007                  562500                                  562396.37       Cash Out Refinance                                 6.99       Stated Income Documentation                AA+                               750000                    750000                         0                         562500       None
331057853                                              4904.03                 6/1/2007                  585000                                   584966.1       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               660000                    660000                         0                         585000       6 mo int on 80%
331057874                                              1891.03                 6/1/2007                  323000                                  322858.55       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               910000                    910000                         0                         323000       6 mo int on 80%
331057980                                              5309.37                 6/1/2007                  840000                                  839240.63       Cash Out Refinance                                  6.5       Full Documentation                         AA+                              1240000                   1000000                         0                         840000       6 mo int on 80%
331058001                                              6106.75                 6/1/2007                  720000                                  719653.25       Cash Out Refinance                                  9.6       Stated Income Documentation                AA+                               900000                    900000                         0                         720000       None
331058009                                              1327.61                 6/1/2007                  175200                                  175184.93       Rate/Term Refinance                                8.99       Stated Income Documentation                AA+                               219000                    219000                         0                         175200       6 mo int on 80%
331058056                                              4835.66                 7/1/2007                  570000                                  569909.59       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               760000                    655000                         0                         570000       None
331058067                                              2874.37                 6/1/2007                  446250                                  446183.29       Cash Out Refinance                                 7.55       Stated Income Documentation                AA+                               595000                    595000                         0                         446250       6 mo int on 80%
331058078                                              3847.78                 7/1/2007                  459000                                   458973.4       Purchase                                           9.99       Stated Income Documentation                AA+                               510000                    510000                    510000                         459000       6 mo int on 80%
331058081                                              3212.79                 6/1/2007                  514250                                  514165.56       Rate/Term Refinance                                 7.3       Full Documentation                         AA+                               605000                    605000                         0                         514250       None
331058087                                              3790.55                 6/1/2007                  603000                                  602902.83       Cash Out Refinance                                 7.35       Full Documentation                         AA+                               670000                    670000                         0                         603000       None
331058090                                              1913.17                 6/1/2007                  303000                                  302449.36       Cash Out Refinance                                 6.49       Full Documentation                         AA                                470000                    470000                         0                      302725.29       6 mo int on 80%
331058098                                              4390.27                 6/1/2007                  517500                                  517417.92       Purchase                                           9.99       Full Documentation                         AA                                575000                    560000                    575000                         517500       None
331058134                                              3364.54                 6/1/2007                  416000                                  415972.13       Purchase                                          9.625       Stated Income Documentation                AA+                               520000                    520000                    520000                         416000       None
331058232                                              3689.15                 6/1/2007                  508500                                  508370.35       Purchase                                            8.4       Stated Income Documentation                AA                                690000                    690000                    678000                         508500       None
331058251                                              1763.11                 6/1/2007                  293400                                  293345.95       Cash Out Refinance                                 6.99       Full Documentation                         AA+                               326000                    326000                         0                         293400       6 mo int on 80%
331058308                                              2262.25                 7/1/2007                  300000                                   299931.5       Purchase                                          8.775       Stated Income Documentation                AA+                               541000                    541000                    540645                         300000       6 mo int on 80%
331058459                                              2281.05                 6/1/2007                  265500                                  265376.14       Purchase                                           9.75       Stated Income Documentation                AA+                               320000                    320000                    295000                         265500       6 mo int on 80%
341044038                                              1481.52                 6/1/2007                  147050                                  146960.12       Purchase                                         11.725       Full Documentation                         AA+                               180000                    180000                    173000                      147005.28       None
341044216                                               1297.4                 7/1/2007                  138150                                   138047.2       Purchase                                         10.825       Full Documentation                         AA+                               156000                    156000                    153500                      138098.83       None
341044300                                              1550.56                 7/1/2007                  198900                                  198665.52       Purchase                                           8.65       Full Documentation                         AA+                               222000                    222000                    221000                      198783.18       None
341044404                                               912.93                 6/1/2007                  115000                                  114869.92       Purchase                                           8.85       No Documentation                           AA+                               199900                    199900                    175000                       114935.2       None
341044530                                              1085.32                 6/1/2007                  174800                                  174741.16       Cash Out Refinance                                 7.25       Full Documentation                         AA+                               218500                    218500                         0                      174770.57       6 mo int on 80%
341044637                                              1414.15                 6/1/2007                  154912                                  154787.66       Purchase                                         10.475       Stated Income Documentation                A                                 205000                    205000                    182250                       154850.1       1% of amt ppd if loan greater than $150K
341044712                                               902.39                 6/1/2007                  103700                                  103605.89       Purchase                                            9.9       Full Documentation                         AA                                225000                    225000                    150000                      103653.14       6 mo int on 80%
341044797                                               734.76                 7/1/2007                  105600                                  105441.19       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               132000                    132000                         0                      105520.84       3% / 2% / 1%
341045046                                              2424.09                 6/1/2007                  306740                                  306565.34       Purchase                                            8.8       Full Documentation                         AA+                               380000                    380000                    360870                         306740       6 mo int on 80%
341045114                                              1612.95                 6/1/2007                  193500                                   193402.8       Purchase                                            9.4       Stated Income Documentation                AA+                               240000                    240000                    215000                         193500       3% / 2% / 1%
351045901                                              1848.12                 7/1/2007                  246000                                  245843.13       Rate/Term Refinance                                8.25       Stated Income Documentation                AA+                               330500                    290000                         0                         246000       6 mo int on 80%
351045910                                              1354.91                 6/1/2007                  151200                                  151136.59       Purchase                                          10.25       Stated Income Documentation                AA+                               189000                    189000                    189000                         151200       6 mo int on 80%
351046051                                              1079.83                 7/1/2007                  128700                                  128572.22       Purchase                                          9.475       Full Documentation                         AA+                               145000                    145000                    143000                      128572.22       6 mo int on 80%
351046140                                              3960.79                 6/1/2007                  495900                                  495865.09       Purchase                                            9.5       Lite Documentation                         AA+                               555000                    551000                    551000                         495900       6 mo int on 80%
351046169                                              3141.71                 7/1/2007                  456000                                  455651.29       Purchase                                           7.35       Full Documentation                         AA+                               580000                    580000                    570000                      455651.29       6 mo int on 80%
351046235                                              1259.14                 6/1/2007                  175333                                  175209.87       Purchase                                          7.775       Full Documentation                         AA+                               225000                    225000                    219167                         175333       6 mo int on 80%
371048441                                              1453.93                 6/1/2007                  162900                                  162856.27       Purchase                                          10.55       Stated Income Documentation                AA+                               181000                    181000                    181000                      162878.23       6 mo int on 80%
371048779                                                552.7                 6/1/2007                   77899                                   77842.91       Cash Out Refinance                                 7.65       Full Documentation                         AA+                               105000                    105000                         0                          77899       6 mo int on 80%
371048852                                               1018.3                 6/1/2007                  157000                                  156712.27       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               364000                    364000                         0                       156848.3       6 mo int on 80%
371048853                                               957.02                 7/1/2007                  153000                                  152858.98       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               242000                    242000                         0                         153000       6 mo int on 80%
371048861                                                681.6                 6/1/2007                  107000                                  106904.67       Cash Out Refinance                                6.575       Full Documentation                         AA+                               145000                    145000                         0                         107000       6 mo int on 80%
371048869                                              1347.81                 6/1/2007                  135000                                  134833.44       Purchase                                           10.5       Stated Income Documentation                AA+                               185000                    185000                    150000                         135000       6 mo int on 80%
371049109                                               1603.3                 6/1/2007                  201600                                  201372.88       Cash Out Refinance                                 8.87       Full Documentation                         A                                 252000                    252000                         0                      201486.86       2% of ppd amt
371049177                                              1196.63                 8/1/2007                  144500                                  143433.97       Cash Out Refinance                                9.325       Full Documentation                         CC                                230000                    228000                         0                         144500       6 mo int on 80%
371049243                                              5409.09                 6/1/2007                  719996                                  719074.61       Cash Out Refinance                                 8.25       Stated Income Documentation                AA+                               933000                    933000                         0                      719536.88       6 mo int on 80%
371049290                                                863.5                 6/1/2007                  155250                                   155214.5       Rate/Term Refinance                                 6.4       Full Documentation                         AA+                               207000                    207000                         0                         155250       6 mo int on 80%
371049300                                              1042.34                 6/1/2007                  140000                                  139966.83       Purchase                                           8.65       Stated Income Documentation                AA+                               195000                    190000                    189990                         140000       6 mo int on 80%
371049312                                               823.85                 6/1/2007                  111800                                  111772.73       Cash Out Refinance                                 8.55       Full Documentation                         B                                 172000                    172000                         0                         111800       6 mo int on 80%
371049344                                              4496.14                 6/1/2007                  531250                                  530992.79       Cash Out Refinance                                9.575       Stated Income Documentation                AA+                               625000                    594000                         0                         531250       6 mo int on 80%
371049413                                              1263.96                 6/1/2007                  152100                                  152090.87       Rate/Term Refinance                                 9.9       Full Documentation                         AA                                169000                    169000                         0                         152100       6 mo int on 80%
371049459                                                514.8                 6/1/2007                   82600                                   82568.75       Cash Out Refinance                                7.025       Full Documentation                         AA+                               123000                    123000                         0                          82600       6 mo int on 80%
371049471                                              2598.22                 6/1/2007                  384000                                  383881.78       Purchase                                           7.75       Stated Income Documentation                AA+                               480000                    480000                    480000                         384000       6 mo int on 80%
371049475                                              1148.46                 6/1/2007                  137000                                  136992.07       Cash Out Refinance                                 9.99       Full Documentation                         C                                 183000                    183000                         0                         137000       6 mo int on 80%
371049508                                               989.28                 6/1/2007                  119200                                  119139.49       Cash Out Refinance                                 9.35       Full Documentation                         A                                 149000                    149000                         0                         119200       6 mo int on 80%
371049526                                               816.44                 6/1/2007                  128500                                  128384.96       Cash Out Refinance                                 6.55       Full Documentation                         AA+                               208000                    193000                         0                         128500       6 mo int on 80%
371049548                                              1493.98                 6/1/2007                  181600                                  181410.98       Purchase                                           9.25       Stated Income Documentation                AA+                               227000                    227000                    227000                      181505.85       6 mo int on 80%
371049563                                               761.88                 7/1/2007                   91800                                   91753.28       Cash Out Refinance                                 9.35       Full Documentation                         AA+                               102000                    102000                         0                       91753.28       6 mo int on 80%
371049600                                               644.37                 6/1/2007                   75000                                   74965.01       Cash Out Refinance                                 9.75       Stated Income Documentation                AA+                               120000                    120000                         0                          75000       6 mo int on 80%
371049602                                              1392.31                 6/1/2007                  196000                                  195947.02       Cash Out Refinance                                  8.2       Stated Income Documentation                AA+                               282000                    282000                         0                         196000       6 mo int on 80%
371049603                                               673.77                 6/1/2007                   81900                                   81857.54       Rate/Term Refinance                                9.25       Full Documentation                         AA+                               117000                    117000                         0                          81900       6 mo int on 80%
371049629                                              2403.18                 6/1/2007                  319500                                  319426.51       Purchase                                           8.75       Stated Income Documentation                AA+                               355000                    345000                    355000                         319500       6 mo int on 80%
371049642                                              1507.79                 6/1/2007                  200700                                  200572.02       Purchase                                           8.25       Business Bank Statements                   AA+                               225000                    225000                    223000                         200700       6 mo int on 80%
371049649                                              1029.68                 7/1/2007                  111200                                  111157.22       Purchase                                          10.65       Stated Income Documentation                AA+                               180000                    139000                    139000                         111200       6 mo int on 80%
371049654                                              1163.84                 7/1/2007                  144000                                  143922.16       Cash Out Refinance                                 9.05       Full Documentation                         AA+                               160000                    160000                         0                      143922.16       6 mo int on 80%
371049690                                              1794.71                 6/1/2007                  193500                                  193477.43       Purchase                                          10.99       Stated Income Documentation                AA+                               245000                    245000                    215000                         193500       None
371049707                                               841.14                 7/1/2007                  126750                                  126645.59       Cash Out Refinance                                6.975       Full Documentation                         C                                 195000                    195000                         0                         126750       6 mo int on 80%
371049729                                               814.86                 6/1/2007                   88000                                   87966.14       Cash Out Refinance                                10.65       Full Documentation                         AA                                110000                    110000                         0                          88000       6 mo int on 80%
371049767                                                844.5                 6/1/2007                  100000                                   99951.33       Cash Out Refinance                                 9.55       Stated Income Documentation                A                                 225000                    225000                         0                         100000       6 mo int on 80%
371049773                                              1125.31                 6/1/2007                  170000                                  169859.27       Cash Out Refinance                                 6.95       Full Documentation                         AA+                               209900                    209900                         0                         170000       6 mo int on 80%
371049799                                              1200.78                 6/1/2007                  155000                                   154702.1       Cash Out Refinance                                 6.99       Full Documentation                         A                                 265000                    265000                         0                         155000       6 mo int on 80%
371049808                                               534.93                 7/1/2007                   80000                                   79935.07       Cash Out Refinance                                 7.05       Full Documentation                         AA+                               145000                    135000                         0                       79935.07       6 mo int on 80%
371049880                                              1508.47                 7/1/2007                  238500                                  238462.28       Purchase                                            7.4       Full Documentation                         AA+                               265000                    265000                    265000                         238500       6 mo int on 80%
371049921                                              1234.35                 7/1/2007                  153000                                  152989.65       Cash Out Refinance                                  9.6       Full Documentation                         AA                                170000                    170000                         0                         153000       6 mo int on 80%
371049954                                              1759.27                 7/1/2007                  247500                                  247472.11       Cash Out Refinance                                  8.4       Full Documentation                         C                                 330000                    298000                         0                         247500       6 mo int on 80%
371049982                                              2232.81                 7/1/2007                  285300                                  285277.83       Purchase                                            9.3       Stated Income Documentation                AA+                               330000                    315000                    317000                      285277.83       6 mo int on 80%
371050005                                               981.36                 6/1/2007                  140009                                  139905.61       Cash Out Refinance                                7.525       Full Documentation                         AA+                               231000                    231000                         0                         140009       6 mo int on 80%
411004122                                              1115.91                 6/1/2007                  145800                                  145710.77       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               162000                    162000                         0                         145800       6 mo int on 80%
411004457                                              1015.78                 6/1/2007                  126000                                  125976.47       Rate/Term Refinance                                9.45       Full Documentation                         AA+                               144000                    144000                         0                         126000       6 mo int on 80%
411004477                                              1619.71                 7/1/2007                  225000                                  224842.79       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               300000                    300000                         0                         225000       2% of ppd amt
411004519                                               850.42                 6/1/2007                  110600                                     110533       Cash Out Refinance                                  8.5       Full Documentation                         B                                 158000                    158000                         0                         110600       6 mo int on 80%
411004626                                              2308.41                 6/1/2007                  420700                                  420600.27       Rate/Term Refinance                                 6.3       Stated Income Documentation                AA+                               650000                    650000                         0                         420700       6 mo int on 80%
411004631                                               539.72                 6/1/2007                   69550                                   69508.72       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               108500                    108500                         0                          69550       None
411004715                                              3156.04                 7/1/2007                  425000                                  424960.63       Rate/Term Refinance                                 8.8       Stated Income Documentation                AA+                               500000                    500000                         0                         425000       None
421004200                                               519.88                 5/1/2007                   58500                                   58449.65       Cash Out Refinance                                10.15       Stated Income Documentation                AA+                                65000                     65000                         0                          58500       6 mo int on 80%
421004223                                               644.33                 6/1/2007                   86100                                    86079.9       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               123000                    123000                         0                          86100       1% of amt prepaid
421004244                                               865.24                 7/1/2007                  103800                                  103695.31       Cash Out Refinance                                  9.4       Full Documentation                         AA+                               173000                    173000                         0                      103747.86       None
421004274                                               849.15                 7/1/2007                  100000                                   99984.18       Cash Out Refinance                                   10       Full Documentation                         AA                                128500                    128500                         0                         100000       1% of amt prepaid
421004276                                              5344.33                 6/1/2007                  686400                                  686346.67       Cash Out Refinance                                 9.25       Full Documentation                         AA+                               858000                    775000                         0                         686400       None
421004288                                               642.15                 6/1/2007                   79200                                   79194.75       Cash Out Refinance                                 9.65       Full Documentation                         AA+                                99000                     95000                         0                          79200       6 mo int on 80%
511060090                                              1750.13                 7/1/2007                  254700                                  254637.82       Purchase                                            8.1       Stated Income Documentation                AA+                               283000                    283000                    283000                       254669.1       6 mo int on 80%
511060282                                              1530.44                 5/1/2007                  246000                                  245917.93       Purchase                                          7.266       Full Documentation                         AA+                               290000                    290000                    290000                      245959.09       6 mo int on 80%
511060495                                               4750.5                 8/1/2007                  540000                                  539948.78       Cash Out Refinance                                 10.5       Stated Income Documentation                AA+                               600000                    600000                         0                      539922.83       6 mo int on 80%
511060590                                              5325.16                 6/1/2007                  702000                                  701879.23       Cash Out Refinance                                    9       Stated Income Documentation                AA+                               780000                    780000                         0                      701939.84       None
511060685                                               1635.5                 6/1/2007                  193500                                  193468.94       Purchase                                           9.95       Full Documentation                         AA+                               215000                    215000                    215000                         193500       None
511060692                                               4379.6                 6/1/2007                  523500                                  523104.71       Rate/Term Refinance                                9.84       Stated Income Documentation                B                                 600000                    600000                         0                      523194.12       6 mo int on 80%
511060791                                              2264.47                 6/1/2007                  430781                                  430666.85       Purchase                                           5.99       Full Documentation                         AA+                               541000                    541000                    538476                         430781       6 mo int on 80%
511061011                                               786.78                 6/1/2007                  130400                                  130279.85       Cash Out Refinance                                 6.75       Full Documentation                         AA+                               195000                    195000                         0                       130333.5       6 mo int on 80%
511061017                                              3967.67                 6/1/2007                  549000                                  548887.52       Rate/Term Refinance                                8.55       Stated Income Documentation                AA+                               610000                    610000                         0                      548943.96       6 mo int on 80%
511061142                                              3471.13                 6/1/2007                  450000                                  449807.02       Cash Out Refinance                                    9       Full Documentation                         C                                 900000                    900000                         0                      449903.87       6 mo int on 80%
511061241                                              6664.06                 6/1/2007                 1080000                                 1079815.94       Rate/Term Refinance                                 7.2       Full Documentation                         AA+                              1350000                   1277000                         0                        1080000       6 mo int on 80%
511061278                                              3002.78                 6/1/2007                  437000                                  436893.58       Cash Out Refinance                                  8.1       Stated Income Documentation                AA+                               491000                    491000                         0                         437000       6 mo int on 80%
511061287                                              3507.84                 6/1/2007                  583000                                  582785.36       Cash Out Refinance                                    7       Full Documentation                         AA+                               700000                    700000                         0                      582892.99       6 mo int on 80%
511061357                                              2637.76                 7/1/2007                  487350                                  487230.22       Purchase                                            6.2       Full Documentation                         AA+                               541500                    541500                    541500                         487350       6 mo int on 80%
511061566                                              6918.77                 6/1/2007                  892500                                  892312.17       Cash Out Refinance                                 9.05       Full Documentation                         AA+                              1300000                   1050000                         0                         892500       6 mo int on 80%
511061571                                              3262.86                 6/1/2007                  423000                                   422818.6       Cash Out Refinance                                    9       Stated Income Documentation                A                                 470000                    470000                         0                      422909.64       6 mo int on 80%
511061668                                                 3591                 6/1/2007                  475000                                  474892.33       Cash Out Refinance                                  8.8       Full Documentation                         B                                 645000                    645000                         0                         475000       6 mo int on 80%
511061672                                              3047.95                 6/1/2007                  448000                                  447864.05       Cash Out Refinance                                  7.8       Full Documentation                         AA+                               560000                    560000                         0                         448000       6 mo int on 80%
511061697                                              3605.28                 6/1/2007                  563120                                   562947.9       Cash Out Refinance                                  7.5       Business Bank Statements                   AA+                               800000                    725000                         0                      563034.22       6 mo int on 80%
511061791                                              6457.37                 6/1/2007                  943950                                  943383.43       Purchase                                           7.85       Full Documentation                         AA+                              1349000                   1349000                   1348500                      943667.64       6 mo int on 80%
511061873                                               3346.1                 6/1/2007                  436500                                  436464.03       Rate/Term Refinance                                 9.1       Stated Income Documentation                AA+                               485000                    485000                         0                         436500       6 mo int on 80%
511061879                                              4121.79                 6/1/2007                  532125                                  532040.35       Cash Out Refinance                                  9.2       Stated Income Documentation                AA                                709500                    709500                         0                      532082.84       6 mo int on 80%
511061929                                              2970.45                 7/1/2007                  378000                                  377883.75       Purchase                                           9.34       Stated Income Documentation                AA+                               429000                    429000                    420000                       377942.1       6 mo int on 80%
511061955                                              4676.11                 6/1/2007                  524000                                  523777.89       Cash Out Refinance                                 10.2       Full Documentation                         B                                 655000                    655000                         0                         524000       None
511062003                                               3531.1                 6/1/2007                  453050                                  452979.61       Cash Out Refinance                                 9.26       Stated Income Documentation                AA+                               533000                    533000                         0                      453014.94       6 mo int on 80%
511062035                                              3367.33                 6/1/2007                  517500                                  517323.92       Cash Out Refinance                                  7.4       Business Bank Statements                   AA+                               575000                    575000                         0                         517500       6 mo int on 80%
511062037                                               978.06                 7/1/2007                  107200                                  107173.36       Cash Out Refinance                                 10.8       Stated Income Documentation                AA                                134000                    134000                         0                      107186.74       6 mo int on 80%
511062046                                              2848.87                 7/1/2007                  456000                                   455849.2       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               580000                    580000                         0                      455924.83       6 mo int on 80%
511062056                                              3085.21                 6/1/2007                  500000                                  499829.07       Rate/Term Refinance                                 7.2       Full Documentation                         AA+                               595000                    595000                         0                      499914.79       6 mo int on 80%
511062062                                              6404.91                 6/1/2007                  862500                                  862339.59       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                              1150000                   1150000                         0                         862500       6 mo int on 80%
511062076                                              3175.34                 6/1/2007                  508000                                  507809.16       Cash Out Refinance                                 7.05       Full Documentation                         A                                 636000                    636000                         0                         508000       6 mo int on 80%
511062079                                              2300.17                 7/1/2007                  400000                                  399832.53       Purchase                                           6.65       Full Documentation                         AA+                               500000                    500000                    500000                       399916.5       6 mo int on 80%
511062175                                                803.9                 8/1/2007                  100000                                   99849.41       Cash Out Refinance                                 8.99       Business Bank Statements                   A                                 289000                    289000                         0                       99793.55       6 mo int on 80%
511062206                                              2673.54                 6/1/2007                  438750                                  438594.34       Cash Out Refinance                                  7.1       Full Documentation                         AA+                               675000                    675000                         0                       438672.4       6 mo int on 80%
511062224                                              4115.23                 6/1/2007                  616500                                  616334.88       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               685000                    685000                         0                      616417.71       6 mo int on 80%
511062229                                              3071.39                 6/1/2007                  441728                                  441474.08       Cash Out Refinance                                    8       Full Documentation                         AA+                               560000                    560000                         0                      441601.46       6 mo int on 80%
511062470                                              3849.68                 7/1/2007                  450000                                  449787.82       Purchase                                            9.7       Stated Income Documentation                AA+                               575000                    575000                    500000                         450000       None
511062497                                              1885.06                 6/1/2007                  270000                                  269937.67       Purchase                                           8.24       Stated Income Documentation                AA+                               485000                    485000                    485000                      269968.94       6 mo int on 80%
511062498                                              5505.44                 5/1/2007                  630000                                  628417.63       Cash Out Refinance                                 9.95       Business Bank Statements                   B                                 905000                    905000                         0                      628718.31       6 mo int on 80%
511062502                                              4200.84                 6/1/2007                  513000                                  512967.29       Cash Out Refinance                                 9.75       Stated Income Documentation                AA+                               570000                    570000                         0                         513000       6 mo int on 80%
511062575                                              2522.13                 6/1/2007                  350910                                   350836.7       Purchase                                            8.5       Full Documentation                         AA+                               395000                    395000                    389900                      350873.48       6 mo int on 80%
511062609                                              5069.87                 6/1/2007                  688000                                  687832.13       Purchase                                           8.55       Full Documentation                         AA+                               860000                    860000                    860000                         688000       6 mo int on 80%
511062626                                              5613.26                 6/1/2007                  858500                                  858377.56       Cash Out Refinance                                7.675       Full Documentation                         AA+                              1010000                   1010000                         0                         858500       6 mo int on 80%
511062640                                              3864.52                 6/1/2007                  501500                                   501284.3       Cash Out Refinance                                 8.99       Business Bank Statements                   A                                 590000                    590000                         0                      501392.55       6 mo int on 80%
511062686                                              4685.01                 6/1/2007                  749900                                  749776.88       Cash Out Refinance                                  7.3       Full Documentation                         AA+                               853000                    853000                         0                         749900       6 mo int on 80%
511062699                                              3238.45                 6/1/2007                  476000                                  475710.16       Cash Out Refinance                                  7.8       Full Documentation                         A                                 560000                    560000                         0                      475855.55       6 mo int on 80%
511062715                                              2965.42                 6/1/2007                  491487                                  491084.25       Cash Out Refinance                                 6.75       Full Documentation                         AA                                685000                    685000                         0                      491286.19       6 mo int on 80%
511062731                                              4288.04                 6/1/2007                  442850                                  442805.94       Cash Out Refinance                                 11.5       Stated Income Documentation                B                                 521000                    521000                         0                         442850       6 mo int on 80%
511062782                                              4120.89                 7/1/2007                  564000                                  563944.61       Cash Out Refinance                                 8.65       Stated Income Documentation                AA+                              1100000                   1100000                         0                         564000       6 mo int on 80%
511062785                                              2964.32                 6/1/2007                  436900                                  436789.05       Cash Out Refinance                                 7.99       Stated Income Documentation                AA+                               514000                    514000                         0                      436844.71       6 mo int on 80%
511062813                                              3864.98                 6/1/2007                  426000                                  425827.02       Cash Out Refinance                                 10.4       Stated Income Documentation                A                                 532500                    532500                         0                         426000       None
511062873                                              6251.32                 6/1/2007                  806400                                  806230.28       Rate/Term Refinance                                9.05       Stated Income Documentation                AA+                              1008000                   1008000                         0                         806400       6 mo int on 80%
511062907                                                935.4                 7/1/2007                  128700                                  128611.87       Cash Out Refinance                                  7.9       Full Documentation                         C                                 198000                    198000                         0                         128700       6 mo int on 80%
511062955                                               1991.2                 6/1/2007                  369026                                     369026       Cash Out Refinance                                6.475       Stated Income Documentation                AA+                               694000                    694000                         0                         369026       6 mo int on 80%
511062986                                              2579.38                 6/1/2007                  490000                                  489870.62       Cash Out Refinance                                    6       Full Documentation                         AA+                               700000                    700000                         0                         490000       6 mo int on 80%
511062990                                              2651.91                 6/1/2007                  425000                                  424929.97       Cash Out Refinance                                 7.29       Stated Income Documentation                AA+                               500000                    500000                         0                         425000       6 mo int on 80%
511063049                                              6942.87                 6/1/2007                  952000                                   951760.8       Purchase                                           8.45       Stated Income Documentation                AA+                              1200000                   1200000                   1190000                         952000       6 mo int on 80%
511063056                                              3178.67                 6/1/2007                  553500                                  553384.03       Cash Out Refinance                                 6.64       Business Bank Statements                   AA+                               615000                    615000                         0                         553500       6 mo int on 80%
511063090                                              3054.36                 6/1/2007                  495000                                  494915.64       Rate/Term Refinance                                 7.2       Full Documentation                         AA+                               550000                    525000                         0                         495000       6 mo int on 80%
511063106                                              1697.72                 6/1/2007                  270000                                  269753.53       Cash Out Refinance                                 6.45       Full Documentation                         AA+                               300000                    300000                         0                         270000       6 mo int on 80%
511063265                                              1745.58                 7/1/2007                  255500                                  255363.67       Purchase                                           8.05       Stated Income Documentation                AA+                               367000                    367000                    365000                      255363.67       None
511063281                                              4353.72                 6/1/2007                  670000                                  669771.25       Cash Out Refinance                                7.388       Full Documentation                         AA                               1000000                    875000                         0                         670000       6 mo int on 80%
521054359                                               614.93                 7/1/2007                   67500                                   67472.81       Purchase                                          10.45       Full Documentation                         AA+                                77000                     77000                     75000                          67500       2% / 1%
521056960                                              4652.23                 7/1/2007                  568000                                  567702.44       Cash Out Refinance                                  9.2       Stated Income Documentation                AA+                               710000                    640000                         0                         568000       None
521057023                                              1840.88                 6/1/2007                  234000                                  233729.76       Purchase                                           8.75       Full Documentation                         AA+                               272000                    272000                    260000                      233865.37       6 mo int on 80%
521057114                                              1814.65                 6/1/2007                  216750                                  216642.26       Cash Out Refinance                                 9.45       Stated Income Documentation                AA+                               255000                    243000                         0                         216750       1% of amt prepaid
521057271                                              1628.91                 7/1/2007                  208000                                  207756.75       Cash Out Refinance                                  8.7       Full Documentation                         AA+                               260000                    260000                         0                      207879.09       6 mo int on 80%
521057331                                              4704.75                 6/1/2007                  612000                                     612000       Purchase                                          9.225       Stated Income Documentation                AA+                               680000                    680000                    680000                         612000       6 mo int on 80%
521057397                                              1284.12                 6/1/2007                  162909                                  162884.76       Purchase                                           9.37       Full Documentation                         AA+                               182000                    178000                    182000                      162896.93       1% of amt prepaid
521057508                                              3570.17                 5/1/2007                  467500                                  467293.48       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               550000                    500000                         0                         467500       None
521057513                                              1714.06                 6/1/2007                  180000                                  179980.94       Purchase                                           11.3       Full Documentation                         B                                 200000                    200000                    200000                         180000       1% of amt prepaid
521057664                                               878.11                 6/1/2007                   98400                                   98358.29       Cash Out Refinance                                 10.2       Full Documentation                         C                                 123000                    123000                         0                          98400       2% of UPB
521057775                                              1204.64                 6/1/2007                  143910                                  143901.61       Purchase                                          9.975       Full Documentation                         AA+                               160000                    160000                    159900                         143910       None
521057784                                              1464.75                 6/1/2007                  202500                                  202359.94       Cash Out Refinance                                 7.85       Stated Income Documentation                AA                                450000                    450000                         0                         202500       6 mo int on 80%
521058007                                              1965.81                 7/1/2007                  244314                                  244180.55       Purchase                                              9       Full Documentation                         AA+                               302000                    271460                    271460                      244180.55       2% / 1%
521058122                                               785.64                 7/1/2007                  113750                                  113663.45       Cash Out Refinance                                7.375       Full Documentation                         AA+                               175000                    175000                         0                         113750       None
521058163                                               532.97                 6/1/2007                   52800                                   52784.03       Cash Out Refinance                                11.75       Lite Documentation                         AA+                                66000                     66000                         0                          52800       2% of UPB
521058252                                              3978.27                 6/1/2007                  560034                                  559730.22       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               810000                    730000                         0                      559882.63       None
521058263                                              1337.88                 7/1/2007                  172800                                  172696.92       Purchase                                          8.575       Full Documentation                         AA+                               194000                    194000                    192000                         172800       2% / 1%
521058295                                               677.36                 6/1/2007                   68400                                   68378.14       Purchase                                           11.5       Full Documentation                         AA+                                76000                     76000                     76000                          68400       1% of amt prepaid
521058325                                               518.71                 6/1/2007                   51000                                   50969.69       Cash Out Refinance                                11.85       Full Documentation                         AA+                                60000                     60000                         0                       50984.92       1% of amt prepaid
521058580                                                857.2                 7/1/2007                  138750                                  138684.84       Purchase                                           6.95       Full Documentation                         AA+                               185000                    185000                    185000                      138684.84       None
521058782                                               547.04                 6/1/2007                   54400                                   54383.36       Purchase                                           11.7       Full Documentation                         AA+                                96000                     64000                     64000                          54400       1% of amt prepaid
521058796                                                730.1                 7/1/2007                   82500                                   82440.62       Purchase                                           10.1       Full Documentation                         AA+                               110000                    110000                    110000                          82500       1% of amt prepaid
521058806                                              1081.91                 6/1/2007                  104400                                  104370.79       Purchase                                           12.1       Full Documentation                         AA+                               120000                    116000                    116000                         104400       2% of UPB
521058845                                              3631.02                 6/1/2007                  435600                                  435381.18       Cash Out Refinance                                  9.4       Business Bank Statements                   AA+                               484000                    484000                         0                         435600       2% of ppd amt
521058946                                              2224.85                 7/1/2007                  279000                                   277444.4       Cash Out Refinance                                  8.9       Business Bank Statements                   AA+                               310000                    310000                         0                       277444.4       6 mo int on 80%
521059072                                               541.08                 6/1/2007                   52800                                   52784.72       Cash Out Refinance                                11.95       Stated Income Documentation                AA+                                66000                     66000                         0                          52800       2% / 1%
521059095                                              1330.08                 7/1/2007                  142200                                  142146.76       Purchase                                         10.775       Full Documentation                         AA+                               163000                    163000                    158000                         142200       2% / 1%
521059170                                               846.47                 6/1/2007                  103500                                  103481.53       Rate/Term Refinance                                 9.6       Full Documentation                         A                                 115000                    115000                         0                         103500       2% of UPB
551029193                                              1135.37                 7/1/2007                  148000                                  147727.72       Purchase                                          8.475       Stated Income Documentation                AA+                               186725                    186725                    168000                      147819.12       6 mo int on 80%
551029245                                              3112.18                 6/1/2007                  340282                                  340010.26       Purchase                                         10.498       Full Documentation                         AA                                400000                    400000                    378092                      340146.72       6 mo int on 80%
551030267                                              1770.88                 7/1/2007                  246000                                  245826.14       Rate/Term Refinance                                 7.8       Full Documentation                         AA                                310000                    310000                         0                         246000       6 mo int on 80%
551030679                                              1512.07                 6/1/2007                  158400                                  158287.26       Purchase                                          11.03       Full Documentation                         AA+                               180300                    180300                    176000                      158343.89       6 mo int on 80%
551030705                                               2055.7                 7/1/2007                  232290                                  232189.41       Purchase                                           10.1       Full Documentation                         AA+                               260000                    248985                    258100                         232290       6 mo int on 80%
551030790                                               1600.6                 6/1/2007                  186300                                  186037.14       Purchase                                           9.75       Full Documentation                         AA+                               207000                    207000                    207000                      186125.47       6 mo int on 80%
551030858                                              1225.56                 6/1/2007                  130500                                  130451.66       Purchase                                         10.825       Full Documentation                         AA+                               147500                    147500                    145000                         130500       6 mo int on 80%
551030873                                               659.07                 6/1/2007                   64800                                   64780.83       Purchase                                          11.85       Full Documentation                         AA+                                75800                     75800                     72000                          64800       6 mo int on 80%
551030965                                                821.9                 6/1/2007                  106400                                  106271.95       Rate/Term Refinance                                8.55       Full Documentation                         AA+                               133000                    133000                         0                       106336.2       None
551031078                                              1157.79                 6/1/2007                  165990                                  165741.61       Purchase                                          7.475       Stated Income Documentation                AA+                               267000                    267000                    265990                      165866.19       6 mo int on 80%
551031135                                               962.99                 7/1/2007                  114030                                  113918.56       Purchase                                           9.55       Full Documentation                         AA+                               128000                    128000                    126700                       113974.5       6 mo int on 80%
551031144                                              2009.65                 7/1/2007                  233910                                  233658.67       Purchase                                           9.75       Full Documentation                         AA+                               267000                    267000                    259900                      233800.87       6 mo int on 80%
551031147                                              2289.13                 6/1/2007                  265305                                  265059.06       Purchase                                            9.8       Full Documentation                         AA+                               296000                    296000                    294784                      265182.53       6 mo int on 80%
551031162                                                826.3                 6/1/2007                  100000                                   99873.12       Rate/Term Refinance                                 9.3       Full Documentation                         AA+                               119000                    119000                         0                          99925       6 mo int on 80%
551031163                                               3108.3                 7/1/2007                  408000                                  407493.63       Purchase                                            8.4       Stated Income Documentation                AA+                               510000                    510000                    510000                       407747.7       2% of ppd amt
551031189                                              1483.18                 6/1/2007                  168300                                  168226.33       Purchase                                          10.05       Full Documentation                         A                                 187000                    187000                    187000                         168300       6 mo int on 80%
551031200                                              1166.49                 7/1/2007                  133958                                  133938.53       Purchase                                         10.275       Full Documentation                         AA+                               150000                    150000                    148842                         133958       6 mo int on 80%
551031293                                               1275.1                 6/1/2007                  162450                                  162356.05       Purchase                                          8.725       Full Documentation                         AA+                               181000                    181000                    180500                         162450       6 mo int on 80%
551031314                                              1225.56                 6/1/2007                  130500                                  130402.88       Purchase                                         10.825       Full Documentation                         AA+                               145000                    145000                    145000                      130451.66       None
551032397                                               638.35                 6/1/2007                   70650                                   70621.01       Purchase                                          10.35       Full Documentation                         AA+                                79000                     79000                     78500                          70650       6 mo int on 80%
551032454                                              1022.87                 7/1/2007                  141750                                  141651.46       Purchase                                          7.825       Full Documentation                         AA+                               158000                    158000                    157500                         141750       6 mo int on 80%
551032555                                               442.49                 6/1/2007                   50000                                   49696.82       Cash Out Refinance                                 10.1       Full Documentation                         AA+                                76000                     76000                         0                       49720.83       None
551032587                                               651.92                 6/1/2007                   66600                                    66555.8       Purchase                                          11.35       Full Documentation                         AA+                                80000                     80000                     74000                          66578       6 mo int on 80%
551032588                                               773.54                 6/1/2007                   76925                                   76877.73       Rate/Term Refinance                                11.7       Stated Income Documentation                AA                                 90500                     90500                         0                       76901.48       6 mo int on 80%
551032602                                              1263.04                 6/1/2007                  139500                                  139385.61       Purchase                                         10.375       Full Documentation                         A                                 168000                    168000                    155000                      139443.05       6 mo int on 80%
551032613                                               729.01                 6/1/2007                  103500                                  103424.33       Rate/Term Refinance                               7.575       Full Documentation                         AA+                               115000                    115000                         0                         103500       6 mo int on 80%
551032667                                              1520.94                 7/1/2007                  162605                                  162544.12       Purchase                                         10.775       Full Documentation                         AA+                               196000                    196000                    191300                         162605       6 mo int on 80%
551032679                                               1125.3                 6/1/2007                  150138                                  150041.77       Purchase                                          8.225       Business Bank Statements                   AA+                               170000                    170000                    166820                         150138       6 mo int on 80%
551032722                                              1600.28                 6/1/2007                  198000                                  197785.13       Purchase                                           9.05       Full Documentation                         AA+                               220000                    220000                    220000                      197892.97       6 mo int on 80%
551032763                                              2856.46                 6/1/2007                  333900                                  333742.57       Purchase                                            9.7       Business Bank Statements                   AA+                               375000                    375000                    371000                         333900       6 mo int on 80%
551032792                                               776.01                 6/1/2007                  100000                                   99940.66       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               125000                    125000                         0                         100000       None
551032879                                              3672.11                 6/1/2007                  479781                                  479487.35       Purchase                                           8.45       Full Documentation                         AA+                               535000                    535000                    533090                         479781       6 mo int on 80%
551032900                                               1098.4                 7/1/2007                  135000                                  133928.16       Purchase                                          9.125       Stated Income Documentation                AA+                               189000                    189000                    150000                         135000       6 mo int on 80%
551032928                                              4386.92                 6/1/2007                  510470                                  510416.46       Purchase                                          10.25       Stated Income Documentation                AA+                               580000                    580000                    567190                      510443.34       6 mo int on 80%
551032985                                               675.99                 6/1/2007                   68000                                   67978.51       Cash Out Refinance                                11.55       Stated Income Documentation                AA+                                85000                     85000                         0                          68000       6 mo int on 80%
551033045                                                995.4                 6/1/2007                  103700                                  103663.83       Purchase                                           11.1       Full Documentation                         AA+                               122000                    122000                    122000                         103700       6 mo int on 80%
551033273                                              2740.13                 6/1/2007                  272700                                  272616.42       Purchase                                          11.69       Full Documentation                         AA                                305000                    305000                    303000                         272700       6 mo int on 80%
551033335                                              1037.31                 6/1/2007                  113400                                  113354.94       Purchase                                           10.5       Business Bank Statements                   AA+                               126500                    126500                    126000                         113400       6 mo int on 80%
551033463                                              1455.45                 6/1/2007                  157500                                  157439.08       Purchase                                         10.625       Full Documentation                         AA+                               175000                    175000                    175000                         157500       6 mo int on 80%
551033527                                              3587.41                 6/1/2007                  570600                                  570388.64       Purchase                                            7.1       Stated Income Documentation                AA+                               634000                    634000                    634000                         570600       6 mo int on 80%
581017629                                              3588.77                 6/1/2007                  540800                                  540652.38       Cash Out Refinance                                  7.8       Stated Income Documentation                AA+                               676000                    676000                         0                      540726.43       6 mo int on 80%
581018409                                              2291.63                 6/1/2007                  436500                                     436500       Cash Out Refinance                                  6.3       Full Documentation                         AA+                               485000                    485000                         0                         436500       6 mo int on 80%
581019101                                              2880.72                 6/1/2007                  525000                                  524750.41       Cash Out Refinance                                  6.3       Full Documentation                         AA                                775000                    775000                         0                      524875.53       6 mo int on 80%
581019124                                              4131.05                 7/1/2007                  580000                                  579844.37       Cash Out Refinance                                8.225       Stated Income Documentation                AA+                               890000                    890000                         0                         580000       6 mo int on 80%
581019177                                              2442.34                 6/1/2007                309049.2                                  308873.22       Purchase                                            8.8       Full Documentation                         AA+                               345000                    345000                    343388                       309049.2       6 mo int on 80%
581019471                                              1305.89                 6/1/2007                  180000                                   179907.9       Purchase                                            8.4       Stated Income Documentation                AA+                               245000                    245000                    225000                      179954.11       None
581019600                                              6659.57                 5/1/2007                  792000                                  791217.78       Cash Out Refinance                                  9.5       Full Documentation                         AA+                               880000                    880000                         0                         792000       None
581019603                                              2169.83                 6/1/2007                  283500                                  283151.74       Purchase                                           8.45       Stated Income Documentation                AA+                               315000                    315000                    315000                         283500       6 mo int on 80%
581019636                                              3409.68                 6/1/2007                  420000                                  419775.32       Cash Out Refinance                                  9.1       Business Bank Statements                   B                                 525000                    525000                         0                         420000       6 mo int on 80%
581019705                                              3275.31                 6/1/2007                  523994                                  523599.15       Cash Out Refinance                                 7.05       Stated Income Documentation                A                                 832000                    832000                         0                      523797.15       6 mo int on 80%
581019732                                              6880.17                 6/1/2007                  926500                                  926327.69       Purchase                                            8.8       Full Documentation                         AA+                              1090000                   1090000                   1090000                      926414.16       6 mo int on 80%
581019760                                              5772.42                 6/1/2007                  715500                                  715451.58       Cash Out Refinance                                  9.6       Business Bank Statements                   AA+                               795000                    795000                         0                         715500       6 mo int on 80%
581019888                                              2929.97                 7/1/2007                  403200                                  403118.97       Purchase                                            8.6       Full Documentation                         AA+                               448000                    448000                    448000                      403159.63       6 mo int on 80%
581019943                                              5742.19                 6/1/2007                  787500                                     787500       Rate/Term Refinance                                8.75       Stated Income Documentation                AA+                               875000                    875000                         0                         787500       6 mo int on 80%
581020009                                              1249.05                 6/1/2007                  150500                                   150423.6       Purchase                                           9.35       Stated Income Documentation                AA+                               215000                    215000                    215000                         150500       6 mo int on 80%
581020049                                              3476.07                 6/1/2007                  450000                                  449458.44       Cash Out Refinance                                 8.55       Stated Income Documentation                A                                 640000                    640000                         0                      449730.18       6 mo int on 80%
581020141                                              3425.82                 6/1/2007                  555200                                  555010.19       Cash Out Refinance                                  7.2       Full Documentation                         A                                 694000                    694000                         0                      555105.38       6 mo int on 80%
581020162                                              3725.98                 5/1/2007                  430000                                  429605.59       Cash Out Refinance                                 9.85       Business Bank Statements                   C                                 600000                    540000                         0                         430000       6 mo int on 80%
581020163                                               4820.3                 6/1/2007                  668000                                  667048.38       Cash Out Refinance                                7.825       Full Documentation                         AA                                805000                    805000                         0                      667515.92       6 mo int on 80%
581020205                                               4667.3                 6/1/2007                  729000                                  728777.21       Cash Out Refinance                                  7.5       Full Documentation                         AA+                               810000                    810000                         0                      728888.95       6 mo int on 80%
581020208                                              3644.96                 6/1/2007                  429250                                  429093.51       Cash Out Refinance                                   10       Full Documentation                         AA+                               505000                    505000                         0                      429162.12       6 mo int on 80%
581020242                                              1817.07                 6/1/2007                  221850                                  221733.78       Purchase                                            9.2       Full Documentation                         AA+                               260000                    260000                    246500                         221850       6 mo int on 80%
581020285                                              3597.69                 7/1/2007                  495000                                  494661.06       Cash Out Refinance                                  7.9       Full Documentation                         AA+                               660000                    660000                         0                      494661.06       6 mo int on 80%
581020291                                                 1920                 6/1/2007                  360000                                     360000       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               400000                    400000                         0                         360000       6 mo int on 80%
581020316                                              1585.05                 7/1/2007                  210000                                  209867.45       Purchase                                            8.3       Full Documentation                         AA+                               380000                    380000                    380000                      209867.45       6 mo int on 80%
581020362                                               3439.9                 6/1/2007                  460750                                  460708.13       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               543000                    543000                         0                         460750       6 mo int on 80%
581020455                                              3119.94                 6/1/2007                  508800                                  508711.66       Cash Out Refinance                                 7.15       Stated Income Documentation                AA+                               640000                    640000                         0                         508800       6 mo int on 80%
581020459                                              5942.36                 6/1/2007                  855000                                  854900.14       Rate/Term Refinance                                 8.2       Full Documentation                         AA+                               950000                    950000                         0                         855000       6 mo int on 80%
581020478                                              1748.79                 6/1/2007                  238050                                  238027.07       Purchase                                            8.7       Full Documentation                         AA+                               266000                    266000                    264500                         238050       6 mo int on 80%
581020520                                              2948.99                 6/1/2007                  561000                                  560851.34       Cash Out Refinance                                 5.99       Full Documentation                         AA+                               660000                    660000                         0                         561000       6 mo int on 80%
581020523                                              5295.64                 7/1/2007                  673200                                  673149.71       Purchase                                           9.35       Full Documentation                         AA+                               750000                    750000                    748000                         673200       None
581020547                                              1272.05                 6/1/2007                  188000                                  187942.12       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               235000                    235000                         0                         188000       6 mo int on 80%
581020612                                              1235.24                 7/1/2007                  195300                                  195269.11       Cash Out Refinance                                  7.4       Full Documentation                         AA+                               217000                    217000                         0                         195300       6 mo int on 80%
581020668                                              1271.17                 6/1/2007                  224000                                   223951.5       Cash Out Refinance                                 6.55       Full Documentation                         AA+                               320000                    320000                         0                         224000       6 mo int on 80%
621023696                                               714.78                 7/1/2007                  100000                                   99989.39       Cash Out Refinance                                 8.45       Full Documentation                         AA+                               175000                    175000                         0                         100000       6 mo int on 80%
621023894                                               1678.7                 6/1/2007                  235000                                  234564.55       Cash Out Refinance                                 7.72       Stated Income Documentation                B                                 440000                    440000                         0                      234733.13       6 mo int on 80%
621023953                                              3783.98                 7/1/2007                  444223                                  444011.31       Purchase                                           9.65       Stated Income Documentation                AA+                               505000                    505000                    493582                         444223       6 mo int on 80%
621024224                                              2157.45                 7/1/2007                  273000                                  272687.96       Cash Out Refinance                                  8.8       Stated Income Documentation                B                                 390000                    390000                         0                      272844.55       6 mo int on 80%
621024232                                              6264.52                 6/1/2007               830207.75                                  830062.11       Purchase                                           8.95       Stated Income Documentation                AA+                              1010000                    910000                    976715                       830135.2       6 mo int on 80%
621024327                                                 2380                 7/1/2007                  420000                                     420000       Cash Out Refinance                                  6.8       Stated Income Documentation                AA+                               620000                    620000                         0                         420000       6 mo int on 80%
621024368                                              2144.16                 6/1/2007                  229500                                  229473.93       Purchase                                         11.075       Full Documentation                         A                                 272000                    260000                    270000                         229500       6 mo int on 80%
621024385                                              4160.33                 6/1/2007                  595000                                  594558.42       Cash Out Refinance                                  7.5       Stated Income Documentation                AA+                               700000                    640000                         0                         595000       6 mo int on 80%
621024463                                              1891.93                 6/1/2007                  245600                                  245302.61       Cash Out Refinance                                 8.52       Stated Income Documentation                AA+                               307000                    307000                         0                      245451.83       6 mo int on 80%
621024495                                              4021.74                 7/1/2007                  556000                                  555615.43       Cash Out Refinance                                 7.85       Full Documentation                         AA+                               695000                    695000                         0                         556000       6 mo int on 80%
621024578                                              1751.47                 6/1/2007                  236000                                  235845.46       Cash Out Refinance                                 8.12       Full Documentation                         AA+                               322000                    310000                         0                         236000       None
621024597                                              2342.23                 7/1/2007                  289800                                  289643.35       Purchase                                           9.05       Lite Documentation                         AA+                               362000                    322000                    322000                         289800       6 mo int on 80%
621024641                                              3134.88                 6/1/2007                  475200                                  475134.12       Purchase                                           7.75       Full Documentation                         AA+                               600000                    600000                    594000                         475200       6 mo int on 80%
621024654                                              1489.75                 7/1/2007                  170475                                  170398.77       Purchase                                           9.95       Full Documentation                         AA+                               195000                    189417                    189417                         170475       6 mo int on 80%
621024680                                              2145.84                 6/1/2007                311455.5                                  310923.19       Cash Out Refinance                                 7.35       Stated Income Documentation                AA+                               445000                    445000                         0                      311163.16       6 mo int on 80%
621024709                                              1513.13                 7/1/2007                  198616                                  198493.18       Purchase                                            8.4       Lite Documentation                         AA+                               285000                    285000                    285000                         198616       6 mo int on 80%
621024714                                               1300.3                 6/1/2007                  136000                                  135903.62       Cash Out Refinance                                11.05       Stated Income Documentation                AA+                               170000                    167000                         0                      135952.03       6 mo int on 80%
621024787                                              2466.96                 6/1/2007                347696.5                                  347446.11       Cash Out Refinance                                 7.65       Stated Income Documentation                A                                 535000                    535000                         0                       347696.5       6 mo int on 80%
621024789                                               682.05                 6/1/2007                  113500                                  113458.06       Rate/Term Refinance                                6.99       Full Documentation                         AA+                               183000                    183000                         0                      113479.09       6 mo int on 80%
621024790                                              3271.67                 6/1/2007                  520000                                     520000       Purchase                                           7.55       Stated Income Documentation                AA+                               662000                    650000                    650000                         520000       6 mo int on 80%
621024794                                               2112.5                 7/1/2007                  252000                                   251985.4       Purchase                                           9.99       Full Documentation                         AA+                               290000                    280000                    280000                         252000       6 mo int on 80%
621024795                                              1416.79                 7/1/2007                  210400                                  210231.58       Purchase                                           7.12       Full Documentation                         AA+                               333000                    300000                    330330                      210231.58       6 mo int on 80%
621024798                                              1463.16                 6/1/2007                  213000                                  212836.14       Purchase                                           7.32       Full Documentation                         AA+                               345000                    345000                    345000                         213000       6 mo int on 80%
621024801                                              1284.67                 7/1/2007                  188000                                     188000       Cash Out Refinance                                  8.2       Full Documentation                         AA+                               235000                    235000                         0                         188000       6 mo int on 80%
621024803                                               1642.2                 6/1/2007                  256500                                  256460.93       Purchase                                            7.5       Full Documentation                         AA+                               285000                    285000                    285000                         256500       6 mo int on 80%
621024822                                               836.62                 6/1/2007                   87920                                   87888.58       Cash Out Refinance                                10.99       Stated Income Documentation                AA+                               109000                    109000                         0                          87920       6 mo int on 80%
621024826                                               740.25                 7/1/2007                  110250                                  110221.03       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               147000                    147000                         0                      110221.03       6 mo int on 80%
621024835                                              1934.49                 6/1/2007                  212000                                  211915.21       Purchase                                          10.47       Stated Income Documentation                AA                                265000                    265000                    265000                         212000       6 mo int on 80%
621024836                                                 1744                 6/1/2007                  247000                                  246820.33       Purchase                                            7.6       Stated Income Documentation                AA+                               402500                    402500                    400000                         247000       6 mo int on 80%
621024842                                              1396.14                 6/1/2007                  195500                                  195447.92       Cash Out Refinance                                 8.25       Full Documentation                         AA                                325000                    325000                         0                         195500       6 mo int on 80%
621024858                                              6902.98                 6/1/2007                  910000                                  909922.02       Cash Out Refinance                                    9       Full Documentation                         AA+                              1500000                   1500000                         0                         910000       6 mo int on 80%
621024872                                              1252.43                 7/1/2007                  180000                                  179865.07       Cash Out Refinance                                 7.45       Full Documentation                         AA+                               200000                    200000                         0                      179865.07       6 mo int on 80%
621024909                                               957.76                 6/1/2007                  116000                                  115979.91       Purchase                                            9.7       Full Documentation                         AA+                               145000                    145000                    145000                         116000       6 mo int on 80%
621024911                                              2120.96                 7/1/2007                  247500                                  247383.79       Purchase                                           9.72       Full Documentation                         AA+                               275000                    275000                    275000                         247500       6 mo int on 80%
621024944                                              2995.63                 7/1/2007                  344250                                  344094.43       Cash Out Refinance                                  9.9       Stated Income Documentation                C                                 405000                    405000                         0                         344250       6 mo int on 80%
621024979                                               867.31                 6/1/2007                   90000                                   89968.94       Purchase                                          11.15       Full Documentation                         AA+                               116000                    100000                    100000                          90000       6 mo int on 80%
621025043                                              2534.79                 6/1/2007                  269910                                  269810.02       Purchase                                         10.825       No Documentation                           AA+                               300000                    300000                    299900                         269910       6 mo int on 80%
621025059                                              1441.91                 7/1/2007                  178000                                  177967.26       Cash Out Refinance                                  9.5       Stated Income Documentation                AA+                               265000                    265000                         0                         178000       6 mo int on 80%
661023095                                              6498.37                 6/1/2007                  935000                                  934780.85       Rate/Term Refinance                                 8.2       Business Bank Statements                   AA                               1100000                   1100000                         0                         935000       6 mo int on 80%
661023266                                              2228.13                 7/1/2007                  465000                                     465000       Cash Out Refinance                                 5.75       Full Documentation                         AA+                               619000                    619000                         0                         465000       6 mo int on 80%
661024297                                               2500.7                 6/1/2007                  437750                                   437061.3       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               510000                    510000                         0                      437157.63       6 mo int on 80%
661024362                                              3095.14                 5/1/2007                  364500                                  364384.24       Purchase                                             10       Stated Income Documentation                A                                 405000                    405000                    405000                         364500       6 mo int on 80%
661024427                                              3702.44                 6/1/2007                  610000                                  609258.49       Cash Out Refinance                                  6.8       Stated Income Documentation                AA+                               850000                    850000                         0                      609507.06       6 mo int on 80%
661024770                                              1896.15                 6/1/2007                  326220                                     326220       Purchase                                          6.975       Business Bank Statements                   AA+                               363000                    363000                    362247                         326220       6 mo int on 80%
661024775                                              4688.98                 6/1/2007                  693000                                  692571.91       Cash Out Refinance                                 7.75       Full Documentation                         AA+                               770000                    770000                         0                      692786.64       6 mo int on 80%
661024959                                              3306.19                 6/1/2007                  551250                                  551021.62       Cash Out Refinance                                  6.7       Full Documentation                         AA+                               735000                    735000                         0                         551250       6 mo int on 80%
661024996                                              3520.83                 6/1/2007                  500000                                     500000       Cash Out Refinance                                 8.45       Stated Income Documentation                AA+                               625000                    625000                         0                         500000       6 mo int on 80%
661025017                                              3726.72                 6/1/2007                  488000                                  487784.43       Cash Out Refinance                                  8.9       Stated Income Documentation                AA                                610000                    610000                         0                      487892.61       6 mo int on 80%
661025086                                              2155.83                 6/1/2007                  398000                                     398000       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               535000                    535000                         0                         398000       6 mo int on 80%
661025143                                              5078.83                 6/1/2007                  803000                                     802873       Cash Out Refinance                                  7.4       Business Bank Statements                   AA+                               945000                    945000                         0                         803000       6 mo int on 80%
661025175                                               4580.1                 6/1/2007                  692100                                   691647.3       Purchase                                           7.55       Stated Income Documentation                AA+                               770000                    770000                    769500                         692100       6 mo int on 80%
661025246                                               3436.9                 6/1/2007                  464000                                  463776.06       Rate/Term Refinance                                 8.6       Business Bank Statements                   AA                                580000                    580000                         0                      463888.43       6 mo int on 80%
661025251                                              2847.92                 6/1/2007                  483500                                  483291.18       Rate/Term Refinance                                6.55       Stated Income Documentation                AA+                               750000                    750000                         0                         483500       6 mo int on 80%
661025255                                              3454.57                 6/1/2007                  486000                                  485894.49       Purchase                                            8.4       Stated Income Documentation                AA+                               540000                    540000                    540000                      485947.43       None
661025283                                              1966.65                 6/1/2007                  342000                                   341928.6       Cash Out Refinance                                 6.65       Full Documentation                         AA                                380000                    380000                         0                         342000       6 mo int on 80%
661025321                                              3934.37                 6/1/2007                  553500                                  553440.13       Cash Out Refinance                                  8.4       Stated Income Documentation                AA+                               615000                    615000                         0                         553500       6 mo int on 80%
661025339                                              2713.35                 6/1/2007                  455000                                  454083.11       Cash Out Refinance                                 5.95       Full Documentation                         AA                                650000                    650000                         0                         455000       6 mo int on 80%
661025400                                              4610.76                 6/1/2007                  558000                                  557425.26       Cash Out Refinance                                  9.3       Business Bank Statements                   AA+                               620000                    620000                         0                      557713.74       6 mo int on 80%
661025411                                              2921.02                 6/1/2007                  514500                                  514258.67       Cash Out Refinance                                 6.25       Full Documentation                         A                                 745000                    745000                         0                         514500       6 mo int on 80%
661025416                                              5407.65                 7/1/2007                  819718                                  819604.36       Purchase                                           7.75       Full Documentation                         AA+                               911000                    911000                    910798                         819718       6 mo int on 80%
661025453                                              1628.74                 7/1/2007                  244000                                  243967.43       Purchase                                           7.85       Stated Income Documentation                AA+                               305000                    305000                    305000                         244000       6 mo int on 80%
661025515                                              2171.24                 6/1/2007                  365500                                  365430.39       Purchase                                            6.9       Stated Income Documentation                AA+                               450000                    430000                    430000                         365500       6 mo int on 80%
661025582                                              5363.28                 7/1/2007                  815000                                  814730.47       Cash Out Refinance                                  7.5       Full Documentation                         AA                                995000                    995000                         0                         815000       6 mo int on 80%
661025584                                              3447.32                 6/1/2007                  477000                                  476951.31       Cash Out Refinance                                 8.55       Stated Income Documentation                AA+                               530000                    530000                         0                         477000       6 mo int on 80%
661025587                                              3586.41                 6/1/2007                  472000                                  471894.59       Cash Out Refinance                                 8.85       Stated Income Documentation                AA+                               620000                    620000                         0                         472000       None
661025639                                              2909.19                 6/1/2007                  532000                                  531872.73       Rate/Term Refinance                               6.275       Full Documentation                         AA+                               665000                    665000                         0                         532000       6 mo int on 80%
661025650                                              3449.95                 6/1/2007                  612000                                  611865.05       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               680000                    650000                         0                         612000       6 mo int on 80%
661025663                                              3075.17                 6/1/2007                  452000                                  451862.83       Cash Out Refinance                                  7.8       Stated Income Documentation                A                                 565000                    565000                         0                         452000       6 mo int on 80%
661025669                                              3074.35                 6/1/2007                  417000                                  416723.03       Cash Out Refinance                                 8.05       Business Bank Statements                   C                                 597000                    597000                         0                         417000       6 mo int on 80%
661025670                                              2525.48                 6/1/2007                  459000                                  458769.52       Rate/Term Refinance                                   6       Full Documentation                         AA+                               540000                    540000                         0                         459000       6 mo int on 80%
661025671                                              3909.98                 6/1/2007                  507400                                  507291.29       Cash Out Refinance                                 8.99       Stated Income Documentation                AA                                610000                    610000                         0                         507400       6 mo int on 80%
661025684                                              3983.73                 6/1/2007                  596800                                  596720.34       Cash Out Refinance                                 7.85       Stated Income Documentation                AA+                               746000                    746000                         0                         596800       6 mo int on 80%
661025696                                              4984.04                 6/1/2007                  760000                                  759892.63       Cash Out Refinance                                  7.7       Stated Income Documentation                AA+                               960000                    960000                         0                         760000       6 mo int on 80%
661025748                                              5034.47                 6/1/2007                  640000                                   639952.2       Cash Out Refinance                                 9.35       Stated Income Documentation                AA+                               800000                    800000                         0                         640000       6 mo int on 80%
661025856                                              3192.78                 6/1/2007                  558900                                  558781.17       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               621000                    621000                         0                         558900       6 mo int on 80%
661025868                                              3036.09                 7/1/2007                  404500                                  404463.95       Purchase                                            8.9       Stated Income Documentation                AA+                               625000                    625000                    625000                         404500       6 mo int on 80%
661025917                                              2892.24                 7/1/2007                  454500                                  454429.45       Purchase                                           7.45       Full Documentation                         AA+                               507000                    507000                    505000                         454500       6 mo int on 80%
671019662                                              3774.63                 6/1/2007                  534000                                  533881.83       Cash Out Refinance                                 8.35       Stated Income Documentation                AA                                745000                    745000                         0                      533941.12       6 mo int on 80%
671020011                                              2422.15                 6/1/2007                  424000                                   423819.2       Cash Out Refinance                                  6.6       Full Documentation                         AA+                               530000                    530000                         0                      423909.85       6 mo int on 80%
671020396                                               3014.6                 7/1/2007                  542000                                  541751.48       Cash Out Refinance                                  6.4       Full Documentation                         AA+                               700000                    700000                         0                      541876.07       6 mo int on 80%
671020424                                              4360.83                 6/1/2007                  600000                                  599589.17       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               800000                    800000                         0                         600000       6 mo int on 80%
671020443                                              2196.24                 6/1/2007                  316000                                  315925.93       Purchase                                            8.2       Stated Income Documentation                AA+                               395000                    395000                    395000                      315963.09       6 mo int on 80%
671020444                                              5077.15                 6/1/2007                  675000                                  674688.32       Purchase                                           8.75       Full Documentation                         AA+                               764000                    764000                    750000                      674844.73       6 mo int on 80%
671020450                                              3363.63                 6/1/2007                  436500                                  436275.62       Cash Out Refinance                                 8.99       Stated Income Documentation                A                                 900000                    900000                         0                      436370.11       6 mo int on 80%
671020475                                              4592.58                 6/1/2007                  684000                                  683820.25       Cash Out Refinance                                  7.9       Stated Income Documentation                AA+                               760000                    760000                         0                      683910.42       6 mo int on 80%
671020496                                              1216.12                 6/1/2007                  115940                                  115931.59       Purchase                                           12.5       Stated Income Documentation                B                                 140000                    140000                    136400                         115940       None
671020510                                              4165.36                 6/1/2007                  567000                                  566638.65       Cash Out Refinance                                  8.7       Stated Income Documentation                AA                                630000                    630000                         0                         567000       6 mo int on 80%
671020548                                              3747.99                 6/1/2007                  445500                                  445127.44       Cash Out Refinance                                  9.9       Stated Income Documentation                AA+                               495000                    495000                         0                         445500       6 mo int on 80%
671020626                                               3694.8                 6/1/2007                  477000                                  476924.11       Cash Out Refinance                                  9.2       Stated Income Documentation                AA+                               530000                    530000                         0                       476962.2       6 mo int on 80%
671020696                                               3315.7                 6/1/2007                  423500                                  423326.32       Cash Out Refinance                                 9.15       Stated Income Documentation                B                                 605000                    605000                         0                      423413.49       6 mo int on 80%
671020697                                              7214.78                 6/1/2007                 1015000                                 1014890.22       Rate/Term Refinance                                 8.4       Full Documentation                         AA+                              1450000                   1401000                         0                        1015000       6 mo int on 80%
671020702                                              1933.67                 6/1/2007                  242100                                  242082.96       Purchase                                            9.5       Stated Income Documentation                AA+                               360000                    360000                    269000                         242100       None
671020744                                              3207.25                 6/1/2007                  527000                                  526906.44       Cash Out Refinance                                 7.09       Stated Income Documentation                AA+                               620000                    620000                         0                         527000       6 mo int on 80%
671020865                                              2662.92                 6/1/2007                  492000                                  491757.54       Cash Out Refinance                                  6.2       Full Documentation                         AA+                               615000                    615000                         0                      491879.08       6 mo int on 80%
671020877                                              3779.22                 6/1/2007                  569500                                  569422.53       Rate/Term Refinance                                 7.8       Full Documentation                         AA+                               670000                    670000                         0                         569500       6 mo int on 80%
671020894                                              4252.05                 7/1/2007                  700000                                  699875.03       Purchase                                          7.075       Business Bank Statements                   AA+                              1800000                   1710000                   1800000                         700000       6 mo int on 80%
671020905                                              5004.19                 6/1/2007                  652000                                  651858.64       Cash Out Refinance                                 8.95       Stated Income Documentation                AA+                               815000                    815000                         0                         652000       6 mo int on 80%
671020947                                              2650.23                 6/1/2007                  328500                                  328477.77       Purchase                                            9.6       Full Documentation                         A                                 366000                    366000                    365000                         328500       6 mo int on 80%
671020953                                              3755.91                 6/1/2007                  484500                                  484398.03       Cash Out Refinance                                 9.05       Full Documentation                         B                                 581000                    581000                         0                         484500       6 mo int on 80%
671020957                                               4162.8                 6/1/2007                  576000                                   575941.2       Cash Out Refinance                                 8.55       Stated Income Documentation                AA+                               640000                    610000                         0                         576000       6 mo int on 80%
671020959                                              4861.39                 6/1/2007                  585000                                  584964.86       Cash Out Refinance                                  9.9       Stated Income Documentation                AA+                               650000                    650000                         0                         585000       None
671021028                                              4688.97                 7/1/2007                  641750                                  641686.98       Cash Out Refinance                                 8.65       Full Documentation                         AA+                               755000                    755000                         0                      641686.98       6 mo int on 80%
671021079                                              4824.74                 6/1/2007                  675000                                  674928.39       Cash Out Refinance                                 8.45       Stated Income Documentation                AA+                               900000                    900000                         0                         675000       6 mo int on 80%
671021086                                              2626.38                 6/1/2007                  423000                                  422929.25       Rate/Term Refinance                                7.25       Full Documentation                         AA+                               470000                    470000                         0                         423000       6 mo int on 80%
671021172                                              5864.54                 6/1/2007                  800000                                  799462.13       Cash Out Refinance                                 7.99       Business Bank Statements                   AA+                               905000                    905000                         0                         800000       6 mo int on 80%
831076888                                              1326.58                 6/1/2007                  162000                                  161968.76       Purchase                                           9.75       Stated Income Documentation                AA+                               221500                    221500                    180000                      161979.26       6 mo int on 80%
831077163                                              3634.22                 6/1/2007                  423000                                  422403.15       Rate/Term Refinance                                9.75       Stated Income Documentation                AA                                470000                    470000                         0                      422802.66       6 mo int on 80%
831077171                                              1649.84                 6/1/2007                  222700                                     222700       Purchase                                           8.89       Stated Income Documentation                AA+                               270000                    270000                    262000                         222700       6 mo int on 80%
831077328                                              2649.47                 6/1/2007                  470000                                  469507.59       Cash Out Refinance                                  6.5       Full Documentation                         AA+                               970000                    970000                         0                      469613.32       6 mo int on 80%
831077554                                              3226.39                 6/1/2007                  500000                                  498684.91       Rate/Term Refinance                                 6.7       Full Documentation                         AA+                               640000                    640000                         0                      499124.52       6 mo int on 80%
831077629                                               4384.9                 6/1/2007                  549000                                  548883.13       Cash Out Refinance                                  9.5       Stated Income Documentation                AA+                               610000                    610000                         0                      548922.39       None
831077683                                              3190.81                 6/1/2007                  432000                                  431876.67       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               480000                    480000                         0                      431918.08       6 mo int on 80%
831077697                                              3690.26                 6/1/2007                  525000                                  524881.57       Cash Out Refinance                                  8.3       Stated Income Documentation                AA+                               591000                    591000                         0                      524940.99       6 mo int on 80%
831077699                                              3540.57                 6/1/2007                  450000                                  449818.17       Cash Out Refinance                                  9.2       Stated Income Documentation                AA+                               500000                    500000                         0                      449909.43       6 mo int on 80%
831077816                                              3422.22                 6/1/2007                  441000                                  440474.68       Cash Out Refinance                                  8.6       Full Documentation                         AA+                               490000                    490000                         0                      440738.28       None
831077819                                              2677.89                 5/1/2007                  380000                                  379682.95       Purchase                                          8.125       Stated Income Documentation                AA+                               475000                    475000                    475000                      379895.03       6 mo int on 80%
831077825                                                 7375                 6/1/2007                 1200000                                    1200000       Purchase                                          7.375       Stated Income Documentation                AA+                              1525000                   1525000                   1500000                        1200000       None
831077828                                              1841.02                 7/1/2007                  271341                                  271237.29       Purchase                                           7.99       Full Documentation                         AA                                325000                    325000                    319225                      271272.09       6 mo int on 80%
831077861                                              4244.16                 5/1/2007                  585000                                  584243.69       Cash Out Refinance                                  8.4       Stated Income Documentation                AA+                              1300000                   1300000                         0                      584549.38       None
831077876                                              4835.58                 6/1/2007                  774000                                  773487.03       Cash Out Refinance                                  7.3       Stated Income Documentation                AA                                860000                    860000                         0                      773745.07       6 mo int on 80%
831077898                                              3971.88                 6/1/2007                  615000                                     615000       Cash Out Refinance                                 7.75       Stated Income Documentation                AA+                               725000                    725000                         0                         615000       6 mo int on 80%
831077900                                              3433.95                 6/1/2007                  436500                                  435741.08       Cash Out Refinance                                 8.75       Stated Income Documentation                AA+                               485000                    485000                         0                      435995.89       None
831077903                                              4878.43                 5/1/2007                  535500                                  535067.89       Cash Out Refinance                                10.45       Stated Income Documentation                AA+                               595000                    595000                         0                         535500       None
831077905                                               900.26                 6/1/2007                  108000                                  107734.63       Purchase                                            9.4       Stated Income Documentation                A                                 120000                    120000                    120000                      107790.53       6 mo int on 80%
831077921                                              3967.27                 5/1/2007                  422613                                  422298.17       Purchase                                          10.82       Stated Income Documentation                AA+                               476000                    476000                    469571                         422613       6 mo int on 80%
831077952                                              3602.77                 6/1/2007                  480000                                  479914.14       Cash Out Refinance                                  8.9       Stated Income Documentation                AA+                               600000                    600000                         0                      479957.23       6 mo int on 80%
831077956                                              2513.99                 7/1/2007                  367500                                  367279.42       Purchase                                           7.85       Stated Income Documentation                AA+                               490000                    490000                    490000                      367390.07       6 mo int on 80%
831077957                                              3118.91                 6/1/2007                  420000                                  419921.89       Cash Out Refinance                                  8.8       Stated Income Documentation                AA+                               550000                    550000                         0                      419961.09       6 mo int on 80%
831077970                                               3881.2                 6/1/2007                  540000                                   539887.2       Cash Out Refinance                                  8.5       Stated Income Documentation                AA+                               600000                    600000                         0                       539943.8       6 mo int on 80%
831077975                                              5710.37                 6/1/2007                  783000                                  782605.13       Cash Out Refinance                                 8.45       Stated Income Documentation                AA+                               885000                    885000                         0                         783000       6 mo int on 80%
831078008                                              3814.23                 6/1/2007                  449600                                  449456.79       Cash Out Refinance                                 9.99       Stated Income Documentation                B                                 562000                    562000                         0                      449528.69       6 mo int on 80%
831078076                                              4432.95                 6/1/2007                  585000                                  584831.43       Purchase                                           8.99       Full Documentation                         AA+                               650000                    650000                    650000                      584882.63       6 mo int on 80%
831078085                                              3667.26                 6/1/2007                  440000                                  439851.53       Cash Out Refinance                                  9.8       Stated Income Documentation                AA+                               550000                    550000                         0                      439926.06       6 mo int on 80%
831078201                                              2432.75                 6/1/2007                  308000                                  307954.52       Purchase                                           9.39       Stated Income Documentation                AA+                               385000                    385000                    385000                         308000       6 mo int on 80%
831078202                                              3398.31                 6/1/2007                  441000                                  440810.33       Cash Out Refinance                                 8.99       Full Documentation                         AA+                               490000                    490000                         0                      440905.52       6 mo int on 80%
831078211                                              3190.81                 6/1/2007                  432000                                  431918.08       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               480000                    480000                         0                      431959.19       6 mo int on 80%
831078212                                              5266.62                 5/1/2007                  620800                                  620602.26       Cash Out Refinance                                 9.99       Stated Income Documentation                AA+                               850000                    850000                         0                         620800       None
951003005                                              4350.51                 7/1/2007                  622200                                  621273.59       Purchase                                            7.5       Full Documentation                         AA+                               760000                    760000                    732000                      621273.59       6 mo int on 80%
951003654                                              1471.21                 6/1/2007                  163500                                  163432.17       Rate/Term Refinance                                10.3       Full Documentation                         AA+                               218000                    218000                         0                         163500       2% of ppd amt
951003784                                              3938.61                 6/1/2007                  472500                                  471782.33       Cash Out Refinance                                  9.4       Stated Income Documentation                AA+                               525000                    525000                         0                      472023.42       3% / 2% / 1%
951003896                                              2329.64                 7/1/2007                  270000                                  269875.36       Purchase                                            9.8       Stated Income Documentation                AA+                               300000                    300000                    300000                         270000       6 mo int on 80%
951003928                                              3083.35                 7/1/2007                  487500                                  487414.04       Cash Out Refinance                                  7.4       Stated Income Documentation                AA+                               650000                    650000                         0                      487414.04       None
951003997                                              4699.31                 6/1/2007                  507500                                  507304.75       Cash Out Refinance                                10.65       Stated Income Documentation                B                                 725000                    725000                         0                         507500       6 mo int on 80%
951004277                                              1676.47                 6/1/2007                  241110                                   240971.4       Purchase                                              8       Full Documentation                         AA+                               278000                    278000                    267900                      241040.93       1% of UPB
951004355                                              2340.43                 6/1/2007                  260100                                  259883.26       Purchase                                           10.3       Full Documentation                         AA+                               340000                    340000                    289000                      259992.09       1% of amt prepaid
951004471                                               521.76                 6/1/2007                   51300                                   51284.83       Cash Out Refinance                                11.85       Full Documentation                         AA+                                79000                     57000                         0                          51300       1% of amt prepaid
951004494                                              4197.01                 6/1/2007                  702000                                  701736.72       Rate/Term Refinance                                6.95       Stated Income Documentation                AA+                               780000                    780000                         0                      701868.74       6 mo int on 80%
951004544                                              3554.01                 6/1/2007                  472500                                   472391.3       Cash Out Refinance                                 8.75       Full Documentation                         AA+                               606000                    500000                         0                         472500       3% / 2% / 1%
951004598                                               939.08                 6/1/2007                  125000                                  124840.05       Cash Out Refinance                                 8.25       Full Documentation                         AA                                180000                    180000                         0                       124920.3       6 mo int on 80%
951004624                                               5214.1                 6/1/2007                  675000                                  674187.67       Cash Out Refinance                                 8.55       Full Documentation                         A                                 900000                    900000                         0                      674595.28       6 mo int on 80%
951004645                                              2686.93                 6/1/2007                  340000                                   339806.4       Purchase                                            8.8       Stated Income Documentation                AA+                               682000                    682000                    680000                         340000       6 mo int on 80%
951004696                                               909.64                 6/1/2007                   89775                                   89748.15       Purchase                                           11.8       Stated Income Documentation                AA+                               114800                     95000                     99750                          89775       1% of amt prepaid
951004852                                              4195.93                 6/1/2007                  446250                                  446200.48       Cash Out Refinance                                11.15       Stated Income Documentation                AA+                               525000                    525000                         0                         446250       6 mo int on 80%
951004856                                              1373.46                 5/1/2007                  135000                                  134993.55       Purchase                                          12.18       Stated Income Documentation                AA+                               150000                    150000                    150000                         135000       3% / 2% / 1%
951004926                                               964.62                 7/1/2007                  109000                                   108952.8       Purchase                                           10.1       Full Documentation                         AA+                               177500                    157000                    157000                         109000       1% of amt prepaid
951005009                                              1228.63                 6/1/2007                  145800                                  145728.66       Purchase                                          9.525       Full Documentation                         AA+                               162000                    162000                    162000                         145800       1% of amt prepaid
951005055                                               3298.8                 7/1/2007                  450000                                  449697.45       Purchase                                           7.99       Stated Income Documentation                AA+                               535000                    535000                    500000                      449697.45       3% / 2% / 1%
951005151                                               757.23                 6/1/2007                   79200                                   79172.07       Purchase                                          11.05       Full Documentation                         AA+                               118000                     88000                     88000                          79200       1% of amt prepaid
951005307                                              1022.27                 6/1/2007                  116000                                  115949.23       Cash Out Refinance                                10.05       Business Bank Statements                   A                                 145000                    140000                         0                         116000       3% / 2% / 1%
951005417                                              1605.15                 6/1/2007                  202500                                  202485.32       Purchase                                          9.425       Full Documentation                         AA+                               227000                    227000                    225000                         202500       1% of amt prepaid
951005441                                               702.04                 6/1/2007                   72000                                   71975.96       Purchase                                           11.3       Full Documentation                         AA+                                80000                     80000                     80000                          72000       1% of amt prepaid
951006293                                                 3240                 6/1/2007                  387000                                  386807.63       Purchase                                           9.45       Stated Income Documentation                AA+                               430000                    430000                    430000                         387000       None
961078209                                              3718.77                 6/1/2007                  495000                                  494366.54       Rate/Term Refinance                                8.25       Full Documentation                         AA                                550000                    550000                         0                      494684.36       1% of UPB
961078240                                              3498.38                 6/1/2007                  390400                                  390236.29       Purchase                                          10.25       Stated Income Documentation                AA+                               525000                    488000                    488000                         390400       6 mo int on 80%
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                  597                                                            215,433,582.45                             215,334,675.34
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                2,200                                                            562,397,805.30                             562,080,116.76
=====================================================================================================================================================================================================================================================================================================================================================================================================================================================

Loan Number                                        Prepayment Term          Remaining Prepayment Term          Rounding Code            Product                                   Lien Position                     Minimum Mortgage Rate           Maximum Mortgage Rate           Gross Margin         Next Adjustment Date       Initial Periodic Rate Cap       Subsequent Rate Cap       Group
-----------                                        ---------------          -------------------------       --------------------        -------                                   -------------                     ---------------------           ---------------------           ------------         --------------------       -------------------------       -------------------       -----
061079632                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061080782                                                       24                                 22       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.75                      6                     4/1/2009                            1.5                       1.5        Group 1
061081059                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081303                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081475                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081673                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081687                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.15                      6                     6/1/2009                            1.5                       1.5        Group 1
061081769                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081841                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           17.39                    6.2                     6/1/2009                            1.5                       1.5        Group 1
061081858                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061081859                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.8                    6.2                     6/1/2009                            1.5                       1.5        Group 1
061081957                                                       36                                 35       U                           3/27 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     5/1/2010                            1.5                       1.5        Group 1
061082032                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
061082043                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                              18                      6                     5/1/2009                              3                         1        Group 1
061082137                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082173                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082177                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.99                      6                     6/1/2009                            1.5                       1.5        Group 1
061082216                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                          14.287                      6                     6/1/2010                            1.5                       1.5        Group 1
061082358                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.55                      6                     6/1/2012                            1.5                       1.5        Group 1
061082361                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           15.65                    6.4                     5/1/2009                            1.5                       1.5        Group 1
061082364                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     5/1/2009                            1.5                       1.5        Group 1
061082373                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082414                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                          14.525                      6                     6/1/2012                            1.5                       1.5        Group 1
061082436                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082474                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.55                    6.2                     6/1/2009                            1.5                       1.5        Group 1
061082479                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           14.99                      6                     6/1/2012                            1.5                       1.5        Group 1
061082485                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082497                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 1
061082508                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082549                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
061082578                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
061082591                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.625                      6                     6/1/2009                            1.5                       1.5        Group 1
061082628                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
061082635                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082644                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
061082693                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082716                                                       24                                 24                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082728                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.85                      6                     6/1/2009                            1.5                       1.5        Group 1
061082745                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                          16.325                   6.65                     6/1/2009                            1.5                       1.5        Group 1
061082763                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082772                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.675                      6                     6/1/2009                            1.5                       1.5        Group 1
061082794                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.825                      6                     5/1/2009                            1.5                       1.5        Group 1
061082808                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082815                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082819                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            17.9                    6.2                     6/1/2009                            1.5                       1.5        Group 1
061082823                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 1
061082827                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          15.425                      6                     5/1/2009                            1.5                       1.5        Group 1
061082843                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 1
061082845                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082855                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082857                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082880                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 1
061082882                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061082979                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083022                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083042                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.2                      6                     6/1/2009                            1.5                       1.5        Group 1
061083063                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083128                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.75                      6                     6/1/2009                            1.5                       1.5        Group 1
061083207                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083211                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083224                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.85                      6                     6/1/2009                            1.5                       1.5        Group 1
061083282                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
061083484                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
111003367                                                       36                                 35                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003370                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.05                      6                     5/1/2009                            1.5                       1.5        Group 1
111003372                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003397                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.85                      6                     5/1/2009                            1.5                       1.5        Group 1
111003400                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.05                      6                     5/1/2009                            1.5                       1.5        Group 1
111003414                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003423                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003433                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          12.012                      6                     6/1/2012                            1.5                       1.5        Group 1
111003440                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003451                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003476                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003485                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003488                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                          12.375                      6                     5/1/2009                            1.5                       1.5        Group 1
111003490                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003495                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003500                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003501                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003502                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
111003513                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
111003547                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121053813                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121053909                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          14.175                      6                     6/1/2012                            1.5                       1.5        Group 1
121054170                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     5/1/2009                            1.5                       1.5        Group 1
121054274                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           12.65                    6.2                     6/1/2009                            1.5                       1.5        Group 1
121054281                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.1                      6                     5/1/2009                            1.5                       1.5        Group 1
121054309                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                          14.875                      6                     6/1/2010                            1.5                       1.5        Group 1
121054351                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.25                      6                     5/1/2009                            1.5                       1.5        Group 1
121054411                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            16.2                      6                     6/1/2009                            1.5                       1.5        Group 1
121054432                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                          15.175                      5                     6/1/2009                            1.5                       1.5        Group 1
121054469                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
121054477                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.55                   6.65                     6/1/2009                            1.5                       1.5        Group 1
121054509                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121054549                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121054559                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.85                      6                     6/1/2009                            1.5                       1.5        Group 1
121054562                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                         5.37                            15.2                   5.37                     6/1/2009                            1.5                       1.5        Group 1
121054565                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     6/1/2009                            1.5                       1.5        Group 1
121054580                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121054587                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         6.75                           16.95                   6.75                     6/1/2009                            1.5                       1.5        Group 1
121054605                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.75                    6.4                     6/1/2009                            1.5                       1.5        Group 1
121054684                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
121054703                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                            6                          15.925                      6                     5/1/2009                            1.5                       1.5        Group 1
121054705                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          15.075                      6                     6/1/2009                            1.5                       1.5        Group 1
121054706                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.625                      6                     6/1/2009                            1.5                       1.5        Group 1
121054713                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                          13.425                    6.2                     6/1/2009                            1.5                       1.5        Group 1
121054737                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          17.075                      6                     6/1/2009                            1.5                       1.5        Group 1
121054739                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            17.1                      6                     5/1/2009                            1.5                       1.5        Group 1
121054741                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.2                          15.725                    6.2                     5/1/2009                            1.5                       1.5        Group 1
121054746                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 1
121054756                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     6/1/2009                            1.5                       1.5        Group 1
121054791                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.4                           17.85                    6.4                     6/1/2009                            1.5                       1.5        Group 1
121054857                                                        0                                  0       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2010                            1.5                       1.5        Group 1
121054906                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.65                    6.4                     6/1/2009                            1.5                       1.5        Group 1
121054962                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.75                      6                     6/1/2009                            1.5                       1.5        Group 1
151039848                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                          5.6                           13.77                    5.6                     1/1/2010                              3                         1        Group 1
151041803                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151041996                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.51                      6                     6/1/2009                            1.5                       1.5        Group 1
151042394                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           16.52                    6.4                     5/1/2009                            1.5                       1.5        Group 1
151042775                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                         8.67                           14.67                      6                     5/1/2009                              3                         1        Group 1
151042807                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151043084                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            14.3                    6.2                     5/1/2009                              3                         1        Group 1
151043495                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            16.8                    6.4                     6/1/2009                            1.5                       1.5        Group 1
151043907                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151043937                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           18.32                    6.2                     5/1/2009                            1.5                       1.5        Group 1
151043983                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.45                      6                     5/1/2009                            1.5                       1.5        Group 1
151043998                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.8                      6                     5/1/2009                            1.5                       1.5        Group 1
151044061                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.9                      6                     6/1/2009                            1.5                       1.5        Group 1
151044138                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
151044146                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     5/1/2009                            1.5                       1.5        Group 1
151044155                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044184                                                        0                                  0       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            14.6                      6                     5/1/2009                            1.5                         1        Group 1
151044209                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.22                      6                     5/1/2009                            1.5                       1.5        Group 1
151044241                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044256                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044286                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            16.4                    6.4                     5/1/2009                            1.5                       1.5        Group 1
151044294                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
151044301                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 1
151044332                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           16.55                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044343                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044359                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 1
151044361                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044362                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044439                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044463                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044471                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 1
151044473                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.5                           18.35                    6.5                     6/1/2009                            1.5                       1.5        Group 1
151044485                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 1
151044503                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.9                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044533                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            17.8                   6.65                     6/1/2009                            1.5                       1.5        Group 1
151044544                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          15.575                    6.2                     5/1/2009                            1.5                       1.5        Group 1
151044551                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.9                    6.2                     5/1/2009                            1.5                       1.5        Group 1
151044556                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     6/1/2009                            1.5                       1.5        Group 1
151044582                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044588                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           16.45                   6.65                     5/1/2009                            1.5                       1.5        Group 1
151044602                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.1                      6                     5/1/2009                            1.5                       1.5        Group 1
151044623                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.62                      6                     6/1/2009                            1.5                       1.5        Group 1
151044628                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044638                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.87                   6.65                     6/1/2009                            1.5                       1.5        Group 1
151044639                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           18.15                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044652                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            18.5                      6                     5/1/2009                            1.5                       1.5        Group 1
151044653                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            17.6                      6                     5/1/2009                            1.5                       1.5        Group 1
151044656                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
151044668                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.6                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044718                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                           15.57                   7.25                     6/1/2009                            1.5                       1.5        Group 1
151044723                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.87                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044740                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.17                      6                     6/1/2009                            1.5                       1.5        Group 1
151044756                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
151044780                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.87                      6                     6/1/2009                            1.5                       1.5        Group 1
151044795                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
151044812                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           16.72                    6.4                     6/1/2009                            1.5                       1.5        Group 1
151044876                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 1
151044891                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.75                    6.4                     6/1/2009                            1.5                       1.5        Group 1
151044895                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.02                   6.65                     6/1/2009                            1.5                       1.5        Group 1
151044963                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.99                    6.2                     6/1/2009                            1.5                       1.5        Group 1
151044980                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
151045062                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
161053979                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.95                    6.2                     6/1/2009                            1.5                       1.5        Group 1
161054121                                                        0                                  0       U                           5/25 6 MO LIBOR                           First Lien                                            6                            14.5                      6                     6/1/2012                            1.5                       1.5        Group 1
161054129                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                          14.025                      6                     5/1/2009                            1.5                       1.5        Group 1
161054140                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054187                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           13.75                    6.2                     5/1/2009                            1.5                       1.5        Group 1
161054200                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.825                      6                     6/1/2009                            1.5                       1.5        Group 1
161054256                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
161054258                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054265                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
161054269                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.87                      6                     6/1/2009                            1.5                       1.5        Group 1
161054278                                                        0                                  0       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.9                      6                     5/1/2010                            1.5                       1.5        Group 1
161054287                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.75                      6                     6/1/2009                            1.5                       1.5        Group 1
161054293                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054312                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
161054332                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054358                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     5/1/2009                            1.5                       1.5        Group 1
161054362                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.1                      6                     5/1/2009                            1.5                       1.5        Group 1
161054366                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054378                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.99                      6                     6/1/2009                            1.5                       1.5        Group 1
161054384                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                          15.895                   7.25                     6/1/2009                            1.5                       1.5        Group 1
161054385                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.17                      6                     5/1/2009                            1.5                       1.5        Group 1
161054399                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     5/1/2009                            1.5                       1.5        Group 1
161054411                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           13.97                   6.65                     5/1/2009                            1.5                       1.5        Group 1
161054438                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.25                      6                     6/1/2009                            1.5                       1.5        Group 1
161054450                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.3                      6                     5/1/2009                            1.5                       1.5        Group 1
161054455                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.35                    6.4                     6/1/2009                            1.5                       1.5        Group 1
161054457                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.3                    6.2                     6/1/2009                            1.5                       1.5        Group 1
161054486                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.35                    6.2                     6/1/2009                            1.5                       1.5        Group 1
161054493                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.17                      6                     5/1/2009                            1.5                       1.5        Group 1
161054518                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.57                    6.4                     5/1/2009                            1.5                       1.5        Group 1
161054519                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.95                    6.2                     6/1/2009                            1.5                       1.5        Group 1
161054530                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
161054533                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           15.87                   6.65                     6/1/2009                            1.5                       1.5        Group 1
161054550                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
161054552                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            12.5                      6                     6/1/2009                            1.5                       1.5        Group 1
161054554                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           16.25                   6.65                     6/1/2009                            1.5                       1.5        Group 1
161054556                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
161054564                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.87                      6                     6/1/2009                            1.5                       1.5        Group 1
161054565                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.75                    6.4                     5/1/2009                            1.5                       1.5        Group 1
161054567                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.62                      6                     6/1/2009                            1.5                       1.5        Group 1
161054571                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.95                      6                     6/1/2009                            1.5                       1.5        Group 1
161054587                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.27                    6.2                     5/1/2009                            1.5                       1.5        Group 1
161054610                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           14.35                      6                     6/1/2012                            1.5                       1.5        Group 1
161054671                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            17.3                      6                     6/1/2012                            1.5                       1.5        Group 1
171042868                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171042946                                                       36                                 35                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043092                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043180                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            16.8                   7.25                     6/1/2009                            1.5                       1.5        Group 1
171043217                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043261                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043421                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043633                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043669                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.4                            15.7                    6.4                     5/1/2009                            1.5                       1.5        Group 1
171043681                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     5/1/2009                            1.5                       1.5        Group 1
171043696                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.309                      6                     6/1/2009                            1.5                       1.5        Group 1
171043704                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043771                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043782                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043803                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            7                            16.2                      7                     5/1/2009                            1.5                       1.5        Group 1
171043805                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.45                      6                     5/1/2009                            1.5                       1.5        Group 1
171043807                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043839                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     5/1/2009                            1.5                       1.5        Group 1
171043865                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 1
171043887                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     6/1/2009                            1.5                       1.5        Group 1
171043919                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171043935                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                          13.625                      6                     6/1/2009                            1.5                       1.5        Group 1
171043955                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            12.9                    6.2                     6/1/2009                            1.5                       1.5        Group 1
171043965                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.75                      6                     5/1/2012                            1.5                       1.5        Group 1
171043968                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.4                    6.2                     6/1/2009                            1.5                       1.5        Group 1
171043980                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                         1        Group 1
171044000                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 1
171044034                                                       36                                 35                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171044049                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.25                      6                     6/1/2009                            1.5                       1.5        Group 1
171044080                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.9                      6                     6/1/2009                            1.5                       1.5        Group 1
171044081                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     5/1/2012                            1.5                       1.5        Group 1
171044093                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.8                      6                     5/1/2009                            1.5                       1.5        Group 1
171044102                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
171044103                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 1
171044108                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 1
171044125                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
171044129                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
171044130                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.5                    6.2                     5/1/2009                            1.5                       1.5        Group 1
171044139                                                       12                                 12       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.25                            14.5                   7.25                     6/1/2009                            1.5                       1.5        Group 1
171044141                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           15.35                    6.4                     5/1/2009                            1.5                       1.5        Group 1
171044172                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 1
171044210                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
171044226                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.8                      6                     5/1/2009                            1.5                       1.5        Group 1
171044227                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     6/1/2009                            1.5                       1.5        Group 1
171044228                                                       36                                 33       N                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                         6.95                           13.95                   6.05                     3/1/2010                            1.5                       1.5        Group 1
171044241                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171044252                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            16.3                      6                     6/1/2009                            1.5                       1.5        Group 1
171044266                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
171044271                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.15                      6                     6/1/2009                            1.5                       1.5        Group 1
171044284                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.7                      6                     6/1/2012                            1.5                       1.5        Group 1
171044292                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2009                            1.5                       1.5        Group 1
171044296                                                       12                                 12       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 1
171044307                                                       24                                 24       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.55                      6                     6/1/2010                            1.5                       1.5        Group 1
171044350                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
171044402                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
171044447                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
171044453                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.39                      6                     6/1/2009                            1.5                       1.5        Group 1
171044463                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.8                      6                     6/1/2009                            1.5                       1.5        Group 1
171044488                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            16.2                      6                     6/1/2009                            1.5                       1.5        Group 1
191037099                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.65                           13.45                   6.65                     4/1/2009                              3                         1        Group 1
191037708                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
191037758                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191038215                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           16.55                   6.65                     5/1/2009                              3                         1        Group 1
191038652                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.4                      6                     5/1/2009                            1.5                       1.5        Group 1
191038750                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 1
191038863                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.95                    6.2                     5/1/2009                            1.5                       1.5        Group 1
191038913                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     5/1/2012                            1.5                       1.5        Group 1
191038917                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     5/1/2009                            1.5                       1.5        Group 1
191038928                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           15.05                    6.2                     5/1/2009                            1.5                       1.5        Group 1
191038951                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.55                      6                     6/1/2009                            1.5                       1.5        Group 1
191038963                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.55                      6                     6/1/2009                            1.5                       1.5        Group 1
191038965                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191038982                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           12.75                      6                     6/1/2009                            1.5                       1.5        Group 1
191039020                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.4                           14.45                    6.4                     5/1/2009                            1.5                       1.5        Group 1
191039034                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            7                            17.4                      7                     5/1/2009                            1.5                       1.5        Group 1
191039048                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 1
191039049                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     6/1/2009                            1.5                       1.5        Group 1
191039074                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.2                      6                     6/1/2009                            1.5                       1.5        Group 1
191039107                                                       12                                 11       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           16.65                    6.2                     5/1/2009                            1.5                       1.5        Group 1
191039111                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     5/1/2009                            1.5                       1.5        Group 1
191039113                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     5/1/2009                            1.5                       1.5        Group 1
191039114                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     5/1/2009                            1.5                       1.5        Group 1
191039115                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     5/1/2009                            1.5                       1.5        Group 1
191039151                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         10.4                            16.4                   6.65                     5/1/2009                            1.5                       1.5        Group 1
191039186                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.2                    6.2                     5/1/2009                            1.5                       1.5        Group 1
191039191                                                       36                                 36       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.49                    6.2                     6/1/2010                            1.5                       1.5        Group 1
191039192                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 1
191039209                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 1
191039213                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          7.4                           15.95                    7.4                     5/1/2009                            1.5                       1.5        Group 1
191039219                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           16.05                    6.2                     6/1/2009                            1.5                       1.5        Group 1
191039231                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.65                      6                     5/1/2009                            1.5                       1.5        Group 1
191039239                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
191039249                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.65                      6                     6/1/2009                            1.5                       1.5        Group 1
191039257                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     5/1/2009                            1.5                       1.5        Group 1
191039278                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              16                      6                     5/1/2009                            1.5                       1.5        Group 1
191039280                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039312                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
191039336                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                          6.9                            18.1                    6.9                     5/1/2009                            1.5                       1.5        Group 1
191039370                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039372                                                       36                                 36       N                           5/25 6 MO LIBOR                           First Lien                                          7.3                            13.3                      6                     6/1/2012                            1.5                       1.5        Group 1
191039377                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.45                      6                     6/1/2009                            1.5                       1.5        Group 1
191039385                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.2                      6                     6/1/2009                            1.5                       1.5        Group 1
191039405                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.25                      6                     6/1/2009                            1.5                       1.5        Group 1
191039413                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039415                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.6                      6                     6/1/2009                            1.5                       1.5        Group 1
191039417                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
191039423                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.9                      6                     6/1/2009                            1.5                       1.5        Group 1
191039461                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            14.7                    6.4                     6/1/2009                            1.5                       1.5        Group 1
191039462                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039495                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.8                      6                     6/1/2009                            1.5                       1.5        Group 1
191039512                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          16.125                      6                     6/1/2009                            1.5                       1.5        Group 1
191039531                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           15.15                   6.65                     6/1/2009                            1.5                       1.5        Group 1
191039536                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
191039539                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039570                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.2                      6                     6/1/2009                            1.5                       1.5        Group 1
191039596                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
191039607                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
191039652                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            16.6                      6                     6/1/2009                            1.5                       1.5        Group 1
211055076                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211055154                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211055281                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.67                      6                     5/1/2009                              3                         1        Group 1
211055871                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          14.925                    6.2                     6/1/2009                            1.5                       1.5        Group 1
211056512                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.2                      6                     6/1/2009                            1.5                       1.5        Group 1
211056530                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.85                      6                     5/1/2009                            1.5                       1.5        Group 1
211056620                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.1                      6                     6/1/2009                            1.5                       1.5        Group 1
211056771                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.97                      6                     5/1/2009                            1.5                       1.5        Group 1
211056830                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211056847                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211056995                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                          6.2                          14.925                    6.2                     6/1/2010                            1.5                       1.5        Group 1
211057020                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057047                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057091                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.55                      6                     5/1/2009                            1.5                       1.5        Group 1
211057113                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.1                      6                     5/1/2009                            1.5                       1.5        Group 1
211057114                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 1
211057135                                                        0                                  0                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057153                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
211057169                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057185                                                       36                                 35       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.47                      6                     5/1/2010                            1.5                       1.5        Group 1
211057186                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.95                      6                     5/1/2009                            1.5                       1.5        Group 1
211057206                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           14.12                   6.65                     6/1/2009                            1.5                       1.5        Group 1
211057210                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057219                                                       24                                 23       U                           2/28 6 MO LIBOR IO                        First Lien                                          5.5                           13.62                    5.5                     6/1/2009                            1.5                       1.5        Group 1
211057232                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.25                      6                     5/1/2009                            1.5                       1.5        Group 1
211057236                                                       36                                 35       U                           3/27 6 MO LIBOR                           First Lien                                            6                          13.975                      6                     5/1/2010                            1.5                       1.5        Group 1
211057243                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     5/1/2009                            1.5                       1.5        Group 1
211057291                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057294                                                       36                                 35       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.77                      6                     5/1/2009                            1.5                       1.5        Group 1
211057297                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057307                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057315                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 1
211057320                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.4                      6                     5/1/2009                            1.5                       1.5        Group 1
211057321                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057336                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           14.99                    6.2                     5/1/2009                            1.5                       1.5        Group 1
211057353                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057416                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     5/1/2009                            1.5                       1.5        Group 1
211057417                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            18.4                    6.2                     5/1/2009                            1.5                       1.5        Group 1
211057429                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 1
211057442                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 1
211057462                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.9                      6                     5/1/2009                            1.5                       1.5        Group 1
211057469                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
211057482                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.5                      6                     5/1/2009                            1.5                       1.5        Group 1
211057503                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.62                      6                     5/1/2009                            1.5                       1.5        Group 1
211057508                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057516                                                       36                                 36                          0        Fixed Rate 30 Yr Rate Reduction           First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057528                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 1
211057568                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.45                      6                     5/1/2009                            1.5                       1.5        Group 1
211057599                                                       24                                 24                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057604                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.7                    6.2                     6/1/2009                            1.5                       1.5        Group 1
211057614                                                        0                                  0       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                          5.6                           12.85                    5.6                     6/1/2010                            1.5                       1.5        Group 1
211057640                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
211057656                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057663                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.15                      6                     6/1/2009                            1.5                       1.5        Group 1
211057666                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057692                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057711                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.57                      6                     6/1/2009                            1.5                       1.5        Group 1
211057713                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2012                            1.5                       1.5        Group 1
211057717                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057720                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.5                      6                     6/1/2009                            1.5                       1.5        Group 1
211057721                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.55                           14.85                   6.55                     5/1/2009                            1.5                       1.5        Group 1
211057727                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                          13.925                    6.2                     5/1/2009                            1.5                       1.5        Group 1
211057751                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.89                      6                     6/1/2012                            1.5                       1.5        Group 1
211057770                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057773                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            15.5                    6.4                     6/1/2009                            1.5                       1.5        Group 1
211057798                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
211057806                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057809                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057832                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     6/1/2009                            1.5                       1.5        Group 1
211057848                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.25                      6                     5/1/2009                            1.5                       1.5        Group 1
211057851                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057878                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
211057892                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.51                      6                     6/1/2009                            1.5                       1.5        Group 1
211057899                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057917                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           15.99                    6.4                     6/1/2009                            1.5                       1.5        Group 1
211057972                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211057974                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.85                    6.2                     6/1/2009                            1.5                       1.5        Group 1
211057986                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.02                      6                     6/1/2009                            1.5                       1.5        Group 1
211057991                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
211058000                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
211058033                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.45                    6.2                     6/1/2009                            1.5                       1.5        Group 1
211058101                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                           13.25                      6                     6/1/2009                            1.5                       1.5        Group 1
211058102                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
211058141                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                       1.5        Group 1
211058175                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 1
211058275                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 1
211058291                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
231092397                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 1
231092623                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
231092779                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.15                      6                     6/1/2009                            1.5                       1.5        Group 1
231092984                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231092992                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093008                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.4                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231093113                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.8                      6                     6/1/2009                            1.5                       1.5        Group 1
231093168                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093329                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093497                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093620                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093624                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093648                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093716                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.67                    6.4                     6/1/2009                            1.5                       1.5        Group 1
231093732                                                        0                                  0       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          12.925                      6                     6/1/2010                            1.5                       1.5        Group 1
231093733                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           18.05                      6                     6/1/2009                            1.5                       1.5        Group 1
231093763                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     6/1/2009                            1.5                       1.5        Group 1
231093791                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
231093817                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.15                      6                     6/1/2009                            1.5                       1.5        Group 1
231093827                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093834                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093850                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                           14.37                      6                     6/1/2010                            1.5                       1.5        Group 1
231093872                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.5                      6                     6/1/2009                            1.5                       1.5        Group 1
231093891                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
231093915                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.5                           16.05                    6.5                     6/1/2009                            1.5                       1.5        Group 1
231093933                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          15.525                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231093945                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.55                      6                     6/1/2009                            1.5                       1.5        Group 1
231093947                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.84                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231093960                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231093976                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     5/1/2009                            1.5                       1.5        Group 1
231093979                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.1                      6                     6/1/2009                            1.5                       1.5        Group 1
231094027                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                        5.361                           18.25                  5.361                     5/1/2009                            1.5                       1.5        Group 1
231094042                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           12.85                      6                     6/1/2012                            1.5                       1.5        Group 1
231094046                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.75                    6.4                     6/1/2009                            1.5                       1.5        Group 1
231094052                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.95                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094078                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          7.2                            14.3                    7.2                     6/1/2009                            1.5                       1.5        Group 1
231094092                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094107                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 1
231094117                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094195                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.37                      6                     6/1/2009                            1.5                       1.5        Group 1
231094202                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
231094228                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 1
231094253                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 1
231094260                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            17.3                   6.65                     6/1/2009                            1.5                       1.5        Group 1
231094277                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.15                      6                     6/1/2009                            1.5                       1.5        Group 1
231094298                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.2                      6                     6/1/2009                            1.5                       1.5        Group 1
231094304                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094310                                                        0                                  0       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.05                      6                     6/1/2010                            1.5                       1.5        Group 1
231094335                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 1
231094358                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.99                      6                     6/1/2009                            1.5                       1.5        Group 1
231094377                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            16.8                      6                     6/1/2012                            1.5                       1.5        Group 1
231094382                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                              17                      6                     6/1/2010                            1.5                       1.5        Group 1
231094384                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
231094385                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.99                      6                     6/1/2012                            1.5                       1.5        Group 1
231094392                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            14.8                    6.4                     6/1/2009                            1.5                       1.5        Group 1
231094394                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.84                      6                     6/1/2009                            1.5                       1.5        Group 1
231094400                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094417                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
231094420                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 1
231094433                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
231094449                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            13.5                    6.2                     5/1/2009                            1.5                       1.5        Group 1
231094455                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094465                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.35                      6                     6/1/2009                            1.5                       1.5        Group 1
231094469                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 1
231094485                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094486                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094500                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           16.97                    6.4                     6/1/2009                            1.5                       1.5        Group 1
231094502                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
231094504                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            16.8                    6.2                     5/1/2009                            1.5                       1.5        Group 1
231094507                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.99                      6                     6/1/2009                            1.5                       1.5        Group 1
231094517                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 1
231094524                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
231094534                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.99                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094539                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.125                      6                     6/1/2009                            1.5                       1.5        Group 1
231094569                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.9                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094589                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.92                    6.4                     6/1/2009                            1.5                       1.5        Group 1
231094594                                                        0                                  0                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094615                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094641                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.925                      6                     6/1/2009                            1.5                       1.5        Group 1
231094642                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.55                      6                     6/1/2009                            1.5                       1.5        Group 1
231094646                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094653                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           16.87                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094667                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.7                           17.35                    6.7                     6/1/2009                            1.5                       1.5        Group 1
231094709                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.57                      6                     6/1/2009                            1.5                       1.5        Group 1
231094714                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.97                      6                     6/1/2012                            1.5                       1.5        Group 1
231094759                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 1
231094769                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.45                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094801                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            16.8                   7.25                     6/1/2009                            1.5                       1.5        Group 1
231094847                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.3                      6                     6/1/2009                            1.5                       1.5        Group 1
231094881                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
231094932                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
231094954                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                              16                    6.2                     6/1/2009                            1.5                       1.5        Group 1
231094955                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.9                      6                     6/1/2009                            1.5                       1.5        Group 1
331053100                                                       12                                 11                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331054406                                                        0                                  0       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.27                      6                     6/1/2010                            1.5                       1.5        Group 1
331054902                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331055098                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                          6.9                          15.125                    6.9                     6/1/2010                            1.5                       1.5        Group 1
331055456                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 1
331055493                                                        0                                  0       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              14                      6                     5/1/2012                            1.5                       1.5        Group 1
331056169                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.45                      6                     5/1/2009                            1.5                       1.5        Group 1
331056282                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.5                      6                     5/1/2009                            1.5                       1.5        Group 1
331056417                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331056569                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           12.35                    6.2                     5/1/2009                            1.5                       1.5        Group 1
331056626                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331056659                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 1
331056863                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331056970                                                       12                                 11                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331056974                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.9                      6                     5/1/2009                            1.5                       1.5        Group 1
331056986                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331056999                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057008                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         6.75                           17.35                   6.75                     5/1/2009                            1.5                       1.5        Group 1
331057009                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 1
331057059                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057072                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057086                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057093                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.35                      6                     5/1/2009                            1.5                       1.5        Group 1
331057115                                                       24                                 23                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057142                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
331057156                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              13                      6                     6/1/2009                            1.5                       1.5        Group 1
331057176                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         8.55                           14.55                      6                     5/1/2009                              3                         1        Group 1
331057200                                                       12                                 12       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.9                      6                     6/1/2012                            1.5                       1.5        Group 1
331057232                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                       1.5        Group 1
331057246                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.8                      6                     5/1/2009                            1.5                       1.5        Group 1
331057278                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057296                                                       12                                 11                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057321                                                       24                                 23                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057332                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057341                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.2                      6                     5/1/2009                            1.5                       1.5        Group 1
331057375                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057391                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                         7.85                           13.85                   6.65                     5/1/2009                              3                         1        Group 1
331057397                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057406                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 1
331057419                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          13.625                    6.2                     5/1/2009                            1.5                       1.5        Group 1
331057458                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.99                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057459                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.55                      6                     6/1/2009                            1.5                       1.5        Group 1
331057487                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.95                      6                     6/1/2009                            1.5                       1.5        Group 1
331057499                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     6/1/2009                            1.5                       1.5        Group 1
331057536                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057563                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              14                      6                     6/1/2009                            1.5                       1.5        Group 1
331057583                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057591                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           14.65                   6.65                     6/1/2009                            1.5                       1.5        Group 1
331057598                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057600                                                       12                                 12       U                           5/25 6 MO LIBOR                           First Lien                                            6                           13.75                      6                     6/1/2012                            1.5                       1.5        Group 1
331057605                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                       1.5        Group 1
331057609                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.45                    6.2                     5/1/2009                            1.5                       1.5        Group 1
331057636                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057638                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057640                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057642                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057709                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           17.35                      6                     6/1/2009                            1.5                       1.5        Group 1
331057712                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057722                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            14.5                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057726                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057735                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.32                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057759                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.99                      6                     5/1/2009                            1.5                       1.5        Group 1
331057762                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.22                      6                     6/1/2009                            1.5                       1.5        Group 1
331057794                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.15                      6                     6/1/2009                            1.5                       1.5        Group 1
331057799                                                       36                                 36       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            18.3                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057838                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 1
331057846                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            12.7                      6                     6/1/2009                            1.5                       1.5        Group 1
331057848                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 1
331057857                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.99                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057862                                                       12                                 12       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                         1        Group 1
331057873                                                       12                                 11                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057875                                                       12                                 12       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.95                      6                     6/1/2012                            1.5                       1.5        Group 1
331057886                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057909                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 1
331057915                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 1
331057916                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            13.2                    6.2                     6/1/2009                            1.5                       1.5        Group 1
331057922                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057943                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057951                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331057952                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
331057970                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
331057995                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331058007                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331058027                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331058057                                                       12                                 12       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.55                      6                     6/1/2010                            1.5                       1.5        Group 1
331058059                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331058080                                                       12                                 12       U                           5/25 6 MO LIBOR                           First Lien                                            6                            12.7                      6                     6/1/2012                            1.5                       1.5        Group 1
331058118                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
331058204                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
331058216                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 1
331058225                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.55                      6                     6/1/2009                            1.5                       1.5        Group 1
331058395                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 1
331058432                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.25                    6.2                     6/1/2009                            1.5                       1.5        Group 1
341042374                                                       30                                 29                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
341042545                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341042588                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 1
341043203                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341043329                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341043383                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                          16.475                    6.4                     6/1/2009                            1.5                       1.5        Group 1
341043442                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341043572                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341043868                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     5/1/2009                            1.5                       1.5        Group 1
341043870                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.675                      6                     5/1/2009                            1.5                       1.5        Group 1
341043907                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341043938                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.1                      6                     5/1/2009                            1.5                       1.5        Group 1
341043976                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
341044016                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.44                      6                     6/1/2009                            1.5                       1.5        Group 1
341044050                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            7                           17.55                      7                     6/1/2009                            1.5                       1.5        Group 1
341044066                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 1
341044083                                                       36                                 35       U                           3/27 6 MO LIBOR                           First Lien                                          6.2                          16.925                    6.2                     5/1/2010                            1.5                       1.5        Group 1
341044134                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044165                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044181                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 1
341044188                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
341044278                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                          15.725                   6.65                     6/1/2009                            1.5                       1.5        Group 1
341044340                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044492                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044497                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044531                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044578                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                          17.475                    6.4                     6/1/2009                            1.5                       1.5        Group 1
341044652                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.675                      6                     6/1/2009                            1.5                       1.5        Group 1
341044677                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.8                      6                     6/1/2009                            1.5                       1.5        Group 1
341044706                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
341044720                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     5/1/2009                            1.5                       1.5        Group 1
341044743                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.2                      6                     6/1/2009                            1.5                       1.5        Group 1
341044749                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
341044756                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044765                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     5/1/2009                            1.5                       1.5        Group 1
341044767                                                       30                                 30                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044790                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044848                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044869                                                       24                                 24       U                           5/25 6 MO LIBOR                           First Lien                                            6                           18.05                      6                     6/1/2012                            1.5                       1.5        Group 1
341044891                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
341044906                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          15.575                      6                     6/1/2009                            1.5                       1.5        Group 1
341044925                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044926                                                       30                                 30                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
341044929                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            15.6                    6.2                     5/1/2009                            1.5                       1.5        Group 1
341044967                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            14.9                    6.2                     6/1/2009                            1.5                       1.5        Group 1
341044979                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          15.375                      6                     6/1/2009                            1.5                       1.5        Group 1
341045045                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.3                      6                     6/1/2009                            1.5                       1.5        Group 1
341045051                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.3                      6                     6/1/2009                            1.5                       1.5        Group 1
341045052                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.3                      6                     6/1/2009                            1.5                       1.5        Group 1
341045063                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.95                      6                     6/1/2009                            1.5                       1.5        Group 1
341045126                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          14.675                      6                     6/1/2009                            1.5                       1.5        Group 1
351044794                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                           16.85                      6                     6/1/2010                              3                         1        Group 1
351045423                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                            17.9                      6                     5/1/2009                            1.5                       1.5        Group 1
351045522                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045559                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045562                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045580                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          9.7                            15.7                      6                     5/1/2009                              3                         1        Group 1
351045607                                                        0                                  0       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     6/1/2012                            1.5                       1.5        Group 1
351045728                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045828                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045848                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            12.7                      6                     6/1/2009                            1.5                       1.5        Group 1
351045869                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045879                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045970                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045981                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045985                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351045987                                                       36                                 35       U                           5/25 6 MO LIBOR                           First Lien                                            6                              16                      6                     5/1/2012                            1.5                       1.5        Group 1
351046009                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 1
351046048                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351046065                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
351046067                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.3                      6                     6/1/2009                            1.5                       1.5        Group 1
351046082                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351046088                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351046098                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
351046100                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
351046112                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.8                      6                     6/1/2009                            1.5                       1.5        Group 1
371046856                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.49                    6.2                     6/1/2009                              3                         1        Group 1
371048222                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 1
371048241                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.8                      6                     6/1/2009                            1.5                       1.5        Group 1
371048248                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.15                      6                     5/1/2009                            1.5                       1.5        Group 1
371048353                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            7                            18.2                      7                     5/1/2009                            1.5                       1.5        Group 1
371048370                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.27                      6                     6/1/2009                            1.5                       1.5        Group 1
371048415                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.2                      6                     6/1/2009                            1.5                       1.5        Group 1
371048653                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
371048664                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            5                            17.8                      5                     5/1/2009                            1.5                       1.5        Group 1
371048692                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048696                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          15.925                    6.2                     6/1/2009                            1.5                       1.5        Group 1
371048721                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048745                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048751                                                       36                                 36                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048810                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048817                                                       36                                 36       U                           5/25 6 MO LIBOR IO                        First Lien                                            6                           12.95                      6                     6/1/2012                            1.5                       1.5        Group 1
371048826                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048829                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                            13.3                      6                     6/1/2010                            1.5                       1.5        Group 1
371048851                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048902                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048920                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371048958                                                       24                                 24       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.57                      6                     6/1/2012                            1.5                       1.5        Group 1
371048980                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.75                      6                     6/1/2009                            1.5                       1.5        Group 1
371049030                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.15                    6.2                     5/1/2009                            1.5                       1.5        Group 1
371049046                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049049                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049052                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     5/1/2009                            1.5                       1.5        Group 1
371049090                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            15.8                   7.25                     6/1/2009                            1.5                       1.5        Group 1
371049190                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049191                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049192                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049209                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 1
371049258                                                       36                                 35       U                           3/27 6 MO LIBOR                           First Lien                                            6                           14.82                      6                     5/1/2010                            1.5                       1.5        Group 1
371049259                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
371049271                                                       12                                 11       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.25                            15.1                   7.25                     5/1/2009                            1.5                       1.5        Group 1
371049298                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049342                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.27                      6                     6/1/2009                            1.5                       1.5        Group 1
371049380                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049383                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.65                      6                     6/1/2009                            1.5                       1.5        Group 1
371049421                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 1
371049427                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049435                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.775                      6                     6/1/2009                            1.5                       1.5        Group 1
371049449                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
371049466                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049492                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049510                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049524                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049525                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 1
371049528                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
371049609                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049643                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
371049655                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049670                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 1
371049697                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 1
371049733                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049747                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 1
371049759                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
371049766                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
371049798                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           16.17                    6.4                     6/1/2009                            1.5                       1.5        Group 1
371049820                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.99                      6                     6/1/2009                            1.5                       1.5        Group 1
371049850                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                           14.65                   7.25                     6/1/2009                            1.5                       1.5        Group 1
371049883                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                           14.55                      6                     6/1/2010                            1.5                       1.5        Group 1
371049916                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.99                      6                     6/1/2009                            1.5                       1.5        Group 1
371050058                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
371050079                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 1
411004103                                                       36                                 35       U                           5/25 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     5/1/2012                            1.5                       1.5        Group 1
411004355                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2012                            1.5                       1.5        Group 1
411004356                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.45                      6                     6/1/2009                            1.5                       1.5        Group 1
411004365                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.2                      6                     5/1/2009                            1.5                       1.5        Group 1
411004368                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2012                            1.5                       1.5        Group 1
411004372                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
411004412                                                       24                                 24       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2010                            1.5                       1.5        Group 1
411004465                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          5.1                            15.4                    5.1                     5/1/2009                            1.5                       1.5        Group 1
411004520                                                        0                                  0       U                           5/25 6 MO LIBOR                           First Lien                                            6                           16.35                      6                     6/1/2012                            1.5                       1.5        Group 1
411004524                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2012                            1.5                       1.5        Group 1
411004550                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.95                      6                     6/1/2012                            1.5                       1.5        Group 1
411004571                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              14                      6                     6/1/2009                            1.5                       1.5        Group 1
411004589                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
411004593                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.6                      6                     6/1/2009                            1.5                       1.5        Group 1
411004606                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2012                            1.5                       1.5        Group 1
411004616                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           17.55                      6                     6/1/2012                            1.5                       1.5        Group 1
411004617                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.1                      6                     6/1/2009                            1.5                       1.5        Group 1
411004622                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                          6.6                           15.45                    6.6                     6/1/2009                            1.5                       1.5        Group 1
411004627                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            15.3                    6.4                     6/1/2009                            1.5                       1.5        Group 1
411004649                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            14.8                    6.4                     6/1/2012                            1.5                       1.5        Group 1
411004661                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
411004673                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          16.575                      6                     6/1/2009                            1.5                       1.5        Group 1
411004680                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           17.15                      6                     6/1/2012                            1.5                       1.5        Group 1
411004725                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
411004737                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           13.95                      6                     6/1/2012                            1.5                       1.5        Group 1
411004784                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              13                      6                     6/1/2009                            1.5                       1.5        Group 1
421003855                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.725                      6                     6/1/2009                              3                         1        Group 1
421004041                                                       24                                 24                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
421004117                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 1
421004136                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            16.4                    6.4                     6/1/2009                            1.5                       1.5        Group 1
421004144                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.25                      6                     5/1/2009                            1.5                       1.5        Group 1
421004221                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 1
421004229                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
421004232                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.9                      6                     6/1/2009                            1.5                       1.5        Group 1
421004235                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            17.2                    6.2                     6/1/2009                            1.5                       1.5        Group 1
421004254                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           13.95                    6.2                     6/1/2009                            1.5                       1.5        Group 1
421004275                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     6/1/2009                            1.5                       1.5        Group 1
421004280                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
421004283                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
421004285                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                              16                    6.4                     6/1/2009                            1.5                       1.5        Group 1
421004287                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.85                      6                     6/1/2009                            1.5                       1.5        Group 1
511053591                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511058693                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.75                      6                     5/1/2012                            1.5                       1.5        Group 1
511059491                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.7                      6                     5/1/2009                            1.5                       1.5        Group 1
511060021                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511060196                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511060897                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061036                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                            14.3                      6                     5/1/2009                            1.5                       1.5        Group 1
511061056                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         5.79                           11.85                   5.79                     5/1/2009                            1.5                       1.5        Group 1
511061092                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.25                      6                     5/1/2009                            1.5                       1.5        Group 1
511061140                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            8                              14                      6                     5/1/2009                            1.5                       1.5        Group 1
511061190                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.2                      6                     5/1/2009                            1.5                       1.5        Group 1
511061219                                                       24                                 23                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061229                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                            17.4                      6                     5/1/2009                            1.5                       1.5        Group 1
511061244                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 1
511061300                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.35                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061305                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          14.525                      6                     6/1/2009                            1.5                       1.5        Group 1
511061319                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     6/1/2009                            1.5                       1.5        Group 1
511061325                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.55                      6                     5/1/2009                            1.5                       1.5        Group 1
511061326                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            15.6                    6.4                     5/1/2009                            1.5                       1.5        Group 1
511061328                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 1
511061346                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          8.6                            14.6                      6                     5/1/2009                            1.5                       1.5        Group 1
511061369                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061370                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.2                      6                     5/1/2009                            1.5                       1.5        Group 1
511061381                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.05                      6                     5/1/2009                            1.5                       1.5        Group 1
511061389                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 1
511061395                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 1
511061398                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            15.1                    6.4                     6/1/2009                            1.5                       1.5        Group 1
511061417                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         6.65                           14.12                   6.65                     5/1/2009                            1.5                       1.5        Group 1
511061418                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
511061447                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.1                      6                     5/1/2009                            1.5                       1.5        Group 1
511061467                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     5/1/2009                            1.5                       1.5        Group 1
511061485                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.85                      6                     5/1/2009                            1.5                       1.5        Group 1
511061495                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2009                            1.5                       1.5        Group 1
511061518                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            13.5                    6.2                     6/1/2009                            1.5                       1.5        Group 1
511061531                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 1
511061598                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.05                           15.55                   6.05                     5/1/2009                            1.5                       1.5        Group 1
511061620                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           16.25                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061631                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              16                      6                     5/1/2009                            1.5                       1.5        Group 1
511061648                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061686                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         7.25                           14.15                   7.25                     5/1/2009                            1.5                       1.5        Group 1
511061699                                                       12                                 11       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 1
511061708                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     5/1/2009                            1.5                       1.5        Group 1
511061712                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511061725                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     5/1/2009                            1.5                       1.5        Group 1
511061730                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            17.2                      6                     5/1/2009                            1.5                       1.5        Group 1
511061748                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.45                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061758                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.35                      6                     5/1/2009                            1.5                       1.5        Group 1
511061760                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061771                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.25                            15.4                   7.25                     6/1/2009                            1.5                       1.5        Group 1
511061778                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 1
511061783                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.25                      6                     5/1/2009                            1.5                       1.5        Group 1
511061796                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           13.95                    6.4                     5/1/2009                            1.5                       1.5        Group 1
511061806                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.7                      6                     5/1/2009                            1.5                       1.5        Group 1
511061824                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.47                      6                     5/1/2009                            1.5                       1.5        Group 1
511061829                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061837                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511061848                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          9.7                            15.7                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061858                                                        0                                  0       N                           3/27 6 MO LIBOR IO                        First Lien                                            6                            14.7                      6                     5/1/2010                            1.5                       1.5        Group 1
511061889                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           13.95                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061905                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511061936                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.55                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061973                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            14.9                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511061987                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 1
511061988                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     5/1/2009                            1.5                       1.5        Group 1
511061990                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            16.2                      6                     5/1/2009                            1.5                       1.5        Group 1
511061995                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 1
511061998                                                       12                                 12       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
511062001                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.6                      6                     5/1/2009                            1.5                       1.5        Group 1
511062015                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.2                      6                     5/1/2009                            1.5                       1.5        Group 1
511062026                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511062049                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     5/1/2009                            1.5                       1.5        Group 1
511062059                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062068                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
511062073                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.35                      6                     5/1/2009                            1.5                       1.5        Group 1
511062074                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            12.9                      6                     5/1/2009                            1.5                       1.5        Group 1
511062085                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
511062088                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511062121                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062124                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.7                      6                     5/1/2009                            1.5                       1.5        Group 1
511062137                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           13.85                    6.4                     6/1/2009                            1.5                       1.5        Group 1
511062139                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062167                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.35                      6                     6/1/2009                            1.5                       1.5        Group 1
511062186                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          13.425                      6                     6/1/2009                            1.5                       1.5        Group 1
511062196                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.95                      6                     5/1/2012                            1.5                       1.5        Group 1
511062208                                                       36                                 35                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062211                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                           12.75                      6                     6/1/2012                            1.5                       1.5        Group 1
511062213                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 1
511062216                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          14.375                      6                     5/1/2009                            1.5                       1.5        Group 1
511062218                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062235                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062241                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.5                    6.2                     6/1/2009                            1.5                       1.5        Group 1
511062242                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.4                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511062254                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.6                      6                     5/1/2009                            1.5                       1.5        Group 1
511062283                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
511062316                                                       36                                 35       U                           3/27 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     5/1/2010                            1.5                       1.5        Group 1
511062347                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          15.925                      6                     5/1/2009                            1.5                       1.5        Group 1
511062349                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.95                      6                     6/1/2009                            1.5                       1.5        Group 1
511062377                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.05                      6                     6/1/2009                            1.5                       1.5        Group 1
511062386                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            15.7                    6.4                     6/1/2009                            1.5                       1.5        Group 1
511062398                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          14.125                      6                     5/1/2009                            1.5                       1.5        Group 1
511062419                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
511062427                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062438                                                       24                                 23       N                           2/28 6 MO LIBOR IO                        First Lien                                            6                           15.25                      6                     5/1/2009                            1.5                       1.5        Group 1
511062440                                                       24                                 23       U                           2/28 6 MO LIBOR IO                        First Lien                                          6.2                           13.95                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511062452                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062479                                                       36                                 35                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062490                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.55                      6                     6/1/2009                            1.5                       1.5        Group 1
511062493                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062519                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 1
511062530                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.8                      6                     5/1/2009                            1.5                       1.5        Group 1
511062536                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.85                      6                     5/1/2009                            1.5                       1.5        Group 1
511062541                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062543                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 1
511062564                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 1
511062583                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           15.85                    6.2                     5/1/2009                            1.5                       1.5        Group 1
511062586                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.2                      6                     6/1/2009                            1.5                       1.5        Group 1
511062589                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                          15.275                    6.2                     6/1/2009                            1.5                       1.5        Group 1
511062619                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
511062635                                                       12                                 11       N                           2/28 6 MO LIBOR                           First Lien                                            6                          14.375                      6                     5/1/2009                            1.5                       1.5        Group 1
511062644                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062670                                                       24                                 24       N                           2/28 6 MO LIBOR IO                        First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 1
511062679                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           13.25                    6.4                     5/1/2009                            1.5                       1.5        Group 1
511062737                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062745                                                       24                                 24       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          15.975                      6                     6/1/2012                            1.5                       1.5        Group 1
511062755                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062768                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.75                    6.4                     6/1/2009                            1.5                       1.5        Group 1
511062777                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062841                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.1                      6                     6/1/2009                            1.5                       1.5        Group 1
511062876                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062898                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                              15                      6                     6/1/2009                            1.5                       1.5        Group 1
511062910                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062919                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511062936                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.75                   6.65                     6/1/2009                            1.5                       1.5        Group 1
511062938                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
511062983                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.05                      6                     6/1/2009                            1.5                       1.5        Group 1
511062999                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063022                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
511063024                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
511063047                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 1
511063060                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.25                      6                     6/1/2009                            1.5                       1.5        Group 1
511063076                                                        0                                  0       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.1                      6                     6/1/2010                            1.5                       1.5        Group 1
511063088                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063103                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         5.64                           11.65                   5.64                     6/1/2009                            1.5                       1.5        Group 1
511063107                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063121                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
511063132                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063192                                                       36                                 36       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2010                            1.5                       1.5        Group 1
511063196                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063247                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063254                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063284                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.3                      6                     6/1/2009                            1.5                       1.5        Group 1
511063289                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.75                    6.4                     6/1/2012                            1.5                       1.5        Group 1
511063292                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 1
511063360                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
511063377                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521053052                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.9                      6                     6/1/2009                            1.5                       1.5        Group 1
521053537                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                            14.9                      5                     5/1/2009                            1.5                       1.5        Group 1
521054061                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521056472                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           9.475                      6                     4/1/2009                            1.5                       1.5        Group 1
521056534                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         5.32                           15.05                   5.32                     5/1/2009                            1.5                       1.5        Group 1
521056665                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
521056917                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          4.6                          16.575                    4.6                     6/1/2009                            1.5                       1.5        Group 1
521056946                                                       24                                 23                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057166                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057276                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         5.15                          15.775                   5.15                     6/1/2009                            1.5                       1.5        Group 1
521057382                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                            14.2                      6                     6/1/2010                            1.5                       1.5        Group 1
521057385                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057412                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.49                      6                     5/1/2009                            1.5                       1.5        Group 1
521057549                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            5                           15.99                      5                     6/1/2009                            1.5                       1.5        Group 1
521057579                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          15.425                      6                     6/1/2009                            1.5                       1.5        Group 1
521057586                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057617                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          5.5                          14.625                    5.5                     6/1/2009                            1.5                       1.5        Group 1
521057618                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.475                      6                     6/1/2009                            1.5                       1.5        Group 1
521057640                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 1
521057648                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.1                      6                     6/1/2009                            1.5                       1.5        Group 1
521057714                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.75                      6                     6/1/2009                            1.5                       1.5        Group 1
521057779                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057806                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           16.05                   6.65                     5/1/2009                            1.5                       1.5        Group 1
521057811                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 1
521057819                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057821                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057825                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         6.85                            17.8                   6.85                     5/1/2009                            1.5                       1.5        Group 1
521057827                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.95                    6.2                     5/1/2009                              3                         1        Group 1
521057838                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.5                      6                     6/1/2009                            1.5                       1.5        Group 1
521057846                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                           15.45                      5                     6/1/2009                            1.5                       1.5        Group 1
521057852                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057868                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                            16.5                      5                     5/1/2009                            1.5                       1.5        Group 1
521057870                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057871                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            13.8                   6.65                     6/1/2009                            1.5                       1.5        Group 1
521057895                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            5                            15.8                      5                     5/1/2009                            1.5                       1.5        Group 1
521057899                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            5                           18.15                      5                     6/1/2009                            1.5                       1.5        Group 1
521057906                                                       36                                 36       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
521057948                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           14.67                    6.2                     5/1/2009                            1.5                       1.5        Group 1
521057949                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.3                      6                     5/1/2009                            1.5                       1.5        Group 1
521057958                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057976                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521057985                                                        0                                  0       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                          5.5                          15.675                    5.5                     5/1/2012                            1.5                       1.5        Group 1
521057995                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
521058026                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         5.37                          15.275                   5.37                     5/1/2009                            1.5                       1.5        Group 1
521058032                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.95                      6                     6/1/2009                            1.5                       1.5        Group 1
521058088                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058091                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 1
521058099                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2012                            1.5                       1.5        Group 1
521058101                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                          14.925                      6                     6/1/2012                            1.5                       1.5        Group 1
521058102                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                          14.925                      6                     6/1/2012                            1.5                       1.5        Group 1
521058103                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                          6.2                          15.975                    6.2                     6/1/2012                            1.5                       1.5        Group 1
521058148                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            5                              18                      5                     6/1/2009                            1.5                       1.5        Group 1
521058152                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.7                      6                     6/1/2009                            1.5                       1.5        Group 1
521058177                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058209                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
521058283                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058292                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                            15.5                      5                     5/1/2009                            1.5                       1.5        Group 1
521058296                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058324                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.8                      6                     6/1/2009                            1.5                       1.5        Group 1
521058331                                                       36                                 36                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058340                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                            15.5                      5                     6/1/2009                            1.5                       1.5        Group 1
521058353                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.65                      6                     6/1/2009                            1.5                       1.5        Group 1
521058366                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058384                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            5                          14.725                      5                     5/1/2009                            1.5                       1.5        Group 1
521058392                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            5                           17.95                      5                     6/1/2009                            1.5                       1.5        Group 1
521058395                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.55                    6.2                     5/1/2009                            1.5                       1.5        Group 1
521058398                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058399                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                              16                      5                     6/1/2009                            1.5                       1.5        Group 1
521058404                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                            12.6                      5                     6/1/2009                            1.5                       1.5        Group 1
521058435                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          5.6                          14.925                    5.6                     6/1/2009                            1.5                       1.5        Group 1
521058446                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         5.75                           12.99                   5.75                     6/1/2009                            1.5                       1.5        Group 1
521058450                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            5                            16.6                      5                     6/1/2009                            1.5                       1.5        Group 1
521058486                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          14.125                      6                     6/1/2009                            1.5                       1.5        Group 1
521058498                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         5.35                            15.6                   5.35                     6/1/2009                            1.5                       1.5        Group 1
521058503                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.75                      6                     6/1/2009                            1.5                       1.5        Group 1
521058527                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
521058552                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.15                      6                     6/1/2009                            1.5                       1.5        Group 1
521058565                                                       24                                 24       U                           5/25 6 MO LIBOR                           First Lien                                            6                            18.1                      6                     6/1/2012                            1.5                       1.5        Group 1
521058605                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                          15.325                      6                     6/1/2012                            1.5                       1.5        Group 1
521058615                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          5.4                            16.5                    5.4                     6/1/2009                            1.5                       1.5        Group 1
521058618                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          4.9                          15.975                    4.9                     6/1/2009                            1.5                       1.5        Group 1
521058663                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          5.2                          15.025                    5.2                     6/1/2009                            1.5                       1.5        Group 1
521058665                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058673                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058675                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            16.9                    6.4                     6/1/2009                            1.5                       1.5        Group 1
521058720                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.1                      6                     6/1/2009                            1.5                       1.5        Group 1
521058721                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058734                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058750                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 1
521058753                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058761                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
521058788                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.95                      6                     6/1/2009                            1.5                       1.5        Group 1
521058834                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                          15.725                      6                     6/1/2009                              3                         1        Group 1
521058836                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.45                      6                     6/1/2009                            1.5                       1.5        Group 1
521058841                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                          13.975                      5                     6/1/2009                            1.5                       1.5        Group 1
521058853                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058857                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                         6.65                          16.775                   6.65                     6/1/2009                              3                         1        Group 1
521058885                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            5                           13.99                      5                     6/1/2009                            1.5                       1.5        Group 1
521058984                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521058986                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
521059105                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            5                          16.525                      5                     6/1/2009                            1.5                       1.5        Group 1
521059112                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
521059236                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 1
521059349                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 1
551029704                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551029919                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551030008                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551030015                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551030245                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          13.675                    6.2                     5/1/2009                            1.5                       1.5        Group 1
551030684                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.2                      6                     5/1/2009                            1.5                       1.5        Group 1
551030883                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551030955                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551030985                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031039                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.875                      6                     5/1/2009                            1.5                       1.5        Group 1
551031061                                                        0                                  0                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031098                                                        0                                  0                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031103                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031171                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031181                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031182                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                          7.4                            13.4                    6.2                     6/1/2012                              3                         1        Group 1
551031204                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031228                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031241                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031263                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031300                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031304                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031306                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     5/1/2009                            1.5                       1.5        Group 1
551031307                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.85                      6                     5/1/2009                            1.5                       1.5        Group 1
551031312                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.85                    6.2                     6/1/2009                            1.5                       1.5        Group 1
551031320                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031331                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.525                      6                     6/1/2009                            1.5                       1.5        Group 1
551031348                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031349                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031360                                                       36                                 36       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          13.925                      6                     6/1/2010                            1.5                       1.5        Group 1
551031364                                                       36                                 36                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031365                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031377                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.3                      6                     6/1/2009                            1.5                       1.5        Group 1
551031380                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031381                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031384                                                        0                                  0                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031389                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551031400                                                       36                                 36                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032297                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032322                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.5                      6                     6/1/2009                            1.5                       1.5        Group 1
551032328                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032335                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032338                                                        0                                  0                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032418                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.475                      6                     5/1/2009                            1.5                       1.5        Group 1
551032440                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032447                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032517                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032530                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            16.4                    6.4                     5/1/2009                            1.5                       1.5        Group 1
551032539                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032552                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032563                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 1
551032567                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032571                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032628                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 1
551032665                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032678                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 1
551032682                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032687                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032712                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032723                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            17.1                    6.2                     5/1/2009                            1.5                       1.5        Group 1
551032724                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          17.225                      6                     6/1/2009                            1.5                       1.5        Group 1
551032758                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032760                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032786                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032834                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          6.1                           15.95                    6.1                     6/1/2009                              3                         1        Group 1
551032836                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032840                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032843                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.8                      6                     6/1/2009                            1.5                       1.5        Group 1
551032855                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 1
551032862                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032874                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032923                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              18                      6                     6/1/2009                            1.5                       1.5        Group 1
551032945                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551032957                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.375                      6                     6/1/2009                            1.5                       1.5        Group 1
551032984                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033058                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           18.45                      6                     6/1/2009                            1.5                       1.5        Group 1
551033101                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033135                                                        0                                  0                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033137                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                          17.525                   7.25                     6/1/2009                            1.5                       1.5        Group 1
551033172                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033195                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.144                      6                     6/1/2009                            1.5                       1.5        Group 1
551033288                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033295                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            15.5                   6.65                     6/1/2009                            1.5                       1.5        Group 1
551033321                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
551033372                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
581017353                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     5/1/2009                            1.5                       1.5        Group 1
581017706                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          7.4                           15.55                    7.4                     5/1/2009                              3                         1        Group 1
581018097                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581018524                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 1
581018767                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.7                      6                     4/1/2009                            1.5                       1.5        Group 1
581019126                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019401                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.15                    6.2                     5/1/2009                            1.5                       1.5        Group 1
581019509                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019574                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019578                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                           13.35                      6                     5/1/2009                            1.5                       1.5        Group 1
581019612                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019663                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019802                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.65                      6                     5/1/2009                            1.5                       1.5        Group 1
581019804                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019855                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 1
581019893                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019898                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
581019937                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          13.925                      6                     6/1/2009                            1.5                       1.5        Group 1
581019947                                                       24                                 21       N                           2/28 6 MO LIBOR                           First Lien                                         7.35                           14.35                   6.25                     3/1/2009                            1.5                       1.5        Group 1
581019951                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.99                      6                     5/1/2009                            1.5                       1.5        Group 1
581019958                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.8                      6                     6/1/2012                            1.5                       1.5        Group 1
581019986                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            14.2                   6.65                     5/1/2009                            1.5                       1.5        Group 1
581019997                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.75                    6.2                     6/1/2009                            1.5                       1.5        Group 1
581020014                                                        0                                  0       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            14.1                      6                     5/1/2009                            1.5                         1        Group 1
581020022                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.45                    6.4                     5/1/2009                            1.5                       1.5        Group 1
581020023                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     5/1/2012                            1.5                       1.5        Group 1
581020046                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020052                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     5/1/2009                            1.5                       1.5        Group 1
581020055                                                       36                                 35       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     5/1/2010                            1.5                       1.5        Group 1
581020066                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 1
581020070                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     5/1/2009                            1.5                       1.5        Group 1
581020073                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020080                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     5/1/2009                            1.5                       1.5        Group 1
581020091                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.95                    6.4                     6/1/2009                            1.5                       1.5        Group 1
581020101                                                       24                                 21       N                           2/28 6 MO LIBOR                           First Lien                                         8.35                           15.35                    6.3                     3/1/2009                            1.5                       1.5        Group 1
581020107                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.35                      6                     5/1/2009                            1.5                       1.5        Group 1
581020122                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     5/1/2009                            1.5                       1.5        Group 1
581020127                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020130                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.8                      6                     5/1/2009                            1.5                       1.5        Group 1
581020136                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            12.9                    6.2                     5/1/2009                            1.5                       1.5        Group 1
581020173                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.79                      6                     6/1/2009                            1.5                       1.5        Group 1
581020175                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.75                      6                     6/1/2009                            1.5                       1.5        Group 1
581020194                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                            16.5                      6                     5/1/2010                            1.5                       1.5        Group 1
581020202                                                        0                                  0       N                           3/27 6 MO LIBOR                           First Lien                                        10.05                           17.05                   6.45                     4/1/2010                            1.5                       1.5        Group 1
581020203                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           13.65                    6.4                     6/1/2009                            1.5                       1.5        Group 1
581020206                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.95                      6                     5/1/2009                            1.5                       1.5        Group 1
581020223                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 1
581020232                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
581020240                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.54                      6                     5/1/2012                            1.5                       1.5        Group 1
581020252                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2012                            1.5                       1.5        Group 1
581020301                                                        0                                  0       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.99                    6.2                     6/1/2012                            1.5                       1.5        Group 1
581020304                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     6/1/2012                            1.5                       1.5        Group 1
581020314                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            16.7                   7.25                     5/1/2009                            1.5                       1.5        Group 1
581020327                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.8                      6                     6/1/2009                            1.5                       1.5        Group 1
581020331                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.45                      6                     6/1/2009                            1.5                       1.5        Group 1
581020352                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            13.5                    6.2                     6/1/2009                            1.5                       1.5        Group 1
581020360                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     6/1/2009                            1.5                       1.5        Group 1
581020363                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
581020374                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
581020384                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
581020385                                                       36                                 36       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.15                      6                     6/1/2010                            1.5                       1.5        Group 1
581020407                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.67                      6                     6/1/2009                            1.5                       1.5        Group 1
581020409                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020411                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.89                      6                     6/1/2009                            1.5                       1.5        Group 1
581020443                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     6/1/2009                            1.5                       1.5        Group 1
581020447                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 1
581020450                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020472                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
581020486                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.25                      6                     6/1/2009                            1.5                       1.5        Group 1
581020511                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
581020566                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.8                      6                     6/1/2009                            1.5                       1.5        Group 1
581020582                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 1
581020602                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
581020617                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020685                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
581020686                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.25                    6.2                     6/1/2009                            1.5                       1.5        Group 1
581020768                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 1
581020814                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            14.7                    6.4                     6/1/2009                            1.5                       1.5        Group 1
621023908                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.175                      6                     6/1/2009                            1.5                       1.5        Group 1
621023952                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.7                      6                     6/1/2009                            1.5                       1.5        Group 1
621024031                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.625                      6                     5/1/2009                            1.5                       1.5        Group 1
621024160                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                            6                           14.82                      6                     4/1/2009                            1.5                       1.5        Group 1
621024184                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          13.975                      6                     5/1/2009                            1.5                       1.5        Group 1
621024394                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024421                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
621024454                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.6                      6                     6/1/2009                            1.5                       1.5        Group 1
621024498                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
621024611                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.15                      6                     6/1/2009                            1.5                       1.5        Group 1
621024617                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.75                      6                     6/1/2009                            1.5                       1.5        Group 1
621024660                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024670                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024673                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            13.6                      6                     6/1/2009                            1.5                         1        Group 1
621024675                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            15.4                   6.65                     6/1/2009                            1.5                       1.5        Group 1
621024699                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024704                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024719                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024736                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 1
621024739                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.65                    6.4                     6/1/2009                            1.5                       1.5        Group 1
621024767                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.95                      6                     5/1/2009                            1.5                       1.5        Group 1
621024797                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024807                                                       36                                 36       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 1
621024808                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.1                      6                     6/1/2009                            1.5                       1.5        Group 1
621024811                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024818                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.4                    6.2                     6/1/2009                            1.5                       1.5        Group 1
621024832                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
621024834                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.35                      6                     5/1/2009                            1.5                       1.5        Group 1
621024856                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024867                                                       36                                 36       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.85                   6.65                     6/1/2010                            1.5                       1.5        Group 1
621024871                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
621024873                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                           16.95                   7.25                     6/1/2009                            1.5                       1.5        Group 1
621024877                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024887                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                              18                      6                     5/1/2009                            1.5                       1.5        Group 1
621024952                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            16.1                      6                     6/1/2009                            1.5                       1.5        Group 1
621024971                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024975                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 1
621024977                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621024978                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
621024994                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.75                      6                     6/1/2009                            1.5                       1.5        Group 1
621025025                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 1
621025027                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
621025083                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 1
661024166                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.05                    6.2                     5/1/2009                            1.5                       1.5        Group 1
661024255                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.37                      6                     5/1/2009                            1.5                       1.5        Group 1
661024455                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     5/1/2009                            1.5                       1.5        Group 1
661024537                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661024595                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                           17.05                   7.25                     6/1/2009                            1.5                       1.5        Group 1
661024625                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661024881                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         9.25                           15.25                      6                     5/1/2009                            1.5                       1.5        Group 1
661024895                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.95                      6                     5/1/2009                            1.5                       1.5        Group 1
661024925                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              15                      6                     5/1/2009                            1.5                       1.5        Group 1
661025033                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                       10.125                          16.125                      6                     5/1/2009                            1.5                       1.5        Group 1
661025039                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            15.1                   7.25                     5/1/2009                            1.5                       1.5        Group 1
661025063                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025064                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025067                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.25                      6                     5/1/2009                              3                         1        Group 1
661025101                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025114                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            15.2                   6.65                     5/1/2009                            1.5                       1.5        Group 1
661025129                                                        0                                  0                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025138                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          13.225                      6                     5/1/2012                            1.5                       1.5        Group 1
661025203                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            13.9                   6.65                     6/1/2009                            1.5                       1.5        Group 1
661025213                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025223                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.25                            13.3                   7.25                     6/1/2009                            1.5                       1.5        Group 1
661025231                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.15                      6                     5/1/2009                            1.5                       1.5        Group 1
661025241                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
661025265                                                       24                                 23       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                            13.5                      6                     5/1/2009                            1.5                         1        Group 1
661025279                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025284                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.3                      6                     5/1/2009                            1.5                       1.5        Group 1
661025287                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.6                      6                     6/1/2009                            1.5                       1.5        Group 1
661025295                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            13.7                    6.2                     5/1/2009                            1.5                       1.5        Group 1
661025297                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                           16.05                      6                     5/1/2009                            1.5                       1.5        Group 1
661025298                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                            15.2                      6                     5/1/2009                            1.5                       1.5        Group 1
661025309                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.4                      6                     5/1/2009                            1.5                       1.5        Group 1
661025328                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 1
661025337                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           14.65                   6.65                     5/1/2009                            1.5                       1.5        Group 1
661025350                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025372                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           14.35                    6.2                     6/1/2009                            1.5                       1.5        Group 1
661025373                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.4                      6                     6/1/2012                            1.5                       1.5        Group 1
661025374                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           16.25                      6                     6/1/2009                            1.5                       1.5        Group 1
661025386                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           13.35                    6.2                     5/1/2009                            1.5                       1.5        Group 1
661025422                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.15                      6                     5/1/2009                            1.5                       1.5        Group 1
661025434                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     5/1/2009                            1.5                       1.5        Group 1
661025452                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            15.7                    6.4                     6/1/2009                            1.5                       1.5        Group 1
661025467                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.05                      6                     5/1/2009                            1.5                       1.5        Group 1
661025469                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.95                    6.4                     6/1/2009                            1.5                       1.5        Group 1
661025507                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.95                   6.65                     5/1/2009                            1.5                       1.5        Group 1
661025521                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                          7.4                           14.85                    7.4                     6/1/2009                            1.5                       1.5        Group 1
661025531                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 1
661025534                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 1
661025539                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.25                      6                     6/1/2009                            1.5                       1.5        Group 1
661025564                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            16.1                      6                     6/1/2009                            1.5                       1.5        Group 1
661025570                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025573                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025597                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025605                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     6/1/2009                            1.5                       1.5        Group 1
661025610                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     6/1/2012                            1.5                       1.5        Group 1
661025632                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           14.55                    6.2                     5/1/2009                            1.5                       1.5        Group 1
661025641                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
661025651                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.95                      6                     6/1/2009                            1.5                       1.5        Group 1
661025654                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.1                      6                     6/1/2009                            1.5                       1.5        Group 1
661025657                                                       36                                 36       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           13.75                    6.2                     6/1/2010                            1.5                       1.5        Group 1
661025682                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                          13.975                    6.4                     5/1/2009                            1.5                       1.5        Group 1
661025688                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.99                    6.2                     6/1/2009                            1.5                       1.5        Group 1
661025690                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           13.45                    6.2                     6/1/2009                            1.5                       1.5        Group 1
661025745                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.78                      6                     6/1/2012                            1.5                       1.5        Group 1
661025768                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 1
661025800                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.1                      6                     6/1/2009                            1.5                       1.5        Group 1
661025820                                                       12                                 12       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
661025843                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661025857                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 1
661025864                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
661026004                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     6/1/2009                            1.5                       1.5        Group 1
671019953                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                              18                   6.65                     6/1/2009                              3                         1        Group 1
671019970                                                       36                                 35       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.1                      6                     5/1/2012                            1.5                       1.5        Group 1
671020486                                                       36                                 35       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.4                      6                     5/1/2012                            1.5                       1.5        Group 1
671020495                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                            14.7                      6                     6/1/2009                            1.5                       1.5        Group 1
671020505                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 1
671020521                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.3                      6                     5/1/2009                            1.5                       1.5        Group 1
671020582                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           14.85                   6.65                     5/1/2009                            1.5                       1.5        Group 1
671020604                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.55                    6.4                     6/1/2009                            1.5                       1.5        Group 1
671020624                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
671020669                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
671020671                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            12.7                    6.2                     5/1/2009                            1.5                       1.5        Group 1
671020708                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 1
671020718                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     5/1/2009                            1.5                       1.5        Group 1
671020726                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         5.84                           11.85                   5.84                     6/1/2009                            1.5                       1.5        Group 1
671020729                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
671020731                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.7                      6                     6/1/2009                            1.5                       1.5        Group 1
671020746                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.15                      6                     6/1/2009                            1.5                       1.5        Group 1
671020749                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
671020773                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.05                      6                     5/1/2009                            1.5                       1.5        Group 1
671020808                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 1
671020817                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
671020851                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 1
671020853                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 1
671020864                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
671020868                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          7.4                           15.65                    7.4                     5/1/2009                            1.5                       1.5        Group 1
671020881                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     5/1/2009                            1.5                       1.5        Group 1
671020888                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 1
671020906                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 1
671020908                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            14.6                    6.4                     6/1/2009                            1.5                       1.5        Group 1
671020910                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
671020926                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              13                      6                     6/1/2009                            1.5                       1.5        Group 1
671020950                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     5/1/2009                            1.5                       1.5        Group 1
671020976                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          12.475                      6                     6/1/2012                            1.5                       1.5        Group 1
671020994                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2009                            1.5                       1.5        Group 1
671021060                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
671021164                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                           15.05                   7.25                     6/1/2009                            1.5                       1.5        Group 1
831076889                                                       36                                 34                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831076891                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831076893                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.9                           14.99                    7.9                     4/1/2009                            1.5                       1.5        Group 1
831076894                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.85                           14.85                   6.85                     4/1/2009                            1.5                       1.5        Group 1
831076895                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         9.49                           15.49                   7.46                     4/1/2009                              3                         1        Group 1
831077041                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                         8.45                           14.45                    7.5                     4/1/2009                              3                         1        Group 1
831077042                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077044                                                       36                                 34                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077045                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077047                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077048                                                       12                                 10       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         8.92                           14.92                   7.75                     4/1/2009                              3                         1        Group 1
831077051                                                       36                                 34                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077166                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            13.2                    6.2                     4/1/2009                            1.5                       1.5        Group 1
831077210                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077211                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077212                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077213                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077214                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                        7.875                          13.875                  7.875                     4/1/2009                              3                         1        Group 1
831077253                                                       24                                 21       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.95                           14.95                    6.3                     3/1/2009                            1.5                       1.5        Group 1
831077259                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.25                           16.25                   6.45                     3/1/2009                            1.5                       1.5        Group 1
831077314                                                       24                                 21       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.7                            13.7                    5.9                     3/1/2009                            1.5                       1.5        Group 1
831077326                                                       24                                 22       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.25                           14.25                   6.05                     4/1/2009                            1.5                       1.5        Group 1
831077331                                                        0                                  0       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.45                           15.45                   6.25                     3/1/2009                            1.5                       1.5        Group 1
831077334                                                       24                                 21       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         8.35                           15.35                   6.25                     3/1/2009                            1.5                       1.5        Group 1
831077559                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077560                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                        8.375                          15.375                    7.5                     5/1/2009                              3                         1        Group 1
831077564                                                       12                                 10                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077570                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                         8.75                           15.75                   7.75                     4/1/2009                            1.5                       1.5        Group 1
831077579                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          9.3                            16.3                    7.8                     5/1/2009                            1.5                       1.5        Group 1
831077594                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.99                           14.99                   6.99                     4/1/2009                            1.5                       1.5        Group 1
831077605                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.55                           14.55                   6.05                     3/1/2009                              2                       1.5        Group 1
831077607                                                       12                                  9                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077609                                                       36                                 33                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077613                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                         8.32                           14.32                   7.32                     4/1/2009                              3                         1        Group 1
831077614                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077615                                                       24                                 22       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        7.885                          13.885                  6.885                     4/1/2009                              3                         1        Group 1
831077618                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.6                            12.6                    6.6                     4/1/2009                              3                         1        Group 1
831077624                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         8.84                           14.84                   7.84                     5/1/2009                              3                         1        Group 1
831077628                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077684                                                       36                                 34                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077686                                                       12                                 10       N                           2/28 6 MO LIBOR                           First Lien                                        11.25                           18.25                    6.8                     4/1/2009                              3                         1        Group 1
831077693                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                        6.625                          13.625                  6.625                     5/1/2009                            1.5                       1.5        Group 1
831077702                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          8.7                            15.7                    7.7                     5/1/2009                            1.5                       1.5        Group 1
831077713                                                        0                                  0       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         8.25                           15.25                    6.3                     3/1/2009                            1.5                       1.5        Group 1
831077715                                                        0                                  0       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            7                              14                    6.3                     3/1/2009                            1.5                       1.5        Group 1
831077716                                                       12                                  9                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077717                                                       36                                 33                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077719                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077807                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077808                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077809                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077810                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077811                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077812                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077814                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077815                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077820                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.99                           14.99                   6.99                     4/1/2009                            1.5                       1.5        Group 1
831077821                                                       24                                 21       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          7.7                            14.7                    6.7                     3/1/2009                              3                         1        Group 1
831077822                                                       12                                 11       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.5                            15.5                    7.5                     5/1/2009                            1.5                       1.5        Group 1
831077823                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.35                           14.35                   6.35                     4/1/2009                            1.5                       1.5        Group 1
831077827                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.99                           15.99                   7.99                     5/1/2009                            1.5                       1.5        Group 1
831077829                                                       36                                 34                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077832                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         10.5                            16.5                     10                     5/1/2009                            1.5                       1.5        Group 1
831077867                                                        0                                  0       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.55                           14.55                   6.05                     3/1/2009                            1.5                       1.5        Group 1
831077873                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077877                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077889                                                       24                                 21       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.84                           13.84                      7                     3/1/2009                              3                         1        Group 1
831077893                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077894                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077897                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         9.99                           15.99                    7.5                     5/1/2009                              3                         1        Group 1
831077901                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077902                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077906                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                         8.15                           14.15                    6.6                     2/1/2009                              3                         1        Group 1
831077907                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077912                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077920                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.55                           15.55                    7.9                     5/1/2009                              3                         1        Group 1
831077922                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         9.21                           15.21                      8                     5/1/2009                              3                         1        Group 1
831077924                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                        11.49                           17.49                    6.5                     5/1/2009                              3                         1        Group 1
831077929                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077931                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077932                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077933                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077937                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077954                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.25                           13.25                   6.25                     5/1/2009                            1.5                       1.5        Group 1
831077955                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         8.75                           15.75                   7.75                     5/1/2009                            1.5                       1.5        Group 1
831077958                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077966                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.45                           14.45                   7.45                     5/1/2009                            1.5                       1.5        Group 1
831077968                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          8.1                            15.1                    7.1                     5/1/2009                            1.5                       1.5        Group 1
831077974                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.99                            15.7                   7.99                     5/1/2009                            1.5                       1.5        Group 1
831077977                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077981                                                       36                                 34                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077982                                                       12                                 11       N                           2/28 6 MO LIBOR                           First Lien                                         9.65                           15.65                  6.875                     5/1/2009                            1.5                       1.5        Group 1
831077983                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         11.5                            17.5                   7.25                     5/1/2009                            1.5                       1.5        Group 1
831077984                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                        10.27                           16.27                    6.5                     5/1/2009                            1.5                       1.5        Group 1
831077985                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077986                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077987                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077988                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         8.52                           14.52                   7.52                     5/1/2009                            1.5                       1.5        Group 1
831077989                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077990                                                       36                                 33                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077991                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.99                           12.99                      6                     4/1/2009                              3                         1        Group 1
831077995                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077996                                                       36                                 33                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831077997                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.95                           15.95                    6.3                     3/1/2009                            1.5                       1.5        Group 1
831077998                                                       12                                  9                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078009                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                        10.35                           17.35                   7.35                     4/1/2009                            1.5                       1.5        Group 1
831078013                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.3                            14.3                    7.3                     5/1/2009                            1.5                       1.5        Group 1
831078016                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                          8.8                            15.8                    7.8                     4/1/2009                            1.5                       1.5        Group 1
831078067                                                       12                                  9                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078068                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078075                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         11.8                            18.8                   6.99                     5/1/2009                            1.5                       1.5        Group 1
831078077                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.5                            15.5                    7.5                     5/1/2009                            1.5                       1.5        Group 1
831078078                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         9.99                           16.99                    7.8                     5/1/2009                            1.5                       1.5        Group 1
831078082                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.99                           16.99                   7.99                     5/1/2009                            1.5                       1.5        Group 1
831078084                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.39                           14.39                   7.39                     5/1/2009                            1.5                       1.5        Group 1
831078088                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078101                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.9                            15.9                   6.55                     3/1/2009                              2                       1.5        Group 1
831078108                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.95                           15.95                   6.25                     3/1/2009                              2                       1.5        Group 1
831078112                                                       36                                 33       N                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                         8.55                           15.55                   6.05                     3/1/2010                              2                       1.5        Group 1
831078113                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.9                            13.9                   6.05                     3/1/2009                              2                       1.5        Group 1
831078114                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.95                           14.95                   6.05                     3/1/2009                              2                       1.5        Group 1
831078120                                                       36                                 33                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078125                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078142                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.99                           15.99                    8.9                     5/1/2009                            1.5                       1.5        Group 1
831078163                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078179                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            8                              15                   7.35                     5/1/2009                            1.5                       1.5        Group 1
831078180                                                       36                                 34                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
831078200                                                       12                                 11       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.5                            15.5                    7.5                     5/1/2009                            1.5                       1.5        Group 1
831078203                                                       12                                 11       N                           2/28 6 MO LIBOR                           First Lien                                         8.25                           15.25                   7.25                     5/1/2009                            1.5                       1.5        Group 1
831078210                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.75                           14.75                   6.25                     3/1/2009                            1.5                       1.5        Group 1
951003760                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.4                      6                     5/1/2009                              3                         1        Group 1
951003820                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                          14.625                      6                     6/1/2010                            1.5                       1.5        Group 1
951003869                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951003945                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 1
951004179                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 1
951004230                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004289                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004454                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.55                      6                     6/1/2009                            1.5                       1.5        Group 1
951004493                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 1
951004548                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         7.75                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 1
951004573                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 1
951004618                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.15                      6                     5/1/2009                            1.5                       1.5        Group 1
951004631                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004662                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004683                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.12                      6                     6/1/2009                            1.5                       1.5        Group 1
951004684                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004692                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004737                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004740                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     6/1/2009                            1.5                       1.5        Group 1
951004763                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.6                      6                     5/1/2009                            1.5                       1.5        Group 1
951004783                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004791                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.7                      6                     6/1/2009                            1.5                       1.5        Group 1
951004819                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.65                          15.625                   6.65                     6/1/2009                            1.5                       1.5        Group 1
951004844                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.95                      6                     5/1/2009                            1.5                       1.5        Group 1
951004845                                                        0                                  0       U                           Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004851                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004854                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                              18                      6                     6/1/2009                            1.5                       1.5        Group 1
951004858                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 1
951004864                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004867                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 1
951004925                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951004927                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.225                      6                     6/1/2009                            1.5                       1.5        Group 1
951004930                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.37                    6.2                     6/1/2009                            1.5                       1.5        Group 1
951004941                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         11.3                            17.3                      6                     5/1/2009                            1.5                       1.5        Group 1
951004943                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                          15.975                      6                     6/1/2009                            1.5                       1.5        Group 1
951004955                                                       12                                 11       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.9                      6                     5/1/2010                            1.5                       1.5        Group 1
951004973                                                       36                                 35       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.45                      6                     5/1/2010                            1.5                       1.5        Group 1
951004981                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.925                      6                     6/1/2009                            1.5                       1.5        Group 1
951004992                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.65                           14.95                   6.65                     6/1/2009                            1.5                       1.5        Group 1
951005003                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005007                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                              18                   6.65                     6/1/2009                            1.5                       1.5        Group 1
951005030                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                          15.475                      6                     6/1/2009                            1.5                       1.5        Group 1
951005035                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.3                      6                     5/1/2009                            1.5                       1.5        Group 1
951005041                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005048                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005059                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           12.75                      6                     6/1/2009                            1.5                       1.5        Group 1
951005102                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005110                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                           12.55                      6                     6/1/2009                            1.5                       1.5        Group 1
951005153                                                       12                                 12                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005171                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005187                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.85                      6                     6/1/2009                            1.5                       1.5        Group 1
951005198                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            16.2                    6.4                     6/1/2009                            1.5                       1.5        Group 1
951005202                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 1
951005206                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            16.9                    6.4                     6/1/2009                            1.5                       1.5        Group 1
951005207                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                              18                      6                     6/1/2009                            1.5                       1.5        Group 1
951005224                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.55                      6                     6/1/2009                            1.5                       1.5        Group 1
951005251                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 1
951005265                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.25                    6.4                     6/1/2009                            1.5                       1.5        Group 1
951005279                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005300                                                       24                                 24                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005310                                                       36                                 36       U                           Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
951005464                                                       36                                 36       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            17.8                   6.65                     6/1/2009                            1.5                       1.5        Group 1
951005474                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.725                      6                     6/1/2009                            1.5                       1.5        Group 1
951005523                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.825                      6                     6/1/2009                            1.5                       1.5        Group 1
951006201                                                        0                                  0       U                           5/25 6 MO LIBOR IO                        First Lien                                            6                           12.95                      6                     6/1/2012                            1.5                       1.5        Group 1
961077142                                                       36                                 34                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077678                                                       36                                 34                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077682                                                       24                                 23       N                           2/28 6 MO LIBOR IO                        First Lien                                         8.49                           14.49                      7                     5/1/2009                            1.5                       1.5        Group 1
961077687                                                       24                                 21       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.85                            14.5                   6.85                     3/1/2009                              3                         1        Group 1
961077801                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077817                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                        11.75                           17.75                   8.99                     4/1/2009                              3                         1        Group 1
961077826                                                       24                                 21       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          9.1                            16.1                   6.25                     3/1/2009                            1.5                       1.5        Group 1
961077859                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.9                           14.25                    6.9                     5/1/2009                            1.5                       1.5        Group 1
961077860                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077891                                                       24                                 23       N                           2/28 6 MO LIBOR IO                        First Lien                                         7.61                           13.61                   6.41                     5/1/2009                            1.5                       1.5        Group 1
961077892                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         9.65                           15.65                   7.75                     5/1/2009                            1.5                       1.5        Group 1
961077908                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077909                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077926                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        7.458                          15.458                  7.458                     5/1/2009                            1.5                       1.5        Group 1
961077927                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077938                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        6.325                          13.325                   5.95                     3/1/2009                            1.5                       1.5        Group 1
961077939                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077948                                                        0                                  0       N                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                          8.9                            15.9                   6.05                     3/1/2010                              3                       1.5        Group 1
961077949                                                       24                                 21       N                           2/28 6 MO LIBOR                           First Lien                                        6.825                          13.825                   5.95                     3/1/2009                            1.5                       1.5        Group 1
961077950                                                        0                                  0       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                        8.963                          15.963                   6.45                     4/1/2009                            1.5                       1.5        Group 1
961077951                                                       36                                 33       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                         7.75                           14.75                   6.05                     3/1/2010                            1.5                       1.5        Group 1
961077960                                                       24                                 21       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.05                           16.05                   6.75                     3/1/2009                              3                       1.5        Group 1
961077961                                                        0                                  0       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        9.125                          15.125                   6.95                     3/1/2009                              3                         1        Group 1
961077962                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077964                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.99                           14.99                   7.99                     4/1/2009                              3                         1        Group 1
961077965                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          5.2                            12.5                    5.2                     5/1/2009                            1.5                       1.5        Group 1
961077978                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077979                                                       36                                 33       N                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                         7.75                           13.75                   7.75                     3/1/2010                              3                         1        Group 1
961077980                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961077999                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078000                                                       12                                 10       N                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.95                    6.2                     4/1/2009                              3                         1        Group 1
961078001                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078002                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078010                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078011                                                       12                                 11       N                           2/28 6 MO LIBOR                           First Lien                                         7.75                            15.2                   7.75                     5/1/2009                            1.5                       1.5        Group 1
961078072                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                         6.94                           12.94                   5.99                     4/1/2009                            1.5                       1.5        Group 1
961078096                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078161                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078164                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.47                           15.49                   7.47                     5/1/2009                            1.5                       1.5        Group 1
961078213                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078214                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 1
961078270                                                       12                                 10       N                           2/28 6 MO LIBOR                           First Lien                                         6.99                              15                   6.99                     4/1/2009                            1.5                       1.5        Group 1
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                1,603
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

061082188                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061082272                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
061082300                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 2
061082391                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.75                      6                     6/1/2009                            1.5                       1.5        Group 2
061082392                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.75                      6                     6/1/2009                            1.5                       1.5        Group 2
061082486                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.2                      6                     6/1/2009                            1.5                       1.5        Group 2
061082530                                                       36                                 36                          0        Fixed Rate 15 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061082571                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                            6                           17.35                      6                     6/1/2010                            1.5                       1.5        Group 2
061082676                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.37                      6                     6/1/2009                            1.5                       1.5        Group 2
061082686                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            4                           17.75                      4                     6/1/2009                            1.5                       1.5        Group 2
061082705                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.69                    6.2                     5/1/2009                            1.5                       1.5        Group 2
061082778                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           17.15                      6                     5/1/2009                            1.5                       1.5        Group 2
061082811                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061082871                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.2                      6                     6/1/2009                            1.5                       1.5        Group 2
061082936                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061082953                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061082988                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.95                      6                     5/1/2009                            1.5                       1.5        Group 2
061082999                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061083020                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061083072                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            4                              18                      4                     6/1/2009                            1.5                       1.5        Group 2
061083102                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           17.95                    6.2                     6/1/2009                            1.5                       1.5        Group 2
061083229                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061083305                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 2
061083318                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
061083323                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003329                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003330                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003368                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003452                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003458                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003469                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.89                      6                     5/1/2012                            1.5                       1.5        Group 2
111003511                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
111003517                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 2
111003528                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
121054554                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                          14.125                      6                     6/1/2012                            1.5                       1.5        Group 2
121054711                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.5                      6                     5/1/2009                            1.5                       1.5        Group 2
121054886                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 2
151041759                                                       36                                 36                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
151042471                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.15                      6                     5/1/2009                            1.5                       1.5        Group 2
151042599                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     6/1/2009                              3                         1        Group 2
151043280                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     5/1/2009                            1.5                       1.5        Group 2
151043438                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.55                      6                     5/1/2009                            1.5                       1.5        Group 2
151043556                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           18.49                    6.2                     5/1/2009                            1.5                       1.5        Group 2
151043559                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.05                      6                     6/1/2009                            1.5                       1.5        Group 2
151043646                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            14.9                    6.4                     5/1/2009                            1.5                       1.5        Group 2
151043773                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.97                      6                     4/1/2009                            1.5                       1.5        Group 2
151043917                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         6.15                            15.3                   6.15                     6/1/2009                            1.5                       1.5        Group 2
151043972                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.87                      6                     5/1/2009                            1.5                       1.5        Group 2
151044058                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     6/1/2009                            1.5                       1.5        Group 2
151044307                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                              14                      6                     5/1/2009                            1.5                       1.5        Group 2
151044336                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 2
151044356                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 2
151044358                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.65                      6                     6/1/2009                            1.5                       1.5        Group 2
151044366                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 2
151044377                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.6                      6                     5/1/2009                            1.5                       1.5        Group 2
151044379                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
151044391                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
151044464                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
151044566                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.15                      6                     6/1/2009                            1.5                       1.5        Group 2
151044571                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           15.95                    6.2                     5/1/2009                            1.5                       1.5        Group 2
151044572                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.35                      6                     5/1/2009                            1.5                       1.5        Group 2
151044605                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 2
151044606                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
151044659                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           17.05                      6                     6/1/2009                            1.5                       1.5        Group 2
151044662                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                          9.7                           15.75                      6                     5/1/2009                              3                         1        Group 2
151044665                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 2
151044724                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           17.85                    6.4                     6/1/2009                            1.5                       1.5        Group 2
151044729                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 2
151044748                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.47                      6                     5/1/2009                            1.5                       1.5        Group 2
151044864                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           16.44                    6.2                     6/1/2009                            1.5                       1.5        Group 2
151044880                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                              18                    6.2                     6/1/2009                            1.5                       1.5        Group 2
161053902                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.25                      6                     5/1/2009                            1.5                       1.5        Group 2
161054338                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
161054348                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.575                      6                     6/1/2009                            1.5                       1.5        Group 2
161054506                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
161054527                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 2
161054540                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 2
161054599                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            16.3                    6.2                     6/1/2009                            1.5                       1.5        Group 2
161054668                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2010                            1.5                       1.5        Group 2
171043665                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            16.6                      6                     6/1/2009                            1.5                       1.5        Group 2
171043712                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     5/1/2009                            1.5                       1.5        Group 2
171043837                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.75                      6                     6/1/2009                            1.5                       1.5        Group 2
171043970                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
171043974                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.4                      6                     6/1/2009                            1.5                       1.5        Group 2
171044059                                                       12                                 12       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            13.6                    6.4                     6/1/2009                            1.5                       1.5        Group 2
171044083                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
171044192                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 2
171044248                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 2
171044291                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
171044318                                                       36                                 35       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2010                            1.5                       1.5        Group 2
171044343                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                       1.5        Group 2
171044366                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            13.9                    6.2                     6/1/2009                            1.5                       1.5        Group 2
171044385                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
171044405                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 2
191038570                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              15                      6                     5/1/2009                            1.5                       1.5        Group 2
191038851                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
191038986                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 2
191039079                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            14.7                    6.2                     5/1/2009                            1.5                       1.5        Group 2
191039104                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           14.95                    6.2                     5/1/2009                            1.5                       1.5        Group 2
191039167                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              15                      6                     6/1/2009                            1.5                       1.5        Group 2
191039173                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
191039183                                                        0                                  0       U                           5/25 6 MO LIBOR IO                        First Lien                                        6.625                           15.05                  6.625                     6/1/2012                            1.5                         1        Group 2
191039221                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            15.4                    6.2                     6/1/2009                            1.5                       1.5        Group 2
191039300                                                       36                                 36                          0        Fixed Rate 30 Yr Rate Reduction           First Lien                                            0                               0                      0                                                           0                         0        Group 2
191039304                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 2
191039334                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           15.65                    6.4                     6/1/2009                            1.5                       1.5        Group 2
191039353                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2009                            1.5                       1.5        Group 2
191039394                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                              14                    6.4                     6/1/2009                            1.5                       1.5        Group 2
191039442                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 2
191039493                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
211054563                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.82                      6                     5/1/2009                            1.5                       1.5        Group 2
211055585                                                        0                                  0       N                           3/27 6 MO LIBOR IO                        First Lien                                            6                            13.5                      6                     4/1/2010                            1.5                       1.5        Group 2
211056222                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 2
211056375                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
211056600                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          5.5                            11.8                    5.5                     6/1/2009                            1.5                       1.5        Group 2
211057077                                                       24                                 23       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                         1        Group 2
211057140                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.15                      6                     5/1/2009                            1.5                       1.5        Group 2
211057306                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.65                      6                     6/1/2009                            1.5                       1.5        Group 2
211057312                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.45                      6                     5/1/2009                            1.5                       1.5        Group 2
211057369                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.35                    6.2                     5/1/2009                            1.5                       1.5        Group 2
211057378                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 2
211057396                                                        0                                  0                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
211057435                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           15.15                    6.4                     5/1/2009                            1.5                       1.5        Group 2
211057448                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
211057577                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 2
211057648                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.59                      6                     6/1/2009                            1.5                       1.5        Group 2
211057771                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.4                      6                     5/1/2009                            1.5                       1.5        Group 2
211057967                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
211057983                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.5                      6                     6/1/2009                            1.5                       1.5        Group 2
231092903                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
231093204                                                       12                                 12       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     6/1/2010                            1.5                       1.5        Group 2
231093396                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 2
231093450                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 2
231093495                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
231093574                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          13.125                      6                     6/1/2009                            1.5                       1.5        Group 2
231093694                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.85                      6                     6/1/2009                            1.5                       1.5        Group 2
231093718                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 2
231093994                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 2
231094012                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 2
231094015                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.55                      6                     6/1/2009                            1.5                       1.5        Group 2
231094047                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 2
231094085                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
231094095                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                              17                    6.4                     6/1/2009                            1.5                       1.5        Group 2
231094097                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
231094137                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 2
231094146                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 2
231094564                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.85                      6                     5/1/2009                            1.5                       1.5        Group 2
231094718                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 2
231094789                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.3                    6.2                     6/1/2009                            1.5                       1.5        Group 2
231094914                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
231094943                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 2
231094958                                                       12                                 12       U                           5/25 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     6/1/2012                            1.5                       1.5        Group 2
331052946                                                       12                                 12       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     6/1/2012                            1.5                       1.5        Group 2
331054492                                                       12                                 12       U                           3/27 6 MO LIBOR                           First Lien                                            6                           14.45                      6                     6/1/2010                            1.5                       1.5        Group 2
331056014                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            13.7                    6.4                     6/1/2009                              3                         1        Group 2
331056409                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.2                      6                     6/1/2009                            1.5                       1.5        Group 2
331056507                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 2
331056620                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     4/1/2009                            1.5                       1.5        Group 2
331056705                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 2
331056787                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.29                      6                     5/1/2009                            1.5                       1.5        Group 2
331057040                                                        0                                  0                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331057163                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 2
331057208                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 2
331057234                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331057269                                                       12                                 12       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              14                      6                     6/1/2010                            1.5                       1.5        Group 2
331057290                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.85                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331057319                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.35                      6                     6/1/2009                            1.5                       1.5        Group 2
331057378                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                            14.2                      6                     6/1/2010                            1.5                       1.5        Group 2
331057382                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 2
331057398                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.3                      6                     6/1/2009                            1.5                       1.5        Group 2
331057413                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.7                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331057476                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            14.9                    6.2                     5/1/2009                            1.5                       1.5        Group 2
331057620                                                       12                                 12       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.85                      6                     6/1/2010                            1.5                       1.5        Group 2
331057623                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              13                      6                     6/1/2009                            1.5                       1.5        Group 2
331057741                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 2
331057742                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 2
331057743                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                            14.4                    6.4                     6/1/2009                            1.5                       1.5        Group 2
331057755                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           16.59                      6                     5/1/2009                            1.5                       1.5        Group 2
331057826                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 2
331057830                                                       12                                 12       U                           5/25 6 MO LIBOR                           First Lien                                            6                          14.438                      6                     6/1/2012                            1.5                       1.5        Group 2
331057841                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.872                      6                     5/1/2009                            1.5                       1.5        Group 2
331057844                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           15.25                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331057852                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.99                      6                     6/1/2009                            1.5                       1.5        Group 2
331057853                                                       12                                 12                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331057874                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331057980                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
331058001                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 2
331058009                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331058056                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 2
331058067                                                       12                                 12       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.55                      6                     6/1/2012                            1.5                       1.5        Group 2
331058078                                                       12                                 12       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2010                            1.5                       1.5        Group 2
331058081                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.3                      6                     6/1/2009                            1.5                       1.5        Group 2
331058087                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           13.35                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331058090                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
331058098                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           15.99                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331058134                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          15.625                      6                     6/1/2009                            1.5                       1.5        Group 2
331058232                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.4                    6.2                     6/1/2009                            1.5                       1.5        Group 2
331058251                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
331058308                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                          14.775                   6.65                     6/1/2009                            1.5                       1.5        Group 2
331058459                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 2
341044038                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
341044216                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
341044300                                                        0                                  0       U                           5/25 6 MO LIBOR                           First Lien                                            6                           14.65                      6                     5/1/2012                            1.5                       1.5        Group 2
341044404                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.85                      6                     5/1/2009                            1.5                       1.5        Group 2
341044530                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.25                      6                     5/1/2009                            1.5                       1.5        Group 2
341044637                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.475                      6                     5/1/2009                            1.5                       1.5        Group 2
341044712                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            15.9                    6.2                     5/1/2009                            1.5                       1.5        Group 2
341044797                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
341045046                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
341045114                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     6/1/2009                            1.5                       1.5        Group 2
351045901                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
351045910                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
351046051                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
351046140                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 2
351046169                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.35                      6                     6/1/2009                            1.5                       1.5        Group 2
351046235                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371048441                                                       36                                 35       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.55                      6                     5/1/2009                            1.5                       1.5        Group 2
371048779                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.65                      6                     6/1/2009                            1.5                       1.5        Group 2
371048852                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371048853                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371048861                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371048869                                                       12                                 12                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049109                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.87                      6                     5/1/2009                            1.5                       1.5        Group 2
371049177                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.99                          15.325                   6.99                     6/1/2009                            1.5                       1.5        Group 2
371049243                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049290                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049300                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 2
371049312                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 2
371049344                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                          15.575                   6.65                     6/1/2009                            1.5                       1.5        Group 2
371049413                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.9                      6                     6/1/2012                            1.5                       1.5        Group 2
371049459                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049471                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.75                      6                     6/1/2009                            1.5                       1.5        Group 2
371049475                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         6.65                           15.99                   6.65                     6/1/2009                            1.5                       1.5        Group 2
371049508                                                       36                                 36       U                           3/27 6 MO LIBOR                           First Lien                                         6.65                           15.35                   6.65                     6/1/2010                            1.5                       1.5        Group 2
371049526                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049548                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049563                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 2
371049600                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     6/1/2009                            1.5                       1.5        Group 2
371049602                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049603                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049629                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 2
371049642                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 2
371049649                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049654                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049690                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           16.99                      6                     6/1/2009                            1.5                       1.5        Group 2
371049707                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049729                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           16.65                    6.2                     6/1/2009                            1.5                       1.5        Group 2
371049767                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           15.55                    6.2                     6/1/2009                            1.5                       1.5        Group 2
371049773                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           12.95                      6                     6/1/2009                            1.5                       1.5        Group 2
371049799                                                       36                                 36                          0        Fixed Rate 20 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049808                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
371049880                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 2
371049921                                                       36                                 36       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.6                      6                     6/1/2010                            1.5                       1.5        Group 2
371049954                                                       36                                 36       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            14.4                    6.2                     6/1/2010                            1.5                       1.5        Group 2
371049982                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.3                      6                     6/1/2009                            1.5                       1.5        Group 2
371050005                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
411004122                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           11.45                      6                     6/1/2009                            1.5                       1.5        Group 2
411004457                                                       36                                 36       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.45                      6                     6/1/2012                            1.5                       1.5        Group 2
411004477                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 2
411004519                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            14.5                   6.65                     6/1/2009                            1.5                       1.5        Group 2
411004626                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.3                      6                     6/1/2009                            1.5                       1.5        Group 2
411004631                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.6                      6                     6/1/2009                            1.5                       1.5        Group 2
411004715                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
421004200                                                       24                                 23       U                           5/25 6 MO LIBOR                           First Lien                                            6                           16.15                      6                     5/1/2012                            1.5                       1.5        Group 2
421004223                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.7                      6                     6/1/2009                            1.5                       1.5        Group 2
421004244                                                        0                                  0       U                           3/27 6 MO LIBOR                           First Lien                                            6                            15.4                      6                     5/1/2010                            1.5                       1.5        Group 2
421004274                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              16                      6                     6/1/2009                            1.5                       1.5        Group 2
421004276                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.25                      6                     6/1/2009                            1.5                       1.5        Group 2
421004288                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 2
511060090                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.1                      6                     5/1/2009                            1.5                       1.5        Group 2
511060282                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          13.266                      6                     5/1/2009                            1.5                       1.5        Group 2
511060495                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         10.5                            16.5                      6                     5/1/2009                            1.5                       1.5        Group 2
511060590                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              15                      6                     5/1/2009                            1.5                       1.5        Group 2
511060685                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 2
511060692                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.84                      6                     5/1/2009                              3                         1        Group 2
511060791                                                       24                                 24       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                          5.5                           11.99                    5.5                     6/1/2012                            1.5                       1.5        Group 2
511061011                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511061017                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.55                      6                     5/1/2009                            1.5                       1.5        Group 2
511061142                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.25                              15                   7.25                     5/1/2009                            1.5                       1.5        Group 2
511061241                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 2
511061278                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          8.1                            14.1                      6                     5/1/2009                            1.5                       1.5        Group 2
511061287                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              13                      6                     5/1/2009                            1.5                       1.5        Group 2
511061357                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.2                      6                     6/1/2009                            1.5                       1.5        Group 2
511061566                                                       12                                 12       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.5                           15.05                    6.5                     6/1/2009                            1.5                       1.5        Group 2
511061571                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                              15                    6.4                     5/1/2009                            1.5                       1.5        Group 2
511061668                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            14.8                   6.65                     6/1/2009                            1.5                       1.5        Group 2
511061672                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.8                      6                     6/1/2009                            1.5                       1.5        Group 2
511061697                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     5/1/2009                            1.5                       1.5        Group 2
511061791                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.85                      6                     5/1/2009                            1.5                       1.5        Group 2
511061873                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511061879                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.2                      6                     5/1/2009                            1.5                       1.5        Group 2
511061929                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.34                      6                     5/1/2009                            1.5                       1.5        Group 2
511061955                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         7.25                            16.2                   7.25                     6/1/2009                            1.5                       1.5        Group 2
511062003                                                       36                                 35       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.26                      6                     5/1/2010                            1.5                       1.5        Group 2
511062035                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 2
511062037                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            16.8                    6.2                     5/1/2009                            1.5                       1.5        Group 2
511062046                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511062056                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     5/1/2009                            1.5                       1.5        Group 2
511062062                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 2
511062076                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           13.05                    6.2                     6/1/2009                              3                         1        Group 2
511062079                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.65                      6                     5/1/2012                            1.5                       1.5        Group 2
511062175                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
511062206                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.1                      6                     5/1/2009                            1.5                       1.5        Group 2
511062224                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     5/1/2009                            1.5                       1.5        Group 2
511062229                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511062470                                                        0                                  0       N                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 2
511062497                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.24                      6                     5/1/2009                            1.5                       1.5        Group 2
511062498                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                          7.3                           15.95                    7.3                     5/1/2009                            1.5                       1.5        Group 2
511062502                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.75                      6                     6/1/2012                            1.5                       1.5        Group 2
511062575                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.5                      6                     5/1/2009                            1.5                       1.5        Group 2
511062609                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 2
511062626                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511062640                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                           14.99                    6.2                     5/1/2009                            1.5                       1.5        Group 2
511062686                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.3                      6                     6/1/2009                            1.5                       1.5        Group 2
511062699                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            13.8                   6.65                     5/1/2009                            1.5                       1.5        Group 2
511062715                                                       36                                 35                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
511062731                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            17.5                    6.2                     6/1/2009                            1.5                       1.5        Group 2
511062782                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 2
511062785                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.99                      6                     5/1/2009                            1.5                       1.5        Group 2
511062813                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            16.4                    6.2                     6/1/2009                            1.5                       1.5        Group 2
511062873                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 2
511062907                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            7                            13.9                      7                     6/1/2009                            1.5                       1.5        Group 2
511062955                                                       36                                 36       U                           5/25 6 MO LIBOR IO                        First Lien                                          5.7                          12.475                    5.7                     6/1/2012                            1.5                       1.5        Group 2
511062986                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                          5.8                              12                    5.8                     6/1/2012                            1.5                       1.5        Group 2
511062990                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.29                      6                     6/1/2009                            1.5                       1.5        Group 2
511063049                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 2
511063056                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           12.64                      6                     6/1/2012                            1.5                       1.5        Group 2
511063090                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.2                      6                     6/1/2009                            1.5                       1.5        Group 2
511063106                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           12.45                      6                     6/1/2009                            1.5                       1.5        Group 2
511063265                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.05                      6                     6/1/2009                            1.5                       1.5        Group 2
511063281                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
521054359                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.45                      6                     6/1/2009                            1.5                       1.5        Group 2
521056960                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                         5.75                            15.2                   5.75                     6/1/2009                            1.5                       1.5        Group 2
521057023                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           14.75                    6.2                     5/1/2009                            1.5                       1.5        Group 2
521057114                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 2
521057271                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
521057331                                                       36                                 35       U                           3/27 6 MO LIBOR IO                        First Lien                                            6                          15.225                      6                     5/1/2010                            1.5                       1.5        Group 2
521057397                                                       36                                 35       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.37                      6                     5/1/2010                            1.5                       1.5        Group 2
521057508                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          5.6                            14.9                    5.6                     5/1/2009                            1.5                       1.5        Group 2
521057513                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            17.3                      6                     6/1/2009                            1.5                       1.5        Group 2
521057664                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.2                      6                     6/1/2009                            1.5                       1.5        Group 2
521057775                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            5                          15.975                      5                     6/1/2009                            1.5                       1.5        Group 2
521057784                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
521058007                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                              15                      6                     6/1/2009                            1.5                       1.5        Group 2
521058122                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                          5.4                          13.375                    5.4                     6/1/2009                            1.5                       1.5        Group 2
521058163                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                          5.4                           17.75                    5.4                     6/1/2009                            1.5                       1.5        Group 2
521058252                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         5.75                            14.2                   5.75                     5/1/2009                            1.5                       1.5        Group 2
521058263                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          14.575                    6.2                     6/1/2009                            1.5                       1.5        Group 2
521058295                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.5                      6                     6/1/2009                            1.5                       1.5        Group 2
521058325                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            5                           17.85                      5                     5/1/2009                            1.5                       1.5        Group 2
521058580                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.95                      6                     6/1/2009                            1.5                       1.5        Group 2
521058782                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
521058796                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.1                      6                     6/1/2009                            1.5                       1.5        Group 2
521058806                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            18.1                      6                     6/1/2009                            1.5                       1.5        Group 2
521058845                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
521058946                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
521059072                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.95                      6                     6/1/2009                            1.5                       1.5        Group 2
521059095                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.775                      6                     6/1/2009                            1.5                       1.5        Group 2
521059170                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            15.6                    6.4                     6/1/2009                            1.5                       1.5        Group 2
551029193                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                        8.475                          14.475                      6                     4/1/2009                              3                         1        Group 2
551029245                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                          16.498                    6.2                     5/1/2009                              3                         1        Group 2
551030267                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551030679                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551030705                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.1                      6                     6/1/2009                            1.5                       1.5        Group 2
551030790                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551030858                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551030873                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.85                      6                     6/1/2009                            1.5                       1.5        Group 2
551030965                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551031078                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551031135                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                           12.55                      6                     5/1/2009                              3                         1        Group 2
551031144                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                           15.75                      6                     5/1/2009                            1.5                       1.5        Group 2
551031147                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                            6                            15.8                      6                     5/1/2009                            1.5                       1.5        Group 2
551031162                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     5/1/2009                            1.5                       1.5        Group 2
551031163                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     5/1/2009                            1.5                       1.5        Group 2
551031189                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           16.05                    6.2                     6/1/2009                            1.5                       1.5        Group 2
551031200                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          16.275                      6                     6/1/2009                            1.5                       1.5        Group 2
551031293                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.725                      6                     6/1/2009                            1.5                       1.5        Group 2
551031314                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.825                      6                     5/1/2009                            1.5                       1.5        Group 2
551032397                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.35                      6                     6/1/2009                            1.5                       1.5        Group 2
551032454                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          13.825                      6                     6/1/2009                            1.5                       1.5        Group 2
551032555                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551032587                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.35                      6                     5/1/2009                            1.5                       1.5        Group 2
551032588                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                            17.7                    6.2                     5/1/2009                            1.5                       1.5        Group 2
551032602                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551032613                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551032667                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                          16.775                    6.4                     6/1/2009                            1.5                       1.5        Group 2
551032679                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          14.225                      6                     6/1/2009                            1.5                       1.5        Group 2
551032722                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.05                      6                     5/1/2009                            1.5                       1.5        Group 2
551032763                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 2
551032792                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551032879                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 2
551032900                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.125                      6                     6/1/2009                            1.5                       1.5        Group 2
551032928                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           16.25                    6.2                     5/1/2012                            1.5                       1.5        Group 2
551032985                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.55                      6                     6/1/2009                            1.5                       1.5        Group 2
551033045                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.1                      6                     6/1/2009                            1.5                       1.5        Group 2
551033273                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551033335                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.5                      6                     6/1/2009                            1.5                       1.5        Group 2
551033463                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
551033527                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.1                      6                     6/1/2009                            1.5                       1.5        Group 2
581017629                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.8                      6                     5/1/2009                              3                         1        Group 2
581018409                                                       24                                 23       U                           2/28 6 MO LIBOR IO                        First Lien                                         5.85                            12.3                   5.85                     5/1/2009                              3                         1        Group 2
581019101                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.3                      6                     5/1/2009                            1.5                       1.5        Group 2
581019124                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                          14.225                      6                     6/1/2009                            1.5                       1.5        Group 2
581019177                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
581019471                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            14.4                      6                     5/1/2009                            1.5                       1.5        Group 2
581019600                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.5                      6                     5/1/2009                            1.5                       1.5        Group 2
581019603                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.45                      6                     5/1/2009                            1.5                       1.5        Group 2
581019636                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            15.1                   6.65                     6/1/2009                            1.5                       1.5        Group 2
581019705                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           13.05                   6.65                     5/1/2009                            1.5                       1.5        Group 2
581019732                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          8.8                            14.8                      6                     5/1/2009                            1.5                       1.5        Group 2
581019760                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.6                      6                     6/1/2009                            1.5                       1.5        Group 2
581019888                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.6                      6                     5/1/2009                            1.5                       1.5        Group 2
581019943                                                       36                                 36       U                           5/25 6 MO LIBOR IO                        First Lien                                            6                           14.75                      6                     6/1/2012                            1.5                       1.5        Group 2
581020009                                                       24                                 24       N                           2/28 6 MO LIBOR                           First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 2
581020049                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.55                      6                     5/1/2009                            1.5                       1.5        Group 2
581020141                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            13.2                    6.2                     5/1/2009                            1.5                       1.5        Group 2
581020162                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           15.85                   6.65                     5/1/2009                            1.5                       1.5        Group 2
581020163                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
581020205                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     5/1/2012                            1.5                       1.5        Group 2
581020208                                                       36                                 35       U                           5/25 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              16                      6                     5/1/2012                            1.5                       1.5        Group 2
581020242                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.2                      6                     6/1/2009                            1.5                       1.5        Group 2
581020285                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.9                      6                     6/1/2012                            1.5                       1.5        Group 2
581020291                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 2
581020316                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
581020362                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 2
581020455                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.15                      6                     6/1/2009                            1.5                       1.5        Group 2
581020459                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.2                      6                     6/1/2009                            1.5                       1.5        Group 2
581020478                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.7                      6                     6/1/2009                            1.5                       1.5        Group 2
581020520                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                         5.98                           11.99                   5.98                     6/1/2012                            1.5                       1.5        Group 2
581020523                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 2
581020547                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
581020612                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
581020668                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
621023696                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
621023894                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
621023953                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.65                      6                     6/1/2009                            1.5                       1.5        Group 2
621024224                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                         6.65                            14.8                   6.65                     5/1/2009                            1.5                       1.5        Group 2
621024232                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024327                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024368                                                       36                                 36       U                           3/27 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                          17.075                    6.4                     6/1/2010                            1.5                       1.5        Group 2
621024385                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024463                                                       36                                 35       U                           5/25 6 MO LIBOR                           First Lien                                            6                           14.52                      6                     5/1/2012                            1.5                       1.5        Group 2
621024495                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024578                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           14.12                      6                     6/1/2009                            1.5                       1.5        Group 2
621024597                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.05                      6                     6/1/2009                            1.5                       1.5        Group 2
621024641                                                       36                                 36       U                           3/27 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.75                      6                     6/1/2010                            1.5                       1.5        Group 2
621024654                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.95                      6                     6/1/2009                            1.5                       1.5        Group 2
621024680                                                       36                                 35       U                           5/25 6 MO LIBOR                           First Lien                                            6                           13.35                      6                     5/1/2012                            1.5                       1.5        Group 2
621024709                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.4                      6                     6/1/2009                            1.5                       1.5        Group 2
621024714                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     5/1/2009                            1.5                       1.5        Group 2
621024787                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           13.65                    6.4                     6/1/2009                            1.5                       1.5        Group 2
621024789                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024790                                                       24                                 24       U                           2/28 6 MO LIBOR IO                        First Lien                                            6                           13.55                      6                     6/1/2009                            1.5                       1.5        Group 2
621024794                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.99                      6                     6/1/2009                            1.5                       1.5        Group 2
621024795                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.12                      6                     6/1/2009                            1.5                       1.5        Group 2
621024798                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.32                      6                     6/1/2009                            1.5                       1.5        Group 2
621024801                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 2
621024803                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 2
621024822                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            5                           16.99                      5                     6/1/2009                            1.5                       1.5        Group 2
621024826                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 2
621024835                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          6.2                           16.47                    6.2                     6/1/2009                            1.5                       1.5        Group 2
621024836                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            13.6                      6                     6/1/2012                            1.5                       1.5        Group 2
621024842                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.25                      6                     6/1/2009                            1.5                       1.5        Group 2
621024858                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                              15                      6                     6/1/2012                            1.5                       1.5        Group 2
621024872                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.45                      6                     6/1/2009                            1.5                       1.5        Group 2
621024909                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.7                      6                     6/1/2009                            1.5                       1.5        Group 2
621024911                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.72                      6                     6/1/2009                            1.5                       1.5        Group 2
621024944                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                            15.9                   6.65                     6/1/2009                            1.5                       1.5        Group 2
621024979                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.15                      6                     6/1/2009                            1.5                       1.5        Group 2
621025043                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          16.825                      6                     6/1/2009                            1.5                       1.5        Group 2
621025059                                                       36                                 36                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
661023095                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                            14.2                    6.2                     5/1/2009                            1.5                       1.5        Group 2
661023266                                                       36                                 35       U                           3/27 6 MO LIBOR IO                        First Lien                                          5.5                           11.75                    5.5                     5/1/2010                            1.5                       1.5        Group 2
661024297                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
661024362                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                              16                    6.2                     5/1/2009                            1.5                       1.5        Group 2
661024427                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            12.8                      6                     4/1/2009                            1.5                       1.5        Group 2
661024770                                                       36                                 35       N                           3/27 6 MO LIBOR IO                        First Lien                                            6                          12.975                      6                     5/1/2010                            1.5                       1.5        Group 2
661024775                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.75                      6                     5/1/2009                            1.5                       1.5        Group 2
661024959                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            12.7                      6                     6/1/2009                            1.5                       1.5        Group 2
661024996                                                       24                                 23       N                           2/28 6 MO LIBOR IO                        First Lien                                            6                           14.45                      6                     5/1/2009                            1.5                       1.5        Group 2
661025017                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.9                            14.9                    6.2                     5/1/2009                            1.5                       1.5        Group 2
661025086                                                       36                                 36                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 2
661025143                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 2
661025175                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           13.55                      6                     5/1/2009                            1.5                       1.5        Group 2
661025246                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.2                            14.6                    6.2                     5/1/2009                            1.5                       1.5        Group 2
661025251                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.55                      6                     6/1/2009                            1.5                       1.5        Group 2
661025255                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.4                      6                     5/1/2009                            1.5                       1.5        Group 2
661025283                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.2                           12.65                    6.2                     6/1/2009                            1.5                       1.5        Group 2
661025321                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.4                      6                     6/1/2009                            1.5                       1.5        Group 2
661025339                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                          5.9                           11.95                    5.9                     5/1/2009                            1.5                       1.5        Group 2
661025400                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                            6                            15.3                      6                     5/1/2009                            1.5                       1.5        Group 2
661025411                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           12.25                      6                     6/1/2009                            1.5                       1.5        Group 2
661025416                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.75                      6                     6/1/2009                            1.5                       1.5        Group 2
661025453                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 2
661025515                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.9                      6                     6/1/2009                            1.5                       1.5        Group 2
661025582                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            13.5                      6                     6/1/2009                            1.5                       1.5        Group 2
661025584                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 2
661025587                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.85                      6                     6/1/2009                            1.5                       1.5        Group 2
661025639                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          12.275                      6                     6/1/2012                            1.5                       1.5        Group 2
661025650                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.5                      6                     6/1/2009                            1.5                       1.5        Group 2
661025663                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                            13.8                    6.4                     6/1/2009                            1.5                       1.5        Group 2
661025669                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                          7.4                           14.05                    7.4                     6/1/2009                            1.5                       1.5        Group 2
661025670                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        5.347                              12                  5.347                     6/1/2009                            1.5                       1.5        Group 2
661025671                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.99                      6                     6/1/2009                            1.5                       1.5        Group 2
661025684                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.85                      6                     6/1/2009                            1.5                       1.5        Group 2
661025696                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.7                      6                     6/1/2009                            1.5                       1.5        Group 2
661025748                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           15.35                      6                     6/1/2009                            1.5                       1.5        Group 2
661025856                                                       36                                 36       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.6                      6                     6/1/2012                            1.5                       1.5        Group 2
661025868                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.9                      6                     6/1/2009                            1.5                       1.5        Group 2
661025917                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.45                      6                     6/1/2009                            1.5                       1.5        Group 2
671019662                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.35                      6                     5/1/2009                            1.5                       1.5        Group 2
671020011                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.6                      6                     5/1/2009                            1.5                       1.5        Group 2
671020396                                                       36                                 35                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
671020424                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
671020443                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.2                      6                     5/1/2009                            1.5                       1.5        Group 2
671020444                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     5/1/2009                            1.5                       1.5        Group 2
671020450                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          6.4                           14.99                    6.4                     5/1/2009                            1.5                       1.5        Group 2
671020475                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.9                      6                     5/1/2009                            1.5                       1.5        Group 2
671020496                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                            18.5                   6.65                     6/1/2009                            1.5                       1.5        Group 2
671020510                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            14.7                      6                     5/1/2009                            1.5                       1.5        Group 2
671020548                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                            15.9                      6                     5/1/2009                            1.5                       1.5        Group 2
671020626                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.2                      6                     5/1/2009                            1.5                       1.5        Group 2
671020696                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           15.15                      6                     5/1/2009                            1.5                       1.5        Group 2
671020697                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.7                            14.4                    6.7                     6/1/2009                            1.5                       1.5        Group 2
671020702                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.5                      6                     6/1/2009                            1.5                       1.5        Group 2
671020744                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.09                      6                     6/1/2009                            1.5                       1.5        Group 2
671020865                                                       36                                 35       U                           5/25 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            12.2                      6                     5/1/2012                            1.5                       1.5        Group 2
671020877                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.8                            13.8                    6.8                     6/1/2009                            1.5                       1.5        Group 2
671020894                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                          13.075                      6                     6/1/2009                            1.5                       1.5        Group 2
671020905                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.95                      6                     6/1/2009                            1.5                       1.5        Group 2
671020947                                                       12                                 12       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.4                            15.6                    6.4                     6/1/2009                            1.5                       1.5        Group 2
671020953                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         6.65                           15.05                   6.65                     6/1/2009                            1.5                       1.5        Group 2
671020957                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.55                      6                     6/1/2009                            1.5                       1.5        Group 2
671020959                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            15.9                      6                     6/1/2009                            1.5                       1.5        Group 2
671021028                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.65                      6                     6/1/2009                            1.5                       1.5        Group 2
671021079                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           14.45                      6                     6/1/2009                            1.5                       1.5        Group 2
671021086                                                       24                                 24       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           13.25                      6                     6/1/2009                            1.5                       1.5        Group 2
671021172                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831076888                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         9.25                           15.75                   9.25                     4/1/2009                            1.5                       1.5        Group 2
831077163                                                       24                                 22       N                           2/28 6 MO LIBOR                           First Lien                                         9.75                           16.75                   7.85                     4/1/2009                            1.5                       1.5        Group 2
831077171                                                       24                                 22       N                           2/28 6 MO LIBOR IO                        First Lien                                         8.89                           15.89                   7.89                     4/1/2009                            1.5                       1.5        Group 2
831077328                                                       24                                 21       N                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          6.5                            13.5                   6.25                     3/1/2009                            1.5                       1.5        Group 2
831077554                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077629                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          9.5                            15.5                      8                     4/1/2009                            1.5                       1.5        Group 2
831077683                                                       24                                 22       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.75                           14.75                   7.75                     4/1/2009                            1.5                       1.5        Group 2
831077697                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.3                            14.3                    7.3                     5/1/2009                            1.5                       1.5        Group 2
831077699                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          9.2                            16.2                   7.99                     5/1/2009                            1.5                       1.5        Group 2
831077816                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077819                                                       24                                 22       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                        8.125                          15.125                  7.125                     4/1/2009                            1.5                       1.5        Group 2
831077825                                                        0                                  0                          0        Fixed Rate 30 Yr IO                       First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077828                                                       36                                 34                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077861                                                        0                                  0       N                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          8.4                            15.4                    6.3                     2/1/2009                            1.5                       1.5        Group 2
831077876                                                       12                                  9                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077898                                                       12                                 10       N                           3/27 6 MO LIBOR IO                        First Lien                                         7.75                           14.75                    6.3                     4/1/2010                            1.5                       1.5        Group 2
831077900                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077903                                                        0                                  0                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077905                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
831077921                                                       24                                 23       N                           2/28 6 MO LIBOR                           First Lien                                        10.82                           16.82                    7.5                     5/1/2009                              3                         1        Group 2
831077952                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.9                            14.9                    7.9                     5/1/2009                            1.5                       1.5        Group 2
831077956                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         7.85                           14.85                   6.85                     5/1/2009                            1.5                       1.5        Group 2
831077957                                                       12                                 11       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.8                            14.8                    7.8                     5/1/2009                            1.5                       1.5        Group 2
831077970                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                          7.5                            14.5                    7.5                     5/1/2009                            1.5                       1.5        Group 2
831077975                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.45                           15.45                   7.45                     5/1/2009                            1.5                       1.5        Group 2
831078008                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.99                           16.99                   7.99                     5/1/2009                            1.5                       1.5        Group 2
831078076                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         8.99                           14.99                   7.99                     5/1/2009                            1.5                       1.5        Group 2
831078085                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                          9.8                            16.8                   7.99                     5/1/2009                            1.5                       1.5        Group 2
831078201                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.85                           15.39                   7.85                     5/1/2009                            1.5                       1.5        Group 2
831078202                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         8.99                           15.99                   7.99                     5/1/2009                            1.5                       1.5        Group 2
831078211                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                         7.75                           14.75                   7.75                     5/1/2009                            1.5                       1.5        Group 2
831078212                                                        0                                  0       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                         9.99                           16.99                   7.99                     5/1/2009                            1.5                       1.5        Group 2
951003005                                                       12                                 11                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
951003654                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     6/1/2009                            1.5                       1.5        Group 2
951003784                                                       36                                 34                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
951003896                                                       12                                 12                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
951003928                                                        0                                  0       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                            13.4                      6                     6/1/2009                            1.5                       1.5        Group 2
951003997                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                         6.65                           16.65                   6.65                     6/1/2009                            1.5                       1.5        Group 2
951004277                                                       24                                 23       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                              14                      6                     5/1/2009                            1.5                       1.5        Group 2
951004355                                                       24                                 23       U                           2/28 6 MO LIBOR                           First Lien                                            6                            16.3                      6                     5/1/2009                            1.5                       1.5        Group 2
951004471                                                       36                                 36                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
951004494                                                       12                                 11                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
951004544                                                       24                                 24       U                           2/28 6 MO LIBOR 40/30 Balloon             First Lien                                            6                           14.75                      6                     6/1/2009                            1.5                       1.5        Group 2
951004598                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
951004624                                                       12                                 11       U                           2/28 6 MO LIBOR                           First Lien                                          6.4                           14.55                    6.4                     5/1/2009                            1.5                       1.5        Group 2
951004645                                                       12                                 12       U                           2/28 6 MO LIBOR                           First Lien                                            6                            14.8                      6                     6/1/2009                            1.5                       1.5        Group 2
951004696                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.8                      6                     6/1/2009                            1.5                       1.5        Group 2
951004852                                                       12                                 12                          0        Fixed Rate 40/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
951004856                                                       24                                 23       U                           2/28 6 MO LIBOR 50/30 Balloon             First Lien                                            6                           18.18                      6                     5/1/2009                            1.5                       1.5        Group 2
951004926                                                       36                                 36       U                           5/25 6 MO LIBOR                           First Lien                                            6                            16.1                      6                     6/1/2012                            1.5                       1.5        Group 2
951005009                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                          15.525                      6                     6/1/2009                            1.5                       1.5        Group 2
951005055                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           13.99                      6                     6/1/2009                            1.5                       1.5        Group 2
951005151                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           17.05                      6                     6/1/2009                            1.5                       1.5        Group 2
951005307                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                           16.05                      6                     6/1/2009                            1.5                       1.5        Group 2
951005417                                                       36                                 36                          0        Fixed Rate 50/30 Balloon                  First Lien                                            0                               0                      0                                                           0                         0        Group 2
951005441                                                       24                                 24       U                           2/28 6 MO LIBOR                           First Lien                                            6                            17.3                      6                     6/1/2009                            1.5                       1.5        Group 2
951006293                                                        0                                  0       U                           2/28 6 MO LIBOR                           First Lien                                            6                           15.45                      6                     6/1/2009                            1.5                       1.5        Group 2
961078209                                                       36                                 35                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
961078240                                                       24                                 24                          0        Fixed Rate 30 Yr                          First Lien                                            0                               0                      0                                                           0                         0        Group 2
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                  597
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                2,200
=====================================================================================================================================================================================================================================================================================================================================================================================================

EXHIBIT E

REQUEST FOR RELEASE

To:           [Address for Custodian: Mortgage Document Custody
Wells Fargo Corporate Trust Services
24 Executive Park, Suite 100
Irvine, California 92614]

Re:
Pooling and Servicing Agreement, dated as of July 1, 2007, among Wells Fargo Bank, N.A. as the Trustee, Option One Mortgage Corporation as Servicer and Financial Asset Securities Corp. as the Depositor

In connection with the administration of the Mortgage Loans included in the Trust Fund established pursuant to the Pooling and Servicing Agreement dated as of July 1, 2007, among Financial Asset Securities Corp. as Depositor, Option One Mortgage Corporation, as Servicer, and Wells Fargo Bank, N.A., a national banking association, as Trustee and held by you as Custodian pursuant to the above-captioned Pooling and Servicing Agreement, we request the release, and hereby acknowledge receipt of the Custodial File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_________1.	Mortgage Paid in Full
_________2.	Foreclosure
_________3.	Substitution
_________4.	Other Liquidation (Repurchases, etc.)
_________5.	Nonliquidation Reason:_____________________
Address to which Trustee should deliver

 the Custodial File:

By:
(authorized signer)
Issuer:
Address:
Date:

Custodian

Wells Fargo Bank, N.A.

Please acknowledge the execution of the above request by your signature and date below:

____________________________	__________________
Signature	Date
Documents returned to Custodian:
______________________________	__________________
Custodian	Date

EXHIBIT F-1

[FORM OF TRUSTEE’S INITIAL CERTIFICATION

July __, 2007

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:	Pooling and Servicing Agreement dated as of July 1, 2007, among
Financial Asset Securities Corp. as Depositor, Option One Mortgage
Corporation, as Servicer, and Wells Fargo Bank, N.A., a national banking association, as Trustee

Ladies and Gentlemen:

Attached is the Trustee’s preliminary exception report delivered in accordance with Section 2.02 of the referenced Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in the Mortgage File pertaining to the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or (iii) whether any Mortgage File includes any of the documents specified in clause (vi) of Section 2.01 of the Pooling and Servicing Agreement.

WELLS FARGO BANK, N.A.

By:
Name:
Title:]

[FORM OF CUSTODIAN’S INITIAL CERTIFICATION

_____, 2007
Trust Receipt #: ____
Original Principal Balance of the Mortgage Loans:$_______

Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, Maryland 21045	Financial Asset Securities Corp. 600 Steamboat Road Greenwich, Connecticut 08630
Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, Connecticut 08630

Re:	Pooling and Servicing Agreement dated as of July 1, 2007, among
Financial Asset Securities Corp. as Depositor, Option One Mortgage
Corporation, as Servicer, and Wells Fargo Bank, N.A., as Trustee

Ladies and Gentlemen:

In accordance with the provisions of the above-referenced Pooling and Servicing Agreement, the undersigned, as the Custodian, hereby certifies that it is holding the Mortgage Loans identified on the schedule attached hereto for the exclusive benefit of the Trustee pursuant to the terms and conditions of the Pooling and Servicing Agreement, and it has received a Custodial File with respect to each such Mortgage Loan (other than any Mortgage Loan specifically identified on the exception report attached hereto) and that with respect to each such Mortgage Loan: (i) all documents required to be delivered to it pursuant to Section 2.01 of this Agreement are in its possession, (ii) such documents have been reviewed by it and have not been mutilated, damaged or torn and appear on their face to relate to such Mortgage Loan and (iii) based on its examination and only as to the foregoing, the information set forth in the Mortgage Loan Schedule that corresponds to items (1) and (3) of the definition of “Mortgage Loan Schedule” in the Pooling and Servicing Agreement accurately reflects information set forth in the Custodial File.

The Custodian hereby confirms that it is holding each such Custodial File as agent and bailee of and custodian for the exclusive use and benefit of the Trustee pursuant to the terms of the Pooling and Servicing Agreement.

Capitalized terms used herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, N.A. (Custodian)

By:
Name:
Title:]

EXHIBIT F-2

[FORM OF TRUSTEE’S FINAL CERTIFICATION

[Date]

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:
Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of July 1, 2007 among Financial Asset Securities Corp., as Depositor, Option One Mortgage Corporation, as Servicer and Wells Fargo Bank, N.A., as Trustee with respect to Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage loan paid in full or listed on Schedule I hereto) it (or its custodian) has received the applicable documents listed in Section 2.01 of the Pooling and Servicing Agreement.

The undersigned hereby certifies that as to each Mortgage Loan identified on the Mortgage Loan Schedule, other than any Mortgage Loan listed on Schedule I hereto, it has reviewed the documents listed above and has determined that each such document appears to be complete and, based on an examination of such documents, the information set forth in items 1, 3, 10, 11 and 15 of the definition of Mortgage Loan Schedule in the Pooling and Servicing Agreement accurately reflects information in the Mortgage File.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is qualified in all respects by the terms of said Pooling and Servicing Agreement.

WELLS FARGO BANK, N.A.

By:
Name:
Title:]

[FORM OF CUSTODIAN’S FINAL CERTIFICATION

TRUST RECEIPT # ___

______, 2006

Aggregate Amount of Mortgage Loans: _____
Original Principal Balance of Aggregate Mortgage Loans: __________

Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, Maryland 21045	Financial Asset Securities Corp. 600 Steamboat Road Greenwich, Connecticut 08630
Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, Connecticut 08630

Re:
Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of July 1, 2007 among Financial Asset Securities Corp., as Depositor, Option One Mortgage Corporation, as Servicer and Wells Fargo Bank, N.A., as Trustee

Ladies and Gentlemen:

In accordance with the provisions of the above-referenced Pooling and Servicing Agreement, the undersigned, as the Custodian, hereby certifies that as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan listed on the attachment hereto) it has reviewed the Custodial Files and has determined that (i) all documents required to be delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement are in its possession and to the extent provided in the Custodial Files paragraph of the Pooling and Servicing Agreement are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1) and (3) of the definition of “Mortgage Loan Schedule” in the Pooling and Servicing Agreement accurately reflects information set forth in the Custodial File; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 the Pooling and Servicing Agreement and each Mortgage has been assigned in accordance with Section 2 of the Pooling and Servicing Agreement. The Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the documents contained in each Custodial File or of any of the Mortgage Loans or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

The Custodian hereby confirms that it is holding each such Custodial File as agent and bailee of, and custodian for the exclusive use and benefit, and subject to the sole direction, of the Trustee pursuant to the terms and conditions of the Pooling and Servicing Agreement.Capitalized terms used herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, N.A. (Custodian)

By:
Name:
Title]

EXHIBIT F-3

FORM OF RECEIPT OF MORTGAGE NOTE

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:	Soundview Home Loan Trust 2007-OPT2,
Asset-Backed Certificates Series 2007-OPT2

Ladies and Gentlemen:

Pursuant to Section 2.01 of the Pooling and Servicing Agreement, dated as of July 1, 2007, among Wells Fargo Bank, N.A. as the Trustee, Option One Mortgage Corporation as Servicer and Financial Asset Securities Corp. as the Depositor, we hereby acknowledge the receipt of the original Mortgage Notes with any exceptions thereto listed on Exhibit 2.

WELLS FARGO BANK, N.A.

By:
Name:
Title:

EXHIBIT G

CAP ALLOCATION AGREEMENT

This Cap Allocation Agreement, dated as of July 10, 2007 (this “Agreement”), between Wells Fargo Bank, N.A. (“Wells Fargo”), as cap trustee for the cap trust (in such capacity, the “Cap Trustee”) and as trustee under the Pooling and Servicing Agreement, as hereinafter defined (in such capacity, the “Trustee”) and Greenwich Capital Financial Products, Inc. (“GCFP”).

WHEREAS, Wells Fargo, on behalf of a separate trust established hereunder which holds an Interest Rate Cap Agreement (the “Cap Agreement”), a copy of which is attached hereto as Exhibit A, between the Cap Trustee, on behalf of the Cap Trust and The Bank of New York (the “Cap Provider”) is a counterparty to the Cap Agreement; and

WHEREAS, it is desirable to irrevocably appoint the Cap Trustee, and the Cap Trustee desires to accept such appointment, to receive and distribute funds payable by the Cap Provider to the Cap Trustee, on behalf of the Cap Trust under the Cap Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of July 1, 2007 (the “Pooling and Servicing Agreement”), among Financial Asset Securities Corp., as Depositor, Option One Mortgage Corporation, as servicer and the Trustee, relating to the Soundview Home Loan Trust 2007-OPT2 (the “Trust”), Asset-Backed Certificates, Series 2007- OPT2 (the “Certificates”), or in the related Indenture as the case may be, as in effect on the date hereof.

2.  Cap Trust.  There is hereby established a separate trust (the “Cap Trust”), into which the Cap Trustee shall deposit the Cap Agreement.  The Cap Trust shall be maintained by the Cap Trustee.  The sole assets of the Cap Trust shall be the Cap Agreement and the Cap Trust Account.

3.  Cap Trustee.

(a)  The Cap Trustee, on behalf of the Cap Trust, is hereby irrevocably appointed to receive all funds paid to the Cap Trustee by the Cap Provider, or its successors in interest under the Cap Agreement (including any Cap Termination Payment) and the Cap Trustee accepts such appointment and hereby agrees to receive such amounts, deposit such amounts into the Cap Trust Account and to distribute on each Distribution Date such amounts in the following order of priority:

(i)  first, for deposit into the Cap Account (established under the Pooling and Servicing Agreement), an amount equal to the sum of the following amounts remaining outstanding after distribution of the Net Monthly Excess Cashflow and any Net Swap Payments received under the Interest Rate Swap Agreement with the Trust: (A) Unpaid Interest Shortfall Amounts, (B) Net WAC Rate Carryover Amounts; (C) an amount necessary to maintain or restore the Overcollateralization Target Amount; and (D) any Allocated Realized Loss Amounts;

(ii)  second, to GCFP, or its designee, any amounts remaining after payment of (i) above, provided, however, upon the issuance of notes by an issuer (the “NIM Trust”), secured by all or a portion of the Class C Certificates and the Class P Certificates (the “NIM Notes”), GCFP, or its designee, hereby instructs the Cap Trustee to make any payments under this clause 3(a)(ii):

(A)  to the Indenture Trustee for the NIM Trust, for deposit into the Note Account (each as defined in the related Indenture), for distribution in accordance with the terms of the Indenture until satisfaction and discharge of the Indenture; and

(B)  after satisfaction and discharge of the Indenture, to the Holders of the Class C Certificates, pro rata based on the outstanding Notional Amount of each such Certificate.

(b)  The Cap Trustee agrees to hold any amounts received from the Cap Provider in trust upon the terms and conditions and for the exclusive use and benefit of the Trustee and the Indenture Trustee, as applicable (in turn for the benefit of the Certificateholders, the Noteholders, GCFP and the NIMS Insurer, if any) as set forth herein.  The rights, duties and liabilities of the Cap Trustee in respect of this Agreement shall be as follows:

(i)           The Cap Trustee shall have the full power and authority to do all things not inconsistent with the provisions of this Agreement that may be deemed advisable in order to enforce the provisions hereof.  The Cap Trustee shall not be answerable or accountable except for its own bad faith, willful misconduct or negligence. The Cap Trustee shall not be required to take any action to exercise or enforce any of its rights or powers hereunder which, in the opinion of the Cap Trustee, shall be likely to involve expense or liability to the Cap Trustee, unless the Cap Trustee shall have received an agreement satisfactory to it in its sole discretion to indemnify it against such liability and expense.

(ii)           The Cap Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of any party hereto or the NIMS Insurer, if any, or otherwise as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Cap Trustee or exercising any right or power conferred upon the Cap Trustee under this Agreement.

(iii)           The Cap Trustee may perform any duties hereunder either directly or by or through agents or attorneys of the Cap Trustee.  The Cap Trustee shall not be liable for the acts or omissions of its agents or attorneys so long as the Cap Trustee chose such Persons with due care.

4.  Cap Trust Account.  The Cap Trustee shall segregate and hold all funds received from the Cap Provider (including any Cap Termination Payment) separate and apart from any of its own funds and general assets and shall establish and maintain in the name of the Cap Trustee one or more segregated accounts (the “Cap Trust Account”).

5.	[Reserved]

6.  Representations and Warranties of Wells Fargo.  Wells Fargo represents and warrants as follows:

(a)  Wells Fargo is duly organized and validly existing as a national banking association under the laws of the United States and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations as Cap Trustee hereunder.

(b)  The execution, delivery and performance of this Agreement by Wells Fargo as Trustee have been duly authorized in the Pooling and Servicing Agreement.

(c)  This Agreement has been duly executed and delivered by Wells Fargo as Cap Trustee and the Trustee and is enforceable against Wells Fargo in such capacities in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

7.	Replacement of Cap Trustee.

Any corporation, bank, trust company or association into which the Cap Trustee may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Cap Trustee shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Cap Trustee, shall be the successor of the Cap Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, except to the extent that assumption of its duties and obligations, as such, is not effected by operation of law.

No resignation or removal of the Cap Trustee and no appointment of a successor Cap Trustee shall become effective until the appointment by GCFP, or its designee, of a successor Cap Trustee acceptable to the NIMS Insurer, if any.  Any successor Cap Trustee shall execute such documents or instruments necessary or appropriate to vest in and confirm to such successor Cap Trustee all such rights and powers conferred by this Agreement.

The Cap Trustee may resign at any time by giving written notice thereof to the other parties hereto with a copy to the NIMS Insurer, if any.  If a successor cap trustee shall not have accepted the appointment hereunder within 30 days after the giving by the resigning Cap Trustee of such notice of resignation, the resigning Cap Trustee may petition any court of competent jurisdiction for the appointment of a successor Cap Trustee acceptable to the NIMS Insurer, if any.

In the event of a resignation or removal of the Cap Trustee, GCFP, or its designee, shall promptly appoint a successor Cap Trustee acceptable to the NIMS Insurer, if any.  If no such appointment has been made within 10 days of the resignation or removal, the NIMS Insurer, if any, may appoint a successor Cap Trustee.

8.	Cap Trustee Obligations.

Whenever the Cap Trustee, on behalf of the Cap Trust, as a party to the Cap Agreement, has the option or is requested in such capacity, whether such request is by the Cap Provider, to take any action or to give any consent, approval or waiver that it is on behalf of the Cap Trust entitled to take or give in such capacity, including, without limitation, in connection with an amendment of such agreement or the occurrence of a default or termination event thereunder, the Cap Trustee shall promptly notify the parties hereto and the NIMS Insurer, if any, of such request in such detail as is available to it and, shall, on behalf of the parties hereto and the NIMS Insurer, if any, take such action in connection with the exercise and/or enforcement of any rights and/or remedies available to it in such capacity with respect to such request as GCFP, or its designee, or the NIMS Insurer, if any, shall direct in writing; provided that if no such direction is received prior to the date that is established for taking such action or giving such consent, approval or waiver (notice of which date shall be given by the Cap Trustee to the parties hereto and the NIMS Insurer, if any), the Cap Trustee may abstain from taking such action or giving such consent, approval or waiver.

The Cap Trustee shall forward to the parties hereto and the NIMS Insurer, if any, on the Distribution Date following its receipt thereof copies of any and all notices, statements, reports and/or other material communications and information (collectively, the “Cap Reports”) that it receives in connection with the Cap Agreement or from the counterparty thereto.

9.	Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)  Any action or proceeding against any of the parties hereto relating in any way to this Agreement may be brought and enforced in the courts of the State of New York sitting in the borough of Manhattan or of the United States District Court for the Southern District of New York and the Cap Trustee irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding.  The Cap Trustee waives, to the fullest extent permitted by law, any right to remove any such action or proceeding by reason of improper venue or inconvenient forum.

(c)  This Agreement may be amended, supplemented or modified in writing by the parties hereto, but only with the consent of GCFP and the NIMS Insurer, if any.

(d)  This Agreement may not be assigned or transferred without the prior written consent of GCFP and the NIMS Insurer, if any; provided, however, the parties hereto acknowledge and agree to the assignment of the rights of GCFP, or its designee, pursuant to the Sale Agreement, the Trust Agreement and the Indenture.

(e)  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all such counterparts taken together shall be deemed to constitute one and the same instrument.

(f)  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)  The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement.  No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty.

(h)  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

(i)  The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement.  No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty.

10.  Third-Party Beneficiary.  Each of the Trustee, GCFP or its designee and the Indenture Trustee, if any, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.  If any default occurs on the part of the Cap Provider under the Cap Agreement in the making of a payment due under the Cap Agreement or in any other obligation of the Cap Provider under the Cap Agreement, the Cap Trustee may and, upon the request of the Trustee, GCFP or its designee or the Indenture Trustee, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

11.  Cap Trustee and Trustee Rights.  The Cap Trustee shall be entitled to the same rights, protections and indemnities afforded to the Trustee under the Pooling and Servicing Agreement, and the Indenture Trustee under the Indenture, in each case as if specifically set forth herein with respect to the Cap Trustee.

The Trustee shall be entitled to the same rights, protections and indemnities afforded to the Trustee under the Pooling and Servicing Agreement as if specifically set forth herein with respect to the Cap Trustee.

12.  Limited Recourse.  It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by the Trustee, not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement.  Notwithstanding any other provisions of this Agreement, the obligations of the Trustee under this Agreement are non-recourse to the Trustee, its assets and its property, and shall be payable solely from the assets of the Trust Fund, and following realization of such assets, any claims of any party hereto shall be extinguished and shall not thereafter be reinstated.  No recourse shall be had against any principal, director, officer, employee, beneficiary, shareholder, partner, member, Trustee, agent or affiliate of the Trustee or any person owning, directly or indirectly, any legal or beneficial interest in the Trustee, or any successors or assigns of any of the foregoing (the “Exculpated Parties”) for the payment of any amount payable under this Agreement.  The parties hereto shall not enforce the liability and obligations of the Trustee to perform and observe the obligations contained in this Agreement by any action or proceeding wherein a money judgment establishing any personal liability shall be sought against the Trustee, subject to the following sentence, or the Exculpated Parties.  The agreements in this paragraph shall survive termination of this Agreement and the performance of all obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WELLS FARGO BANK, N.A. not in its individual capacity but solely as Cap Trustee under this Agreement

By:
Name:
Title:

WELLS FARGO BANK, N.A. not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement

By:
Name:
Title:

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By:
Name:
Title:

EXHIBIT A

INTEREST RATE CAP AGREEMENT

EXHIBIT H

FORM OF LOST NOTE AFFIDAVIT

Personally appeared before me the undersigned authority to administer oaths, __________________ who first being duly sworn deposes and says: Deponent is __________________________ of ____________________________, successor by merger to _________________________ (“Seller”) and who has personal knowledge of the facts set out in this affidavit.

On _________________________________, _________________________________ did execute and deliver a promissory note in the principal amount of $____________________.

That said note has been misplaced or lost through causes unknown and is presently lost and unavailable after diligent search has been made. Seller’s records show that an amount of principal and interest on said note is still presently outstanding, due, and unpaid, and Seller is still owner and holder in due course of said lost note.

Seller executes this Affidavit for the purpose of inducing Wells Fargo Bank, N.A., as trustee on behalf of Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates Series 2007-OPT2, to accept the transfer of the above described loan from Seller.

Seller agrees to indemnify Wells Fargo Bank, N.A. and Financial Asset Securities Corp. harmless for any losses incurred by such parties resulting from the above described promissory note has been lost or misplaced.

By:

STATE OF	)
) SS:
COUNTY OF	)
On this ______ day of ______________, 20_, before me, a Notary Public, in and for said County and State, appeared , who acknowledged the extension of the foregoing and who, having been duly sworn, states that any representations therein contained are true.

Witness my hand and Notarial Seal this _________ day of 20__.

My commission expires __________________________.

EXHIBIT I

FORM OF LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that [NAME OF MORTGAGEE, ASSIGNEE OR LAST ENDORSEE, AS APPLICABLE], [a ___________________ corporation][a national banking organization], having its principal place of business at __________________________, (the “Undersigned”), pursuant to that Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) among Financial Asset Securities Corp. (the “Owner”), Wells Fargo Bank, N.A. and Option One Mortgage Corporation (“OOMC”), hereby constitutes and appoints OOMC, by and through OOMC’s officers, the Undersigned’s true and lawful Attorney-in-Fact, in the Undersigned’s name, place and stead, as their interests may appear, and for the Undersigned’s respective benefit, in connection with all Mortgage Loans serviced by OOMC pursuant to the Pooling and Servicing Agreement, for the purpose of performing all acts and executing all documents in the name of the Undersigned as may be customarily and reasonably necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages, deeds of trust or security instrument (each a “Mortgage” or a “Deed of Trust” respectively) and promissory notes secured thereby (each a “Mortgage Note”) for which the Undersigned is acting as Servicer pursuant to the Pooling and Servicing Agreement (whether the Undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) all subject to the terms of the related Pooling and Servicing Agreement.

This appointment shall apply to the following enumerated transactions only:

1.           The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued and said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured.

2.           The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company or a governmental agency or authority thereunder with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfaction/release, partial reconveyances or the execution of requests to trustees to accomplish same.

3.           The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4.           The completion of loan assumption agreements.

5.           The full satisfaction/release of a Mortgage or Deed of Trust or full reconveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6.           The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7.           The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

8.           With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a)           the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;
b)           the preparation and issuance of statements of breach or non-performance;
c)           the preparation and filing of notices of default and/or notices of sale;
d)           the cancellation/rescission of notices of default and/or notices of sale;
e)           the taking of a deed in lieu of foreclosure; and
f)           the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e) above.

9.           The full assignment of a Mortgage or Deed of Trust upon sale of a loan pursuant to a mortgage loan sale agreement for the sale of a loan or pool of loans, including, without limitation, the assignment of the related Mortgage Note.

The Undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney, each subject to the terms and conditions set forth in the related Pooling and Servicing Agreement and in accordance with the standard of care applicable to servicers in the Pooling and Servicing Agreement as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.  This Limited Power of Attorney shall be effective as of [SERVICING TRANSFER EFFECTIVE DATE].

Nothing contained herein shall (i) limit in any manner any indemnification provided by OOMC to the Owner under the Pooling and Servicing Agreement, or (ii) be construed to grant OOMC the power to initiate or defend any suit, litigation or proceeding in the name of the Undersigned except as specifically provided for herein or under the Pooling and Servicing Agreement.

Option One Mortgage Corporation hereby agrees to indemnify and hold the Undersigned and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by OOMC of the powers granted to it hereunder.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Pooling and Servicing Agreement or the earlier resignation or removal of the Undersigned under the Pooling and Servicing Agreement.

Any third party without actual notice of fact to the contrary may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned, and such third party put on notice thereof.  This Limited Power of Attorney shall be in addition to and shall not revoke or in any way limit the authority granted by any previous power of attorney executed by the Undersigned.

IN WITNESS WHEREOF, ____________________ pursuant to the Pooling and Servicing Agreement, has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by ______________________, its duly elected and authorized _________________________ this ___ day of _________________, 2006.

By:
Name:
Title:

Acknowledged and Agreed

OPTION ONE MORTGAGE CORPORATION

By:
Name:
Title:

EXHIBIT J

FORM OF INVESTMENT LETTER [NON-RULE 144A]

[DATE]

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Wells Fargo Bank, N.A.

Re:	Soundview Home Loan Trust 2007-OPT2,
Asset-Backed Certificates Series 2007-OPT2

Ladies and Gentlemen:

In connection with our acquisition of the above-captioned Certificates, we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we are an “accredited investor,” as defined in Regulation D under the Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates, (c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) we are not an employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, nor are we acting on behalf of any such plan, (e) we are acquiring the Certificates for investment for our own account and not with a view to any distribution of such Certificates (but without prejudice to our right at all times to sell or otherwise dispose of the Certificates in accordance with clause (g) below), (f) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Act, and (g) we will not sell, transfer or otherwise dispose of any Certificates unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this Certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Act, (2) the purchaser or transferee of such Certificate has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Pooling and Servicing Agreement.

WELLS FARGO BANK, N.A., not in its individual capacity, but solely as Trust Very truly yours, [NAME OF TRANSFEREE]

By:
Authorized Officer

FORM OF RULE 144A INVESTMENT LETTER

[DATE]

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Wells Fargo Bank, N.A.,
9062 Old Annapolis Road
Columbia, Maryland 21045

Re:	Soundview Home Loan Trust 2007-OPT2,
Asset-Backed Certificates Series 2007-OPT2

Ladies and Gentlemen:

In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (c) we are not an employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, nor are we acting on behalf of any such plan, (d) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, (e) we are a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

Very truly yours, [NAME OF TRANSFEREE]

By:
Authorized Officer

ANNEX 1 TO EXHIBIT J

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned (the “Buyer”) hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1.           As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

2.           In connection with purchases by the Buyer, the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because (i) the Buyer owned and/or invested on a discretionary basis $                    1 in securities (except for the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

_________ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

_________ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

_________ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

_________ Broker-Dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

_________ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

_________ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

_________ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

_________ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

_________ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

3.           The term “SECURITIES” as used herein DOES NOT INCLUDE (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4.           For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer’s direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5.           The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

6.           Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer’s purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Print Name of Buyer

By:
Name:
Title:

Date:

1Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

ANNEX 2 TO EXHIBIT J

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That are Registered Investment Companies]

The undersigned (the “Buyer”) hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1.           As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

2.           In connection with purchases by Buyer, the Buyer is a “qualified institutional buyer” as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer’s Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer’s Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyers Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

_________ The Buyer owned $_________ in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

_________ The Buyer is part of a Family of Investment Companies which owned in the aggregate $___________ in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.           The term “FAMILY OF INVESTMENT COMPANIES” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4.           The term “SECURITIES” as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer’s Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5.           The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer’s own account.

6.           Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer’s purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Print Name of Buyer or Adviser
By:
Name
Title

IF AN ADVISER:

Print Name of Buyer

Date:

EXHIBIT K

FORM OF TRANSFER AFFIDAVIT FOR RESIDUAL CERTIFICATES
PURSUANT TO SECTION 5.02(D)

SOUNDVIEW HOME LOAN TRUST 2007-OPT2
ASSET-BACKED CERTIFICATES, SERIES 2007-OPT2

STATE OF	)
) ss:
COUNTY OF	)
The undersigned, being first duly sworn, deposes and says as follows:

1.  The undersigned is an officer of, the proposed Transferee of an Ownership Interest in a Residual Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2007 (the “Agreement”), among Financial Asset Securities Corp., as depositor (the “Depositor”), Option One Mortgage Corporation, as servicer (the “Servicer”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).  Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement.  The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

2.  The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee.  The Transferee is acquiring its Ownership Interest in the Certificate for its own account.  The Transferee has no knowledge that any such affidavit is false.

3.  The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

4.  The Transferee has been advised of, and understands that a tax will be imposed on a “pass-through entity” holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity.  The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false.  (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

5.  The Transferee has reviewed the provisions of Section 5.02(d) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales.  The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(d) of the Agreement and the restrictions noted on the face of the Certificate.  The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

6.  The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee.  In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit L to the Agreement (a “Transferor Certificate”) to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

7.  The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due.  The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

8.  The Transferee’s taxpayer identification number is ___________.

9.  The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

10.  The Transferee is aware that the Certificate may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

11.  The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

12.  Check one of the following:

[_]           The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

(i)	the present value of any consideration given to the Transferee to acquire such Certificate;

(ii)	the present value of the expected future distributions on such Certificate; and

(iii)	the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

[_]           The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)	the Transferee is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

(ii)
at the time of the transfer, and at the close of the Transferee’s two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Transferee will transfer the Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)
the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

[_]           None of the above.

13.  The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this      day of                   , 20  .

[NAME OF TRANSFEREE]

By:
Name:
Title:

 [Corporate Seal]

ATTEST:

[Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this      day of          , 20  .

NOTARY PUBLIC My Commission expires the __ day of _________, 20__

EXHIBIT L
FORM OF TRANSFEROR CERTIFICATE

[DATE]

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:	Soundview Home Loan Trust 2007-OPT2,
Asset-Backed Certificates Series 2007-OPT2

Ladies and Gentlemen:

In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the “Act”), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act, (c) to the extent we are disposing of a Class [ ] Certificate, we have no knowledge the Transferee is not a Permitted Transferee and (d) no purpose of the proposed disposition of a Class [ ] Certificate is to impede the assessment or collection of tax.

Very truly yours,
TRANSFEROR

By:
Name:
Title:

EXHIBIT M

FORM OF ERISA REPRESENTATION LETTER

_____________, 20__

Financial Asset Securities Corp. 600 Steamboat Road Greenwich, Connecticut 06830	Wells Fargo Bank, N.A., 9062 Old Annapolis Road Columbia, Maryland 21045

Re:	Soundview Home Loan Trust 2007-OPT2,
Asset-Backed Certificates Series 2007-OPT2

Dear Sirs:

_______________________ (the “Transferee”) intends to acquire from _____________________ (the “Transferor”) $____________ Initial Certificate Principal Balance Soundview Home Loan Trust 2007-OPT2, Asset-Backed Certificates Series 2007-OPT2, Class [C][P][R[-X]] (the “Certificates”), issued pursuant to a Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of July 1, 2007 among Financial Asset Securities Corp. as depositor (the “Depositor”), Option One Mortgage Corporation as servicer (the “Servicer”) and Wells Fargo Bank, N.A. as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to, and covenants with the Depositor, the Trustee and the Servicer the following:

The Certificates (i) are not being acquired by, and will not be transferred to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that is subject to Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) (any of the foregoing, a “Plan”), (ii) are not being acquired with “plan assets” of a Plan within the meaning of the Department of Labor (“DOL”) regulation, 29 C.F.R. §2510.3-101, as modified by section 3(42) of ERISA, and (iii) will not be transferred to any entity that is deemed to be investing in plan assets within the meaning of the DOL regulation at 29 C.F.R.§ 2510.3-101, as modified by section 3(42) of ERISA.

Very truly yours,
[Transferee]

By:
Name:
Title:

EXHIBIT N-1

FORM CERTIFICATION TO BE PROVIDED BY THE DEPOSITOR WITH FORM 10-K

Re:	Soundview Home Loan Trust, Series 2007-OPT2
Asset Backed Certificates, Series 2007-OPT2

I, [identify the certifying individual], certify that:

l.           I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period included in the year covered by this report in Form 10-K of Soundview Home Loan Trust 2007-OPT2 (the “Exchange Act periodic reports”);

2.           Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.           Based on my knowledge and upon the annual compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Servicer has fulfilled each of its obligations under the pooling and servicing agreement; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Option One Mortgage Corporation and Wells Fargo Bank, N.A.

FINANCIAL ASSET SECURITIES CORP.

By:
Name:
Title:
Date:

EXHIBIT N-2

FORM CERTIFICATION TO BE
PROVIDED TO DEPOSITOR BY THE TRUSTEE

Re:	Soundview Home Loan Trust 2007-OPT2 (the “Trust”)
Asset-Backed Certificates, Series 2007-OPT2

The Trustee hereby certifies to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.           I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.           To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Trustee’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

3.           To my knowledge, the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.           I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the assessment of compliance of the Trustee required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.           The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report.  Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Trustee has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), subservicer(s), depositor, credit risk manager, custodian(s)].

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:
Date:

EXHIBIT N-3

FORM CERTIFICATION TO BE
PROVIDED TO DEPOSITOR BY THE SERVICER

Re:	Soundview Home Loan Trust, Series 2007-OPT2
Asset Backed Certificates, Series 2007-OPT2

I, [identify the certifying individual], certify to Financial Asset Securities Corp. (the “Depositor”), the Trustee and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.           Based on my knowledge, the information in the annual compliance statement, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

2.           The servicing information required to be provided by the Servicer under the Pooling and Servicing Agreement has been provided to the Depositor and the Trustee;

3.           I am is responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon the review required by the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement or the Annual Independent Public Accountant's Servicing Report, the Servicer has, as of the date of this certification fulfilled its obligations under the Pooling and Servicing Agreement; and

4.           Such officer has disclosed to the Depositor and the Trustee all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Pooling and Servicing Agreement.

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement, dated July 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor, Option One Mortgage Corporation as servicer and Wells Fargo Bank, N.A. as trustee.

OPTION ONE MORTGAGE CORPORATION

By:
Name:
Title:
Date:

EXHIBIT O

FORM OF INTEREST RATE CAP AGREEMENT

DATE:	July 10, 2007

TO:
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the Cap Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-2

ATTENTION:	Client Manager, Soundview 2007-OPT2
TELEPHONE:	(410) 884-2000
FACSIMILE:	(410) 715-2380

FROM:	The Bank of New York
Derivative Products Support Department
Attn: Swap Confirmation Dept.
TELEPHONE:	212-804-5163/5103
FACSIMILE:	212-804-5818/5837

SUBJECT:	Interest Rate Cap

REFERENCE NUMBER:	39477

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between The Bank of New York (“Party A”) and Wells Fargo Bank, N.A., not in its individual capacity, but solely as cap trustee (the “Cap Trustee”) on behalf of the cap trust (the “Cap Trust”) with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-2
 (“Party B”) created under the pooling and servicing agreement, dated as of July 1, 2007, among Financial Asset Securities Corp. (the “Depositor”), Option One Mortgage Corporation (the “Servicer”), and Wells Fargo Bank, N.A. (the “Trustee”)
, (the “Pooling and Servicing Agreement”).  This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 3 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Cap

Notional Amount:	With respect to any Calculation Period, the amount set forth for such period on Schedule I attached hereto.

Trade Date:	June 18, 2007

Effective Date:	February 25, 2009

Termination Date:	July 25, 2012, subject to adjustment in accordance with the Following Business Day Convention.

Fixed Amount:

Fixed Amount Payer:	Party B

Fixed Amount Payer
Payment Date:	July 10, 2007

Fixed Amount:
USD 522,000.00, to be paid on behalf of Party B by Greenwich Capital Financial Products, Inc. to Party A.  The parties agree, for convenience and ease of administration, the payment of the Fixed Amount will be netted with the Additional Payment payable under the Confirmation with reference number 39476 and the Fixed Amounts payable under the Confirmations with reference numbers 39478.

Floating Amounts:

Floating Rate Payer:	Party A

Cap Rate:	5.50%

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing March 25, 2009, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. The Floating Rate Payer Payment Date shall be one (1) Business Day preceding each Floating Rate Payer Period End Date.

Floating Amount:	To be determined in accordance with the following formula:

Scale Factor * Notional Amount * Floating Rate Option * Floating Rate Day Count Fraction

Floating Rate Option:	USD-LIBOR-BBA, provided, however, if the Floating Rate Option for a Calculation Period is greater than 9.50% then the Floating Rate Option for such Calculation Period shall be deemed equal to 9.50%.

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Scale Factor:	250

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Item 3.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)           “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that Section 5(a)(i) is hereby amended by replacing the word “third” with the word “first”; provided, further, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the shareholders’ equity of Party A or, if applicable, a guarantor under an Eligible Guarantee with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)           Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)           The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)
The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A except that, for purposes of the application of Section 5(b)(ii) to Party A, Section 5(b)(ii) is hereby amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)”, and the “Tax Event” provisions of Section 5(b)(ii) will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)           Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)	The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)
if, on or prior to such Early Termination Date, a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

(b)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value); or

(c)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement has been communicated to Party B and remains capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

(C)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(D)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(E)
At any time on or before the Early Termination Date at which two or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value).

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(ii)	The Second Method will apply.

(g)           “Termination Currency” means USD.

(h)           Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.    Tax Matters.

(a)           Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)           Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on: the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)           Party B makes the following representation(s):

None.

(ii)           Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)           Party A makes the following representation(s):

(x) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes, (y) it is a trust company duly organized and existing under the laws of the State of New York, and (y) its U.S. taxpayer identification number is 135160382.

(B)           Party B makes the following representation(s):

None.

(b)	Tax Provisions.

(i)
Gross Up.  Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)	Indemnifiable Tax. The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax” means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

  Part 3.  Agreement to Deliver Documents.

(a)           For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A
A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that establishes an exemption from deduction or withholding obligation on payments to Party A under this Agreement.
Upon the execution and delivery of this Agreement

Party B
A correct, complete and executed U.S. Internal Revenue Service Form W-9, W-8BEN, W-8ECI, or W-8IMY, with appropriate attachments, as applicable, or any other or successor form, in each case that establishes an exemption from deduction or withholding obligations; and any other document reasonably requested to allow Party A to make payments under this Agreement without any deduction or withholding for or on account of any tax.

(i) Before the first Payment Date under this Agreement, (ii) in the case of a U.S. Internal Revenue Service Form W-8ECI, W-8IMY, and W-8BEN that does not include a U.S. taxpayer identification number in line 6, before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Party A, and (iv) promptly upon receiving actual knowledge that any such form previously provided by Party B has become obsolete or incorrect

(b)           For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, this Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, this Confirmation and any Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, this Confirmation, and any relevant Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A	A copy of the quarterly and annual financial statements of Party A for the most recently completed fiscal year and publicly available in its regulatory call report	Promptly upon becoming publicly available; provided, if available on http://www.fdic.gov, such delivery is not required	No

Party A	An opinion of counsel to Party A as to the enforceability of this Confirmation reasonably acceptable to Party B.	Upon the execution and delivery of this Agreement	No

Party B	An opinion of counsel to Party B as to the enforceability of this Confirmation reasonably acceptable to Party A.	Upon the execution and delivery of this Agreement	No

Part 4.  Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:               The Bank of New York
Swaps and Derivative Products Group
Global Market Division
32 Old Slip 15th Floor
New York, NY 10286
Attention: Steve Lawler
Facsimile: 212-495-1016
Phone: 212-804-2137

with a copy to:

The Bank of New York
Swaps and Derivative Products Group
32 Old Slip 16th Floor
New York, New York 10286
Attention: Andrew Schwartz
Tele: 212-804-5103
Fax: 212-804-5818/5837

(For all purposes)

A copy of any notice or other communication with respect to Sections 5 or 6 should also be sent to the addresses set out below:

The Bank of New York
Legal Department
One Wall Street – 10th Floor
New York, New York 10286
Attention: General Counsel

Address for notices or communications to Party B:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(b)           Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)
Calculation Agent.  The Calculation Agent is Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a financial institution which would qualify as a Reference Market-maker, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f)           Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex, solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)
Affiliate.  “Affiliate” shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5.   Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)           Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	Conditions Precedent.	Section 2(a)(iii) is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in Section 2(a)(iii)(1), if an Event of Default with respect to Party B or Potential Event of Default with respect to Party B has occurred and been continuing for more than 30 Local Business Days and no Early Termination Date in respect of the Affected Transactions has occurred or been effectively designated by Party A, the obligations of Party A under Section 2(a)(i) shall cease to be subject to the condition precedent set forth in Section 2(a)(iii)(1) with respect to such specific occurrence of such Event of Default or such Potential Event of Default (the “Specific Event”); provided, however, for the avoidance of doubt, the obligations of Party A under Section 2(a)(i) shall be subject to the condition precedent set forth in Section 2(a)(iii)(1) (subject to the foregoing) with respect to any subsequent occurrence of the same Event of Default with respect to Party B or Potential Event of Default with respect to Party B after the Specific Event has ceased to be continuing and with respect to any occurrence of any other Event of Default with respect to Party B or Potential Event of Default with respect to Party B that occurs subsequent to the Specific Event.

(iii)	Change of Account. Section 2(b) is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”.

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance.  (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction and (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(2)
Evaluation and Understanding.  (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant.  It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended (i) by deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed” and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral.  If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement.  The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)
Failure to Comply with Regulation AB Requirements.  If (i) the Depositor still has a reporting obligation with respect to the Transaction hereunder pursuant to Regulation AB and (ii) Party A has not, within the applicable time period specified in Part 5(e)(ii)(a) below after a Swap Disclosure Event, complied with any of the provisions set forth in Part 5(e)(ii) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)
Optional Termination of Securitization.  An Additional Termination Event shall occur upon the earlier of (i) the occurrence of an Optional Termination in accordance with Article X of the Pooling and Servicing Agreement or (ii) notice to Certificateholders of such Optional Termination becoming unrescindable, in accordance with Article X of the Pooling and Servicing Agreement. Party B shall be the sole Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding anything to the contrary in Section 6(b)(iv), only Party B may designate an Early Termination Date as a result of this Additional Termination Event.

(d)
Required Ratings Downgrade Event.  If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)           Compliance with Regulation AB.

(i)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, at any time after the date hereof while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, the Depositor or Greenwich Capital Financial Products, Inc. (the “Sponsor”) notifies Party A that the aggregate “significance percentage” (calculated in accordance with the provisions of Item 1115 of Regulation AB) of all derivative instruments provided by Party A and any of its affiliates to Party B (collectively, the “Aggregate Significance Percentage”) is 9% or more.

(ii)
Upon the occurrence of a Swap Disclosure Event while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, Party A, at its own cost and expense (and without any expense or liability to the Depositor, the Sponsor, the Underwriters, the Depositor, the Trustee or the Issuing Entity), shall take one of the following actions:

(a)
provide to the Sponsor and the Depositor: (i) if the Aggregate Significance Percentage is 9% or more, but less than 10%, within thirty (30) days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (ii) if the Aggregate Significance Percentage is 10% or more, but less than 20%, within five (5) Business Days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (iii) if the Aggregate Significance Percentage is 19% or more, but less than 20%,, within thirty (30) days, the information required under Item 1115(b)(2) of Regulation AB or (iv) if the Aggregate Significance Percentage is 20% or more, within five (5) Business Days, the information required under Item 1115(b)(2) of Regulation AB; or

(b)
transfer in a Permitted Transfer (provided that a Permitted Transfer pursuant to this subclause (b) shall not require satisfaction of the Rating Agency Condition) its obligations under the Transaction to a counterparty with the Approved Ratings Thresholds (or which satisfies the Rating Agency Condition), that (x) provides the information specified in clause (a) above to the Depositor and Sponsor and (y) enters into documentation substantially similar to the documentation then in place between Party A and Party B.

(iii)
For so long as the Aggregate Significance Percentage is 10% or more and the Depositor has reporting obligations with respect to this Transaction, Party A shall provide any updates to the information provided pursuant to clause (ii)(a) above to the Sponsor and the Depositor within five (5) Business Days following the availability thereof (but in no event more than 6 months after the end of each of Party A’s fiscal year for any annual update and when available for any interim update).

(iv)
All information provided pursuant to clause (ii) shall be in a form suitable for conversion to the format required for filing by the Depositor with the Commission via the Electronic Data Gathering and Retrieval System (EDGAR).  The parties hereto acknowledge that electronic files in Adobe Acrobat format will be deemed to satisfy the requirements of this Part 5(e)(iv).  In addition, any such information, if audited, shall be accompanied by any necessary auditor’s consents or, if such information is unaudited, shall be accompanied by an appropriate agreed-upon procedures letter from Party A’s accountants.  If permitted by Regulation AB, any such information may be provided by reference to or incorporation by reference from reports filed pursuant to the Exchange Act.

(v)           The Sponsor and the Depositor each shall be an express third party beneficiary of this Agreement with respect to Party A’s undertakings under this Part 5(e) only.

(f)	Transfers.

(i)           Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P, except that:

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder in connection with a transfer pursuant to Section 8.09 of the Pooling and Servicing Agreement, and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)
Non-Recourse.  Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Cap Trust and the proceeds thereof, and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of the Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Cap Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Cap Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive.  This provision will survive the termination of this Agreement.

(h)	[Reserved.]

(i)
Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(k)
Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P.

(l)
Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)
Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Cap Trust, or the Issuer, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes.  This provision will survive the termination of this Agreement.

(n)
Cap Trustee Liability Limitations.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Wells Fargo Bank, N.A. (“WFBNA”) not individually or personally, but solely as Cap Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and vested in it under the terms of the Pooling and Servicing Agreement; (b) WFBNA has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements of WFBNA but is made and intended for the purpose of binding only the Cap Trust; (d) nothing herein contained shall be construed as creating any liability on the part of WFBNA, individually or personally, to perform any covenant, either expressed or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto; and (e) under no circumstances shall WFBNA be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents, as to all of which recourse shall be had solely to the assets of the Cap Trust in accordance with the terms of the Pooling and Servicing Agreement.

(o)
Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B.  Party A acknowledges that Party B has appointed the Cap Trustee under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Cap Trustee shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)
Limitation on Events of Default.  Notwithstanding the provisions of Sections 5 and 6, with respect to any Transaction, if at any time and so long as Party B has satisfied in full all its payment obligations under Section 2(a)(i) in respect of each Transaction with the reference number 39477 (each, a “Cap Transaction”) and has at the time no future payment obligations, whether absolute or contingent, under such Section in respect of such Cap Transaction, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of any such payment in respect of such Cap Transaction, (a) the occurrence of an event described in Section 5(a) with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as Defaulting Party in respect of such Cap Transaction and (b) Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 in respect of such Cap Transaction only as a result of the occurrence of a Termination Event set forth in either Section 5(b)(i) or 5(b)(ii) with respect to Party A as the Affected Party, or Section 5(b)(iii) with respect to Party A as the Burdened Party.  For purposes of the Transactions identified by the reference numbers 39477, Party A acknowledges and agrees that Party B’s only payment obligation under Section 2(a)(i) in respect of each Cap Transaction is to pay the related Fixed Amount on the related Fixed Amount Payer Payment Date.

(r)
Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.  Each party agrees to provide such recording to the other party upon reasonable request.

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)
Payment Instructions.  Party A hereby agrees that, unless notified in writing by Party B of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in Item 4 of this Long-form Confirmation, below.

(v)	Additional representations.

(i)
Representations of Party A.  Party A represents to Party B on the date on which Party A enters into each Transaction that Party A is a bank subject to the requirements of Federal Deposit Insurance Act, delivery and performance of this Agreement (including the Credit Support Annex and each Confirmation) have been authorized by all necessary corporate action of Party A, the person executing this Agreement on behalf of Party A is an officer of Party A of the level of vice president or higher, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained as one of its official records continuously from the time of its execution (or in the case of any Confirmation, continuously until such time as the relevant Transaction matures and the obligations therefor are satisfied in full).

(ii)
Capacity.  Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into this Agreement and the Transaction as principal and not as agent of any person.  Party B represents to Party A on the date on which the Cap Trustee executes this Agreement on behalf of Party B, that it is executing this Agreement, not individually, but solely its capacity as Cap Trustee on behalf of the Cap Trust.

(w)	Acknowledgements.

(i)
Substantial financial transactions.  Each party hereto is hereby advised and acknowledges as of the date hereof that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Pooling and Servicing Agreement relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

(ii)
Bankruptcy Code.  Subject to Part 5(m), without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(iii)
Swap Agreement.  Party A acknowledges that each Transaction is a “swap agreement” as defined in 12 U.S.C. Section 1821(e)(8)(D)(vi) and a “covered swap agreement” as defined in the Commodity Exchange Act (7 U.S.C. Section 27(d)(1)).

(x)           Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future obligations of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future obligations of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P, and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to deduction or Tax collected by withholding, and such opinion has been delivered to Moody’s, or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to deduction or Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such deduction or withholding been required, or (C) in the event that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B)  (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, and (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event”means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A pursuant to Section 6(b)(ii) or Part 5(e), or described in Sections 7(a)(2) or (3) (as amended herein) to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied:  (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4; (c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that the party proposing such act or failure to act must consult with each of the specified Rating Agencies and receive from each such Rating Agency prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Rating Agencies” mean, with respect to any date of determination, each of S&P and Moody’s,, to the extent that each such rating agency is then providing a rating for any of the Soundview Mortgage Loan Trust 2007-OPT2 (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

[Remainder of this page intentionally left blank.]

4.           Account Details and Settlement Information:

Payments to Party A:	The Bank of New York
Derivative Products Support Department
32 Old Slip, 16th Floor
New York, New York 10286
Attention: Renee Etheart
ABA #021000018
Account #890-0068-175
Reference: Interest Rate Cap

Payments to Party B:	Wells Fargo Bank, N.A.
ABA No. 121 000 248
Account Name: SAS Clearing
Account No.: 3970771416
FFC to: Cap Account 53162102

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

The Bank of New York

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

1.  Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the Cap Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-2

By:
Name:
Title:

SCHEDULE I

(subject to adjustment in accordance with the Following Business Day Convention)

From and including:	To but excluding:	Notional Amount (USD):
02/25/09	03/25/09	745.95580
03/25/09	04/25/09	6,864.83076
04/25/09	05/25/09	16,304.96056
05/25/09	06/25/09	136,780.75784
06/25/09	07/25/09	324,200.82796
07/25/09	08/25/09	289,061.11740
08/25/09	09/25/09	258,196.60900
09/25/09	10/25/09	236,050.92648
10/25/09	11/25/09	224,941.95628
11/25/09	12/25/09	214,355.62148
12/25/09	01/25/10	204,270.72928
01/25/10	02/25/10	194,771.17956
02/25/10	03/25/10	185,611.87564
03/25/10	04/25/10	177,289.78552
04/25/10	05/25/10	169,476.59884
05/25/10	06/25/10	163,883.39668
06/25/10	07/25/10	160,429.76440
07/25/10	08/25/10	152,884.29284
08/25/10	09/25/10	145,693.38256
09/25/10	10/25/10	138,840.38312
10/25/10	11/25/10	132,309.44752
11/25/10	12/25/10	126,085.43384
12/25/10	01/25/11	120,153.99776
01/25/11	02/25/11	114,501.53984
02/25/11	03/25/11	109,114.73560
03/25/11	04/25/11	103,981.10952
04/25/11	05/25/11	99,088.77784
05/25/11	06/25/11	94,426.40176
06/25/11	07/25/11	89,983.18804
07/25/11	08/25/11	85,748.86400
08/25/11	09/25/11	81,713.58932
09/25/11	10/25/11	77,868.01460
10/25/11	11/25/11	74,203.22940
11/25/11	12/25/11	70,710.74140
12/25/11	01/25/12	67,382.45704
01/25/12	02/25/12	64,210.66376
02/25/12	03/25/12	61,188.00880
03/25/12	04/25/12	58,307.48576
04/25/12	05/25/12	55,562.41712
05/25/12	06/25/12	53,964.99716
06/25/12	07/25/12	54,368.42456

Annex A

Paragraph 13 of the Credit Support Annex

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of July 10, 2007 between
The Bank of New York
(hereinafter referred to as “Party A” or “Pledgor”)
and
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the Cap Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-2 (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated June 14, 2007, between Party A and Party B, Reference Number 39477.

Paragraph 13.  Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(2)	the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)	the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)
“Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody’s Credit Support Amount, in each case  for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)	Eligible Collateral.

On any date, the items set forth in Table 1 will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if  an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)
“Valuation Agent” means Party A; provided, however, that if an Event of Default shall have occurred with respect to which Party A is the Defaulting Party, Party B shall have the right to designate as Valuation Agent an independent party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.  All calculations by the Valuation Agent must be made in accordance with standard market practice, including, in the event of a dispute as to the Value of any Eligible Credit Support or Posted Credit Support, by making reference to quotations received by the Valuation Agent from one or more Pricing Sources.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):  With respect to Party A: any Additional Termination Event with respect to which Party A is the sole Affected Party.  With respect to Party B: None.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, , on any date, of Eligible Collateral will be calculated as follows:

For Eligible Collateral other than Cash set forth in Table 1: the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. Party B (or any Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b).

Party B may appoint as Custodian (A) the entity then serving as the Cap Trustee or (B) any entity other than the entity then serving as the Cap Trustee if such other entity (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold.  If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Cap Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: The Cap Trustee.

(ii)
Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)	Distributions and Interest Amount.

(i)
Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.  Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s as directed by Party A (unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such Posted Collateral shall be held uninvested).  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)
Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.  The last sentence of Paragraph 6(d)(ii) is hereby amended by adding the words “actually received by Party B but” after the words “Interest Amount or portion thereof”.

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) (as amended herein) will apply.

(iv)           Distributions.  Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions.  Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).”

(i)	Additional Representation(s). There are no additional representations by either party.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A:

The Bank of New York
Collateral Management
32 Old Slip, 16th Floor
New York, New York 10286
Phone:  (212) 804-5158
Fax:    (212) 804-5818

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:  To be notified to Party B to Party A at the time of the request for the transfer.

Party B’s Custodian account details for holding collateral:

Wells Fargo Bank, N.A.
ABA No. 121 000 248
Account Name: SAS Clearing
Account No.: 3970771416
FFC to: ________________

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value Moody’s Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, and a Moody’s Value,” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value and Moody’s Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, or Moody’s Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, and Moody’s Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, or Moody’s Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, and Moody’s Value”.

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)
Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(vi)
Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(viii)        Additional Definitions.  As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.  The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A)-(E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words “with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement” shall be added.

 “Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)           if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the least of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (y) the product of (i) Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (z) the product of (i) the applicable Moody’s First Trigger Factor set forth in Table 2A, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Table 1A, Column A.

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period of such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2C, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2B, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column A, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column B.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage set forth in Table 1A.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Remaining Weighted Average Maturity” means, with respect to a Transaction, the expected weighted average maturity for such Transaction as determined by the Valuation Agent.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the Secured Party’s Exposure;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to 125% of the Secured Party’s Exposure; or

(C)           if the S&P Threshold for such Valuation Date is infinity, zero.

“S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that a S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column A, or

(B)	if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column B.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Table 1B and (B) in the case of Cash, the amount thereof  multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value, Moody’s Value, Fitch Value, or DBRS Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Table 1.

“Value” shall mean, in respect of any date, the related S&P Value, and the related Moody’s Value.

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IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

The Bank of New York
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the Cap Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-2

By:	/s/	By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

Table 1A
Eligible Collateral
Moody’s

Valuation Date (and Valuation Percentage column):  Daily

Moody’s Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

Eligible Collateral & Valuation Percentages (Moody’s )
		Valuation Percentage		Valuation Percentage
		Moody’s (Daily)		Moody’s (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	100	100%	100%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating-rate Treasuries”) (all maturities).	100%	99%	100%	99%
(C)	U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	100%	100%	100%	100%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	99%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	98%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	100%	97%	100%	97%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	100%	96%	100%	95%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	100%	94%	100%	94%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	100%	90%	100%	89%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	100%	88%	100%	87%
(K)	Floating-rate Agency Securities: Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).	100%	98%	100%	98%
(L)	Fixed-rate Agency Securities: Fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	100%	99%	100%	99%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	98%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	97%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	100%	96%	100%	96%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	100%	93%	100%	94%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	100%	93%	100%	93%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	100%	89%	100%	88%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	100%	87%	100%	86%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)
Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.
		*	*	*	*
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	*	*
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.			*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* zero or such higher percentage in respect of which Moody’s has delivered a ratings affirmation.

Table 1B
Eligible Collateral
S&P

Valuation Date (and Valuation Percentage column):  Daily
S&P Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when an S&P Required Ratings Downgrade Event has occurred and is continuing for at least 10 Local Business Days.

Eligible Collateral & Valuation Percentages (S&P)
		Valuation Percentage		Valuation Percentage
		S&P (Daily)		S&P (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	80%	100%	80%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating Rate Treasuries”) (all maturities).	n/a	n/a	n/a	n/a
(C)	Fixed-rate U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	98.9%	79.1%	98%	78.4%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	93.7%	75.0%	92.6%	74.1%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	91.1%	72.9%	87.9%	70.3%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	88.6%	70.9%	84.6%	67.7%
(K)
Floating-rate Agency Securities:  Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).
		n/a	n/a	n/a	n/a
(L)	Fixed-rate Agency Securities: fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	98.5%	78.8%	98%	78.4%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	92.6%	74.1%	92.6%	74.1%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	87.7%	70.2%	82.6%	66.1%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	84.4%	67.5%	77.9%	62.3%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)	Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.	*	*	95.2%	76.2%
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	87.0%	69.6%
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.	*	*	*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* to be completed with valuation percentages supplied or published by S&P.

In addition to the foregoing, the following will constitute Eligible Collateral, at the valuation percentages indicated (weekly valuation basis) or to be supplied or as published by S&P (daily valuation basis):

Other Eligible Collateral and Valuation Percentages (S&P)
Eligible Collateral (Cash and Securities)	Valuation Percentage (Daily) A	Valuation Percentage (Daily) B	Valuation Percentage (Weekly) A	Valuation Percentage (weekly) B
Cash	100%	80%	100%	80%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of less than five years	*	*	98%	78.4%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	92%	74.1%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating) 'AA', 'A' U.S. student loan ABS (floating), and 'AAA, 'AA' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	95%	76%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating), 'AA', 'A' U.S. student loan ABS (floating), and 'AAA', 'AA' U.S. and European corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	87%	69.6%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	80%	64%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), 'AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	71.4%	57.1%

* To be completed with valuation percentages supplied or published by S&P.

Table 2A
Moody’s First Trigger Factor

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's First Trigger Factor.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.15%	0.25%
More than 1 but not more than 2	0.30%	0.50%
More than 2 but not more than 3	0.40%	0.70%
More than 3 but not more than 4	0.60%	1.00%
More than 4 but not more than 5	0.70%	1.20%
More than 5 but not more than 6	0.80%	1.40%
More than 6 but not more than 7	1.00%	1.60%
More than 7 but not more than 8	1.10%	1.80%
More than 8 but not more than 9	1.20%	2.00%
More than 9 but not more than 10	1.30%	2.20%
More than 10 but not more than 11	1.40%	2.30%
More than 11 but not more than 12	1.50%	2.50%
More than 12 but not more than 13	1.60%	2.70%
More than 13 but not more than 14	1.70%	2.80%
More than 14 but not more than 15	1.80%	3.00%
More than 15 but not more than 16	1.90%	3.20%
More than 16 but not more than 17	2.00%	3.30%
More than 17 but not more than 18	2.00%	3.50%
More than 18 but not more than 19	2.00%	3.60%
More than 20 but not more than 21	2.00%	3.70%
More than 21 but not more than 22	2.00%	3.90%
More than 22	2.00%	4.00%

Table 2B
Moody’s Second TriggerFactor
(Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.65%	0.75%
More than 1 but not more than 2	1.30%	1.50%
More than 2 but not more than 3	1.90%	2.20%
More than 3 but not more than 4	2.50%	2.90%
More than 4 but not more than 5	3.10%	3.60%
More than 5 but not more than 6	3.60%	4.20%
More than 6 but not more than 7	4.20%	4.80%
More than 7 but not more than 8	4.70%	5.40%
More than 8 but not more than 9	5.20%	6.00%
More than 9 but not more than 10	5.70%	6.60%
More than 10 but not more than 11	6.10%	7.00%
More than 11 but not more than 12	6.50%	7.50%
More than 12 but not more than 13	7.00%	8.00%
More than 13 but not more than 14	7.40%	8.50%
More than 14 but not more than 15	7.80%	9.00%
More than 15 but not more than 16	8.20%	9.50%
More than 16 but not more than 17	8.60%	9.90%
More than 17 but not more than 18	9.00%	10.40%
More than 18 but not more than 19	9.40%	10.80%
More than 20 but not more than 21	9.70%	11.00%
More than 21 but not more than 22	10.00%	11.00%
More than 22	10.00%	11.00%

Table 2C
Moody’s Second Trigger Factor
(Non-Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is not a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.50%	0.60%
More than 1 but not more than 2	1.00%	1.20%
More than 2 but not more than 3	1.50%	1.70%
More than 3 but not more than 4	1.90%	2.30%
More than 4 but not more than 5	2.40%	2.80%
More than 5 but not more than 6	2.80%	3.30%
More than 6 but not more than 7	3.20%	3.80%
More than 7 but not more than 8	3.60%	4.30%
More than 8 but not more than 9	4.00%	4.80%
More than 9 but not more than 10	4.40%	5.30%
More than 10 but not more than 11	4.70%	5.60%
More than 11 but not more than 12	5.00%	6.00%
More than 12 but not more than 13	5.40%	6.40%
More than 13 but not more than 14	5.70%	6.80%
More than 14 but not more than 15	6.00%	7.20%
More than 15 but not more than 16	6.30%	7.60%
More than 16 but not more than 17	6.60%	7.90%
More than 17 but not more than 18	6.90%	8.30%
More than 18 but not more than 19	7.20%	8.60%
More than 20 but not more than 21	7.50%	9.00%
More than 21 but not more than 22	7.80%	9.00%
More than 22	8.00%	9.00%

EXHIBIT P

FORM OF BASIS RISK CAP AGREEMENT

DATE:	July 10, 2007

TO:	Wells Fargo Bank, N.A., not in its individual capacity, but solely as Trustee on behalf of the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

ATTENTION:	Client Manager, Soundview 2007-OPT2
TELEPHONE:	(410) 884-2000
FACSIMILE:	(410) 715-2380

FROM:	The Bank of New York
Derivative Products Support Department
Attn: Swap Confirmation Dept.
TELEPHONE:	212-804-5163/5103
FACSIMILE:	212-804-5818/5837

SUBJECT:	Interest Rate Cap

REFERENCE NUMBER:	39478

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between The Bank of New York (“Party A”) and Wells Fargo Bank, N.A., not in its individual capacity, but solely as trustee (the “Trustee”) on behalf of the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2
 (“Party B”) created under the pooling and servicing agreement, dated as of July 1, 2007, among Financial Asset Securities Corp. (the “Deposistor”), Option One Mortgage Corporation (the “Servicer”), and Wells Fargo Bank, N.A. (the “Trustee”), (the “Pooling and Servicing Agreement”).  This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 3 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Cap

Notional Amount:
With respect to any Calculation Period, the lesser of (x) the aggregate Certificate Principal Balance of the Class A and Class M Certificates immediately preceding the Distribution Date which occurs in the calendar month of the Floating Rate Payer Payment Date for such Calculation Period (determined for this purpose without regard to any adjustment of the Floating Rate Payer Payment Date or Distribution Date relating to business days) and (y) the amount set forth for such period on Schedule I attached hereto.

The outstanding aggregate Certificate Principal Balance of the Class A and Class M Certificates will be posted on the Trustee’s internet site which shall be initially located at http://www.ctslink.com.  Assistance in using the internet site can be obtained by calling the Trustee’s customer service desk at 1-866-846-4526.

Trade Date:	June 18, 2007

Effective Date:	August 25, 2007

Termination Date:	January 25, 2008, subject to adjustment in accordance with the Following Business Day Convention.

Fixed Amount:

Fixed Amount Payer:	Party B

Fixed Amount Payer
Payment Date:	July 10, 2007

Fixed Amount:
USD 5,000.00, to be paid on behalf of Party B by Greenwich Capital Financial Products, Inc. to Party A.  The parties agree, for convenience and ease of administration, the payment of the Fixed Amount will be netted with the Additional Payment payable under the Confirmation with reference number 39476 and the Fixed Amounts payable under the Confirmations with reference numbers 39477.

Floating Amounts:

Floating Rate Payer:	Party A

Cap Rate:	For each Calculation Period, as set forth for such period on Schedule I attached hereto.

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing September 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. The Floating Rate Payer Payment Date shall be one (1) Business Day preceding each Floating Rate Payer Period End Date.

Floating Rate Option:	USD-LIBOR-BBA, provided, however, if the Floating Rate Option for a Calculation Period is greater than 10.50% then the Floating Rate Option for such Calculation Period shall be deemed equal to 10.50%.

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Item 3.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)           “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that Section 5(a)(i) is hereby amended by replacing the word “third” with the word “first”; provided, further, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the shareholders’ equity of Party A or, if applicable, a guarantor under an Eligible Guarantee with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)           Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)           The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)
The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A except that, for purposes of the application of Section 5(b)(ii) to Party A, Section 5(b)(ii) is hereby amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)”, and the “Tax Event” provisions of Section 5(b)(ii) will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)           Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)	The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)
if, on or prior to such Early Termination Date, a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

(b)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value); or

(c)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement has been communicated to Party B and remains capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

(C)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(D)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(E)
At any time on or before the Early Termination Date at which two or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value).

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(ii)	The Second Method will apply.

(g)           “Termination Currency” means USD.

(h)           Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.   Tax Matters.

(a)           Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)           Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on: the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)           Party B makes the following representation(s):

None.

(ii)           Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)           Party A makes the following representation(s):

(x) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes, (y) it is a trust company duly organized and existing under the laws of the State of New York, and (y) its U.S. taxpayer identification number is 135160382.

(B)           Party B makes the following representation(s):

None.

(b)	Tax Provisions.

(i)
Gross Up.  Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)	Indemnifiable Tax. The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax” means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

  Part 3.  Agreement to Deliver Documents.

(a)           For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A
A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that establishes an exemption from deduction or withholding obligation on payments to Party A under this Agreement.
Upon the execution and delivery of this Agreement

Party B
A correct, complete and executed U.S. Internal Revenue Service Form W-9, W-8BEN, W-8ECI, or W-8IMY, with appropriate attachments, as applicable, or any other or successor form, in each case that establishes an exemption from deduction or withholding obligations; and any other document reasonably requested to allow Party A to make payments under this Agreement without any deduction or withholding for or on account of any tax.

(i) Before the first Payment Date under this Agreement, (ii) in the case of a U.S. Internal Revenue Service Form W-8ECI, W-8IMY, and W-8BEN that does not include a U.S. taxpayer identification number in line 6, before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Party A, and (iv) promptly upon receiving actual knowledge that any such form previously provided by Party B has become obsolete or incorrect

(b)           For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, this Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, this Confirmation and any Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, this Confirmation, and any relevant Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A	A copy of the quarterly and annual financial statements of Party A for the most recently completed fiscal year and publicly available in its regulatory call report	Promptly upon becoming publicly available; provided, if available on http://www.fdic.gov, such delivery is not required	No

Party A	An opinion of counsel to Party A as to the enforceability of this Confirmation reasonably acceptable to Party B.	Upon the execution and delivery of this Agreement	No

Party B	An opinion of counsel to Party B as to the enforceability of this Confirmation reasonably acceptable to Party A.	Upon the execution and delivery of this Agreement	No

Part 4.  Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:               The Bank of New York
Swaps and Derivative Products Group
Global Market Division
32 Old Slip 15th Floor
New York, NY 10286
Attention: Steve Lawler
Facsimile: 212-495-1016
Phone: 212-804-2137

with a copy to:

The Bank of New York
Swaps and Derivative Products Group
32 Old Slip 16th Floor
New York, New York 10286
Attention: Andrew Schwartz
Tele: 212-804-5103
Fax: 212-804-5818/5837

(For all purposes)

A copy of any notice or other communication with respect to Sections 5 or 6 should also be sent to the addresses set out below:

The Bank of New York
Legal Department
One Wall Street – 10th Floor
New York, New York 10286
Attention: General Counsel

Address for notices or communications to Party B:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(b)           Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)
Calculation Agent.  The Calculation Agent is Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a financial institution which would qualify as a Reference Market-maker, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f)           Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex, solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)
Affiliate.  “Affiliate” shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5.                      Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)           Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	Conditions Precedent.	Section 2(a)(iii) is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in Section 2(a)(iii)(1), if an Event of Default with respect to Party B or Potential Event of Default with respect to Party B has occurred and been continuing for more than 30 Local Business Days and no Early Termination Date in respect of the Affected Transactions has occurred or been effectively designated by Party A, the obligations of Party A under Section 2(a)(i) shall cease to be subject to the condition precedent set forth in Section 2(a)(iii)(1) with respect to such specific occurrence of such Event of Default or such Potential Event of Default (the “Specific Event”); provided, however, for the avoidance of doubt, the obligations of Party A under Section 2(a)(i) shall be subject to the condition precedent set forth in Section 2(a)(iii)(1) (subject to the foregoing) with respect to any subsequent occurrence of the same Event of Default with respect to Party B or Potential Event of Default with respect to Party B after the Specific Event has ceased to be continuing and with respect to any occurrence of any other Event of Default with respect to Party B or Potential Event of Default with respect to Party B that occurs subsequent to the Specific Event.

(iii)	Change of Account. Section 2(b) is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”.

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance.  (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction and (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(2)
Evaluation and Understanding.  (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant.  It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended (i) by deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed” and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral.  If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement.  The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)
Failure to Comply with Regulation AB Requirements.  If (i) the Depositor still has a reporting obligation with respect to the Transaction hereunder pursuant to Regulation AB and (ii) Party A has not, within the applicable time period specified in Part 5(e)(ii)(a) below after a Swap Disclosure Event, complied with any of the provisions set forth in Part 5(e)(ii) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)
Optional Termination of Securitization.  An Additional Termination Event shall occur upon the earlier of (i) the occurrence of an Optional Termination in accordance with Article X of the Pooling and Servicing Agreement or (ii) notice to Certificateholders of such Optional Termination becoming unrescindable, in accordance with Article X of the Pooling and Servicing Agreement. Party B shall be the sole Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding anything to the contrary in Section 6(b)(iv), only Party B may designate an Early Termination Date as a result of this Additional Termination Event.  For purposes of determining the payment under Section 6(e) in respect of an Early Termination Date designated as a result of this Additional Termination Event, for all Calculation Periods beginning on or after the Early Termination Date, the definition of Notional Amount in this Confirmation shall be deleted in its entirety and replaced with the following: “With respect to each Calculation Period, the Calculation Amount II for such Calculation Period as set forth on Schedule I attached hereto multiplied by the quotient of (A) the Notional Amount for the Calculation Period immediately prior to the Early Termination Date divided by (B) the Calculation Amount II for the Calculation Period immediately prior to the Early Termination Date as set forth on Schedule I attached hereto

(d)
Required Ratings Downgrade Event.  If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)           Compliance with Regulation AB.

(i)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, at any time after the date hereof while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, the Depositor or Greenwich Capital Financial Products, Inc. (the “Sponsor”) notifies Party A that the aggregate “significance percentage” (calculated in accordance with the provisions of Item 1115 of Regulation AB) of all derivative instruments provided by Party A and any of its affiliates to Party B (collectively, the “Aggregate Significance Percentage”) is 9% or more.

(ii)
Upon the occurrence of a Swap Disclosure Event while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, Party A, at its own cost and expense (and without any expense or liability to the Depositor, the Sponsor, the Underwriters, the Depositor, the Trustee or the Issuing Entity), shall take one of the following actions:

(a)
provide to the Sponsor and the Depositor: (i) if the Aggregate Significance Percentage is 9% or more, but less than 10%, within thirty (30) days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (ii) if the Aggregate Significance Percentage is 10% or more, but less than 20%, within five (5) Business Days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (iii) if the Aggregate Significance Percentage is 19% or more, but less than 20%,, within thirty (30) days, the information required under Item 1115(b)(2) of Regulation AB or (iv) if the Aggregate Significance Percentage is 20% or more, within five (5) Business Days, the information required under Item 1115(b)(2) of Regulation AB; or

(b)
transfer in a Permitted Transfer (provided that a Permitted Transfer pursuant to this subclause (b) shall not require satisfaction of the Rating Agency Condition) its obligations under the Transaction to a counterparty with the Approved Ratings Thresholds (or which satisfies the Rating Agency Condition), that (x) provides the information specified in clause (a) above to the Depositor and Sponsor and (y) enters into documentation substantially similar to the documentation then in place between Party A and Party B.

(iii)
For so long as the Aggregate Significance Percentage is 10% or more and the Depositor has reporting obligations with respect to this Transaction, Party A shall provide any updates to the information provided pursuant to clause (ii)(a) above to the Sponsor and the Depositor within five (5) Business Days following the availability thereof (but in no event more than 6 months after the end of each of Party A’s fiscal year for any annual update and when available for any interim update).

(iv)
All information provided pursuant to clause (ii) shall be in a form suitable for conversion to the format required for filing by the Depositor with the Commission via the Electronic Data Gathering and Retrieval System (EDGAR).  The parties hereto acknowledge that electronic files in Adobe Acrobat format will be deemed to satisfy the requirements of this Part 5(e)(iv).  In addition, any such information, if audited, shall be accompanied by any necessary auditor’s consents or, if such information is unaudited, shall be accompanied by an appropriate agreed-upon procedures letter from Party A’s accountants.  If permitted by Regulation AB, any such information may be provided by reference to or incorporation by reference from reports filed pursuant to the Exchange Act.

(v)	The Sponsor and the Depositor each shall be an express third party beneficiary of this Agreement with respect to Party A’s undertakings under this Part 5(e) only.

(f)	Transfers.

(i)           Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) prior written notice has been provided to the Rating Agencies:

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder in connection with a transfer pursuant to Section 8.09 of the Pooling and Servicing Agreement, and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)
Non-Recourse.  Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust Fund and the proceeds thereof, and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of the Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust Fund and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Trust Fund and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive.  This provision will survive the termination of this Agreement.

(h)	[Reserved.]

(i)
Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”.

(k)
Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Rating Agencies has been provided prior written notice of the same.

(l)
Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)
Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B or the Issuer, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes.  This provision will survive the termination of this Agreement.

(n)
Trustee Liability Limitations.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Wells Fargo Bank, N.A. (“WFBNA”) not individually or personally, but solely as Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and vested in it under the terms of the Pooling and Servicing Agreement; (b) WFBNA has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements of WFBNA but is made and intended for the purpose of binding only the Trust; (d) nothing herein contained shall be construed as creating any liability on the part of WFBNA, individually or personally, to perform any covenant, either expressed or implied, contained herein , all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto; and (e) under no circumstances shall WFBNA be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents, as to all of which recourse shall be had solely to the assets of the Trust Fund in accordance with the terms of the Pooling and Servicing Agreement.

(o)
Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B.  Party A acknowledges that Party B has appointed the Trustee under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Trustee shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)
Limitation on Events of Default.  Notwithstanding the provisions of Sections 5 and 6, with respect to any Transaction, if at any time and so long as Party B has satisfied in full all its payment obligations under Section 2(a)(i) in respect of each Transaction with the reference number 39478 (each, a “Cap Transaction”) and has at the time no future payment obligations, whether absolute or contingent, under such Section in respect of such Cap Transaction, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of any such payment in respect of such Cap Transaction, (a) the occurrence of an event described in Section 5(a) with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as Defaulting Party in respect of such Cap Transaction and (b) Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 in respect of such Cap Transaction only as a result of the occurrence of a Termination Event set forth in either Section 5(b)(i) or 5(b)(ii) with respect to Party A as the Affected Party, or Section 5(b)(iii) with respect to Party A as the Burdened Party.  For purposes of the Transactions identified by the reference numbers 39478, Party A acknowledges and agrees that Party B’s only payment obligation under Section 2(a)(i) in respect of each Cap Transaction is to pay the related Fixed Amount on the related Fixed Amount Payer Payment Date.

(r)
Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.  Each party agrees to provide such recording to the other party upon reasonable request.

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)
Payment Instructions.  Party A hereby agrees that, unless notified in writing by Party B of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in Item 4 of this Long-form Confirmation, below.

(v)	Additional representations.

(i)
Representations of Party A.  Party A represents to Party B on the date on which Party A enters into each Transaction that Party A is a bank subject to the requirements of Federal Deposit Insurance Act, delivery and performance of this Agreement (including the Credit Support Annex and each Confirmation) have been authorized by all necessary corporate action of Party A, the person executing this Agreement on behalf of Party A is an officer of Party A of the level of vice president or higher, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained as one of its official records continuously from the time of its execution (or in the case of any Confirmation, continuously until such time as the relevant Transaction matures and the obligations therefor are satisfied in full).

(ii)
Capacity.  Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into this Agreement and the Transaction as principal and not as agent of any person.  Party B represents to Party A on the date on which the Trustee executes this Agreement on behalf of Party B, that it is executing this Agreement, not individually, but solely its capacity as Trustee on behalf of the Trust.

(w)	Acknowledgements.

(i)
Substantial financial transactions.  Each party hereto is hereby advised and acknowledges as of the date hereof that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Pooling and Servicing Agreement relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

(ii)
Bankruptcy Code.  Subject to Part 5(m), without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(iii)
Swap Agreement.  Party A acknowledges that each Transaction is a “swap agreement” as defined in 12 U.S.C. Section 1821(e)(8)(D)(vi) and a “covered swap agreement” as defined in the Commodity Exchange Act (7 U.S.C. Section 27(d)(1)).

(x)           Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future obligations of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future obligations of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are provided in advance to S&P, and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to deduction or Tax collected by withholding, and such opinion has been delivered to Moody’s, or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to deduction or Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such deduction or withholding been required, or (C) in the event that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B)  (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, and  (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event”means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A pursuant to Section 6(b)(ii) or Part 5(e), or described in Sections 7(a)(2) or (3) (as amended herein) to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied:  (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4; (c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s and S&P have been given prior written notice of such transfer; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agencies” mean, with respect to any date of determination, each of S&P and Moody’s,, to the extent that each such rating agency is then providing a rating for any of the Soundview Mortgage Loan Trust 2007-OPT2 (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

[Remainder of this page intentionally left blank.]

4.           Account Details and Settlement Information:

Payments to Party A:	The Bank of New York
Derivative Products Support Department
32 Old Slip, 16th Floor
New York, New York 10286
Attention: Renee Etheart
ABA #021000018
Account #890-0068-175
Reference: Interest Rate Cap

Payments to Party B:	Wells Fargo Bank, N.A.
ABA No. 121 000 248
Account Name: SAS Clearing
Account No.: 3970771416
FFC to: Net WAC Rate Carryover Reserve Account 53162101

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

The Bank of New York

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Trustee on behalf of the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

By:
Name:
Title:

SCHEDULE I

(subject to adjustment in accordance with the Following Business Day Convention)

From and including:	To but excluding:	Notional Amount (USD)	Cap Rate (%)
08/25/07	09/25/07	542,930,039.00	8.0484
09/25/07	10/25/07	538,655,464.00	8.3168
10/25/07	11/25/07	533,233,227.00	8.04857
11/25/07	12/25/07	526,666,172.00	8.31685
12/25/07	01/25/08	518,964,120.00	8.0485

Annex A

Paragraph 13 of the Credit Support Annex

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of July 10, 2007 between
The Bank of New York
(hereinafter referred to as “Party A” or “Pledgor”)
and
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Trustee on behalf of the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated June 14, 2007, between Party A and Party B, Reference Number 39478.

Paragraph 13.  Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(2)	the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)	the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)
“Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody’s Credit Support Amount, in each case  for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)	Eligible Collateral.

On any date, the items set forth in Table 1 will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if  an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)
“Valuation Agent” means Party A; provided, however, that if an Event of Default shall have occurred with respect to which Party A is the Defaulting Party, Party B shall have the right to designate as Valuation Agent an independent party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.  All calculations by the Valuation Agent must be made in accordance with standard market practice, including, in the event of a dispute as to the Value of any Eligible Credit Support or Posted Credit Support, by making reference to quotations received by the Valuation Agent from one or more Pricing Sources.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):  With respect to Party A: any Additional Termination Event with respect to which Party A is the sole Affected Party.  With respect to Party B: None.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, , on any date, of Eligible Collateral will be calculated as follows:

For Eligible Collateral other than Cash set forth in Table 1: the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. Party B (or any Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b).

Party B may appoint as Custodian (A) the entity then serving as the Trustee or (B) any entity other than the entity then serving as the Trustee if such other entity (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold.  If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: The Trustee.

(ii)
Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)	Distributions and Interest Amount.

(i)
Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.  Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s as directed by Party A (unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such Posted Collateral shall be held uninvested).  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)
Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.  The last sentence of Paragraph 6(d)(ii) is hereby amended by adding the words “actually received by Party B but” after the words “Interest Amount or portion thereof”.

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) (as amended herein) will apply.

(iv)           Distributions.  Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions.  Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).”

(i)	Additional Representation(s). There are no additional representations by either party.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A:

The Bank of New York
Collateral Management
32 Old Slip, 16th Floor
New York, New York 10286
Phone:  (212) 804-5158
Fax:    (212) 804-5818

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:  To be notified to Party B to Party A at the time of the request for the transfer.

Party B’s Custodian account details for holding collateral:

Wells Fargo Bank, N.A.
ABA No. 121 000 248
Account Name: SAS Clearing
Account No.: 3970771416
FFC to: ________________

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value Moody’s Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, and a Moody’s Value,” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value and Moody’s Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, or Moody’s Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, and Moody’s Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, or Moody’s Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, and Moody’s Value”.

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)
Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(vi)
Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(viii)         Additional Definitions.  As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.  The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A)-(E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words “with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement” shall be added.

 “Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)           if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the least of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (y) the product of (i) Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (z) the product of (i) the applicable Moody’s First Trigger Factor set forth in Table 2A, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Table 1A, Column A.

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period of such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2C, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2B, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column A, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column B.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage set forth in Table 1A.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Remaining Weighted Average Maturity” means, with respect to a Transaction, the expected weighted average maturity for such Transaction as determined by the Valuation Agent.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the Secured Party’s Exposure;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to 125% of the Secured Party’s Exposure; or

(C)           if the S&P Threshold for such Valuation Date is infinity, zero.

“S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that a S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column A, or

(B)	if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column B.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Table 1B and (B) in the case of Cash, the amount thereof  multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value, Moody’s Value, Fitch Value, or DBRS Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Table 1.

“Value” shall mean, in respect of any date, the related S&P Value, and the related Moody’s Value.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

The Bank of New York		Wells Fargo Bank, N.A., not in its individual capacity, but solely as Trustee on behalf of the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

By:	/s/	By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

Table 1A
Eligible Collateral
Moody’s

Valuation Date (and Valuation Percentage column):  Daily

Moody’s Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

Eligible Collateral & Valuation Percentages (Moody’s )
		Valuation Percentage		Valuation Percentage
		Moody’s (Daily)		Moody’s (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	100	100%	100%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating-rate Treasuries”) (all maturities).	100%	99%	100%	99%
(C)	U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	100%	100%	100%	100%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	99%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	98%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	100%	97%	100%	97%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	100%	96%	100%	95%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	100%	94%	100%	94%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	100%	90%	100%	89%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	100%	88%	100%	87%
(K)	Floating-rate Agency Securities: Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).	100%	98%	100%	98%
(L)	Fixed-rate Agency Securities: Fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	100%	99%	100%	99%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	98%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	97%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	100%	96%	100%	96%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	100%	93%	100%	94%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	100%	93%	100%	93%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	100%	89%	100%	88%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	100%	87%	100%	86%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)
Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.
		*	*	*	*
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	*	*
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.			*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* zero or such higher percentage in respect of which Moody’s has delivered a ratings affirmation.

Table 1B
Eligible Collateral
S&P

Valuation Date (and Valuation Percentage column):  Daily
S&P Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when an S&P Required Ratings Downgrade Event has occurred and is continuing for at least 10 Local Business Days.

Eligible Collateral & Valuation Percentages (S&P)
		Valuation Percentage		Valuation Percentage
		S&P (Daily)		S&P (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	80%	100%	80%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating Rate Treasuries”) (all maturities).	n/a	n/a	n/a	n/a
(C)	Fixed-rate U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	98.9%	79.1%	98%	78.4%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	93.7%	75.0%	92.6%	74.1%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	91.1%	72.9%	87.9%	70.3%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	88.6%	70.9%	84.6%	67.7%
(K)
Floating-rate Agency Securities:  Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).
		n/a	n/a	n/a	n/a
(L)	Fixed-rate Agency Securities: fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	98.5%	78.8%	98%	78.4%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	92.6%	74.1%	92.6%	74.1%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	87.7%	70.2%	82.6%	66.1%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	84.4%	67.5%	77.9%	62.3%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)	Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.	*	*	95.2%	76.2%
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	87.0%	69.6%
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.	*	*	*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* to be completed with valuation percentages supplied or published by S&P.

In addition to the foregoing, the following will constitute Eligible Collateral, at the valuation percentages indicated (weekly valuation basis) or to be supplied or as published by S&P (daily valuation basis):

Other Eligible Collateral and Valuation Percentages (S&P)
Eligible Collateral (Cash and Securities)	Valuation Percentage (Daily) A	Valuation Percentage (Daily) B	Valuation Percentage (Weekly) A	Valuation Percentage (weekly) B
Cash	100%	80%	100%	80%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of less than five years	*	*	98%	78.4%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	92%	74.1%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating) 'AA', 'A' U.S. student loan ABS (floating), and 'AAA, 'AA' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	95%	76%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating), 'AA', 'A' U.S. student loan ABS (floating), and 'AAA', 'AA' U.S. and European corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	87%	69.6%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	80%	64%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), 'AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	71.4%	57.1%

* To be completed with valuation percentages supplied or published by S&P.

Table 2A
Moody’s First Trigger Factor

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's First Trigger Factor.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.15%	0.25%
More than 1 but not more than 2	0.30%	0.50%
More than 2 but not more than 3	0.40%	0.70%
More than 3 but not more than 4	0.60%	1.00%
More than 4 but not more than 5	0.70%	1.20%
More than 5 but not more than 6	0.80%	1.40%
More than 6 but not more than 7	1.00%	1.60%
More than 7 but not more than 8	1.10%	1.80%
More than 8 but not more than 9	1.20%	2.00%
More than 9 but not more than 10	1.30%	2.20%
More than 10 but not more than 11	1.40%	2.30%
More than 11 but not more than 12	1.50%	2.50%
More than 12 but not more than 13	1.60%	2.70%
More than 13 but not more than 14	1.70%	2.80%
More than 14 but not more than 15	1.80%	3.00%
More than 15 but not more than 16	1.90%	3.20%
More than 16 but not more than 17	2.00%	3.30%
More than 17 but not more than 18	2.00%	3.50%
More than 18 but not more than 19	2.00%	3.60%
More than 20 but not more than 21	2.00%	3.70%
More than 21 but not more than 22	2.00%	3.90%
More than 22	2.00%	4.00%

Table 2B
Moody’s Second TriggerFactor
(Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.65%	0.75%
More than 1 but not more than 2	1.30%	1.50%
More than 2 but not more than 3	1.90%	2.20%
More than 3 but not more than 4	2.50%	2.90%
More than 4 but not more than 5	3.10%	3.60%
More than 5 but not more than 6	3.60%	4.20%
More than 6 but not more than 7	4.20%	4.80%
More than 7 but not more than 8	4.70%	5.40%
More than 8 but not more than 9	5.20%	6.00%
More than 9 but not more than 10	5.70%	6.60%
More than 10 but not more than 11	6.10%	7.00%
More than 11 but not more than 12	6.50%	7.50%
More than 12 but not more than 13	7.00%	8.00%
More than 13 but not more than 14	7.40%	8.50%
More than 14 but not more than 15	7.80%	9.00%
More than 15 but not more than 16	8.20%	9.50%
More than 16 but not more than 17	8.60%	9.90%
More than 17 but not more than 18	9.00%	10.40%
More than 18 but not more than 19	9.40%	10.80%
More than 20 but not more than 21	9.70%	11.00%
More than 21 but not more than 22	10.00%	11.00%
More than 22	10.00%	11.00%

Table 2C
Moody’s Second Trigger Factor
(Non-Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is not a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.50%	0.60%
More than 1 but not more than 2	1.00%	1.20%
More than 2 but not more than 3	1.50%	1.70%
More than 3 but not more than 4	1.90%	2.30%
More than 4 but not more than 5	2.40%	2.80%
More than 5 but not more than 6	2.80%	3.30%
More than 6 but not more than 7	3.20%	3.80%
More than 7 but not more than 8	3.60%	4.30%
More than 8 but not more than 9	4.00%	4.80%
More than 9 but not more than 10	4.40%	5.30%
More than 10 but not more than 11	4.70%	5.60%
More than 11 but not more than 12	5.00%	6.00%
More than 12 but not more than 13	5.40%	6.40%
More than 13 but not more than 14	5.70%	6.80%
More than 14 but not more than 15	6.00%	7.20%
More than 15 but not more than 16	6.30%	7.60%
More than 16 but not more than 17	6.60%	7.90%
More than 17 but not more than 18	6.90%	8.30%
More than 18 but not more than 19	7.20%	8.60%
More than 20 but not more than 21	7.50%	9.00%
More than 21 but not more than 22	7.80%	9.00%
More than 22	8.00%	9.00%

EXHIBIT Q

FORM OF INTEREST RATE SWAP AGREEMENT

DATE:	July 10, 2007

TO:
Wells Fargo Bank, N.A., not in its individual capacity, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

ATTENTION:	Client Manager, Soundview 2007-OPT2
TELEPHONE:	(410) 884-2000
FACSIMILE:	(410) 715-2380

FROM:	The Bank of New York
Derivative Products Support Department
Attn: Swap Confirmation Dept.
TELEPHONE:	212-804-5163/5103
FACSIMILE:	212-804-5818/5837

SUBJECT:	Interest Rate Swap

REFERENCE NUMBER:	39476

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between The Bank of New York (“Party A”) and Wells Fargo Bank, N.A., not in its individual capacity, but solely as the supplemental interest trust trustee (the “Supplemental Interest Trust Trustee”) on behalf of the supplemental interest trust (the “Supplemental Interest Trust”) with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (“Party B”) created under the pooling and servicing agreement, dated as of July 1, 2007, among Financial Asset Securities Corp. (the “Depositor”), Option One Mortgage Corporation (the “Servicer”), and Wells Fargo Bank, N.A. (the “Trustee”)
, (the “Pooling and Servicing Agreement”).  This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 3 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:	With respect to any Calculation Period, the amount set forth for such period on Schedule I attached hereto.

Trade Date:	June 18, 2007

Effective Date:	January 25, 2008

Termination Date:
July 25, 2013, subject to adjustment in accordance with the Following Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing February 25, 2008, and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer
Payment Dates:	Early Payment shall be applicable. The Fixed Rate Payer Payment Date shall be one (1) Business Day preceding each Fixed Rate Payer Period End Date.

Fixed Rate:	5.50%

Fixed Amount:	To be determined in accordance with the following formula:

Scale Factor * Notional Amount * Fixed Rate * Fixed Rate Day Count Fraction
Fixed Rate Day
Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing February 25, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. The Floating Rate Payer Payment Date shall be one (1) Business Day preceding each Floating Rate Payer Period End Date.

Floating Amount:	To be determined in accordance with the following formula:

Scale Factor * Notional Amount * Floating Rate Option * Floating Rate Day Count Fraction

Floating Rate for initial
Calculation Period:	To be determined

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Scale Factor:	250

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Additional Payment:
Party B represents and warrants that it has directed Party A to make payment of USD 252,000.00 to Greenwich Capital Financial Products, Inc. for value July 10, 2007 on its behalf.  The parties agree, for convenience and ease of administration, the payment of the Additional Payment will be netted with the Fixed Amounts payable under the Confirmations with reference numbers 39477 and 39478.

Item 3.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)           “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that Section 5(a)(i) is hereby amended by replacing the word “third” with the word “first”; provided, further, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the shareholders’ equity of Party A or, if applicable, a guarantor under an Eligible Guarantee with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)           Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)           The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)
The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A except that, for purposes of the application of Section 5(b)(ii) to Party A, Section 5(b)(ii) is hereby amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)”, and the “Tax Event” provisions of Section 5(b)(ii) will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)           Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)	The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)
if, on or prior to such Early Termination Date, a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

(b)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value); or

(c)
if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement has been communicated to Party B and remains capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

(C)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(D)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(E)
At any time on or before the Early Termination Date at which two or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value).

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(ii)	The Second Method will apply.

(g)           “Termination Currency” means USD.

(h)           Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.   Tax Matters.

(a)           Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)           Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on: the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)           Party B makes the following representation(s):

None.

(ii)           Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)           Party A makes the following representation(s):

(x) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes, (y) it is a trust company duly organized and existing under the laws of the State of New York, and (y) its U.S. taxpayer identification number is 135160382.

(B)           Party B makes the following representation(s):

None.

(b)	Tax Provisions.

(i)
Gross Up.  Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)	Indemnifiable Tax. The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax” means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

  Part 3.  Agreement to Deliver Documents.

(a)           For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A
A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that establishes an exemption from deduction or withholding obligation on payments to Party A under this Agreement.
Upon the execution and delivery of this Agreement

Party B
A correct, complete and executed U.S. Internal Revenue Service Form W-9, W-8BEN, W-8ECI, or W-8IMY, with appropriate attachments, as applicable, or any other or successor form, in each case that establishes an exemption from deduction or withholding obligations; and any other document reasonably requested to allow Party A to make payments under this Agreement without any deduction or withholding for or on account of any tax.

(i) Before the first Payment Date under this Agreement, (ii) in the case of a U.S. Internal Revenue Service Form W-8ECI, W-8IMY, and W-8BEN that does not include a U.S. taxpayer identification number in line 6, before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Party A, and (iv) promptly upon receiving actual knowledge that any such form previously provided by Party B has become obsolete or incorrect

(b)           For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, this Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, this Confirmation and any Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, this Confirmation, and any relevant Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A	A copy of the quarterly and annual financial statements of Party A for the most recently completed fiscal year and publicly available in its regulatory call report	Promptly upon becoming publicly available; provided, if available on http://www.fdic.gov, such delivery is not required	No

Party A	An opinion of counsel to Party A as to the enforceability of this Confirmation reasonably acceptable to Party B.	Upon the execution and delivery of this Agreement	No

Party B	An opinion of counsel to Party B as to the enforceability of this Confirmation reasonably acceptable to Party A.	Upon the execution and delivery of this Agreement	No

Part 4.  Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:               The Bank of New York
Swaps and Derivative Products Group
Global Market Division
32 Old Slip 15th Floor
New York, NY 10286
Attention: Steve Lawler
Facsimile: 212-495-1016
Phone: 212-804-2137

with a copy to:

The Bank of New York
Swaps and Derivative Products Group
32 Old Slip 16th Floor
New York, New York 10286
Attention: Andrew Schwartz
Tele: 212-804-5103
Fax: 212-804-5818/5837

(For all purposes)

A copy of any notice or other communication with respect to Sections 5 or 6 should also be sent to the addresses set out below:

The Bank of New York
Legal Department
One Wall Street – 10th Floor
New York, New York 10286
Attention: General Counsel

Address for notices or communications to Party B:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(b)           Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)
Calculation Agent.  The Calculation Agent is Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a financial institution which would qualify as a Reference Market-maker, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f)           Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex, solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)
Affiliate.  “Affiliate” shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5.   Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)           Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	Conditions Precedent.	Section 2(a)(iii) is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in Section 2(a)(iii)(1), if an Event of Default with respect to Party B or Potential Event of Default with respect to Party B has occurred and been continuing for more than 30 Local Business Days and no Early Termination Date in respect of the Affected Transactions has occurred or been effectively designated by Party A, the obligations of Party A under Section 2(a)(i) shall cease to be subject to the condition precedent set forth in Section 2(a)(iii)(1) with respect to such specific occurrence of such Event of Default or such Potential Event of Default (the “Specific Event”); provided, however, for the avoidance of doubt, the obligations of Party A under Section 2(a)(i) shall be subject to the condition precedent set forth in Section 2(a)(iii)(1) (subject to the foregoing) with respect to any subsequent occurrence of the same Event of Default with respect to Party B or Potential Event of Default with respect to Party B after the Specific Event has ceased to be continuing and with respect to any occurrence of any other Event of Default with respect to Party B or Potential Event of Default with respect to Party B that occurs subsequent to the Specific Event.

(iii)	Change of Account. Section 2(b) is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”.

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance.  (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction and (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(2)
Evaluation and Understanding.  (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant.  It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended (i) by deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed” and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral.  If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement.  The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)
Amendment of Pooling and Servicing Agreement.  If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld, delayed or conditioned), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Pooling and Servicing Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)
Optional Termination of Securitization.  An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article X of the Pooling and Servicing Agreement (such notice, the “Optional Termination Notice”).  With respect to such Additional Termination Event:  (A) Party B shall be the sole Affected Party; (B) notwithstanding anything to the contrary in Section 6(b)(iv) or Section 6(c)(i), the final Distribution Date specified in the Optional Termination Notice is hereby designated as the Early Termination Date for this Additional Termination Event in respect of all Affected Transactions; (C) Section 2(a)(iii)(2) shall not be applicable to any Affected Transaction in connection with the Early Termination Date resulting from this Additional Termination Event; notwithstanding anything to the contrary in Section 6(c)(ii), payments and deliveries under Section 2(a)(i) or Section 2(e) in respect of the Terminated Transactions resulting from this Additional Termination Event will be required to be made through and including the Early Termination Date designated as a result of this Additional Termination Event; provided, for the avoidance of doubt, that any such payments or deliveries that are made on or prior to such Early Termination Date will not be treated as Unpaid Amounts in determining the amount payable in respect of such Early Termination Date; (D) notwithstanding anything to the contrary in Section 6(d)(i), (I) if, no later than 4:00 pm New York City time on the day that is four Business Days prior to the final Distribution Date specified in the Optional Termination Notice, the Trustee requests the amount of the Estimated Swap Termination Payment, Party A shall provide to the Trustee in writing (which may be done in electronic format) the amount of the Estimated Swap Termination Payment no later than 2:00 pm New York City time on the following Business Day and (II) if the Trustee provides written notice (which may be done in electronic format) to Party A no later than two Business Days prior to the final Distribution Date specified in the Optional Termination Notice that all requirements of the Optional Termination have been met, then Party A shall, no later than one Business Day prior to the final Distribution Date specified in the Optional Termination Notice, make the calculations contemplated by Section 6(e) of the ISDA Master Agreement (as amended herein) and provide to the Trustee in writing (which may be done in electronic format) the amount payable by either Party B or Party A in respect of the related Early Termination Date in connection with this Additional Termination Event; provided, however, that the amount payable by Party B, if any, in respect of the related Early Termination Date shall be the lesser of (x) the amount calculated to be due from Party B pursuant to Section 6(e) and (y) the Estimated Swap Termination Payment; and (E) notwithstanding anything to the contrary in this Agreement, any amount due from Party B to Party A in respect of this Additional Termination Event will be payable on the final Distribution Date specified  in the Optional Termination Notice and any amount due from Party A to Party B in respect of this Additional Termination Event will be payable one Business Day prior to the final Distribution Date specified  in the Optional Termination Notice.

The Trustee shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of the Trustee’s rights specified herein.

(v)
Failure to Comply with Regulation AB Requirements.  If (i) the Depositor still has a reporting obligation with respect to the Transaction hereunder pursuant to Regulation AB and (ii) Party A has not, within the applicable time period specified in Part 5(e)(ii)(a) below after a Swap Disclosure Event, complied with any of the provisions set forth in Part 5(e)(ii) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(d)
Required Ratings Downgrade Event.  If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)            Compliance with Regulation AB.

(i)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, at any time after the date hereof while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, the Depositor or Greenwich Capital Financial Products, Inc. (the “Sponsor”) notifies Party A that the aggregate “significance percentage” (calculated in accordance with the provisions of Item 1115 of Regulation AB) of all derivative instruments provided by Party A and any of its affiliates to Party B (collectively, the “Aggregate Significance Percentage”) is 9% or more.

(ii)
Upon the occurrence of a Swap Disclosure Event while the Depositor has reporting obligations with respect to this Transaction pursuant to Regulation AB, Party A, at its own cost and expense (and without any expense or liability to the Depositor, the Sponsor, the Underwriters, the Depositor, the Trustee or the Issuing Entity), shall take one of the following actions:

(a)
provide to the Sponsor and the Depositor: (i) if the Aggregate Significance Percentage is 9% or more, but less than 10%, within thirty (30) days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (ii) if the Aggregate Significance Percentage is 10% or more, but less than 20%, within five (5) Business Days, either, at the sole discretion of Party A, the information required under Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, (iii) if the Aggregate Significance Percentage is 19% or more, but less than 20%,, within thirty (30) days, the information required under Item 1115(b)(2) of Regulation AB or (iv) if the Aggregate Significance Percentage is 20% or more, within five (5) Business Days, the information required under Item 1115(b)(2) of Regulation AB; or

(b)
transfer in a Permitted Transfer (provided that a Permitted Transfer pursuant to this subclause (b) shall not require satisfaction of the Rating Agency Condition) its obligations under the Transaction to a counterparty with the Approved Ratings Thresholds (or which satisfies the Rating Agency Condition), that (x) provides the information specified in clause (a) above to the Depositor and Sponsor and (y) enters into documentation substantially similar to the documentation then in place between Party A and Party B.

(iii)
For so long as the Aggregate Significance Percentage is 10% or more and the Depositor has reporting obligations with respect to this Transaction, Party A shall provide any updates to the information provided pursuant to clause (ii)(a) above to the Sponsor and the Depositor within five (5) Business Days following the availability thereof (but in no event more than 6 months after the end of each of Party A’s fiscal year for any annual update and when available for any interim update).

(iv)
All information provided pursuant to clause (ii) shall be in a form suitable for conversion to the format required for filing by the Depositor with the Commission via the Electronic Data Gathering and Retrieval System (EDGAR).  The parties hereto acknowledge that electronic files in Adobe Acrobat format will be deemed to satisfy the requirements of this Part 5(e)(iv).  In addition, any such information, if audited, shall be accompanied by any necessary auditor’s consents or, if such information is unaudited, shall be accompanied by an appropriate agreed-upon procedures letter from Party A’s accountants.  If permitted by Regulation AB, any such information may be provided by reference to or incorporation by reference from reports filed pursuant to the Exchange Act.

(v)	The Sponsor and the Depositor each shall be an express third party beneficiary of this Agreement with respect to Party A’s undertakings under this Part 5(e) only.

(f)	Transfers.

(i)           Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P except that:

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder in connection with a transfer pursuant to Section 8.09 of the Pooling and Servicing Agreement, and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)
Non-Recourse.  Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Supplemental Interest Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of the Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Supplemental Interest Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Supplemental Interest Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. This provision will survive the termination of this Agreement.

(h)
Timing ofPayments by Party B upon Early Termination.  Notwithstanding anything to the contrary in the first sentence of  Section 6(d)(ii), to the extent that all or a portion (in either case, the "Unfunded Amount") of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered into a Replacement Transaction with Party B (such upfront payment to be paid directly to Party A in accordance with the Pooling and Servicing Agreement), then such Unfunded Amount shall be paid on the next subsequent Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date

(i)
Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”.

(k)
Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P.

(l)
Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)
Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust, or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes.  This provision will survive the termination of this Agreement.

(n)
Supplemental Interest Trust Trustee Liability Limitations.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by Wells Fargo Bank, N.A. (“WFBNA”) not individually or personally, but solely as Supplemental Interest Trust Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and vested in it under the terms of the Pooling and Servicing Agreement; (b) WFBNA has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements of WFBNA but is made and intended for the purpose of binding only the Supplemental Interest Trust; (d) nothing herein contained shall be construed as creating any liability on the part of WFBNA, individually or personally, to perform any covenant, either expressed or implied, contained herein all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto; and (e) under no circumstances shall WFBNA be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents, as to all of which recourse shall be had solely to the assets of the Supplemental Interest Trust in accordance with the terms of the Pooling and Servicing Agreement.

(o)
Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B.  Party A acknowledges that Party B has appointed the Supplemental Interest Trust Trustee under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Supplemental Interest Trust Trustee shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)	[Reserved.]

(r)
Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.  Each party agrees to provide such recording to the other party upon reasonable request.

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)
Payment Instructions.  Party A hereby agrees that, unless notified in writing by Party B of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in Item 4 of this Long-form Confirmation, below.

(v)	Additional representations.

(i)
Representations of Party A.  Party A represents to Party B on the date on which Party A enters into each Transaction that Party A is a bank subject to the requirements of Federal Deposit Insurance Act, delivery and performance of this Agreement (including the Credit Support Annex and each Confirmation) have been authorized by all necessary corporate action of Party A, the person executing this Agreement on behalf of Party A is an officer of Party A of the level of vice president or higher, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained as one of its official records continuously from the time of its execution (or in the case of any Confirmation, continuously until such time as the relevant Transaction matures and the obligations therefor are satisfied in full).

(ii)
Capacity.  Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into this Agreement and the Transaction as principal and not as agent of any person.  Party B represents to Party A on the date on which the Supplemental Interest Trust Trustee executes this Agreement on behalf of Party B, that it is executing this Agreement, not individually, but solely its capacity as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust.

(w)	Acknowledgements.

(i)
Substantial financial transactions.  Each party hereto is hereby advised and acknowledges as of the date hereof that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Pooling and Servicing Agreement relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

(ii)
Bankruptcy Code.  Subject to Part 5(m), without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(iii)
Swap Agreement.  Party A acknowledges that each Transaction is a “swap agreement” as defined in 12 U.S.C. Section 1821(e)(8)(D)(vi) and a “covered swap agreement” as defined in the Commodity Exchange Act (7 U.S.C. Section 27(d)(1)).

(x)           Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future obligations of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future obligations of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P , and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to deduction or Tax collected by withholding, and such opinion has been delivered to Moody’s, or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to deduction or Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such deduction or withholding been required, or (C) in the event that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B) (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, and (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency.

“Estimated Swap Termination Payment” means, with respect to an Early Termination Date, an amount determined by Party A in good faith and in a commercially reasonable manner as the maximum payment that could be owed by Party B to Party A in respect of such Early Termination Date pursuant to Section 6(e) as amended herein, taking into account then current market conditions.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event”means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A pursuant to Section 6(b)(ii) or Part 5(e), or described in Sections 7(a)(2) or (3) (as amended herein) to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied:  (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4; (c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that the party proposing such act or failure to act must consult with each of the specified Rating Agencies and receive from each such Rating Agency prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Rating Agencies” mean, with respect to any date of determination, each of S&P and Moody’s,, to the extent that each such rating agency is then providing a rating for any of the Soundview Mortgage Loan Trust 2007-OPT2 (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

[Remainder of this page intentionally left blank.]

4.           Account Details and Settlement Information:

Payments to Party A:	The Bank of New York
Derivative Products Support Department
32 Old Slip, 16th Floor
New York, New York 10286
Attention: Renee Etheart
ABA #021000018
Account #890-0068-175
Reference: Interest Rate Swap

Payments to Party B:	Wells Fargo Bank, N.A.
ABA No. 121 000 248
Account Name: SAS Clearing
Account No.: 3970771416
FFC to: Swap Account 53162105

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

The Bank of New York

By:
Name:
Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

Wells Fargo Bank, N.A., not in its individual capacity, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

By:
Name:
Title:

SCHEDULE I
(subject to adjustment in accordance with the Following Business Day Convention with respect to the Floating Amounts and No Adjustment with respect to the Fixed Amounts)

From and including:	To but excluding:	Notional Amount (USD):
01/25/08	02/25/08	2,068,019.03504
02/25/08	03/25/08	2,018,118.70612
03/25/08	04/25/08	1,962,939.44036
04/25/08	05/25/08	1,902,827.01948
05/25/08	06/25/08	1,838,245.36692
06/25/08	07/25/08	1,771,937.61920
07/25/08	08/25/08	1,708,054.25140
08/25/08	09/25/08	1,646,505.59792
09/25/08	10/25/08	1,587,205.34056
10/25/08	11/25/08	1,530,070.38264
11/25/08	12/25/08	1,475,020.72784
12/25/08	01/25/09	1,421,979.36372
01/25/09	02/25/09	1,370,835.12736
02/25/09	03/25/09	1,320,694.84580
03/25/09	04/25/09	1,265,873.14696
04/25/09	05/25/09	1,207,847.31596
05/25/09	06/25/09	1,019,552.33828
06/25/09	07/25/09	732,690.56880
07/25/09	08/25/09	679,157.35084
08/25/09	09/25/09	631,261.66624
09/25/09	10/25/09	594,294.76768
10/25/09	11/25/09	571,849.53784
11/25/09	12/25/09	550,302.09268
12/25/09	01/25/10	529,618.09228
01/25/10	02/25/10	509,656.71928
02/25/10	03/25/10	490,594.92708
03/25/10	04/25/10	471,881.56016
04/25/10	05/25/10	453,793.47304
05/25/10	06/25/10	434,570.17924
06/25/10	07/25/10	414,245.45468
07/25/10	08/25/10	399,006.23384
08/25/10	09/25/10	384,361.54552
09/25/10	10/25/10	370,286.92552
10/25/10	11/25/10	356,758.98204
11/25/10	12/25/10	343,755.28756
12/25/10	01/25/11	331,254.46204
01/25/11	02/25/11	319,236.11092
02/25/11	03/25/11	307,680.34640
03/25/11	04/25/11	296,568.35304
04/25/11	05/25/11	285,882.12248
05/25/11	06/25/11	275,604.39900
06/25/11	07/25/11	265,718.67236
07/25/11	08/25/11	256,209.14576
08/25/11	09/25/11	247,060.64068
09/25/11	10/25/11	238,258.64884
10/25/11	11/25/11	229,789.27364
11/25/11	12/25/11	221,639.20360
12/25/11	01/25/12	213,795.68648
01/25/12	02/25/12	206,246.50632
02/25/12	03/25/12	198,979.95652
03/25/12	04/25/12	191,983.61648
04/25/12	05/25/12	185,248.00292
05/25/12	06/25/12	177,743.89968
06/25/12	07/25/12	168,602.11192
07/25/12	08/25/12	162,772.64900
08/25/12	09/25/12	157,156.52100
09/25/12	10/25/12	151,745.44120
10/25/12	11/25/12	146,531.46256
11/25/12	12/25/12	141,506.96352
12/25/12	01/25/13	136,664.68572
01/25/13	02/25/13	131,997.73604
02/25/13	03/25/13	127,499.19628
03/25/13	04/25/13	123,162.61408
04/25/13	05/25/13	118,981.79844
05/25/13	06/25/13	114,950.80888
06/25/13	07/25/13	111,063.95400

Annex A

Paragraph 13 of the Credit Support Annex

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of July 10, 2007 between
The Bank of New York
(hereinafter referred to as “Party A” or “Pledgor”)
and
Wells Fargo Bank, N.A., not in its individual capacity, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2 (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated June 14, 2007, between Party A and Party B, Reference Number 39476.

Paragraph 13.  Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(2)	the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)	the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)
“Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody’s Credit Support Amount, in each case  for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)	Eligible Collateral.

On any date, the items set forth in Table 1 will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if  an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)
“Valuation Agent” means Party A; provided, however, that if an Event of Default shall have occurred with respect to which Party A is the Defaulting Party, Party B shall have the right to designate as Valuation Agent an independent party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.  All calculations by the Valuation Agent must be made in accordance with standard market practice, including, in the event of a dispute as to the Value of any Eligible Credit Support or Posted Credit Support, by making reference to quotations received by the Valuation Agent from one or more Pricing Sources.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):  With respect to Party A: any Additional Termination Event with respect to which Party A is the sole Affected Party.  With respect to Party B: None.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, , on any date, of Eligible Collateral will be calculated as follows:

For Eligible Collateral other than Cash set forth in Table 1: the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. Party B (or any Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b).

Party B may appoint as Custodian (A) the entity then serving as the Supplemental Interest Trust Trustee or (B) any entity other than the entity then serving as the Supplemental Interest Trust Trustee if such other entity (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold.  If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Supplemental Interest Trust Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: The Supplemental Interest Trust Trustee.

(ii)
Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)	Distributions and Interest Amount.

(i)
Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.  Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s as directed by Party A (unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such Posted Collateral shall be held uninvested).  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)
Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.  The last sentence of Paragraph 6(d)(ii) is hereby amended by adding the words “actually received by Party B but” after the words “Interest Amount or portion thereof”.

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) (as amended herein) will apply.

(iv)           Distributions.  Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions.  Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).”

(i)	Additional Representation(s). There are no additional representations by either party.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A:

The Bank of New York
Collateral Management
32 Old Slip, 16th Floor
New York, New York 10286
Phone:  (212) 804-5158
Fax:    (212) 804-5818

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Client Manger, Soundview 2007-OPT2
Phone: 410-884-2000
Facsimile: 410-715-2380

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:  To be notified to Party B to Party A at the time of the request for the transfer.

Party B’s Custodian account details for holding collateral:

Please Provide

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value Moody’s Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, and a Moody’s Value,” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value and Moody’s Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, or Moody’s Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, and Moody’s Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, or Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, or Moody’s Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, and Moody’s Value”.

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)
Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(vi)
Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(viii)         Additional Definitions.  As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent.  The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A)-(E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words “with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement” shall be added.

 “Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)           if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the least of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (y) the product of (i) Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (z) the product of (i) the applicable Moody’s First Trigger Factor set forth in Table 2A, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Table 1A, Column A.

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period of such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2C, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the least of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date, (ii) the product of (1) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date, and (iii) the product of (1) the applicable Moody’s Second Trigger Factor set forth in Table 2B, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column A, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in Table 1A, Column B.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage set forth in Table 1A.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Remaining Weighted Average Maturity” means, with respect to a Transaction, the expected weighted average maturity for such Transaction as determined by the Valuation Agent.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the Secured Party’s Exposure;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to 125% of the Secured Party’s Exposure; or

(C)           if the S&P Threshold for such Valuation Date is infinity, zero.

“S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that a S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column A, or

(B)	if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in Table 1B, Column B.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Table 1B and (B) in the case of Cash, the amount thereof  multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value, Moody’s Value, Fitch Value, or DBRS Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Table 1.

“Value” shall mean, in respect of any date, the related S&P Value, and the related Moody’s Value.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

The Bank of New York
Wells Fargo Bank, N.A., not in its individual capacity, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the Soundview Mortgage Loan Trust 2007-OPT2, Asset-Backed Certificates, Series 2007-OPT2

By:	/s/	By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

Table 1A
Eligible Collateral
Moody’s

Valuation Date (and Valuation Percentage column):  Daily

Moody’s Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

Eligible Collateral & Valuation Percentages (Moody’s )
		Valuation Percentage		Valuation Percentage
		Moody’s (Daily)		Moody’s (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	100	100%	100%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating-rate Treasuries”) (all maturities).	100%	99%	100%	99%
(C)	U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	100%	100%	100%	100%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	99%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	98%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	100%	97%	100%	97%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	100%	96%	100%	95%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	100%	94%	100%	94%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	100%	90%	100%	89%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	100%	88%	100%	87%
(K)	Floating-rate Agency Securities: Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).	100%	98%	100%	98%
(L)	Fixed-rate Agency Securities: Fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	100%	99%	100%	99%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	100%	99%	100%	98%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	100%	98%	100%	97%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	100%	96%	100%	96%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	100%	93%	100%	94%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	100%	93%	100%	93%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	100%	89%	100%	88%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	100%	87%	100%	86%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)
Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.
		*	*	*	*
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	*	*
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.			*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* zero or such higher percentage in respect of which Moody’s has delivered a ratings affirmation.

Table 1B
Eligible Collateral
S&P

Valuation Date (and Valuation Percentage column):  Daily
S&P Valuation Percentage columns:
* Column A sets out the percentage applicable when the percentage in Column B is not applicable.
* Column B sets out the percentage applicable when an S&P Required Ratings Downgrade Event has occurred and is continuing for at least 10 Local Business Days.

Eligible Collateral & Valuation Percentages (S&P)
		Valuation Percentage		Valuation Percentage
		S&P (Daily)		S&P (Weekly)
		A	B	A	B
(A)	Cash: U.S. Dollars in depositary account form	100%	80%	100%	80%
(B)	Floating-rate U.S. Treasury Securities: Floating-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Floating Rate Treasuries”) (all maturities).	n/a	n/a	n/a	n/a
(C)	Fixed-rate U.S. Treasury Securities: Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department after July 18, 1984 (“Fixed-rate Treasuries”) having a remaining maturity of up to and not more than 1 year.	98.9%	79.1%	98%	78.4%
(D)	Fixed-rate Treasuries having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(E)	Fixed-rate Treasuries having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(F)	Fixed-rate Treasuries having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(G)	Fixed-rate Treasuries having a remaining maturity of greater than 5 years but not more than 7 years.	93.7%	75.0%	92.6%	74.1%
(H)	Fixed-rate Treasuries having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(I)	Fixed-rate Treasuries having a remaining maturity of greater than 10 years but not more than 20 years.	91.1%	72.9%	87.9%	70.3%
(J)	Fixed-rate Treasuries having a remaining maturity of greater than 20 years but not more than 30 years.	88.6%	70.9%	84.6%	67.7%
(K)
Floating-rate Agency Securities:  Floating-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Floating-rate Agency Securities”) (all maturities).
		n/a	n/a	n/a	n/a
(L)	Fixed-rate Agency Securities: fixed-rate negotiable debt obligations of the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), Federal Farm Credit Banks (FFCB), Tennessee Valley Authority (TVA) (collectively, “Fixed-rate Agency Securities”) issued after July 18, 1984 and having a remaining maturity of not more than 1 year.	98.5%	78.8%	98%	78.4%
(M)	Fixed-rate Agency Securities having a remaining maturity of greater than 1 year but not more than 2 years.	98.0%	78.4%	98%	78.4%
(N)	Fixed-rate Agency Securities having a remaining maturity of greater than 2 years but not more than 3 years.	98.0%	78.4%	98%	78.4%
(O)	Fixed-rate Agency Securities having a remaining maturity of greater than 3 years but not more than 5 years.	98.0%	78.4%	98%	78.4%
(P)	Fixed-rate Agency Securities having a remaining maturity of greater than 5 years but not more than 7 years.	92.6%	74.1%	92.6%	74.1%
(Q)	Fixed-rate Agency Securities having a remaining maturity of greater than 7 years but not more than 10 years.	92.6%	74.1%	92.6%	74.1%
(R)	Fixed-rate Agency Securities having a remaining maturity of greater than 10 years but not more than 20 years.	87.7%	70.2%	82.6%	66.1%
(S)	Fixed-rate Agency Securities having a remaining maturity of greater than 20 years but not more than 30 years.	84.4%	67.5%	77.9%	62.3%
(T)
FHLMC Certificates. Mortgage participation certificates issued by FHLMC evidencing undivided interests or participations in pools of first lien conventional or FHA/VA residential mortgages or deeds of trust, guaranteed by FHLMC, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(U)
FNMA Certificates. Mortgage-backed pass-through certificates issued by FNMA evidencing undivided interests in pools of first lien mortgages or deeds of trust on residential properties, guaranteed by FNMA, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(V)
GNMA Certificates. Mortgage-backed pass-through certificates issued by private entities, evidencing undivided interests in pools of first lien mortgages or deeds of trust on single family residences, guaranteed by the Government National Mortgage Association (GNMA) with the full faith and credit of the United States, issued after July 18, 1984 and having a remaining maturity of not more than 30 years.
		*	*	*	*
(W)	Commercial Mortgage-Backed Securities. Floating rate commercial mortgage-backed securities rated AAA by two major rating agencies (including S&P if S&P is a Rating Agency hereunder) with a minimum par or face amount of $250 million (excluding securities issued under Rule 144A) (“Commercial Mortgage-Backed Securities”) having a remaining maturity of not more than 5 years.	*	*	95.2%	76.2%
(X)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 5 years and not more than 10 years.	*	*	87.0%	69.6%
(Y)	Commercial Mortgage-Backed Securities having a remaining maturity of more than 10 years.	*	*	*	*
(Z)	Commercial Paper. Commercial Paper with a rating of at least P-1 by Moody’s and at least A-1+ by S&P and having a remaining maturity of not more than 30 days.	*	*	*	*
(AA)	Other Items of Credit Support approved by the Rating Agencies to the extent the Certificates or any Notes are rated.	*	*	*	*

* to be completed with valuation percentages supplied or published by S&P.

In addition to the foregoing, the following will constitute Eligible Collateral, at the valuation percentages indicated (weekly valuation basis) or to be supplied or as published by S&P (daily valuation basis):

Other Eligible Collateral and Valuation Percentages (S&P)
Eligible Collateral (Cash and Securities)	Valuation Percentage (Daily) A	Valuation Percentage (Daily) B	Valuation Percentage (Weekly) A	Valuation Percentage (weekly) B
Cash	100%	80%	100%	80%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of less than five years	*	*	98%	78.4%
Category No. 1: U.S. treasuries (current coupon, constant maturity), 'AAA' U.S. agencies, 'AAA' covered bonds (floating), 'AAA' sovereign bonds (floating), 'AAA', 'AA' credit card ABS (floating), 'AAA', 'AA' auto ABS (floating), and 'AAA' U.S. student loan ABS (floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	92%	74.1%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating) 'AA', 'A' U.S. student loan ABS (floating), and 'AAA, 'AA' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	95%	76%
Category No. 2: 'AAA' covered bonds (fixed), 'AAA' sovereign bonds (fixed), 'A' credit card ABS (floating), 'A' auto ABS (floating), 'AAA' CMBS (floating), 'AAA' CDO (floating), 'AA', 'A' U.S. student loan ABS (floating), and 'AAA', 'AA' U.S. and European corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	87%	69.6%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of less than five years	*	*	80%	64%
Category No. 3: 'BBB' credit card ABS (floating), 'BBB' auto ABS (floating), 'AA', 'A' CDO (floating), 'BBB' U.S. student loan ABS (floating), and 'A' corporate bonds (fixed or floating) having a remaining maturity of greater than or equal to five years and less than or equal to 10 years	*	*	71.4%	57.1%

* To be completed with valuation percentages supplied or published by S&P.

Table 2A
Moody’s First Trigger Factor

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's First Trigger Factor.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.15%	0.25%
More than 1 but not more than 2	0.30%	0.50%
More than 2 but not more than 3	0.40%	0.70%
More than 3 but not more than 4	0.60%	1.00%
More than 4 but not more than 5	0.70%	1.20%
More than 5 but not more than 6	0.80%	1.40%
More than 6 but not more than 7	1.00%	1.60%
More than 7 but not more than 8	1.10%	1.80%
More than 8 but not more than 9	1.20%	2.00%
More than 9 but not more than 10	1.30%	2.20%
More than 10 but not more than 11	1.40%	2.30%
More than 11 but not more than 12	1.50%	2.50%
More than 12 but not more than 13	1.60%	2.70%
More than 13 but not more than 14	1.70%	2.80%
More than 14 but not more than 15	1.80%	3.00%
More than 15 but not more than 16	1.90%	3.20%
More than 16 but not more than 17	2.00%	3.30%
More than 17 but not more than 18	2.00%	3.50%
More than 18 but not more than 19	2.00%	3.60%
More than 20 but not more than 21	2.00%	3.70%
More than 21 but not more than 22	2.00%	3.90%
More than 22	2.00%	4.00%

Table 2B
Moody’s Second TriggerFactor
(Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.65%	0.75%
More than 1 but not more than 2	1.30%	1.50%
More than 2 but not more than 3	1.90%	2.20%
More than 3 but not more than 4	2.50%	2.90%
More than 4 but not more than 5	3.10%	3.60%
More than 5 but not more than 6	3.60%	4.20%
More than 6 but not more than 7	4.20%	4.80%
More than 7 but not more than 8	4.70%	5.40%
More than 8 but not more than 9	5.20%	6.00%
More than 9 but not more than 10	5.70%	6.60%
More than 10 but not more than 11	6.10%	7.00%
More than 11 but not more than 12	6.50%	7.50%
More than 12 but not more than 13	7.00%	8.00%
More than 13 but not more than 14	7.40%	8.50%
More than 14 but not more than 15	7.80%	9.00%
More than 15 but not more than 16	8.20%	9.50%
More than 16 but not more than 17	8.60%	9.90%
More than 17 but not more than 18	9.00%	10.40%
More than 18 but not more than 19	9.40%	10.80%
More than 20 but not more than 21	9.70%	11.00%
More than 21 but not more than 22	10.00%	11.00%
More than 22	10.00%	11.00%

Table 2C
Moody’s Second Trigger Factor
(Non-Transaction Specific hedges)

Valuation Date (and Valuation Percentage column):  Daily
The following percentages shall be used in the calculation of the Moody's Second Trigger Factor with respect to any Transaction that is not a Transaction-Specific Hedge.

Weighted Average Life of Transaction in Years	Valuation Date (Daily)	Valuation Date (Weekly)
1 or less	0.50%	0.60%
More than 1 but not more than 2	1.00%	1.20%
More than 2 but not more than 3	1.50%	1.70%
More than 3 but not more than 4	1.90%	2.30%
More than 4 but not more than 5	2.40%	2.80%
More than 5 but not more than 6	2.80%	3.30%
More than 6 but not more than 7	3.20%	3.80%
More than 7 but not more than 8	3.60%	4.30%
More than 8 but not more than 9	4.00%	4.80%
More than 9 but not more than 10	4.40%	5.30%
More than 10 but not more than 11	4.70%	5.60%
More than 11 but not more than 12	5.00%	6.00%
More than 12 but not more than 13	5.40%	6.40%
More than 13 but not more than 14	5.70%	6.80%
More than 14 but not more than 15	6.00%	7.20%
More than 15 but not more than 16	6.30%	7.60%
More than 16 but not more than 17	6.60%	7.90%
More than 17 but not more than 18	6.90%	8.30%
More than 18 but not more than 19	7.20%	8.60%
More than 20 but not more than 21	7.50%	9.00%
More than 21 but not more than 22	7.80%	9.00%
More than 22	8.00%	9.00%

EXHIBIT R

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer – transaction party having borrower contact
Master Servicer – aggregator of pool assets
Securities Administrator – waterfall calculator (may be the Trustee, or may be the Master Servicer)
Back-up Servicer – named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian – safe keeper of pool assets
Paying Agent – distributor of funds to ultimate investor
Trustee – fiduciary of the transaction

Note:  The definitions above describe the essential function that the party performs, rather than the party’s title.  So, for example, in a particular transaction, the trustee may perform the “paying agent” and “securities administrator” functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:        X – obligation
[X] – under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Trustee
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	To the extent applicable	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	[X]	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	If applicable
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.		X	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements		X	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X	X	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X	X

EXHIBIT S

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the Trustee pursuant to Section 4.07(a)(iv).  If the Trustee is indicated below as to any item, then the Trustee is primarily responsible for obtaining that information.

Under Item 1 of Form 10-D: a) items marked “4.02 statement” are required to be included in the periodic Distribution Date statement under Section 4.02, provided by the Trustee based on information received from the Master Servicer; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the 4.02 statement, provided by the party indicated.  Information under all other Items of Form 10-D is to be included in the Form 10-D report.

Form	Item	Description	Responsible Party
10-D	Must be filed within 15 days of the Distribution Date.
	1	Distribution and Pool Performance Information
Item 1121(a) – Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.	4.02 statement
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.	4.02 statement
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:	4.02 statement
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.	4.02 statement
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
4.02 statement
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.	4.02 statement
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.	4.02 statement
		(4) Beginning and ending principal balances of the asset-backed securities.	4.02 statement
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
4.02 statement
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.	4.02 statement
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
4.02 statement
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average life, weighted average remaining term, pool factors and prepayment amounts.
4.02 statement Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period. In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets.	4.02 statement. Form 10-D report: Depositor
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
4.02 statement
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	Form 10-D report; Servicer
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	Form 10-D report: Servicer
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.	4.02 statement
(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,
[information regarding] any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.

Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
Form 10-D report: Depositor Form 10-D report: Depositor Form 10-D report: Depositor
		Item 1121(b) – Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).	Depositor
	2	Legal Proceedings
Item 1117 – Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:
Seller
Depositor
Trustee
Trustee
Issuing entity
Master Servicer
Originator
Custodian
Seller Depositor Trustee Trustee Depositor Master Servicer Originator Custodian
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K.  Pricing information can be omitted if securities were not registered.
Depositor
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)	N/A
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q	Trustee
	6	Significant Obligors of Pool Assets
		Item 1112(b) –Significant Obligor Financial Information*	N/A
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
		Item 1114(b)(2) – Credit Enhancement Provider Financial Information* Determining applicable disclosure threshold Obtaining required financial information or effecting incorporation by reference	N/A N/A
Item 1115(b) – Derivative Counterparty Financial Information*
Determining current maximum probable exposure
Determining current significance percentage
Obtaining required financial information or effecting incorporation by reference
[TBD] [TBD] Depositor
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below
	9	Exhibits
		Distribution report	Trustee
		Exhibits required by Item 601 of Regulation S-K, such as material agreements	Depositor
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.
Examples: servicing agreement, custodial agreement.
Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
Depositor
	1.02	Termination of a Material Definitive Agreement
Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.
Examples: servicing agreement, custodial agreement.

Depositor
	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Depositor, Servicer or Trustee, with respect to any of the following:
Sponsor (Seller), Depositor, Servicer, Trustee, Swap Provider, Cap Provicer, Custodian
Depositor/Servicer/Trustee
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.
Disclosure will be made of events other than waterfall triggers which are disclosed in the 4.02 statement
N/A
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement	Party requesting material modification
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”	Depositor
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]	Depositor
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 4.07]	Depositor
	6.02	Change of Master Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.  Reg AB disclosure about any new servicer or trustee is also required.
Trustee or Master Servicer
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided.  Applies to external credit enhancements as well as derivatives.  Reg AB disclosure about any new enhancement provider is also required.
Depositor
	6.04	Failure to Make a Required Distribution	Trustee
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
Depositor
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.	Depositor
	7.01	Regulation FD Disclosure	Depositor
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.	Depositor
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) –Significant Obligor Financial Information	N/A
		Item 1114(b)(2) – Credit Enhancement Provider Financial Information Determining applicable disclosure threshold Obtaining required financial information or effecting incorporation by reference	N/A N/A
Item 1115(b) – Derivative Counterparty Financial Information
Determining current maximum probable exposure
Determining current significance percentage
Obtaining required financial information or effecting incorporation by reference
[TBD] [TBD] Depositor
		Seller Depositor Trustee Issuing entity Master Servicer Originator Custodian	Seller Depositor Trustee Issuing entity Master Servicer Originator Custodian
Item 1119 – Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
Seller
Depositor
Trustee

Issuing entity
Master Servicer
Originator
Custodian

Credit Enhancer/Support Provider, if any
Significant Obligor, if any

Seller
Depositor
Trustee (only with respect to affiliations and relationships with the sponsor, depositor or issuing entity)

Issuing Entity
Master Servicer
Originator
Custodian (only with respect to affiliations and relationships with the sponsor, depositor or issuing entity)

Depositor
Depositor

		Item 1122 – Assessment of Compliance with Servicing Criteria	Each Party participating in the servicing function
		Item 1123 –Servicer Compliance Statement	Master Servicer

SCHEDULE I

PREPAYMENT CHARGE SCHEDULE

Available Upon Request